As filed with the Securities and Exchange Commission on December 10, 2010

Registration Nos. 333-167372 and 811-04846

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM N-4

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933	☐
Pre-Effective Amendment Number 1	☒
Post-Effective Amendment Number:	☐

REGISTRATION STATEMENT UNDER THE INVESTMENT COMPANY ACT OF 1940
Amendment Number: 71	☒

(Check appropriate box or boxes)

Separate Account I of National Integrity Life Insurance Company

(Exact Name of Registrant)

National Integrity Life Insurance Company

(Name of Depositor)

400 Broadway, Cincinnati, Ohio 45202

(Address of Depositor’s Principal Executive Offices)  (Zip Code)

(513) 629-1854

(Depositor’s Telephone Number, including Area Code)

The Western and Southern Life Insurance Company

(Name of Guarantor)

400 Broadway, Cincinnati, Ohio 45202

(Address of Guarantor’s Principal Executive Offices)  (Zip Code)

(513) 629-1854

(Guarantor’s Telephone Number, including Area Code)

Copy to:
Rhonda S. Malone, Esq.	Michael Berenson
Counsel -Securities	Senior Counsel
Western & Southern Financial Group, Inc.	Morgan, Lewis & Bockius LLP
400 Broadway	1111 Pennsylvania Ave., NW
Cincinnati, Ohio 45202	Washington, D.C. 20004-2541

(Name and Address of Agent for Service)

Approximate Date of Proposed Public Offering:  As soon as practicable after the effective date of this Registration Statement.

The Registrant hereby agrees to amend this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall therefore become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Title of Securities Being Registered: VAROOMSM Flexible Premium Variable Annuity

VAROOMSM Variable Annuity

December 10, 2010

National Integrity Life Insurance Company

Separate Account I

This prospectus describes a flexible premium variable annuity contract. The contract must be issued as a traditional IRA, Roth IRA, or SEP IRA (collectively referred to as IRAs). This contract does not provide the tax advantages typically provided by an annuity contract. The tax advantages of this contract exist solely through its qualification as an IRA.

You may invest your premiums in any of the Subaccounts listed below.

Equity Subaccounts

iShares® S&P 500 Index Fund

iShares® S&P 500 Growth Index Fund

iShares® S&P 500 Value Index Fund

iShares® S&P MidCap 400 Index Fund

iShares® S&P SmallCap 600 Index Fund

Vanguard® Dividend Appreciation Index Fund, ETF Shares

Vanguard® Large-Cap Index Fund, ETF Shares

Vanguard® Mega Cap 300 Index Fund, ETF Shares

Fixed Income Subaccounts

iShares® Barclays Aggregate Bond Fund

iShares® Barclays Intermediate Credit Bond Fund

iShares® Barclays TIPS Bond Fund

iShares® iBoxx $ High Yield Corporate Bond Fund

Vanguard® Intermediate-Term Corporate Bond Index Fund, ETF Shares

Vanguard® Total Bond Market Index Fund, ETF Shares

Vanguard® Variable Insurance Fund Money Market Portfolio

International and Alternative Subaccounts

iShares® S&P/Citigroup International Treasury Bond Fund

Vanguard® Emerging Markets Stock Index Fund, ETF Shares

Vanguard® Tax-Managed International Fund, Europe Pacific ETF Shares

Vanguard® REIT Index Fund, ETF Shares

Except for the Vanguard Variable Insurance Fund Money Market Portfolio, the Funds available for investment under this contract are also available for direct purchase by the general public.

Two of the reasons Exchange-Traded Funds (“ETFs”) are attractive to direct purchasers are tax efficiency and cost-effectiveness.  Tax efficiency associated with ETFs will not be realized by purchasing this contract because this contract is an IRA.  The ETFs in which the subaccounts invest are cost-effective, but that cost-effectiveness will be reduced by the expenses of this contract.  These expenses include the administration expenses that are used, in part, to reimburse us for the cost and commissions associated with investing in the underlying ETFs.

If you purchase shares of these Funds directly from a broker-dealer, you will not pay separate account expenses, but may pay commissions. You will also not have access to an annuity benefit, a guaranteed Death Benefit and an optional guaranteed living benefit. Because of these additional separate account expenses, which affect your contract values and the returns on your investment, you should refer only to information about returns on the Subaccount Units available through this contract, and should not refer to information about returns on these Funds that may be available through other sources.

This prospectus contains information about the contract that you should know before investing. You should read this prospectus and any supplements, and retain them for future reference.

We seek to protect our proprietary position by, among other methods, filing United States patent applications related to our proprietary business processes, technology, inventions and improvements that are important to the development of our business, and to prevent others from infringing upon our proprietary rights. To that end, we have filed for patent protection of this investment product and its related business processes with the United States Patent and Trademark Office, so that this investment product and the business processes related to it may be accurately characterized as patent pending.

The Securities and Exchange Commission (SEC) has not approved or disapproved these securities or determined that this prospectus is adequate. Any representation to the contrary is a criminal offense.

A registration statement relating to this contract, which includes a Statement of Additional Information (SAI) dated December 10, 2010, has been filed with the SEC (file numbers 811-04846 and 333-167372). The SAI is incorporated by reference into this prospectus. A free copy of the SAI is available by sending in the form at the bottom of this page, or by writing or calling our Administrative Office listed in the Glossary. The table of contents for the SAI is found in Part 9 of this prospectus.

You can review and copy information about this annuity contract at the SEC’s Public Reference Room in Washington, D.C. For hours of operation of this Public Reference Room, please call 202-551-8090. Copies of that information are also available, after paying a duplicating fee, by electronic request to publicinfo@sec.gov or by writing the SEC’s Public Reference Section, 100 F. Street NE, Washington, D.C. 20549-0102. You may also obtain information about this annuity contract on the SEC’s Internet site at http://www.sec.gov using the file numbers referenced above.

This annuity is not a bank product and is not an obligation of, nor guaranteed by, the financial institution where it is offered. It is not insured by the FDIC, NCUSIF or other federal entity. It is subject to investment risks, including possible loss of the principal amount invested.

This prospectus does not constitute an offering in any jurisdiction where such offering may not lawfully be made. No person is authorized to make any representations in connection with this offering other than those contained in this prospectus.

iShares is a registered mark of BlackRock Institutional Trust Company, N.A. (BlackRock). All other trademarks, service marks or registered trademarks are the property of their respective owners. BlackRock’s only relationship to National Integrity is the licensing of certain trademarks and trade names of BlackRock. National Integrity’s variable annuity products are not sponsored, endorsed, sold or promoted by BlackRock. BlackRock makes no representations or warranties to the owners of National Integrity’s variable annuity products or any member of the public regarding the advisability of investing in them. BlackRock has no obligation or liability in connection with the operation, marketing, sale or trading of National Integrity’s variable annuity products.

Vanguard is a trademark of The Vanguard Group, Inc.

To request a copy of the Statement of Additional Information for this variable annuity dated December 10, 2010, tear off this section and mail it to us at the Administrative Office listed in the Glossary.

Name:

Address:

Phone:

TABLE OF CONTENTS

Page VN-
Glossary	5
Part 1 - Fees and Expense Tables and Summary of Contract	7
Fees and Expenses	7
Contract Owner Transaction Expenses	7
Separate Account Annual Expenses	7
Total Annual Fund Operating Expenses	7
Examples	9
Accumulation Unit Values	9
Summary of Contract	10
This Contract is an IRA	10
Parties to the Contract	10
Your Rights and Benefits	10
Investment Goals and Risks	11
Account Value and Surrender Value	11
Your Right to Revoke (Free Look Period)	11
Part 2 — National Integrity and the Separate Account	12
National Integrity Life Insurance Company	12
Separate Account I	12
Subaccounts	12
Distribution of Variable Annuity Contracts	13
ETF Custodian	13
Changes in How We Operate	13
Part 3 - Your Investment Options	14
The Fund Families and the Funds	14
Static Asset Allocation Models	18
The Fixed Account	18
Part 4 - Deductions and Charges	19
Separate Account Charges	19
Reduction of the Separate Account Charges	19
Fund Expenses	19
Withdrawal Charge	20
Reduction or Elimination of the Withdrawal Charge	20
Commission Allowance and Additional Payments to Distributors	21
Optional Benefit Charges	21
Tax Reserve	21
State Premium Tax	21
Part 5 - Terms of Your Variable Annuity	21
Purchasing the Contract	21
Premium Payments	22
Units in Our Separate Account	23
How We Determine Unit Value	23
Allocations and Transfers	24
Detrimental Effect of Trading on Unit Values	25
Specific Notice Regarding the Use of this Annuity for Market Timing or Frequent Trading	25
Withdrawals	25
Free Withdrawal Amount	26
Timing of Payment of a Withdrawal or Surrender	26
Assignments	27
Death Benefit	27

Spousal Continuation	28
Selecting and Changing Your Beneficiary	28
Filing Death Claims	29
Maturity Date and Annuity Option	29
Annuity Payments	30
How You Make Requests and Give Instructions	30
Part 6 — Optional Benefits	30
Guaranteed Lifetime Withdrawal Benefit	30
Lifetime Payout Amount	30
Nonguaranteed Withdrawal	32
Other Important Facts about Withdrawals	33
GLWB Rider Charge	34
GLWB Investment Strategies	34
Allocations and Transfers for the GLWB	35
Withdrawal Protection for Required Minimum Distributions	36
Continuation of the Spousal GLWB at Owner’s Death	36
Guaranteed Payment Phase	36
Cancellation and Termination of Rider	37
Additional Rules	37
Additional Rules that Apply to the Spousal GLWB Rider	37
Examples	38
Part 7 - Voting Rights	38
How Fund Shares Are Voted	38
How We Determine Your Voting Shares	38
Separate Account Voting Rights	39
Part 8 - Tax Aspects of the Contract	39
Tax Status of the Contract	39
Types of IRAs	39
Rollovers and Transfers	40
Early Distributions	40
Required Minimum Distributions (RMD)	41
Inherited IRAs	41
Federal and State Income Tax Withholding	42
Tax Status of the Company	42
Transfers Among Subaccounts	42
Seek Tax Advice	42
Part 9 - Additional Information	43
Systematic Withdrawal Program	43
Income Plus Withdrawal Program	43
Choices Plus Required Minimum Distribution Program	44
Systematic Transfer Program	44
Customized Asset Rebalancing Program	45
Legal Proceedings	45
Table of Contents of Statement of Additional Information	45
Appendices	46
Appendix A - Financial Information for Separate Account I of National Integrity	46
Appendix B - Withdrawal Charge Examples	54
Appendix C - Illustrations of Guaranteed Lifetime Withdrawal Benefit	56

GLOSSARY

Account Value - the value of your contract, which consists of the value of your Investment Options added together.

Administrative Office - the address you are required to use to make requests and give instructions about your variable annuity:

Mail:	Phone:
National Integrity Life Insurance Company
15 Matthews Street, #200,	1-800-433-1778
Goshen, New York 10924

Annuitant - the person whose life is used to determine the Maturity Date of the contract and the amount of the Annuity Option.

Annuity Date - any date on or before the Maturity Date that you elect an Annuity Option.

Annuity Option - an arrangement under which income payments are made.

Business Day - any day that the New York Stock Exchange is open.

Contract Anniversary - occurs once annually on the same day as the Contract Date.

Contract Date - the date we issue you the contract; it is shown on the specification pages of your contract.

Contract Year - a year that starts on your Contract Date or any Contract Anniversary.

Death Benefit - benefit paid to your beneficiary on the Death Benefit Date.

Death Benefit Date - the date we receive an original certified death certificate and our death claim forms in Good Order, including the beneficiary’s election of form of payment.

Exchange-Traded Funds (ETFs) - a type of investment fund that tracks an index, a commodity or basket of assets, and which trades like a stock on an exchange.

Fixed Account - an Investment Option offering a fixed rate of return.

Free Withdrawal Amount - the amount you may withdraw in any Contract Year without paying a withdrawal charge.

Fund — an investment in which a Subaccount invests; all Funds in this Annuity are ETFs, except Vanguard Variable Insurance Fund Money Market Portfolio.

General Account - the Company’s account that contains all of our assets other than those held in separate accounts.

Good Order - complete information we require to process your application or any request.

Guaranteed Lifetime Withdrawal Benefit (GLWB) - an optional benefit that guarantees lifetime payments will be available for withdrawal.

GLWB Investment Strategies - investment strategies available for the GLWB Rider.

Investment Options - Subaccounts and the Fixed Account, collectively.

IRA - Individual Retirement Annuity under section 408(b), 408(k) or 408A of the Internal Revenue Code.

Maturity Date - the 100th birthday of the Annuitant named on the Contract Date. The Maturity Date is the latest date you can either elect an Annuity Option or receive a lump sum payment.

Rider - a supplement to your contract that provides optional benefits at an additional cost.

Required Beginning Date - April 1st of the year after the calendar year in which the owner reaches age 70½; this is the date when the owner must begin taking Required Minimum Distributions from a Traditional or SEP IRA.

Required Minimum Distribution (RMD) - annual withdrawal amount required under the Tax Code based on the prior calendar year-end fair market value of this contract only, as calculated by us.

Separate Account - Separate Account I of National Integrity Life Insurance Company. Its assets are segregated from the General Account by National Integrity and divided into Subaccounts.

Subaccounts - Investment Options available to you under the contract other than the Fixed Account. Each Subaccount is a division of the Separate Account and invests exclusively in a single Fund with the same name.

Surrender Value - your Account Value reduced by any withdrawal charge and premium tax.

Systematic Transfer Option (STO) - a Fixed Account that accepts new premiums, which must be transferred from the STO into Subaccounts within either a six-month or one-year period.

Tax Code - the Internal Revenue Code of 1986, as amended, or any corresponding provisions of subsequent United States tax laws, and applicable rules, regulations and written guidance published by the Internal Revenue Service.

Unit - measure of your ownership interest in a Subaccount.

Unit Value - value of each Unit calculated on each Business Day.

Part 1 — Fees and Expense Tables and Summary of Contract

Fees and Expenses

The following tables describe the fees and expenses that you will pay when buying, owning, withdrawing from and surrendering the contract.

The first table describes the maximum fees and expenses, if any, that you will pay at the time you buy the contract, withdraw from or surrender the contract, or transfer value among Subaccounts. State premium tax may also be deducted.(1)

Contract Owner Transaction Expenses

Maximum Deferred Sales Load (withdrawal charge) as a percentage of premiums(2)	7%

The following table describes the fees and expenses that you will pay periodically during the time that you own the contract, not including Total Annual Fund Operating Expenses.

Separate Account Annual Expenses

	Maximum Charge	Current Charge
Mortality and Expense Risk Charge	1.00%	1.00%
Administration Charge	0.75%	0.75%
Optional Guaranteed Lifetime Withdrawal Benefit, Investment Strategy 1	1.50%	0.60%
Optional Guaranteed Lifetime Withdrawal Benefit, Investment Strategy 2	1.50%	0.80%
Highest Possible Total Separate Account Annual Expenses(3), (4)	3.25%	2.55%

Total Annual Fund Operating Expenses

The total gross operating expenses charged by the Funds that you will pay periodically during the time you own the contract range from:

Minimum: 0.09%	Maximum: 0.50%

Details of the Fund operating expenses are on the next page.

(1)  State premium taxes currently range from 0 to 1.0%.

(2)  The withdrawal charge decreases over time and is eliminated for each premium after it reaches 5 years old. See Part 4.

(3)  Assessed daily on the Account Value in the Subaccounts.

(4)  You may elect only one of the optional Guaranteed Lifetime Withdrawal Benefit Investment Strategies. Therefore the Highest Possible Total Separate Account Annual Expenses reflect the election of Investment Strategy 2, which carries the higher current charge.

Total Annual Fund Operating Expenses (continued)

Gross annual Fund expenses(5) as a percentage of average net assets in each Fund:

Fund	Management Fees	12b-1 Fee	Other Expenses	Acquired Fund Fees and Expenses	Total Annual Gross Expenses

Equity Subaccounts:
iShares S&P 500 Index Fund (1)	0.09%	0.00%	0.00%	0.00%	0.09%
iShares S&P 500 Growth Index Fund (1)	0.18%	0.00%	0.00%	0.00%	0.18%
iShares S&P 500 Value Index Fund (1)	0.18%	0.00%	0.00%	0.00%	0.18%
iShares S&P MidCap 400 Index Fund (1) (2)	0.20%	0.00%	0.00%	0.02%	0.22%
iShares S&P SmallCap 600 Index Fund (1)	0.20%	0.00%	0.00%	0.00%	0.20%
Vanguard Dividend Appreciation Index Fund, ETF Shares	0.19%	0.00%	0.04%	0.00%	0.23%
Vanguard Large-Cap Index Fund, ETF Shares	0.07%	0.00%	0.05%	0.00%	0.12%
Vanguard Mega Cap 300 Index Fund, ETF Shares	0.07%	0.00%	0.06%	0.00%	0.13%

Fixed Income Subaccounts:
iShares Barclays Aggregate Bond Fund (1)(2)	0.20%	0.00%	0.00%	0.04%	0.24%
iShares Barclays Intermediate Credit Bond Fund (1)	0.20%	0.00%	0.00%	0.00%	0.20%
iShares Barclays TIPS Bond Fund (1)	0.20%	0.00%	0.00%	0.00%	0.20%
iShares iBoxx $ High Yield Corporate Bond Fund (1)	0.50%	0.00%	0.00%	0.00%	0.50%
Vanguard Intermediate-Term Corporate Bond Index, ETF Shares	0.11%	0.00%	0.04%	0.00%	0.15%
Vanguard Total Bond Market Index Fund, ETF Shares	0.09%	0.00%	0.03%	0.00%	0.12%
Vanguard Variable Insurance Fund Money Market Portfolio (3)	0.12%	0.00%	0.07%	0.00%	0.19%

International and Alternative Subaccounts:
iShares S&P/Citigroup International Treasury Bond Fund (1)	0.35%	0.00%	0.00%	0.00%	0.35%
Vanguard Emerging Markets Stock Index Fund, ETF Shares	0.17%	0.00%	0.10%	0.00%	0.27%
Vanguard Tax-Managed International, Europe Pacific ETF Shares	0.11%	0.00%	0.04%	0.00%	0.15%
Vanguard REIT Index Fund, ETF Shares	0.09%	0.00%	0.04%	0.00%	0.13%

(1) The iShares Trust’s Investment Advisory Agreement provides that the Fund’s advisors will pay all operating expenses of the Fund, except interest expense and taxes, any brokerage expenses, future distribution fees or expenses and extraordinary expenses.

(2) “Acquired Fund Fees and Expenses” reflect the Fund’s pro rata share of the fees and expenses incurred by investing in other investment companies. The effect of Acquired Fund Fees and Expenses is included in the total returns of the Fund.

(3) The total annual gross expenses have been restated to reflect current expenses, which no longer include fees for participation in the Treasury Temporary Guarantee Program for Money Market Funds. The U.S. Treasury Department discontinued this program as of September 18, 2009. Vanguard and the portfolio’s board have voluntarily agreed to temporarily limit certain net operating expenses in excess of the portfolio’s daily yield so as to maintain a zero or positive yield for the Portfolio. Vanguard and the portfolio’s board may terminate the temporary expense limitation at any time.

(5)  Each Fund’s expenses were provided in the most recent prospectus for that Fund. We have not independently verified the information. Current or future expenses may be greater or less than those shown. More details concerning each Fund’s fees and expenses are contained in the prospectus for each Fund.

Examples

The examples that follow are intended to help you compare the cost of investing in this contract with the cost of investing in other variable annuity contracts. Each example assumes that you invest $10,000(6) in the contract for the time period indicated. Each example also assumes that your investment has a 5% return each year. Your actual return may be higher or lower.

The following example includes the maximum mortality and expense risk charge, administration charge withdrawal charge, and maximum Fund operating expenses; it also assumes you elect the GLWB Rider at the maximum charge. If the current charge of the GLWB Rider was used, the total cost would be less than indicated in this example. Based on these assumptions, your costs would be:

If you surrender your contract at the end of the applicable period:

1 year	3 years	5 years	10 years
$1,092	$1,789	$2,403	$4,116

If you remain invested in the contract, or if you select an Annuity Option with a life contingency at the end of the applicable period:

1 year	3 years	5 years	10 years
$392	$1,189	$2,003	$4,116

The following example includes the maximum mortality and expense risk charge, administration charge, withdrawal charge, and maximum Fund operating expenses; it also assumes you do not elect the GLWB Rider. Based on these assumptions, your costs would be:

If you surrender your contract at the end of the applicable period:

1 year	3 years	5 years	10 years
$935	$1,325	$1,641	$2,654

If you remain invested in the contract, or if you select an Annuity Option with a life contingency at the end of the applicable period:

1 year	3 years	5 years	10 years
$235	$725	$1,241	$2,654

Accumulation Unit Values

See Appendix A

(6)  This contract requires a minimum initial contribution of $25,000.

Summary of Contract

This Contract is an IRA

This contract is a variable annuity that must be issued as an Individual Retirement Annuity (IRA) as defined by section 408(b), 408(k) or 408A of the Tax Code.  The contract itself does not provide the tax advantages typically provided by a variable annuity.  The tax advantages available with this contract exist solely through the contract’s qualification as an IRA.

You should read Part 8, “Tax Aspects of the Contract” for more information and consult a tax advisor about your particular circumstances.  Most of the withdrawals you make before you are 59½ years old are subject to a 10% federal tax penalty on the amounts withdrawn.

You may want to purchase ETFs through a variable annuity issued as an IRA vs. directly though the IRA for several reasons, including, but not limited to, that this annuity provides a guaranteed minimum death benefit, access to guaranteed annuitization that can provide income for life and offers an optional living benefit that can provide income for life.

Parties to the Contract

•                  National Integrity Life Insurance Company - “We,” “our,”  “us,” “the Company” and “National Integrity” mean National Integrity Life Insurance Company.

•                  Owner - “You” and “your” mean the owner.  This variable annuity contract is a contract between you and us.  You, as the owner, have certain rights under the contract.  Because this contract is an IRA, joint owners are not allowed and you may not transfer ownership.

•                  Annuitant — You are the Annuitant, the person whose life is used to determine the Maturity Date of the contract and the amount of the annuity benefit, when elected.  The Annuitant must be a natural person, and cannot be changed after the Contract Date.  Joint Annuitants are not allowed until an Annuity Option is elected and will have no effect until the Annuity Date.

•                  Beneficiary - The beneficiary is the person or persons who will receive the Death Benefit upon your death prior to the Annuity Date.  See Part 5, sections titled “Death Benefit,” and “Selecting and Changing Your Beneficiary.”

•                  Custodial Account - If the contract is purchased through an established IRA custodial account, the contract owner will be considered the account, the Annuitant will generally be you as the account owner, and the account must be the beneficiary.

•                  Covered Person - A person covered under one of the GLWB Riders.  See Part 6.

Your Rights and Benefits

As the owner of the contract, you have the following rights:

•                  To contribute, transfer and withdraw money.  See Part 5.

•                  To invest your premiums in the Investment Options.  See Part 3.

•                  To elect the optional benefits available at the time you purchase the annuity contract (for an additional cost).  See Part 6.

•                  To elect an Annuity Option.  See Part 5, section titled “Maturity Date and Annuity Option.”

•                  To name one or more beneficiaries to receive the Death Benefit.  See Part 5, sections titled “Death Benefit,” and “Selecting and Changing Your Beneficiary.”

Your rights are subject to the rules and significant limitations stated in your contract, in this prospectus and under the Tax Code.

Investment Goals and Risks

This contract allows you to accumulate money for retirement or other long-term goals.  This contract is intended for long-term investing only and is not intended as a vehicle for frequent trading.  Transfers among Subaccounts are strictly limited under the terms of this contract.  See Part 5, section titled “Allocations and Transfers.”

An investment in any of the Subaccounts carries with it certain risks, including the risk that the value of your investment will decline and you could lose money.  The Subaccounts invest in ETFs (except Vanguard Variable Insurance Fund Money Market Portfolio), many of which invest in common stocks.  You could lose money if one of the issuers of the stocks becomes financially impaired or if the market as a whole declines.  There is also the inherent risk that holders of common stock generally are behind creditors and holders of preferred stock for payments in the event of the bankruptcy of a stock issuer.  Some of the Subaccounts invest in Funds that invest in high yield securities that are rated below investment grade, commonly referred to as “junk bonds.”  High yield securities may be subject to greater levels of credit or default risk than higher-rated securities.  Some of the Subaccounts also invest in securities issued by companies in foreign countries, which means that world events, such as political upheaval, financial troubles, or natural disasters, will adversely affect the value of these securities.  Foreign investments are also subject to currency risk, which is the chance that the value of a foreign investment, measured in U.S. dollars, will decrease because of unfavorable changes in currency exchange rates.

The services of Mid Atlantic Trust Company (MATC) and third-party broker-dealers underlie the process supporting this variable annuity and the subaccounts’ investments.  If either MATC or the third-party broker-dealers terminate or significantly modify the services provided to us, we will seek to replace those services through other providers or through other methods.  If suitable replacement services are not available, we will take such other actions or make changes in how we operate as allowed by law and your annuity contract to mitigate any adverse effects on the Separate Accounts, you and us to the greatest extent reasonably possible.  These actions could include working directly with broker-dealers to purchase ETFs; bringing in-house the services being provided by MATC; and/or making available index mutual funds as underlying investment options.  While we believe it is highly unlikely, it is possible that under a worst-case scenario we would be required to disallow additional contributions into the contract, and that transfers could only be made into the money market subaccount (although your then-current allocations would not be affected).  See more about Mid Atlantic Trust Company in Part 2, section titled “ETF Custodian.”

Shares of ETFs may trade at a discount from their net asset value in the secondary market.  This risk is separate and distinct from the risk that the net asset value of the ETF shares may decrease.  The amount of such discount from net asset value is subject to change from time to time in response to various factors.

For a complete discussion of the risks associated with investing in any particular Subaccount, see the prospectus of the corresponding Fund.

Account Value and Surrender Value

Your Account Value consists of the values of your Investment Options added together.  Any amount allocated to a Subaccount will go up or down in value depending on the investment experience of the Fund.  The value of premiums allocated to the Subaccounts is not guaranteed.  Your Account Value also is subject to charges.  See Part 4.

Your Surrender Value is equal to your Account Value, minus any withdrawal charge and applicable premium tax.  See Part 4.

Your minimum Account Value is $5,000 if this Contract is issued in New York and $2,000 if this Contract is issued in any other state.  If the Account Value goes below the minimum Account Value and we have received no premiums from you for three years if this Contract is issued in New York and two years if this Contract is issued in any other state, we may terminate the contract and pay you the Account Value.  We will notify you in advance and will give you at least 60 days to contribute additional premium if you wish to keep your contract in force.  The minimum Account Value does not apply if you have a GLWB Rider.

If you take withdrawals (other than the Free Withdrawal Amount or RMD), this contract also requires that you have a minimum Account Value of $20,000 remaining after the withdrawal.  (Please note that you may fully surrender your contract at any time.)  This rule does not apply if you have a GLWB Rider.  See Part 5, section titled “Withdrawals.”

Your Right to Revoke (Free Look Period)

You may cancel your contract within 10 days after you receive it by returning it to our Administrative Office by mail, postmarked within the 10-day period.  We will extend the 10-day period if required by state law.  If you cancel your contract, we will return your Account Value, which may be more or less than your original premium depending upon the investment experience of the Subaccounts you selected and any applicable charges.  You bear the investment risk, as well as any fees and charges incurred, during the free look period.  See Part 4 for more discussion of the fees and charges.  Some states require that we return your premium, or some amount other than your Account Value.  In that case, we will return the greater of the amount required by state law and your Account Value.

Part 2 — National Integrity and the Separate Account

National Integrity Life Insurance Company

National Integrity is a stock life insurance company organized under the laws of New York on November 22, 1968.  Our home office is located at 15 Matthews Street, #200, Goshen, New York 10924.  We are authorized to sell life insurance and annuities in 8 states and the District of Columbia.  National Integrity is a subsidiary of The Western and Southern Life Insurance Company, a life insurance company organized under the laws of the State of Ohio on February 23, 1888.  The Western and Southern Life Insurance Company has guaranteed the insurance obligations of National Integrity to its contract owners, including the owners of this contract (the Guarantee).  Insurance obligations include the Account Value invested in the Fixed Accounts, and the portion of the Death Benefit, Annuity Option and any guaranteed amounts under a Rider, which are in excess of the Account Value.  The Guarantee does not guarantee investment performance on the portion of your Account Value invested in the Subaccounts.  The Guarantee provides that contract owners can enforce the Guarantee directly.

Separate Account I

Separate Account I of National Integrity Life Insurance Company was established in 1986, and is maintained under the insurance laws of the State of New York.  The Separate Account is a unit investment trust, which is a type of investment company under the Investment Company Act of 1940 (1940 Act).

Under New York law, we own the assets of our Separate Account and use them to support the Subaccounts of your contract and other variable annuity contracts.  You participate in the Separate Account in proportion to the amounts in your contract.

Income, gains and losses, whether realized or unrealized, from assets allocated to the Separate Account are credited to or charged against the Separate Account without regard to our other income, gains or losses.  The assets of the Separate Account may not be charged with the liabilities arising out of our other businesses.  We may allow fees that are owed to us to stay in the Separate Account, and, in that way, we can participate proportionately in the Separate Account.  We may also periodically withdraw amounts that are owed to us from the Separate Account.

Subaccounts

The Separate Account is divided into Subaccounts.  Each Subaccount invests in shares of a Fund with the same name.  The Subaccounts available in this contract are listed in Part 3.  We may add, substitute or close Subaccounts from time to time, and we may limit the amount of your investment in one or more of the Subaccounts on a nondiscriminatory basis.

Each Subaccount available in this contract (except for the Vanguard Variable Insurance Fund Money Market Portfolio) invests in the shares of a distinct ETF.  Each ETF available through a Subaccount is a registered investment company.  ETF shares are traded throughout the day on exchanges, such as the NYSE Arca, Inc.  ETF shares may trade at, above or below their net asset value; however, for purposes of valuing the Subaccount Units, we will use the daily closing price of each ETF on its primary exchange.

Each ETF available through a Subaccount in this contract seeks investment results that correspond to an index.  The returns on the ETF shares will not precisely correlate with the performance of the index.  You cannot invest directly in an index.  You may want to purchase this variable annuity instead of one that does not invest in passively managed ETFs for several reasons, including, but not limited to, that the underlying fund costs are substantially lower than those of most variable annuities on the market today.

Distribution of Variable Annuity Contracts

Touchstone Securities, Inc., an affiliate of National Integrity, serves as the principal underwriter for our variable annuity contracts.  The principal business address of Touchstone Securities is 303 Broadway, Suite 1100, Cincinnati, Ohio 45202.  The contracts are sold by individuals who are licensed insurance agents and registered representatives of broker-dealers or financial institutions that have entered into distribution agreements with us.

ETF Custodian

Mid Atlantic Trust Company (MATC) is the custodian for the ETFs held by the Subaccounts.  MATC provides certain services to the Separate Account, including custody of and accounting services for the ETFs owned by the Separate Account.  MATC also facilitates execution of the purchase and sale of the ETFs through third-party broker-dealers.  We pay for these services under an agreement with MATC.  The third-party broker-dealers, working with MATC, provide the ETFs to the Separate Account at the daily closing price of each ETF on its primary exchange.  Fees for the services of the third-party broker-dealers are paid by MATC.

MATC is an operating division of Counsel Trust Company. In 2011, the agreements between us and MATC will be transferred to a newly-formed trust company, also called Mid Atlantic Trust Company.

The services of MATC and the third-party broker-dealers underlie the process supporting this variable annuity and the subaccounts’ investments.  If either MATC or the third-party broker-dealers terminate or significantly modify the services provided to us, we will seek to replace those services through other providers or through other methods.  If suitable replacement services are not available, we will take such other actions or make changes in how we operate as allowed by law and your annuity contract to mitigate any adverse effects on the Separate Accounts, you and us to the greatest extent reasonably possible. These actions could include working directly with broker-dealers to purchase ETFs; bringing in-house the services being provided by MATC; and/or making available index mutual funds as underlying investment options.  While we believe it is highly unlikely, it is possible that under a worst-case scenario we would be required to disallow additional contributions into the contract, and that transfers could only be made into the money market subaccount (although your then-current allocations would not be affected).

Changes in How We Operate

We can change how the Company or our Separate Account operates, subject to the approval of federal or state regulators when required by the 1940 Act or other applicable laws.  We will notify you if any changes result in a material change in the Funds or Investment Options.  We may:

•                  combine the Separate Account with any other separate account we own;

•                  transfer assets of the Separate Account to another separate account we own;

•                  add, remove, change, combine or limit investment in Subaccounts or withdraw assets relating to your contract from one Subaccount and put them into another;

•                  register or end the registration of the Separate Account under the 1940 Act;

•                  operate our Separate Account under the direction of a committee or discharge a committee at any time (the committee may be composed of a majority of persons who are “interested persons” of National Integrity);

•                  restrict or eliminate any voting rights of owners or others that affect our Separate Account;

•                  cause one or more Subaccounts to invest in a fund other than or in addition to the Funds;

•                  operate our Separate Account or one or more of the Subaccounts in any other form the law allows, including a form that allows us to make direct investments.  We may make any legal investments we wish;

•                  make any changes required by the 1940 Act or other federal securities laws;

•                  make any changes necessary to maintain the status of the contracts as annuities and/or IRAs under the Tax Code; or

•                  make other changes required under federal or state law relating to annuities.

Part 3 — Your Investment Options

You may invest your premiums in the Subaccounts, the Fixed Account, or both, subject to any restrictions described in this prospectus.  If you purchase one of the GLWB Riders, your Investment Options are limited.  See Part 6.

Each Subaccount invests in the shares of a distinct Fund.  Each Subaccount and its corresponding Fund share the same name.  The value of your Subaccount will vary with the performance of the corresponding Fund.  For a full description of each Fund, see that Fund’s prospectus and SAI.

The Fund Families and the Funds

Below is a description of each Fund family, iShares® and The Vanguard Group, followed by a brief description of each Fund.  Each Fund has a separate prospectus and SAI that provides more details about management fees and other expenses deducted from each Fund, the Fund’s principal investment strategies and the risks associated with investing.  For a prospectus containing complete information on any Fund, including the risks associated with investing, call our Administrative Office toll-free at 1-800-433-1778.

iShares®

iShares Trust is a registered investment company that consists of separate investment portfolios called Funds.  All the Funds listed below are ETFs.  BlackRock Fund Advisors (BFA), 400 Howard Street, San Francisco, CA 94105, is the investment advisor to each Fund listed in this section.  BFA uses a “passive” or indexing approach to try to achieve each Fund’s investment objective.  Unlike many investment companies, the advisor does not try to “beat” the index it tracks.  Each Fund generally invests at least 90% of its assets in securities of the underlying index and depositary receipts representing securities of the underlying index.  The Fund may invest the remainder of its assets in securities not included in its underlying index but which BFA believes will help the Fund track its underlying index, and in futures contracts, options on futures contracts, options and swaps as well as cash and cash equivalents, including shares of money market Funds advised by BFA.  BFA uses a representative sampling indexing strategy to manage each Fund as described in the Fund’s prospectus.

The Vanguard Group, Inc.

The Vanguard Group, Inc. is a family of investment companies.  Many of the investment companies offer ETF shares, including all those listed below, except Vanguard Variable Insurance Fund Money Market Portfolio.  Each corresponding Subaccount invests in the ETF share class.  The Vanguard Fund Group, Inc., P.O. Box 2600 Valley Forge, PA 19482, is the investment advisor to each Fund listed in this section.

Equity Funds:

iShares® S&P 500 Index Fund

The Fund seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the S&P 500 Index®.  This index measures the performance of the large-capitalization sector of the U.S. equity market.  As of May 29, 2009, the index included approximately 82.9% of the market capitalization of all publicly-traded U.S. securities.  The component stocks are weighted according to the float-adjusted market value of their outstanding shares.

iShares® S&P 500 Growth Index Fund

The Fund seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the S&P 500/Citigroup Growth IndexTM.  This index measures the performance of the large-capitalization growth sector of the U.S. equity market.  It is a subset of the S&P 500 Index and consists of those stocks in the S&P 500 Index exhibiting the strongest growth characteristics, as determined by the index provider, representing approximately 50% of the market capitalization of the S&P 500 Index as of May 29, 2009.

iShares® S&P 500 Value Index Fund

The Fund seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the S&P 500/Citigroup Value Index™.  This index measures the performance of the large-capitalization value sector of the U.S. equity market.  It is a subset of the S&P 500 Index and consists of those stocks in the S&P 500 Index exhibiting the strongest value characteristics, as determined by the index provider, representing approximately 50% of the market capitalization of the S&P 500 Index as of May 29, 2009.

iShares® S&P MidCap 400 Index Fund

The Fund seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the S&P MidCap 400 IndexTM.  This index measures the performance of the mid-capitalization sector of the U.S. equity market.  As of May 29, 2009, the index included approximately 7.4% of the market capitalization of all U.S. equity securities.  The stocks in the index have a market capitalization between $750 million and $3.3 billion (which may fluctuate depending on the overall level of the equity markets) and are selected for liquidity and industry group representation.  The index consists of stocks from a broad range of industries.

iShares® S&P SmallCap 600 Index Fund

The Fund seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the S&P SmallCap 600 Index™.  This index measures the performance of the small-capitalization sector of the U.S. equity market.  As of May 29, 2009, the index included approximately 3.3% of the market capitalization of all U.S. equity securities.  The stocks in the index have a market capitalization between $200 million and $1 billion (which may fluctuate depending on the overall level of the equity markets) and are selected for liquidity and industry group representation.

Vanguard Dividend Appreciation Index Fund, ETF Shares

The Fund seeks to track the performance of a benchmark index that measures the investment return of common stocks of companies that have a record of increasing dividends over time.  The Fund employs a passive management, or indexing, investment approach designed to track the performance of the Dividend Achievers Select Index (provider: Mergent, Inc.), which consists of common stocks of companies that have a record of increasing dividends over time.  The Fund attempts to replicate the target index by investing all, or substantially all, of its assets in the stocks that make up the Index, holding each stock in approximately the same proportion as its weighting in the Index.

Vanguard Large-Cap Index Fund, ETF Shares

Vanguard Large-Cap Index Fund seeks to track the performance of a benchmark index that measures the investment return of large-capitalization stocks.  The Fund employs a passive management, or indexing, investment approach designed to track the performance of the MSCI US Prime Market 750 Index, a broadly diversified index predominantly made up of stocks of large U.S. companies.  The Fund attempts to replicate the target index by investing all, or substantially all, of its assets in the stocks that make up the Index, holding each stock in approximately the same proportion as its weighting in the Index.

Vanguard Mega Cap 300 Index Fund, ETF Shares

The Fund seeks to track the performance of a benchmark index that measures the investment return of large-capitalization stocks in the United States.  The Fund employs a passive management, or indexing, investment approach designed to track the performance of the MSCI US Large Cap 300 Index.  The Index is a free-float adjusted, market-capitalization-weighted index designed to measure equity market performance of large-capitalization stocks.  The Fund attempts to replicate the target index by investing all, or substantially all, of its assets in the stocks that make up the Index, holding each stock in approximately the same proportion as its weighting in the Index.

Fixed Income Funds:

iShares® Barclays Aggregate Bond Fund

The Fund seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the Barclays Capital U.S. Aggregate Bond Index.  The index measures the performance of the total United States investment grade bond market.  As of May 31, 2009, there were 8,866 issues in the index.  The index measures the performance of the U.S. investment grade bond market, which includes investment grade U.S. Treasury bonds, government-related bonds, investment-grade corporate bonds, mortgage pass-through securities, commercial mortgage-backed securities and asset-backed securities that are publicly offered for sale in the United States.  The securities in the index have $250 million or more of outstanding face value and have at least one year remaining to maturity.  In addition, the securities must be denominated in U.S. dollars and must be fixed-rate and non-convertible.  Certain types of securities, such as state and local government series bonds, structured notes with embedded swaps or other special features, private placements, floating-rate securities and Eurobonds are excluded from the index.  The index is market capitalization weighted and the securities in the index are updated on the last calendar day of each month.

iShares® Barclays Intermediate Credit Bond Fund

The Fund seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the Barclays Capital U.S. Intermediate Credit Bond Index.  The index measures the performance of investment-grade corporate debt and sovereign, supranational, local authority and non-U.S. agency bonds that are dollar-denominated and have a remaining maturity of greater than or equal to one year and less than ten years.  As of May 31, 2009, there were 2,606 issues in the index.  The index includes investment grade credit securities that have a remaining maturity of greater than or equal to one year and less than ten years and have $250 million or more of outstanding face value.  In addition, the securities must be denominated in U.S. dollars and must be fixed-rate and non-convertible.  Excluded from the index are structured notes with embedded swaps or other special features, private placements, floating-rate securities and Eurobonds.  The index is market capitalization weighted and the securities in the index are updated on the last calendar day of each month.

iShares® Barclays TIPS Bond Funds

The Fund seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the Barclays Capital U.S. Treasury Inflation Protected Securities (TIPS) Index (Series-L).  The index measures the performance of the inflation-protected public obligations of the U.S. Treasury.  Inflation-protected public obligations of the U.S. Treasury, commonly known as “TIPS,” are securities issued by the U.S. Treasury that are designed to provide inflation protection to investors.  TIPS are income-generating instruments whose interest and principal payments are adjusted for inflation—a sustained increase in prices that erodes the purchasing power of money.  The inflation adjustment, which is typically applied monthly to the principal of the bond, follows a designated inflation index, such as the consumer price index.  A fixed coupon rate is applied to the inflation-adjusted principal so that as inflation rises, both the principal value and the interest payments increase.  This can provide investors with a hedge against inflation, as it helps preserve the purchasing power of an investment.  Because of this inflation adjustment feature, inflation-protected bonds typically have lower yields than conventional fixed-rate bonds.  As of May 31, 2009, there were 29 issues in the index.

iShares® iBoxx $ High Yield Corporate Bond Fund

The Fund seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the iBoxx® $ Liquid High Yield Index.  This index is a rules-based index consisting of the liquid U.S. dollar-denominated, high yield corporate bonds for sale in the United States, as determined by the index provider.  The index is a modified market value weighted index designed to provide a broad representation of the U.S. dollar-denominated liquid high yield corporate bond market.  There is no limit to the number of issues in the index, but as of June 30, 2009 the index included approximately 281 constituents.

Vanguard Intermediate-Term Corporate Bond Index Fund, ETF Shares

The Fund seeks to track the performance of a market-weighted corporate bond index with an intermediate-term dollar-weighted average maturity.  The Fund employs a passive management, or indexing, investment approach designed to track the performance of the Barclays Capital U.S. 5-10 Year Corporate Index.  This Index includes U.S. dollar-denominated, investment-grade, fixed-rate, taxable securities issued by industrial, utility, and financial companies, with maturities between 5 and 10 years.  The Fund invests by sampling the Index, meaning that it holds a range of securities that, in the aggregate, approximates the full Index in terms of key risk factors and other characteristics.  All of the Fund’s investments will be selected through the sampling process, and at least 80% of the Fund’s assets will be invested in bonds included in the Index.  The Fund maintains a dollar-weighted average maturity consistent with that of the Index.

Vanguard Total Bond Market Index Fund, ETF Shares

The Fund seeks to track the performance of a broad, market-weighted bond index.  The Fund employs a passive management, or indexing, investment approach designed to track the performance of the Barclays Capital U.S. Aggregate Float Adjusted Index.  This index represents a wide spectrum of public, investment-grade, taxable, fixed income securities in the United States, including government, corporate, and international dollar-denominated bonds, as well as mortgage-backed and asset-backed securities, all with maturities of more than 1 year.  The Fund invests by sampling the Index, meaning that it holds a broadly diversified collection of securities that, in the aggregate, approximates the full Index in terms of key risk factors and other characteristics.  All of the Fund’s investments will be selected through the sampling process, and at least 80% of the Fund’s assets will be invested in bonds held in the Index.  The Fund maintains a dollar-weighted average maturity consistent with that of the Index, which generally ranges between 5 and 10 years.

Vanguard Variable Insurance Fund Money Market Portfolio

The portfolio (Fund) seeks to provide current income while maintaining liquidity and a stable share price of $1, although there is no guarantee that it will do so.  The portfolio invests primarily in high-quality, short-term money market instruments, including certificates of deposit, banker’s acceptances, commercial paper, and other money market securities.  If a security is unrated, the security must be determined by Vanguard to be of quality equivalent to securities in the two highest credit-quality categories.  The Portfolio invests more than 25% of its assets in securities issued by companies in the financial services industry.  The Portfolio maintains a dollar-weighted average maturity of 90 days or less.

International and Alternative Funds:

iShares® S&P/Citigroup International Treasury Bond Fund

The Fund seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the S&P/Citigroup International Treasury Bond Index Ex US.  This index is a broad, diverse, market value-weighted index designed to measure the performance of bonds denominated in local currencies and issued by foreign governments in developed market countries outside the U.S. The index methodology is designed to balance the weighting of each country within the index by limiting the weightings of countries with higher debt outstanding and reallocating this excess to countries with lower debt outstanding.

Vanguard Emerging Markets Stock Index Fund, ETF Shares

The Fund seeks to track the performance of a benchmark index that measures the investment return of stocks issued by companies located in emerging market countries.  The Fund employs a passive management, or indexing, investment approach by investing substantially all (normally about 95%) of its assets in the common stocks included in the MSCI Emerging Markets Index, while employing a form of sampling to reduce risk.  The MSCI Emerging Markets Index includes approximately 748 common stocks of companies located in emerging markets around the world.  As of October 31, 2009, the largest markets covered in the Index were China, Brazil, South Korea, and Taiwan

Vanguard Tax-Managed International Fund, Europe Pacific ETF Shares

The Fund seeks to provide a tax-efficient investment return consisting of long-term capital appreciation.  The Fund purchases stocks included in the MSCI EAFE Index, which is made up of approximately 950 common stocks of companies located in 21 countries in Europe, Australia, Asia, and the Far East.  The Fund uses statistical methods to “sample” the Index, aiming to closely track its investment performance while limiting investments in Index securities that have undesirable tax characteristics in an attempt to minimize taxable income distributions.

Vanguard REIT Index Fund, ETF Shares

The Fund seeks to provide a high level of income and moderate long-term capital appreciation by tracking the performance of a benchmark index that measures the performance of publicly traded equity real estate investment trusts (known as REITs).  The Fund employs a passive management, or indexing, investment approach designed to track the performance of the MSCI US REIT Index.  The index is composed of stocks of publicly traded equity REITs.  The Fund attempts to replicate the index by investing all, or substantially all, of its assets in the stocks that make up the Index, holding each stock in approximately the same proportion as its weighting in the Index.

Static Asset Allocation Models

We may offer one or more asset allocation models in connection with your variable annuity at no extra charge.  Asset allocation is the process of investing in different asset classes — such as equity funds, fixed income funds, and alternative funds — depending on your personal investment goals, tolerance for risk, and investment time horizon.  By spreading your money among a variety of asset classes, you may be able to reduce the risk and volatility of investing, although there are no guarantees.

We have no discretionary authority or control over your choice of Subaccounts or your other investment decisions.  We may make available educational information and materials, such as a risk tolerance questionnaire, that may help you select an asset allocation model, but we do not recommend asset allocation models or otherwise provide advice about whether an asset allocation model may be appropriate for you.

Our asset allocation models are “static.”  Although we may change or terminate asset allocation models we are offering to new contract purchasers, we will not change your allocations unless you advise us to do so.  You will not be notified if the models are terminated or changed.  You will not be provided with information regarding any terminations or changes to the asset allocation models.  If you elect to invest using an asset allocation model, and if you elect automatic rebalancing, we will continue to rebalance your percentage allocations among the Funds in your existing model.

You should consult your investment professional periodically to consider whether any model you have selected is still appropriate for you.  You may choose to invest in an asset allocation model or change your asset allocation at any time, subject to the limitations stated in your contract and this prospectus.  See Part 5, section titled “Allocations and Transfers.”

Asset allocation does not insure a profit, guarantee that your Account Value will increase or protect against a decline if market prices fall.  An asset allocation model may not perform as intended.  Any asset allocation models offered are based on then-available Funds in this annuity.  We may discontinue, add, eliminate or change the models at any time.

The Fixed Account

Our Fixed Account is offered through our General Account, which supports any portion of the Death Benefit, the annuity benefit, and any guarantees under a Rider that is in excess of Account Value.  The General Account is not registered under the Securities Act of 1933 or the 1940 Act.  Disclosures regarding the Fixed Account and the General Account are subject to certain provisions of the federal securities laws relating to the accuracy and completeness of statements made in prospectuses.

Systematic Transfer Option (STO)

We offer a STO (a Fixed Account) that provides a fixed interest rate on each premium allocated to the STO.  That interest rate is effective for that premium during the STO period selected.  The guaranteed minimum interest rate will never be less than 1%.  STOs are available for six months or one year.  All STO premiums must be transferred into the Subaccounts within either six months or one year of your premium payment into the STO, depending on which STO period you select.  You can only invest in either the six-month or one-year STO at any one time, but not both.  We require a minimum premium to the STO of $6,000 to fund the six-month STO or $12,000 to fund the one-year STO.  We will automatically transfer equal amounts monthly for the six-month STO and either monthly or quarterly for the one-year STO.

The STO is available for new premiums only.  You cannot transfer from the Subaccounts into the STO.  See “Systematic Transfer Program” in Part 9 for more details on this program.  If you elect a GLWB Rider, the STO is only available for your initial premium received by us on or before the Contract Date.

Part 4 — Deductions and Charges

Separate Account Charges

We deduct a daily charge equal to an annual effective rate of 1.75% of your Account Value in each of the Subaccounts to cover our separate account charges, which include

•                  mortality and expense risk of 1.00%; and

•                  administrative expense of 0.75%.

A portion of the separate account charges pays us for assuming the mortality risk and the expense risk under the contract.  The mortality risk, as used here, refers to the risk we take that Death Benefits are greater than anticipated, or that annuitants, as a class of persons, will live longer than estimated and we will be required to pay out more annuity benefits than anticipated.  The expense risk is the risk that the expenses of administering and distributing the contract will exceed the reimbursement for administrative expenses.  The administration expense is used to reimburse us for administrative expenses, including, but not limited to, processing applications, issuing contracts, processing customer orders and other requests, making investments, providing regular reports and confirmations to customers, providing reports and updates to regulators, maintaining accounting records for each contract owner, administering income payments, furnishing accounting and valuation services (including the calculation and monitoring of the daily subaccount values), reconciling and depositing cash receipts, and providing tax and other forms.

The administration expense also reimburses us for the cost and commissions associated with investing in the underlying ETFs, including a brokerage commission.  The brokerage commissions associated with the ETF trades will be paid directly by MATC to the executing broker, and indirectly by us under an arrangement with MATC. See Part 2, section titled “ETF Custodian.” This arrangement is a proprietary fee arrangement based on a percentage of assets invested in the ETFs.  Ultimately, this cost is passed along to you as part of this administrative expense.

The administration expense may also reimburse us to the costs of distribution of this variable annuity.  We expect to make a profit from the separate account charges.  The separate account charges cannot be increased without your consent.

Fund Expenses

The net asset value of the Fund shares reflects investment management fees and other expenses that have already been deducted from the assets of the Funds.  Please refer to the Part 1, section titled “Total Annual Fund Operating Expenses,” and the individual Fund prospectus for details on Fund expenses.

Withdrawal Charge

If you withdraw your premiums, you may be charged a withdrawal charge of up to 7% of the premium.  The amount of the withdrawal charge is a percentage of each premium and not of the Account Value.  As shown below, the charge varies, depending upon the “age” of the premiums included in the withdrawal - that is, the number of years that have passed since each premium was paid.

Premium Year	Charge as a percentage of the premium withdrawn
1	7%
2	7%
3	6%
4	5%
5	4%
thereafter	0

When you take a withdrawal, the oldest premiums are treated as the first withdrawn, then next oldest and so on.  Any gain or earnings in your contract come out only after an amount equal to all your premiums, and any applicable charges on those premiums, are withdrawn.  Please note however, that for tax purposes, withdrawals are considered to be gain first.  See Part 8.

Because the withdrawal charge applies to each premium, if your Account Value has declined due to poor performance of your selected Subaccounts, the withdrawal charge may be greater than the amount available for withdrawal.  In some instances, your Account Value may be positive, but you will not have money available to withdraw due to the amount of the withdrawal charge still applicable to your premiums.  A withdrawal charge applies to the withdrawal charge amount itself since this amount is part of the premium withdrawn.

You may take your Free Withdrawal Amount each Contract Year without paying a withdrawal charge.  More details on the Free Withdrawal Amount are in Part 5, in the section titled “Free Withdrawal Amount.”

We will not deduct a withdrawal charge from:

•        the Death Benefit; or

•      a withdrawal used to buy an immediate annuity from us with either: (i) life contingencies; or (ii) a period certain that provides for fixed payments over ten or more years.

If you take withdrawals (other than the Free Withdrawal Amount or RMD), this contract also requires that you have a minimum Account Value of $20,000 remaining after the withdrawal.  (Please note that you may fully surrender your contract at any time.)  This rule does not apply if you have a GLWB Rider.  See Part 5, section titled “Withdrawals.”

For more information and examples of application of the withdrawal charge, see Appendix B.

Reduction or Elimination of the Withdrawal Charge

We can reduce or eliminate the withdrawal charge for individuals or a group of individuals if we anticipate expense savings.  We may do this based on the size and type of the group, the amount of the premium, or whether there is some relationship with us.  Examples of these relationships would include being an employee of National Integrity or an affiliate, receiving distributions or making internal transfers from other contracts we issued, or transferring amounts held under qualified plans that we, or our affiliates, sponsored.  We will not unlawfully discriminate against any person or group if we reduce or eliminate the withdrawal charge.

Commission Allowance and Additional Payments to Distributors

We generally pay a commission to the sales representative equal to a maximum of 5% of premiums, and up to 0.50% trail commission paid on Account Value starting in the second Contract Year.  Commissions may vary due to differences between states, sales channels, sales firms and special sales initiatives.

A broker-dealer or financial institution that distributes our variable annuity contracts may receive additional compensation from us for training, marketing or other services provided.  These services may include special access to sales staff, and advantageous placement of our products.  We do not make an independent assessment of the cost to the broker-dealer or financial institution of providing such services.

National Integrity has agreements with the following broker-dealer firms under which we pay varying amounts on premiums paid, but no more than 0.25%, for enhanced access to their registered representatives.  The broker-dealer firms are American Portfolios Financial Services, Inc., BB&T Investment Services, Inc., Cadaret, Grant & Co., Inc., Fifth Third Securities, Inc., Frost Brokerage Services, Inc., Hancock Investment Services, Inc., LPL Financial Corporation, M&T Securities, Inc., Nationwide Planning Associates, Inc., Raymond James Financial, Inc., Securities America, Inc., Stifel, Nicolaus and Company, Incorporated and US Bancorp Investments.

Depending on the arrangements in place at any particular time, a broker-dealer, and the registered representatives associated with it, may have a financial incentive to recommend a particular variable annuity contract.  This could be considered a conflict of interest.  You can find more about compensation in the SAI.

Optional Benefit Charges

You may purchase one of the GLWB Riders offered with this contract, which provide optional benefits for an additional cost.  The additional cost of the Riders, along with complete details about their benefits, is provided in Part 6.

Tax Reserve

In the future, we may charge for taxes or set aside reserves for taxes, which will reduce the investment performance of the Subaccounts.

State Premium Tax

We will not deduct state premium taxes from your premiums before investing them in the Subaccounts, unless required by your state law.  If you elect an Annuity Option, we will deduct any applicable state premium taxes from the amount available for the Annuity Option.  State premium taxes currently range from 0 to 1.0% for IRAs.

Part 5 — Terms of Your Variable Annuity

Purchasing the Contract

If you wish to purchase a contract, you must apply for it through an authorized sales representative.  The sales representative will send your completed application to us, and we will decide whether to accept or reject it.  If we accept your application, we will issue a contract and send it to you either directly or through your sales representative.

To apply for a contract, you must be of legal age to enter into a contractual relationship under applicable state law.  You must be no older than 80 at the time of application.

This contract must be issued as an IRA.  Subject to various rules and limitations, the Tax Code permits you to transfer or rollover money tax-free from one IRA to another IRA or from certain other qualified plans, such as a 401(k) plan, to an IRA.  See Part 8.

If you are transferring money from another annuity contract that is an IRA to acquire this contract, you should carefully compare this contract to your current contract.  You may have to pay a withdrawal charge under your current contract to transfer to this contract, and this contract has its own withdrawal charges that would apply to you.  The other fees and charges under this contract may be higher (or lower), and the benefits may be different, than those of your current contract.  In addition, you may have to pay federal income and penalty taxes on the transfer if it does not qualify for tax-free transfer or rollover treatment.  You should not transfer from another annuity contract unless you determine that the transfer is right for you.  Please note that the person who sells you this contract generally will earn a commission on the sale.  You should also consult a tax advisor before requesting a tax-free transfer or rollover.

Premium Payments

Minimum initial premium	$25,000
Minimum additional premium	$ 1,000
Maximum total premium without prior approval	$1,000,000
Maximum additional premium	up to applicable IRA limits each calendar year plus permissible transfers and rollovers

Because the initial premium must be $25,000 or more, the contract can only be purchased by transfer or rollover from an existing IRA or from certain other qualified plans, such as a 401(k) or a 403(b) plan.  You can make additional premium payments at any time before age 80, or earlier if limited by the Tax Code.  For example, you cannot contribute new premiums other than transfers and rollovers to a traditional IRA for the calendar year in which you reach age 70½, or thereafter.

You must determine whether any premium qualifies as a permissible contribution subject to favorable tax treatment under the Tax Code.  You must also determine whether such amount qualifies as a permissible transfer or rollover contribution under the Tax Code.  For example, you cannot rollover from a SIMPLE IRA during the first two years of participation in the SIMPLE IRA and you cannot rollover after-tax contributions that are included in the other plans.  You cannot rollover distributions that are part of a series of substantially equal payments made over your life expectancy, distributions made for a specified period of 10 years or more, RMD distributions or hardship distribution.

If you transfer or rollover into this contract in the calendar year on or after you reach age 70½, you must take your RMD for the current calendar year before you purchase this contract.

We may refuse additional premiums if: (1) you have allocated some or all of the premium to an Investment Option, to which we are no longer accepting additional premiums; (2) the additional premium does not meet our minimum additional premium amount or exceeds our maximum premium amount for the annuity contract or for a specific Investment Option; (3) the total premiums paid under all annuity contracts issued by us, or our affiliates, on your life exceed $1,000,000; (4) we believe that the additional premium is being made by or on behalf of an institutional investor; or (5) for any reason allowed by law.

Your premiums are invested in the Investment Options you select.  Each premium is credited as of the date we receive the premium in Good Order at our Administrative Office, except that additional time is allowed for the application of the initial premium under Rule 22c-1 of the 1940 Act.  Good Order means complete information we require to process your application or any request.

Initial premium allocated to the subaccounts will be priced at the unit value determined no later than two business days after receipt of a completed application (including all necessary related information).  If the application is not complete, we may retain the initial premium for up to five business days while attempting to complete it.  If the application is not completed within five business days, you will be informed of the reason for the delay.  The initial premium will be returned unless you specifically allow us to hold the premium until the application is completed.

Once received in Good Order, premiums allocated to Subaccounts are used to purchase Units at the Unit Value as of the next close of the New York Stock Exchange.

Each additional premium will be credited to your Subaccount under your current allocation as of the date we have received the premium in Good Order at our Administrative Office.  If you submit a different allocation, a 60-day waiting period will start before you can make a subsequent transfer or allocation change.  See Part 5, section titled “Allocations and Transfers.”

All premiums are deemed received when they are received in Good Order to our Administrative Office.

Units in Our Separate Account

Your investment in the Subaccounts is used to purchase Units.  On any given day, the value you have in a Subaccount is the number of Units credited to you in that Subaccount multiplied by the Unit Value.  The Units of each Subaccount have a different Unit Value.

Units are purchased when you contribute new premium to your contract or transfer amounts to a Subaccount.  Units are redeemed (sold) when you make withdrawals or transfer amounts out of a Subaccount into a different Subaccount.  We also redeem Units to pay the Death Benefit or if you elect an Annuity Option, or as permitted or required by law.  The number of Units purchased or redeemed in any Subaccount is calculated by dividing the dollar amount of the transaction by the next computed Unit Value for that Subaccount, calculated as of the next close of business of the New York Stock Exchange.

Each Unit represents a fractional undivided interest in the assets held in the related Subaccount.  If Units of any Subaccount are redeemed, the fractional undivided interest represented by each remaining Unit will be increased.  If additional Units are issued by any Subaccount, the fractional undivided interest represented by each remaining Unit will be decreased.  Units will remain outstanding until redeemed by a contract owner.

The Unit Value of each Subaccount will fluctuate with the investment performance of the corresponding Fund, which reflects the investment income and realized and unrealized capital gains and losses of the Fund, and the Fund’s expenses.

How We Determine Unit Value

We determine the Unit Value for each Subaccount after the close of business of the New York Stock Exchange, which is normally 4 p.m. Eastern Time on each Business Day.  To value your Subaccount Units invested in ETFs, we use the daily closing price of each ETF on its primary exchange.  Note that the ETF shares may trade at a discount from the net asset value of the ETF.  To value your Subaccount Units invested in the Vanguard Variable Insurance Fund Money Market Portfolio, we use the daily net asset value provided by Vanguard for the Money Market Portfolio.  In addition to the Fund shares, the Subaccounts that invest in the ETFs also hold an accrual for any dividends or other distributions declared by the ETF, which will be reinvested in the ETF on the next Business Day after payment.

The Unit Value of each Subaccount for any Business Day is equal to the Unit Value for the previous Business Day, multiplied by the net investment factor for that Subaccount on the current Business Day.  The net investment factor measures the investment performance of a Subaccount from one Business Day to the next.

We determine the net investment factor by dividing the net asset value of the Subaccount for that valuation period by the net asset value of the Subaccount for the preceding valuation period.  We subtract from that result the daily equivalent of the annual separate account charges for each calendar day since the last day that a Unit Value was determined (for example, a Monday calculation will include charges for Saturday and Sunday).

Generally, this means that we adjust Unit Values to reflect the change in value of the Fund shares, for the separate account charges and, if elected, the GLWB Rider charge.

Allocations and Transfers

Only one investment allocation to the Subaccounts may be in place at any time on your contract.  This allocation applies to your current investment, future premiums, and rebalancing.  In addition to your one allocation to the Subaccounts, you may allocate some or all or your initial premium and additional new premium to the STO.  Transfers from the STO to the Subaccounts must be according to your one investment allocation to the Subaccounts.

You may reallocate all or part of your Account Value among the Subaccounts; however, each reallocation triggers a 60-day waiting period before you can make another allocation change.  A transfer between or among Subaccounts is an “allocation change.”  Here are the details:

•                  A 60-day waiting period applies after your initial allocation on the Contract Date.  This means you must wait 60 days after the contract is issued before you make an allocation change.

•                  A 60-day waiting period applies after any voluntary allocation change.  This means you must wait 60 days after the date you make an allocation change before you make another allocation change.

•                  The following allocation changes will not trigger the 60-day waiting period:

•                  automatic rebalancing;

•                  automatic transfers from the STO;

•                  reallocation as a result of any material change in a Fund or a Subaccount (see Part 2, section titled “Changes in How We Operate);

•                  automatic transfers that take place upon cancellation of a GLWB Rider, unless you make additional voluntary allocation changes in connection with the GLWB Rider cancellation.

Allocations and transfers are restricted further if you have a GLWB Rider.  See Part 6.

To request a reallocation, you may write to our Administrative Office at the address in the Glossary.  Mail sent to any other address may not be in Good Order.  You may also contact your sales representative to request a reallocation.  Each request for a reallocation or transfer must specify:

•              the contract number; and

•              the Subaccounts and allocation percentages stated in whole percentages.

If one portion of a reallocation request involving multiple Subaccounts violates our policies or is not in Good Order, the entire request will not be processed.  You will need to resubmit a request that is in Good Order for your reallocation to be processed.

You may also request a reallocation through our telephone transfer service using your personal identifiers.  We will honor telephone instructions from any person who provides correct identifying information.  We are not responsible for fraudulent telephone requests we believe to be genuine according to these procedures.  Accordingly, you bear the risk of loss if unauthorized persons make reallocations on your behalf.

Telephone reallocations may be requested from 9:00 a.m. - 5:00 p.m. Eastern Time, on any day we are open for business.  If we receive your request before 4:00 p.m. Eastern Time (or the close of the New York Stock Exchange, if earlier) on a Business Day, you will receive the Unit Values for the Subaccounts as of the close of business on the day you call.  Requests received by us at or after 4:00 p.m. Eastern Time (or the close of the New York Stock Exchange, if earlier) on a Business Day, or received on a day other than a Business Day, will be processed using Unit Values as of the close of business on the next Business Day after the day you call.  All reallocations will be confirmed in writing.

Detrimental Effect of Trading on Unit Values

This contract is intended for long-term investing only and is not intended as a vehicle for frequent trading.  Reallocations (transfers) among Subaccounts are strictly limited under the terms of this contract.  See Part 5, section titled “Allocations and Transfers.”  We may refuse any reallocation request for an owner or certain owners if we believe in our sole discretion that a specific request or group of requests may have a detrimental effect on Unit Values.  We will notify you or your designated representative if your requested reallocation is not made.

Specific Notice Regarding the Use of this Annuity for Market Timing or Frequent Trading

This contract is not designed to serve as a vehicle for trading in response to short-term fluctuations in the market.  You cannot engage in intra-day trading of the ETFs available through the Subaccounts.  Any person that intends to engage in stale price arbitrage, utilize market timing practices or make frequent transfers for any reason should not purchase this contract.

If we determine, in our sole discretion, that a contract owner is attempting to engage in improper trading, we may revoke their same-day reallocation/transfer privileges and require their trades to be submitted via U.S. Mail.  We may modify these restrictions at any time in our sole discretion.

Withdrawals

You may make withdrawals as often as you wish, subject to following rules:

•                  Each withdrawal must be at least $250.

•                  Your Account Value remaining after a partial withdrawal, including any withdrawal charge, must be at least $20,000.  (Please note that you may fully surrender your contract at any time.)  This rule does not apply to a withdrawal of your Free Withdrawal Amount or if you have a GLWB Rider.

The withdrawal will be taken from your Investment Options, pro rata, in the same proportion their value bears to your total Account Value.  For example, if your Account Value is divided in equal 25% portions among four Subaccounts, when you make a withdrawal, 25% of the Account Value will come from each of your four Subaccounts.  You can tell us if you want your withdrawal handled differently.

Withdrawals are processed when a request is received in Good Order at our Administrative Office.  When you take a withdrawal from a Subaccount, Units are redeemed at the Unit Value as of the next close of the New York Stock Exchange.

The total amount deducted from your Account Value will be the withdrawal amount requested, plus any withdrawal charge that applies (see Part 4, section titled “Withdrawal Charge”).  The amount you receive will be the amount you requested, less any applicable tax withholding.  Withdrawals are handled differently if you elect a GLWB Rider.  See Part 6.

Withdrawals are attributed to your Account Value in the following order:  (1) any remaining Free Withdrawal Amount; (2) premiums which are no longer subject to a withdrawal charge and have not yet been withdrawn; (3) premiums subject to a withdrawal charge; and (4) any gain, interest, or other amount that is not considered a premium.  Your investment comes out first, beginning with the oldest premium first, then next oldest and so on.  Any gain or earnings in your contract come out only after an amount equal to all premiums, and any applicable charges on those premiums, are withdrawn.  Please note, however, that for tax purposes, withdrawals are considered to be gain first.  See Part 8.

Your financial professional or a third party may offer you asset allocation or investment advisory services for your contract.  Fees you pay for such investment advisory services are in addition to any contract charges.  If you want to pay for such services from your Account Value, you must complete a form authorizing us to pay the amount requested by the third party from your Account Value.  These payments are withdrawals from your Account Value and will be subject to any applicable withdrawal charge.  We will withdraw the requested payment according to the third party’s instructions (including instructions about which Subaccounts to withdraw the fee from) and send you a confirmation of the transaction.  We will not verify the accuracy of the amount being requested.

Examples of withdrawals and the application of withdrawal charges are located on Appendix B.

Additional restrictions apply to withdrawals if you have a GLWB Rider.  See Part 6.

Your Death Benefit is reduced by withdrawals on a proportional basis.  See Part 5, section titled “Death Benefit.”

Most of the withdrawals you make before you are 59½ years old are subject to a 10% federal tax penalty.  See Part 8.

Free Withdrawal Amount

You may take your Free Withdrawal Amount each Contract Year without paying a withdrawal charge.  The Free Withdrawal Amount is the greater of:

•                  10% of your Account Value on the date of the withdrawal, minus any partial withdrawals taken during the current Contract Year; or

•                  10% of your Account Value at your most recent Contract Anniversary, minus any partial withdrawals taken during the current Contract Year.  (During your first Contract Year, this amount is 10% of your initial premium received on the Contract Date)

If your RMD (based on the fair market value of this contract only as calculated by us) is greater than your Free Withdrawal Amount, we will allow you to take the RMD as your Free Withdrawal Amount, but only once each Contract Year.  Because your RMD is based on a calendar year, you should plan in advance to coordinate your RMD with your available Free Withdrawal Amount.

If you do not take the Free Withdrawal Amount in any one Contract Year, you cannot add it to the next year’s Free Withdrawal Amount.

The Free Withdrawal Amount does not apply to a full surrender.  Taking your Free Withdrawal Amount will not reduce the total withdrawal charge applicable to your premium.  If you take a subsequent withdrawal for more than the Free Withdrawal Amount or if you surrender the contract, we will assess any applicable withdrawal charge on the amount of your premiums withdrawn, which are not reduced for any Free Withdrawal Amount you have taken.  The Free Withdrawal Amount is not available for transfer to another IRA or other qualified contract or account.

Timing of Payment of a Withdrawal or Surrender

We normally send you partial or full withdrawals (or apply your Account Value to the purchase of an Annuity Option) within seven days after receipt of the required form at our Administrative Office.  However, we can defer our action for any period during which:

(1)          the New York Stock Exchange has been closed, other than a weekend or holiday, or trading on it is restricted;

(2)          an emergency exists as determined by the SEC so that disposal of securities is not reasonably practicable or it is not reasonably practicable for the Separate Account fairly to determine the value of its net assets; or

(3)          the SEC, by order, permits us to defer action in order to protect persons with interests in the Separate Account.

Assignments

This contract is an IRA and you are not legally permitted to assign, pledge or otherwise transfer the contract.  Pledging or assigning an IRA can cause loss of qualified status and result in some or all of the Account Value being included in your income.  A 10% federal tax penalty also may apply.

Death Benefit

We will pay the Death Benefit to your properly designated beneficiary if you die before the Annuity Date.

The Death Benefit amount will be the greater of:

1.               Your Account Value on the Death Benefit Date; or

2.               Your total premiums minus proportionate adjustments for partial withdrawals, including any withdrawal charge.  A proportional adjustment means that your Death Benefit will be reduced by the same percentage as your withdrawal bears to your Account Value at the time of withdrawal.

Example of the effect of withdrawals on the Death Benefit:

•                  if your Death Benefit is $100,000 and your current Account Value is $80,000,

•                  and you take a withdrawal of $10,000,

•                  we will reduce your Death Benefit by 12.5% because that is the same percentage that your withdrawal bears to the Account Value at the time of the withdrawal ($10,000 / $80,000);

•                  therefore, your Death Benefit is reduced by $12,500.

Because the Account Value at the time of the withdrawal in this example is less than the Death Benefit, the Death Benefit is decreased by a larger dollar amount than the partial withdrawal amount.

This example is for illustrative purposes only and does not predict results.

Your beneficiary generally has a choice of how to receive the Death Benefit.

1.               The beneficiary may take a lump sum.  If the beneficiary elects this option, he or she may elect to receive a check or have the lump sum Death Benefit deposited into a checking account in the name of the beneficiary, if allowed by state law.  The checking account is an interest-bearing account with no fees.  The beneficiary can access some or all of the funds at any time by writing a check.

2.               The beneficiary may defer for up to five years.  If the beneficiary elects this option, we will allow the beneficiary to keep the Death Benefit invested in the Subaccounts then available under the contract for a period of up to five years.  Separate account charges will continue to apply.  At the end of five years, the entire amount must be paid to the beneficiary.

3.               The beneficiary may treat the contract as an inherited IRA.  If the beneficiary elects this option, we will allow the beneficiary to keep the Death Benefit amount invested in the Subaccounts then available under the contract.  Separate account charges will continue to apply.  The beneficiary must choose to receive the Death Benefit as either:

a)              an immediate annuity; or

b)             substantially equal payments over his or her life expectancy as defined by the Tax Code.  The beneficiary may choose the longer of his or her life expectancy or the deceased owner’s life expectancy (both as defined by the Tax Code) if the owner dies after the Required Beginning Date.  (For Roth IRAs, the owner is presumed to have died before the Required Beginning Date.)

Distributions must begin by December 31 of the calendar year after the owner’s death; however if the beneficiary is your spouse and has elected this option, distributions may begin at the end of the calendar year in which the owner would have reached age 70½, if later.  A spouse also may elect to continue the contract as described below in the section titled “Spousal Continuation.”

The following restrictions apply to the inherited IRA contract: (i) the inherited IRA owner may not add premium to the contract; (ii) the Death Benefit available to the beneficiary of the inherited IRA owner is the Account Value on the Death Benefit Date after the death of the inherited IRA owner; and (iii) the beneficiary of the inherited IRA owner will be required to receive the remaining Account Value either in a lump sum, over 5 years or over the life expectancy of the inherited IRA owner as determined by the Tax Code.

For more information on inherited IRAs, see Part 8, section titled “Inherited IRAs” and IRS Publication 590.  You should seek independent tax advice.

If your beneficiary is not a natural person, the beneficiary must elect either a lump sum or deferral for up to five years.

Spousal Continuation

If your sole primary beneficiary is your spouse, the contract may be continued in your spouse’s name as the owner.  If spousal continuation is elected, we will increase the continued contract’s Account Value to the same amount that would have been paid to your surviving spouse had he or she taken the Death Benefit as a lump sum distribution.  This increase will be added to the Subaccounts you have selected on a pro-rata basis.  For example, if the Account Value at death was $100,000, but we would have paid out a Death Benefit of $115,000, the surviving spouse’s contract will continue with $115,000 as the Account Value.

All terms and conditions of the contract continue to apply including the withdrawal charge.  When the surviving spouse dies, the Death Benefit will be paid to the beneficiary named by the surviving spouse.

Federal tax advantages of spousal continuation are not available to same sex spouses.  The Federal Defense of Marriage Act states that civil union partners and same sex spouses are not considered married under federal law.  Therefore, the favorable tax treatment provided by federal tax law to a surviving spouse of an annuity owner is not available to a surviving civil union partner or same sex spouse.  If civil unions or same sex marriages are recognized in the state where this contract is issued, the Spousal Continuation described in the contract is available to the surviving civil union partner or same sex spouse; however, the favorable tax treatment provided by federal law will not apply and the transfer of ownership will be a taxable event.

Selecting and Changing Your Beneficiary

You may name one or more beneficiaries as primary or contingent beneficiaries.  The Death Benefit will be paid to your primary beneficiaries who are alive at the time of your death.  If no primary beneficiary survives your death, then the Death Benefit will be paid to your contingent beneficiaries, if any.  If no beneficiary survives your death (primary or contingent) or none has been named, the Death Benefit will be paid to your estate.

If multiple beneficiaries in either category (primary or contingent) are named, the Death Benefit will be split into equal shares among the beneficiaries in that category who are alive at the time of your death, unless you specify otherwise in your beneficiary designation.

If you die on or after the Annuity Date and before the entire interest in the contract has been distributed, then the rest of the annuity must be distributed to the beneficiary at least as quickly as the method in effect when you died.

You may change any beneficiary by sending the appropriate form in Good Order to the Administrative Office.  We may limit the number of beneficiaries you can name at one time.  Please consult your financial professional and tax advisor to properly identify your beneficiaries so that the Death Benefit is paid as you intend.  Please be sure to name your spouse as your sole primary beneficiary so that spousal continuation of the contract can occur, if that is your intention.  You may wish to name a contingent beneficiary in case your spouse dies before you.

Filing Death Claims

To file a death claim, the beneficiary must submit an original certified death certificate and company death claim paperwork that is in Good Order, including the beneficiary’s election of how they wish to receive the Death Benefit proceeds.  On the date we first receive notice of the owner’s death, we will stop all pending automatic transactions including rebalancing and systematic withdrawals; however, any money in the STO will be transferred to the Subaccounts according to the owner’s allocation.

During the period from the date of death until we receive all required paperwork in Good Order, the Account Value will remain invested in the Subaccounts as allocated by you at the time of your death.  As a result, the Account Value continues to reflect the investment performance of the Subaccounts during this period and will be subject to market fluctuations.  Separate account charges will continue to apply.

If there are multiple beneficiaries, after one beneficiary submits death claim paperwork, the Death Benefit will be calculated and the first beneficiary will receive payment according to his or her election.  The remaining beneficiaries’ share of the Death Benefit will be invested in the Subaccounts as allocated by you at the time of your death and subject to market fluctuations.

Maturity Date and Annuity Option

Your Annuity Option is available anytime on or after your first Contract Anniversary until the Maturity Date.  You may elect your Annuity Option by writing to the Administrative Office any time on or after your first Contract Anniversary and before the Maturity Date.  Upon the Maturity Date, you may elect to receive a lump sum of your Account Value, or you may elect an Annuity Option.

An Annuity Option can provide for fixed payments, which may be made monthly, quarterly, semi-annually or annually.  For any annuity, the minimum initial payment must be at least $100.  If the minimum monthly payment under a guaranteed Annuity Option would be less than $20, we will pay you a lump sum of your Account Value instead.  All Annuity Options are funded through our General Account.

The amount applied toward the purchase of a guaranteed Annuity Option under the contract will be the Account Value less any premium tax.  The guaranteed Annuity Options are single life and ten years certain or joint life and ten years certain.  This option provides a fixed life income annuity with 10 years of payments guaranteed.

We will also use the Account Value less any premium tax to determine your annuity payments if you select a nonguaranteed Annuity Option with either (i) life contingencies, or (ii) a period certain that provides for fixed payments over ten or more years.  If you select any other nonguaranteed Annuity Option, the amount applied to determine your annuity payments will be the Surrender Value, or if this Contract is issued in New York, the amount applied to determine your annuity payments under (ii) above will be the greater of the Surrender Value or 95% of your Account Value.

We currently offer additional Annuity Options listed below; however we may eliminate or change the non guaranteed options available at any time.

•                  Period certain annuity, which provides for fixed payments for a fixed period.  The amount is determined by the period you select when you select the type of annuity you want.  If the Annuitant dies before the end of the period selected, the beneficiary will receive the remaining periodic payments.

•                  Period certain life annuity, which provides for fixed payments for at least the period selected and after that for the life of the Annuitant or the lives of the Annuitant and any joint Annuitant under a joint and survivor annuity.  If the Annuitant (or the Annuitant and the joint Annuitant under a joint and survivor annuity) dies before the period selected ends, the remaining payments will go to the beneficiary.

•                  Life income annuity, which provides fixed payments for the life of the Annuitant, or until the Annuitant and joint Annuitant both die under a joint and survivor annuity.

If you have not already selected a form of Annuity Option, we will contact you prior to your Maturity Date.  You can tell us at that time if you would like a lump sum payment, or select the type of annuity you want.  If we do not receive your election on or before your Maturity Date, you will automatically receive the single life and ten years certain Annuity Option guaranteed under the contract.

Annuity Payments

Once payments begin under an Annuity Option, payments will not change.  The size of payments will depend on the amount applied to the Annuity Option, the form of Annuity Option you chose and, in the case of an Annuity Option with life contingencies, on the Annuitant’s age and sex (where permissible).

If the age or sex of an Annuitant has been misstated, any benefits will be those that would have been purchased at the correct age and gender.  Any overpayments or underpayments made by us will not be charged or credited with interest, unless required by your state.  If we have made overpayments because of incorrect information about age or gender, we will deduct the overpayment from the next payment or payments due.  We add underpayments to the next payment.

How You Make Requests and Give Instructions

When you write to our Administrative Office, use the address listed in the Glossary of this prospectus.  We cannot honor your requests unless they are in proper and complete form.  Whenever possible, use one of our printed forms, which may be obtained from our Administrative Office.

Part 6 — Optional Benefits

You may purchase one of the optional GLWB Riders offered with this contract, which provides additional benefits for an additional charge.  Benefits under a Rider will replace or supplement the standard contract benefits.  Charges for an optional benefit Rider are in addition to the standard contract charges.  Be sure you understand the charges.  Carefully consider whether you need the benefit and whether it is appropriate for your particular circumstances.  Also consider whether you can buy the benefit more cheaply as part of the variable annuity or with a separate contract.

Guaranteed Lifetime Withdrawal Benefit

Each Guaranteed Lifetime Withdrawal Benefit (GLWB) is an optional Rider you may purchase for an additional charge.  You may select the Individual GLWB Rider or the Spousal GLWB Rider.

The GLWB Rider guarantees lifetime payments for you (or you and your covered spouse if you elect the Spousal GLWB Rider) regardless of how your investments perform, as long as the Rider is in effect.  You are the covered person under the Individual GLWB Rider.  You and your spouse are the covered persons under the Spousal GLWB Rider.  If you take Nonguaranteed Withdrawals, as explained below, your Benefit Base will decrease immediately, your lifetime payments may decrease and the Rider may terminate.

Lifetime Payout Amount (LPA)

The LPA is the amount we guarantee you can receive each calendar year for your lifetime (or for as long as either you or your covered spouse is alive if you elect the Spousal GLWB Rider).  You are eligible to begin receiving your LPA on the LPA Eligibility Date.

For the Individual GLWB Rider, the LPA Eligibility Date is the earlier of the following:

•                  January 1st after the calendar year in which you turn age 60 (if you turn age 60 on January 1st, your LPA will be available beginning on that day); or

•                  the Contract Date, if you are age 60 or older at the time you purchase your contract.  The LPA available during the calendar year in which you purchase your contract will be pro rated for the portion of the calendar year remaining.

For the Spousal GLWB Rider, the LPA Eligibility Date is the earlier of the following:

•                  January 1st after the calendar year in which the younger of you or your spouse turns age 60 (if the younger of you or your spouse turns age 60 on January 1st, your LPA will be available beginning on that day); or

•                  the Contract Date, if the younger of you or your spouse is age 60 or older at the time you purchase your contract.  The LPA available during the calendar year in which you purchase your contract will be prorated for the portion of the calendar year remaining.

The LPA is equal to the applicable Withdrawal Percentage multiplied by the Benefit Base on January 1st each year on or after the LPA Eligibility Date.  For the Spousal GLWB Rider, that amount is then multiplied by 90% (this 90% is called the Spousal Factor).

Withdrawal Percentage - The applicable Withdrawal Percentage is determined by the following formula:

A + B + C, where:

(A)      is the Age Based Percentage stated on the chart below:

Age*	Age Based Percentage
60-64	4.00%
65-69	4.50%
70-74	5.00%
75 +	5.50%

*The Age Based Percentage is determined by your age (or the age of the younger of you or your spouse if you have elected the Spousal GLWB Rider).  The Age Based Percentage is locked in on the date of the first withdrawal from the contract on or after the LPA Eligibility Date;

(B)        is the cumulative Deferral Percentage.  The cumulative Deferral Percentage begins at zero and increases by 0.10% for each complete calendar year that you do not take a withdrawal.

(C)        is a First Year Deferral Percentage stated on the chart below:

Contract Date	First Year Deferral Percentage
January 1-March 31	0.075%
April 1-June 30	0.050%
July 1-September 30	0.025%
October 1-December 31	0.000%

The First Year Deferral Percentage is a onetime addition to your Withdrawal Percentage that varies based on your Contract Date, provided you do not take a withdrawal in the calendar year containing the Contract Date.

Benefit Base - Your initial Benefit Base is equal to your initial premium received by us on the Contract Date.  Your Benefit Base will be adjusted as follows:

1.               On each Contract Anniversary, your Benefit Base will be compared to your Account Value and if the Account Value is greater than the Benefit Base, we will step up your Benefit Base to equal the Account Value.

2.               If you take a Nonguaranteed Withdrawal, we will immediately decrease your Benefit Base as described in the section titled “Nonguaranteed Withdrawal” below.

3.               On the date we receive an additional premium during the first Contract Year, we will immediately increase your Benefit Base by the amount of the additional premium. Additional premiums received after the first Contract Year will not increase your Benefit Base.

The Benefit Base is used only to measure the LPA and is not available for withdrawal or payable as a death benefit.

If you (or the younger of you and your spouse if you have elected the Spousal GLWB Rider) have reached the LPA Eligibility Date on the Contract Date, your LPA for the calendar year that contains the Contract Date will be your Withdrawal Percentage multiplied by your Benefit Base, prorated for the portion of the calendar year remaining.  The factor used to prorate the LPA is the number of days remaining in the calendar year (not including the Contract Date) divided by the number of days in the calendar year.

If you withdraw less than the LPA in any calendar year, you cannot carry over or add the remaining LPA to withdrawals made in future years.

If your RMD is greater than the LPA for any calendar year, the RMD will be the LPA for that calendar year.

Nonguaranteed Withdrawal

Before your LPA Eligibility Date, a Nonguaranteed Withdrawal is the total amount of any withdrawal, including any withdrawal charge.

After your LPA Eligibility Date, a Nonguaranteed Withdrawal is all or a portion of any withdrawal, including any withdrawal charge, that, when combined with your total withdrawals for that calendar year, exceeds your LPA.

If you take a Nonguaranteed Withdrawal, your Benefit Base will immediately decrease by the adjusted Nonguaranteed Withdrawal amount.  The adjusted Nonguaranteed Withdrawal amount is defined as the Nonguaranteed Withdrawal amount multiplied by the greater of 1.0 and the ratio of Benefit Base to Account Value (Benefit Base divided by Account Value), where both values are determined immediately before the Nonguaranteed Withdrawal.  The Account Value immediately before the Nonguaranteed Withdrawal means that the Account Value will be reduced by any remaining LPA prior to the calculation.

Taking Nonguaranteed Withdrawals could reduce your future benefits by more than the dollar amount of the Nonguaranteed Withdrawals.

The example below demonstrates how a Nonguaranteed Withdrawal affects the Benefit Base, using the following assumptions:

•                  Benefit Base = $100,000

•                  Account Value = $85,000

•                  LPA = $5,000

•                  One withdrawal is taken during the calendar year = $7,000

•                  Withdrawal taken after LPA Eligibility Date

•                  No withdrawal charge applies.

The Nonguaranteed Withdrawal amount is $2,000, which is equal to your total calendar year withdrawals ($7,000) minus your LPA ($5,000).  The adjusted Nonguaranteed Withdrawal is $2,500:

$2,500 = $2,000 (Nonguaranteed Withdrawal amount) x the greater of 1.0 or ($100,000 (Benefit Base immediately before the Nonguaranteed

Withdrawal) / $80,000 (Account Value immediately before the Nonguaranteed Withdrawal))

Your Benefit Base will be reduced by $2,500 to $97,500.

This example is for illustrative purposes only and does not predict results.

Other Important Facts about Withdrawals

•                  You will not receive the intended benefit of this Rider if you take Nonguaranteed Withdrawals.  Nonguaranteed Withdrawals can have a significant negative effect on your Benefit Base and your LPA .

•                  A withdrawal charge may apply.  If you withdraw more than your Free Withdrawal Amount (10% of the Account Value in any Contract Year) but the withdrawal does not exceed your LPA, any applicable withdrawal charge will be waived.  If you withdraw more than the Free Withdrawal Amount and any portion of the withdrawal is a Nonguaranteed Withdrawal, a withdrawal charge, if any, will be applied on the entire amount that is greater than the Free Withdrawal Amount.  See Part 4, “Withdrawal Charge” and Part 5, “Withdrawals.”  Following is an example of how a withdrawal charge may apply:

Assume:

Premium:	$40,000
Account Value before withdrawal:	$18,000
Withdrawal charge percentage applicable to premium:	4%
Lifetime Payment Amount:	$2,000

Case 1: Owner requests withdrawal of $2,000 (LPA)

The Free Withdrawal Amount is calculated as $18,000 x 10% = $1,800.  The $2,000 requested withdrawal is greater than the remaining Free Withdrawal Amount; however, it does not exceed the LPA.  No withdrawal charge will apply.

Case 2: Owner requests withdrawal of $2,500

The Free Withdrawal Amount is $1,800.  Since the requested withdrawal exceeds the LPA, withdrawal charges will apply.  After applying the withdrawal first to the Free Withdrawal Amount, this leaves $700 ($2,500 - $1,800), which will be subject to a withdrawal charge of $42 ($700 x 6%).

•                  Withdrawals must be taken pro-rata from your Investment Options.  You cannot make a withdrawal from specific Investment Options.

•                  You may not take a withdrawal on your Contract Date.

•                  If you request a withdrawal, we will withdraw the total amount you requested from your Account Value, however the amount you receive will be net of tax withholding and withdrawal charge, if applicable.

GLWB Rider Charge

The GLWB Rider charge is a daily charge taken from the Account Value in your Subaccounts.  The charge is in addition to the separate account charges for the contract and reduces your Unit Values.  The charge varies depending on which GLWB Investment Strategy you choose.  The following table shows the effective annual rates for the Rider charge:

GLWB Investment Strategy	Current GLWB Charge	Current GLWB Charge with Total Separate Account Expenses
Strategy 1 — Basic Allocation	0.60%	2.35%
Strategy 2 — Self Style Allocation	0.80%	2.55%

We may increase the annual charge for the GLWB Rider up to the maximum of 1.50%.  If we do increase the charge, we will give you prior written notice of the increase.  You will have the option to cancel the Rider at that time. The maximum GLWB charge plus total separate account charges would be 3.25% for either GLWB Investment Strategy.  We do not deduct the Rider charge during the Guaranteed Payment Phase.

The GLWB Rider charge is the same for the Individual GLWB Rider and the Spousal GLWB Rider.  (The LPA is adjusted downward — by the Spousal Factor of 90% — for the Spousal GLWB Rider instead of an additional charge.)

GLWB Investment Strategies

If you purchase the GLWB Rider, you must allocate your premium to only one of the two GLWB Investment Strategies described below.  Once you select a GLWB Investment Strategy, you cannot switch to another GLWB Investment Strategy.  As a result of the GLWB Rider investment restrictions, you will always have some degree of exposure to the market.  You cannot eliminate this exposure even during periods of market volatility.  These investment strategies are designed for long-term investors seeking withdrawal guarantees.  (Note that the Subaccounts available in the GLWB Investment Strategies are also available without the Rider.)

GLWB Investment Strategy 1 — Basic Allocation

You must allocate your premium according to one of the three models: Blend, Growth or Value.  You may reallocate from one model to another, as discussed below.

Subaccount	Model 1 - Growth	Model 2 - Blend	Model 3 - Value
iShares S&P 500 Index Fund	30%	40%	30%
iShares S&P 500 Growth Index Fund	10%
iShares S&P 500 Value Index Fund			10%
iShares S&P MidCap 400 Index Fund	10%	10%	10%
iShares S&P SmallCap 600 Index Fund	5%	5%	5%
Vanguard Tax-Managed International Fund, Europe Pacific, ETF Shares	5%	5%	5%
Vanguard Total Bond Market Index Fund, ETF Shares	35%	35%	35%
iShares S&P/Citigroup International Treasury Bond Fund	5%	5%	5%

GLWB Investment Strategy 2 — Self Style Allocation

You may select one or more of the Subaccounts in one or more groups, as long as your allocations add up to 100% and are within the minimum and maximum allocation percentages indicated for each group.

Group 1 Core Fixed Income Minimum 35% Maximum 65%	Group 2 Core Equity Minimum 35% Maximum 65%	Group 3 Non-Core Fixed Income Minimum 0% Maximum 30%	Group 4 Non-Core Equity Minimum 0% Maximum 30%	Group 5 International/ Alternative Minimum 0% Maximum 15%
iShares Barclays Aggregate Bond Fund	iShares S&P 500 Index Fund	iShares Barclays TIPS Bond Fund	iShares S&P 500 Growth Index Fund	iShares S&P/Citigroup International Treasury Bond Fund
iShares Barclays Intermediate Credit Bond Fund	Vanguard Dividend Appreciation Index Fund, ETF Shares	iShares iBoxx $ High Yield Corporate Bond Fund	iShares S&P 500 Value Index Fund	Vanguard Emerging Markets Stock Index Fund, ETF Shares
Vanguard Total Bond Market Index Fund, ETF Shares	Vanguard Large-Cap Index Fund, ETF Shares	Vanguard Intermediate-Term Corporate Bond Index Fund, ETF Shares	iShares S&P MidCap 400 Index Fund	Vanguard REIT Index Fund, ETF Shares
		Vanguard Variable Insurance Fund Money Market Portfolio	iShares S&P SmallCap 600 Index Fund	Vanguard Tax-Managed International Fund, Europe Pacific ETF Shares
Vanguard Mega Cap 300 Index Fund, ETF Shares

For more information about these Subaccounts, including information relating to their investment objectives and policies, and the risks of investing, see Part 3, as well as the Fund prospectuses.  You can obtain a copy of the Fund prospectuses by contacting our Administrative Office listed in the Glossary.  You should read the Fund prospectuses carefully before investing.

In addition to your allocation to one of the two GLWB Investment Strategies, you may invest some or all of your initial premium received by us on the Contract Date in the STO.  Transfers from the STO to the Subaccounts must be according to GLWB Investment Strategy and allocation you have selected.

Subject to required approvals by federal and state authorities, we may add, remove, change, close, substitute or limit investment in the GLWB Investment Strategies or the Subaccounts at any time.

Allocations and Transfers for the GLWB

In addition to the allocation and transfer rules under the contract (See Part 5, section titled “Allocations and Transfers”), the following additional rules and limitations apply to your allocations and transfers:

•                  Your one allocation allowed on the contract must meet the requirements of one of the two GLWB Investment Strategies.

•                  Your Account Value will be automatically rebalanced to your allocation percentages each contract quarter.

•                  You cannot move from one GLWB Investment Strategy to another.

•                  In GLWB Investment Strategy 1, you can reallocate your Account Value invested in one model to another model.  The reallocation will reset your Account Value to the required percentages for the new model.  Each reallocation triggers the 60-day waiting period before you can make another reallocation.

•                  In GLWB Investment Strategy 2, you can reallocate your Account Value invested in Strategy 2 as long as your new allocation is within the minimum and maximum allocation percentages for each Fund group.  Each reallocation triggers the 60-day waiting period before you can make another reallocation.

Your financial professional or a third party may offer you asset allocation or investment advisory services related to this annuity contract or Rider for an additional fee to be deducted from your contract.  Such fees are considered withdrawals and could cause a Nonguaranteed Withdrawal.  Therefore, if you purchase a GLWB Rider, we do not recommend using this annuity contract to pay for such services.

Withdrawal Protection for Required Minimum Distributions

If your contract is a traditional IRA or a SEP IRA, you may be required to withdraw money in order to satisfy IRS minimum distributions requirements after you reach age 70½.

We will calculate the RMD for this annuity contract based on its prior calendar year-end fair market value.  We do not consider your other assets or distributions in making this calculation.  This is the RMD protected under the GLWB Riders, except if you elect the spousal rider, and your spouse is more than 10 years younger than you.  In that case, due to your age difference, you will be required to take your RMD for this annuity contract before the LPA Eligibility Date; if you take your RMD from this contract’s  Account Value, the withdrawals will be a Nonguaranteed Withdrawals until the LPA Eligibility Date is reached.  You are solely responsible for meeting all requirements of the Tax Code.

After the LPA Eligibility Date, you may take the greater of your LPA or your RMD each calendar year.  In the year you turn 70½ the Tax Code provides that you may take your first RMD prior to April 1st of the following calendar year; however, with a GLWB Rider, you must take your first annual RMD in the calendar year you turn age 70½ in order to avoid a potential Nonguaranteed Withdrawal.

We may make any changes we deem necessary to comply with the tax laws.  We are not liable for any tax consequences you incur arising from this contract or your obligations under the Tax Code.  You should discuss these matters with your tax advisor prior to electing a GLWB Rider.

Continuation of the Spousal GLWB at Owner’s death

Opposite sex spouses — your covered spouse will have the option to continue the contract and the GLWB Rider at the time of your death.  Your covered spouse will become the owner and annuitant of the contract and all terms and conditions of the contract continue to apply.  See Part 5, section titled “Spousal Continuation.”

Same sex spouses — in states that recognize marriage between same sex partners, civil union or domestic partnership, the covered spouse may continue to receive the LPA under the terms of the Rider; due to federal tax laws, however, not all terms of the contract apply.  If the same sex covered spouse wishes to continue receiving the LPA, he or she must elect to treat the contract as an inherited IRA.  See Part 5, section titled “Death Benefit.”

All provisions of the contract and the GLWB Rider still apply, except (i) the same sex covered spouse must take at least the RMD each calendar year (caution: this may cause a Nonguaranteed Withdrawal if the LPA Eligibility Date has not been reached); (ii) the same sex spouse cannot add premium to the contract; (iii) the Death Benefit available to the beneficiary of the same sex spouse is limited to the Account Value on the Death Benefit Date; and (iv) the beneficiary of the same sex spouse will be required to receive the remaining Account Value either in a lump sum, over 5 years or over the life expectancy of the same sex spouse as determined by the Tax Code.  These restrictions are required by the Tax Code.

Guaranteed Payment Phase

The Guaranteed Payment Phase begins on or after the LPA Eligibility Date if either:

•                  Before the Maturity Date, the Account Value reduces to zero (other than as a result of a Nonguaranteed Withdrawal or the voluntary election of an Annuity Option).

•                  On the Maturity Date, you elect to continue to receive annual payments equal to the then current LPA through a life only Annuity Option (or joint life if you have elected the Spousal GLWB Rider and both you and your covered spouse are still living.)

When the contract begins the Guaranteed Payment Phase, we will send you a written notice and any remaining LPA that you have not taken during the current calendar year.  (If your contract enters the Guaranteed Payment Phase on the Maturity Date, we will set your Account Value to zero.)  Beginning the next calendar year, and in each calendar year during the Guaranteed Payment Phase, you will receive your LPA.

The Guaranteed Payment Phase will continue until the death of the owner (or owner and covered spouse if the Spousal GLWB is elected), except that the Guaranteed Payment Phase will end and payments will cease if this Rider terminates prior to the death of the owner (or owner and covered spouse if the Spousal GLWB is elected).

Once the Guaranteed Payment Phase begins, all other rights, benefits, values and charges under the contract and the GLWB Rider will terminate, except those described in this section and in the “Cancellation and Termination of Rider” section below.  The Guaranteed Payment Phase will end if the Rider terminates.  See “Cancellation and Termination of Rider” section below.  We should be notified immediately upon the death of the owner (or covered spouse if the Spousal GLWB is elected).

Cancellation and Termination of Rider

You may cancel the Rider during the first 45 days of each Contract Year beginning on the fifth Contract Anniversary.  Upon termination of the Rider, the Rider charge will no longer be assessed.  All other charges will remain in effect.

This Rider will terminate automatically on the earliest of the following dates:

1.               for the Individual GLWB Rider, the date you die, and for the Spousal GLWB Rider, the date the later of you or your covered spouse dies;

2.               the date the Account Value equals zero due to a Nonguaranteed Withdrawal;

3.               the date that ownership of the contract or Rider is transferred or the contract, Rider or any benefits under the contract or Rider are assigned unless: in New York, the new owner is a covered person; in New Hampshire and Vermont the new owner assumes full ownership of the contract and is essentially the same person as the current owner (e.g. a change to a court appointed guardian representing the owner during the owner’s lifetime);

4.               on the Maturity Date, unless you elect to receive your LPA through a life only Annuity Option, or joint life only Annuity Option if you have elected the Spousal GLWB Rider and your covered spouse is still living;

5.               the date you voluntarily elect an Annuity Option under the contract;

6.               the date you cancel the GLWB Rider; or

7.               the date you surrender the contract.

Additional Rules

The following additional rules apply if you elect a GLWB Rider:

•                  You must be between 45 and 80 years old on the Contract Date in order to elect the Individual GLWB Rider.  In order to elect the Spousal GLWB Rider, the younger of you or your spouse must be at least 45 years old and the older of you or your spouse must be no more than 80 years old on the Contract Date.

•                  The Company may refuse to accept additional premiums on a nondiscriminatory basis at anytime.

•                  We may require proof that you (or your covered spouse) are living at any time.

•                  You cannot switch from an Individual GLWB Rider to a Spousal GLWB Rider or vice versa.

Additional Rules that Apply to the Spousal GLWB Rider

1.               Only your legal spouse (as defined by applicable state law) on the Contract Date may be named as a covered person under the Spousal GLWB Rider.

2.               You must name your spouse as your sole primary beneficiary.

3.               You cannot add or change a spouse as a covered person.

4.               If your marriage is terminated (such as by divorce or dissolution) or your spouse dies, your spouse is automatically removed as a covered person.  If you subsequently remarry, you cannot add the new spouse.

5.               You must provide us with notice of the divorce or termination of marriage.

6.               Once the spouse is removed as a covered person, lifetime withdrawals under the Spousal GLWB Rider are no longer guaranteed for the lives of both you and your spouse.  (If a spouse is removed, you can name a new Beneficiary.)

7.               If a spouse is removed and is no longer a covered person, the LPA Eligibility Date and the Age Based  Percentage are still based on the younger of you or your (now removed) spouse.

8.               If a spouse is removed and no longer a covered person, the Spousal Factor of 90% will continue to apply to your LPA calculation.

9.               If spouse is 10 years or more younger than you, the Spousal GLWB Rider may not be suitable for you.

The addition of a GLWB Rider to your annuity contract may not be right for you.  For example: (i) if you are purchasing the GLWB to meet income needs, you should consider whether an immediate annuity is better suited to your situation; (ii) if you do not expect to take withdrawals while this Rider is in effect, you do not need a GLWB Rider because the benefit is accessed through withdrawals; or (iii) if you are likely to need to take withdrawals prior to your LPA Eligibility Date or in an amount that is greater than the LPA or RMD for this contract only, you should carefully evaluate whether a GLWB Rider is appropriate, due to the negative effect of Nonguaranteed Withdrawals on your Benefit Base.  You should consult with your tax and financial advisors and carefully consider your alternatives before deciding if a GLWB Rider is suitable for your needs.

Examples

Please see Appendix C for hypothetical examples that illustrate how the GLWB Riders work.

Part 7 - Voting Rights

How Fund Shares Are Voted

National Integrity is the legal owner of the Fund shares held by the Separate Account.  As a shareholder, we have the right to vote on certain matters with respect to the Funds.  Among other things, we may vote to elect the Fund’s Board of Directors, to ratify the selection of independent auditors, and on any other matters described in a current prospectus or statement of additional information for each Fund, or any matter requiring a vote by shareholders under the 1940 Act.

Whenever a shareholder vote is taken, we will give you the opportunity to tell us how to vote the number of shares attributable to the Units in your contract.  We will send you proxy materials and a form for giving us voting instructions.

If we do not receive instructions in time from all contract owners, we will vote shares for which we have not received instructions in the same proportion as we vote shares for which we have received instructions.  As a result of this proportional voting, the vote of a small number of contract owners may determine the outcome of a proposal.  We may vote any shares that we are entitled to vote directly, because of amounts we have accumulated in our Separate Account, as we deem appropriate.  If the federal securities laws or regulations or interpretations of them change so that we are permitted to vote shares in our own right or to restrict contract owner voting, we may do so.

Fund shares are sold to investors other than us.  Therefore, the shares voted by all shareholders will dilute the effect of voting instructions received by us from our contract owners.

How We Determine Your Voting Shares

You vote only on matters concerning the Funds that correspond to the Subaccounts in which you are invested on the record date set by the Trust.  We determine the number of shares you vote by dividing your Account Value in each Subaccount by the total value of assets in the Subaccount multiplied by the number of shares in the Subaccount.

Separate Account Voting Rights

Under the 1940 Act, certain actions (such as some of those described under “Changes in How We Operate” in Part 2) may require contract owner approval.  In that case, you will be entitled to a number of votes based on the value you have in the Subaccounts.  We will cast votes attributable to amounts we have in the Subaccounts as we deem appropriate.

Part 8 - Tax Aspects of the Contract

Tax Status of the Contract

This contract is only available as a traditional IRA, Roth IRA, or SEP IRA.  If you were able to purchase this contract as other than an IRA, the contract would not satisfy the diversification requirements under federal tax law to be treated as an annuity contract for federal income tax purposes, and you would be currently taxed on your investment and gain.

Variable annuity contracts (other than certain pension and qualified retirement plan contracts, including IRAs) are generally not treated as annuities for federal income tax purposes, and thus lose their tax-deferred character, if they do not satisfy certain diversification requirements set forth in Section 817(h) of the Tax Code.  Investing in the ETF shares that are “publicly available,” i.e., that can be purchased directly without purchasing a variable annuity or life insurance contract, is incompatible with these requirements.  Accordingly, standing alone, the contract would not be treated as an annuity contract for federal income tax purposes.  However, we believe that an individual purchasing a contract as an IRA will not be taxed currently on the investment and gain.

Contracts that qualify as IRAs are not subject to restrictions against investing in publicly available investments if the contracts meet certain requirements set forth by the IRS.  We believe this contract will meet those requirements, although there is no guarantee that this will be the case.  If this contract is not maintained as an IRA, the taxes on the premiums and any gain will not be deferred (or for a Roth IRA, taxes on the gain will not be free from federal income tax) and the tax treatment will be uncertain.

Types of IRAs

Traditional IRAs

Section 408 of the Tax Code permits eligible individuals to contribute to an individual retirement program known as an IRA.  An IRA can be in the form of a trust or custodial account or an annuity.  An individual may make annual contributions to an IRA of up to the lesser of the limit specified in the Tax Code ($5,000 for 2010) or 100% of compensation includible in the individual’s gross income.  For an individual age 50 or older, the limit is increased by $1,000.  The premiums may be deductible in whole or in part, depending on the individual’s income and whether the individual or spouse participates in an employer sponsored retirement plan.  Distributions from another IRA or certain eligible employer plans may be transferred or “rolled over” into an IRA on a tax-deferred basis without regard to these limits.  Amounts in the IRA are taxed when distributed from the IRA at ordinary income tax rates.  A 10% penalty tax (discussed below) generally applies to distributions made before age 59½, subject to certain exceptions.  IRAs have minimum distribution rules (also discussed below) that govern the timing and amount of required distributions from traditional IRAs.

SEP IRAs

Section 408 of the Tax Code permits SEP IRAs, which are a type of IRAs that allows employers to contribute to IRAs on behalf of their employees.  Employer premiums made to an employee’s SEP IRA cannot exceed the lesser of (1) 25% of the employee’s compensation, and (2) a limit specified in the Tax

Code ($49,000 for 2010).  Distributions from SEP IRAs are subject to the same restrictions and rules that apply to IRA distributions.

Roth IRAs

Section 408A of the Tax Code permits certain eligible individuals to make non-deductible contributions to a Roth IRA in cash or as a rollover or transfer from another Roth IRA or other IRA.  Only individuals with income below certain amounts specified in the Tax Code may contribute to a Roth IRA.  An eligible individual may make annual contributions to a Roth IRA of up to the lesser of the limit specified in the Tax Code ($5,000 for 2010) or 100% of compensation includible in the individual’s gross income.  For an individual age 50 or older, the limit is increased by $1,000.  A rollover from, or conversion of, an IRA to a Roth IRA is generally subject to tax on the full amount rolled over or converted.

You should consult a tax advisor before converting amounts to a Roth IRA or combining any converted amounts with any other Roth IRA contributions, including any other conversion amounts from other tax years.

Distributions from a Roth IRA generally are not taxed, except that, once aggregate distributions exceed premiums to the Roth IRA, income tax and a 10% penalty tax (discussed below) may apply to distributions made (1) before age 59 1/2 (subject to certain exceptions), or (2) during the five taxable years starting with the year in which the first contribution is made to any Roth IRA.

Rollovers and Transfers

In many circumstances you may move money tax-free from one IRA to another IRA or from certain other qualified plans, such as a 401(k) plan or 403(b) tax sheltered annuity, to an IRA by means of a direct rollover or a transfer.  You may roll over, directly or indirectly, any eligible rollover distribution.  An eligible rollover distribution is defined generally as any distribution of all or part of the balance from a qualified plan, except you cannot rollover the following taxable distributions from another plan:

•                  any distribution that is part of a series of substantially equal payments made over your life expectancy;

•                  any distribution made for a specified period of 10 years or more;

•                  any distribution that is an RMD; or

•                  any hardship distribution.

Also, you cannot rollover from a SIMPLE IRA during the first two years of participation in the SIMPLE IRA and you cannot rollover after-tax contribution that is included in the other plans.

Tax laws are complex and your individual situation is unique.  You should always consult a tax advisor before you move or attempt to move assets between any IRA or qualified plan and another qualified contract or plan.

Early Distributions

Premature distributions are subject to an additional penalty tax equal to 10% of the amount of any payment from your IRA that is includible in your income.  This penalty is in addition to ordinary income tax.  Amounts paid from your IRA before you reach 59½ are considered premature distributions unless:

1.               the distribution is paid due to your death or disability;

2.               the distribution is the result of an Internal Revenue Service levy on the IRA;

3.               the distributions do not exceed your deductible medical expenses;

4.               you have received unemployment compensation under a federal or state program for at least 12 consecutive weeks and the distributions do not exceed the amount paid for health insurance coverage for yourself, your spouse and your dependents;

5.               a tax free rollover of the distribution is made;

6.               the distribution is part of a series of level periodic payments made over your life expectancy or joint life expectancy of you and your beneficiary;

7.               the distribution is used to cover certain qualified education expenses; or

8.               the distribution is used to cover qualified first-time home purchase expense (up to a lifetime maximum of $10,000).

Required Minimum Distributions (RMD)

For traditional and SEP IRAs, RMDs generally must commence no later than April 1 of the calendar year following the calendar year in which the owner reaches age 70½ .  The amount of the RMD is based on the prior year-end fair market value of your contract.

If your contract provides an additional benefit, such as the optional GLWB Rider, the fair market value of your contract may increase by the actuarial present value of the benefit.  Therefore, the amount of the RMD you must take may increase.

If you have more than one IRA, the distributions required by the Tax Code for all IRAs in the aggregate may be met by taking distributions from one or more of your IRAs.  Please note, however, that only the RMD as defined in the glossary (for this contract only one time each Contract Year) is protected from a withdrawal charge (see Part 5, section titled “Free Withdrawal Amount”) and from being a Nonguaranteed Withdrawal if you have a GLWB Rider (See Part 6, section titled “Withdrawal Protection for Required Minimum Distributions.)

Failure to comply with the RMD rules applicable to qualified contracts may result in the imposition of an excise tax.  This excise tax generally equals 50% of the amount by which an RMD exceeds the actual distribution from the contract.

Roth IRAs do not require distributions at any time prior to the owner’s death.

Inherited IRAs

The death benefit paid under this contract may be extended as inherited IRA.  This occurs if, after the death of the owner, the owner’s beneficiary directs that the death proceeds be titled as an inherited IRA.  See Part 5, section titled “Death Benefit.”  The owner’s beneficiary of the original IRA contract will become the inherited IRA owner and may name his or her own beneficiary in the event of death.

The inherited IRA owner may invest in the Subaccounts then available under the contract.  Separate account charges will continue to apply.  The inherited IRA owner must take RMDs beginning on or before December 31 of the calendar year after the original owner’s death.  If the beneficiary is a spouse and has elected this option, distributions may begin at the end of the calendar year in which the owner would have reached age 70½, if later.

If the original owner dies before the Required Beginning Date, the inherited IRA owner must take RMD over his or her life expectancy as defined by the Tax Code.  If the owner dies after the Required Beginning Date, the inherited IRA owner may choose the longer of his or her life expectancy or the deceased owner’s life expectancy, both as defined by the Tax Code.  (For Roth IRAs, the owner is presumed to have died before the Required Beginning Date.)

The following chart summarizes the date when RMDs must begin and the life used to measure the RMDs:

Death of owner	Spouse*	Nonspouse
Before Required Beginning Date	Distributions must begin by the later of (i) 12/31 of year after the calendar year of owner’s death, or (ii) 12/31 of the year when the deceased owner would have reached age 70½.	Distributions must begin by 12/31 of year after the calendar year of owner’s death

	RMD based on beneficiary life expectancy.	RMD based on beneficiary life expectancy.

After Required Beginning Date (Traditional and SEP IRAs only)	Distributions must begin by 12/31 of year after the calendar year of owner’s death RMD may be based on longer of the owner’s or beneficiary’s life expectancy.	Distributions must begin by 12/31 of year after the calendar year of owner’s death RMD may be based on longer of the owner’s or beneficiary’s life expectancy.

* Under current federal law, spouse means opposite-sex spouse only.

The following restrictions apply to the inherited IRA contract: (i) the inherited IRA owner may not add premium to the contract; (ii) the Death Benefit available to the beneficiary of the inherited IRA owner is the Account Value on the Death Benefit Date after the death of the inherited IRA owner; (iii) the beneficiary of the inherited IRA owner will be required to receive the remaining Account Value either in a lump sum, over 5 years or over the life expectancy of the inherited IRA owner as determined by the Tax Code.

A tax penalty applies if the inherited IRA owner fails to take the RMD.  The tax penalty equals 50% of the excess of the RMD over the amount actually withdrawn from the inherited IRA during the calendar year.

For more information on inherited IRAs, see Part IRS Publication 590.  Seek independent tax advice.

Federal and State Income Tax Withholding

We may be required to withhold federal income taxes on all distributions unless the eligible recipients elect not to have any amounts withheld and properly notify us of that election.

Certain states have indicated that pension and annuity withholding will apply to payments made to their residents.  Generally, an election out of federal withholding will also be considered an election out of state withholding.  For more information concerning a particular state, call our Administrative Office listed in the Glossary.

Tax Status of the Company

Under existing federal income tax laws, we do not pay tax on investment income and realized capital gains of the Separate Account.  We do not anticipate that we will incur any federal income tax liability on the income and gains earned by the Separate Account.  The Company, therefore, does not impose a charge for federal income taxes.  If federal income tax law changes and we must pay tax on some or all of the income and gains earned by the Separate Account, we may impose a charge against the Separate Account to pay the taxes.  We can also set up reserves for taxes.  We receive a tax deduction for dividends paid by the Funds.

Transfers among Subaccounts

There will not be any current tax liability if you transfer any part of the Account Value among the Subaccounts of your contract.

Seek Tax Advice

National Integrity does not act as your tax or legal advisor.  This discussion of the federal income tax treatment of the contract is not designed to cover all situations and is not intended to be tax advice.  It is based upon our understanding of the present federal income tax laws as currently interpreted by the

Internal Revenue Service (IRS) and various courts.  The IRS or the courts may change their views on the treatment of these contracts.  Future legislation may have a negative effect on annuity contracts or IRAs.  Also, we have not attempted to consider any applicable state or other tax laws.

Because of the complexity of the tax laws and the fact that tax results will vary according to the particular circumstances, anyone considering buying a contract, selecting an Annuity Option under the contract, or receiving annuity payments under a contract should consult a qualified tax advisor.

You should carefully consider the advantages and disadvantages of owning a variable annuity as an IRA or tax-qualified plan, as well as the costs and benefits of the contract (including the death benefits, income benefits and other non-tax-related benefits), before you purchase the contract as an IRA.

This contract includes an enhanced death benefit and offers an optional living benefit.  The IRS requires an actuarial present value of enhanced benefits to be added to the Account Value for purposes of calculating the fair market value of the annuity and determining the RMD.

The IRS has not reviewed the contract for qualification as an IRA and we make no guarantees that the contract will so qualify.  National Integrity does not guarantee the tax status, federal, state, or local, of any contract or any transaction involving the contracts.

Part 9 — Additional Information

Systematic Withdrawal Program

We offer a program that allows you to pre-authorize periodic withdrawals from your contract prior to your Annuity Date.  You can choose to have withdrawals made monthly, quarterly, semi-annually or annually and can specify the day of the month (other than the 29th, 30th or 31st) on which the withdrawal is to be made.  If you do not select how often you want to receive withdrawals, we will make them on a monthly basis.  You may specify a dollar amount or an annual percentage to be withdrawn, such as the Free Withdrawal Amount.  The minimum Systematic Withdrawal is $100.  If you do not have enough Account Value to make the withdrawal you have specified, no withdrawal will be made and your enrollment in the program will end.  You may specify an account for direct deposit of your Systematic Withdrawals.  Direct deposit is required for monthly withdrawals.  Withdrawals under this program are subject to withdrawal charges, if any (see Part 4, section titled “Withdrawal Charge”) and to income tax and a 10% tax penalty if you are under age 59½.  See Part 8.

To enroll in our Systematic Withdrawal Program, send the appropriate form to our Administrative Office.  You may terminate your participation in the program upon prior written notice.  We may terminate or change the Systematic Withdrawal Program at any time.

Income Plus Withdrawal Program

We offer an Income Plus Withdrawal Program that allows you to pre-authorize substantially equal periodic withdrawals, based on your life expectancy as defined by the Tax Code, from your contract anytime before you reach age 59½.  You will not have to pay a tax penalty for these withdrawals, but they will be subject to ordinary income tax.  See Part 8.  Once you begin receiving your withdrawals under this program, you should not change or stop the withdrawals until the later of:

•                       the date you reach age 59½; and

•                       five years from the date of the first withdrawal under the program.

If you change or stop the withdrawals or take an additional withdrawal, you may have to pay a 10% penalty tax that would have been due on all prior withdrawals made under the Income Plus Withdrawal Program before you reached the date described above, plus interest.

You may choose to have withdrawals made monthly, quarterly, semi-annually or annually and may specify the day of the month (other than the 29th, 30th or 31st) on which the withdrawal is made.  You may specify an account for direct deposit of your withdrawals.  Direct deposit is required for monthly withdrawals.  We will calculate the amount of the withdrawal, subject to a $100 minimum.  We are not responsible for any tax or other liability you may incur if our good faith calculations are not correct.  You should consult with your tax advisor to ensure these withdrawals are appropriate to your situation.

If on any withdrawal date you do not have enough Account Value to make the withdrawals you specified, no withdrawal will be made and your enrollment in the program will end.

To enroll in our Income Plus Withdrawal Program, send the appropriate form to our Administrative Office.  You may end your participation in the program upon prior written notice.  We may terminate or change the Income Plus Withdrawal Program at any time.  This program is not available in connection with the Systematic Withdrawal Program.  Withdrawals under this program are subject to a withdrawal charge, if any.  See Part 4, section titled “Withdrawal Charge”.

This program is not available with a GLWB Rider.  See Part 6.

Choices Plus Required Minimum Distribution Program

We offer a Choices Plus Required Minimum Distribution Program that allows you to pre-authorize withdrawals from your IRA after you attain age 70½.  The Tax Code requires that you take minimum distributions beginning on or before April 1st of the calendar year following the calendar year in which you turn 70½ years old.  These withdrawals are subject to ordinary income tax.  See Part 8.

You can choose the Choices Plus Required Minimum Distribution Program at any time if you are age 70½ or older by sending the election form to our Administrative Office.  You can choose to have withdrawals made monthly, quarterly, semi-annually, or annually and can specify the day of the month (other than the 29th, 30th, or 31st) on which the withdrawal is made.  You may specify an account for direct deposit of your withdrawals.  Direct deposit is required for monthly withdrawals.  As a convenience, we will calculate the amount of the withdrawals.  We are not responsible for any tax or other liability you may incur if our good faith calculations are not correct.  You should consult with your tax advisor to ensure these withdrawals are appropriate to your situation.

Withdrawals of Account Value that are made as part of the Choices Plus program are not subject to a withdrawal charge, as long as you do not take additional withdrawals.  You may end your participation in the program upon prior written notice.  We may terminate or change the Choices Plus Required Minimum Distribution Program at any time.

This program is not available with a GLWB Rider.  See Part 6, section titled “Withdrawal Protection for Required Minimum Distributions.”

Systematic Transfer Program

We offer a Systematic Transfer Program where we accept new premiums into a Systematic Transfer Option (STO), which is a Fixed Account, and make transfers out of the STO to one or more Subaccounts on a monthly or quarterly basis.  We will transfer your STO premiums in approximately equal installments of at least $1,000 monthly over a six-month or monthly or quarterly over a one-year period, depending on the options you select. You can only invest in either the six-month or one-year STO at any one time, but not both.  If you do not have enough Account Value in the STO to transfer to each Subaccount specified, a final transfer will be made on a pro rata basis and your enrollment in the program will end.  All interest accrued and any Account Value remaining in the STO at the end of the period during which transfers are scheduled to be made will be transferred at the end of that period on a pro rata basis to the Subaccounts you chose for this program.  You cannot transfer Account Value into the STO.

Transfers made under our Systematic Transfer Program do not trigger a 60-day waiting period.  See Part 4, section titled “Allocations and Transfers.”

To enroll in our Systematic Transfer Program, send the appropriate form to our Administrative Office.  We can end the Systematic Transfer Program in whole or in part, or restrict premiums to the program.

This program is available with a GLWB Rider only for the initial premium we received on the Contract Date.  See Part 6.

Customized Asset Rebalancing Program

Asset rebalancing allows you to maintain a diversified investment mix that is appropriate for your goals and risk tolerance.  Because your different Subaccounts will experience different gains and losses at different times, your asset allocation may shift from your preferred mix.  Asset rebalancing periodically resets your investments to your original allocations, ensuring that your asset mix stays in line with your investment strategy.

We offer a Customized Asset Rebalancing Program that allows you to have your investments rebalanced to your allocation percentages periodically.  You can choose to rebalance quarterly, semi-annually or annually.

The Account Value in the currently available Subaccounts will automatically be rebalanced back to your allocation percentages by selling all existing Units subject to rebalancing and repurchasing Units according to your allocation.  You will receive a confirmation notice after each rebalancing.  Subaccounts that are closed to new purchases, and the Fixed Account, are not included in the Customized Asset Rebalancing Program.

Transfers under our Customized Asset Rebalancing Program do not trigger a 60-day waiting period.  See Part 4, section titled “Allocations and Transfers.”

To enroll in our Customized Asset Rebalancing Program, send the appropriate form to our Administrative Office.  You may terminate your participation in the program upon prior written notice.  We may end or change the Customized Asset Rebalancing Program at any time.  We recommend you consult with your financial professional when establishing your allocation.

This program is not available with a GLWB Rider because quarterly rebalancing is required.  See Part 6.

Legal Proceedings

National Integrity is a party to litigation and arbitration proceedings in the ordinary course of its business.  None of these matters is expected to have a material adverse effect on National Integrity.

If you would like to receive a copy of the Statement of Additional Information, please write:

Administrative Office

National Integrity Life Insurance Company

15 Matthews Street #200

Goshen, New York 10924

ATTN: Request for SAI of Separate Account I

Appendix A

Financial Information for Separate Account I of National Integrity

The table below shows the following data for the Subaccounts currently offered:  Unit Value at inception; the number of Units outstanding at December 31 of each year since inception; and the Unit Value at the beginning and end of each period since inception.

Subaccount	Value
iShares Barclays Aggregate Bond Fund (3710)
Unit value at beginning of period	$25.00
Unit value at end of period
Units outstanding at end of period

iShares Barclays Aggregate Bond Fund — GLWB Investment Strategy 1 (3710E02)
Unit value at beginning of period	$25.00
Unit value at end of period
Units outstanding at end of period

iShares Barclays Aggregate Bond Fund — GLWB Investment Strategy 2 (3710E03)
Unit value at beginning of period	$25.00
Unit value at end of period
Units outstanding at end of period

iShares Barclays Intermediate Credit Bond Fund (3711)
Unit value at beginning of period	$25.00
Unit value at end of period
Units outstanding at end of period

iShares Barclays Intermediate Credit Bond Fund — GLWB Investment Strategy 1 (3711E02)
Unit value at beginning of period	$25.00
Unit value at end of period
Units outstanding at end of period

iShares Barclays Intermediate Credit Bond Fund — GLWB Investment Strategy 2 (3711E03)
Unit value at beginning of period	$25.00
Unit value at end of period
Units outstanding at end of period

iShares Barclays TIPS Bond Fund (3712)
Unit value at beginning of period	$25.00

Subaccount	Value
Unit value at end of period
Units outstanding at end of period

iShares Barclays TIPS Bond Fund — GLWB Investment Strategy 1 (3712E02)
Unit value at beginning of period	$25.00
Unit value at end of period
Units outstanding at end of period

iShares Barclays TIPS Bond Fund — GLWB Investment Strategy 2 (3712E03)
Unit value at beginning of period	$25.00
Unit value at end of period
Units outstanding at end of period

iShares iBoxx $ High Yield Corporate Bond Fund (3713)
Unit value at beginning of period	$25.00
Unit value at end of period
Units outstanding at end of period

iShares iBoxx $ High Yield Corporate Bond Fund — GLWB Investment Strategy 1 (3713E02)
Unit value at beginning of period	$25.00
Unit value at end of period
Units outstanding at end of period

iShares iBoxx $ High Yield Corporate Bond Fund — GLWB Investment Strategy 2 (3713E03)
Unit value at beginning of period	$25.00
Unit value at end of period
Units outstanding at end of period

iShares S&P 500 Growth Index Fund (3714)
Unit value at beginning of period	$25.00
Unit value at end of period
Units outstanding at end of period

iShares S&P 500 Growth Index Fund — GLWB Investment Strategy 1 (3714E02)
Unit value at beginning of period	$25.00
Unit value at end of period
Units outstanding at end of period

Subaccount	Value
iShares S&P 500 Growth Index Fund — GLWB Investment Strategy 2 (3714E03)
Unit value at beginning of period	$25.00
Unit value at end of period
Units outstanding at end of period

iShares S&P 500 Index Fund (3715)
Unit value at beginning of period	$25.00
Unit value at end of period
Units outstanding at end of period

iShares S&P 500 Index Fund — GLWB Investment Strategy 1 (3715E02)
Unit value at beginning of period	$25.00
Unit value at end of period
Units outstanding at end of period

iShares S&P 500 Index Fund — GLWB Investment Strategy 2 (3715E03)
Unit value at beginning of period	$25.00
Unit value at end of period
Units outstanding at end of period

iShares S&P 500 Value Index Fund (3716)
Unit value at beginning of period	$25.00
Unit value at end of period
Units outstanding at end of period

iShares S&P 500 Value Index Fund — GLWB Investment Strategy 1 (3716E02)
Unit value at beginning of period	$25.00
Unit value at end of period
Units outstanding at end of period

iShares S&P 500 Value Index Fund — GLWB Investment Strategy 2 (3716E03)
Unit value at beginning of period	$25.00
Unit value at end of period
Units outstanding at end of period

iShares S&P MidCap 400 Index Fund (3717)
Unit value at beginning of period	$25.00
Unit value at end of period
Units outstanding at end of period

Subaccount	Value
iShares S&P MidCap 400 Index Fund — GLWB Investment Strategy 1 (3717E02)
Unit value at beginning of period	$25.00
Unit value at end of period
Units outstanding at end of period

iShares S&P MidCap 400 Index Fund — GLWB Investment Strategy 2 (3717E03)
Unit value at beginning of period	$25.00
Unit value at end of period
Units outstanding at end of period

iShares S&P SmallCap 600 Index Fund (3718)
Unit value at beginning of period	$25.00
Unit value at end of period
Units outstanding at end of period

iShares S&P SmallCap 600 Index Fund — GLWB Investment Strategy 1 (3718E02)
Unit value at beginning of period	$25.00
Unit value at end of period
Units outstanding at end of period

iShares S&P SmallCap 600 Index Fund — GLWB Investment Strategy 2 (3718E03)
Unit value at beginning of period	$25.00
Unit value at end of period
Units outstanding at end of period

iShares S&P/Citigroup International Treasury Bond Fund (3719)
Unit value at beginning of period	$25.00
Unit value at end of period
Units outstanding at end of period

iShares S&P/Citigroup International Treasury Bond Fund — GLWB Investment Strategy 1 (3719E02)
Unit value at beginning of period	$25.00
Unit value at end of period
Units outstanding at end of period

iShares S&P/Citigroup International Treasury Bond Fund — GLWB Investment Strategy 2 (3719E03)
Unit value at beginning of period	$25.00
Unit value at end of period
Units outstanding at end of period

Subaccount	Value
Vanguard Dividend Appreciation Index Fund, ETF Shares (3720)
Unit value at beginning of period	$25.00
Unit value at end of period
Units outstanding at end of period

Vanguard Dividend Appreciation Index Fund, ETF Shares — GLWB Investment Strategy 1 (3720E02)
Unit value at beginning of period	$25.00
Unit value at end of period
Units outstanding at end of period

Vanguard Dividend Appreciation Index Fund, ETF Shares — GLWB Investment Strategy 2 (3720E03)
Unit value at beginning of period	$25.00
Unit value at end of period
Units outstanding at end of period

Vanguard Emerging Markets Stock Index Fund, ETF Shares (3721)
Unit value at beginning of period	$25.00
Unit value at end of period
Units outstanding at end of period

Vanguard Emerging Markets Stock Index Fund, ETF Shares — GLWB Investment Strategy 1 (3721E02)
Unit value at beginning of period	$25.00
Unit value at end of period
Units outstanding at end of period

Vanguard Emerging Markets Stock Index Fund, ETF Shares — GLWB Investment Strategy 2 (3721E03)
Unit value at beginning of period	$25.00
Unit value at end of period
Units outstanding at end of period

Vanguard Intermediate-Term Corporate Bond Index Fund, ETF Shares (3723)
Unit value at beginning of period	$25.00
Unit value at end of period
Units outstanding at end of period

Vanguard Intermediate-Term Corporate Bond Index Fund, ETF Shares — GLWB Investment Strategy 1 (3723E02)
Unit value at beginning of period	$25.00

Subaccount	Value
Unit value at end of period
Units outstanding at end of period

Vanguard Intermediate-Term Corporate Bond Index Fund, ETF Shares — GLWB Investment Strategy 2 (3723E03)
Unit value at beginning of period	$25.00
Unit value at end of period
Units outstanding at end of period

Vanguard Large-Cap Index Fund, ETF Shares (3724)
Unit value at beginning of period	$25.00
Unit value at end of period
Units outstanding at end of period

Vanguard Large-Cap Index Fund, ETF Shares — GLWB Investment Strategy 1 (3724E02)
Unit value at beginning of period	$25.00
Unit value at end of period
Units outstanding at end of period

Vanguard Large-Cap Index Fund, ETF Shares — GLWB Investment Strategy 2 (3724E03)
Unit value at beginning of period	$25.00
Unit value at end of period
Units outstanding at end of period

Vanguard Mega Cap 300 Index Fund, ETF Shares (3725)
Unit value at beginning of period	$25.00
Unit value at end of period
Units outstanding at end of period

Vanguard Mega Cap 300 Index Fund, ETF Shares — GLWB Investment Strategy 1 (3725E02)
Unit value at beginning of period	$25.00
Unit value at end of period
Units outstanding at end of period

Vanguard Mega Cap 300 Index Fund, ETF Shares — GLWB Investment Strategy 2 (3725E03)
Unit value at beginning of period	$25.00
Unit value at end of period
Units outstanding at end of period

Vanguard REIT Index Fund, ETF Shares (3726)
Unit value at beginning of period	$25.00

Subaccount	Value
Unit value at end of period
Units outstanding at end of period

Vanguard REIT Index Fund, ETF Shares — GLWB Investment Strategy 1 (3726E02)
Unit value at beginning of period	$25.00
Unit value at end of period
Units outstanding at end of period

Vanguard REIT Index Fund, ETF Shares — GLWB Investment Strategy 2 (3726E03)
Unit value at beginning of period	$25.00
Unit value at end of period
Units outstanding at end of period

Vanguard Tax-Managed International Fund, Europe Pacific ETF Shares (3722)
Unit value at beginning of period	$25.00
Unit value at end of period
Units outstanding at end of period

Vanguard Tax-Managed International Fund, Europe Pacific ETF Shares — GLWB Investment Strategy 1 (3722E02)
Unit value at beginning of period	$25.00
Unit value at end of period
Units outstanding at end of period

Vanguard Tax-Managed International Fund, Europe Pacific ETF Shares — GLWB Investment Strategy 2 (3722E03)
Unit value at beginning of period	$25.00
Unit value at end of period
Units outstanding at end of period

Vanguard Total Bond Market Index Fund, ETF Shares (3727)
Unit value at beginning of period	$25.00
Unit value at end of period
Units outstanding at end of period

Vanguard Total Bond Market Index Fund, ETF Shares — GLWB Investment Strategy 1 (3727E02)
Unit value at beginning of period	$25.00
Unit value at end of period
Units outstanding at end of period

Subaccount	Value
Vanguard Total Bond Market Index Fund, ETF Shares — GLWB Investment Strategy 2 (3727E03)
Unit value at beginning of period	$25.00
Unit value at end of period
Units outstanding at end of period

Vanguard Variable Insurance Fund Money Market Portfolio (3728)
Unit value at beginning of period	$10.00
Unit value at end of period
Units outstanding at end of period

Vanguard Variable Insurance Fund Money Market Portfolio — GLWB Investment Strategy 1 (3728E02)
Unit value at beginning of period	$10.00
Unit value at end of period
Units outstanding at end of period

Vanguard Variable Insurance Fund Money Market Portfolio — GLWB Investment Strategy 2 (3728E03)
Unit value at beginning of period	$10.00
Unit value at end of period
Units outstanding at end of period

Appendix B — Withdrawal Charge Examples

We allow two ways for you to request withdrawals.  In the first method, you receive the amount requested, and any withdrawal charge is taken from the Account Value.  This reduces your Account Value by the amount of the withdrawal charge in addition to the amount you requested.  This is the method used unless you request otherwise or unless you have elected one of the GLWB Riders.  In the second method, you receive less than you requested if a withdrawal charge applies because the Account Value is reduced by the amount of the requested withdrawal and any withdrawal charge is taken from that amount.

For both methods, withdrawals are attributed to amounts in the following order:

1.               Any Free Withdrawal Amount (except in the case of a surrender)

2.               Premiums that are no longer subject to a withdrawal charge and have not yet been withdrawn (premiums are withdrawn from oldest to youngest)

3.               Premiums subject to a withdrawal charge that have not yet been withdrawn (premiums are withdrawn from oldest to youngest)

4.               Any gain, interest or other amount that is not considered a premium

Example

Assume one premium is paid, no previous withdrawals have been taken, and the Account Value at the time of the withdrawal is higher than the Account Value on the most recent Contract Anniversary:

Premium:	$50,000
Account Value before withdrawal:	$60,000
Requested withdrawal:	$16,000
Withdrawal Charge percentage applicable to the premium:	6%

Using the First Method

The Free Withdrawal Amount is calculated as:

$6,000 = $60,000 (Account Value on the date of the withdrawal) x 10% (free withdrawal percentage) - $0 (previous partial withdrawals during the current Contract Year).

After first applying the withdrawal to the Free Withdrawal Amount, the amount of the withdrawal still to be attributed is:

$10,000 = $16,000 (requested withdrawal) - $6,000 (Free Withdrawal Amount).

There are no premiums that are no longer subject to a withdrawal charge, so the withdrawal is next applied to the premium subject to a withdrawal charge.  The withdrawal charge for this method is calculated as:

$638.30 = $10,000 (portion of the withdrawal still to be attributed) x [6% / (1 — 6%)] (withdrawal charge percentage divided by one minus the withdrawal charge percentage).

Using this method, you will receive $16,000; however, the total Account Value withdrawn is:

$16,638.30 = $16,000 (requested withdrawal) + $638.30 (withdrawal charge).

The amount of premium still subject to a withdrawal charge is:

$39,361.70 = $50,000 (premium) - $10,638.30 (portion of withdrawal attributed to premium including the withdrawal charge).

Note, the withdrawal charge does not just apply to the premium withdrawn ($10,000 x 6%).  It also applies to the withdrawal charge itself (the (1- 6%) factor in the withdrawal charge formula).

Using the Second Method

The Free Withdrawal Amount is calculated as:

$6,000 = $60,000 (Account Value on the date of the withdrawal) x 10% (free withdrawal percentage) - $0 (previous partial withdrawals during the current Contract Year).

After first applying the withdrawal to the Free Withdrawal Amount, the amount of the withdrawal still to be attributed is:

$10,000 = $16,000 (requested withdrawal) - $6,000 (Free Withdrawal Amount).

There are no premiums that are no longer subject to a withdrawal charge, so the withdrawal is next applied to the premium subject to a withdrawal charge.  The withdrawal charge for this method is calculated as:

$600 = $10,000 (portion of the withdrawal still to be attributed) x 6% (withdrawal charge percentage).

Using this method, the total Account Value withdrawn is $16,000; however, you will receive:

$15,400 = $16,000 (requested withdrawal) - $600 (withdrawal charge).

The amount of premium still subject to a withdrawal charge is:

$40,000 = $50,000 (premium) - $10,000 (portion of withdrawal attributed to premium including the withdrawal charge).

Note the second method will produce the same withdrawal charge as the first method if the requested withdrawal under the second method is the same as the total Account Value withdrawn in the first method.  For example, a requested withdrawal of $16,638.30 using the second method produces the same $638.30 withdrawal charge as shown in the first method above.

Appendix C

Illustrations of Guaranteed Lifetime Withdrawal Benefit

The following examples demonstrate how the GLWB Riders work, based on the stated assumptions.  These examples are for illustration only, and do not predict future investment results.

Example #1

This example illustrates the Individual GLWB Rider where withdrawals equal to the Lifetime Payout Amount (LPA) as well as Nonguaranteed Withdrawals have been taken, additional premiums have been added and increases to the Withdrawal Percentage and step-ups have been applied.  It also illustrates payments for the life of the covered person even though the Account Value has been reduced to zero.  Rounding of amounts less than $1.00 is used in this example.

Assumptions:

•                  The Contract Date is June 27.

•                  The Owner’s age on Contract Date is 60 years.

•                  The Initial premium was $100,000; additional premiums of $10,000 were paid in calendar years 2 and 10.

•                  A Nonguaranteed Withdrawal equal to $776 is taken in calendar year 14.

•                  Withdrawals equal to LPA are taken in calendar years 6-13, and calendar years 15+.

•                  No withdrawals are taken that would result in withdrawal charges under the contract.

•                  The RMD is not higher than the LPA in any calendar year.

•                  The Rider remains in effect during the period covered in this example.

	As of January 1 (A)							As of February 10 (B)				As of June 27 (C)				As of October 8 (D)
Calendar Year	Covered Person’s Age	Withdrawal Percentage		Benefit Base		LPA		Additional Premium		Benefit Base after Additional Premium		Hypothetical Account Value (E)		Benefit Base after Step-Up		Hypothetical Account Value (E)	Annual Withdrawal	Adjusted Non- Guaranteed Withdrawal	Benefit Base After Withdrawal
1 (F)	60 (F)	4.000	%(F)	$100,000	(F)	$2,049	(F)	$100,000	(F)	$100,000	(F)	$100,000	(F)	$100,000	(F)	$99,625	$0	$0	$100,000
2	61	4.050	%(G)	$100,000		$4,050		$10,000	(H)	$110,000		$112,614		$112,614	(I)	$112,485	$0	$0	$112,614
3	62	4.150	%(J)	$112,614		$4,673		$0		$112,614		$116,985		$116,985		$117,755	$0	$0	$116,985
4	63	4.250	%(J)	$116,985		$4,972		$0		$116,985		$121,300		$121,300		$122,188	$0	$0	$121,300
5	64	4.350	%(J)	$121,300		$5,277		$0		$121,300		$119,745		$121,300		$120,719	$0	$0	$121,300
6	65	4.950	%(K)	$121,300		$6,004		$0		$121,300		$120,719		$121,300		$120,123	$6,004	$0	$121,300
7	66	4.950%		$121,300		$6,004		$0		$121,300		$109,554		$121,300		$110,171	$6,004	$0	$121,300
8	67	4.950%		$121,300		$6,004		$0		$121,300		$106,250		$121,300		$105,343	$6,004	$0	$121,300
9	68	4.950%		$121,300		$6,004		$0		$121,300		$99,338		$121,300		$99,982	$6,004	$0	$121,300
10	69	4.950%		$121,300		$6,004		$10,000	(L)	$121,300		$102,098		$121,300		$102,181	$6,004	$0	$121,300
11	70	4.950%		$121,300		$6,004		$0		$121,300		$97,138		$121,300		$97,727	$6,004	$0	$121,300
12	71	4.950%		$121,300		$6,004		$0		$121,300		$88,053		$121,300		$88,553	$6,004	$0	$121,300
13	72	4.950%		$121,300		$6,004		$0		$121,300		$84,200		$121,300		$83,647	$6,004	$0	$121,300

	As of January 1 (A)				As of February 10 (B)		As of June 27 (C)		As of October 8 (D)
Calendar Year	Covered Person’s Age	Withdrawal Percentage	Benefit Base	LPA	Additional Premium	Benefit Base after Additional Premium	Hypothetical Account Value (E)	Benefit Base after Step-Up	Hypothetical Account Value (E)	Annual Withdrawal		Adjusted Non- Guaranteed Withdrawal		Benefit Base After Withdrawal
14	73	4.950%	$121,300	$6,004	$0	$121,300	$78,419	$121,300	$78,981	$6,780	(M)	$1,290	(M)	$120,010	(M)
15	74	4.950%	$120,010	$5,940	$0	$120,010	$72,923	$120,010	$73,461	$5,940		$0		$120,010
16	75	4.950%	$120,010	$5,940	$0	$120,010	$70,221	$120,010	$70,531	$5,940		$0		$120,010
17	76	4.950%	$120,010	$5,940	$0	$120,010	$65,236	$120,010	$65,375	$5,940		$0		$120,010
18	77	4.950%	$120,010	$5,940	$0	$120,010	$58,246	$120,010	$58,752	$5,940		$0		$120,010
19	78	4.950%	$120,010	$5,940	$0	$120,010	$50,171	$120,010	$49,888	$5,940		$0		$120,010
20	79	4.950%	$120,010	$5,940	$0	$120,010	$45,705	$120,010	$45,702	$5,940		$0		$120,010
21	80	4.950%	$120,010	$5,940	$0	$120,010	$39,364	$120,010	$38,972	$5,940		$0		$120,010
22	81	4.950%	$120,010	$5,940	$0	$120,010	$34,022	$120,010	$34,012	$5,940		$0		$120,010
23	82	4.950%	$120,010	$5,940	$0	$120,010	$28,914	$120,010	$29,175	$5,940		$0		$120,010
24	83	4.950%	$120,010	$5,940	$0	$120,010	$22,305	$120,010	$22,391	$5,940		$0		$120,010
25	84	4.950%	$120,010	$5,940	$0	$120,010	$15,628	$120,010	$15,559	$5,940		$0		$120,010
26	85	4.950%	$120,010	$5,940	$0	$120,010	$9,330	$120,010	$9,298	$5,940		$0		$120,010
27	86	4.950%	$120,010	$5,940	$0	$120,010	$3,525	$120,010	$3,554	$5,940	(N)	$0		$120,010
28	87	4.950%	$120,010	$5,940	$0	$120,010	$0	$120,010	$0	$5,940		$0		$120,010
29	88	4.950%	$120,010	$5,940	$0	$120,010	$0	$120,010	$0	$5,940		$0		$120,010
30	89	4.950%	$120,010	$5,940	$0	$120,010	$0	$120,010	$0	$5,940		$0		$120,010
31+	90	4.950%	$120,010	$5,940	$0	$120,010	$0	$120,010	$0	$5,940		$0		$120,010

(A)      The covered person’s age for each year is as of January 1.  Also, on each January 1, the LPA is equal to the applicable Withdrawal Percentage multiplied by the Benefit Base.

(B)        In any year that an additional premium is added, it is assumed to be added on February 10.  For purposes of this example, we selected February 10th as the assumed date of additional premium payments.  Since premiums may be paid throughout the year, we hoped to accurately demonstrate the effect on the contract values by using a random date other than the Contract Anniversary and January 1st, which are the two key dates in the GLWB Rider calculations.

(C)        Any step-up is applied on the Contract Anniversary, which is June 27 of each year.

(D)       Any withdrawal is assumed to occur one time per year on October 8.  For purposes of this example, we selected October 8th as the assumed date of withdrawals. Since withdrawals may be made throughout the year, we hoped to accurately demonstrate the effect on the contract values by using a random date other than the Contract Anniversary and January 1st, which are the two key dates in the GLWB Rider calculations.

(E)         The hypothetical Account Value on the Contract Anniversary and on the date of the withdrawal includes deduction of all separate account charges and is before any withdrawal.

(F)         The first calendar year begins on June 27, the Contract Date.  On this day, the Benefit Base ($100,000) is set equal to the initial premium ($100,000). The Withdrawal Percentage (4.00%) is equal to the Age Based Percentage (4.00%) plus the cumulative Deferral Percentage (0%) plus the First Year Deferral Percentage (0%).

Since the covered person is at least age 60 on the date the Rider is issued, the LPA is available.  It is calculated as the Withdrawal Percentage multiplied by the Benefit Base:

•      4.0% (Withdrawal Percentage) x $100,000 (Benefit Base) = $4,000 (LPA).

Since this is the first calendar year, the LPA is multiplied by a pro rata portion of the calendar year that remains.  The pro rata factor is the number of days remaining in the calendar year divided by the total number of days in the calendar year:

•                  187 (Days remaining in calendar year) / 365 (Total days in calendar year assuming a non-leap year) x $4,000 (LPA) = $2,049 (1st Year LPA).

(G)        Since no withdrawal was taken in calendar year 1 and since the Contract Date was June 27, the First Year Deferral Percentage is determined as 0.050%.  The Withdrawal Percentage (4.050%) is equal to the Age Based Percentage (4.00%) plus the cumulative Deferral Percentage (0%) plus the First Year Deferral Percentage (0.050%). The LPA is determined as the Withdrawal Percentage multiplied by the Benefit Base:

•      4.050% (Withdrawal Percentage) x $100,000 (Benefit Base) = $4,050 (LPA).

(H)       An addition premium of $10,000 is made during calendar year 2.  Since this premium is during the first contract year, the Benefit Base is increased by the amount of the premium.

•      $100,000 (Benefit Base) + $10,000 (additional premium amount) = $110,000 Benefit Base after the additional premium.

(I)            In calendar year 2, the Benefit Base increases to $112,614 because the hypothetical Account Value on the Contract Anniversary ($112,614) is larger than the Benefit Base ($110,000).  In calendar years 3 and 4, the Benefit Base again increases to the Account Value, because the Account Value on the Contract Anniversary is larger than the Benefit Base.  In calendar years 5 and later, the Benefit Base is always larger than the Account Value on the Contract Anniversary, and thus is not stepped up.

(J)           Since no withdrawal was taken in calendar year 2, the cumulative Deferral Percentage is increased by 0.10%.  The Withdrawal Percentage (4.150%) in calendar year 3 is equal to the Age Based Percentage (4.00%) plus the cumulative Deferral Percentage (0.10%) plus the First Year Deferral Percentage (0.050%). The LPA is determined as the Withdrawal Percentage multiplied by the Benefit Base:

•      4.150% (Withdrawal Percentage) x $112,614 (Benefit Base) = $4,673 (LPA).

Since no withdrawal was taken in calendar year 3, the cumulative Deferral Percentage is again increased by 0.10%.  The Withdrawal Percentage (4.250%) in calendar year 4 is equal to the Age Based Percentage (4.00%) plus the cumulative Deferral Percentage (0.20%) plus the First Year Deferral Percentage (0.050%).

The LPA is determined as the Withdrawal Percentage multiplied by the Benefit Base:

•      4.250% (Withdrawal Percentage) x $116,985 (Benefit Base) = $4,972 (LPA).

Since no withdrawal was taken in calendar year 4, the cumulative Deferral Percentage is again increased by 0.10%.  The Withdrawal Percentage (4.350%) in calendar year 5 is equal to the Age Based Percentage (4.00%) plus the cumulative Deferral Percentage (0.30%) plus the First Year Deferral Percentage (0.050%).

The LPA is determined as the Withdrawal Percentage multiplied by the Benefit Base:

•      4.350% (Withdrawal Percentage) x $121,300 (Benefit Base) = $5,277 (LPA).

(K)       Since no withdrawal was taken in calendar year 5, the cumulative Deferral Percentage is again increased by 0.10%.  The Age Based Percentage has changed to 4.50% because the covered person is now 65.  The Withdrawal Percentage (4.950%) in calendar year 6 is equal to the Age Based Percentage (4.50%) plus the cumulative Deferral Percentage (0.40%) plus the First Year Deferral Percentage (0.050%).

The LPA is determined as the Withdrawal Percentage multiplied by the Benefit Base:

•                  4.95% (Withdrawal Percentage) x $121,300 (Benefit Base) = $6,004 (LPA).

Because there is a withdrawal during calendar year 6, the Age Based Percentage is locked at 4.50%.

(L)         An additional  premium of $10,000 is made during calendar year 10.  Since this premium is paid after the first Contract Year, the premium has no impact on the Benefit Base. All premiums received are immediately applied to the Account Value.  For this example, we have used hypothetical Account Values in an effort to reflect market fluctuations between -6% and +6% annually.  In the case of this $10,000 additional premium in Contract Year 10, the premium was applied to the account value, but because the hypothetical Account Value also reflects market losses, the $10,000 additional premium, assumed to be made on February 10th, had declined in value by the Contract Anniversary on June 27th.

The evolution of the hypothetical Account Value can be seen by tracking the Account Value from June 27 of year 9 to year 10.  The Account Value goes from $99,338 to $102,098 throughout the year, an increase of $2,760.  During that Contract Year, there is a $6,004 withdrawal taken on October 8 and a $10,000 premium applied the following February 10; the premium is $3,996 larger than the withdrawal.  That means the market experience resulted in a downward movement of $1,236 ($3,996 - $2,760) throughout the year.

•                         $99,338          Account Value on June 27 of year 9

•                       -   $6,004          Withdrawal on October 8

•                       +$10,000          Premium on February 10

•                       -   $1,236          Market experience

•                       = $102,098       Account Value on June 27 of year 10

(M)    In calendar year 14, a Nonguaranteed Withdrawal in the amount of $776 ($6,780 amount withdrawn - $6,004 LPA) is taken.  The Adjusted Nonguaranteed Withdrawal amount is the Nonguaranteed Withdrawal amount multiplied by the greater of 1.0 and the ratio of the Benefit Base to the Account Value, where both values are calculated immediately before the Nonguaranteed Withdrawal.  It is calculated as follows:

•                  $776 (Nonguaranteed Withdrawal amount) x the greater of 1.0 and 1.6622 ($121,300 Benefit Base divided by $72,977 Account Value [$78,981 - $6,004]) = $1,290 (Adjusted Nonguaranteed Withdrawal amount).

The Benefit Base is reduced by the Adjusted Nonguaranteed Withdrawal amount:

•                  $121,300 (Benefit Base) - $1,290 (Adjusted Nonguaranteed Withdrawal amount) = $120,010 Benefit Base after the Nonguaranteed Withdrawal.

(N)       In calendar year 27, the Account Value is reduced to zero after the withdrawal; however, the Benefit Base is greater than zero.  Therefore, the Rider enters Guaranteed Payment Phase and payments of the LPA continue.

Example #2

This example illustrates the Spousal GLWB Rider where withdrawals equal to the LPA as well as Nonguaranteed Withdrawals have been taken and increases to the Withdrawal Percentage have been applied.  It also illustrates the termination of the Rider if the Account Value is reduced to zero by a Nonguaranteed Withdrawal.  Rounding of amounts less than $1.00 is used in this example.

Assumptions:

•                  The Contract Date is August 8.

•                  The covered persons’ ages on Contract Date are: owner is 60 and spouse is 57.

•                  The Initial premium is $100,000; no additional premiums are paid.

•                  Withdrawals equal to LPA are taken in calendar years 4-13.

•                  A Nonguaranteed Withdrawal equal to $10,000 in calendar year 3.

•                  Full Account Value is withdrawn in calendar year 14.

•                  No withdrawals are taken that would result in withdrawal charges under the contract.

•                  The RMD is not higher than the LPA in any calendar year.

•                  The Rider remains in effect during the period covered in this example.

	As of January 1 (A)								As of August 8 (B)				As of October 8 (C)
Calendar	Covered Persons’ Ages		Withdrawal		Benefit				Hypothetical Account		Benefit Base after		Hypothetical Account	Annual		Adjusted Nonguaranteed		Benefit Base After
Year	Owner	Spouse	Percentage		Base		LPA		Value (D)		Step-Up		Value (D)	Withdrawal		Withdrawal		Withdrawal
1 (E)	60 (E)	57 (E)	N/A		$100,000	(E)	N/A		$100,000	(E)	$100,000	(E)	$99,625	$0		$0		$100,000
2	61	58	N/A		$100,000		N/A		$103,610		$103,610	(F)	$103,492	$0		$0		$103,610
3	62	59	N/A		$103,610		N/A		$106,597		$106,597		$107,299	$10,000	(G)	$10,000	(G)	$96,597	(G)
4	63	60	4.125	%(H)	$96,597		$3,586	(H)	$95,353		$96,597		$96,051	$3,586		$0		$96,597
5	64	61	4.125%		$96,597		$3,586		$90,616		$96,597		$91,354	$3,586		$0		$96,597
6	65	62	4.125%		$96,597		$3,586		$87,767		$96,597		$87,334	$3,586		$0		$96,597
7	66	63	4.125%		$96,597		$3,586		$80,398		$96,597		$80,850	$3,586		$0		$96,597
8	67	64	4.125%		$96,597		$3,586		$78,809		$96,597		$78,137	$3,586		$0		$96,597
9	68	65	4.125%		$96,597		$3,586		$74,550		$96,597		$75,033	$3,586		$0		$96,597
10	69	66	4.125%		$96,597		$3,586		$70,018		$96,597		$70,075	$3,586		$0		$96,597
11	70	67	4.125%		$96,597		$3,586		$67,154		$96,597		$67,561	$3,586		$0		$96,597
12	71	68	4.125%		$96,597		$3,586		$61,415		$96,597		$61,764	$3,586		$0		$96,597
13	72	69	4.125%		$96,597		$3,586		$59,341		$96,597		$58,952	$3,586		$0		$96,597
14	73	70	4.125%		$96,597		$3,586		$55,919		$96,597		$56,320	$56,320	(I)	N/A		$0
15	74	71	N/A		$0		$0		$0		$0		$0	$0		$0		$0

(A)              The covered persons’ ages for each year are as of January 1.  Also, each January 1 on or after the LPA Eligibility Date, the LPA is equal to the applicable Withdrawal Percentage multiplied by the Benefit Base.

(B)     Any applicable step-up is applied on the Contract Anniversary, which is August 8 of each year.

(C)     Any applicable withdrawal is assumed to occur one time per year on October 8.  For purposes of this example, we selected October 8th as the assumed date of withdrawals.  Since withdrawals may be made throughout the year, we hoped to accurately demonstrate the effect on the contract values by using a random date other than the Contract Anniversary and January 1st, which are the two key dates in the GLWB Rider calculations.

(D)     The hypothetical Account Value on the Contract Anniversary and on the date of the withdrawal includes deduction of all separate account charges and is before any withdrawal.

(E)      The first calendar year begins on August 8, the Contract Date.  On this day, the Benefit Base ($100,000) is set equal to the initial premium ($100,000).  Since the LPA is not available until the LPA Eligibility Date, the Withdrawal Percentage and the LPA are not applicable.

(F)      In calendar year 2, the Benefit Base increases to $103,610 because the hypothetical Account Value on the Contract Anniversary ($103,610) is larger than the Benefit Base ($100,000).  In calendar year 3, the Benefit Base again increases to the Account Value, because the Account Value on the Contract Anniversary is larger than the Benefit Base.  In calendar years 4 and later, the Benefit Base is always larger than the Account Value on the Contract Anniversary, and thus is not stepped up.

(G)     In calendar year 3, a Nonguaranteed Withdrawal in the amount of $10,000 is taken.  The Adjusted Nonguaranteed Withdrawal amount is the Nonguaranteed Withdrawal amount multiplied by the greater of 1.0 or the ratio of the Benefit Base to the Account Value, where both values are calculated immediately before the Nonguaranteed Withdrawal.  It is calculated as follows:

•      $10,000 (Nonguaranteed Withdrawal amount) x the greater of 1.0 and 0.9935 ($106,597 Benefit Base divided by $107,299 Account Value) = $10,000 (Adjusted Nonguaranteed Withdrawal amount).

The Benefit Base is reduced by the Adjusted Nonguaranteed Withdrawal amount:

•      $106,597 (Benefit Base) - $10,000 (Adjusted Nonguaranteed Withdrawal amount) =$96,597 Benefit Base after the Nonguaranteed Withdrawal.

(H)     January 1 of calendar year 4 is the LPA Eligibility Date; thus, the LPA is now available.  Since no withdrawal was taken in calendar year 1 and since the Contract Date was August 8, the First Year Deferral Percentage is 0.025%.  Since no withdrawal was taken in calendar year 2, the cumulative Deferral Percentage is 0.10%.  The Age Based Percentage (4.00%) is based on the age of the younger covered person.  The Withdrawal Percentage (4.125%) is equal to the Age Based Percentage (4.00%) plus the Cumulative Deferral Percentage (0.10%) plus the First Year Deferral Percentage (0.025%).

The LPA is determined as the Withdrawal Percentage multiplied by the Benefit Base multiplied by the Spousal Factor:

•      4.125% (Withdrawal Percentage) x $96,597 (Benefit Base) x 90% (Spousal Factor) = $3,586 (LPA).

Because there is a withdrawal during calendar year 4, the Age Based Percentage is locked at 4.0%.

(I)       A Nonguaranteed Withdrawal reduces the Account Value to zero in calendar year 14 and the Rider and annuity contract terminate.

STATEMENT OF ADDITIONAL INFORMATION

December 10, 2010

VAROOMSM Deferred Flexible Premium Variable Annuity

Issued By National Integrity Life Insurance Company

Through Separate Account I of National Integrity Life Insurance Company

This Statement of Additional Information (SAI) is not a prospectus.  It should be read in conjunction with the variable annuity prospectus dated December 30, 2010.

A copy of the prospectus to which this SAI relates is available at no charge by writing the Administrative Office at National Integrity Life Insurance Company, 15 Matthews Street, Suite 200, Goshen, NY 10924, or by calling 1-800-433-1778.

General Information and History

National Integrity Life Insurance Company (National Integrity) is a New York life insurance company organized on November 22, 1968.  The home office is located at 15 Matthews Street, #200, Goshen, New York 10924.  National Integrity is authorized to sell life insurance and annuities in 8 states and the District of Columbia.  National Integrity, the depositor of Separate Account I, is a wholly owned subsidiary of Integrity Life Insurance Company (Integrity), an Ohio life insurance company, which is a wholly owned subsidiary of The Western and Southern Life Insurance Company (WSLIC), an Ohio life insurance company organized on February 23, 1888.  WSLIC is a wholly owned subsidiary of Western & Southern Financial Group, Inc., an Ohio corporation, which is wholly owned by Western & Southern Mutual Holding Company, an Ohio mutual insurance holding company.

Administration and Distribution of the Contracts

Administration

National Integrity has responsibility for administration of Separate Account I (the Separate Account) and the variable annuity contracts issued through the Separate Account (Contracts).  National Integrity has entered into Service Agreements with Integrity, WSLIC and IFS Financial Services, Inc., which is an affiliated company, and with WSLIC, to provide certain services, including administrative services for the Separate Account and the Contracts.  Compensation for these services, which is paid by National Integrity, is based on the charges and expenses incurred by the service provider, and will reflect actual costs to the extent reasonably possible.

Custodian

Mid Atlantic Trust Company (MATC), 224 St. Charles Way, Suite 100, York, Pennsylvania 17402, is the custodian for the exchange-traded funds (ETFs) held by the Subaccounts.  MATC provides certain services to the Separate Account, including custody of and accounting services for the ETFs owned by the Separate Account.  MATC also facilitates execution of the purchase and sale of the ETFs through third-party broker-dealers.

Underwriter

Touchstone Securities, Inc. (Touchstone Securities), 303 Broadway, Suite 1100, Cincinnati, Ohio 45202, an indirect subsidiary of WSLIC and an affiliate of National Integrity, is the principal underwriter of the

Contracts.  Touchstone Securities is registered under the Securities Exchange Act of 1934 as a broker-dealer and is a member in good standing of the Financial Industry Regulatory Authority (FINRA).  The Contracts are offered through Touchstone Securities on a continuous basis.  The amount of distribution allowances paid to Touchstone Securities, the principal underwriter, for all variable annuity contracts issued by National Integrity was $3,799,552 in 2009, $5,066,413 in 2008, and $8,408,847 in 2007.  Touchstone Securities did not retain distribution allowances during these years.

Sales

The Contracts are sold by insurance agents licensed in the states where the Contracts may be lawfully sold.  The agents are also registered representatives of broker-dealers, which are registered under the Securities Exchange Act of 1934 and are members of FINRA.

We may also make additional payments in the form of expense reimbursements or marketing allowances to the broker-dealers that distribute our Contracts in exchange for privileges, including additional or special access to broker-dealers’ sales staff, opportunities to provide and attend training and other conferences, and marketing enhancements of our Contracts.  The method for calculating any additional compensation may include consideration of the level of sales or assets attributable to the firm.  Not all broker-dealers receive additional compensation and the amount of compensation varies by firm.  These payments could be significant to a firm, and could be a conflict of interest.  We generally choose to compensate broker-dealers that have a strong capability to distribute the Contracts and that are willing to cooperate with our promotional efforts.

The following list includes the names of firms that received expense reimbursement or marketing allowance payments of more than $5,000 with respect to variable annuities sold for Integrity and its wholly owned subsidiary National Integrity Life Insurance Company during the last calendar year.

American Portfolios Financial Services, Inc.	Nationwide Planning Associates, Inc.
Cadaret, Grant & Co., Inc.	Planning Corporation of America
Hancock Investment Services, Inc.	Securities America, Inc.
LPL Financial Corporation	Stifel, Nicolaus and Company, Incorporated

Performance Data and Illustrations

We may provide performance information and illustrations using performance information.  Performance information may be based on historical returns of the subaccounts.  At any time in the future, performance will likely be higher or lower than in the past.  Historical performance does not predict future results.

Performance Data

In advertisements or in information furnished to you, we may provide the average annual total return and the cumulative total return of the units of the subaccounts. The money market option may also from time to time include the yield and effective yield of its units.  Performance information is computed separately for each subaccount in accordance with the formulas described below.

Total return reflects all aspects of the return of a subaccount, including the automatic reinvestment of all distributions and the deduction of all charges that apply on an annual basis.  Performance represents annualized percentage change in net assets of a subaccount, based on a hypothetical $1,000 investment, the performance of the underlying portfolios and the charges that would have been made during the periods shown.  Premium taxes, if applicable, are not reflected.

Average annual total returns are calculated by determining the growth or decline in value of a hypothetical investment in the subaccount over certain periods, including 1, 3, 5, and 10 years and then calculating the annually compounded percentage rate that would have produced the same result if the rate of growth or decline in value had been constant over the period.

Investors should realize that a subaccount’s performance is not constant over time, but changes from year to year, and that the average annual returns represent the averages of historical periods as opposed to the actual historical performance of a subaccount during any portion of the period shown.  Average annual returns are calculated using this formula:

2

P (1+T)n = ERV, where P is a hypothetical initial payment of $1,000, T is the average annual total return, n is the number of years, and ERV is the redeemable value at the end of the period.

Standardized returns are average annual total returns calculated from the subaccount inception date which represents the date the subaccount was available in the Contract.  Standardized returns reflect a standard death benefit and the deduction of all fees and charges including fund expenses, the annual separate account charges and the withdrawal charge.

Non-standardized returns are calculated from the fund inception date which represents the inception date of the underlying fund, rather than the date it was included in the Contract.  Performance which predates the inclusion in the Contract is hypothetical and has been adjusted to include the annual separate account charges and the withdrawal charge, unless otherwise stated.

Cumulative total returns are unaveraged and reflect the simple percentage change in the value of a hypothetical investment in the subaccount over a stated period of time.  In addition to the period since inception, cumulative total returns may be calculated on a year-to-date basis at the end of each calendar month in the current calendar year.  The last day of the period for year-to-date returns is the last day of the most recent calendar month at the time of publication.

Yields quoted in advertising reflect the change in value of a hypothetical investment in a subaccount over a stated period of time, not taking into account capital gains or losses, or any withdrawal charge.  Yields are annualized and stated as a percentage.

Current yield and effective yield are calculated for the money market option.  Current yield is based on the change in the value of a hypothetical investment (exclusive of capital changes) over a particular 7-day period, less Contract charges that would have applied during the period (the base period), and stated as a percentage of the investment at the start of the base period (the base period return).  The base period return is then annualized by multiplying by 365/7, with the resulting yield figure carried to at least the nearest hundredth of one percent.

Effective yield assumes that all dividends received during an annual period have been reinvested.  This compounding effect causes effective yield to be higher than current yield.  Calculation of effective yield begins with the same base period return used in the calculation of current yield, which is then annualized to reflect weekly compounding pursuant to the following formula:

Effective Yield = [(Base Period Return + 1)365/7] — 1

Individualized Illustrations

National Integrity may provide computer-generated illustrations using programs available through third party firms to provide registered representatives and existing or potential Contracts owners with individualized hypothetical illustrations.  The illustrations may include contract values and returns for some or all of the subaccounts.  Such illustrations may include graphs, bar charts and other types of formats.

Hypothetical values may be based on: (i) the results of a hypothetical contribution to a Contract invested in a single or multiple subaccounts using standardized and non-standardized average annual returns; or (ii) the results of a hypothetical contribution to a Contract using either static or variable assumed rates of return, as allowed by law.

Distributions Under Tax-Favored Retirement Programs

Distributions from tax-favored plans are subject to certain restrictions.  Owners of traditional and SEP IRAs must begin receiving distributions by April 1 of the calendar year following the year in which the owner or participant reaches age 70½.  If you do not take mandatory distributions you may owe a 50% penalty tax on any difference between the required distribution amount and the amount distributed.  There are no mandatory distributions from Roth IRAs.

Distributions from qualified plans (other than traditional IRAs) to an employee, surviving spouse, or former spouse who is an alternate payee under a qualified domestic relations order (payee), in the form of a lump sum settlement, partial withdrawal or periodic annuity payments for a fixed period of fewer than

3

10 years, are subject to mandatory federal income tax withholding of 20% of the taxable amount of the distribution, unless (i) the payee directs the transfer of such amounts to another qualified plan or Traditional IRA; or (ii) the payment is a minimum distribution required under the Internal Revenue Code. The taxable amount is the amount of the distribution less the amount allocable to after-tax contributions.  All other types of taxable distributions are subject to a 10% federal income tax withholding unless the payee elects not to have withholding apply.

We are not permitted to make distributions from a Contract unless a request has been made.  It is therefore your responsibility to comply with the minimum distribution rules.  You should consult your tax adviser regarding these rules and their proper application.

The above description of the minimum distribution requirements and the federal income tax consequences of distributions from tax-favored retirement plans which may be funded by the Contract is only a brief summary and is not intended as tax advice.  The rules governing the provisions of plans are extremely complex and often difficult to comprehend.  If you do not fully comply with all applicable rules, which are subject to change, you may suffer adverse tax consequences.  You should consult a qualified and competent tax adviser prior to adopting a plan or purchasing a Contract in connection with a tax-favored plan.

Financial Statements

The financial statements of Separate Account I as of December 31, 2009, and for the periods indicated in the financial statements, the statutory-basis financial statements of National Integrity Life Insurance Company as of December 31, 2009 and 2008 and for each of the three years in the period ended December 31, 2009, and the statutory-basis financial statements of The Western and Southern Life Insurance Company (WSLIC) as of December 31, 2009 and 2008 and for each of the three years in the period ended December 31, 2009, included in this Statement of Additional Information have been audited by Ernst & Young LLP, 312 Walnut Street, Cincinnati, Ohio 45202, independent registered public accounting firm, as set forth in their reports included thereon.  These financial statements are included in this registration statement in reliance on the reports of Ernst & Young LLP given on the authority of such firm as experts in accounting and auditing.

You should distinguish the financial statements of National Integrity from the financial statements of the Separate Account and consider the National Integrity financial statements only as they relate to the ability of National Integrity to meet its obligations under the Contracts.  You should consider the financial statements of WSLIC as bearing only on the ability of WSLIC to meet its obligations under its guarantee to National Integrity policy holders dated March 3, 2000.  You should not consider the National Integrity or WSLIC financial statements as relating to the investment performance of the assets held in the Separate Account.

4

FINANCIAL STATEMENTS

Separate Account I of National Integrity Life Insurance Company

Year ended December 31, 2009, with Report of Independent Registered

Public Accounting Firm

Separate Account I

of

National Integrity Life Insurance Company

Financial Statements

Year Ended December 31, 2009

Report of Independent Registered Public Accounting Firm

The Contract Holders Separate Account I of National Integrity Life Insurance Company and The Board of Directors National Integrity Life Insurance Company

We have audited the accompanying statements of assets and liabilities of Separate Account I of National Integrity Life Insurance Company (the Separate Account), comprised of the separate account divisions described in Note 1 to the financial statements, as of December 31, 2009, and the related statements of operations for the year then ended and changes in net assets for each of the two years in the period then ended, or for those individual divisions operating for portions of such periods as disclosed in the financial statements. These financial statements are the responsibility of the Separate Account’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Separate Account’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Separate Account’s internal control over financial reporting.  Accordingly, we express no such opinion.  An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. Our procedures also included confirmation of investments owned as of December 31, 2009, by correspondence with the fund companies, or their transfer agents, as applicable. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of each of the respective divisions constituting Separate Account I of National Integrity Life Insurance Company at December 31, 2009, and the results of their operations and the changes in their net assets for the periods described above, in conformity with U.S. generally accepted accounting principles.

/s/ Ernst & Young LLP

Cincinnati, Ohio

April 23, 2010

Separate Account I

of

National Integrity Life Insurance Company

Statements of Assets and Liabilities

December 31, 2009

		Receivable from
		(payable to)
	Investments	the general account
Division	at value	of National Integrity	Net Assets	Unit Value	Units Outstanding
Affiliated:
Touchstone Aggressive ETF (Advantedge™)	$78,825	$(1)	$78,824	$8.88	8,874
Touchstone Aggressive ETF (AnnuiChoice™)	340,889	—	340,889	10.52	32,389
Touchstone Aggressive ETF (GrandMaster flex3™)	479,592	—	479,592	10.23	46,885
Touchstone Aggressive ETF (Grandmaster™)	10,434	1	10,435	10.34	1,010
Touchstone Aggressive ETF (IQ Annuity™)	478,955	—	478,955	10.28	46,581
Touchstone Aggressive ETF (Pinnacle Plus™)	73,506	1	73,507	10.17	7,231
Touchstone Aggressive ETF Fund (AnnuiChoice II™)	566,814	—	566,814	12.64	44,833
Touchstone Baron Small Cap (Advantedge™)	169,976	—	169,976	9.14	18,597
Touchstone Baron Small Cap (AnnuiChoice II™)	124,894	—	124,894	9.89	12,632
Touchstone Baron Small Cap (AnnuiChoice™)	69,526	—	69,526	15.94	4,362
Touchstone Baron Small Cap (GrandMaster flex3™)	528,464	—	528,464	14.59	36,214
Touchstone Baron Small Cap (Grandmaster™)	318,878	—	318,878	12.71	25,086
Touchstone Baron Small Cap (IQ Annuity™)	1,041,968	1	1,041,969	15.01	69,408
Touchstone Baron Small Cap (Pinnacle Plus™)	552,050	2	552,052	14.72	37,501
Touchstone Conservative ETF (AnnuiChoice II™)	535,577	(1)	535,576	11.29	47,438
Touchstone Conservative ETF (Advantedge™)	28,075	—	28,075	10.02	2,802
Touchstone Conservative ETF (AnnuiChoice™)	10,473	—	10,473	11.56	906
Touchstone Conservative ETF (GrandMaster flex3™)	1,759,314	—	1,759,314	11.23	156,624
Touchstone Conservative ETF (Grandmaster™)	231,822	—	231,822	11.35	20,425
Touchstone Conservative ETF (IQ Annuity™)	1,620,752	3	1,620,755	11.29	143,543
Touchstone Conservative ETF (Pinnacle Plus™)	1,190,188	—	1,190,188	11.16	106,620
Touchstone Core Bond (AnnuiChoice II™)	121,316	—	121,316	11.50	10,550
Touchstone Core Bond (AnnuiChoice™)	224,788	—	224,788	13.33	16,858
Touchstone Core Bond (GrandMaster flex3™)	255,038	—	255,038	12.38	20,595
Touchstone Core Bond (Grandmaster™)	572,891	1	572,892	11.91	48,112
Touchstone Core Bond (IQ Annuity™)	164,340	—	164,340	12.83	12,809
Touchstone Core Bond (Pinnacle Plus™)	505,723	—	505,723	11.55	43,779
Touchstone Enhanced ETF (Advantedge™)	105,687	—	105,687	8.85	11,946
Touchstone Enhanced ETF (AnnuiChoice™)	1,703,234	(1)	1,703,233	10.65	159,882
Touchstone Enhanced ETF (GrandMaster flex3™)	1,139,655	(1)	1,139,654	10.35	110,072
Touchstone Enhanced ETF (Grandmaster™)	693,795	(3)	693,792	10.46	66,317
Touchstone Enhanced ETF (IQ Annuity™)	522,389	(1)	522,388	10.41	50,193
Touchstone Enhanced ETF (Pinnacle Plus™)	481,220	1	481,221	10.29	46,769
Touchstone Enhanced ETF Fund (AnnuiChoice II™)	135,644	—	135,644	12.63	10,739
Touchstone GMAB Aggressive ETF
Fund (AnnuiChoice II™)	256,218	(1)	256,217	12.59	20,351
Touchstone High Yield - TVST (AnnuiChoice II™)	6,887	—	6,887	11.45	601
Touchstone High Yield (AnnuiChoice™)	104,081	3	104,084	16.17	6,439
Touchstone High Yield (GrandMaster flex3™)	454,178	(1)	454,177	15.20	29,877
Touchstone High Yield (Grandmaster™)	84,314	—	84,314	12.57	6,707
Touchstone High Yield (IQ Annuity™)	370,421	—	370,421	15.90	23,295
Touchstone High Yield (Pinnacle Plus™)	887,947	1	887,948	13.18	67,382
Touchstone Large Cap Core Equity (Advantedge ™)	19,223	—	19,223	8.48	2,266
Touchstone Large Cap Core Equity (AnnuiChoice II™)	13,257	—	13,257	8.97	1,478
Touchstone Large Cap Core Equity (AnnuiChoice ™)	133,805	—	133,805	10.20	13,123
Touchstone Large Cap Core Equity (GrandMaster flex3™)	202,246	—	202,246	10.72	18,868
Touchstone Large Cap Core Equity (Grandmaster™)	737,186	(1)	737,185	10.28	71,712
Touchstone Large Cap Core Equity (IQ Annuity™)	376,794	—	376,794	10.16	37,093
Touchstone Large Cap Core Equity (Pinnacle Plus™)	375,091	3	375,094	11.00	34,097
Touchstone Mid Cap Growth (Advantedge ™)	44,334	—	44,334	8.79	5,042
Touchstone Mid Cap Growth (AnnuiChoice II™)	47,620	—	47,620	10.03	4,750
Touchstone Mid Cap Growth (AnnuiChoice™)	209,781	—	209,781	15.95	13,149
Touchstone Mid Cap Growth (GrandMaster flex3™)	277,360	—	277,360	15.45	17,949
Touchstone Mid Cap Growth (Grandmaster™)	191,223	(1)	191,222	12.89	14,831
Touchstone Mid Cap Growth (IQ Annuity™)	229,025	2	229,027	16.46	13,914
Touchstone Mid Cap Growth (Pinnacle Plus™)	674,069	—	674,069	15.05	44,790
Touchstone Moderate ETF (Advantedge™)	96,338	—	96,338	9.45	10,190
Touchstone Moderate ETF (AnnuiChoice™)	534,245	(1)	534,244	11.08	48,237
Touchstone Moderate ETF (GrandMaster flex3™)	1,833,117	—	1,833,117	10.76	170,297
Touchstone Moderate ETF (Grandmaster™)	168,355	—	168,355	10.88	15,479
Touchstone Moderate ETF (IQ Annuity™)	2,433,324	—	2,433,324	10.82	224,889
Touchstone Moderate ETF (Pinnacle Plus™)	2,712,909	—	2,712,909	10.70	253,608
Touchstone Moderate ETF Fund (AnnuiChoice II™)	615,182	—	615,182	9.36	65,724

See accompanying notes.

Separate Account I

of

National Integrity Life Insurance Company

Statements of Assets and Liabilities (continued)

December 31, 2009

		Receivable from
		(payable to)
	Investments	the general account
Division	at value	of National Integrity	Net Assets	Unit Value	Units Outstanding
Affiliated (continued):
Touchstone Money Market (IQ3™)	$3,195,322	$(1)	$3,195,321	$11.04	289,464
Touchstone Money Market (GrandMaster flex3™)	1,859,665	(6)	1,859,659	10.84	171,487
Touchstone Money Market (AnnuiChoice II™)	311,440	(1)	311,439	9.96	31,275
Touchstone Money Market (Advantedge™)	202,637	—	202,637	10.03	20,203
Touchstone Money Market (Pinnacle Plus™)	1,314,088	(5)	1,314,083	9.92	132,441
Touchstone Money Market (AnnuiChoice™)	1,257,736	(5)	1,257,731	11.41	110,225
Touchstone Money Market (Grandmaster™)	5,242,993	1	5,242,994	11.02	475,933
Touchstone Third Avenue Value (Advantedge™)	248,951	—	248,951	8.25	30,167
Touchstone Third Avenue Value (AnnuiChoice II™)	592,739	—	592,739	8.39	70,637
Touchstone Third Avenue Value (AnnuiChoice™)	1,294,521	—	1,294,521	14.38	90,046
Touchstone Third Avenue Value (GrandMaster flex3™)	1,261,179	1	1,261,180	13.99	90,169
Touchstone Third Avenue Value (Grandmaster™)	2,285,135	2	2,285,137	12.27	186,306
Touchstone Third Avenue Value (IQ Annuity™)	2,028,941	—	2,028,941	13.74	147,703
Touchstone Third Avenue Value (Pinnacle Plus™)	1,821,156	(1)	1,821,155	14.71	123,821
Non-Affiliated Initial Class:
Fidelity VIP Equity-Income (Grandmaster™)	9,848,223	—	9,848,223	44.49	221,359
Fidelity VIP Growth (Grandmaster™)	4,963,038	2	4,963,040	49.15	100,981
Fidelity VIP High Income (Grandmaster™)	3,812,725	2	3,812,727	18.63	204,661
Fidelity VIP II Asset Manager (Grandmaster™)	4,977,204	—	4,977,204	34.39	144,735
Fidelity VIP II Contrafund (Grandmaster™)	12,822,006	(1)	12,822,005	35.33	362,925
Fidelity VIP II Index 500 (Grandmaster™)	3,834,158	—	3,834,158	26.89	142,562
Fidelity VIP II Investment Grade Bond (AnnuiChoice™)	151,053	—	151,053	11.18	13,512
Fidelity VIP II Investment Grade Bond (Grandmaster™)	1,861,641	(1)	1,861,640	29.54	63,025
Fidelity VIP II Investment Grade Bond (GrandmasterFlex3™)	218,380	—	218,380	11.01	19,829
Fidelity VIP II Investment Grade Bond (IQ3™)	142,990	—	142,990	11.04	12,949
Fidelity VIP II Investment Grade Bond (Pinnacle Plus™)	246,033	—	246,033	10.98	22,414
Fidelity VIP III Balanced (Grandmaster™)	1,027,294	1	1,027,295	14.94	68,776
Fidelity VIP III Growth & Income (Grandmaster™)	1,250,222	1	1,250,223	14.25	87,742
Fidelity VIP III Growth Opportunities (Grandmaster™)	574,307	—	574,307	9.48	60,566
Fidelity VIP Overseas (AnnuiChoice™)	14,668	—	14,668	7.40	1,982
Fidelity VIP Overseas (AnnuiChoice II™)	8,255	—	8,255	7.37	1,120
Fidelity VIP Overseas (Grandmaster™)	2,241,926	2	2,241,928	28.77	77,928
Fidelity VIP Overseas (GrandmasterFlex3™)	109,332	—	109,332	7.29	15,000
Fidelity VIP Overseas (IQ3™)	21,184	—	21,184	7.31	2,898
Fidelity VIP Overseas (Pinnacle Plus™)	145,772	—	145,772	7.27	20,065
Non-Affliated Service Class:
Fidelity VIP III Mid Cap (Grandmaster™)	1,845,543	—	1,845,543	29.54	62,472
Non-Affiliated Service Class 2 :
Fidelity VIP Asset Manager
(Advantedge™)	62,297	—	62,297	9.18	6,784
Fidelity VIP Asset Manager (AnnuiChoice II™)	141,957	—	141,957	10.65	13,333
Fidelity VIP Asset Manager (AnnuiChoice™)	140,734	—	140,734	12.38	11,370
Fidelity VIP Asset Manager (GrandMaster flex3™)	50,999	(1)	50,998	11.23	4,542
Fidelity VIP Asset Manager (IQ3™)	281,220	—	281,220	11.55	24,343
Fidelity VIP Asset Manager (Pinnacle Plus™)	151,994	—	151,994	11.66	13,033
Fidelity VIP Balanced (Advantedge™)	25,632	—	25,632	9.32	2,750
Fidelity VIP Balanced (AnnuiChoice II™)	68,902	—	68,902	10.12	6,810
Fidelity VIP Balanced (AnnuiChoice™)	208,022	(1)	208,021	12.26	16,963
Fidelity VIP Balanced (GrandMaster flex3™)	296,118	(1)	296,117	12.46	23,775
Fidelity VIP Balanced (GrandMaster™)	241,097	—	241,097	11.43	21,090
Fidelity VIP Balanced (IQ3™)	207,283	1	207,284	11.10	18,676
Fidelity VIP Balanced (Pinnacle Plus™)	788,561	(3)	788,558	11.53	68,376
Fidelity VIP Contrafund (Advantedge™)	649,084	—	649,084	8.34	77,850
Fidelity VIP Contrafund (AnnuiChoice II™)	772,758	3	772,761	9.43	81,950
Fidelity VIP Contrafund (AnnuiChoice™)	1,431,335	1	1,431,336	14.53	98,480
Fidelity VIP Contrafund (GrandMaster flex3™)	1,421,261	1	1,421,262	13.90	102,227
Fidelity VIP Contrafund (IQ3™)	1,600,083	—	1,600,083	12.62	126,751
Fidelity VIP Contrafund (Pinnacle Plus™)	2,288,817	5	2,288,822	13.88	164,850
Fidelity VIP Contrafund Standard (IQ Advisor™)	5,425	(2)	5,423	12.94	419
Fidelity VIP Disclipined Small Cap (AnnuiChoice™)	33,112	—	33,112	7.13	4,647
Fidelity VIP Disclipined Small Cap (GrandmasterFlex3™)	6,548	—	6,548	7.02	933
Fidelity VIP Disclipined Small Cap (Grandmaster™)	14,953	1	14,954	7.06	2,119
Fidelity VIP Disclipined Small Cap (IQ™)	49,027	—	49,027	7.04	6,965
Fidelity VIP Disclipined Small Cap (Pinnacle Plus™)	35,592	1	35,593	7.00	5,087
Fidelity VIP Disciplined Small Cap (Advantedge™)	13,926	—	13,926	8.58	1,622
Fidelity VIP Dynamic Capital Appreciation (AnnuiChoice™)	86	—	86	12.66	7

See accompanying notes.

Separate Account I

of

National Integrity Life Insurance Company

Statements of Assets and Liabilities (continued)

December 31, 2009

		Receivable from
		(payable to)
	Investments	the general account
Division	at value	of National Integrity	Net Assets	Unit Value	Units Outstanding
Non-Affiliated Service Class 2 (continued):
Fidelity VIP Dynamic Capital Appreciation (GrandMaster flex3™)	$34,420	$—	$34,420	$11.49	2,995
Fidelity VIP Dynamic Capital Appreciation (Grandmaster™)	4,388	—	4,388	11.63	377
Fidelity VIP Dynamic Capital Appreciation (IQ Annuity™)	58,856	—	58,856	15.10	3,898
Fidelity VIP Dynamic Capital Appreciation (Pinnacle Plus™)	140,944	1	140,945	11.41	12,348
Fidelity VIP Equity-Income (Advantedge™)	56,055	—	56,055	7.76	7,222
Fidelity VIP Equity-Income (AnnuiChoice II™)	261,051	—	261,051	7.98	32,707
Fidelity VIP Equity-Income (AnnuiChoice™)	413,548	1	413,549	10.43	39,632
Fidelity VIP Equity-Income (GrandMaster flex3™)	172,787	—	172,787	10.63	16,248
Fidelity VIP Equity-Income (IQ3™)	383,881	—	383,881	9.51	40,353
Fidelity VIP Equity-Income (Pinnacle Plus™)	1,032,125	(1)	1,032,124	10.88	94,869
Fidelity VIP Freedom 2010 (Advantedge™)	58,078	—	58,078	9.38	6,192
Fidelity VIP Freedom 2010 (GrandmasterFlex3™)	9,612	—	9,612	9.19	1,046
Fidelity VIP Freedom 2010 (Grandmaster™)	59,774	—	59,774	9.24	6,470
Fidelity VIP Freedom 2010 (IQ3™)	163,940	—	163,940	9.21	17,794
Fidelity VIP Freedom 2015 (Advantedge™)	104,035	—	104,035	9.26	11,236
Fidelity VIP Freedom 2015 (AnnuiChoiceII™)	11,250	—	11,250	9.11	1,235
Fidelity VIP Freedom 2015 (GrandmasterFlex3™)	5,680	—	5,680	9.01	630
Fidelity VIP Freedom 2015 (IQ3™)	342,637	—	342,637	9.04	37,907
Fidelity VIP Freedom 2015 (Pinnacle Plus™)	192,282	—	192,282	8.98	21,401
Fidelity VIP Freedom 2020 (Advantedge™)	10,085	—	10,085	8.90	1,133
Fidelity VIP Freedom 2020 (AnnuiChoiceII™)	28,317	—	28,317	8.67	3,266
Fidelity VIP Freedom 2020 (IQ3™)	145,981	—	145,981	8.60	16,975
Fidelity VIP Freedom 2020 (Pinnacle Plus™)	15,786	—	15,786	8.55	1,847
Fidelity VIP Freedom 2025 (Advantedge™)	10,105	—	10,105	8.81	1,147
Fidelity VIP Freedom 2030 (Pinnacle Plus™)	2,344	—	2,344	8.04	292
Fidelity VIP Growth & Income (AnnuiChoice II™)	57,276	—	57,276	8.57	6,684
Fidelity VIP Growth & Income (AnnuiChoice™)	110,900	—	110,900	10.22	10,855
Fidelity VIP Growth & Income (GrandMaster flex3™)	99,743	—	99,743	10.78	9,254
Fidelity VIP Growth & Income (IQ3™)	67,083	—	67,083	8.78	7,636
Fidelity VIP Growth & Income (Pinnacle Plus™)	154,471	—	154,471	10.09	15,304
Fidelity VIP Growth & Income (Advantedge™)	26,735	—	26,735	7.86	3,403
Fidelity VIP Growth (Advantedge™)	20,865	—	20,865	7.24	2,881
Fidelity VIP Growth (AnnuiChoice II™)	146,792	(1)	146,791	8.70	16,876
Fidelity VIP Growth (AnnuiChoice™)	99,185	—	99,185	8.45	11,740
Fidelity VIP Growth (GrandMaster flex3™)	118,898	—	118,898	9.74	12,210
Fidelity VIP Growth (GrandMaster™)	305,259	—	305,259	7.68	39,727
Fidelity VIP Growth (IQ3™)	124,532	(3)	124,529	6.42	19,385
Fidelity VIP Growth (Pinnacle Plus™)	212,691	(1)	212,690	9.86	21,565
Fidelity VIP Growth Opportunities
(Advantedge™)	70,190	—	70,190	7.32	9,593
Fidelity VIP Growth Opportunities (AnnuiChoice II™)	5,586	—	5,586	8.74	639
Fidelity VIP Growth Opportunities (AnnuiChoice™)	20,881	—	20,881	9.16	2,280
Fidelity VIP Growth Opportunities (GrandMaster flex3™)	43,422	—	43,422	9.86	4,402
Fidelity VIP Growth Opportunities (IQ3™)	62,700	—	62,700	8.12	7,726
Fidelity VIP Growth Opportunities (Pinnacle Plus™)	403,275	—	403,275	9.74	41,408
Fidelity VIP High Income (AnnuiChoice II™)	49,740	—	49,740	11.17	4,454
Fidelity VIP High Income (AnnuiChoice™)	498,023	(2)	498,021	15.86	31,402
Fidelity VIP High Income (GrandMaster flex3™)	1,451,001	3	1,451,004	14.30	101,471
Fidelity VIP High Income (IQ3™)	6,783,481	(1)	6,783,480	12.80	529,838
Fidelity VIP High Income (Pinnacle Plus™)	179,178	—	179,178	13.21	13,560
Fidelity VIP High Income (Advantedge™)	414,099	—	414,099	10.73	38,581
Fidelity VIP II Index 500 (Advantedge™)	250,676	(2)	250,674	8.34	30,066
Fidelity VIP II Index 500 (AnnuiChoice II™)	248,058	(3)	248,055	7.65	32,436
Fidelity VIP II Index 500 (AnnuiChoice™)	492,680	—	492,680	9.66	50,994
Fidelity VIP II Index 500 (GrandmasterFlex3™)	568,960	1	568,961	7.56	75,213
Fidelity VIP II Index 500 (Grandmaster™)	1,379,351	1	1,379,352	7.61	181,350
Fidelity VIP II Index 500 (IQ3™)	516,848	(1)	516,847	8.53	60,609
Fidelity VIP II Index 500 (Pinnacle Plus™)	1,331,607	(2)	1,331,605	11.11	119,866
Fidelity VIP Investment Grade Bond (Advantedge™)	83,860	—	83,860	10.81	7,760
Fidelity VIP Investment Grade Bond (AnnuiChoice II™)	174,854	—	174,854	11.38	15,364
Fidelity VIP Investment Grade Bond (AnnuiChoice™)	945,297	(2)	945,295	14.02	67,432
Fidelity VIP Investment Grade Bond (GrandMaster flex3™)	525,216	—	525,216	11.74	44,723
Fidelity VIP Investment Grade Bond (GrandMaster ™)	584,228	—	584,228	11.00	53,100
Fidelity VIP Investment Grade Bond (IQ3™)	642,266	—	642,266	13.73	46,784
Fidelity VIP Investment Grade Bond (Pinnacle Plus™)	740,769	—	740,769	11.61	63,821
Fidelity VIP Mid Cap (AnnuiChoice II™)	170,941	—	170,941	9.86	17,329

See accompanying notes.

Separate Account I

of

National Integrity Life Insurance Company

Statements of Assets and Liabilities (continued)

December 31, 2009

		Receivable from
		(payable to)
	Investments	the general account
Division	at value	of National Integrity	Net Assets	Unit Value	Units Outstanding
Non-Affiliated Service Class 2 (continued):
Fidelity VIP Mid Cap (AnnuiChoice™)	$397,390	$—	$397,390	$19.16	20,738
Fidelity VIP Mid Cap (GrandMaster flex3™)	806,801	—	806,801	17.79	45,343
Fidelity VIP Mid Cap (Grandmaster™)	703,330	(1)	703,329	14.77	47,607
Fidelity VIP Mid Cap (IQ Annuity™)	1,017,019	1	1,017,020	17.91	56,791
Fidelity VIP Mid Cap (Pinnacle Plus™)	1,821,826	4	1,821,830	17.75	102,657
Fidelity VIP Mid Cap (Advantedge™)	141,792	—	141,792	8.80	16,107
Fidelity VIP Overseas (Advantedge™)	113,364	—	113,364	7.51	15,096
Fidelity VIP Overseas (AnnuiChoice II™)	158,019	—	158,019	8.73	18,099
Fidelity VIP Overseas (AnnuiChoice™)	407,834	—	407,834	13.16	30,989
Fidelity VIP Overseas (GrandMaster flex3™)	302,871	—	302,871	11.84	25,581
Fidelity VIP Overseas (GrandMaster™)	191,139	2	191,141	7.28	26,263
Fidelity VIP Overseas (IQ3™)	544,768	—	544,768	10.20	53,404
Fidelity VIP Overseas (Pinnacle Plus™)	497,346	—	497,346	14.56	34,157
Fidelity VIP Value Stratagies (AnnuiChoice™)	17,012	—	17,012	8.12	2,096
Fidelity VIP Value Strategies (GrandMaster ™)	108,040	—	108,040	8.07	13,388
Fidelity VIP Value Strategies (GrandMaster flex3™)	6,365	—	6,365	8.04	791
Fidelity VIP Value Strategies (AnnuiChoice II™)	8,209	—	8,209	8.10	1,014
Fidelity VIP Value Strategies (Pinnacle Plus™)	363,647	1	363,648	8.03	45,308
Non-Affiliated Class 1:
JPMorgan IT Mid Cap (IQ3™)	38,694	—	38,694	13.13	2,947
JPMorgan IT Mid Cap (Grandmaster™)	62,539	—	62,539	13.14	4,760
JPMorgan IT Mid Cap (GrandMaster flex3™)	89,781	—	89,781	13.12	6,843
JPMorgan IT Mid Cap (Pinnacle Plus™)	520,259	—	520,259	13.11	39,687
JPMorgan IT Mid Cap (AnnuiChoice™)	170,547	—	170,547	13.17	12,949
Van Kampen UIF Emerging Markets Debt (AnnuiChoice™)	31,357	(1)	31,356	19.66	1,595
Van Kampen UIF Emerging Markets Debt (GrandMaster flex3™)	9,345	—	9,345	19.59	477
Van Kampen UIF Emerging Markets Debt (IQ3™)	12,544	—	12,544	19.04	659
Van Kampen UIF U.S. Real Estate (AnnuiChoice II™)	6,841	—	6,841	7.25	944
Van Kampen UIF U.S. Real Estate (AnnuiChoice™)	43,966	—	43,966	17.08	2,575
Van Kampen UIF U.S. Real Estate (GrandMaster flex3™)	141,346	—	141,346	16.30	8,671
Van Kampen UIF U.S. Real Estate (IQ3™)	77,452	—	77,452	16.41	4,718
Non-Affiliated Class 2:
Franklin Foreign Securities (IQ Annuity™)	301,249	—	301,249	17.36	17,349
Franklin Growth and Income Securities (Advantedge™)	42,852	(1)	42,851	8.33	5,144
Franklin Growth and Income Securities (AnnuiChoice II™)	55,841	—	55,841	8.28	6,742
Franklin Growth and Income Securities (AnnuiChoice™)	457,375	—	457,375	11.86	38,578
Franklin Growth and Income Securities (GrandMaster flex3™)	285,372	—	285,372	11.40	25,025
Franklin Growth and Income Securities (Grandmaster™)	705,460	(1)	705,459	11.57	60,993
Franklin Growth and Income Securities (IQ Annuity™)	869,024	—	869,024	11.48	75,669
Franklin Growth and Income Securities (Pinnacle Plus™)	899,070	—	899,070	10.84	82,947
Franklin Income Securities
(Advantedge™)	102,115	—	102,115	9.62	10,617
Franklin Income Securities (AnnuiChoice II™)	218,272	—	218,272	10.17	21,457
Franklin Income Securities (AnnuiChoice™)	452,630	—	452,630	16.14	28,043
Franklin Income Securities (GrandMaster flex3™)	2,183,262	(5)	2,183,257	15.52	140,631
Franklin Income Securities (Grandmaster™)	1,743,526	—	1,743,526	15.75	110,727
Franklin Income Securities (IQ Annuity™)	1,206,535	1	1,206,536	15.63	77,169
Franklin Income Securities (Pinnacle Plus™)	1,670,417	—	1,670,417	13.69	122,025
Franklin Large Cap Growth Securities (Advantedge™)	62,806	—	62,806	8.86	7,085
Franklin Large Cap Growth Securities (AnnuiChoice II™)	90,422	—	90,422	9.43	9,593
Franklin Large Cap Growth Securities (AnnuiChoice™)	86,648	—	86,648	12.33	7,025
Franklin Large Cap Growth Securities (GrandMaster flex3™)	66,781	—	66,781	11.86	5,629
Franklin Large Cap Growth Securities (Grandmaster™)	58,840	—	58,840	12.03	4,890
Franklin Large Cap Growth Securities (IQ Annuity™)	226,242	—	226,242	11.95	18,937
Franklin Large Cap Growth Securities (Pinnacle Plus™)	228,104	1	228,105	10.74	21,238
Franklin Mutual Shares Securities (Advantedge™)	474,542	(1)	474,541	8.24	57,618
Franklin Mutual Shares Securities (AnnuiChoice II™)	119,448	(1)	119,447	8.56	13,958
Franklin Mutual Shares Securities (AnnuiChoice™)	423,166	—	423,166	13.89	30,470
Franklin Mutual Shares Securities (GrandMaster flex3™)	1,216,000	(1)	1,215,999	13.36	91,029
Franklin Mutual Shares Securities (IQ Annuity™)	335,846	—	335,846	13.45	24,964
Franklin Mutual Shares Securities (Pinnacle Plus™)	1,145,135	(1)	1,145,134	12.19	93,967
Franklin Mutual Shares Securities Standard (IQ Advisor™)	10,570	1	10,571	11.55	915
Franklin Mutual Shares Securities(Grandmaster™)	1,598,079	(1)	1,598,078	13.55	117,949
Franklin Small Cap Value Securities (Advantedge™)	88,615	—	88,615	8.75	10,129
Franklin Small Cap Value Securities (AnnuiChoice II™)	505	—	505	7.52	67
Franklin Small Cap Value Securities (AnnuiChoice™)	125,502	1	125,503	7.55	16,624

See accompanying notes.

Separate Account I

of

National Integrity Life Insurance Company

Statements of Assets and Liabilities (continued)

December 31, 2009

		Receivable from
		(payable to)
	Investments	the general account
Division	at value	of National Integrity	Net Assets	Unit Value	Units Outstanding
Non-Affiliated Class 2 (continued):
Franklin Small Cap Value Securities (GrandmasterFlex3™)	$59,620	$—	$59,620	$7.44	8,016
Franklin Small Cap Value Securities (Grandmaster™)	882,227	—	882,227	7.48	117,975
Franklin Small Cap Value Securities (IQ3 ™)	41,689	2	41,691	7.46	5,590
Franklin Small Cap Value Securities (Pinnacle Plus ™)	259,658	4	259,662	7.41	35,027
Templeton Foreign Securities Fund (AnnuiChoice II™)	79,814	—	79,814	9.99	7,990
Templeton Foreign Securities Fund (AnnuiChoice II™)	145,363	—	145,363	17.93	8,109
Templeton Foreign Securities Fund (Advantedge™)	77,915	—	77,915	8.76	8,899
Templeton Foreign Securities Fund (GrandMaster flex3™)	406,458	—	406,458	17.24	23,574
Templeton Foreign Securities Fund (Grandmaster™)	429,507	(1)	429,506	17.49	24,560
Templeton Foreign Securities Fund (Pinnacle Plus™)	958,012	2	958,014	15.90	60,261
Templeton Growth Securities (Advantedge™)	51,263	(1)	51,262	8.15	6,293
Templeton Growth Securities (AnnuiChoice II™)	28,575	—	28,575	8.24	3,469
Templeton Growth Securities (AnnuiChoice™)	31,454	—	31,454	14.08	2,234
Templeton Growth Securities (GrandMaster flex3™)	899,413	—	899,413	13.54	66,421
Templeton Growth Securities (Grandmaster™)	322,030	1	322,031	13.73	23,447
Templeton Growth Securities (IQ Annuity™)	785,277	—	785,277	13.64	57,583
Templeton Growth Securities (Pinnacle Plus™)	808,479	—	808,479	12.42	65,089
Templeton Growth Securities Standard (IQ Advisor™)	5,138	—	5,138	11.24	457
Van Kampen LIT Comstock (AnnuiChoice™)	24,972	—	24,972	13.34	1,872
Van Kampen LIT Comstock (GrandMaster flex3™)	141,567	—	141,567	12.83	11,036
Van Kampen LIT Comstock (Grandmaster™)	71,979	1	71,980	13.01	5,532
Van Kampen LIT Comstock (IQ Annuity™)	22,164	1	22,165	12.92	1,716
Van Kampen LIT Comstock (Pinnacle Plus™)	162,061	3	162,064	11.65	13,908
Van Kampen LIT Comstock (AnnuiChoice II™)	8,817	—	8,817	8.41	1,048
Van Kampen LIT Capital Growth (AnnuiChoice™)	4,892	1	4,893	13.12	373
Van Kampen LIT Capital Growth (GrandMaster flex3™)	4,157	(4)	4,153	12.62	329
Van Kampen LIT Capital Growth (Grandmaster™)	168,985	(2)	168,983	12.80	13,202
Van Kampen LIT Capital Growth (Pinnacle Plus™)	517,486	1	517,487	11.10	46,634
Van Kampen LIT Capital Growth (Advantedge™)	9,705	—	9,705	9.12	1,065
Van Kampen LIT Capital Growth (AnnuiChoice II™)	5,039	1	5,040	10.24	492
Van Kampen UIF Emerging Markets Debt (Advantedge™)	61,916	—	61,916	10.75	5,760
Van Kampen UIF Emerging Markets Debt (AnnuiChoice II™)	38,576	—	38,576	11.01	3,503
Van Kampen UIF Emerging Markets Debt (AnnuiChoice™)	116,323	—	116,323	11.06	10,519
Van Kampen UIF Emerging Markets Debt (GrandmasterFlex3™)	99,429	—	99,429	10.89	9,127
Van Kampen UIF Emerging Markets Debt (Grandmaster™)	25,731	(1)	25,730	18.44	1,395
Van Kampen UIF Emerging Markets Debt (IQ3™)	103,276	—	103,276	18.31	5,639
Van Kampen UIF Emerging Markets Debt (Pinnacle Plus™)	277,199	—	277,199	15.92	17,413
Van Kampen UIF Emerging Markets Equity (Advantedge™)	180,003	—	180,003	7.80	23,084
Van Kampen UIF Emerging Markets Equity (AnnuiChoice II™)	90,183	—	90,183	11.97	7,535
Van Kampen UIF Emerging Markets Equity (AnnuiChoice™)	567,479	—	567,479	31.71	17,897
Van Kampen UIF Emerging Markets Equity (GrandMaster flex3™)	781,828	(1)	781,827	30.50	25,634
Van Kampen UIF Emerging Markets Equity (Grandmaster™)	1,175,734	(1)	1,175,733	30.93	38,007
Van Kampen UIF Emerging Markets Equity (IQ Annuity™)	381,192	(1)	381,191	30.72	12,410
Van Kampen UIF Emerging Markets Equity (Pinnacle Plus™)	1,459,743	—	1,459,743	26.56	54,956
Van Kampen UIF U.S. Mid Cap (IQ Annuity™)	1,013	—	1,013	8.36	121
Van Kampen UIF U.S. Mid Cap (AnnuiChoice II™)	16,811	1	16,812	8.40	2,001
Van Kampen UIF U.S. Mid Cap (AnnuiChoice™)	5,118	—	5,118	8.42	608
Van Kampen UIF U.S. Mid Cap (Advantedge™)	149,569	1	149,570	8.34	17,938
Van Kampen UIF U.S. Mid Cap (Grandmaster™)	73,961	—	73,961	8.37	8,833
Van Kampen UIF U.S. Mid Cap (Pinnacle Plus™)	20,355	—	20,355	8.33	2,444
Van Kampen UIF U.S. Real Estate (AnnuiChoice II™)	43,486	—	43,486	6.00	7,250
Van Kampen UIF U.S. Real Estate (AnnuiChoice™)	14,095	—	14,095	6.02	2,340
Van Kampen UIF U.S. Real Estate (Pinnacle Plus™)	601,318	—	601,318	14.99	40,118
Van Kampen UIF U.S. Real Estate (Advantedge™)	33,702	—	33,702	7.77	4,335
Van Kampen UIF U.S. Real Estate (GrandmasterFlex3™)	72,499	—	72,499	5.93	12,220
Van Kampen UIF U.S. Real Estate (Grandmaster™)	236,710	—	236,710	17.78	13,316
Van Kampen UIF U.S. Real Estate (IQ3™)	121,321	—	121,321	17.65	6,874
Non-Affiliated Class B:
Columbia VIT Mid Cap (Grandmaster™)	37,418	—	37,418	12.95	2,888
Columbia VIT Mid Cap (Pinnacle Plus™)	1,648	—	1,648	12.93	128
Columbia VIT Small Cap (Grandmaster™)	28,358	—	28,358	12.52	2,265
Columbia VIT Small Cap (Advantedge™)	13,229	—	13,229	12.50	1,059
Columbia VIT Small Cap (Pinnacle Plus™)	1,910	—	1,910	12.49	153
DWS Small Cap Index VIP (AnnuiChoice II™)	18,690	1	18,691	8.54	2,188
DWS Small Cap Index VIP (AnnuiChoice™)	102,296	—	102,296	12.17	8,404

See accompanying notes.

Separate Account I

of

National Integrity Life Insurance Company

Statements of Assets and Liabilities (continued)

December 31, 2009

		Receivable from
		(payable to)
	Investments	the general account
Division	at value	of National Integrity	Net Assets	Unit Value	Units Outstanding
Non-Affiliated Class B (continued):
DWS Small Cap Index VIP (GrandMaster flex3™)	$93,382	$1	$93,383	$12.58	7,426
DWS Small Cap Index VIP (Grandmaster™)	17,570	—	17,570	10.69	1,644
DWS Small Cap Index VIP (IQ3™)	76,635	—	76,635	11.66	6,573
DWS Small Cap Index VIP (Pinnacle Plus™)	294,295	—	294,295	12.13	24,254
DWS Small Cap Index VIP (Advantedge™)	5,888	—	5,888	8.87	663
Non-Affiliated Advisor Class:
Pimco VIT All Asset (IQ Annuity™)	78,319	—	78,319	9.84	7,957
Pimco VIT All Asset (Pinnacle Plus™)	83,901	—	83,901	9.81	8,556
Pimco VIT All Asset (Grandmaster™)	2,578	—	2,578	9.86	262
Pimco VIT All Asset (GrandMaster flex3™)	4,887	—	4,887	9.83	497
Pimco VIT All Asset (Advantedge™)	170,364	—	170,364	9.89	17,221
Pimco VIT All Asset (AnnuiChoice II™)	170,850	—	170,850	9.98	17,125
Pimco VIT All Asset (AnnuiChoice™)	64,903	(1)	64,902	9.92	6,544
Pimco VIT Commodity Real Return Strategy (Advantedge™)	123,153	—	123,153	6.67	18,459
Pimco VIT Commodity Real Return Strategy (AnnuiChoice II™)	75,414	—	75,414	6.73	11,208
Pimco VIT Commodity Real Return Strategy (AnnuiChoice™)	28,061	—	28,061	6.69	4,192
Pimco VIT Commodity Real Return Strategy (Grandmaster™)	326,419	—	326,419	6.65	49,057
Pimco VIT Commodity Real Return Strategy (IQ Annuity™)	160,967	(1)	160,966	6.64	24,233
Pimco VIT Commodity Real Return Strategy (GrandMaster flex3™)	52,322	1	52,323	6.63	7,890
Pimco VIT Commodity Real Return Strategy (Pinnacle Plus™)	125,031	—	125,031	6.62	18,893
Pimco VIT Low Duration (IQ Annuity™)	42,336	1	42,337	10.81	3,915
Pimco VIT Low Duration (Grandmaster™)	8,348	—	8,348	10.83	771
Pimco VIT Low Duration (GrandMaster flex3™)	101,088	(1)	101,087	10.80	9,364
Pimco VIT Low Duration (Advantedge™)	80,422	(1)	80,421	10.75	7,484
Pimco VIT Low Duration (AnnuiChoice II™)	4,963	—	4,963	10.84	458
Pimco VIT Low Duration (AnnuiChoice™)	312,620	(4)	312,616	10.90	28,690
Pimco VIT Low Duration (Pinnacle Plus™)	185,531	(6)	185,525	10.77	17,221
Pimco VIT Real Return (AnnuiChoice II™)	22,618	—	22,618	10.44	2,167
Pimco VIT Real Return (Advantedge™)	22,471	(1)	22,470	10.35	2,172
Pimco VIT Real Return (AnnuiChoice™)	119,344	(2)	119,342	10.47	11,399
Pimco VIT Real Return (Grandmaster flex3™)	81,707	(3)	81,704	10.37	7,877
Pimco VIT Real Return (Grandmaster™)	66,460	(2)	66,458	10.41	6,385
Pimco VIT Real Return (IQ Annuity™)	214,041	—	214,041	10.39	20,600
Pimco VIT Real Return (Pinnacle Plus™)	102,002	—	102,002	10.35	9,854
Pimco VIT Total Return (Advantedge™)	1,769,685	(6)	1,769,679	11.36	155,826
Pimco VIT Total Return (AnnuiChoice II™)	951,157	(2)	951,155	11.45	83,047
Pimco VIT Total Return (AnnuiChoice™)	1,430,933	(1)	1,430,932	11.32	126,418
Pimco VIT Total Return (Grandmaster flex3™)	278,064	(1)	278,063	11.21	24,796
Pimco VIT Total Return (Grandmaster™)	792,054	(2)	792,052	11.25	70,390
Pimco VIT Total Return (IQ Annuity™)	769,898	(2)	769,896	11.23	68,537
Pimco VIT Total Return (Pinnacle Plus™)	257,069	1	257,070	11.19	22,970
Non-Affiliated Investor Class:
Rydex VT All-Cap Opportunity Fund (Pinnacle Plus™)	6,763	1	6,764	8.08	837
Rydex VT All-Cap Opportunity Fund (Advantedge™)	45,923	—	45,923	8.31	5,524
Rydex VT All-Cap Opportunity Fund (AnnuiChoice II™)	26,564	—	26,564	8.38	3,168
Rydex VT All-Cap Opportunity Fund (AnnuiChoice™)	3,219	1	3,220	8.17	394
Rydex VT All-Cap Opportunity Fund (Grandmaster™)	1,822	—	1,822	8.12	224
Rydex VT All-Cap Opportunity Fund (IQ Annuity™)	219	1	220	8.11	27
Rydex VT Alternative Strategies Allocation (Advantedge™)	24,482	—	24,482	9.82	2,493
Rydex VT Alternative Strategies Allocation (Pinnacle Plus™)	663	—	663	9.81	68
Rydex VT Alternative Strategies Allocation (Annuichoice™)	98,192	272	98,464	9.89	9,931
Rydex VT Alternative Strategies Allocation (AnnuiChoice II™)	2,192	—	2,192	9.87	222
Rydex VT Managed Futures Strategies (Advantedge™)	70,474	—	70,474	8.98	7,849
Rydex VT Managed Futures Strategies (Annuichoice™)	364,849	—	364,849	9.04	40,362
Rydex VT Managed Futures Strategies (Pinnacle Plus™)	250,205	—	250,205	8.97	27,888
Rydex VT Managed Futures Strategies (Grandmaster™)	406,842	—	406,842	9.00	45,185
Rydex VT Managed Futures Strategies (Grandmaster flex3™)	9,915	—	9,915	8.98	1,104
Rydex VT Managed Futures Strategies (AnnuiChoice II™)	358,499	—	358,499	9.02	39,726
Rydex VT Multi-Hedge Strategies (Advantedge™)	91,301	—	91,301	7.98	11,442
Rydex VT Multi-Hedge Strategies (AnnuiChoice II™)	201,995	1	201,996	8.05	25,100
Rydex VT Multi-Hedge Strategies (AnnuiChoice™)	156,252	—	156,252	7.96	19,637
Rydex VT Multi-Hedge Strategies (Grandmaster flex3™)	20,104	1	20,105	7.88	2,550
Rydex VT Multi-Hedge Strategies (Grandmaster™)	51,844	—	51,844	7.91	6,554
Rydex VT Multi-Hedge Strategies (IQ Annuity™)	156,371	(1)	156,370	7.90	19,802
Rydex VT Multi-Hedge Strategies (Pinnacle Plus™)	29,132	—	29,132	7.87	3,703

See accompanying notes.

Separate Account I

of

National Integrity Life Insurance Company

Statements of Operations

For the Year Ended December 31, 2009

				Realized and unrealized gain (loss) on investments
	Investment Income	Expenses				Net unrealized appreciation (depreciation) of investments				Net
Division	Reinvested dividends	Mortality and expense risk and administrative charges	Net investment income (loss)	Realized gain (loss) on sales of investments	Realized gain distributions	Beginning of period	End of period	Change in net unrealized appreciation (depreciation) during the period	Net realized and unrealized gain (loss) on investments	increase (decrease) in net assets resulting from operations
Affiliated:
Touchstone Aggressive ETF (Advantedge ™)	$1,680	$901	$779	$(796)	$1,031	$(21,092)	$(10,745)	$10,347	$10,582	$11,361
Touchstone Aggressive ETF (AnnuiChoice ™)	7,257	3,210	4,047	(70,356)	4,456	(141,299)	(20,744)	120,555	54,655	58,702
Touchstone Aggressive ETF (GrandMaster flex3 ™)	10,209	7,420	2,789	(22,153)	6,257	(180,604)	(71,373)	109,231	93,335	96,124
Touchstone Aggressive ETF (Grandmaster ™)	222	166	56	(10,987)	136	(13,321)	(2,218)	11,103	252	308
Touchstone Aggressive ETF (IQ Annuity ™)	10,196	7,280	2,916	(140,624)	6,261	(210,177)	12,771	222,948	88,585	91,501
Touchstone Aggressive ETF (Pinnacle Plus ™)	1,565	967	598	(6,603)	961	(19,466)	(583)	18,883	13,241	13,839
Touchstone Aggressive ETF Fund (AnnuiChoice II ™) (April 24)*	12,068	4,101	7,967	694	7,410	—	95,707	95,707	103,811	111,778
Touchstone Baron Small Cap (Advantedge ™)	—	1,257	(1,257)	(12,125)	—	(14,129)	23,285	37,414	25,289	24,032
Touchstone Baron Small Cap (AnnuiChoice II ™)	—	1,024	(1,024)	(10,019)	—	(32,934)	4,558	37,492	27,473	26,449
Touchstone Baron Small Cap (AnnuiChoice ™)	—	874	(874)	(86,755)	—	(98,545)	11,541	110,086	23,331	22,457
Touchstone Baron Small Cap (GrandMaster flex3 ™)	—	7,615	(7,615)	(193,526)	—	(450,812)	(134,917)	315,895	122,369	114,754
Touchstone Baron Small Cap (Grandmaster ™)	—	2,258	(2,258)	(48,030)	—	(71,345)	11,574	82,919	34,889	32,631
Touchstone Baron Small Cap (IQ Annuity ™)	—	13,149	(13,149)	(113,336)	—	(668,893)	(298,076)	370,817	257,481	244,332
Touchstone Baron Small Cap (Pinnacle Plus ™)	—	7,816	(7,816)	(32,424)	—	(338,886)	(171,616)	167,270	134,846	127,030
Touchstone Conservative ETF (AnnuiChoice II ™) (April 24) *	17,092	3,648	13,444	2,286	5,214	—	29,953	29,953	37,453	50,897
Touchstone Conservative ETF (Advantedge ™)	897	265	632	13	271	(193)	580	773	1,057	1,689
Touchstone Conservative ETF (AnnuiChoice ™)	334	111	223	51	102	(576)	774	1,350	1,503	1,726
Touchstone Conservative ETF (GrandMaster flex3 ™)	56,071	22,607	33,464	(3,847)	17,109	(65,015)	65,850	130,865	144,127	177,591
Touchstone Conservative ETF (Grandmaster ™)	7,389	5,225	2,164	3,029	2,241	(6,914)	13,402	20,316	25,586	27,750
Touchstone Conservative ETF (IQ Annuity ™)	51,657	22,636	29,021	(115,286)	15,745	(216,529)	(2,386)	214,143	114,602	143,623
Touchstone Conservative ETF (Pinnacle Plus ™)	37,901	16,270	21,631	(15,923)	11,774	(46,587)	47,289	93,876	89,727	111,358
Touchstone Core Bond (AnnuiChoice II ™)	5,940	1,570	4,370	(4,542)	—	(14,508)	2,712	17,220	12,678	17,048
Touchstone Core Bond (AnnuiChoice ™)	11,007	2,525	8,482	2,402	—	(7,540)	14,295	21,835	24,237	32,719
Touchstone Core Bond (GrandMaster flex3 ™)	12,486	5,427	7,059	(3,086)	—	(34,052)	3,607	37,659	34,573	41,632
Touchstone Core Bond (Grandmaster ™)	28,046	6,475	21,571	2,372	—	(481)	40,949	41,430	43,802	65,373
Touchstone Core Bond (IQ Annuity ™)	8,046	2,176	5,870	(1,777)	—	(11,466)	3,484	14,950	13,173	19,043
Touchstone Core Bond (Pinnacle Plus ™)	24,759	9,134	15,625	(7,321)	—	(47,235)	11,118	58,353	51,032	66,657
Touchstone Enhanced ETF (Advantedge ™)	3,115	1,175	1,940	(2,833)	—	(39,489)	(22,927)	16,562	13,729	15,669
Touchstone Enhanced ETF (AnnuiChoice ™)	50,129	14,662	35,467	(80,733)	—	(704,567)	(345,676)	358,891	278,158	313,625
Touchstone Enhanced ETF (GrandMaster flex3 ™)	33,529	18,670	14,859	(351,224)	—	(750,019)	(177,653)	572,366	221,142	236,001
Touchstone Enhanced ETF (Grandmaster ™)	20,412	10,248	10,164	(308,368)	—	(608,565)	(176,183)	432,382	124,014	134,178
Touchstone Enhanced ETF (IQ Annuity ™)	15,369	9,422	5,947	(244,007)	—	(509,862)	(146,777)	363,085	119,078	125,025
Touchstone Enhanced ETF (Pinnacle Plus ™)	14,160	6,635	7,525	(99,150)	—	(201,085)	(14,612)	186,473	87,323	94,848
Touchstone Enhanced ETF Fund (AnnuiChoice II ™) (April 24) *	3,992	934	3,058	212	—	—	21,602	21,602	21,814	24,872
Touchstone GMAB Aggressive ETF Fund (AnnuiChoice II ™) (April 24) *	5,457	2,861	2,596	427	3,351	—	43,937	43,937	47,715	50,311
Touchstone High Yield - TVST (AnnuiChoice II ™) (May 29) *	398	31	367	11	—	—	381	381	392	759
Touchstone High Yield (AnnuiChoice ™)	6,021	1,103	4,918	(34,834)	—	(41,150)	24,723	65,873	31,039	35,957
Touchstone High Yield (GrandMaster flex3 ™)	26,268	6,664	19,604	(35,068)	—	(162,455)	13,254	175,709	140,641	160,245
Touchstone High Yield (Grandmaster ™)	4,876	1,208	3,668	(50,097)	—	(54,045)	19,079	73,124	23,027	26,695
Touchstone High Yield (IQ Annuity ™)	21,426	4,224	17,202	(10,766)	—	(85,075)	20,457	105,532	94,766	111,968
Touchstone High Yield (Pinnacle Plus ™)	51,361	10,589	40,772	(120,294)	—	(266,959)	13,341	280,300	160,006	200,778
Touchstone Large Cap Core Equity (Advantedge ™)	231	141	90	(232)	—	(3,740)	(1,789)	1,951	1,719	1,809
Touchstone Large Cap Core Equity (AnnuiChoice II ™)	159	108	51	(4,397)	—	(4,259)	1,420	5,679	1,282	1,333
Touchstone Large Cap Core Equity (AnnuiChoice ™)	1,610	1,430	180	(30,030)	—	(79,695)	(22,387)	57,308	27,278	27,458
Touchstone Large Cap Core Equity (GrandMaster flex3 ™)	2,433	2,849	(416)	(13,140)	—	(86,067)	(35,650)	50,417	37,277	36,861
Touchstone Large Cap Core Equity (Grandmaster ™)	8,868	6,172	2,696	66,093	—	(10,134)	59,870	70,004	136,097	138,793

See accompanying notes.

* - 2009 inception date of division.

Separate Account I

of

National Integrity Life Insurance Company

Statements of Operations (continued)

For the Year Ended December 31, 2009

				Realized and unrealized gain (loss) on investments
	Investment Income	Expenses				Net unrealized appreciation (depreciation) of investments				Net
Division	Reinvested dividends	Mortality and expense risk and administrative charges	Net investment income (loss)	Realized gain (loss) on sales of investments	Realized gain distributions	Beginning of period	End of period	Change in net unrealized appreciation (depreciation) during the period	Net realized and unrealized gain (loss) on investments	increase (decrease) in net assets resulting from operations
Affiliated (continued):
Touchstone Large Cap Core Equity (IQ Annuity ™)	$4,533	$5,306	$(773)	$(51,609)	$—	$(202,004)	$(82,065)	$119,939	$68,330	$67,557
Touchstone Large Cap Core Equity (Pinnacle Plus ™)	4,513	6,034	(1,521)	(82,532)	—	(210,516)	(67,353)	143,163	60,631	59,110
Touchstone Mid Cap Growth (Advantedge ™) (April 17) *	39	349	(310)	80	—	—	7,928	7,928	8,008	7,698
Touchstone Mid Cap Growth (AnnuiChoice II ™)	41	451	(410)	(6,445)	—	(29,595)	(9,792)	19,803	13,358	12,948
Touchstone Mid Cap Growth (AnnuiChoice ™)	182	1,865	(1,683)	(21,901)	—	(169,424)	(83,579)	85,845	63,944	62,261
Touchstone Mid Cap Growth (GrandMaster flex3 ™)	241	3,747	(3,506)	(21,915)	—	(240,743)	(137,479)	103,264	81,349	77,843
Touchstone Mid Cap Growth (Grandmaster ™)	166	2,096	(1,930)	(32,283)	—	(148,762)	(66,388)	82,374	50,091	48,161
Touchstone Mid Cap Growth (IQ Annuity ™)	199	2,957	(2,758)	(106,550)	—	(224,610)	(55,491)	169,119	62,569	59,811
Touchstone Mid Cap Growth (Pinnacle Plus ™)	585	9,771	(9,186)	(79,575)	—	(584,754)	(308,662)	276,092	196,517	187,331
Touchstone Moderate ETF (Advantedge ™)	2,945	1,070	1,875	(304)	—	(4,088)	6,471	10,559	10,255	12,130
Touchstone Moderate ETF (AnnuiChoice ™)	16,323	4,401	11,922	(20,180)	—	(52,440)	44,853	97,293	77,113	89,035
Touchstone Moderate ETF (GrandMaster flex3 ™)	56,000	26,217	29,783	(19,420)	—	(277,834)	(15,070)	262,764	243,344	273,127
Touchstone Moderate ETF (Grandmaster ™)	5,143	2,104	3,039	(11,222)	—	(28,102)	3,068	31,170	19,948	22,987
Touchstone Moderate ETF (IQ Annuity ™)	74,341	41,658	32,683	(314,549)	—	(723,149)	(55,360)	667,789	353,240	385,923
Touchstone Moderate ETF (Pinnacle Plus ™)	82,896	35,053	47,843	(17,857)	—	(234,938)	144,258	379,196	361,339	409,182
Touchstone Moderate ETF Fund (AnnuiChoice II ™)	18,774	3,962	14,812	2,966	—	—	66,120	66,120	69,086	83,898
Touchstone Money Market (IQ3 ™) (April 24) *	17,352	41,452	(24,100)	—	—	—	—	—	—	(24,100)
Touchstone Money Market (GrandMaster flex3 ™)	7,182	20,841	(13,659)	—	—	—	—	—	—	(13,659)
Touchstone Money Market (AnnuiChoice II ™) (April 24) *	1,077	2,433	(1,356)	—	—	—	—	—	—	(1,356)
Touchstone Money Market (Advantedge ™) (May 7) *	583	1,940	(1,357)	—	—	—	—	—	—	(1,357)
Touchstone Money Market (Pinnacle Plus ™) (April 24) *	6,483	19,623	(13,140)	—	—	—	—	—	—	(13,140)
Touchstone Money Market (AnnuiChoice ™)	7,783	12,466	(4,683)	—	—	—	—	—	—	(4,683)
Touchstone Money Market (Grandmaster ™)	67,063	94,250	(27,187)	—	—	—	—	—	—	(27,187)
Touchstone Third Avenue Value (Advantedge ™)	4,552	2,451	2,101	(23,081)	15,713	(65,104)	(16,350)	48,754	41,386	43,487
Touchstone Third Avenue Value (AnnuiChoice II ™)	10,831	5,946	4,885	(118,566)	37,404	(330,365)	(112,595)	217,770	136,608	141,493
Touchstone Third Avenue Value (AnnuiChoice ™)	23,657	11,999	11,658	(461,095)	81,747	(1,067,341)	(374,192)	693,149	313,801	325,459
Touchstone Third Avenue Value (GrandMaster flex3 ™)	23,043	17,749	5,294	(439,023)	79,534	(1,272,276)	(645,565)	626,711	267,222	272,516
Touchstone Third Avenue Value (Grandmaster ™)	41,751	27,933	13,818	(869,923)	143,211	(2,291,964)	(1,083,617)	1,208,347	481,635	495,453
Touchstone Third Avenue Value (IQ Annuity ™)	37,072	26,357	10,715	(352,807)	126,972	(1,645,061)	(973,260)	671,801	445,966	456,681
Touchstone Third Avenue Value (Pinnacle Plus ™)	33,282	26,702	6,580	(529,980)	114,857	(1,644,757)	(848,657)	796,100	380,977	387,557
Non-Affiliated Initial Class:
Fidelity VIP Equity-Income (Grandmaster ™)	197,538	118,528	79,010	(1,097,341)	—	(5,970,358)	(2,866,951)	3,103,407	2,006,066	2,085,076
Fidelity VIP Growth (Grandmaster ™)	23,363	60,091	(36,728)	(167,872)	—	(921,225)	327,325	1,248,550	1,080,678	1,043,950
Fidelity VIP High Income (Grandmaster ™)	271,924	45,194	226,730	(278,217)	—	(1,243,722)	(42,205)	1,201,517	923,300	1,150,030
Fidelity VIP II Asset Manager (Grandmaster ™)	114,463	61,446	53,017	(130,122)	—	(1,627,512)	(443,278)	1,184,234	1,054,112	1,107,129
Fidelity VIP II Contrafund (Grandmaster ™)	158,235	151,564	6,671	(519,095)	—	(7,462,764)	(3,788,636)	3,674,128	3,155,033	3,161,704
Fidelity VIP II Index 500 (Grandmaster ™)	86,304	46,187	40,117	(44,818)	76,944	(573,706)	106,099	679,805	711,931	752,048
Fidelity VIP II Investment Grade Bond (AnnuiChoice ™)	13,512	1,491	12,021	(288)	—	(6,532)	1,932	8,464	8,176	20,197

See accompanying notes.

* - 2009 inception date of division.

Separate Account I

of

National Integrity Life Insurance Company

Statements of Operations (continued)

For the Year Ended December 31, 2009

				Realized and unrealized gain (loss) on investments
	Investment Income	Expenses				Net unrealized appreciation (depreciation) of investments				Net
Division	Reinvested dividends	Mortality and expense risk and administrative charges	Net investment income (loss)	Realized gain (loss) on sales of investments	Realized gain distributions	Beginning of period	End of period	Change in net unrealized appreciation (depreciation) during the period	Net realized and unrealized gain (loss) on investments	increase (decrease) in net assets resulting from operations
Non-Affiliated Initial Class (continued):
Fidelity VIP II Investment Grade Bond (Grandmaster ™)	$170,905	$25,121	$145,784	$(34,865)	$—	$(133,274)	$455	$133,729	$98,864	$244,648
Fidelity VIP II Investment Grade Bond (GrandmasterFlex3 ™)	19,735	3,462	16,273	105	—	(11,113)	1,667	12,780	12,885	29,158
Fidelity VIP II Investment Grade Bond (IQ3 ™)	12,818	2,066	10,752	(141)	—	(6,950)	1,055	8,005	7,864	18,616
Fidelity VIP II Investment Grade Bond (Pinnacle Plus ™)	25,670	4,722	20,948	(1,710)	—	(15,093)	2,170	17,263	15,553	36,501
Fidelity VIP III Balanced (Grandmaster ™)	19,782	12,628	7,154	(63,988)	—	(452,150)	(105,533)	346,617	282,629	289,783
Fidelity VIP III Growth & Income (Grandmaster ™)	12,254	15,596	(3,342)	(219,732)	—	(805,858)	(340,898)	464,960	245,228	241,886
Fidelity VIP III Growth Opportunities (Grandmaster ™)	2,330	6,521	(4,191)	(18,747)	—	(54,445)	145,325	199,770	181,023	176,832
Fidelity VIP Overseas (AnnuiChoice ™)	451	400	51	(76,144)	—	(69,266)	3,653	72,919	(3,225)	(3,174)
Fidelity VIP Overseas (AnnuiChoice II ™)	179	81	98	(85)	—	(6,046)	(4,403)	1,643	1,558	1,656
Fidelity VIP Overseas (Grandmaster ™)	49,000	26,822	22,178	(187,159)	—	(1,529,814)	(955,263)	574,551	387,392	409,570
Fidelity VIP Overseas (GrandmasterFlex3 ™)	2,407	1,516	891	(6,065)	—	(32,886)	(4,797)	28,089	22,024	22,915
Fidelity VIP Overseas (IQ3 ™)	497	377	120	(32,414)	—	(42,180)	(6,938)	35,242	2,828	2,948
Fidelity VIP Overseas (Pinnacle Plus ™)	3,188	2,225	963	(34,659)	—	(125,559)	(62,294)	63,265	28,606	29,569
Non-Affiliated Service Class:
Fidelity VIP III Mid Cap (Grandmaster ™)	19,810	24,316	(4,506)	(344,605)	—	(1,912,577)	(995,077)	917,500	572,895	568,389
Non-Affiliated Service Class 2:
Fidelity VIP Asset Manager (Advantedge ™)	1,082	606	476	(1,550)	—	(5,662)	4,450	10,112	8,562	9,038
Fidelity VIP Asset Manager (AnnuiChoice II ™)	2,878	863	2,015	(890)	—	(20,152)	(2,295)	17,857	16,967	18,982
Fidelity VIP Asset Manager (AnnuiChoice ™)	2,937	1,166	1,771	(3,548)	—	(48,259)	(18,157)	30,102	26,554	28,325
Fidelity VIP Asset Manager (GrandMaster flex3 ™)	1,072	724	348	(2,533)	—	(20,622)	(7,654)	12,968	10,435	10,783
Fidelity VIP Asset Manager (IQ3 ™)	5,972	3,925	2,047	(44,685)	—	(130,571)	(22,120)	108,451	63,766	65,813
Fidelity VIP Asset Manager (Pinnacle Plus ™)	3,541	2,544	997	(15,096)	—	(74,975)	(26,441)	48,534	33,438	34,435
Fidelity VIP Balanced (Advantedge ™)	434	295	139	(2,346)	—	(5,649)	2,372	8,021	5,675	5,814
Fidelity VIP Balanced (AnnuiChoice II ™)	749	299	450	(9,230)	—	(8,529)	7,693	16,222	6,992	7,442
Fidelity VIP Balanced (AnnuiChoice ™)	3,650	1,687	1,963	(3,514)	—	(68,733)	(13,742)	54,991	51,477	53,440
Fidelity VIP Balanced (GrandMaster flex3 ™)	5,243	4,000	1,243	(14,642)	—	(126,329)	(33,809)	92,520	77,878	79,121
Fidelity VIP Balanced (GrandMaster ™)	3,320	2,201	1,119	(27,993)	—	(100,964)	(25,820)	75,144	47,151	48,270
Fidelity VIP Balanced (IQ3 ™)	3,617	2,311	1,306	(17,662)	—	(93,402)	(29,894)	63,508	45,846	47,152
Fidelity VIP Balanced (Pinnacle Plus ™)	13,181	8,546	4,635	(24,237)	—	(182,958)	(9,844)	173,114	148,877	153,512
Fidelity VIP Contrafund (Advantedge ™)	6,332	5,718	614	(19,614)	—	(93,102)	39,544	132,646	113,032	113,646
Fidelity VIP Contrafund (AnnuiChoice II ™)	7,841	7,095	746	(56,066)	—	(263,377)	(13,113)	250,264	194,198	194,944
Fidelity VIP Contrafund (AnnuiChoice ™)	14,975	13,222	1,753	(472,831)	—	(1,253,414)	(402,921)	850,493	377,662	379,415
Fidelity VIP Contrafund (GrandMaster flex3 ™)	14,878	20,401	(5,523)	(319,711)	—	(1,241,259)	(536,672)	704,587	384,876	379,353
Fidelity VIP Contrafund (IQ3 ™)	16,835	20,935	(4,100)	(454,558)	—	(1,378,560)	(523,615)	854,945	400,387	396,287
Fidelity VIP Contrafund (Pinnacle Plus ™)	23,712	32,919	(9,207)	(305,113)	—	(1,878,121)	(1,001,950)	876,171	571,058	561,851
Fidelity VIP Contrafund Standard (IQ Advisor ™)	56	27	29	(21)	—	(3,933)	(2,544)	1,389	1,368	1,397
Fidelity VIP Disclipined Small Cap (AnnuiChoice ™)	67	302	(235)	(1,680)	—	(20,185)	(12,095)	8,090	6,410	6,175
Fidelity VIP Disclipined Small Cap (GrandmasterFlex3 ™)	13	336	(323)	(11,340)	—	(16,615)	(1,779)	14,836	3,496	3,173

See accompanying notes.

* - 2009 inception date of division.

Separate Account I

of

National Integrity Life Insurance Company

Statements of Operations (continued)

For the Year Ended December 31, 2009

				Realized and unrealized gain (loss) on investments
	Investment Income	Expenses				Net unrealized appreciation (depreciation) of investments				Net
Division	Reinvested dividends	Mortality and expense risk and administrative charges	Net investment income (loss)	Realized gain (loss) on sales of investments	Realized gain distributions	Beginning of period	End of period	Change in net unrealized appreciation (depreciation) during the period	Net realized and unrealized gain (loss) on investments	increase (decrease) in net assets resulting from operations
Non-Affiliated Service Class 2 (continued):
Fidelity VIP Disclipined Small Cap (Grandmaster ™)	$30	$180	$(150)	$(1,950)	$—	$(9,689)	$(5,294)	$4,395	$2,445	$2,295
Fidelity VIP Disclipined Small Cap (IQ ™)	99	609	(510)	(769)	—	(24,861)	(15,430)	9,431	8,662	8,152
Fidelity VIP Disclipined Small Cap (Pinnacle Plus ™)	72	513	(441)	(5,324)	—	(20,306)	(9,453)	10,853	5,529	5,088
Fidelity VIP Disciplined Small Cap (Advantedge ™) (Feb 19) *	24	120	(96)	73	—	—	2,853	2,853	2,926	2,830
Fidelity VIP Dynamic Capital Appreciation (AnnuiChoice ™)	—	119	(119)	(33,908)	—	(34,888)	24	34,912	1,004	885
Fidelity VIP Dynamic Capital Appreciation (GrandMaster flex3 ™)	5	441	(436)	(370)	—	(17,759)	(8,283)	9,476	9,106	8,670
Fidelity VIP Dynamic Capital Appreciation (Grandmaster ™)	1	34	(33)	8	—	—	1,278	1,278	1,286	1,253
Fidelity VIP Dynamic Capital Appreciation (IQ Annuity ™)	8	705	(697)	(514)	—	(31,834)	(15,735)	16,099	15,585	14,888
Fidelity VIP Dynamic Capital Appreciation (Pinnacle Plus ™)	20	2,096	(2,076)	(20,852)	—	(112,010)	(52,139)	59,871	39,019	36,943
Fidelity VIP Equity-Income (Advantedge ™)	886	457	429	(1,714)	—	(3,434)	7,872	11,306	9,592	10,021
Fidelity VIP Equity-Income (AnnuiChoice II ™)	4,592	2,084	2,508	(51,814)	—	(77,171)	29,667	106,838	55,024	57,532
Fidelity VIP Equity-Income (AnnuiChoice ™)	7,521	3,611	3,910	(84,164)	—	(341,483)	(173,786)	167,697	83,533	87,443
Fidelity VIP Equity-Income (GrandMaster flex3 ™)	3,161	2,480	681	(36,016)	—	(148,381)	(76,545)	71,836	35,820	36,501
Fidelity VIP Equity-Income (IQ3 ™)	7,024	4,943	2,081	(197,374)	—	(171,002)	84,923	255,925	58,551	60,632
Fidelity VIP Equity-Income (Pinnacle Plus ™)	18,737	15,201	3,536	(120,490)	—	(800,287)	(458,365)	341,922	221,432	224,968
Fidelity VIP Freedom 2010 (Advantedge ™)	2,061	126	1,935	(1)	—	—	(1,304)	(1,304)	(1,305)	630
Fidelity VIP Freedom 2010 (GrandmasterFlex3 ™)	478	593	(115)	(11,667)	275	(19,049)	1,197	20,246	8,854	8,739
Fidelity VIP Freedom 2010 (Grandmaster ™)	2,294	941	1,353	(16,813)	349	(30,354)	(614)	29,740	13,276	14,629
Fidelity VIP Freedom 2010 (IQ3 ™)	6,642	2,207	4,435	(112,217)	1,655	(101,065)	4,377	105,442	(5,120)	(685)
Fidelity VIP Freedom 2015 (Advantedge ™)	3,929	502	3,427	21	—	—	1,614	1,614	1,635	5,062
Fidelity VIP Freedom 2015 (AnnuiChoiceII ™)	447	115	332	(281)	45	(4,495)	(2,439)	2,056	1,820	2,152
Fidelity VIP Freedom 2015 (GrandmasterFlex3 ™)	225	78	147	(21)	23	(1,423)	(507)	916	918	1,065
Fidelity VIP Freedom 2015 (IQ3 ™)	20,143	5,655	14,488	(206,319)	2,807	(214,724)	15,043	229,767	26,255	40,743
Fidelity VIP Freedom 2015 (Pinnacle Plus ™)	7,742	2,973	4,769	(17,812)	921	(71,283)	(26,090)	45,193	28,302	33,071
Fidelity VIP Freedom 2020 (Advantedge ™)	332	31	301	—	—	—	(198)	(198)	(198)	103
Fidelity VIP Freedom 2020 (AnnuiChoiceII ™)	988	282	706	(163)	116	(14,420)	(9,043)	5,377	5,330	6,036
Fidelity VIP Freedom 2020 (IQ3 ™)	4,798	864	3,934	55	—	—	9,503	9,503	9,558	13,492
Fidelity VIP Freedom 2020 (Pinnacle Plus ™)	551	230	321	(380)	65	(8,284)	(5,000)	3,284	2,969	3,290
Fidelity VIP Freedom 2025 (Advantedge ™)	314	31	283	—	—	—	(160)	(160)	(160)	123
Fidelity VIP Freedom 2030 (Pinnacle Plus ™)	52	34	18	(27)	18	(1,345)	(827)	518	509	527
Fidelity VIP Growth & Income (AnnuiChoice II ™)	448	681	(233)	(10,551)	—	(18,252)	10,693	28,945	18,394	18,161
Fidelity VIP Growth & Income (AnnuiChoice ™)	865	1,058	(193)	(16,533)	—	(79,517)	(39,205)	40,312	23,779	23,586
Fidelity VIP Growth & Income (GrandMaster flex3 ™)	763	1,253	(490)	(7,899)	—	(60,377)	(33,233)	27,144	19,245	18,755
Fidelity VIP Growth & Income (IQ3 ™)	518	886	(368)	(3,407)	—	(40,213)	(22,538)	17,675	14,268	13,900
Fidelity VIP Growth & Income (Pinnacle Plus ™)	1,122	1,788	(666)	(29,454)	—	(69,711)	(10,887)	58,824	29,370	28,704
Fidelity VIP Growth & Income (Advantedge ™) (Nov 23) *	193	35	158	—	—	—	328	328	328	486
Fidelity VIP Growth (Advantedge ™)	52	293	(241)	(6,873)	—	(12,678)	(1,261)	11,417	4,544	4,303
Fidelity VIP Growth (AnnuiChoice II ™)	370	1,282	(912)	(48,900)	—	(51,622)	24,248	75,870	26,970	26,058

See accompanying notes.

* - 2009 inception date of division.

Separate Account I

of

National Integrity Life Insurance Company

Statements of Operations (continued)

For the Year Ended December 31, 2009

				Realized and unrealized gain (loss) on investments
	Investment Income	Expenses				Net unrealized appreciation (depreciation) of investments				Net
Division	Reinvested dividends	Mortality and expense risk and administrative charges	Net investment income (loss)	Realized gain (loss) on sales of investments	Realized gain distributions	Beginning of period	End of period	Change in net unrealized appreciation (depreciation) during the period	Net realized and unrealized gain (loss) on investments	increase (decrease) in net assets resulting from operations
Non-Affiliated Service Class 2 (continued):
Fidelity VIP Growth (AnnuiChoice ™)	$260	$968	$(708)	$(24,785)	$—	$(68,025)	$(22,132)	$45,893	$21,108	$20,400
Fidelity VIP Growth (GrandMaster flex3 ™)	306	1,751	(1,445)	(11,601)	—	(76,519)	(38,022)	38,497	26,896	25,451
Fidelity VIP Growth (GrandMaster ™)	777	3,697	(2,920)	(81,720)	—	(212,195)	(63,756)	148,439	66,719	63,799
Fidelity VIP Growth (IQ3 ™)	331	1,781	(1,450)	(94,687)	—	(129,902)	(14,002)	115,900	21,213	19,763
Fidelity VIP Growth (Pinnacle Plus ™)	543	2,742	(2,199)	(53,593)	—	(154,338)	(68,970)	85,368	31,775	29,576
Fidelity VIP Growth Opportunities (Advantedge ™)	141	554	(413)	(1,152)	—	(6,044)	8,402	14,446	13,294	12,881
Fidelity VIP Growth Opportunities (AnnuiChoice II ™)	11	37	(26)	(49)	—	(961)	361	1,322	1,273	1,247
Fidelity VIP Growth Opportunities (AnnuiChoice ™)	42	176	(134)	(1,170)	—	(11,489)	(3,751)	7,738	6,568	6,434
Fidelity VIP Growth Opportunities (GrandMaster flex3 ™)	87	652	(565)	(6,460)	—	(39,245)	(17,021)	22,224	15,764	15,199
Fidelity VIP Growth Opportunities (IQ3 ™)	126	777	(651)	(2,195)	—	(51,312)	(28,753)	22,559	20,364	19,713
Fidelity VIP Growth Opportunities (Pinnacle Plus ™)	810	2,906	(2,096)	(39,161)	—	(55,457)	44,999	100,456	61,295	59,199
Fidelity VIP High Income (AnnuiChoice II ™)	3,559	594	2,965	(7,267)	—	(15,688)	7,411	23,099	15,832	18,797
Fidelity VIP High Income (AnnuiChoice ™)	35,437	4,648	30,789	(17,718)	—	(114,923)	32,023	146,946	129,228	160,017
Fidelity VIP High Income (GrandMaster flex3 ™)	103,286	19,535	83,751	19,987	—	(61,224)	294,803	356,027	376,014	459,765
Fidelity VIP High Income (IQ3 ™)	483,579	71,213	412,366	22,059	—	(227,495)	1,002,984	1,230,479	1,252,538	1,664,904
Fidelity VIP High Income (Pinnacle Plus ™)	12,767	2,760	10,007	(30,179)	—	(76,688)	(2,735)	73,953	43,774	53,781
Fidelity VIP High Income (Advantedge ™) (May 26) *	19,421	2,016	17,405	10,565	—	—	5,927	5,927	16,492	33,897
Fidelity VIP II Index 500 (Advantedge ™)	4,528	2,617	1,911	2,619	683	(15,122)	46,279	61,401	64,703	66,614
Fidelity VIP II Index 500 (AnnuiChoice II ™)	4,713	2,090	2,623	(35,980)	2,905	(35,639)	48,837	84,476	51,401	54,024
Fidelity VIP II Index 500 (AnnuiChoice ™)	10,232	4,466	5,766	(98,865)	10,500	(325,929)	(149,142)	176,787	88,422	94,188
Fidelity VIP II Index 500 (GrandmasterFlex3 ™)	11,816	7,988	3,828	(73,978)	11,893	(347,580)	(179,713)	167,867	105,782	109,610
Fidelity VIP II Index 500 (Grandmaster ™)	28,664	19,567	9,097	(483,436)	31,192	(885,324)	(99,045)	786,279	334,035	343,132
Fidelity VIP II Index 500 (IQ3 ™)	10,645	6,747	3,898	(45,941)	10,371	(299,647)	(165,628)	134,019	98,449	102,347
Fidelity VIP II Index 500 (Pinnacle Plus ™)	27,505	19,646	7,859	(129,593)	26,806	(767,988)	(413,458)	354,530	251,743	259,602
Fidelity VIP Investment Grade Bond (Advantedge ™)	2,759	687	2,072	2,125	—	(691)	138	829	2,954	5,026
Fidelity VIP Investment Grade Bond (AnnuiChoice II ™)	12,022	1,661	10,361	(167)	—	(4,118)	3,984	8,102	7,935	18,296
Fidelity VIP Investment Grade Bond (AnnuiChoice ™)	105,972	9,196	96,776	(48,144)	—	(49,663)	10,691	60,354	12,210	108,986
Fidelity VIP Investment Grade Bond (GrandMaster flex3 ™)	73,640	12,329	61,311	(12,918)	—	(33,283)	20,574	53,857	40,939	102,250
Fidelity VIP Investment Grade Bond (GrandMaster ™)	37,981	5,846	32,135	(2,922)	—	(6,310)	17,219	23,529	20,607	52,742
Fidelity VIP Investment Grade Bond (IQ3 ™)	57,444	9,341	48,103	(12,709)	—	(32,320)	14,447	46,767	34,058	82,161
Fidelity VIP Investment Grade Bond (Pinnacle Plus ™)	46,498	8,927	37,571	215	—	(17,011)	7,914	24,925	25,140	62,711
Fidelity VIP Mid Cap (AnnuiChoice II ™)	1,395	1,366	29	(28,204)	—	(40,197)	31,274	71,471	43,267	43,296
Fidelity VIP Mid Cap (AnnuiChoice ™)	3,497	4,284	(787)	(138,566)	—	(357,132)	(77,505)	279,627	141,061	140,274
Fidelity VIP Mid Cap (GrandMaster flex3 ™)	6,903	11,454	(4,551)	(107,028)	—	(481,403)	(136,680)	344,723	237,695	233,144
Fidelity VIP Mid Cap (Grandmaster ™)	6,067	7,020	(953)	(289,992)	—	(222,852)	155,827	378,679	88,687	87,734
Fidelity VIP Mid Cap (IQ Annuity ™)	8,693	13,068	(4,375)	(142,196)	—	(660,311)	(237,535)	422,776	280,580	276,205
Fidelity VIP Mid Cap (Pinnacle Plus ™)	14,989	22,533	(7,544)	(78,155)	—	(818,802)	(310,784)	508,018	429,863	422,319
Fidelity VIP Mid Cap (Advantedge ™) (March 18) *	1,128	547	581	1,433	—	—	7,636	7,636	9,069	9,650

See accompanying notes.

* - 2009 inception date of division.

Separate Account I

of

National Integrity Life Insurance Company

Statements of Operations (continued)

For the Year Ended December 31, 2009

				Realized and unrealized gain (loss) on investments
	Investment Income	Expenses				Net unrealized appreciation (depreciation) of investments				Net
Division	Reinvested dividends	Mortality and expense risk and administrative charges	Net investment income (loss)	Realized gain (loss) on sales of investments	Realized gain distributions	Beginning of period	End of period	Change in net unrealized appreciation (depreciation) during the period	Net realized and unrealized gain (loss) on investments	increase (decrease) in net assets resulting from operations
Non-Affiliated Service Class 2 (continued):
Fidelity VIP Overseas (Advantedge ™)	$2,129	$1,050	$1,079	$(5,124)	$—	$(19,197)	$1,252	$20,449	$15,325	$16,404
Fidelity VIP Overseas (AnnuiChoice II ™)	3,133	1,475	1,658	(69,793)	—	(68,807)	28,729	97,536	27,743	29,401
Fidelity VIP Overseas (AnnuiChoice ™)	8,150	3,709	4,441	(109,604)	—	(321,958)	(140,598)	181,360	71,756	76,197
Fidelity VIP Overseas (GrandMaster flex3 ™)	6,105	4,711	1,394	(85,737)	—	(215,188)	(65,097)	150,091	64,354	65,748
Fidelity VIP Overseas (GrandMaster ™)	4,263	3,624	639	(363,992)	—	(399,258)	(21,161)	378,097	14,105	14,744
Fidelity VIP Overseas (IQ3 ™)	10,822	7,166	3,656	(123,799)	—	(353,224)	(120,622)	232,602	108,803	112,459
Fidelity VIP Overseas (Pinnacle Plus ™)	10,167	8,098	2,069	(362,441)	—	(509,462)	(82,112)	427,350	64,909	66,978
Fidelity VIP Value Stratagies (AnnuiChoice ™)	46	45	1	8	—	—	2,020	2,020	2,028	2,029
Fidelity VIP Value Strategies (GrandMaster ™) (July 14) *	291	687	(396)	3,863	—	—	24,517	24,517	28,380	27,984
Fidelity VIP Value Strategies (GrandMaster flex3 ™) (Dec 14) *	17	5	12	—	—	—	74	74	74	86
Fidelity VIP Value Strategies (AnnuiChoice II ™) (Aug 24) *	22	26	(4)	2	—	—	561	561	563	559
Fidelity VIP Value Strategies (Pinnacle Plus ™) (April 24) *	949	1,445	(496)	3,308	—	—	9,958	9,958	13,266	12,770
Non-Affiliated Class 1:
JPMorgan IT Mid Cap (IQ3 ™) (April 24) *	—	345	(345)	57	—	—	8,962	8,962	9,019	8,674
JPMorgan IT Mid Cap (Grandmaster ™) (April 24) *	—	524	(524)	216	—	—	14,484	14,484	14,700	14,176
JPMorgan IT Mid Cap (GrandMaster flex3 ™) (April 24) *	—	925	(925)	2,023	—	—	20,793	20,793	22,816	21,891
JPMorgan IT Mid Cap (Pinnacle Plus ™) (April 24) *	—	5,415	(5,415)	2,149	—	—	120,491	120,491	122,640	117,225
JPMorgan IT Mid Cap (AnnuiChoice ™) (April 24) *	—	1,067	(1,067)	1,205	—	—	39,498	39,498	40,703	39,636
Van Kampen UIF Emerging Markets Debt (AnnuiChoice ™)	2,728	330	2,398	(575)	—	(5,709)	1,051	6,760	6,185	8,583
Van Kampen UIF Emerging Markets Debt (GrandMaster flex3 ™)	1,823	358	1,465	(6,968)	—	(10,675)	268	10,943	3,975	5,440
Van Kampen UIF Emerging Markets Debt (IQ3 ™)	893	165	728	(1,344)	—	(3,653)	(209)	3,444	2,100	2,828
Van Kampen UIF U.S. Real Estate (AnnuiChoice II ™)	179	63	116	(649)	—	(8,563)	(6,529)	2,034	1,385	1,501
Van Kampen UIF U.S. Real Estate (AnnuiChoice ™)	1,337	397	940	(4,293)	—	(22,502)	(8,752)	13,750	9,457	10,397
Van Kampen UIF U.S. Real Estate (GrandMaster flex3 ™)	3,900	1,877	2,023	(84,181)	—	(217,979)	(108,161)	109,818	25,637	27,660
Van Kampen UIF U.S. Real Estate (IQ3 ™)	1,945	873	1,072	(2,673)	—	(92,847)	(75,030)	17,817	15,144	16,216
Non-Affiliated Class 2:
Franklin Foreign Securities (IQ Annuity ™)	9,968	3,801	6,167	(114,872)	12,298	(156,170)	7,232	163,402	60,828	66,995
Franklin Growth and Income Securities (Advantedge ™)	1,191	399	792	(1,186)	—	(10,593)	(4,366)	6,227	5,041	5,833
Franklin Growth and Income Securities (AnnuiChoice II ™)	2,134	483	1,651	(1,661)	—	(16,753)	(4,293)	12,460	10,799	12,450
Franklin Growth and Income Securities (AnnuiChoice ™)	19,442	4,126	15,316	(91,931)	—	(389,063)	(220,174)	168,889	76,958	92,274
Franklin Growth and Income Securities (GrandMaster flex3 ™)	12,377	3,972	8,405	(42,904)	—	(222,274)	(131,739)	90,535	47,631	56,036
Franklin Growth and Income Securities (Grandmaster ™)	24,892	7,811	17,081	(440,905)	—	(479,887)	60,142	540,029	99,124	116,205
Franklin Growth and Income Securities (IQ Annuity ™)	37,090	11,252	25,838	(184,014)	—	(712,437)	(385,993)	326,444	142,430	168,268
Franklin Growth and Income Securities (Pinnacle Plus ™)	38,258	13,343	24,915	(147,894)	—	(774,662)	(476,929)	297,733	149,839	174,754
Franklin Income Securities (Advantedge ™)	3,568	846	2,722	(1,203)	—	(9,554)	5,431	14,985	13,782	16,504
Franklin Income Securities (AnnuiChoice II ™)	12,832	1,922	10,910	(18,410)	—	(52,938)	3,430	56,368	37,958	48,868
Franklin Income Securities (AnnuiChoice ™)	30,986	3,861	27,125	(16,788)	—	(165,871)	(61,129)	104,742	87,954	115,079
Franklin Income Securities (GrandMaster flex3 ™)	152,418	30,140	122,278	(205,116)	—	(881,918)	(272,124)	609,794	404,678	526,956

See accompanying notes.

* - 2009 inception date of division.

Separate Account I

of

National Integrity Life Insurance Company

Statements of Operations (continued)

For the Year Ended December 31, 2009

				Realized and unrealized gain (loss) on investments
	Investment Income	Expenses				Net unrealized appreciation (depreciation) of investments				Net
Division	Reinvested dividends	Mortality and expense risk and administrative charges	Net investment income (loss)	Realized gain (loss) on sales of investments	Realized gain distributions	Beginning of period	End of period	Change in net unrealized appreciation (depreciation) during the period	Net realized and unrealized gain (loss) on investments	increase (decrease) in net assets resulting from operations
Non-Affiliated Class 2 (continued):
Franklin Income Securities (Grandmaster ™)	$107,314	$20,089	$87,225	$(676,295)	$—	$(812,649)	$110,507	$923,156	$246,861	$334,086
Franklin Income Securities (IQ Annuity ™)	85,208	15,272	69,936	(181,510)	—	(544,605)	(141,632)	402,973	221,463	291,399
Franklin Income Securities (Pinnacle Plus ™)	118,418	25,108	93,310	(122,492)	—	(694,072)	(249,997)	444,075	321,583	414,893
Franklin Large Cap Growth Securities (Advantedge ™)	206	471	(265)	565	—	365	7,481	7,116	7,681	7,416
Franklin Large Cap Growth Securities (AnnuiChoice II ™)	1,019	870	149	(693)	—	(34,639)	(14,575)	20,064	19,371	19,520
Franklin Large Cap Growth Securities (AnnuiChoice ™)	510	443	67	(895)	—	(19,895)	(8,000)	11,895	11,000	11,067
Franklin Large Cap Growth Securities (GrandMaster flex3 ™)	1,007	1,183	(176)	(32,767)	—	(55,619)	(5,520)	50,099	17,332	17,156
Franklin Large Cap Growth Securities (Grandmaster ™)	718	714	4	(3,776)	—	(31,379)	(14,381)	16,998	13,222	13,226
Franklin Large Cap Growth Securities (IQ Annuity ™)	2,658	2,883	(225)	(16,030)	—	(118,696)	(53,064)	65,632	49,602	49,377
Franklin Large Cap Growth Securities (Pinnacle Plus ™)	2,689	3,361	(672)	(20,681)	—	(112,443)	(40,174)	72,269	51,588	50,916
Franklin Mutual Shares Securities (Advantedge ™)	5,089	3,580	1,509	(4,118)	—	(44,286)	11,195	55,481	51,363	52,872
Franklin Mutual Shares Securities (AnnuiChoice II ™)	1,886	1,093	793	(11,271)	—	(56,200)	(25,170)	31,030	19,759	20,552
Franklin Mutual Shares Securities (AnnuiChoice ™)	8,621	4,453	4,168	(121,467)	—	(287,085)	(68,615)	218,470	97,003	101,171
Franklin Mutual Shares Securities (GrandMaster flex3 ™)	20,571	17,199	3,372	(157,922)	—	(728,647)	(357,380)	371,267	213,345	216,717
Franklin Mutual Shares Securities (IQ Annuity ™)	5,428	3,868	1,560	(64,329)	—	(181,969)	(63,901)	118,068	53,739	55,299
Franklin Mutual Shares Securities (Pinnacle Plus ™)	19,356	16,931	2,425	(81,338)	—	(683,027)	(386,825)	296,202	214,864	217,289
Franklin Mutual Shares Securities Standard (IQ Advisor ™)	177	54	123	(24)	—	(4,517)	(2,482)	2,035	2,011	2,134
Franklin Mutual Shares Securities(Grandmaster ™)	27,924	20,431	7,493	(569,404)	—	(904,955)	(68,949)	836,006	266,602	274,095
Franklin Small Cap Value Securities (Advantedge ™) (May 26) *	341	425	(84)	518	941	—	4,088	4,088	5,547	5,463
Franklin Small Cap Value Securities (AnnuiChoice II ™) (June 24) *	—	3	(3)	—	—	—	110	110	110	107
Franklin Small Cap Value Securities (AnnuiChoice ™)	1,703	954	749	(23,649)	4,691	(40,713)	3,307	44,020	25,062	25,811
Franklin Small Cap Value Securities (GrandmasterFlex3 ™)	775	737	38	(650)	2,134	(31,003)	(20,602)	10,401	11,885	11,923
Franklin Small Cap Value Securities (Grandmaster ™)	11,905	10,069	1,836	(333,825)	32,785	(393,705)	98,093	491,798	190,758	192,594
Franklin Small Cap Value Securities (IQ3 ™)	366	330	36	(479)	1,008	(147)	5,914	6,061	6,590	6,626
Franklin Small Cap Value Securities (Pinnacle Plus ™)	3,553	4,117	(564)	(151,217)	9,783	(220,661)	(67,913)	152,748	11,314	10,750
Templeton Foreign Securities Fund (AnnuiChoice II ™)	856	434	422	(612)	1,057	(10,937)	(1,490)	9,447	9,892	10,314
Templeton Foreign Securities Fund (AnnuiChoice II ™)	4,469	1,467	3,002	(28,461)	5,514	(63,214)	4,636	67,850	44,903	47,905
Templeton Foreign Securities Fund (Advantedge ™)	1,179	696	483	(2,150)	1,453	(7,834)	5,247	13,081	12,384	12,867
Templeton Foreign Securities Fund (GrandMaster flex3 ™)	13,633	6,102	7,531	(38,514)	16,819	(247,150)	(114,241)	132,909	111,214	118,745
Templeton Foreign Securities Fund (Grandmaster ™)	5,955	3,565	2,390	(44,895)	7,346	(95,722)	33,945	129,667	92,118	94,508
Templeton Foreign Securities Fund (Pinnacle Plus ™)	17,698	10,262	7,436	(52,016)	21,834	(357,272)	(163,720)	193,552	163,370	170,806
Templeton Growth Securities (Advantedge ™)	914	505	409	(2,356)	—	(15,445)	(4,523)	10,922	8,566	8,975
Templeton Growth Securities (AnnuiChoice II ™)	700	275	425	(10,119)	—	(18,753)	(4,263)	14,490	4,371	4,796
Templeton Growth Securities (AnnuiChoice ™)	1,456	431	1,025	(29,160)	—	(50,488)	(10,495)	39,993	10,833	11,858
Templeton Growth Securities (GrandMaster flex3 ™)	24,607	12,199	12,408	(112,593)	—	(624,415)	(323,880)	300,535	187,942	200,350
Templeton Growth Securities (Grandmaster ™)	7,209	3,159	4,050	(45,902)	—	(88,240)	6,906	95,146	49,244	53,294
Templeton Growth Securities (IQ Annuity ™)	21,504	9,973	11,531	(48,716)	—	(259,157)	(40,438)	218,719	170,003	181,534
Templeton Growth Securities (Pinnacle Plus ™)	13,076	8,274	4,802	(37,938)	—	(352,159)	(202,596)	149,563	111,625	116,427

See accompanying notes.

* - 2009 inception date of division.

Separate Account I

of

National Integrity Life Insurance Company

Statements of Operations (continued)

For the Year Ended December 31, 2009

				Realized and unrealized gain (loss) on investments
	Investment Income	Expenses				Net unrealized appreciation (depreciation) of investments				Net
Division	Reinvested dividends	Mortality and expense risk and administrative charges	Net investment income (loss)	Realized gain (loss) on sales of investments	Realized gain distributions	Beginning of period	End of period	Change in net unrealized appreciation (depreciation) during the period	Net realized and unrealized gain (loss) on investments	increase (decrease) in net assets resulting from operations
Non-Affiliated Class 2 (continued):
Templeton Growth Securities Standard (IQ Advisor ™)	$135	$26	$109	$(15)	$—	$(2,671)	$(1,570)	$1,101	$1,086	$1,195
Van Kampen LIT Comstock (AnnuiChoice ™)	2,778	582	2,196	(16,424)	—	(20,000)	6,115	26,115	9,691	11,887
Van Kampen LIT Comstock (GrandMaster flex3 ™)	5,803	2,205	3,598	(50,784)	—	(45,353)	26,565	71,918	21,134	24,732
Van Kampen LIT Comstock (Grandmaster ™)	2,841	886	1,955	(5,712)	—	(41,060)	(20,636)	20,424	14,712	16,667
Van Kampen LIT Comstock (IQ Annuity ™)	1,026	354	672	(26,661)	—	(31,046)	(1,240)	29,806	3,145	3,817
Van Kampen LIT Comstock (Pinnacle Plus ™)	6,491	2,584	3,907	(24,240)	—	(60,656)	(5,651)	55,005	30,765	34,672
Van Kampen LIT Comstock (AnnuiChoice II ™) (June 30) *	129	51	78	157	—	—	1,617	1,617	1,774	1,852
Van Kampen LIT Capital Growth (AnnuiChoice ™)	—	27	(27)	3	—	—	1,179	1,179	1,182	1,155
Van Kampen LIT Capital Growth (GrandMaster flex3 ™)	—	110	(110)	(415)	—	(3,956)	27	3,983	3,568	3,458
Van Kampen LIT Capital Growth (Grandmaster ™)	—	922	(922)	4,142	—	(158)	28,802	28,960	33,102	32,180
Van Kampen LIT Capital Growth (Pinnacle Plus ™)	—	3,911	(3,911)	(7,136)	—	(70,418)	40,657	111,075	103,939	100,028
Van Kampen LIT Capital Growth (Advantedge ™) (Dec 22) *	—	4	(4)	—	—	—	111	111	111	107
Van Kampen LIT Capital Growth (AnnuiChoice II ™) (May 29) *	—	28	(28)	12	—	—	1,038	1,038	1,050	1,022
Van Kampen UIF Emerging Markets Debt (Advantedge ™)	2,147	580	1,567	(235)	—	(4,274)	2,125	6,399	6,164	7,731
Van Kampen UIF Emerging Markets Debt (AnnuiChoice II ™)	762	179	583	(32)	—	(2,631)	(698)	1,933	1,901	2,484
Van Kampen UIF Emerging Markets Debt (AnnuiChoice ™)	1,560	330	1,230	(325)	—	(4,802)	(241)	4,561	4,236	5,466
Van Kampen UIF Emerging Markets Debt (GrandmasterFlex3 ™)	7,062	1,466	5,596	(6,335)	—	(28,077)	(4,945)	23,132	16,797	22,393
Van Kampen UIF Emerging Markets Debt (Grandmaster ™)	1,620	292	1,328	(633)	—	(4,663)	(194)	4,469	3,836	5,164
Van Kampen UIF Emerging Markets Debt (IQ3 ™)	7,095	1,310	5,785	(30,592)	—	(36,694)	6,040	42,734	12,142	17,927
Van Kampen UIF Emerging Markets Debt (Pinnacle Plus ™)	21,576	4,290	17,286	(8,855)	—	(64,782)	(10,409)	54,373	45,518	62,804
Van Kampen UIF Emerging Markets Equity (Advantedge ™)	—	1,652	(1,652)	(17,634)	—	(33,654)	35,059	68,713	51,079	49,427
Van Kampen UIF Emerging Markets Equity (AnnuiChoice II ™)	—	681	(681)	(289)	—	(28,831)	2,277	31,108	30,819	30,138
Van Kampen UIF Emerging Markets Equity (AnnuiChoice ™)	—	3,774	(3,774)	(28,028)	—	(73,773)	148,157	221,930	193,902	190,128
Van Kampen UIF Emerging Markets Equity (GrandMaster flex3 ™)	—	9,319	(9,319)	(275,968)	—	(500,177)	79,720	579,897	303,929	294,610
Van Kampen UIF Emerging Markets Equity (Grandmaster ™)	—	11,452	(11,452)	(177,768)	—	(819,336)	(190,512)	628,824	451,056	439,604
Van Kampen UIF Emerging Markets Equity (IQ Annuity ™)	—	3,950	(3,950)	(208,230)	—	(277,676)	56,937	334,613	126,383	122,433
Van Kampen UIF Emerging Markets Equity (Pinnacle Plus ™)	—	15,555	(15,555)	(165,636)	—	(553,236)	95,351	648,587	482,951	467,396
Van Kampen UIF U.S. Mid Cap (IQ Annuity ™) (Oct 21) *	—	3	(3)	—	—	—	15	15	15	12
Van Kampen UIF U.S. Mid Cap (AnnuiChoice II ™) (Jan 5) *	15	76	(61)	111	—	—	2,382	2,382	2,493	2,432
Van Kampen UIF U.S. Mid Cap (AnnuiChoice ™) (Dec 4) *	—	4	(4)	—	—	—	122	122	122	118
Van Kampen UIF U.S. Mid Cap (Advantedge ™)	451	1,157	(706)	2,650	—	451	25,802	25,351	28,001	27,295
Van Kampen UIF U.S. Mid Cap (Grandmaster ™)	390	211	179	790	—	(737)	1,256	1,993	2,783	2,962
Van Kampen UIF U.S. Mid Cap (Pinnacle Plus ™)	—	343	(343)	(77,127)	—	(56,692)	290	56,982	(20,145)	(20,488)
Van Kampen UIF U.S. Real Estate (AnnuiChoice II ™)	919	371	548	(1,014)	—	(31,838)	(22,171)	9,667	8,653	9,201
Van Kampen UIF U.S. Real Estate (AnnuiChoice ™)	300	480	(180)	(20,295)	—	(14,652)	4,073	18,725	(1,570)	(1,750)
Van Kampen UIF U.S. Real Estate (Pinnacle Plus ™)	13,251	8,172	5,079	(602,069)	—	(863,941)	(191,671)	672,270	70,201	75,280
Van Kampen UIF U.S. Real Estate (Advantedge ™) (Feb 19) *	212	141	71	674	—	—	4,197	4,197	4,871	4,942
Van Kampen UIF U.S. Real Estate (GrandmasterFlex3 ™)	1,811	917	894	(35,088)	—	(73,438)	(23,958)	49,480	14,392	15,286

See accompanying notes.

* - 2009 inception date of division.

Separate Account I

of

National Integrity Life Insurance Company

Statements of Operations (continued)

For the Year Ended December 31, 2009

				Realized and unrealized gain (loss) on investments
	Investment Income	Expenses				Net unrealized appreciation (depreciation) of investments				Net
Division	Reinvested dividends	Mortality and expense risk and administrative charges	Net investment income (loss)	Realized gain (loss) on sales of investments	Realized gain distributions	Beginning of period	End of period	Change in net unrealized appreciation (depreciation) during the period	Net realized and unrealized gain (loss) on investments	increase (decrease) in net assets resulting from operations
Non-Affiliated Class 2 (continued):
Van Kampen UIF U.S. Real Estate (Grandmaster ™)	$4,330	$2,720	$1,610	$(412,705)	$—	$(456,002)	$(20,200)	$435,802	$23,097	$24,707
Van Kampen UIF U.S. Real Estate (IQ3 ™)	2,080	1,188	892	(57,375)	—	(44,118)	22,597	66,715	9,340	10,232
Non-Affiliated Class B:
Columbia VIT Mid Cap (Grandmaster ™) (Aug 26) *	—	169	(169)	115	—	—	3,500	3,500	3,615	3,446
Columbia VIT Mid Cap (Pinnacle Plus ™) (Nov 30) *	—	2	(2)	—	—	—	92	92	92	90
Columbia VIT Small Cap (Grandmaster ™) (Aug 26) *	—	126	(126)	71	—	—	1,611	1,611	1,682	1,556
Columbia VIT Small Cap (Advantedge ™) (Oct 20) *	—	29	(29)	(1)	—	—	172	172	171	142
Columbia VIT Small Cap (Pinnacle Plus ™) (Nov 30) *	—	3	(3)	—	—	—	131	131	131	128
DWS Small Cap Index VIP (AnnuiChoice II ™)	268	184	84	(2,195)	1,153	(9,051)	(3,934)	5,117	4,075	4,159
DWS Small Cap Index VIP (AnnuiChoice ™)	1,567	939	628	(13,495)	6,750	(37,808)	(10,122)	27,686	20,941	21,569
DWS Small Cap Index VIP (GrandMaster flex3 ™)	1,556	1,424	132	(38,859)	6,703	(32,873)	17,417	50,290	18,134	18,266
DWS Small Cap Index VIP (Grandmaster ™)	184	184	—	(3,405)	795	(5,514)	(461)	5,053	2,443	2,443
DWS Small Cap Index VIP (IQ3 ™)	1,000	940	60	(3,507)	4,305	(40,202)	(25,761)	14,441	15,239	15,299
DWS Small Cap Index VIP (Pinnacle Plus ™)	4,515	4,513	2	(33,437)	19,446	(149,020)	(74,487)	74,533	60,542	60,544
DWS Small Cap Index VIP (Advantedge ™) (Mar 18) *	39	44	(5)	110	167	—	835	835	1,112	1,107
Non-Affiliated Advisor Class:
Pimco VIT All Asset (IQ Annuity ™)	5,135	1,034	4,101	(1,524)	—	(5,951)	11,080	17,031	15,507	19,608
Pimco VIT All Asset (Pinnacle Plus ™)	3,971	893	3,078	(60,293)	—	(42,650)	996	43,646	(16,647)	(13,569)
Pimco VIT All Asset (Grandmaster ™)	107	3	104	—	—	—	(139)	(139)	(139)	(35)
Pimco VIT All Asset (GrandMaster flex3 ™) (Dec 14) *	203	4	199	—	—	—	(210)	(210)	(210)	(11)
Pimco VIT All Asset (Advantedge ™) (July 24) *	7,392	414	6,978	32	—	—	(4,425)	(4,425)	(4,393)	2,585
Pimco VIT All Asset (AnnuiChoice II ™)	10,576	1,755	8,821	(341)	—	(37,436)	(17,428)	20,008	19,667	28,488
Pimco VIT All Asset (AnnuiChoice ™)	4,003	579	3,424	(1,174)	—	(14,935)	(6,446)	8,489	7,315	10,739
Pimco VIT Commodity Real Return Strategy (Advantedge ™)	10,577	1,208	9,369	(4,399)	3,980	(46,019)	(29,171)	16,848	16,429	25,798
Pimco VIT Commodity Real Return Strategy (AnnuiChoice II ™)	6,370	452	5,918	(4,169)	2,555	(15,810)	(6,758)	9,052	7,438	13,356
Pimco VIT Commodity Real Return Strategy (AnnuiChoice ™)	2,569	208	2,361	(5,395)	950	(10,935)	(707)	10,228	5,783	8,144
Pimco VIT Commodity Real Return Strategy (Grandmaster ™)	29,442	2,919	26,523	(13,020)	11,052	(39,793)	21,401	61,194	59,226	85,749
Pimco VIT Commodity Real Return Strategy (IQ Annuity ™)	14,469	1,658	12,811	(9,950)	5,486	(27,283)	4,904	32,187	27,723	40,534
Pimco VIT Commodity Real Return Strategy (GrandMaster flex3 ™)	4,731	481	4,250	(623)	1,772	(10,433)	(5,156)	5,277	6,426	10,676
Pimco VIT Commodity Real Return Strategy (Pinnacle Plus ™)	10,711	1,818	8,893	(88,659)	3,147	(108,643)	6,162	114,805	29,293	38,186
Pimco VIT Low Duration (IQ Annuity ™)	1,761	306	1,455	46	798	(206)	(529)	(323)	521	1,976
Pimco VIT Low Duration (Grandmaster ™) (Feb 23) *	360	61	299	85	165	—	(75)	(75)	175	474
Pimco VIT Low Duration (GrandMaster flex3 ™) (Sept 1) *	3,131	416	2,715	2	1,854	—	(3,441)	(3,441)	(1,585)	1,130
Pimco VIT Low Duration (Advantedge ™) (Oct 6) *	577	115	462	(1)	323	—	(702)	(702)	(380)	82
Pimco VIT Low Duration (AnnuiChoice II ™) (Sept 1) *	168	19	149	—	94	—	(146)	(146)	(52)	97
Pimco VIT Low Duration (AnnuiChoice ™) (July 29) *	10,370	901	9,469	4	5,905	—	(8,647)	(8,647)	(2,738)	6,731
Pimco VIT Low Duration (Pinnacle Plus ™)	10,123	2,613	7,510	3,121	3,501	(1,468)	1,751	3,219	9,841	17,351
Pimco VIT Real Return (AnnuiChoice II ™) (Mar 11) *	530	87	443	1,130	9	—	103	103	1,242	1,685

See accompanying notes.

* - 2009 inception date of division.

Separate Account I

of

National Integrity Life Insurance Company

Statements of Operations (continued)

For the Year Ended December 31, 2009

				Realized and unrealized gain (loss) on investments
	Investment Income	Expenses				Net unrealized appreciation (depreciation) of investments				Net
Division	Reinvested dividends	Mortality and expense risk and administrative charges	Net investment income (loss)	Realized gain (loss) on sales of investments	Realized gain distributions	Beginning of period	End of period	Change in net unrealized appreciation (depreciation) during the period	Net realized and unrealized gain (loss) on investments	increase (decrease) in net assets resulting from operations
Non-Affiliated Advisor Class:
Pimco VIT Real Return (Advantedge ™)	$1,079	$214	$865	$(64)	$26	$(1,017)	$67	$1,084	$1,046	$1,911
Pimco VIT Real Return (AnnuiChoice ™)	4,919	268	4,651	21	161	—	(3,282)	(3,282)	(3,100)	1,551
Pimco VIT Real Return (Grandmaster flex3 ™)	7,263	1,542	5,721	14,379	110	—	277	277	14,766	20,487
Pimco VIT Real Return (Grandmaster ™)	3,491	518	2,973	90	90	(619)	1,860	2,479	2,659	5,632
Pimco VIT Real Return (IQ Annuity ™)	10,185	1,396	8,789	(104)	289	(2,979)	712	3,691	3,876	12,665
Pimco VIT Real Return (Pinnacle Plus ™)	9,032	2,460	6,572	11,925	138	(3,312)	2,135	5,447	17,510	24,082
Pimco VIT Total Return (Advantedge ™)	73,255	15,762	57,493	9,633	30,952	(5,254)	(5,889)	(635)	39,950	97,443
Pimco VIT Total Return (AnnuiChoice II ™)	50,165	8,491	41,674	(292)	14,962	(14,811)	15,382	30,193	44,863	86,537
Pimco VIT Total Return (AnnuiChoice ™)	71,779	10,753	61,026	30,258	22,545	(6,558)	22,157	28,715	81,518	142,544
Pimco VIT Total Return (Grandmaster flex3 ™)	11,621	2,614	9,007	3,289	4,025	236	2,763	2,527	9,841	18,848
Pimco VIT Total Return (Grandmaster ™)	37,204	7,260	29,944	30,873	11,385	1,533	403	(1,130)	41,128	71,072
Pimco VIT Total Return (IQ Annuity ™)	34,250	7,018	27,232	2,947	11,779	(361)	8,093	8,454	23,180	50,412
Pimco VIT Total Return (Pinnacle Plus ™)	17,244	4,433	12,811	6,423	3,894	(4,433)	(1,410)	3,023	13,340	26,151
Non-Affiliated Investor Class:
Rydex VT All-Cap Opportunity Fund (Pinnacle Plus ™)	5	103	(98)	(1,012)	—	(731)	1,252	1,983	971	873
Rydex VT All-Cap Opportunity Fund (Advantedge ™)	30	489	(459)	(272)	—	(17,135)	(9,200)	7,935	7,663	7,204
Rydex VT All-Cap Opportunity Fund (AnnuiChoice II ™)	23	253	(230)	(403)	—	(11,879)	(5,828)	6,051	5,648	5,418
Rydex VT All-Cap Opportunity Fund (AnnuiChoice ™)	3	42	(39)	(2,390)	—	(2,714)	343	3,057	667	628
Rydex VT All-Cap Opportunity Fund (Grandmaster ™)	2	25	(23)	(249)	—	(926)	(258)	668	419	396
Rydex VT All-Cap Opportunity Fund (IQ Annuity ™)	—	5	(5)	(266)	—	(302)	26	328	62	57
Rydex VT Alternative Strategies Allocation (Advantedge ™) (March 27) *	—	165	(165)	225	—	—	266	266	491	326
Rydex VT Alternative Strategies Allocation (Pinnacle Plus ™) (Nov 30) *	—	1	(1)	—	—	—	(4)	(4)	(4)	(5)
Rydex VT Alternative Strategies Allocation (Annuichoice ™) (May 4) *	—	594	(594)	22	—	—	3,745	3,745	3,767	3,173
Rydex VT Alternative Strategies Allocation (AnnuiChoice II ™) (April 6) *	—	25	(25)	53	—	—	112	112	165	140
Rydex VT Managed Futures Strategies (Advantedge ™)	—	952	(952)	3,228	—	(74)	(857)	(783)	2,445	1,493
Rydex VT Managed Futures Strategies (Annuichoice ™)	—	2,878	(2,878)	(879)	—	(628)	5,906	6,534	5,655	2,777
Rydex VT Managed Futures Strategies (Pinnacle Plus ™)	—	3,412	(3,412)	(498)	—	(2,505)	(4,110)	(1,605)	(2,103)	(5,515)
Rydex VT Managed Futures Strategies (Grandmaster ™) (April 17) *	—	4,028	(4,028)	433	—	—	5,205	5,205	5,638	1,610
Rydex VT Managed Futures Strategies (Grandmaster flex3 ™) (Feb 19) *	—	255	(255)	(831)	—	—	(28)	(28)	(859)	(1,114)
Rydex VT Managed Futures Strategies (AnnuiChoice II ™) (Mar 11) *	—	2,699	(2,699)	(4)	—	—	5,646	5,646	5,642	2,943
Rydex VT Multi-Hedge Strategies (Advantedge ™)	942	922	20	(269)	—	(3,116)	(3,171)	(55)	(324)	(304)
Rydex VT Multi-Hedge Strategies (AnnuiChoice II ™)	2,221	3,718	(1,497)	(118,342)	—	(109,147)	(25,149)	83,998	(34,344)	(35,841)
Rydex VT Multi-Hedge Strategies (AnnuiChoice ™)	1,721	2,352	(631)	(65,435)	—	(70,452)	(28,461)	41,991	(23,444)	(24,075)
Rydex VT Multi-Hedge Strategies (Grandmaster flex3 ™)	222	236	(14)	(55)	—	(661)	(459)	202	147	133
Rydex VT Multi-Hedge Strategies (Grandmaster ™)	571	435	136	(1,218)	—	(1,105)	551	1,656	438	574
Rydex VT Multi-Hedge Strategies (IQ Annuity ™)	1,725	1,695	30	(6,713)	—	(5,667)	874	6,541	(172)	(142)
Rydex VT Multi-Hedge Strategies (Pinnacle Plus ™)	309	466	(157)	(808)	—	(145)	908	1,053	245	88

See accompanying notes.

* - 2009 inception date of division.

Separate Account I

of

National Integrity Life Insurance Company

Statements of Changes in Net Assets

For the Year Ended December 31, 2009

	Inccrease (deccrease) in net assets from operations:				Increase (decrease) in net assets from contract related transactions								Unit Transactions
Division	Net investment income (loss)	Realized gain (loss)	Change in net unrealized appreciation (depreciation) during the period	Net increase (decrease) in net assets resulting from operations	Contributions from contract holders	Contract terminations and benefits	Net transfers among investment options	Contract maintenance charges	Net increase (decrease) in net assets from contract related transactions	Increase (decrease) in net assets	Net assets, beginning of year	Net assets, end of year	Units purchased	Units redeemed	Units transferred	Increase (decrease) in units
Affiliated:
Touchstone Aggressive ETF (Advantedge ™)	$779	$235	$10,347	$11,361	$25,747	$—	$(505)	$(176)	$25,066	$36,427	$42,397	$78,824	3,232	(21)	(54)	3,157
Touchstone Aggressive ETF (AnnuiChoice ™)	4,047	(65,900)	120,555	58,702	125	(15,329)	(61,781)	(287)	(77,272)	(18,570)	359,459	340,889	13	(1,597)	(7,184)	(8,768)
Touchstone Aggressive ETF (GrandMaster flex3 ™)	2,789	(15,896)	109,231	96,124	—	(55,470)	7,044	(302)	(48,728)	47,396	432,196	479,592	—	(5,674)	1,926	(3,748)
Touchstone Aggressive ETF (Grandmaster ™)	56	(10,851)	11,103	308	135	(4,351)	(7,602)	(28)	(11,846)	(11,538)	21,973	10,435	17	(492)	(1,068)	(1,543)
Touchstone Aggressive ETF (IQ Annuity ™)	2,916	(134,363)	222,948	91,501	493	(29,970)	(114,812)	(344)	(144,633)	(53,132)	532,087	478,955	59	(3,785)	(11,769)	(15,495)
Touchstone Aggressive ETF (Pinnacle Plus ™)	598	(5,642)	18,883	13,839	1,080	(8,473)	33,155	(137)	25,625	39,464	34,043	73,507	121	(944)	4,046	3,223
Touchstone Aggressive ETF Fund (AnnuiChoice II ™) (April 24)*	7,967	8,104	95,707	111,778	13,506	(768)	442,661	(363)	455,036	566,814	—	566,814	1,190	(97)	43,740	44,833
Touchstone Baron Small Cap (Advantedge ™)	(1,257)	(12,125)	37,414	24,032	69,631	(36)	52,462	(270)	121,787	145,819	24,157	169,976	8,923	(37)	6,254	15,140
Touchstone Baron Small Cap (AnnuiChoice II ™)	(1,024)	(10,019)	37,492	26,449	6,535	(74)	26,495	(28)	32,928	59,377	65,517	124,894	754	(11)	3,181	3,924
Touchstone Baron Small Cap (AnnuiChoice ™)	(874)	(86,755)	110,086	22,457	—	(13,439)	(85,673)	(142)	(99,254)	(76,797)	146,323	69,526	—	(1,057)	(6,662)	(7,719)
Touchstone Baron Small Cap (GrandMaster flex3 ™)	(7,615)	(193,526)	315,895	114,754	90	(51,037)	(70,519)	(376)	(121,842)	(7,088)	535,552	528,464	7	(4,142)	(7,682)	(11,817)
Touchstone Baron Small Cap (Grandmaster ™)	(2,258)	(48,030)	82,919	32,631	—	(17,477)	177,469	(35)	159,957	192,588	126,290	318,878	—	(1,827)	13,884	12,057
Touchstone Baron Small Cap (IQ Annuity ™)	(13,149)	(113,336)	370,817	244,332	4,871	(49,775)	(31,620)	(330)	(76,854)	167,478	874,491	1,041,969	453	(4,002)	(3,359)	(6,908)
Touchstone Baron Small Cap (Pinnacle Plus ™)	(7,816)	(32,424)	167,270	127,030	1,353	(18,368)	11,594	(638)	(6,059)	120,971	431,081	552,052	101	(1,615)	736	(778)
Touchstone Conservative ETF (AnnuiChoice II ™) (April 24) *	13,444	7,500	29,953	50,897	152,849	(11,193)	344,540	(1,517)	484,679	535,576	—	535,576	14,259	(1,176)	34,355	47,438
Touchstone Conservative ETF (Advantedge ™)	632	284	773	1,689	15,000	—	1,398	(144)	16,254	17,943	10,132	28,075	1,556	(15)	149	1,690
Touchstone Conservative ETF (AnnuiChoice ™)	223	153	1,350	1,726	—	(166)	(549)	(17)	(732)	994	9,479	10,473	—	(18)	16	(2)
Touchstone Conservative ETF (GrandMaster flex3 ™)	33,464	13,262	130,865	177,591	—	(157,580)	811,334	(215)	653,539	831,130	928,184	1,759,314	—	(15,368)	81,048	65,680
Touchstone Conservative ETF (Grandmaster ™)	2,164	5,270	20,316	27,750	—	(11,386)	(413,568)	(78)	(425,032)	(397,282)	629,104	231,822	—	(1,111)	(39,592)	(40,703)
Touchstone Conservative ETF (IQ Annuity ™)	29,021	(99,541)	214,143	143,623	3,300	(382,315)	151,043	(994)	(228,966)	(85,343)	1,706,098	1,620,755	321	(36,889)	13,641	(22,927)
Touchstone Conservative ETF (Pinnacle Plus ™)	21,631	(4,149)	93,876	111,358	—	(34,354)	524,185	(564)	489,267	600,625	589,563	1,190,188	—	(3,240)	51,803	48,563
Touchstone Core Bond (AnnuiChoice II ™)	4,370	(4,542)	17,220	17,048	2,523	(19,783)	(56,534)	(99)	(73,893)	(56,845)	178,161	121,316	219	(1,848)	(5,418)	(7,047)
Touchstone Core Bond (AnnuiChoice ™)	8,482	2,402	21,835	32,719	—	(29,782)	(49,581)	(306)	(79,669)	(46,950)	271,738	224,788	—	(2,378)	(3,946)	(6,324)
Touchstone Core Bond (GrandMaster flex3 ™)	7,059	(3,086)	37,659	41,632	—	(238,801)	(10,751)	(190)	(249,742)	(208,110)	463,148	255,038	—	(20,768)	(944)	(21,712)
Touchstone Core Bond (Grandmaster ™)	21,571	2,372	41,430	65,373	50	(3,372)	488,043	(22)	484,699	550,072	22,820	572,892	5	(302)	46,237	45,940
Touchstone Core Bond (IQ Annuity ™)	5,870	(1,777)	14,950	19,043	200	(33,411)	46,736	(229)	13,296	32,339	132,001	164,340	17	(2,828)	3,970	1,159
Touchstone Core Bond (Pinnacle
Plus ™)	15,625	(7,321)	58,353	66,657	47,526	(12,967)	(103,250)	(211)	(68,902)	(2,245)	507,968	505,723	4,595	(1,214)	(9,284)	(5,903)
Touchstone Enhanced ETF (Advantedge ™)	1,940	(2,833)	16,562	15,669	15,538	—	17,995	(641)	32,892	48,561	57,126	105,687	1,770	(82)	2,496	4,184
Touchstone Enhanced ETF (AnnuiChoice ™)	35,467	(80,733)	358,891	313,625	—	(103,442)	226,078	(2,782)	119,854	433,479	1,269,754	1,703,233	—	(10,757)	26,475	15,718
Touchstone Enhanced ETF (GrandMaster flex3 ™)	14,859	(351,224)	572,366	236,001	120	(411,469)	122,426	(626)	(289,549)	(53,548)	1,193,202	1,139,654	13	(43,505)	14,948	(28,544)
Touchstone Enhanced ETF (Grandmaster ™)	10,164	(308,368)	432,382	134,178	156	(258,682)	(91,885)	(369)	(350,780)	(216,602)	910,394	693,792	20	(29,563)	(9,022)	(38,565)
Touchstone Enhanced ETF (IQ Annuity ™)	5,947	(244,007)	363,085	125,025	—	(52,394)	(249,782)	(290)	(302,466)	(177,441)	699,829	522,388	—	(5,136)	(25,633)	(30,769)
Touchstone Enhanced ETF (Pinnacle Plus ™)	7,525	(99,150)	186,473	94,848	668	(92,773)	226,892	(341)	134,446	229,294	251,927	481,221	67	(9,347)	26,635	17,355
Touchstone Enhanced ETF Fund (AnnuiChoice II ™) (April 24) *	3,058	212	21,602	24,872	15,913	(561)	95,584	(164)	110,772	135,644	—	135,644	1,409	(63)	9,393	10,739
Touchstone GMAB Aggressive ETF Fund (AnnuiChoice II ™) (April 24) *	2,596	3,778	43,937	50,311	—	—	206,259	(353)	205,906	256,217	—	256,217	—	(30)	20,381	20,351
Touchstone High Yield - TVST (AnnuiChoice II ™) (May 29) *	367	11	381	759	1,329	(38)	4,840	(3)	6,128	6,887	—	6,887	127	(4)	478	601
Touchstone High Yield (AnnuiChoice ™)	4,918	(34,834)	65,873	35,957	—	(30,797)	10,969	(253)	(20,081)	15,876	88,208	104,084	—	(2,169)	687	(1,482)
Touchstone High Yield (GrandMaster flex3 ™)	19,604	(35,068)	175,709	160,245	14	(94,570)	(3,326)	(220)	(98,102)	62,143	392,034	454,177	1	(7,384)	29	(7,354)
Touchstone High Yield (Grandmaster ™)	3,668	(50,097)	73,124	26,695	—	(70,917)	(53,033)	(21)	(123,971)	(97,276)	181,590	84,314	—	(8,067)	(6,122)	(14,189)
Touchstone High Yield (IQ Annuity ™)	17,202	(10,766)	105,532	111,968	—	(23,082)	107,145	(230)	83,833	195,801	174,620	370,421	—	(1,813)	9,238	7,425
Touchstone High Yield (Pinnacle Plus ™)	40,772	(120,294)	280,300	200,778	88,967	(33,609)	59,095	(523)	113,930	314,708	573,240	887,948	7,019	(3,116)	755	4,658
Touchstone Large Cap Core Equity (Advantedge ™)	90	(232)	1,951	1,809	9,600	—	221	(65)	9,756	11,565	7,658	19,223	1,129	(9)	44	1,164
Touchstone Large Cap Core Equity (AnnuiChoice II ™)	51	(4,397)	5,679	1,333	5,043	—	(14,356)	(2)	(9,315)	(7,982)	21,239	13,257	597	—	(2,023)	(1,426)
Touchstone Large Cap Core Equity (AnnuiChoice ™)	180	(30,030)	57,308	27,458	—	(25,029)	(33,856)	(248)	(59,133)	(31,675)	165,480	133,805	—	(2,919)	(3,892)	(6,811)
Touchstone Large Cap Core Equity (GrandMaster flex3 ™)	(416)	(13,140)	50,417	36,861	—	(15,778)	(3,759)	(142)	(19,679)	17,182	185,064	202,246	—	(1,868)	(351)	(2,219)
Touchstone Large Cap Core Equity (Grandmaster ™)	2,696	66,093	70,004	138,793	—	(11,482)	577,432	(36)	565,914	704,707	32,478	737,185	—	(1,261)	69,106	67,845
Touchstone Large Cap Core Equity (IQ Annuity ™)	(773)	(51,609)	119,939	67,557	83	(39,695)	(39,170)	(236)	(79,018)	(11,461)	388,255	376,794	10	(4,324)	(5,325)	(9,639)
Touchstone Large Cap Core Equity (Pinnacle Plus ™)	(1,521)	(82,532)	143,163	59,110	3,707	(39,872)	(68,816)	(431)	(105,412)	(46,302)	421,396	375,094	391	(4,199)	(8,826)	(12,634)
Touchstone Mid Cap Growth (Advantedge ™) (April 17) *	(310)	80	7,928	7,698	20,000	(57)	16,738	(45)	36,636	44,334	—	44,334	2,861	(14)	2,195	5,042
Touchstone Mid Cap Growth (AnnuiChoice II ™)	(410)	(6,445)	19,803	12,948	—	(978)	1,968	(255)	735	13,683	33,937	47,620	—	(140)	239	99
Touchstone Mid Cap Growth (AnnuiChoice ™)	(1,683)	(21,901)	85,845	62,261	—	(25,469)	5,065	(249)	(20,653)	41,608	168,173	209,781	—	(1,766)	411	(1,355)
Touchstone Mid Cap Growth (GrandMaster flex3 ™)	(3,506)	(21,915)	103,264	77,843	300	(14,778)	(472)	(187)	(15,137)	62,706	214,654	277,360	24	(1,060)	(23)	(1,059)
Touchstone Mid Cap Growth (Grandmaster ™)	(1,930)	(32,283)	82,374	48,161	7,810	(13,314)	2,879	(64)	(2,689)	45,472	145,750	191,222	737	(1,318)	(87)	(668)
Touchstone Mid Cap Growth (IQ Annuity ™)	(2,758)	(106,550)	169,119	59,811	927	(21,611)	(18,011)	(149)	(38,844)	20,967	208,060	229,027	77	(1,833)	(1,644)	(3,400)

See accompanying notes.

* - 2009 inception date of division.

Separate Account I

of

National Integrity Life Insurance Company

Statements of Changes in Net Assets (continued)

For the Year Ended December 31, 2009

	Inccrease (deccrease) in net assets from operations:				Increase (decrease) in net assets from contract related transactions								Unit Transactions
Division	Net investment income (loss)	Realized gain (loss)	Change in net unrealized appreciation (depreciation) during the period	Net increase (decrease) in net assets resulting from operations	Contributions from contract holders	Contract terminations and benefits	Net transfers among investment options	Contract maintenance charges	Net increase (decrease) in net assets from contract related transactions	Increase (decrease) in net assets	Net assets, beginning of year	Net assets, end of year	Units purchased	Units redeemed	Units transferred	Increase (decrease) in units
Affiliated (continued):
Touchstone Mid Cap Growth (Pinnacle Plus ™)	$(9,186)	$(79,575)	$276,092	$187,331	$9,961	$(9,373)	$(41,472)	$(1,004)	$(41,888)	$145,443	$528,626	$674,069	937	(879)	(3,274)	(3,216)
Touchstone Moderate ETF (Advantedge ™)	1,875	(304)	10,559	12,130	13,371	—	36,896	(311)	49,956	62,086	34,252	96,338	1,538	(36)	4,501	6,003
Touchstone Moderate ETF (AnnuiChoice ™)	11,922	(20,180)	97,293	89,035	—	(77,933)	252,400	(408)	174,059	263,094	271,150	534,244	—	(7,552)	27,323	19,771
Touchstone Moderate ETF (GrandMaster flex3 ™)	29,783	(19,420)	262,764	273,127	3,250	(262,264)	339,300	(897)	79,389	352,516	1,480,601	1,833,117	326	(26,771)	37,699	11,254
Touchstone Moderate ETF (Grandmaster ™)	3,039	(11,222)	31,170	22,987	—	(16,531)	1,642	(41)	(14,930)	8,057	160,298	168,355	—	(1,598)	1	(1,597)
Touchstone Moderate ETF (IQ Annuity ™)	32,683	(314,549)	667,789	385,923	81	(843,878)	(390,978)	(2,080)	(1,236,855)	(850,932)	3,284,256	2,433,324	9	(90,759)	(35,681)	(126,431)
Touchstone Moderate ETF (Pinnacle Plus ™)	47,843	(17,857)	379,196	409,182	4,320	(159,743)	1,384,063	(2,416)	1,226,224	1,635,406	1,077,503	2,712,909	449	(16,837)	153,671	137,283
Touchstone Moderate ETF Fund (AnnuiChoice II ™)	14,812	2,966	66,120	83,898	155,445	(8,547)	384,683	(297)	531,284	615,182	—	615,182	17,814	(983)	48,893	65,724
Touchstone Money Market (IQ3 ™) (April 24) *	(24,100)	—	—	(24,100)	461,808	(1,110,867)	3,870,427	(1,947)	3,219,421	3,195,321	—	3,195,321	41,649	(100,333)	348,148	289,464
Touchstone Money Market (GrandMaster flex3 ™)	(13,659)	—	—	(13,659)	200	(554,482)	2,428,101	(501)	1,873,318	1,859,659	—	1,859,659	18	(51,238)	222,707	171,487
Touchstone Money Market (AnnuiChoice II ™) (April 24) *	(1,356)	—	—	(1,356)	80,446	(22,285)	254,913	(279)	312,795	311,439	—	311,439	8,056	(2,261)	25,480	31,275
Touchstone Money Market (Advantedge ™) (May 7) *	(1,357)	—	—	(1,357)	452,185	(159)	(248,032)	—	203,994	202,637	—	202,637	44,924	(16)	(24,705)	20,203
Touchstone Money Market (Pinnacle Plus ™) (April 24) *	(13,140)	—	—	(13,140)	300	(59,675)	1,387,572	(974)	1,327,223	1,314,083	—	1,314,083	30	(6,077)	138,488	132,441
Touchstone Money Market (AnnuiChoice ™)	(4,683)	—	—	(4,683)	89	(380,123)	1,492,504	(2,517)	1,109,953	1,105,270	152,461	1,257,731	8	(33,443)	130,315	96,880
Touchstone Money Market (Grandmaster ™)	(27,187)	—	—	(27,187)	114,616	(1,931,232)	(672,331)	(2,345)	(2,491,292)	(2,518,479)	7,761,473	5,242,994	10,348	(174,702)	(60,898)	(225,252)
Touchstone Third Avenue Value (Advantedge ™)	2,101	(7,368)	48,754	43,487	67,931	—	43,011	(781)	110,161	153,648	95,303	248,951	9,643	(110)	5,703	15,236
Touchstone Third Avenue Value (AnnuiChoice II ™)	4,885	(81,162)	217,770	141,493	47,030	(19,903)	(85,240)	(398)	(58,511)	82,982	509,757	592,739	7,019	(2,915)	(12,365)	(8,261)
Touchstone Third Avenue Value (AnnuiChoice ™)	11,658	(379,348)	693,149	325,459	1,688	(100,005)	(157,615)	(1,634)	(257,566)	67,893	1,226,628	1,294,521	142	(8,137)	(12,943)	(20,938)
Touchstone Third Avenue Value (GrandMaster flex3 ™)	5,294	(359,489)	626,711	272,516	331	(148,712)	(133,951)	(937)	(283,269)	(10,753)	1,271,933	1,261,180	36	(13,246)	(14,250)	(27,460)
Touchstone Third Avenue Value (Grandmaster ™)	13,818	(726,712)	1,208,347	495,453	11,685	(188,785)	(336,279)	(966)	(514,345)	(18,892)	2,304,029	2,285,137	1,183	(18,860)	(39,492)	(57,169)
Touchstone Third Avenue Value (IQ Annuity ™)	10,715	(225,835)	671,801	456,681	7,834	(159,067)	(101,314)	(1,010)	(253,557)	203,124	1,825,817	2,028,941	689	(13,926)	(11,162)	(24,399)
Touchstone Third Avenue Value (Pinnacle Plus ™)	6,580	(415,123)	796,100	387,557	12,610	(130,374)	(115,196)	(1,659)	(234,619)	152,938	1,668,217	1,821,155	1,016	(11,135)	(12,595)	(22,714)
Non-Affiliated Initial Class:
Fidelity VIP Equity-Income (Grandmaster ™)	79,010	(1,097,341)	3,103,407	2,085,076	30,472	(819,983)	(694,949)	(5,190)	(1,489,650)	595,426	9,252,797	9,848,223	806	(23,078)	(23,518)	(45,790)
Fidelity VIP Growth (Grandmaster ™)	(36,728)	(167,872)	1,248,550	1,043,950	—	(601,634)	(56,096)	(3,412)	(661,142)	382,808	4,580,232	4,963,040	—	(15,515)	(1,444)	(16,959)
Fidelity VIP High Income (Grandmaster ™)	226,730	(278,217)	1,201,517	1,150,030	555	(360,315)	432,098	(1,680)	70,658	1,220,688	2,592,039	3,812,727	35	(23,230)	30,258	7,063
Fidelity VIP II Asset Manager (Grandmaster ™)	53,017	(130,122)	1,184,234	1,107,129	14,423	(424,318)	717	(2,813)	(411,991)	695,138	4,282,066	4,977,204	523	(14,164)	(228)	(13,869)
Fidelity VIP II Contrafund (Grandmaster ™)	6,671	(519,095)	3,674,128	3,161,704	55,233	(946,034)	(626,395)	(6,073)	(1,523,269)	1,638,435	11,183,570	12,822,005	1,864	(34,767)	(27,965)	(60,868)
Fidelity VIP II Index 500 (Grandmaster ™)	40,117	32,126	679,805	752,048	—	(420,226)	(87,030)	(2,326)	(509,582)	242,466	3,591,692	3,834,158	—	(19,719)	(4,517)	(24,236)
Fidelity VIP II Investment Grade Bond (AnnuiChoice ™)	12,021	(288)	8,464	20,197	—	(12,878)	1	(533)	(13,410)	6,787	144,266	151,053	—	(1,271)	(2)	(1,273)
Fidelity VIP II Investment Grade Bond (Grandmaster ™)	145,784	(34,865)	133,729	244,648	105	(220,398)	(128,788)	(888)	(349,969)	(105,321)	1,966,961	1,861,640	4	(8,245)	(4,755)	(12,996)
Fidelity VIP II Investment Grade Bond (GrandmasterFlex3 ™)	16,273	105	12,780	29,158	—	(25,423)	(4,125)	(131)	(29,679)	(521)	218,901	218,380	—	(2,440)	(377)	(2,817)
Fidelity VIP II Investment Grade Bond (IQ3 ™)	10,752	(141)	8,005	18,616	—	(11,789)	1	(251)	(12,039)	6,577	136,413	142,990	—	(1,138)	(1)	(1,139)
Fidelity VIP II Investment Grade Bond (Pinnacle Plus ™)	20,948	(1,710)	17,263	36,501	—	(39,484)	(47,356)	(261)	(87,101)	(50,600)	296,633	246,033	—	(3,827)	(4,509)	(8,336)
Fidelity VIP III Balanced (Grandmaster ™)	7,154	(63,988)	346,617	289,783	—	(153,243)	(11,647)	(657)	(165,547)	124,236	903,059	1,027,295	—	(12,721)	(1,168)	(13,889)
Fidelity VIP III Growth & Income (Grandmaster ™)	(3,342)	(219,732)	464,960	241,886	820	(164,113)	(181,687)	(781)	(345,761)	(103,875)	1,354,098	1,250,223	69	(14,174)	(17,407)	(31,512)
Fidelity VIP III Growth Opportunities (Grandmaster ™)	(4,191)	(18,747)	199,770	176,832	1,625	(41,984)	2,523	(296)	(38,132)	138,700	435,607	574,307	220	(5,821)	68	(5,533)
Fidelity VIP Overseas (AnnuiChoice ™)	51	(76,144)	72,919	(3,174)	—	(7,853)	(89,952)	(107)	(97,912)	(101,086)	115,754	14,668	—	(1,525)	(16,091)	(17,616)
Fidelity VIP Overseas (AnnuiChoice II ™)	98	(85)	1,643	1,656	—	—	—	(17)	(17)	1,639	6,616	8,255	—	(3)	—	(3)
Fidelity VIP Overseas (Grandmaster ™)	22,178	(187,159)	574,551	409,570	—	(208,270)	(117,173)	(1,328)	(326,771)	82,799	2,159,129	2,241,928	—	(10,005)	(5,747)	(15,752)
Fidelity VIP Overseas (GrandmasterFlex3 ™)	891	(6,065)	28,089	22,915	—	(7,082)	(495)	(60)	(7,637)	15,278	94,054	109,332	—	(1,006)	(68)	(1,074)
Fidelity VIP Overseas (IQ3 ™)	120	(32,414)	35,242	2,948	—	(25,987)	(4,316)	(20)	(30,323)	(27,375)	48,559	21,184	—	(4,470)	(917)	(5,387)
Fidelity VIP Overseas (Pinnacle Plus ™)	963	(34,659)	63,265	29,569	—	(18,429)	(16,859)	(226)	(35,514)	(5,945)	151,717	145,772	—	(3,042)	(2,875)	(5,917)
Non-Affiliated Service Class:
Fidelity VIP III Mid Cap (Grandmaster ™)	(4,506)	(344,605)	917,500	568,389	—	(127,983)	(418,133)	(681)	(546,797)	21,592	1,823,951	1,845,543	—	(5,469)	(17,340)	(22,809)
Non-Affiliated Service Class 2:
Fidelity VIP Asset Manager (Advantedge ™)	476	(1,550)	10,112	9,038	33,819	(6,114)	(562)	(354)	26,789	35,827	26,470	62,297	3,952	(759)	(61)	3,132
Fidelity VIP Asset Manager (AnnuiChoice II ™)	2,015	(890)	17,857	18,982	65,661	(1,351)	4,945	(363)	68,892	87,874	54,083	141,957	6,563	(187)	491	6,867
Fidelity VIP Asset Manager (AnnuiChoice ™)	1,771	(3,548)	30,102	28,325	—	(4,534)	7,816	(82)	3,200	31,525	109,209	140,734	0	(432)	555	123
Fidelity VIP Asset Manager (GrandMaster flex3 ™)	348	(2,533)	12,968	10,783	—	(3,295)	(2,406)	(38)	(5,739)	5,044	45,954	50,998	—	(355)	(292)	(647)
Fidelity VIP Asset Manager (IQ3 ™)	2,047	(44,685)	108,451	65,813	—	(75,788)	27,676	(176)	(48,288)	17,525	263,695	281,220	—	(7,652)	3,030	(4,622)
Fidelity VIP Asset Manager (Pinnacle Plus ™)	997	(15,096)	48,534	34,435	2	(20,715)	(21,121)	(69)	(41,903)	(7,468)	159,462	151,994	0	(1,892)	(2,387)	(4,279)

See accompanying notes.

* - 2009 inception date of division.

Separate Account I

of

National Integrity Life Insurance Company

Statements of Changes in Net Assets (continued)

For the Year Ended December 31, 2009

	Inccrease (deccrease) in net assets from operations:				Increase (decrease) in net assets from contract related transactions								Unit Transactions
Division	Net investment income (loss)	Realized gain (loss)	Change in net unrealized appreciation (depreciation) during the period	Net increase (decrease) in net assets resulting from operations	Contributions from contract holders	Contract terminations and benefits	Net transfers among investment options	Contract maintenance charges	Net increase (decrease) in net assets from contract related transactions	Increase (decrease) in net assets	Net assets, beginning of year	Net assets, end of year	Units purchased	Units redeemed	Units transferred	Increase (decrease) in units
Non-Affiliated Service Class 2 (continued):
Fidelity VIP Balanced (Advantedge ™)	$139	$(2,346)	$8,021	$5,814	$11,927	$(6,097)	$2,965	$(29)	$8,766	$14,580	$11,052	$25,632	1,501	(719)	354	1,136
Fidelity VIP Balanced (AnnuiChoice II ™)	450	(9,230)	16,222	7,442	32,383	(24,895)	38,281	(71)	45,698	53,140	15,762	68,902	4,242	(3,461)	3,899	4,680
Fidelity VIP Balanced (AnnuiChoice ™)	1,963	(3,514)	54,991	53,440	23	(14,728)	22,148	(474)	6,969	60,409	147,612	208,021	4	(1,480)	1,955	479
Fidelity VIP Balanced (GrandMaster flex3 ™)	1,243	(14,642)	92,520	79,121	—	(33,293)	4,562	(214)	(28,945)	50,176	245,941	296,117	—	(3,369)	253	(3,116)
Fidelity VIP Balanced (GrandMaster ™)	1,119	(27,993)	75,144	48,270	1,757	(42,452)	66,239	(44)	25,500	73,770	167,327	241,097	224	(4,829)	5,722	1,117
Fidelity VIP Balanced (IQ3 ™)	1,306	(17,662)	63,508	47,152	889	(19,043)	22,743	(212)	4,377	51,529	155,755	207,284	100	(2,086)	1,532	(454)
Fidelity VIP Balanced (Pinnacle Plus ™)	4,635	(24,237)	173,114	153,512	88,062	(33,023)	227,767	(211)	282,595	436,107	352,451	788,558	7,956	(3,375)	22,227	26,808
Fidelity VIP Contrafund (Advantedge ™)	614	(19,614)	132,646	113,646	255,641	(192)	92,322	(2,355)	345,416	459,062	190,022	649,084	35,575	(348)	12,242	47,469
Fidelity VIP Contrafund (AnnuiChoice II ™)	746	(56,066)	250,264	194,944	104,915	(28,551)	(24,891)	(723)	50,750	245,694	527,067	772,761	14,324	(3,833)	(3,390)	7,101
Fidelity VIP Contrafund (AnnuiChoice ™)	1,753	(472,831)	850,493	379,415	1,230	(113,733)	(197,369)	(2,440)	(312,312)	67,103	1,364,233	1,431,336	100	(10,404)	(17,101)	(27,405)
Fidelity VIP Contrafund (GrandMaster flex3 ™)	(5,523)	(319,711)	704,587	379,353	570	(183,242)	(74,361)	(973)	(258,006)	121,347	1,299,915	1,421,262	50	(16,072)	(6,450)	(22,472)
Fidelity VIP Contrafund (IQ3 ™)	(4,100)	(454,558)	854,945	396,287	18,717	(224,550)	(116,071)	(967)	(322,871)	73,416	1,526,667	1,600,083	1,901	(22,473)	(14,132)	(34,704)
Fidelity VIP Contrafund (Pinnacle Plus ™)	(9,207)	(305,113)	876,171	561,851	40,871	(106,602)	(115,613)	(1,717)	(183,061)	378,790	1,910,032	2,288,822	3,683	(9,893)	(12,192)	(18,402)
Fidelity VIP Contrafund Standard (IQ Advisor ™)	29	(21)	1,389	1,397	—	—	(1)	—	(1)	1,396	4,027	5,423	—	—	—	—
Fidelity VIP Disclipined Small Cap (AnnuiChoice ™)	(235)	(1,680)	8,090	6,175	—	(3,416)	1	(24)	(3,439)	2,736	30,376	33,112	—	(500)	—	(500)
Fidelity VIP Disclipined Small Cap (GrandmasterFlex3 ™)	(323)	(11,340)	14,836	3,173	—	(4,381)	(19,478)	(12)	(23,871)	(20,698)	27,246	6,548	—	(650)	(3,077)	(3,727)
Fidelity VIP Disclipined Small Cap (Grandmaster ™)	(150)	(1,950)	4,395	2,295	—	(1,804)	95	(8)	(1,717)	578	14,376	14,954	—	(360)	29	(331)
Fidelity VIP Disclipined Small Cap (IQ ™)	(510)	(769)	9,431	8,152	—	(395)	—	(12)	(407)	7,745	41,282	49,027	—	(83)	—	(83)
Fidelity VIP Disclipined Small Cap (Pinnacle Plus ™)	(441)	(5,324)	10,853	5,088	—	(157)	(3,869)	(24)	(4,050)	1,038	34,555	35,593	—	(38)	(797)	(835)
Fidelity VIP Disciplined Small Cap (Advantedge ™) (Feb 19) *	(96)	73	2,853	2,830	6,899	—	4,247	(50)	11,096	13,926	—	13,926	1,024	(6)	604	1,622
Fidelity VIP Dynamic Capital Appreciation (AnnuiChoice ™)	(119)	(33,908)	34,912	885	—	(194)	(41,746)	(17)	(41,957)	(41,072)	41,158	86	—	(22)	(4,341)	(4,363)
Fidelity VIP Dynamic Capital Appreciation (GrandMaster flex3 ™)	(436)	(370)	9,476	8,670	—	(130)	—	(52)	(182)	8,488	25,932	34,420	—	(21)	—	(21)
Fidelity VIP Dynamic Capital Appreciation (Grandmaster ™)	(33)	8	1,278	1,253	—	—	3,138	(3)	3,135	4,388	—	4,388	—	—	377	377
Fidelity VIP Dynamic Capital Appreciation (IQ Annuity ™)	(697)	(514)	16,099	14,888	—	(229)	1	(7)	(235)	14,653	44,203	58,856	—	(20)	—	(20)
Fidelity VIP Dynamic Capital Appreciation (Pinnacle Plus ™)	(2,076)	(20,852)	59,871	36,943	—	(17,447)	(9,145)	(240)	(26,832)	10,111	130,834	140,945	—	(1,859)	(1,098)	(2,957)
Fidelity VIP Equity-Income (Advantedge ™)	429	(1,714)	11,306	10,021	43,638	—	(2,366)	(208)	41,064	51,085	4,970	56,055	6,782	(29)	(349)	6,404
Fidelity VIP Equity-Income (AnnuiChoice II ™)	2,508	(51,814)	106,838	57,532	155,593	(11,196)	(67,317)	(68)	77,012	134,544	126,507	261,051	23,644	(2,052)	(9,235)	12,357
Fidelity VIP Equity-Income
(AnnuiChoice ™)	3,910	(84,164)	167,697	87,443	241	(38,190)	(17,991)	(634)	(56,574)	30,869	382,680	413,549	28	(4,688)	(2,866)	(7,526)
Fidelity VIP Equity-Income (GrandMaster flex3 ™)	681	(36,016)	71,836	36,501	—	(19,979)	(14,471)	(136)	(34,586)	1,915	170,872	172,787	—	(2,418)	(1,881)	(4,299)
Fidelity VIP Equity-Income (IQ3 ™)	2,081	(197,374)	255,925	60,632	6,946	(28,767)	(73,101)	(257)	(95,179)	(34,547)	418,428	383,881	1,092	(3,947)	(13,093)	(15,948)
Fidelity VIP Equity-Income (Pinnacle Plus ™)	3,536	(120,490)	341,922	224,968	1,756	(62,254)	(32,607)	(1,021)	(94,126)	130,842	901,282	1,032,124	216	(7,051)	(4,100)	(10,935)
Fidelity VIP Freedom 2010 (Advantedge ™)	1,935	(1)	(1,304)	630	57,860	—	(386)	(26)	57,448	58,078	—	58,078	6,237	(3)	(42)	6,192
Fidelity VIP Freedom 2010 (GrandmasterFlex3 ™)	(115)	(11,392)	20,246	8,739	—	(55,576)	(38)	(4)	(55,618)	(46,879)	56,491	9,612	—	(6,457)	—	(6,457)
Fidelity VIP Freedom 2010 (Grandmaster ™)	1,353	(16,464)	29,740	14,629	—	(8,280)	(21,822)	(63)	(30,165)	(15,536)	75,310	59,774	—	(1,042)	(2,456)	(3,498)
Fidelity VIP Freedom 2010 (IQ3 ™)	4,435	(110,562)	105,442	(685)	—	(194,244)	(4,754)	(115)	(199,113)	(199,798)	363,738	163,940	—	(25,332)	(5,103)	(30,435)
Fidelity VIP Freedom 2015 (Advantedge ™)	3,427	21	1,614	5,062	99,000	—	(1)	(26)	98,973	104,035	—	104,035	11,239	(3)	—	11,236
Fidelity VIP Freedom 2015 (AnnuiChoiceII ™)	332	(236)	2,056	2,152	—	(385)	(33)	—	(418)	1,734	9,516	11,250	—	(53)	(3)	(56)
Fidelity VIP Freedom 2015 (GrandmasterFlex3 ™)	147	2	916	1,065	—	—	—	—	—	1,065	4,615	5,680	—	—	—	—
Fidelity VIP Freedom 2015 (IQ3 ™)	14,488	(203,512)	229,767	40,743	—	(436,642)	122,127	(192)	(314,707)	(273,964)	616,601	342,637	—	(55,901)	9,758	(46,143)
Fidelity VIP Freedom 2015 (Pinnacle Plus ™)	4,769	(16,891)	45,193	33,071	—	(8,028)	(21,786)	(55)	(29,869)	3,202	189,080	192,282	—	(1,022)	(3,448)	(4,470)
Fidelity VIP Freedom 2020 (Advantedge ™)	301	—	(198)	103	10,000	—	—	(18)	9,982	10,085	—	10,085	1,135	(2)	—	1,133
Fidelity VIP Freedom 2020 (AnnuiChoiceII ™)	706	(47)	5,377	6,036	—	—	—	(15)	(15)	6,021	22,296	28,317	—	(2)	—	(2)
Fidelity VIP Freedom 2020 (IQ3 ™)	3,934	55	9,503	13,492	—	—	132,489	—	132,489	145,981	—	145,981	—	—	16,975	16,975
Fidelity VIP Freedom 2020 (Pinnacle Plus ™)	321	(315)	3,284	3,290	—	—	7	—	7	3,297	12,489	15,786	—	(1)	1	—
Fidelity VIP Freedom 2025 (Advantedge ™)	283	—	(160)	123	10,000	—	—	(18)	9,982	10,105	—	10,105	1,149	(2)	—	1,147
Fidelity VIP Freedom 2030 (Pinnacle Plus ™)	18	(9)	518	527	—	—	1	(4)	(3)	524	1,820	2,344	—	(1)	1	—
Fidelity VIP Growth & Income (AnnuiChoice II ™)	(233)	(10,551)	28,945	18,161	95,503	(69,774)	(14,106)	(14)	11,609	29,770	27,506	57,276	14,214	(9,892)	(1,668)	2,654
Fidelity VIP Growth & Income (AnnuiChoice ™)	(193)	(16,533)	40,312	23,586	—	(8,230)	(17,728)	(256)	(26,214)	(2,628)	113,528	110,900	—	(971)	(2,147)	(3,118)
Fidelity VIP Growth & Income (GrandMaster flex3 ™)	(490)	(7,899)	27,144	18,755	11	(12,557)	11,225	(37)	(1,358)	17,397	82,346	99,743	2	(1,386)	1,085	(299)
Fidelity VIP Growth & Income (IQ3 ™)	(368)	(3,407)	17,675	13,900	9	(7,517)	(1)	(76)	(7,585)	6,315	60,768	67,083	2	(1,024)	(1)	(1,023)
Fidelity VIP Growth & Income (Pinnacle Plus ™)	(666)	(29,454)	58,824	28,704	55,038	(4,004)	(8,126)	(94)	42,814	71,518	82,953	154,471	6,287	(540)	(708)	5,039
Fidelity VIP Growth & Income (Advantedge ™) (Nov 23) *	158	—	328	486	26,272	—	—	(23)	26,249	26,735	—	26,735	3,406	(3)	—	3,403

See accompanying notes.

* - 2009 inception date of division.

Separate Account I

of

National Integrity Life Insurance Company

Statements of Changes in Net Assets (continued)

For the Year Ended December 31, 2009

	Inccrease (deccrease) in net assets from operations:				Increase (decrease) in net assets from contract related transactions								Unit Transactions
Division	Net investment income (loss)	Realized gain (loss)	Change in net unrealized appreciation (depreciation) during the period	Net increase (decrease) in net assets resulting from operations	Contributions from contract holders	Contract terminations and benefits	Net transfers among investment options	Contract maintenance charges	Net increase (decrease) in net assets from contract related transactions	Increase (decrease) in net assets	Net assets, beginning of year	Net assets, end of year	Units purchased	Units redeemed	Units transferred	Increase (decrease) in units
Non-Affiliated Service Class 2 (continued):
Fidelity VIP Growth (Advantedge ™)	$(241)	$(6,873)	$11,417	$4,303	$12,577	$(12,105)	$1	$(10)	$463	$4,766	$16,099	$20,865	1,925	(1,843)	—	82
Fidelity VIP Growth (AnnuiChoice II ™)	(912)	(48,900)	75,870	26,058	90,399	(51,295)	(19,138)	(330)	19,636	45,694	101,097	146,791	12,291	(7,337)	(2,780)	2,174
Fidelity VIP Growth (AnnuiChoice ™)	(708)	(24,785)	45,893	20,400	225	(20,913)	(11,935)	(181)	(32,804)	(12,404)	111,589	99,185	32	(2,946)	(2,080)	(4,994)
Fidelity VIP Growth (GrandMaster flex3 ™)	(1,445)	(11,601)	38,497	25,451	—	(21,833)	(5,000)	(62)	(26,895)	(1,444)	120,342	118,898	—	(2,705)	(655)	(3,360)
Fidelity VIP Growth (GrandMaster ™)	(2,920)	(81,720)	148,439	63,799	23,540	(67,832)	2,605	(148)	(41,835)	21,964	283,295	305,259	3,521	(10,529)	192	(6,816)
Fidelity VIP Growth (IQ3 ™)	(1,450)	(94,687)	115,900	19,763	38	(39,310)	(11,898)	(157)	(51,327)	(31,564)	156,093	124,529	7	(7,330)	(3,935)	(11,258)
Fidelity VIP Growth (Pinnacle Plus ™)	(2,199)	(53,593)	85,368	29,576	34,660	(3,649)	(34,943)	(214)	(4,146)	25,430	187,260	212,690	3,655	(448)	(5,533)	(2,326)
Fidelity VIP Growth Opportunities (Advantedge ™)	(413)	(1,152)	14,446	12,881	49,584	—	(2,175)	(329)	47,080	59,961	10,229	70,190	7,960	(49)	(319)	7,592
Fidelity VIP Growth Opportunities (AnnuiChoice II ™)	(26)	(49)	1,322	1,247	2,040	(30)	1,468	(7)	3,471	4,718	868	5,586	292	(5)	209	496
Fidelity VIP Growth Opportunities (AnnuiChoice ™)	(134)	(1,170)	7,738	6,434	—	(2,565)	846	(29)	(1,748)	4,686	16,195	20,881	—	(378)	111	(267)
Fidelity VIP Growth Opportunities (GrandMaster flex3 ™)	(565)	(6,460)	22,224	15,199	—	(10,469)	(13)	(67)	(10,549)	4,650	38,772	43,422	—	(1,226)	(1)	(1,227)
Fidelity VIP Growth Opportunities (IQ3 ™)	(651)	(2,195)	22,559	19,713	2,100	(2,000)	(1,648)	(64)	(1,612)	18,101	44,599	62,700	321	(261)	(212)	(152)
Fidelity VIP Growth Opportunities (Pinnacle Plus ™)	(2,096)	(39,161)	100,456	59,199	80,084	(5,070)	223,574	(106)	298,482	357,681	45,594	403,275	8,508	(773)	26,977	34,712
Fidelity VIP High Income (AnnuiChoice II ™)	2,965	(7,267)	23,099	18,797	90,770	(94,347)	(99)	(37)	(3,713)	15,084	34,656	49,740	10,599	(10,534)	(12)	53
Fidelity VIP High Income (AnnuiChoice ™)	30,789	(17,718)	146,946	160,017	—	(22,800)	739	(973)	(23,034)	136,983	361,038	498,021	—	(1,765)	834	(931)
Fidelity VIP High Income (GrandMaster flex3 ™)	83,751	19,987	356,027	459,765	—	(116,109)	(22,187)	(159)	(138,455)	321,310	1,129,694	1,451,004	—	(9,281)	(831)	(10,112)
Fidelity VIP High Income (IQ3 ™)	412,366	22,059	1,230,479	1,664,904	176,810	(570,100)	2,665,446	(1,074)	2,271,082	3,935,986	2,847,494	6,783,480	16,260	(50,889)	250,011	215,382
Fidelity VIP High Income (Pinnacle Plus ™)	10,007	(30,179)	73,953	53,781	240	(11,655)	(29,499)	(143)	(41,057)	12,724	166,454	179,178	22	(1,065)	(3,167)	(4,210)
Fidelity VIP High Income (Advantedge ™) (May 26) *	17,405	10,565	5,927	33,897	46,186	(5,100)	339,180	(64)	380,202	414,099	—	414,099	5,076	(509)	34,014	38,581
Fidelity VIP II Index 500 (Advantedge ™)	1,911	3,302	61,401	66,614	221,263	—	(65,947)	(1,006)	154,310	220,924	29,750	250,674	35,524	(131)	(9,762)	25,631
Fidelity VIP II Index 500 (AnnuiChoice II ™)	2,623	(33,075)	84,476	54,024	181,017	(66,672)	(8,699)	(678)	104,968	158,992	89,063	248,055	30,107	(11,001)	(1,210)	17,896
Fidelity VIP II Index 500 (AnnuiChoice ™)	5,766	(88,365)	176,787	94,188	—	(52,670)	(39,618)	(1,191)	(93,479)	709	491,971	492,680	—	(7,175)	(5,501)	(12,676)
Fidelity VIP II Index 500 (GrandmasterFlex3 ™)	3,828	(62,085)	167,867	109,610	175	(94,952)	32,865	(559)	(62,471)	47,139	521,822	568,961	33	(15,691)	5,096	(10,562)
Fidelity VIP II Index 500 (Grandmaster ™)	9,097	(452,244)	786,279	343,132	5,422	(133,305)	(258,193)	(980)	(387,056)	(43,924)	1,423,276	1,379,352	834	(21,951)	(30,685)	(51,802)
Fidelity VIP II Index 500 (IQ3 ™)	3,898	(35,570)	134,019	102,347	193	(25,395)	(16,121)	(461)	(41,784)	60,563	456,284	516,847	31	(3,632)	(2,390)	(5,991)
Fidelity VIP II Index 500 (Pinnacle Plus ™)	7,859	(102,787)	354,530	259,602	38,502	(91,464)	(41,835)	(679)	(95,476)	164,126	1,167,479	1,331,605	4,320	(9,687)	(5,284)	(10,651)
Fidelity VIP Investment Grade Bond (Advantedge ™)	2,072	2,125	829	5,026	78,521	(12,358)	(1,450)	(223)	64,490	69,516	14,344	83,860	7,459	(1,200)	(7)	6,252
Fidelity VIP Investment Grade Bond (AnnuiChoice II ™)	10,361	(167)	8,102	18,296	75,375	(1,942)	(24,207)	(178)	49,048	67,344	107,510	174,854	6,911	(200)	(2,129)	4,582
Fidelity VIP Investment Grade Bond (AnnuiChoice ™)	96,776	(48,144)	60,354	108,986	—	(82,027)	(448,536)	(1,853)	(532,416)	(423,430)	1,368,725	945,295	—	(6,480)	(37,703)	(44,183)
Fidelity VIP Investment Grade Bond (GrandMaster flex3 ™)	61,311	(12,918)	53,857	102,250	333	(430,431)	(173,386)	(497)	(603,981)	(501,731)	1,026,947	525,216	32	(39,702)	(15,016)	(54,686)
Fidelity VIP Investment Grade Bond (GrandMaster ™)	32,135	(2,922)	23,529	52,742	6,555	(44,942)	269,710	(154)	231,169	283,911	300,317	584,228	642	(4,353)	25,718	22,007
Fidelity VIP Investment Grade Bond (IQ3 ™)	48,103	(12,709)	46,767	82,161	47	(65,430)	705	(792)	(65,470)	16,691	625,575	642,266	4	(5,222)	147	(5,071)
Fidelity VIP Investment Grade Bond (Pinnacle Plus ™)	37,571	215	24,925	62,711	88,640	(24,326)	241,875	(444)	305,745	368,456	372,313	740,769	7,691	(2,285)	21,994	27,400
Fidelity VIP Mid Cap (AnnuiChoice II ™)	29	(28,204)	71,471	43,296	102,002	(41,864)	592	(78)	60,652	103,948	66,993	170,941	13,541	(5,749)	155	7,947
Fidelity VIP Mid Cap (AnnuiChoice ™)	(787)	(138,566)	279,627	140,274	—	(65,710)	(165,196)	(985)	(231,891)	(91,617)	489,007	397,390	—	(3,957)	(10,611)	(14,568)
Fidelity VIP Mid Cap (GrandMaster flex3 ™)	(4,551)	(107,028)	344,723	233,144	497	(109,563)	(42,515)	(580)	(152,161)	80,983	725,818	806,801	34	(7,576)	(3,240)	(10,782)
Fidelity VIP Mid Cap (Grandmaster ™)	(953)	(289,992)	378,679	87,734	11,071	(29,939)	(57,581)	(278)	(76,727)	11,007	692,322	703,329	910	(2,668)	(15,242)	(17,000)
Fidelity VIP Mid Cap (IQ Annuity ™)	(4,375)	(142,196)	422,776	276,205	6,407	(85,729)	(61,860)	(415)	(141,597)	134,608	882,412	1,017,020	384	(6,001)	(5,456)	(11,073)
Fidelity VIP Mid Cap (Pinnacle Plus ™)	(7,544)	(78,155)	508,018	422,319	88,871	(43,924)	277,258	(1,785)	320,420	742,739	1,079,091	1,821,830	5,240	(3,096)	16,955	19,099
Fidelity VIP Mid Cap (Advantedge ™) (March 18) *	581	1,433	7,636	9,650	51,964	(6,142)	86,496	(176)	132,142	141,792	—	141,792	6,769	(788)	10,126	16,107
Fidelity VIP Overseas (Advantedge ™)	1,079	(5,124)	20,449	16,404	56,701	—	1,290	(480)	57,511	73,915	39,449	113,364	8,365	(72)	278	8,571
Fidelity VIP Overseas (AnnuiChoice II ™)	1,658	(69,793)	97,536	29,401	69,522	(64,188)	16,674	(323)	21,685	51,086	106,933	158,019	10,704	(9,353)	1,467	2,818
Fidelity VIP Overseas (AnnuiChoice ™)	4,441	(109,604)	181,360	76,197	67	(49,372)	(35,894)	(590)	(85,789)	(9,592)	417,426	407,834	3	(4,924)	(3,725)	(8,646)
Fidelity VIP Overseas (GrandMaster flex3 ™)	1,394	(85,737)	150,091	65,748	14	(89,521)	(143)	(209)	(89,859)	(24,111)	326,982	302,871	2	(8,786)	46	(8,738)
Fidelity VIP Overseas (GrandMaster ™)	639	(363,992)	378,097	14,744	4,213	(44,200)	(295,779)	(278)	(336,044)	(321,300)	512,441	191,141	717	(7,155)	(54,972)	(61,410)
Fidelity VIP Overseas (IQ3 ™)	3,656	(123,799)	232,602	112,459	9,955	(67,339)	4,976	(288)	(52,696)	59,763	485,005	544,768	1,406	(8,309)	1,165	(5,738)
Fidelity VIP Overseas (Pinnacle Plus ™)	2,069	(362,441)	427,350	66,978	12,034	(62,325)	(221,328)	(542)	(272,161)	(205,183)	702,529	497,346	834	(5,383)	(21,178)	(25,727)
Fidelity VIP Value Stratagies (AnnuiChoice ™)	1	8	2,020	2,029	—	—	14,989	(6)	14,983	17,012	—	17,012	—	(1)	2,097	2,096
Fidelity VIP Value Strategies (GrandMaster ™) (July 14) *	(396)	3,863	24,517	27,984	—	(8,228)	88,293	(9)	80,056	108,040	—	108,040	—	(1,101)	14,489	13,388
Fidelity VIP Value Strategies (GrandMaster flex3 ™) (Dec 14) *	12	—	74	86	—	—	6,279	—	6,279	6,365	—	6,365	—	—	791	791
Fidelity VIP Value Strategies (AnnuiChoice II ™) (Aug 24) *	(4)	2	561	559	2,523	—	5,133	(6)	7,650	8,209	—	8,209	320	(1)	695	1,014
Fidelity VIP Value Strategies (Pinnacle Plus ™) (April 24) *	(496)	3,308	9,958	12,770	110,179	(1,127)	241,834	(8)	350,878	363,648	—	363,648	14,126	(146)	31,328	45,308

See accompanying notes.

* - 2009 inception date of division.

Separate Account I

of

National Integrity Life Insurance Company

Statements of Changes in Net Assets (continued)

For the Year Ended December 31, 2009

	Inccrease (deccrease) in net assets from operations:				Increase (decrease) in net assets from contract related transactions								Unit Transactions
Division	Net investment income (loss)	Realized gain (loss)	Change in net unrealized appreciation (depreciation) during the period	Net increase (decrease) in net assets resulting from operations	Contributions from contract holders	Contract terminations and benefits	Net transfers among investment options	Contract maintenance charges	Net increase (decrease) in net assets from contract related transactions	Increase (decrease) in net assets	Net assets, beginning of year	Net assets, end of year	Units purchased	Units redeemed	Units transferred	Increase (decrease) in units
Non-Affiliated Class 1:
JPMorgan IT Mid Cap (IQ3 ™) (April 24) *	$(345)	$57	$8,962	$8,674	$—	$(47)	$30,091	$(24)	$30,020	$38,694	$—	$38,694	—	(6)	2,953	2,947
JPMorgan IT Mid Cap (Grandmaster ™) (April 24) *	(524)	216	14,484	14,176	—	(1,194)	49,566	(9)	48,363	62,539	—	62,539	—	(104)	4,864	4,760
JPMorgan IT Mid Cap (GrandMaster flex3 ™) (April 24) *	(925)	2,023	20,793	21,891	—	(12,264)	80,219	(65)	67,890	89,781	—	89,781	—	(1,029)	7,872	6,843
JPMorgan IT Mid Cap (Pinnacle Plus ™) (April 24) *	(5,415)	2,149	120,491	117,225	—	(8,592)	412,083	(457)	403,034	520,259	—	520,259	—	(753)	40,440	39,687
JPMorgan IT Mid Cap (AnnuiChoice ™) (April 24) *	(1,067)	1,205	39,498	39,636	—	(5,042)	135,981	(28)	130,911	170,547	—	170,547	—	(395)	13,344	12,949
Van Kampen UIF Emerging Markets Debt (AnnuiChoice ™)	2,398	(575)	6,760	8,583	—	(7,005)	(1)	(31)	(7,037)	1,546	29,810	31,356	—	(360)	1	(359)
Van Kampen UIF Emerging Markets Debt (GrandMaster flex3 ™)	1,465	(6,968)	10,943	5,440	—	(9,804)	(22,327)	(6)	(32,137)	(26,697)	36,042	9,345	—	(530)	(1,352)	(1,882)
Van Kampen UIF Emerging Markets Debt (IQ3 ™)	728	(1,344)	3,444	2,828	—	—	(4,319)	(16)	(4,335)	(1,507)	14,051	12,544	—	(1)	(287)	(288)
Van Kampen UIF U.S. Real Estate (AnnuiChoice II ™)	116	(649)	2,034	1,501	—	(288)	—	(6)	(294)	1,207	5,634	6,841	—	(42)	—	(42)
Van Kampen UIF U.S. Real Estate (AnnuiChoice ™)	940	(4,293)	13,750	10,397	—	(10,228)	(1)	(85)	(10,314)	83	43,883	43,966	—	(691)	1	(690)
Van Kampen UIF U.S. Real Estate (GrandMaster flex3 ™)	2,023	(84,181)	109,818	27,660	—	(13,035)	(11,015)	(119)	(24,169)	3,491	137,855	141,346	—	(878)	(1,137)	(2,015)
Van Kampen UIF U.S. Real Estate (IQ3 ™)	1,072	(2,673)	17,817	16,216	—	—	—	(52)	(52)	16,164	61,288	77,452	—	(4)	(1)	(5)
Non-Affiliated Class 2:
Franklin Foreign Securities (IQ Annuity ™)	6,167	(102,574)	163,402	66,995	9,871	(32,639)	(37,357)	(233)	(60,358)	6,637	294,612	301,249	842	(2,641)	(3,766)	(5,565)
Franklin Growth and Income Securities (Advantedge ™)	792	(1,186)	6,227	5,833	15,600	—	(912)	(303)	14,385	20,218	22,633	42,851	1,875	(43)	(72)	1,760
Franklin Growth and Income Securities (AnnuiChoice II ™)	1,651	(1,661)	12,460	12,450	14,022	(422)	3,870	(91)	17,379	29,829	26,012	55,841	2,327	(75)	561	2,813
Franklin Growth and Income Securities (AnnuiChoice ™)	15,316	(91,931)	168,889	92,274	—	(31,709)	(39,941)	(789)	(72,439)	19,835	437,540	457,375	—	(3,343)	(4,317)	(7,660)
Franklin Growth and Income Securities (GrandMaster flex3 ™)	8,405	(42,904)	90,535	56,036	50	(18,075)	(16,786)	(271)	(35,082)	20,954	264,418	285,372	5	(1,983)	(1,887)	(3,865)
Franklin Growth and Income Securities (Grandmaster ™)	17,081	(440,905)	540,029	116,205	—	(83,810)	(76,288)	(168)	(160,266)	(44,061)	749,520	705,459	—	(9,477)	(10,434)	(19,911)
Franklin Growth and Income Securities (IQ Annuity ™)	25,838	(184,014)	326,444	168,268	2,500	(107,140)	(8,089)	(740)	(113,469)	54,799	814,225	869,024	256	(10,943)	(2,068)	(12,755)
Franklin Growth and Income Securities (Pinnacle Plus ™)	24,915	(147,894)	297,733	174,754	1,740	(55,232)	(58,731)	(656)	(112,879)	61,875	837,195	899,070	208	(6,109)	(7,270)	(13,171)
Franklin Income Securities (Advantedge ™)	2,722	(1,203)	14,985	16,504	26,939	—	31,828	(238)	58,529	75,033	27,082	102,115	3,431	(28)	3,457	6,860
Franklin Income Securities (AnnuiChoice II ™)	10,910	(18,410)	56,368	48,868	81,746	(9,297)	(33,229)	(151)	39,069	87,937	130,335	218,272	8,863	(1,058)	(3,521)	4,284
Franklin Income Securities (AnnuiChoice ™)	27,125	(16,788)	104,742	115,079	28	(32,921)	(4,809)	(655)	(38,357)	76,722	375,908	452,630	2	(2,617)	(607)	(3,222)
Franklin Income Securities (GrandMaster flex3 ™)	122,278	(205,116)	609,794	526,956	617	(85,653)	(277,571)	(1,734)	(364,341)	162,615	2,020,642	2,183,257	51	(6,748)	(26,425)	(33,122)
Franklin Income Securities (Grandmaster ™)	87,225	(676,295)	923,156	334,086	5,130	(94,983)	(416,826)	(542)	(507,221)	(173,135)	1,916,661	1,743,526	389	(7,252)	(45,235)	(52,098)
Franklin Income Securities (IQ
Annuity ™)	69,936	(181,510)	402,973	291,399	22,836	(138,569)	(40,753)	(1,088)	(157,574)	133,825	1,072,711	1,206,536	1,754	(11,682)	(4,587)	(14,515)
Franklin Income Securities (Pinnacle Plus ™)	93,310	(122,492)	444,075	414,893	1,775	(96,228)	(203,671)	(1,288)	(299,412)	115,481	1,554,936	1,670,417	168	(8,700)	(20,896)	(29,428)
Franklin Large Cap Growth Securities (Advantedge ™)	(265)	565	7,116	7,416	47,164	—	(1,876)	(261)	45,027	52,443	10,363	62,806	5,838	(31)	(214)	5,593
Franklin Large Cap Growth Securities (AnnuiChoice II ™)	149	(693)	20,064	19,520	—	(650)	3,399	(49)	2,700	22,220	68,202	90,422	—	(87)	401	314
Franklin Large Cap Growth Securities (AnnuiChoice ™)	67	(895)	11,895	11,067	—	(807)	41,705	(120)	40,778	51,845	34,803	86,648	—	(91)	3,492	3,401
Franklin Large Cap Growth Securities (GrandMaster flex3 ™)	(176)	(32,767)	50,099	17,156	—	(31,237)	(7,130)	(59)	(38,426)	(21,270)	88,051	66,781	—	(3,066)	(785)	(3,851)
Franklin Large Cap Growth Securities (Grandmaster ™)	4	(3,776)	16,998	13,226	30	(3,582)	(2,489)	(50)	(6,091)	7,135	51,705	58,840	3	(347)	(266)	(610)
Franklin Large Cap Growth Securities (IQ Annuity ™)	(225)	(16,030)	65,632	49,377	—	(27,111)	1,685	(131)	(25,557)	23,820	202,422	226,242	—	(2,957)	232	(2,725)
Franklin Large Cap Growth Securities (Pinnacle Plus ™)	(672)	(20,681)	72,269	50,916	3,707	(35,559)	31,353	(238)	(737)	50,179	177,926	228,105	406	(3,867)	3,567	106
Franklin Mutual Shares Securities (Advantedge ™)	1,509	(4,118)	55,481	52,872	144,970	(194)	167,559	(1,334)	311,001	363,873	110,668	474,541	19,398	(210)	21,763	40,951
Franklin Mutual Shares Securities (AnnuiChoice II ™)	793	(11,271)	31,030	20,552	27,733	(7,481)	(7,706)	(216)	12,330	32,882	86,565	119,447	3,489	(1,018)	(1,117)	1,354
Franklin Mutual Shares Securities (AnnuiChoice ™)	4,168	(121,467)	218,470	101,171	—	(37,821)	(107,078)	(668)	(145,567)	(44,396)	467,562	423,166	—	(3,486)	(8,056)	(11,542)
Franklin Mutual Shares Securities (GrandMaster flex3 ™)	3,372	(157,922)	371,267	216,717	360	(54,257)	(158,304)	(909)	(213,110)	3,607	1,212,392	1,215,999	32	(4,719)	(16,913)	(21,600)
Franklin Mutual Shares Securities (IQ Annuity ™)	1,560	(64,329)	118,068	55,299	3,732	(30,070)	41,117	(350)	14,429	69,728	266,118	335,846	356	(3,111)	3,146	391
Franklin Mutual Shares Securities (Pinnacle Plus ™)	2,425	(81,338)	296,202	217,289	7,868	(43,329)	(54,799)	(622)	(90,882)	126,407	1,018,727	1,145,134	680	(4,202)	(6,122)	(9,644)
Franklin Mutual Shares Securities Standard (IQ Advisor ™)	123	(24)	2,035	2,134	—	—	—	—	—	2,134	8,437	10,571	—	—	—	—
Franklin Mutual Shares Securities(Grandmaster ™)	7,493	(569,404)	836,006	274,095	3,616	(84,426)	(242,928)	(783)	(324,521)	(50,426)	1,648,504	1,598,078	299	(7,347)	(26,299)	(33,347)
Franklin Small Cap Value Securities (Advantedge ™) (May 26) *	(84)	1,459	4,088	5,463	37,747	(6,052)	51,505	(48)	83,152	88,615	—	88,615	4,918	(743)	5,954	10,129
Franklin Small Cap Value Securities (AnnuiChoice II ™) (June 24) *	(3)	—	110	107	398	—	—	—	398	505	—	505	67	—	—	67
Franklin Small Cap Value Securities (AnnuiChoice ™)	749	(18,958)	44,020	25,811	—	(33,407)	63,305	(286)	29,612	55,423	70,080	125,503	—	(5,950)	10,705	4,755
Franklin Small Cap Value Securities (GrandmasterFlex3 ™)	38	1,484	10,401	11,923	—	—	3,868	(32)	3,836	15,759	43,861	59,620	—	(5)	522	517
Franklin Small Cap Value Securities (Grandmaster ™)	1,836	(301,040)	491,798	192,594	3,371	(53,662)	(7,019)	(494)	(57,804)	134,790	747,437	882,227	517	(8,722)	(1,170)	(9,375)
Franklin Small Cap Value Securities (IQ3 ™)	36	529	6,061	6,626	4,426	(487)	24,208	(25)	28,122	34,748	6,943	41,691	881	(73)	3,597	4,405
Franklin Small Cap Value Securities (Pinnacle Plus ™)	(564)	(141,434)	152,748	10,750	11,963	(8,160)	(119,826)	(155)	(116,178)	(105,428)	365,090	259,662	1,832	(1,459)	(27,893)	(27,520)
Templeton Foreign Securities Fund (AnnuiChoice II ™)	422	445	9,447	10,314	13,369	(598)	34,407	(29)	47,149	57,463	22,351	79,814	1,367	(65)	3,657	4,959
Templeton Foreign Securities Fund (AnnuiChoice II ™)	3,002	(22,947)	67,850	47,905	15	(18,514)	(15,789)	(202)	(34,490)	13,415	131,948	145,363	1	(1,349)	(530)	(1,878)

See accompanying notes.

* - 2009 inception date of division.

Separate Account I

of

National Integrity Life Insurance Company

Statements of Changes in Net Assets (continued)

For the Year Ended December 31, 2009

	Inccrease (deccrease) in net assets from operations:				Increase (decrease) in net assets from contract related transactions								Unit Transactions
Division	Net investment income (loss)	Realized gain (loss)	Change in net unrealized appreciation (depreciation) during the period	Net increase (decrease) in net assets resulting from operations	Contributions from contract holders	Contract terminations and benefits	Net transfers among investment options	Contract maintenance charges	Net increase (decrease) in net assets from contract related transactions	Increase (decrease) in net assets	Net assets, beginning of year	Net assets, end of year	Units purchased	Units redeemed	Units transferred	Increase (decrease) in units
Non-Affiliated Class 2 (continued):
Templeton Foreign Securities Fund (Advantedge ™)	$483	$(697)	$13,081	$12,867	$33,088	$—	$(340)	$(320)	$32,428	$45,295	$32,620	$77,915	3,969	(43)	(51)	3,875
Templeton Foreign Securities Fund (GrandMaster flex3 ™)	7,531	(21,695)	132,909	118,745	—	(54,531)	(45,979)	(214)	(100,724)	18,021	388,437	406,458	—	(3,811)	(3,011)	(6,822)
Templeton Foreign Securities Fund (Grandmaster ™)	2,390	(37,549)	129,667	94,508	35	(13,793)	183,295	(58)	169,479	263,987	165,519	429,506	3	(903)	12,664	11,764
Templeton Foreign Securities Fund (Pinnacle Plus ™)	7,436	(30,182)	193,552	170,806	98,700	(16,146)	215,158	(498)	297,214	468,020	489,994	958,014	6,824	(1,211)	13,114	18,727
Templeton Growth Securities (Advantedge ™)	409	(2,356)	10,922	8,975	18,241	—	(2,401)	(336)	15,504	24,479	26,783	51,262	2,312	(49)	(212)	2,051
Templeton Growth Securities (AnnuiChoice II ™)	425	(10,119)	14,490	4,796	4,645	(914)	(6,340)	(26)	(2,635)	2,161	26,414	28,575	682	(121)	(1,248)	(687)
Templeton Growth Securities (AnnuiChoice ™)	1,025	(29,160)	39,993	11,858	—	(16,452)	(18,561)	(107)	(35,120)	(23,262)	54,716	31,454	—	(1,512)	(1,298)	(2,810)
Templeton Growth Securities (GrandMaster flex3 ™)	12,408	(112,593)	300,535	200,350	360	(33,111)	(70,792)	(667)	(104,210)	96,140	803,273	899,413	32	(2,962)	(7,216)	(10,146)
Templeton Growth Securities (Grandmaster ™)	4,050	(45,902)	95,146	53,294	1,927	(68,950)	89,630	(38)	22,569	75,863	246,168	322,031	210	(6,344)	6,399	265
Templeton Growth Securities (IQ Annuity ™)	11,531	(48,716)	218,719	181,534	400	(45,931)	(15,645)	(365)	(61,541)	119,993	665,284	785,277	43	(4,025)	(1,466)	(5,448)
Templeton Growth Securities (Pinnacle Plus ™)	4,802	(37,938)	149,563	116,427	83,968	(27,254)	222,798	(290)	279,222	395,649	412,830	808,479	7,006	(2,547)	17,784	22,243
Templeton Growth Securities Standard (IQ Advisor ™)	109	(15)	1,101	1,195	—	—	1	—	1	1,196	3,942	5,138	—	—	—	—
Van Kampen LIT Comstock (AnnuiChoice ™)	2,196	(16,424)	26,115	11,887	—	(18,376)	(56,979)	(59)	(75,414)	(63,527)	88,499	24,972	—	(1,618)	(4,945)	(6,563)
Van Kampen LIT Comstock (GrandMaster flex3 ™)	3,598	(50,784)	71,918	24,732	—	(23,289)	(35,276)	(61)	(58,626)	(33,894)	175,461	141,567	—	(2,260)	(3,995)	(6,255)
Van Kampen LIT Comstock (Grandmaster ™)	1,955	(5,712)	20,424	16,667	40	(9,452)	247	(53)	(9,218)	7,449	64,531	71,980	4	(837)	82	(751)
Van Kampen LIT Comstock (IQ Annuity ™)	672	(26,661)	29,806	3,817	—	(26,196)	(2,296)	(33)	(28,525)	(24,708)	46,873	22,165	—	(2,790)	(85)	(2,875)
Van Kampen LIT Comstock (Pinnacle Plus ™)	3,907	(24,240)	55,005	34,672	—	(9,547)	(29,236)	(159)	(38,942)	(4,270)	166,334	162,064	—	(948)	(3,168)	(4,116)
Van Kampen LIT Comstock (AnnuiChoice II ™) (June 30) *	78	157	1,617	1,852	8,055	(353)	(701)	(36)	6,965	8,817	—	8,817	1,187	(53)	(86)	1,048
Van Kampen LIT Capital Growth (AnnuiChoice ™)	(27)	3	1,179	1,155	—	—	3,743	(5)	3,738	4,893	—	4,893	—	—	373	373
Van Kampen LIT Capital Growth (GrandMaster flex3 ™)	(110)	(415)	3,983	3,458	—	—	(4,952)	(4)	(4,956)	(1,498)	5,651	4,153	—	(1)	(400)	(401)
Van Kampen LIT Capital Growth (Grandmaster ™)	(922)	4,142	28,960	32,180	—	(8,177)	144,776	(8)	136,591	168,771	212	168,983	—	(716)	13,891	13,175
Van Kampen LIT Capital Growth (Pinnacle Plus ™)	(3,911)	(7,136)	111,075	100,028	88,053	(3,772)	258,547	(97)	342,731	442,759	74,728	517,487	8,514	(377)	27,528	35,665
Van Kampen LIT Capital Growth (Advantedge ™) (Dec 22) *	(4)	—	111	107	9,600	—	—	(2)	9,598	9,705	—	9,705	1,065	—	—	1,065
Van Kampen LIT Capital Growth (AnnuiChoice II ™) (May 29) *	(28)	12	1,038	1,022	1,785	(39)	2,274	(2)	4,018	5,040	—	5,040	221	(4)	275	492
Van Kampen UIF Emerging Markets Debt (Advantedge ™)	1,567	(235)	6,399	7,731	27,943	—	2,476	(173)	30,246	37,977	23,939	61,916	2,684	(17)	242	2,909
Van Kampen UIF Emerging Markets Debt (AnnuiChoice II ™)	583	(32)	1,933	2,484	2,230	—	25,518	(5)	27,743	30,227	8,349	38,576	205	—	2,323	2,528
Van Kampen UIF Emerging Markets Debt (AnnuiChoice ™)	1,230	(325)	4,561	5,466	—	—	92,504	(87)	92,417	97,883	18,440	116,323	—	(8)	8,379	8,371
Van Kampen UIF Emerging Markets Debt (GrandmasterFlex3 ™)	5,596	(6,335)	23,132	22,393	—	(26,457)	8,066	(12)	(18,403)	3,990	95,439	99,429	—	(2,844)	749	(2,095)
Van Kampen UIF Emerging Markets Debt (Grandmaster ™)	1,328	(633)	4,469	5,164	—	(185)	2,841	(6)	2,650	7,814	17,916	25,730	—	(10)	158	148
Van Kampen UIF Emerging Markets Debt (IQ3 ™)	5,785	(30,592)	42,734	17,927	492	(858)	(39,274)	(118)	(39,758)	(21,831)	125,107	103,276	33	(68)	(3,086)	(3,121)
Van Kampen UIF Emerging Markets Debt (Pinnacle Plus ™)	17,286	(8,855)	54,373	62,804	—	(6,185)	2,939	(473)	(3,719)	59,085	218,114	277,199	—	(493)	376	(117)
Van Kampen UIF Emerging Markets Equity (Advantedge ™)	(1,652)	(17,634)	68,713	49,427	79,692	(45)	4,153	(636)	83,164	132,591	47,412	180,003	12,342	(106)	670	12,906
Van Kampen UIF Emerging Markets Equity (AnnuiChoice II ™)	(681)	(289)	31,108	30,138	16,868	(40)	7,556	(106)	24,278	54,416	35,767	90,183	1,668	(15)	857	2,510
Van Kampen UIF Emerging Markets Equity (AnnuiChoice ™)	(3,774)	(28,028)	221,930	190,128	—	(57,800)	254,821	(951)	196,070	386,198	181,281	567,479	—	(2,402)	10,670	8,268
Van Kampen UIF Emerging Markets Equity (GrandMaster flex3 ™)	(9,319)	(275,968)	579,897	294,610	300	(103,562)	88,961	(685)	(14,986)	279,624	502,203	781,827	13	(5,077)	3,120	(1,944)
Van Kampen UIF Emerging Markets Equity (Grandmaster ™)	(11,452)	(177,768)	628,824	439,604	3,645	(57,076)	219,996	(621)	165,944	605,548	570,185	1,175,733	143	(2,457)	9,387	7,073
Van Kampen UIF Emerging Markets Equity (IQ Annuity ™)	(3,950)	(208,230)	334,613	122,433	4,448	(16,767)	36,972	(272)	24,381	146,814	234,377	381,191	232	(643)	28	(383)
Van Kampen UIF Emerging Markets Equity (Pinnacle Plus ™)	(15,555)	(165,636)	648,587	467,396	128,299	(64,371)	444,282	(963)	507,247	974,643	485,100	1,459,743	5,393	(3,103)	22,116	24,406
Van Kampen UIF U.S. Mid Cap (IQ Annuity ™) (Oct 21) *	(3)	—	15	12	—	—	1,001	—	1,001	1,013	—	1,013	—	—	121	121
Van Kampen UIF U.S. Mid Cap (AnnuiChoice II ™) (Jan 5) *	(61)	111	2,382	2,432	13,670	—	755	(45)	14,380	16,812	—	16,812	1,863	(5)	143	2,001
Van Kampen UIF U.S. Mid Cap (AnnuiChoice ™) (Dec 4) *	(4)	—	122	118	—	—	5,000	—	5,000	5,118	—	5,118	—	—	608	608
Van Kampen UIF U.S. Mid Cap (Advantedge ™)	(706)	2,650	25,351	27,295	100,200	—	12,154	(528)	111,826	139,121	10,449	149,570	14,385	(67)	1,904	16,222
Van Kampen UIF U.S. Mid Cap (Grandmaster ™)	179	790	1,993	2,962	—	—	65,797	(1)	65,796	68,758	5,203	73,961	—	—	7,980	7,980
Van Kampen UIF U.S. Mid Cap (Pinnacle Plus ™)	(343)	(77,127)	56,982	(20,488)	3,833	(113)	(60,041)	(4)	(56,325)	(76,813)	97,168	20,355	678	(21)	(14,179)	(13,522)
Van Kampen UIF U.S. Real Estate (AnnuiChoice II ™)	548	(1,014)	9,667	9,201	239	(213)	3,441	(26)	3,441	12,642	30,844	43,486	57	(50)	711	718
Van Kampen UIF U.S. Real Estate (AnnuiChoice ™)	(180)	(20,295)	18,725	(1,750)	1,523	(6,917)	(100,250)	(105)	(105,749)	(107,499)	121,594	14,095	337	(1,742)	(21,939)	(23,344)
Van Kampen UIF U.S. Real Estate (Pinnacle Plus ™)	5,079	(602,069)	672,270	75,280	4,909	(21,234)	(112,367)	(762)	(129,454)	(54,174)	655,492	601,318	389	(1,943)	(13,584)	(15,138)
Van Kampen UIF U.S. Real Estate (Advantedge ™) (Feb 19) *	71	674	4,197	4,942	3,849	(48)	24,974	(15)	28,760	33,702	—	33,702	782	(11)	3,564	4,335
Van Kampen UIF U.S. Real Estate (GrandmasterFlex3 ™)	894	(35,088)	49,480	15,286	—	(3,205)	1,072	(42)	(2,175)	13,111	59,388	72,499	—	(769)	326	(443)
Van Kampen UIF U.S. Real Estate (Grandmaster ™)	1,610	(412,705)	435,802	24,707	—	(15,025)	(116,775)	(132)	(131,932)	(107,225)	343,935	236,710	—	(1,051)	(10,159)	(11,210)
Van Kampen UIF U.S. Real Estate (IQ3 ™)	892	(57,375)	66,715	10,232	3,306	(2,554)	11,638	(79)	12,311	22,543	98,778	121,321	329	(194)	(348)	(213)

See accompanying notes.

* - 2009 inception date of division.

Separate Account I

of

National Integrity Life Insurance Company

Statements of Changes in Net Assets (continued)

For the Year Ended December 31, 2009

	Inccrease (deccrease) in net assets from operations:				Increase (decrease) in net assets from contract related transactions								Unit Transactions
Division	Net investment income (loss)	Realized gain (loss)	Change in net unrealized appreciation (depreciation) during the period	Net increase (decrease) in net assets resulting from operations	Contributions from contract holders	Contract terminations and benefits	Net transfers among investment options	Contract maintenance charges	Net increase (decrease) in net assets from contract related transactions	Increase (decrease) in net assets	Net assets, beginning of year	Net assets, end of year	Units purchased	Units redeemed	Units transferred	Increase (decrease) in units
Non-Affiliated Class B:
Columbia VIT Mid Cap (Grandmaster ™) (Aug 26) *	$(169)	$115	$3,500	$3,446	$—	$—	$33,972	$—	$33,972	$37,418	$—	$37,418	—	—	2,888	2,888
Columbia VIT Mid Cap (Pinnacle Plus ™) (Nov 30) *	(2)	—	92	90	1,559	—	(1)	—	1,558	1,648	—	1,648	128	—	—	128
Columbia VIT Small Cap (Grandmaster ™) (Aug 26) *	(126)	71	1,611	1,556	—	—	26,802	—	26,802	28,358	—	28,358	—	—	2,265	2,265
Columbia VIT Small Cap (Advantedge ™) (Oct 20) *	(29)	(1)	172	142	13,169	—	(82)	—	13,087	13,229	—	13,229	1,065	—	(6)	1,059
Columbia VIT Small Cap (Pinnacle Plus ™) (Nov 30) *	(3)	—	131	128	1,782	—	—	—	1,782	1,910	—	1,910	153	—	—	153
DWS Small Cap Index VIP (AnnuiChoice II ™)	84	(1,042)	5,117	4,159	—	(421)	(314)	(57)	(792)	3,367	15,324	18,691	—	(69)	18	(51)
DWS Small Cap Index VIP (AnnuiChoice ™)	628	(6,745)	27,686	21,569	—	(9,109)	(7,976)	(435)	(17,520)	4,049	98,247	102,296	—	(909)	(777)	(1,686)
DWS Small Cap Index VIP (GrandMaster flex3 ™)	132	(32,156)	50,290	18,266	—	(25,056)	(15,128)	(78)	(40,262)	(21,996)	115,379	93,383	—	(2,318)	(1,662)	(3,980)
DWS Small Cap Index VIP (Grandmaster ™)	—	(2,610)	5,053	2,443	—	(3,612)	2,437	(18)	(1,193)	1,250	16,320	17,570	—	(476)	218	(258)
DWS Small Cap Index VIP (IQ3 ™)	60	798	14,441	15,299	—	(50)	(854)	(54)	(958)	14,341	62,294	76,635	—	(10)	(66)	(76)
DWS Small Cap Index VIP (Pinnacle Plus ™)	2	(13,991)	74,533	60,544	—	(20,309)	(26,385)	(254)	(46,948)	13,596	280,699	294,295	—	(2,036)	(2,433)	(4,469)
DWS Small Cap Index VIP (Advantedge ™) (Mar 18) *	(5)	277	835	1,107	1,780	—	3,001	—	4,781	5,888	—	5,888	288	—	375	663
Non-Affiliated Advisor Class:
Pimco VIT All Asset (IQ Annuity ™)	4,101	(1,524)	17,031	19,608	307	(932)	33,574	(80)	32,869	52,477	25,842	78,319	36	(123)	4,902	4,815
Pimco VIT All Asset (Pinnacle Plus ™)	3,078	(60,293)	43,646	(13,569)	34	(205)	(76,476)	(23)	(76,670)	(90,239)	174,140	83,901	4	(29)	(12,624)	(12,649)
Pimco VIT All Asset (Grandmaster ™)	104	—	(139)	(35)	—	—	2,613	—	2,613	2,578	—	2,578	—	—	262	262
Pimco VIT All Asset (GrandMaster flex3 ™) (Dec 14) *	199	—	(210)	(11)	—	—	4,898	—	4,898	4,887	—	4,887	—	—	497	497
Pimco VIT All Asset (Advantedge ™) (July 24) *	6,978	32	(4,425)	2,585	74,790	—	93,204	(215)	167,779	170,364	—	170,364	7,823	(22)	9,420	17,221
Pimco VIT All Asset (AnnuiChoice II ™)	8,821	(341)	20,008	28,488	5,429	—	1,115	(3)	6,541	35,029	135,821	170,850	648	—	136	784
Pimco VIT All Asset (AnnuiChoice ™)	3,424	(1,174)	8,489	10,739	—	(359)	1,366	—	1,007	11,746	53,156	64,902	—	(41)	142	101
Pimco VIT Commodity Real Return Strategy (Advantedge ™)	9,369	(419)	16,848	25,798	53,233	—	73	(514)	52,792	78,590	44,563	123,153	9,025	(88)	214	9,151
Pimco VIT Commodity Real Return Strategy (AnnuiChoice II ™)	5,918	(1,614)	9,052	13,356	13,710	(483)	26,841	(190)	39,878	53,234	22,180	75,414	2,414	(121)	4,300	6,593
Pimco VIT Commodity Real Return Strategy (AnnuiChoice ™)	2,361	(4,445)	10,228	8,144	—	(5,258)	15,320	(65)	9,997	18,141	9,920	28,061	—	(969)	3,083	2,114
Pimco VIT Commodity Real Return Strategy (Grandmaster ™)	26,523	(1,968)	61,194	85,749	1,779	(9,615)	206,442	(135)	198,471	284,220	42,199	326,419	310	(1,819)	41,706	40,197
Pimco VIT Commodity Real Return Strategy (IQ Annuity ™)	12,811	(4,464)	32,187	40,534	9,373	(5,267)	32,036	(95)	36,047	76,581	84,385	160,966	1,951	(987)	5,539	6,503
Pimco VIT Commodity Real Return Strategy (GrandMaster flex3 ™)	4,250	1,149	5,277	10,676	—	(57)	31,746	(52)	31,637	42,313	10,010	52,323	—	(18)	5,803	5,785
Pimco VIT Commodity Real Return Strategy (Pinnacle Plus ™)	8,893	(85,512)	114,805	38,186	41,381	(6,172)	(30,197)	(28)	4,984	43,170	81,861	125,031	7,001	(1,264)	(4,069)	1,668
Pimco VIT Low Duration (IQ Annuity ™)	1,455	844	(323)	1,976	—	(590)	26,021	(15)	25,416	27,392	14,945	42,337	—	(57)	2,430	2,373
Pimco VIT Low Duration (Grandmaster ™) (Feb 23) *	299	250	(75)	474	—	(429)	8,303	—	7,874	8,348	—	8,348	—	(40)	811	771
Pimco VIT Low Duration (GrandMaster flex3 ™) (Sept 1) *	2,715	1,856	(3,441)	1,130	—	—	99,977	(20)	99,957	101,087	—	101,087	—	(2)	9,366	9,364
Pimco VIT Low Duration (Advantedge ™) (Oct 6) *	462	322	(702)	82	24,446	(251)	56,144	—	80,339	80,421	—	80,421	2,288	(23)	5,219	7,484
Pimco VIT Low Duration (AnnuiChoice II ™) (Sept 1) *	149	94	(146)	97	—	(109)	4,981	(6)	4,866	4,963	—	4,963	—	(11)	469	458
Pimco VIT Low Duration (AnnuiChoice ™) (July 29) *	9,469	5,909	(8,647)	6,731	—	(1,341)	307,226	—	305,885	312,616	—	312,616	—	(123)	28,813	28,690
Pimco VIT Low Duration (Pinnacle Plus ™)	7,510	6,622	3,219	17,351	44,027	(3,262)	35,348	(226)	75,887	93,238	92,287	185,525	4,329	(341)	3,697	7,685
Pimco VIT Real Return (AnnuiChoice II ™) (Mar 11) *	443	1,139	103	1,685	20,750	(273)	475	(19)	20,933	22,618	—	22,618	2,016	(31)	182	2,167
Pimco VIT Real Return (Advantedge ™)	865	(38)	1,084	1,911	12,001	—	753	(90)	12,664	14,575	7,895	22,470	1,218	(9)	75	1,284
Pimco VIT Real Return (AnnuiChoice ™)	4,651	182	(3,282)	1,551	—	—	117,841	(50)	117,791	119,342	—	119,342	—	(5)	11,404	11,399
Pimco VIT Real Return (Grandmaster flex3 ™)	5,721	14,489	277	20,487	—	(13,511)	74,802	(74)	61,217	81,704	—	81,704	—	(1,294)	9,171	7,877
Pimco VIT Real Return (Grandmaster ™)	2,973	180	2,479	5,632	—	(833)	45,987	(1)	45,153	50,785	15,673	66,458	—	(83)	4,711	4,628
Pimco VIT Real Return (IQ Annuity ™)	8,789	185	3,691	12,665	5,307	—	148,694	(49)	153,952	166,617	47,424	214,041	544	(5)	14,742	15,281
Pimco VIT Real Return (Pinnacle Plus ™)	6,572	12,063	5,447	24,082	8,447	(9,570)	45,812	(17)	44,672	68,754	33,248	102,002	874	(992)	6,238	6,120
Pimco VIT Total Return (Advantedge ™)	57,493	40,585	(635)	97,443	1,051,213	—	271,275	(5,906)	1,316,582	1,414,025	355,654	1,769,679	97,113	(533)	24,139	120,719
Pimco VIT Total Return (AnnuiChoice II ™)	41,674	14,670	30,193	86,537	95,676	(2,292)	332,864	(1,165)	425,083	511,620	439,535	951,155	8,856	(313)	31,286	39,829
Pimco VIT Total Return (AnnuiChoice ™)	61,026	52,803	28,715	142,544	2	(21,381)	1,111,532	(1,886)	1,088,267	1,230,811	200,121	1,430,932	0	(2,154)	108,631	106,477
Pimco VIT Total Return (Grandmaster flex3 ™)	9,007	7,314	2,527	18,848	—	(35,555)	267,257	(127)	231,575	250,423	27,640	278,063	—	(3,165)	25,197	22,032
Pimco VIT Total Return (Grandmaster ™)	29,944	42,258	(1,130)	71,072	—	(49,949)	712,763	(158)	662,656	733,728	58,324	792,052	—	(4,718)	69,283	64,565
Pimco VIT Total Return (IQ Annuity ™)	27,232	14,726	8,454	50,412	28,647	(18,382)	400,538	(355)	410,448	460,860	309,036	769,896	2,804	(1,731)	36,577	37,650
Pimco VIT Total Return (Pinnacle Plus ™)	12,811	10,317	3,023	26,151	26,623	(7,374)	(56,648)	(177)	(37,576)	(11,425)	268,495	257,070	2,606	(724)	(5,788)	(3,906)
Non-Affiliated Investor Class:
Rydex VT All-Cap Opportunity Fund (Pinnacle Plus ™)	(98)	(1,012)	1,983	873	890	(1,333)	3,538	(1)	3,094	3,967	2,797	6,764	114	(190)	480	404
Rydex VT All-Cap Opportunity Fund (Advantedge ™)	(459)	(272)	7,935	7,204	—	—	11,260	(73)	11,187	18,391	27,532	45,923	—	(10)	1,386	1,376
Rydex VT All-Cap Opportunity Fund (AnnuiChoice II ™)	(230)	(403)	6,051	5,418	1,647	—	(38)	(101)	1,508	6,926	19,638	26,564	216	(14)	19	221

See accompanying notes.

* - 2009 inception date of division.

Separate Account I

of

National Integrity Life Insurance Company

Statements of Changes in Net Assets (continued)

For the Year Ended December 31, 2009

	Inccrease (deccrease) in net assets from operations:				Increase (decrease) in net assets from contract related transactions								Unit Transactions
Division	Net investment income (loss)	Realized gain (loss)	Change in net unrealized appreciation (depreciation) during the period	Net increase (decrease) in net assets resulting from operations	Contributions from contract holders	Contract terminations and benefits	Net transfers among investment options	Contract maintenance charges	Net increase (decrease) in net assets from contract related transactions	Increase (decrease) in net assets	Net assets, beginning of year	Net assets, end of year	Units purchased	Units redeemed	Units transferred	Increase (decrease) in units
Non-Affiliated Investor Class (continued):
Rydex VT All-Cap Opportunity Fund (AnnuiChoice ™)	$(39)	$(2,390)	$3,057	$628	$1	$(4,348)	$991	$(8)	$(3,364)	$(2,736)	$5,956	$3,220	0	(690)	165	(525)
Rydex VT All-Cap Opportunity Fund (Grandmaster ™)	(23)	(249)	668	396	—	(615)	1	(2)	(616)	(220)	2,042	1,822	—	(91)	(1)	(92)
Rydex VT All-Cap Opportunity Fund (IQ Annuity ™)	(5)	(266)	328	57	123	—	(439)	(3)	(319)	(262)	482	220	18	—	(66)	(48)
Rydex VT Alternative Strategies Allocation (Advantedge ™) (March 27) *	(165)	225	266	326	20,487	(6,087)	9,815	(59)	24,156	24,482	—	24,482	2,098	(625)	1,020	2,493
Rydex VT Alternative Strategies Allocation (Pinnacle Plus ™) (Nov 30) *	(1)	—	(4)	(5)	668	—	—	—	668	663	—	663	68	—	—	68
Rydex VT Alternative Strategies Allocation (Annuichoice ™) (May 4) *	(594)	22	3,745	3,173	—	—	95,389	(98)	95,291	98,464	—	98,464	—	(10)	9,941	9,931
Rydex VT Alternative Strategies Allocation (AnnuiChoice II ™) (April 6) *	(25)	53	112	140	3,000	(948)	—	—	2,052	2,192	—	2,192	317	(95)	—	222
Rydex VT Managed Futures Strategies (Advantedge ™)	(952)	3,228	(783)	1,493	144,057	(49)	(84,696)	(255)	59,057	60,550	9,924	70,474	16,107	(33)	(9,269)	6,805
Rydex VT Managed Futures Strategies (Annuichoice ™)	(2,878)	(879)	6,534	2,777	—	(12,643)	365,597	(247)	352,707	355,484	9,365	364,849	—	(1,382)	40,760	39,378
Rydex VT Managed Futures Strategies (Pinnacle Plus ™)	(3,412)	(498)	(1,605)	(5,515)	890	(3,716)	202,170	(142)	199,202	193,687	56,518	250,205	96	(417)	22,263	21,942
Rydex VT Managed Futures Strategies (Grandmaster ™) (April 17) *	(4,028)	433	5,205	1,610	2,099	(19,817)	423,106	(156)	405,232	406,842	—	406,842	229	(2,197)	47,153	45,185
Rydex VT Managed Futures Strategies (Grandmaster flex3 ™) (Feb 19) *	(255)	(831)	(28)	(1,114)	—	(343)	11,377	(5)	11,029	9,915	—	9,915	—	(38)	1,142	1,104
Rydex VT Managed Futures Strategies (AnnuiChoice II ™) (Mar 11) *	(2,699)	(4)	5,646	2,943	11,975	(435)	344,076	(60)	355,556	358,499	—	358,499	1,307	(54)	38,473	39,726
Rydex VT Multi-Hedge Strategies (Advantedge ™)	20	(269)	(55)	(304)	5,282	—	64,056	(346)	68,992	68,688	22,613	91,301	658	(44)	8,131	8,745
Rydex VT Multi-Hedge Strategies (AnnuiChoice II ™)	(1,497)	(118,342)	83,998	(35,841)	11,294	(25,282)	(342,877)	(88)	(356,953)	(392,794)	594,790	201,996	1,441	(3,160)	(43,842)	(45,561)
Rydex VT Multi-Hedge Strategies (AnnuiChoice ™)	(631)	(65,435)	41,991	(24,075)	—	(10,683)	(228,480)	(81)	(239,244)	(263,319)	419,571	156,252	—	(1,378)	(29,473)	(30,851)
Rydex VT Multi-Hedge Strategies (Grandmaster flex3 ™)	(14)	(55)	202	133	—	—	15,719	(25)	15,694	15,827	4,278	20,105	—	(3)	2,036	2,033
Rydex VT Multi-Hedge Strategies (Grandmaster ™)	136	(1,218)	1,656	574	1,500	(478)	42,952	(10)	43,964	44,538	7,306	51,844	195	(62)	5,540	5,673
Rydex VT Multi-Hedge Strategies (IQ Annuity ™)	30	(6,713)	6,541	(142)	225	(6,888)	122,104	(159)	115,282	115,140	41,230	156,370	28	(896)	15,693	14,825
Rydex VT Multi-Hedge Strategies (Pinnacle Plus ™)	(157)	(808)	1,053	88	1,145	(12,785)	20,749	(18)	9,091	9,179	19,953	29,132	144	(1,633)	2,780	1,291

See accompanying notes.

* - 2009 inception date of division.

Separate Account I

of

National Integrity Life Insurance Company

Statements of Changes in Net Assets

For the Year Ended December 31, 2008

	Inccrease (deccrease) in net assets from operations:				Increase (decrease) in net assets from contract related transactions								Unit Transactions
Division	Net investment income (loss)	Realized gain (loss)	Change in net unrealized appreciation (depreciation) during the period	Net increase (decrease) in net assets resulting from operations	Contributions from contract holders	Contract terminations and benefits	Net transfers among investment options	Contract maintenance charges	Net increase (decrease) in net assets from contract related transactions	Increase (decrease) in net assets	Net assets, beginning of year	Net assets, end of year	Units purchased	Units redeemed	Units transferred	Increase (decrease) in units
Affiliated:
Touchstone Aggressive ETF (AdvantEdge™) (February 25)*	$822	$4,113	$(21,092)	$(16,157)	$58,821	$—	$(229)	$(38)	$58,554	$42,397	$—	$42,397	5,751	(5)	(29)	5,717
Touchstone Aggressive ETF (AnnuiChoice™)	6,265	38,602	(203,849)	(158,982)	—	(45,439)	(1)	(1,194)	(46,634)	(205,616)	565,075	359,459	—	(4,239)	—	(4,239)
Touchstone Aggressive ETF (GrandMaster flex3™)	4,299	39,053	(244,122)	(200,770)	—	(37,894)	(802)	(263)	(38,959)	(239,729)	671,925	432,196	—	(4,176)	(115)	(4,291)
Touchstone Aggressive ETF (Grandmaster™)	260	1,221	(11,701)	(10,220)	324	(4,374)	277	(37)	(3,810)	(14,030)	36,003	21,973	31	(432)	30	(371)
Touchstone Aggressive ETF (IQ Annuity™)	9,297	40,999	(203,665)	(153,369)	49,686	(9,537)	185,007	(249)	224,907	71,538	460,549	532,087	5,543	(855)	19,861	24,549
Touchstone Aggressive ETF (Pinnacle Plus™)	(2,904)	(27,234)	(33,798)	(63,936)	—	(27,416)	(602,350)	(217)	(629,983)	(693,919)	727,962	34,043	—	(2,449)	(53,274)	(55,723)
Touchstone Baron Small Cap (AdvantEdge™) (February 25)*	(227)	5,097	(14,129)	(9,259)	30,397	—	3,103	(84)	33,416	24,157	—	24,157	2,996	(10)	471	3,457
Touchstone Baron Small Cap (AnnuiChoice™)	(2,338)	39,998	(122,500)	(84,840)	—	(23,953)	(53,557)	(816)	(78,326)	(163,166)	309,489	146,323	—	(1,531)	(3,174)	(4,705)
Touchstone Baron Small Cap (AnnuiChoice II™)	(390)	13,303	(31,085)	(18,172)	34,137	—	36,541	—	70,678	52,506	13,011	65,517	3,504	—	4,070	7,574
Touchstone Baron Small Cap (GrandMaster flex3™)	(11,683)	94,654	(386,704)	(303,733)	1,755	(28,856)	105,564	(361)	78,102	(225,631)	761,183	535,552	106	(2,039)	5,369	3,436
Touchstone Baron Small Cap (Grandmaster™)	(3,079)	(55,810)	(33,917)	(92,806)	—	(5,737)	(112,710)	(51)	(118,498)	(211,304)	337,594	126,290	—	(499)	(9,270)	(9,769)
Touchstone Baron Small Cap (IQ Annuity™)	(17,062)	204,856	(645,555)	(457,761)	33,545	(90,102)	77,303	(382)	20,364	(437,397)	1,311,888	874,491	2,802	(5,850)	4,500	1,452
Touchstone Baron Small Cap (Pinnacle Plus™)	(9,961)	95,442	(323,059)	(237,578)	4,668	(26,636)	(14,889)	(730)	(37,587)	(275,165)	706,246	431,081	366	(2,143)	(860)	(2,637)
Touchstone Conservative ETF (AdvantEdge™) (February 25)*	325	—	(193)	132	10,000	—	—	—	10,000	10,132	—	10,132	1,112	—	—	1,112
Touchstone Conservative ETF (AnnuiChoice™)	207	240	(1,548)	(1,101)	—	—	—	(15)	(15)	(1,116)	10,595	9,479	—	(1)	—	(1)
Touchstone Conservative ETF (GrandMaster flex3™)	13,309	30,890	(170,272)	(126,073)	—	(78,500)	(67,626)	(248)	(146,374)	(272,447)	1,200,631	928,184	—	(7,149)	(6,727)	(13,876)
Touchstone Conservative ETF (Grandmaster™)	17,600	9,052	(23,254)	3,398	—	(7,706)	467,772	(12)	460,054	463,452	165,652	629,104	—	(752)	47,509	46,757
Touchstone Conservative ETF (IQ Annuity™)	27,436	85,565	(339,218)	(226,217)	430,447	(143,131)	(426,438)	(955)	(140,077)	(366,294)	2,072,392	1,706,098	38,881	(12,988)	(39,782)	(13,889)
Touchstone Conservative ETF (Pinnacle Plus™)	8,546	16,475	(98,496)	(73,475)	—	(10,500)	(2,212)	(254)	(12,966)	(86,441)	676,004	589,563	—	(964)	(221)	(1,185)
Touchstone Core Bond (AnnuiChoice™)	10,376	(26,151)	(5,620)	(21,395)	—	(21,416)	73,963	(933)	51,614	30,219	241,519	271,738	—	(1,878)	5,329	3,451
Touchstone Core Bond (AnnuiChoice II™)	7,236	(596)	(14,118)	(7,478)	50,947	(19,137)	93,897	(30)	125,677	118,199	59,962	178,161	5,048	(1,855)	8,741	11,934
Touchstone Core Bond (GrandMaster flex3™)	15,162	(3,517)	(37,619)	(25,974)	10,666	(50,105)	(31,076)	(188)	(70,703)	(96,677)	559,825	463,148	939	(4,539)	(2,794)	(6,394)
Touchstone Core Bond (Grandmaster™)	188	(3,728)	1,069	(2,471)	120	(33,425)	6,385	(18)	(26,938)	(29,409)	52,229	22,820	11	(3,124)	541	(2,572)
Touchstone Core Bond (IQ Annuity™)	3,422	(5,931)	(8,990)	(11,499)	—	(117,793)	(66,755)	(283)	(184,831)	(196,330)	328,331	132,001	—	(10,124)	(5,851)	(15,975)
Touchstone Core Bond (Pinnacle Plus™)	16,588	(2,054)	(47,663)	(33,129)	11,627	(27,960)	327,874	(169)	311,372	278,243	229,725	507,968	1,105	(2,678)	29,884	28,311
Touchstone Enhanced ETF (AdvantEdge™) (February 25)*	4,465	13,950	(39,489)	(21,074)	75,505	—	3,011	(316)	78,200	57,126	—	57,126	7,386	(39)	415	7,762
Touchstone Enhanced ETF (AnnuiChoice™)	94,053	328,846	(1,034,878)	(611,979)	—	(18,169)	(84,773)	(3,232)	(106,174)	(718,153)	1,987,907	1,269,754	—	(1,785)	(7,323)	(9,108)
Touchstone Enhanced ETF (GrandMaster flex3™)	77,972	253,218	(984,555)	(653,365)	—	(145,704)	—	(465)	(146,169)	(799,534)	1,992,736	1,193,202	—	(17,716)	—	(17,716)
Touchstone Enhanced ETF (Grandmaster™)	59,617	218,390	(849,865)	(571,858)	5,708	(732,081)	(100,376)	(356)	(827,105)	(1,398,963)	2,309,357	910,394	492	(67,334)	(8,307)	(75,149)
Touchstone Enhanced ETF (IQ Annuity™)	47,328	166,308	(568,952)	(355,316)	100	(15,679)	(84,932)	(313)	(100,824)	(456,140)	1,155,969	699,829	9	(1,451)	(7,997)	(9,439)
Touchstone Enhanced ETF (Pinnacle Plus™)	15,068	37,694	(229,162)	(176,400)	—	(113,045)	(324,970)	(333)	(438,348)	(614,748)	866,675	251,927	—	(10,260)	(28,576)	(38,836)
Touchstone High Yield (AnnuiChoice™)	4,255	(75,807)	(5,822)	(77,374)	—	(5,074)	(231,842)	(699)	(237,615)	(314,989)	403,197	88,208	—	(425)	(18,830)	(19,255)
Touchstone High Yield (GrandMaster flex3™)	23,497	(21,538)	(136,141)	(134,182)	2,531	(56,877)	174,221	(166)	119,709	(14,473)	406,507	392,034	178	(4,297)	12,536	8,417
Touchstone High Yield (Grandmaster™)	11,633	(20,772)	(41,706)	(50,845)	—	(86,332)	179,768	(21)	93,415	42,570	139,020	181,590	—	(7,617)	16,549	8,932
Touchstone High Yield (IQ Annuity™)	10,548	(7,875)	(65,513)	(62,840)	—	(34,765)	(34,032)	(341)	(69,138)	(131,978)	306,598	174,620	—	(2,467)	(2,481)	(4,948)
Touchstone High Yield (Pinnacle Plus™)	34,347	(42,327)	(215,098)	(223,078)	1,934	(116,571)	48,242	(505)	(66,900)	(289,978)	863,218	573,240	176	(10,495)	2,632	(7,687)
Touchstone Large Cap Core Equity (AdvantEdge ™) (February 25)*	76	402	(3,740)	(3,262)	10,197	—	761	(38)	10,920	7,658	—	7,658	996	(5)	111	1,102
Touchstone Large Cap Core Equity (AnnuiChoice ™)	1,818	(4,846)	(79,695)	(82,723)	20	(5,533)	254,335	(619)	248,203	165,480	—	165,480	4	(607)	20,537	19,934
Touchstone Large Cap Core Equity (AnnuiChoice II™)	99	(19,954)	(5,787)	(25,642)	14,582	—	(290,787)	(4)	(276,209)	(301,851)	323,090	21,239	2,023	—	(27,419)	(25,396)
Touchstone Large Cap Core Equity (GrandMaster flex3™)	982	(6,898)	(89,844)	(95,760)	—	(5,095)	242,366	(99)	237,172	141,412	43,652	185,064	—	(539)	18,453	17,914
Touchstone Large Cap Core Equity (Grandmaster™)	78	(7,406)	(10,335)	(17,663)	—	(6,847)	49,914	(23)	43,044	25,381	7,097	32,478	—	(556)	3,883	3,327
Touchstone Large Cap Core Equity (IQ Annuity™)	2,378	9,493	(210,884)	(199,013)	27	(39,461)	516,823	(225)	477,164	278,151	110,104	388,255	26	(3,787)	42,031	38,270
Touchstone Large Cap Core Equity (Pinnacle Plus™)	2,039	1,307	(215,700)	(212,354)	2,387	(17,241)	529,121	(432)	513,835	301,481	119,915	421,396	248	(1,595)	39,605	38,258
Touchstone Mid Cap Growth (AnnuiChoice™)	7,265	13,350	(141,122)	(120,507)	—	(3,483)	(34,714)	(651)	(38,848)	(159,355)	327,528	168,173	—	(262)	(2,096)	(2,358)
Touchstone Mid Cap Growth (AnnuiChoice II™)	1,669	512	(24,762)	(22,581)	33,370	(61)	(21,603)	(138)	11,568	(11,013)	44,950	33,937	2,741	(24)	(1,737)	980
Touchstone Mid Cap Growth (GrandMaster flex3™)	6,857	8,913	(193,191)	(177,421)	200	(16,764)	(127,778)	(180)	(144,522)	(321,943)	536,597	214,654	14	(1,004)	(8,208)	(9,198)
Touchstone Mid Cap Growth (Grandmaster™)	5,776	24,559	(126,928)	(96,593)	7,520	(12,931)	8,097	(78)	2,608	(93,985)	239,735	145,750	604	(974)	705	335
Touchstone Mid Cap Growth (IQ Annuity™)	7,255	(28,251)	(159,748)	(180,744)	—	(99,978)	(103,480)	(245)	(203,703)	(384,447)	592,507	208,060	—	(5,645)	(6,339)	(11,984)
Touchstone Mid Cap Growth (Pinnacle Plus™)	17,367	66,630	(479,182)	(395,185)	9,331	(20,383)	(182,541)	(1,196)	(194,789)	(589,974)	1,118,600	528,626	600	(1,458)	(11,362)	(12,220)
Touchstone Moderate ETF (AdvantEdge™) (February 25)*	463	(1,290)	(4,088)	(4,915)	32,434	—	6,841	(108)	39,167	34,252	—	34,252	3,301	(12)	898	4,187
Touchstone Moderate ETF (AnnuiChoice™)	2,727	3,756	(81,824)	(75,341)	—	(9,954)	102,725	(443)	92,328	16,987	254,163	271,150	—	(1,112)	8,537	7,425
Touchstone Moderate ETF (GrandMaster flex3™)	1,509	12,849	(496,628)	(482,270)	—	(109,948)	114,877	(642)	4,287	(477,983)	1,958,584	1,480,601	—	(10,546)	4,611	(5,935)
Touchstone Moderate ETF (Grandmaster™)	213	18,209	(70,178)	(51,756)	—	(121,117)	(9,106)	(67)	(130,290)	(182,046)	342,344	160,298	—	(10,533)	(1,046)	(11,579)
Touchstone Moderate ETF (IQ Annuity™)	22,254	61,276	(857,078)	(773,548)	418,021	(173,824)	910,572	(2,380)	1,152,389	378,841	2,905,415	3,284,256	36,942	(16,795)	87,210	107,357

See accompanying notes.

* - 2008 inception date of division.

Separate Account I

of

National Integrity Life Insurance Company

Statements of Changes in Net Assets (continued)

For the Year Ended December 31, 2008

	Inccrease (deccrease) in net assets from operations:				Increase (decrease) in net assets from contract related transactions								Unit Transactions
Division	Net investment income (loss)	Realized gain (loss)	Change in net unrealized appreciation (depreciation) during the period	Net increase (decrease) in net assets resulting from operations	Contributions from contract holders	Contract terminations and benefits	Net transfers among investment options	Contract maintenance charges	Net increase (decrease) in net assets from contract related transactions	Increase (decrease) in net assets	Net assets, beginning of year	Net assets, end of year	Units purchased	Units redeemed	Units transferred	Increase (decrease) in units
Affiliated (continued):
Touchstone Moderate ETF (Pinnacle Plus™)	$2,514	$20,233	$(337,833)	$(315,086)	$—	$(39,423)	$392,842	$(893)	$352,526	$37,440	$1,040,063	$1,077,503	—	(3,786)	32,170	28,384
Touchstone Money Market (AnnuiChoice™)	2,977	—	—	2,977	—	(19,126)	(12,001)	(903)	(32,030)	(29,053)	181,514	152,461	—	(1,783)	(1,071)	(2,854)
Touchstone Money Market (Grandmaster™)	101,348	—	—	101,348	29,997	(2,283,224)	4,097,938	(1,762)	1,842,949	1,944,297	5,817,176	7,761,473	2,741	(207,881)	372,399	167,259
Touchstone Money Market (IQ Annuity™)	46	—	—	46	—	(69)	—	(15)	(84)	(38)	3,130	3,092	—	(8)	—	(8)
Touchstone Third Avenue Value (AdvantEdge™) (February 25)*	1,694	16,066	(65,104)	(47,344)	129,486	—	13,551	(390)	142,647	95,303	—	95,303	12,822	(49)	2,158	14,931
Touchstone Third Avenue Value (AnnuiChoice™)	14,686	52,598	(903,724)	(836,440)	2,892	(111,347)	(163,561)	(4,463)	(276,479)	(1,112,919)	2,339,547	1,226,628	263	(9,216)	(8,933)	(17,886)
Touchstone Third Avenue Value (GrandMaster flex3™)	3,632	95,009	(1,019,470)	(920,829)	6,062	(130,746)	(443,062)	(1,131)	(568,877)	(1,489,706)	2,761,639	1,271,933	347	(9,752)	(27,584)	(36,989)
Touchstone Third Avenue Value (Grandmaster™)	16,541	273,984	(1,887,219)	(1,596,694)	26,448	(344,438)	173,010	(1,027)	(146,007)	(1,742,701)	4,046,730	2,304,029	1,889	(25,282)	7,450	(15,943)
Touchstone Third Avenue Value (IQ Annuity™)	8,215	558,269	(1,840,059)	(1,273,575)	60,308	(307,311)	(389,076)	(1,544)	(637,623)	(1,911,198)	3,737,015	1,825,817	4,687	(19,488)	(26,569)	(41,370)
Touchstone Third Avenue Value (Pinnacle Plus™)	1,335	124,352	(1,376,879)	(1,251,192)	17,212	(166,461)	(242,867)	(2,205)	(394,321)	(1,645,513)	3,313,730	1,668,217	1,118	(10,927)	(19,657)	(29,466)
Touchstone Third Avenue Value (AnnuiChoice II™)	6,202	(20,271)	(250,997)	(265,066)	67,282	(10,672)	1,751	(205)	58,156	(206,910)	716,667	509,757	7,536	(1,154)	5,089	11,471
Non-Affiliated:
JP Morgan Mid Cap Value (AnnuiChoice™)	1,124	23,243	(126,110)	(101,743)	—	(22,592)	(13,247)	(587)	(36,426)	(138,169)	328,237	190,068	—	(1,457)	(811)	(2,268)
JP Morgan Mid Cap Value (GrandMaster flex3™)	(121)	(562)	(63,775)	(64,458)	—	(3,721)	(42,815)	(134)	(46,670)	(111,128)	194,021	82,893	—	(234)	(3,586)	(3,820)
JP Morgan Mid Cap Value (Grandmaster™)	54	2,443	(32,585)	(30,088)	—	(2,036)	(5,200)	(22)	(7,258)	(37,346)	88,974	51,628	—	(255)	(481)	(736)
JP Morgan Mid Cap Value (IQ3™)	22	(5,135)	(23,276)	(28,389)	—	(3,307)	(22,529)	(72)	(25,908)	(54,297)	85,376	31,079	—	(216)	(1,959)	(2,175)
JP Morgan Mid Cap Value (Pinnacle Plus™)	(1,809)	77,192	(349,267)	(273,884)	—	(23,476)	(269,064)	(670)	(293,210)	(567,094)	1,031,291	464,197	—	(1,850)	(17,764)	(19,614)
Non-Affiliated Initial Class:
Fidelity VIP Equity-Income (Grandmaster™)	128,498	(851,269)	(7,582,188)	(8,304,959)	22,842	(2,869,888)	(1,262,686)	(5,879)	(4,115,611)	(12,420,570)	21,673,367	9,252,797	432	(56,800)	(30,463)	(86,831)
Fidelity VIP Growth (Grandmaster™)	(50,684)	(18,805)	(4,677,149)	(4,746,638)	—	(1,234,135)	(495,216)	(3,901)	(1,733,252)	(6,479,890)	11,060,122	4,580,232	—	(20,724)	(9,761)	(30,485)
Fidelity VIP High Income (Grandmaster™)	222,796	(292,928)	(914,923)	(985,055)	4,262	(508,353)	(269,254)	(1,621)	(774,966)	(1,760,021)	4,352,060	2,592,039	247	(30,658)	(17,499)	(47,910)
Fidelity VIP II Asset Manager (Grandmaster™)	440,376	301,012	(2,715,159)	(1,973,771)	11,422	(759,013)	(265,415)	(2,756)	(1,015,762)	(2,989,533)	7,271,599	4,282,066	342	(22,417)	(8,706)	(30,781)
Fidelity VIP II Contrafund (Grandmaster™)	(64,425)	1,085,695	(10,552,134)	(9,530,864)	84,874	(2,887,375)	(726,323)	(6,444)	(3,535,268)	(13,066,132)	24,249,702	11,183,570	2,211	(75,452)	(24,059)	(97,300)
Fidelity VIP II Index 500 (Grandmaster™)	32,667	400,135	(2,890,409)	(2,457,607)	—	(1,028,779)	(273,154)	(2,781)	(1,304,714)	(3,762,321)	7,354,013	3,591,692	—	(35,457)	(9,994)	(45,451)
Fidelity VIP II Investment Grade Bond (AnnuiChoice™)	19,343	(31,393)	(21,013)	(33,063)	—	(9,796)	(407,298)	(1,742)	(418,836)	(451,899)	596,165	144,266	—	(1,147)	(42,589)	(43,736)
Fidelity VIP II Investment Grade Bond (Grandmaster™)	72,281	(36,838)	(144,649)	(109,206)	252	(461,626)	(93,107)	(922)	(555,403)	(664,609)	2,631,570	1,966,961	9	(17,489)	(3,570)	(21,050)
Fidelity VIP II Investment Grade Bond (GrandmasterFlex3™)	9,097	(3,186)	(19,210)	(13,299)	—	(25,820)	(75,188)	(147)	(101,155)	(114,454)	333,355	218,901	—	(2,564)	(7,637)	(10,201)
Fidelity VIP II Investment Grade Bond (IQ3™)	4,256	(85)	(10,932)	(6,761)	—	(20,462)	(2)	(310)	(20,774)	(27,535)	163,948	136,413	—	(2,056)	—	(2,056)
Fidelity VIP II Investment Grade Bond (Pinnacle Plus™)	9,616	(3,872)	(24,405)	(18,661)	—	(29,967)	(37,833)	(254)	(68,054)	(86,715)	383,348	296,633	—	(3,043)	(4,012)	(7,055)
Fidelity VIP III Balanced (Grandmaster™)	20,597	8,514	(629,563)	(600,452)	—	(416,823)	(268,752)	(758)	(686,333)	(1,286,785)	2,189,844	903,059	—	(29,086)	(18,841)	(47,927)
Fidelity VIP III Growth & Income (Grandmaster™)	44,266	207,948	(1,374,128)	(1,121,914)	1,020	(500,762)	(229,373)	(907)	(730,022)	(1,851,936)	3,206,034	1,354,098	65	(30,466)	(12,722)	(43,123)
Fidelity VIP III Growth Opportunities (Grandmaster™)	(7,769)	10,587	(594,312)	(591,494)	3,518	(137,201)	(1,799)	(401)	(135,883)	(727,377)	1,162,984	435,607	324	(12,656)	127	(12,205)
Fidelity VIP Overseas (AnnuiChoice™)	8,276	(60,479)	(86,737)	(138,940)	—	(29,647)	(87,508)	(1,089)	(118,244)	(257,184)	372,938	115,754	—	(3,464)	(12,063)	(15,527)
Fidelity VIP Overseas (AnnuiChoice II™)	351	(1,503)	(8,632)	(9,784)	—	—	(38,805)	(18)	(38,823)	(48,607)	55,223	6,616	—	(2)	(4,082)	(4,084)
Fidelity VIP Overseas (Grandmaster™)	123,056	432,665	(2,448,073)	(1,892,352)	—	(443,067)	(101,432)	(1,533)	(546,032)	(2,438,384)	4,597,513	2,159,129	—	(13,532)	(3,364)	(16,896)
Fidelity VIP Overseas (GrandmasterFlex3™)	6,364	(105,840)	(49,351)	(148,827)	—	(3,394)	(105,097)	(77)	(108,568)	(257,395)	351,449	94,054	—	(599)	(16,554)	(17,153)
Fidelity VIP Overseas (IQ3™)	3,655	(16,745)	(51,377)	(64,467)	—	(1,155)	(81,912)	(55)	(83,122)	(147,589)	196,148	48,559	—	(134)	(10,113)	(10,247)
Fidelity VIP Overseas (Pinnacle Plus™)	13,157	(65,717)	(162,411)	(214,971)	—	(28,690)	(390,872)	(380)	(419,942)	(634,913)	786,630	151,717	—	(3,747)	(44,704)	(48,451)
Affiliated Service Class:
Touchstone Aggressive ETF (AnnuiChoice™)	1,403	7,048	(36,606)	(28,155)	—	(279)	17,183	(173)	16,731	(11,424)	83,024	71,600	—	(48)	1,722	1,674
Touchstone Aggressive ETF (AnnuiChoice II™)	7,475	40,348	(248,571)	(200,748)	100,555	—	(81,139)	(528)	18,888	(181,860)	641,601	459,741	9,516	(58)	(8,177)	1,281
Touchstone Aggressive ETF (GrandmasterFlex3™)	384	(668)	(19,512)	(19,796)	3,083	—	(12,136)	(44)	(9,097)	(28,893)	69,337	40,444	337	(6)	(1,492)	(1,161)
Touchstone Aggressive ETF (Pinnacle Plus™)	113	(13,814)	(14,634)	(28,335)	4,334	(8,919)	(26,231)	(91)	(30,907)	(59,242)	100,691	41,449	584	(997)	(3,789)	(4,202)
Touchstone Conservative ETF (AnnuiChoice ™)	1,718	1,369	(5,837)	(2,750)	—	(493)	60,311	—	59,818	57,068	—	57,068	—	(51)	5,807	5,756
Touchstone Conservative ETF (AnnuiChoice II ™)	12,213	10,409	(28,973)	(6,351)	173,290	(2,239)	215,989	(139)	386,901	380,550	42,701	423,251	19,106	(236)	20,714	39,584
Touchstone Conservative ETF (GrandmasterFlex3™)	14,910	(4,791)	(114,014)	(103,895)	5,500	(11,146)	254,995	(36)	249,313	145,418	701,747	847,165	557	(1,181)	25,373	24,749
Touchstone Conservative ETF (Pinnacle Plus™)	8,821	(8,248)	(87,185)	(86,612)	11,107	(35,812)	527,145	(421)	502,019	415,407	251,488	666,895	1,148	(3,862)	52,196	49,482
Touchstone Enhanced ETF (AnnuiChoice™)	18,153	59,195	(184,822)	(107,474)	16,415	—	48,916	(1,023)	64,308	(43,166)	282,007	238,841	1,709	(109)	4,509	6,109
Touchstone Enhanced ETF (AnnuiChoice II™)	8,265	21,021	(79,361)	(50,075)	26,340	(137)	(55,022)	(93)	(28,912)	(78,987)	189,433	110,446	2,726	(29)	(5,099)	(2,402)
Touchstone Enhanced ETF (GrandmasterFlex3™)	11,952	32,377	(129,491)	(85,162)	6,763	(1,759)	(2,768)	(107)	2,129	(83,033)	261,454	178,421	772	(266)	(252)	254
Touchstone Enhanced ETF (Pinnacle Plus™)	14,257	11,756	(153,179)	(127,166)	2,711	(13,089)	(64,440)	(92)	(74,910)	(202,076)	423,407	221,331	302	(1,734)	(8,498)	(9,930)
Touchstone GMAB Aggressive ETF (AnnuiChoice II™)	1,883	20,956	(116,446)	(93,607)	—	—	(2)	(604)	(606)	(94,213)	309,051	214,838	—	(64)	—	(64)

See accompanying notes.

* - 2008 inception date of division.

Separate Account I

of

National Integrity Life Insurance Company

Statements of Changes in Net Assets (continued)

For the Year Ended December 31, 2008

	Inccrease (deccrease) in net assets from operations:				Increase (decrease) in net assets from contract related transactions								Unit Transactions
Division	Net investment income (loss)	Realized gain (loss)	Change in net unrealized appreciation (depreciation) during the period	Net increase (decrease) in net assets resulting from operations	Contributions from contract holders	Contract terminations and benefits	Net transfers among investment options	Contract maintenance charges	Net increase (decrease) in net assets from contract related transactions	Increase (decrease) in net assets	Net assets, beginning of year	Net assets, end of year	Units purchased	Units redeemed	Units transferred	Increase (decrease) in units
Affiliated Service Class (continued):
Touchstone Moderate ETF (AnnuiChoice™)	$2,195	$3,963	$(94,477)	$(88,319)	$—	$(37,880)	$(41,443)	$(617)	$(79,940)	$(168,259)	$462,694	$294,435	—	(3,633)	(4,365)	(7,998)
Touchstone Moderate ETF (AnnuiChoice II™)	2,734	(14,207)	(112,717)	(124,190)	132,582	(1,253)	(46,804)	(96)	84,429	(39,761)	468,526	428,765	12,515	(146)	(5,438)	6,931
Touchstone Moderate ETF (GrandmasterFlex3™)	1,247	(9,636)	(100,544)	(108,933)	93,110	(18,371)	(1,438)	(174)	73,127	(35,806)	421,972	386,166	10,163	(2,052)	(1,008)	7,103
Touchstone Moderate ETF (Pinnacle Plus™)	370	(41,484)	(380,871)	(421,985)	425,854	(798,303)	299,419	(2,239)	(75,269)	(497,254)	1,967,452	1,470,198	43,946	(84,277)	31,226	(9,105)
Touchstone Money Market (AnnuiChoice™)	30,583	—	—	30,583	—	(447,292)	1,682,495	(10,274)	1,224,929	1,255,512	1,260,868	2,516,380	12	(41,198)	151,584	110,398
Touchstone Money Market (AnnuiChoice II™)	4,202	—	—	4,202	137,531	(20,645)	115,146	(92)	231,940	236,142	23,867	260,009	12,971	(1,945)	11,038	22,064
Touchstone Money Market (GrandMaster flex3™)	44,002	—	—	44,002	55,159	(1,522,167)	1,409,554	(791)	(58,245)	(14,243)	3,176,995	3,162,752	5,152	(141,182)	130,808	(5,222)
Touchstone Money Market (IQ Annuity™)	97,012	—	—	97,012	1,316,208	(3,800,541)	(1,047,124)	(4,186)	(3,535,643)	(3,438,631)	8,166,338	4,727,707	122,023	(352,363)	(96,423)	(326,763)
Touchstone Money Market (Pinnacle Plus™)	58,477	—	—	58,477	3,129,200	(561,601)	(3,507,443)	(1,400)	(941,244)	(882,767)	2,988,532	2,105,765	293,152	(52,552)	(326,079)	(85,479)
Non-Affiliated Service Class:
Fidelity VIP III Mid Cap (Grandmaster™)	110,736	186,494	(1,769,801)	(1,472,571)	1,300	(396,645)	(219,222)	(632)	(615,199)	(2,087,770)	3,911,721	1,823,951	41	(15,154)	(8,744)	(23,857)
Non-Affiliated Service Class 2:
Fidelity VIP Asset Manager (AdvantEdge™) (February 25)*	394	(85)	(5,662)	(5,353)	31,706	—	188	(71)	31,823	26,470	—	26,470	3,637	(9)	24	3,652
Fidelity VIP Asset Manager (AnnuiChoice™)	14,473	4,972	(78,227)	(58,782)	—	(4,772)	(97,247)	(441)	(102,460)	(161,242)	270,451	109,209	—	(427)	(7,929)	(8,356)
Fidelity VIP Asset Manager (AnnuiChoice II™)	1,670	(2,811)	(19,941)	(21,082)	77,327	(9,907)	533	(165)	67,788	46,706	7,377	54,083	6,776	(993)	63	5,846
Fidelity VIP Asset Manager (GrandMaster flex3™)	6,013	(6,607)	(30,809)	(31,403)	—	(11,057)	(23,123)	(50)	(34,230)	(65,633)	111,587	45,954	—	(1,207)	(2,422)	(3,629)
Fidelity VIP Asset Manager (IQ3™)	28,574	(34,964)	(178,119)	(184,509)	14,123	(59,569)	(40,966)	(268)	(86,680)	(271,189)	534,884	263,695	1,063	(4,900)	(8,360)	(12,197)
Fidelity VIP Asset Manager (Pinnacle Plus™)	13,275	8,398	(89,388)	(67,715)	1,549	(12,851)	54,414	(102)	43,010	(24,705)	184,167	159,462	124	(1,103)	4,314	3,335
Fidelity VIP Balanced (AdvantEdge™) (February 25)*	93	(31)	(5,649)	(5,587)	16,638	—	1	—	16,639	11,052	—	11,052	1,614	—	—	1,614
Fidelity VIP Balanced (AnnuiChoice™)	3,745	(1,088)	(103,890)	(101,233)	435	(22,134)	(63,868)	(805)	(86,372)	(187,605)	335,217	147,612	41	(1,861)	(6,100)	(7,920)
Fidelity VIP Balanced (AnnuiChoice II™)	345	462	(8,329)	(7,522)	15,217	—	(1)	(21)	15,195	7,673	8,089	15,762	1,421	(2)	(1)	1,418
Fidelity VIP Balanced (GrandMaster ™)	4,620	(23,062)	(92,038)	(110,480)	8,200	(278,894)	11,884	(41)	(258,851)	(369,331)	536,658	167,327	728	(22,941)	573	(21,640)
Fidelity VIP Balanced (GrandMaster flex3™)	3,787	(7,859)	(165,851)	(169,923)	—	(27,262)	(128,165)	(202)	(155,629)	(325,552)	571,493	245,941	—	(2,492)	(11,125)	(13,617)
Fidelity VIP Balanced (IQ3™)	2,824	(12,039)	(115,709)	(124,924)	666	(70,286)	(119,087)	(239)	(188,946)	(313,870)	469,625	155,755	65	(5,959)	(12,407)	(18,301)
Fidelity VIP Balanced (Pinnacle Plus™)	4,388	(13,809)	(213,035)	(222,456)	15,893	(17,941)	9,603	(197)	7,358	(215,098)	567,549	352,451	1,263	(1,694)	(1,341)	(1,772)
Fidelity VIP Contrafund (AdvantEdge™) (February 25)*	357	(825)	(93,102)	(93,570)	258,033	—	26,277	(718)	283,592	190,022	—	190,022	26,544	(99)	3,936	30,381
Fidelity VIP Contrafund (AnnuiChoice™)	(5,023)	(243,893)	(938,717)	(1,187,633)	3,383	(140,878)	(332,933)	(5,441)	(475,869)	(1,663,502)	3,027,735	1,364,233	297	(9,588)	(23,330)	(32,621)
Fidelity VIP Contrafund (GrandMaster flex3™)	(15,426)	(161,690)	(936,576)	(1,113,692)	13,260	(219,649)	(79,423)	(1,041)	(286,853)	(1,400,545)	2,700,460	1,299,915	751	(15,274)	(6,928)	(21,451)
Fidelity VIP Contrafund (IQ3™)	(14,555)	(265,703)	(974,700)	(1,254,958)	80,226	(302,523)	43,827	(1,211)	(179,681)	(1,434,639)	2,961,306	1,526,667	7,386	(21,745)	(1,052)	(15,411)
Fidelity VIP Contrafund (Pinnacle Plus™)	(26,635)	(203,796)	(1,450,713)	(1,681,144)	47,371	(306,484)	(466,939)	(2,071)	(728,123)	(2,409,267)	4,319,299	1,910,032	3,104	(21,009)	(32,350)	(50,255)
Fidelity VIP Contrafund (AnnuiChoice II™)	(3,617)	(204,874)	(148,183)	(356,674)	177,719	(105,710)	(52,458)	(403)	19,148	(337,526)	864,593	527,067	19,683	(10,404)	(3,983)	5,296
Fidelity VIP Contrafund Standard (IQ Advisor™)	18	149	(3,208)	(3,041)	—	—	(2)	—	(2)	(3,043)	7,070	4,027	—	—	—	—
Fidelity VIP Disclipined Small Cap (AnnuiChoice™)	(377)	(6,389)	(13,240)	(20,006)	—	(2,288)	(14,059)	(146)	(16,493)	(36,499)	66,875	30,376	—	(286)	(1,974)	(2,260)
Fidelity VIP Disclipined Small Cap (IQ™)	(709)	(5,981)	(18,912)	(25,602)	—	—	(2,447)	(9)	(2,456)	(28,058)	69,340	41,282	—	(1)	(655)	(656)
Fidelity VIP Disclipined Small Cap (Grandmaster™)	(186)	(380)	(7,232)	(7,798)	—	(628)	377	(11)	(262)	(8,060)	22,436	14,376	—	(88)	47	(41)
Fidelity VIP Disclipined Small Cap (GrandmasterFlex3™)	(435)	(1,445)	(13,436)	(15,316)	—	(5,568)	—	(7)	(5,575)	(20,891)	48,137	27,246	—	(692)	—	(692)
Fidelity VIP Disclipined Small Cap (Pinnacle Plus™)	(584)	(2,776)	(15,865)	(19,225)	5,697	(492)	(2)	(24)	5,179	(14,046)	48,601	34,555	667	(69)	(84)	514
Fidelity VIP Dynamic Capital Appreciation (AnnuiChoice™)	(411)	(4,777)	(27,506)	(32,694)	—	(19,583)	(1)	(304)	(19,888)	(52,582)	93,740	41,158	—	(1,409)	—	(1,409)
Fidelity VIP Dynamic Capital Appreciation (GrandMaster flex3™)	(391)	(2,068)	(17,518)	(19,977)	—	(268)	2,580	(51)	2,261	(17,716)	43,648	25,932	—	(26)	111	85
Fidelity VIP Dynamic Capital Appreciation (IQ Annuity™)	(738)	(2,754)	(32,207)	(35,699)	—	(1,819)	(10,374)	(36)	(12,229)	(47,928)	92,131	44,203	—	(99)	(702)	(801)
Fidelity VIP Dynamic Capital Appreciation (Pinnacle Plus™)	(2,287)	(3,137)	(92,699)	(98,123)	393	(6,752)	(2,131)	(302)	(8,792)	(106,915)	237,749	130,834	50	(590)	(194)	(734)
Fidelity VIP Equity-Income (AdvantEdge™) (February 25)*	105	(20)	(3,434)	(3,349)	8,319	—	—	—	8,319	4,970	—	4,970	818	—	—	818
Fidelity VIP Equity-Income (AnnuiChoice™)	5,831	(87,163)	(301,215)	(382,547)	443	(26,070)	(162,446)	(2,545)	(190,618)	(573,165)	955,845	382,680	42	(2,461)	(17,108)	(19,527)
Fidelity VIP Equity-Income (AnnuiChoice II™)	2,809	(13,396)	(65,007)	(75,594)	106,673	(47,599)	(90)	(7)	58,977	(16,617)	143,124	126,507	12,255	(4,917)	(2)	7,336
Fidelity VIP Equity-Income (GrandMaster flex3™)	904	(40,854)	(123,457)	(163,407)	40	(78,839)	(35,308)	(141)	(114,248)	(277,655)	448,527	170,872	3	(6,523)	(3,297)	(9,817)
Fidelity VIP Equity-Income (IQ3™)	3,652	(212,984)	(175,929)	(385,261)	58,113	(150,589)	(89,499)	(861)	(182,836)	(568,097)	986,525	418,428	7,085	(13,030)	(12,560)	(18,505)
Fidelity VIP Equity-Income (Pinnacle Plus™)	2,942	(200,784)	(701,010)	(898,852)	16,787	(241,517)	(263,085)	(1,293)	(489,108)	(1,387,960)	2,289,242	901,282	1,392	(23,061)	(23,635)	(45,304)
Fidelity VIP Freedom 2010 (Grandmaster™)	2,080	1,036	(25,353)	(22,237)	—	(8,459)	18,705	(60)	10,186	(12,051)	87,361	75,310	—	(933)	2,365	1,432
Fidelity VIP Freedom 2010 (GrandmasterFlex3™)	1,594	429	(18,923)	(16,900)	—	—	37,515	—	37,515	20,615	35,876	56,491	—	—	3,993	3,993
Fidelity VIP Freedom 2010 (IQ3™)	10,964	(1,740)	(99,666)	(90,442)	35,821	(70,323)	462,880	(94)	428,284	337,842	25,896	363,738	3,645	(7,591)	49,643	45,697
Fidelity VIP Freedom 2015 (AnnuiChoiceII™)	279	325	(4,304)	(3,700)	—	(500)	849	—	349	(3,351)	12,867	9,516	—	(50)	87	37
Fidelity VIP Freedom 2015 (GrandmasterFlex3™)	118	(956)	(1,349)	(2,187)	—	—	5,253	—	5,253	3,066	1,549	4,615	—	—	479	479

See accompanying notes.

* - 2008 inception date of division.

Separate Account I

of

National Integrity Life Insurance Company

Statements of Changes in Net Assets (continued)

For the Year Ended December 31, 2008

	Inccrease (deccrease) in net assets from operations:				Increase (decrease) in net assets from contract related transactions								Unit Transactions
Division	Net investment income (loss)	Realized gain (loss)	Change in net unrealized appreciation (depreciation) during the period	Net increase (decrease) in net assets resulting from operations	Contributions from contract holders	Contract terminations and benefits	Net transfers among investment options	Contract maintenance charges	Net increase (decrease) in net assets from contract related transactions	Increase (decrease) in net assets	Net assets, beginning of year	Net assets, end of year	Units purchased	Units redeemed	Units transferred	Increase (decrease) in units
Non-Affiliated Service Class 2 (continued):
Fidelity VIP Freedom 2015 (IQ3™)	$19,315	$(20,766)	$(199,979)	$(201,430)	$26,425	$(44,451)	$510,170	$(153)	$491,991	$290,561	$326,040	$616,601	2,675	(5,205)	54,738	52,208
Fidelity VIP Freedom 2015 (Pinnacle Plus™)	4,527	7,566	(71,283)	(59,190)	10,067	(20,950)	259,204	(51)	248,270	189,080	—	189,080	1,094	(2,297)	27,074	25,871
Fidelity VIP Freedom 2020 (AnnuiChoiceII™)	636	1,197	(13,112)	(11,279)	—	—	1	(15)	(14)	(11,293)	33,589	22,296	—	(2)	—	(2)
Fidelity VIP Freedom 2020 (Pinnacle Plus™)	260	385	(7,290)	(6,645)	—	(601)	1	—	(600)	(7,245)	19,734	12,489	—	(81)	—	(81)
Fidelity VIP Freedom 2030 (Pinnacle Plus™)	47	114	(1,240)	(1,079)	—	—	889	(4)	885	(194)	2,014	1,820	—	(1)	96	95
Fidelity VIP Growth & Income (AnnuiChoice™)	3,393	13,963	(103,842)	(86,486)	—	(6,787)	(1,990)	(651)	(9,428)	(95,914)	209,442	113,528	—	(639)	(215)	(854)
Fidelity VIP Growth & Income (AnnuiChoice II™)	379	1,352	(18,310)	(16,579)	39,793	—	2	(7)	39,788	23,209	4,297	27,506	3,669	(1)	—	3,668
Fidelity VIP Growth & Income (GrandMaster flex3™)	2,340	3,611	(88,850)	(82,899)	—	(36,036)	(27,320)	(54)	(63,410)	(146,309)	228,655	82,346	—	(3,094)	(2,526)	(5,620)
Fidelity VIP Growth & Income (IQ3™)	1,483	7,694	(57,904)	(48,727)	—	(8,628)	(3,732)	(143)	(12,503)	(61,230)	121,998	60,768	—	(898)	(396)	(1,294)
Fidelity VIP Growth & Income (Pinnacle Plus™)	1,845	(7,524)	(94,355)	(100,034)	9,121	(32,517)	(144,210)	(144)	(167,750)	(267,784)	350,737	82,953	674	(3,988)	(11,215)	(14,529)
Fidelity VIP Growth (AdvantEdge™) (February 25)*	(84)	(60)	(12,678)	(12,822)	28,921	—	—	—	28,921	16,099	—	16,099	2,799	—	—	2,799
Fidelity VIP Growth (AnnuiChoice™)	(1,212)	2,955	(123,787)	(122,044)	222	(42,966)	(32,359)	(852)	(75,955)	(197,999)	309,588	111,589	24	(4,073)	(3,434)	(7,483)
Fidelity VIP Growth (AnnuiChoice II™)	(87)	(5,264)	(53,936)	(59,287)	108,692	(18,698)	6,501	(197)	96,298	37,011	64,086	101,097	10,758	(1,819)	909	9,848
Fidelity VIP Growth (GrandMaster™)	(3,463)	(58,781)	(229,551)	(291,795)	37,233	(29,071)	(170,069)	(87)	(161,994)	(453,789)	737,084	283,295	3,678	(3,223)	(16,855)	(16,400)
Fidelity VIP Growth (GrandMaster flex3™)	(2,208)	10	(123,229)	(125,427)	—	(8,935)	(35,812)	(61)	(44,808)	(170,235)	290,577	120,342	—	(832)	(3,099)	(3,931)
Fidelity VIP Growth (IQ3™)	(3,773)	2,120	(188,320)	(189,973)	14,069	(59,343)	(109,334)	(250)	(154,858)	(344,831)	500,924	156,093	1,600	(8,092)	(13,926)	(20,418)
Fidelity VIP Growth (Pinnacle Plus™)	(3,447)	7,673	(213,301)	(209,075)	9,996	(95,146)	(109,758)	(284)	(195,192)	(404,267)	591,527	187,260	708	(7,393)	(8,522)	(15,207)
Fidelity VIP Growth Opportunities (AdvantEdge™) (February 25)*	(47)	(57)	(6,044)	(6,148)	14,206	—	2,213	(42)	16,377	10,229	—	10,229	1,592	(7)	416	2,001
Fidelity VIP Growth Opportunities (AnnuiChoice™)	(260)	243	(21,531)	(21,548)	—	(3,417)	1	(136)	(3,552)	(25,100)	41,295	16,195	—	(337)	—	(337)
Fidelity VIP Growth Opportunities (AnnuiChoice II™)	(6)	(4)	(961)	(971)	1,838	—	1	—	1,839	868	—	868	143	—	—	143
Fidelity VIP Growth Opportunities (GrandMaster flex3™)	(1,332)	(14,040)	(52,801)	(68,173)	—	(6,274)	(15,488)	(81)	(21,843)	(90,016)	128,788	38,772	—	(524)	(2,105)	(2,629)
Fidelity VIP Growth Opportunities (IQ3™)	(1,563)	(23,875)	(61,423)	(86,861)	1,725	(12,935)	(22,842)	(61)	(34,113)	(120,974)	165,573	44,599	178	(1,287)	(3,942)	(5,051)
Fidelity VIP Growth Opportunities (Pinnacle Plus™)	(1,347)	(22,878)	(60,651)	(84,876)	4,204	(1,139)	(138,989)	(112)	(136,036)	(220,912)	266,506	45,594	288	(121)	(10,736)	(10,569)
Fidelity VIP High Income (AnnuiChoice™)	37,240	(20,492)	(93,409)	(76,661)	—	(35,670)	140,930	(851)	104,409	27,748	333,290	361,038	—	(2,704)	12,917	10,213
Fidelity VIP High Income (AnnuiChoice II™)	3,429	(90)	(14,608)	(11,269)	33,702	—	—	(15)	33,687	22,418	12,238	34,656	3,253	(1)	(1)	3,251
Fidelity VIP High Income (GrandMaster flex3™)	12,841	(31,561)	(18,178)	(36,898)	—	(47,218)	672,640	(16)	625,406	588,508	541,186	1,129,694	—	(3,495)	75,684	72,189
Fidelity VIP High Income (IQ3™)	53,515	(43,748)	(146,936)	(137,169)	12,400	(90,084)	2,048,068	(410)	1,969,974	1,832,805	1,014,689	2,847,494	1,028	(7,648)	238,413	231,793
Fidelity VIP High Income (Pinnacle Plus™)	14,525	(47,713)	(54,875)	(88,063)	8,650	(116,757)	77,465	(139)	(30,781)	(118,844)	285,298	166,454	686	(11,207)	5,872	(4,649)
Fidelity VIP II Index 500 (AdvantEdge™)	460	(102)	(15,122)	(14,764)	42,753	—	1,827	(66)	44,514	29,750	—	29,750	4,186	(8)	257	4,435
Fidelity VIP II Index 500
(AnnuiChoice™)	2,231	(109,893)	(368,738)	(476,400)	187	(75,283)	(521,221)	(4,804)	(601,121)	(1,077,521)	1,569,492	491,971	47	(8,059)	(54,682)	(62,694)
Fidelity VIP II Index 500 (AnnuiChoice II™)	1,433	(5,303)	(33,095)	(36,965)	60,023	(26,404)	—	(119)	33,500	(3,465)	92,528	89,063	8,354	(3,197)	—	5,157
Fidelity VIP II Index 500 (Grandmaster™)	8,681	(144,698)	(837,941)	(973,958)	34,751	(379,937)	(45,001)	(1,013)	(391,200)	(1,365,158)	2,788,434	1,423,276	4,046	(44,433)	(9,621)	(50,008)
Fidelity VIP II Index 500 (GrandmasterFlex3™)	1,825	(35,280)	(324,442)	(357,897)	—	(62,863)	(37,170)	(706)	(100,739)	(458,636)	980,458	521,822	—	(8,179)	(5,747)	(13,926)
Fidelity VIP II Index 500 (IQ3™)	2,366	(18,472)	(299,315)	(315,421)	402	(58,760)	(57,193)	(632)	(116,183)	(431,604)	887,888	456,284	69	(6,056)	(7,669)	(13,656)
Fidelity VIP II Index 500 (Pinnacle Plus™)	2,829	(80,525)	(713,644)	(791,340)	30,892	(121,430)	(250,341)	(722)	(341,601)	(1,132,941)	2,300,420	1,167,479	2,442	(9,747)	(21,079)	(28,384)
Fidelity VIP Investment Grade Bond (AdvantEdge™) (February 25)*	(221)	(128)	(691)	(1,040)	18,135	—	(2,573)	(178)	15,384	14,344	—	14,344	1,793	(18)	(267)	1,508
Fidelity VIP Investment Grade Bond (AnnuiChoice™)	26,128	(19,726)	(46,254)	(39,852)	130	(24,423)	554,847	(3,461)	527,093	487,241	881,484	1,368,725	13	(2,239)	45,142	42,916
Fidelity VIP Investment Grade Bond (GrandMaster ™)	27,478	(36,347)	(15,677)	(24,546)	9,350	(11,113)	(21,101)	(167)	(23,031)	(47,577)	347,894	300,317	936	(1,140)	(3,004)	(3,208)
Fidelity VIP Investment Grade Bond (GrandMaster flex3™)	4,675	(16,476)	(42,004)	(53,805)	14,978	(50,612)	697,768	(405)	661,729	607,924	419,023	1,026,947	1,391	(4,890)	64,358	60,859
Fidelity VIP Investment Grade Bond (IQ3™)	25,756	(8,038)	(52,251)	(34,533)	47,197	(205,509)	(251,374)	(1,025)	(410,711)	(445,244)	1,070,819	625,575	3,767	(16,354)	(20,003)	(32,590)
Fidelity VIP Investment Grade Bond (Pinnacle Plus™)	9,701	(6,812)	(25,565)	(22,676)	1,125	(32,370)	(26,201)	(453)	(57,899)	(80,575)	452,888	372,313	103	(3,117)	(2,619)	(5,633)
Fidelity VIP Investment Grade Bond (AnnuiChoice II™)	8,911	(8,185)	(5,813)	(5,087)	50,304	(213,326)	(2,230)	(46)	(165,298)	(170,385)	277,895	107,510	5,024	(20,606)	(232)	(15,814)
Fidelity VIP Mid Cap (AnnuiChoice™)	32,191	64,483	(463,303)	(366,629)	657	(40,846)	(149,486)	(2,452)	(192,127)	(558,756)	1,047,763	489,007	33	(2,499)	(7,456)	(9,922)
Fidelity VIP Mid Cap (GrandMaster flex3™)	49,887	(129,573)	(622,170)	(701,856)	5,420	(198,182)	(303,128)	(576)	(496,466)	(1,198,322)	1,924,140	725,818	269	(10,482)	(22,121)	(32,334)
Fidelity VIP Mid Cap (IQ Annuity™)	50,841	152,254	(860,921)	(657,826)	1,070	(212,370)	(81,816)	(634)	(293,750)	(951,576)	1,833,988	882,412	76	(11,135)	(5,021)	(16,080)
Fidelity VIP Mid Cap (Pinnacle Plus™)	63,133	15,151	(982,475)	(904,191)	26,814	(88,657)	(452,631)	(2,002)	(516,476)	(1,420,667)	2,499,758	1,079,091	1,425	(5,524)	(27,284)	(31,383)
Fidelity VIP Mid Cap (AnnuiChoice II™)	1,201	3,434	(42,483)	(37,848)	57,178	(9,247)	(8,178)	(24)	39,729	1,881	65,112	66,993	5,517	(857)	(721)	3,939
Fidelity VIP Mid Cap (Grandmaster™)	32,350	(164,597)	(264,652)	(396,899)	11,715	(241,266)	37,082	(361)	(192,830)	(589,729)	1,282,051	692,322	819	(16,039)	8,552	(6,668)
Fidelity VIP Overseas (AdvantEdge™) (February 25)*	1,062	(2,414)	(19,197)	(20,549)	56,226	—	3,885	(113)	59,998	39,449	—	39,449	5,862	(17)	680	6,525
Fidelity VIP Overseas (AnnuiChoice™)	25,506	(12,824)	(361,441)	(348,759)	1,057	(26,094)	(69,287)	(1,974)	(96,298)	(445,057)	862,483	417,426	67	(1,713)	(4,151)	(5,797)
Fidelity VIP Overseas (GrandMaster™)	51,352	(185,193)	(437,438)	(571,279)	18,645	(313,486)	(1,228,275)	(568)	(1,523,684)	(2,094,963)	2,607,404	512,441	2,284	(33,797)	(127,420)	(158,933)
Fidelity VIP Overseas (GrandMaster flex3™)	18,229	(82,955)	(266,597)	(331,323)	—	(34,991)	(120,572)	(240)	(155,803)	(487,126)	814,108	326,982	—	(2,609)	(10,210)	(12,819)

See accompanying notes.

* - 2008 inception date of division.

Separate Account I

of

National Integrity Life Insurance Company

Statements of Changes in Net Assets (continued)

For the Year Ended December 31, 2008

	Inccrease (deccrease) in net assets from operations:				Increase (decrease) in net assets from contract related transactions								Unit Transactions
Division	Net investment income (loss)	Realized gain (loss)	Change in net unrealized appreciation (depreciation) during the period	Net increase (decrease) in net assets resulting from operations	Contributions from contract holders	Contract terminations and benefits	Net transfers among investment options	Contract maintenance charges	Net increase (decrease) in net assets from contract related transactions	Increase (decrease) in net assets	Net assets, beginning of year	Net assets, end of year	Units purchased	Units redeemed	Units transferred	Increase (decrease) in units
Non-Affiliated Service Class 2 (continued):
Fidelity VIP Overseas (IQ3™)	$24,660	$(41,965)	$(393,279)	$(410,584)	$65,289	$(71,983)	$(7,568)	$(342)	$(14,604)	$(425,188)	$910,193	$485,005	7,155	(5,966)	(3,341)	(2,152)
Fidelity VIP Overseas (Pinnacle Plus™)	27,699	(110,367)	(538,974)	(621,642)	22,948	(158,437)	273,763	(921)	137,353	(484,289)	1,186,818	702,529	1,396	(9,469)	12,215	4,142
Fidelity VIP Overseas (AnnuiChoice II™)	4,827	6,924	(74,559)	(62,808)	68,046	(2,296)	27,931	(138)	93,543	30,735	76,198	106,933	6,927	(365)	2,687	9,249
Non-Affiliated Class 1:
Van Kampen UIF Emerging Markets Debt (AnnuiChoice™)	19,009	(38,717)	(574)	(20,282)	—	—	(190,955)	(329)	(191,284)	(211,566)	241,376	29,810	—	(18)	(11,349)	(11,367)
Van Kampen UIF Emerging Markets Debt (GrandMaster flex3™)	3,433	(43)	(11,257)	(7,867)	—	(10,301)	(3,646)	(25)	(13,972)	(21,839)	57,881	36,042	—	(574)	(238)	(812)
Van Kampen UIF Emerging Markets Debt (IQ3™)	3,101	(4,996)	(2,692)	(4,587)	—	(803)	(22,783)	(34)	(23,620)	(28,207)	42,258	14,051	—	(49)	(1,390)	(1,439)
Van Kampen UIF U.S. Real Estate (AnnuiChoice™)	16,066	(123,639)	34,505	(73,068)	—	(7,580)	(110,536)	(453)	(118,569)	(191,637)	235,520	43,883	—	(387)	(7,123)	(7,510)
Van Kampen UIF U.S. Real Estate (GrandMaster flex3™)	19,955	(12,467)	(99,804)	(92,316)	—	(108,846)	(64,289)	(120)	(173,255)	(265,571)	403,426	137,855	—	(4,815)	(3,618)	(8,433)
Van Kampen UIF U.S. Real Estate (IQ3™)	10,101	(9,443)	(40,159)	(39,501)	—	(49,798)	(14,644)	(135)	(64,577)	(104,078)	165,366	61,288	—	(2,388)	(688)	(3,076)
Van Kampen UIF U.S. Real Estate (AnnuiChoice II™)	690	(17,336)	7,495	(9,151)	—	—	(50,118)	(17)	(50,135)	(59,286)	64,920	5,634	—	(2)	(5,990)	(5,992)
Non-Affiliated Class 2:
Franklin Foreign Securities (IQ Annuity™)	8,184	(11,697)	(193,743)	(197,256)	68,342	(57,530)	(47,875)	(299)	(37,362)	(234,618)	529,230	294,612	4,880	(2,955)	(3,196)	(1,271)
Franklin Growth and Income Securities (AdvantEdge™) (February 25)*	551	1,748	(10,593)	(8,294)	29,182	—	2,001	(256)	30,927	22,633	—	22,633	3,144	(31)	271	3,384
Franklin Growth and Income Securities (AnnuiChoice™)	18,833	(38,862)	(253,010)	(273,039)	182	(45,272)	(69,764)	(2,115)	(116,969)	(390,008)	827,548	437,540	15	(3,863)	(6,063)	(9,911)
Franklin Growth and Income Securities (AnnuiChoice II™)	753	(3,468)	(11,273)	(13,988)	17,105	(5,344)	(9,575)	(19)	2,167	(11,821)	37,833	26,012	1,916	(641)	(1,010)	265
Franklin Growth and Income Securities (GrandMaster flex3™)	10,588	(39,896)	(143,316)	(172,624)	5,470	(83,911)	(22,706)	(255)	(101,402)	(274,026)	538,444	264,418	395	(6,689)	(2,377)	(8,671)
Franklin Growth and Income Securities (Grandmaster™)	30,141	(341,471)	(204,750)	(516,080)	—	(238,120)	(140,731)	(211)	(379,062)	(895,142)	1,644,662	749,520	—	(18,134)	(14,538)	(32,672)
Franklin Growth and Income Securities (IQ Annuity™)	28,504	(65,498)	(476,388)	(513,382)	3,612	(151,267)	(145,592)	(1,087)	(294,334)	(807,716)	1,621,941	814,225	351	(11,366)	(13,136)	(24,151)
Franklin Growth and Income Securities (Pinnacle Plus™)	30,430	(198,750)	(442,624)	(610,944)	7,969	(149,081)	(412,382)	(861)	(554,355)	(1,165,299)	2,002,494	837,195	749	(14,422)	(36,817)	(50,490)
Franklin Income Securities (AdvantEdge™) (February 25)*	1,051	190	(9,554)	(8,313)	31,963	—	3,537	(105)	35,395	27,082	—	27,082	3,239	(13)	531	3,757
Franklin Income Securities (AnnuiChoice™)	28,092	947	(205,327)	(176,288)	—	(20,650)	(21,300)	(1,204)	(43,154)	(219,442)	595,350	375,908	—	(1,387)	(1,830)	(3,217)
Franklin Income Securities (AnnuiChoice II™)	10,546	(23,662)	(49,999)	(63,115)	98,821	(46,818)	8,943	(81)	60,865	(2,250)	132,585	130,335	9,794	(5,019)	251	5,026
Franklin Income Securities (GrandMaster flex3™)	127,598	(40,465)	(1,064,287)	(977,154)	13,707	(353,642)	18,748	(1,934)	(323,121)	(1,300,275)	3,320,917	2,020,642	842	(25,381)	539	(24,000)
Franklin Income Securities (Grandmaster™)	137,070	(160,340)	(910,113)	(933,383)	1,363	(511,130)	(94,851)	(691)	(605,309)	(1,538,692)	3,455,353	1,916,661	86	(35,653)	(5,299)	(40,866)
Franklin Income Securities (IQ Annuity™)	89,851	(69,394)	(629,872)	(609,415)	43,364	(292,797)	(260,953)	(1,407)	(511,793)	(1,121,208)	2,193,919	1,072,711	2,665	(19,088)	(21,879)	(38,302)
Franklin Income Securities (Pinnacle Plus™)	111,300	(51,625)	(897,259)	(837,584)	19,626	(260,783)	(107,441)	(1,544)	(350,142)	(1,187,726)	2,742,662	1,554,936	1,530	(21,547)	(13,298)	(33,315)
Franklin Large Cap Growth
Securities (AdvantEdge™)
(February 25)*	(2)	—	365	363	10,000	—	—	—	10,000	10,363	—	10,363	1,492	—	—	1,492
Franklin Large Cap Growth Securities (AnnuiChoice™)	1,037	2,382	(22,844)	(19,425)	—	(663)	(6,031)	(101)	(6,795)	(26,220)	61,023	34,803	—	(62)	(433)	(495)
Franklin Large Cap Growth Securities (GrandMaster flex3™)	4,616	(5,250)	(74,508)	(75,142)	6,774	(71,356)	(61,767)	(67)	(126,416)	(201,558)	289,609	88,051	502	(5,853)	(5,266)	(10,617)
Franklin Large Cap Growth Securities (Grandmaster™)	2,475	(10,940)	(46,470)	(54,935)	72	(28,324)	(141,987)	(60)	(170,299)	(225,234)	276,939	51,705	6	(2,547)	(10,984)	(13,525)
Franklin Large Cap Growth Securities (IQ Annuity™)	6,317	11,520	(143,153)	(125,316)	7,082	(29,447)	(75,516)	(141)	(98,022)	(223,338)	425,760	202,422	697	(2,495)	(5,936)	(7,734)
Franklin Large Cap Growth Securities (Pinnacle Plus™)	6,125	(31,621)	(123,045)	(148,541)	1,708	(65,121)	(68,116)	(292)	(131,821)	(280,362)	458,288	177,926	156	(5,574)	(8,490)	(13,908)
Franklin Large Cap Growth Securities (AnnuiChoice II™)	1,764	1,785	(34,944)	(31,395)	14,642	(856)	(13,609)	(53)	124	(31,271)	99,473	68,202	1,946	(125)	(1,301)	520
Franklin Mutual Shares Securities (AdvantEdge™) (February 25)*	3,686	959	(44,286)	(39,641)	142,465	—	8,430	(586)	150,309	110,668	—	110,668	15,475	(76)	1,268	16,667
Franklin Mutual Shares Securities (AnnuiChoice™)	27,783	(97,786)	(329,546)	(399,549)	—	(36,943)	(235,428)	(2,140)	(274,511)	(674,060)	1,141,622	467,562	—	(2,842)	(19,012)	(21,854)
Franklin Mutual Shares Securities (AnnuiChoice II™)	3,719	(20,014)	(51,289)	(67,584)	16,296	(21,260)	(97,794)	(179)	(102,937)	(170,521)	257,086	86,565	1,560	(2,354)	(9,872)	(10,666)
Franklin Mutual Shares Securities (GrandMaster flex3™)	42,102	32,621	(883,128)	(808,405)	13,404	(35,909)	(101,469)	(983)	(124,957)	(933,362)	2,145,754	1,212,392	821	(2,560)	(9,048)	(10,787)
Franklin Mutual Shares Securities (IQ Annuity™)	10,745	(65,037)	(207,179)	(261,471)	35,467	(86,140)	(325,703)	(517)	(376,893)	(638,364)	904,482	266,118	2,257	(6,005)	(23,440)	(27,188)
Franklin Mutual Shares Securities (Pinnacle Plus™)	32,757	34,136	(776,106)	(709,213)	12,862	(69,148)	(245,916)	(699)	(302,901)	(1,012,114)	2,030,841	1,018,727	999	(5,555)	(19,557)	(24,113)
Franklin Mutual Shares Securities Standard (IQ Advisor™)	372	380	(5,811)	(5,059)	—	—	—	—	—	(5,059)	13,496	8,437	—	—	—	—
Franklin Mutual Shares Securities(Grandmaster™)	62,498	(171,088)	(966,595)	(1,075,185)	16,231	(425,100)	(32,451)	(915)	(442,235)	(1,517,420)	3,165,924	1,648,504	1,097	(28,763)	(1,300)	(28,966)
Franklin Small Cap Value Securities (AnnuiChoice™)	556	5,109	(40,665)	(35,000)	—	(842)	105,374	(417)	104,115	69,115	965	70,080	—	(196)	11,957	11,761
Franklin Small Cap Value Securities (Grandmaster™)	5,011	30,316	(393,705)	(358,378)	9,351	(94,509)	1,191,315	(342)	1,105,815	747,437	—	747,437	1,180	(11,269)	137,439	127,350
Franklin Small Cap Value Securities (GrandmasterFlex3™)	(67)	3,399	(24,830)	(21,498)	—	—	10,576	(16)	10,560	(10,938)	54,799	43,861	—	(2)	1,323	1,321
Franklin Small Cap Value Securities (IQ3 ™)	28	(537)	476	(33)	5,141	—	(8,510)	(6)	(3,375)	(3,408)	10,351	6,943	979	(1)	(959)	19
Franklin Small Cap Value Securities (Pinnacle Plus ™)	865	16,404	(219,173)	(201,904)	10,619	(32,032)	574,114	(143)	552,558	350,654	14,436	365,090	1,276	(4,673)	64,315	60,918
Templeton Foriegn Securities Fund (AdvantEdge™)	(189)	(1,569)	(7,834)	(9,592)	38,204	—	4,112	(104)	42,212	32,620	—	32,620	4,349	(15)	690	5,024
Templeton Foriegn Securities Fund (GrandMaster flex3™)	10,359	49,588	(356,616)	(296,669)	4,649	(21,360)	(47,170)	(190)	(64,071)	(360,740)	749,177	388,437	234	(1,370)	(2,877)	(4,013)
Templeton Foriegn Securities Fund (Grandmaster™)	5,307	(34,772)	(96,876)	(126,341)	84	(11,364)	11,003	(53)	(330)	(126,671)	292,190	165,519	5	(630)	136	(489)
Templeton Foriegn Securities Fund (Pinnacle Plus™)	11,450	71,942	(463,184)	(379,792)	9,495	(18,164)	(153,139)	(608)	(162,416)	(542,208)	1,032,202	489,994	613	(1,179)	(9,191)	(9,757)
Templeton Foreign Securities Fund (AnnuiChoice™)	2,315	8,418	(78,157)	(67,424)	—	(3,427)	68,941	(341)	65,173	(2,251)	134,199	131,948	—	(205)	4,197	3,992

See accompanying notes.

* - 2008 inception date of division.

Separate Account I

of

National Integrity Life Insurance Company

Statements of Changes in Net Assets (continued)

For the Year Ended December 31, 2008

	Inccrease (deccrease) in net assets from operations:				Increase (decrease) in net assets from contract related transactions								Unit Transactions
Division	Net investment income (loss)	Realized gain (loss)	Change in net unrealized appreciation (depreciation) during the period	Net increase (decrease) in net assets resulting from operations	Contributions from contract holders	Contract terminations and benefits	Net transfers among investment options	Contract maintenance charges	Net increase (decrease) in net assets from contract related transactions	Increase (decrease) in net assets	Net assets, beginning of year	Net assets, end of year	Units purchased	Units redeemed	Units transferred	Increase (decrease) in units
Non-Affiliated Class 2 (continued):
Templeton Foreign Securities Fund (AnnuiChoice II™)	$652	$(2,253)	$(11,787)	$(13,388)	$11,307	$—	$3,653	$(11)	$14,949	$1,561	$20,790	$22,351	1,084	(1)	286	1,369
Templeton Growth Securities (AdvantEdge™) (February 25)*	334	1,965	(15,445)	(13,146)	35,241	—	4,912	(224)	39,929	26,783	—	26,783	3,547	(29)	724	4,242
Templeton Growth Securities (AnnuiChoice™)	1,042	(5,274)	(46,618)	(50,850)	—	(1,604)	(11,597)	(253)	(13,454)	(64,304)	119,020	54,716	—	(136)	(1,085)	(1,221)
Templeton Growth Securities (AnnuiChoice II™)	277	1,574	(17,833)	(15,982)	4,300	(842)	(1)	(32)	3,425	(12,557)	38,971	26,414	762	(102)	1	661
Templeton Growth Securities (GrandMaster flex3™)	6,773	29,318	(698,100)	(662,009)	13,404	(44,420)	(62,506)	(751)	(94,273)	(756,282)	1,559,555	803,273	775	(3,615)	(4,999)	(7,839)
Templeton Growth Securities (Grandmaster™)	2,847	(122,117)	(85,408)	(204,678)	3,843	(16,851)	48,851	(68)	35,775	(168,903)	415,071	246,168	236	(1,522)	2,229	943
Templeton Growth Securities (IQ Annuity™)	560	(200,362)	(250,066)	(449,868)	37,884	(303,791)	496,799	(956)	229,936	(219,932)	885,216	665,284	2,490	(27,209)	40,081	15,362
Templeton Growth Securities (Pinnacle Plus™)	2,833	2,764	(391,711)	(386,114)	3,849	(50,961)	(209,596)	(312)	(257,020)	(643,134)	1,055,964	412,830	295	(4,388)	(15,212)	(19,305)
Templeton Growth Securities Standard (IQ Advisor™)	81	364	(3,380)	(2,935)	—	—	—	—	—	(2,935)	6,877	3,942	—	—	—	—
Van Kampen LIT Comstock (AnnuiChoice™)	1,714	(24,052)	(18,476)	(40,814)	—	(82)	18,498	(69)	18,347	(22,467)	110,966	88,499	—	(12)	1,725	1,713
Van Kampen LIT Comstock (GrandMaster flex3™)	2,870	(44,374)	(51,302)	(92,806)	3,976	(27,992)	16,276	(64)	(7,804)	(100,610)	276,071	175,461	276	(2,031)	1,852	97
Van Kampen LIT Comstock (Grandmaster™)	1,169	3,324	(42,695)	(38,202)	146	(2,870)	(6,755)	(67)	(9,546)	(47,748)	112,279	64,531	11	(214)	(437)	(640)
Van Kampen LIT Comstock (IQ Annuity™)	1,426	(107)	(32,989)	(31,670)	—	(10,174)	(49,600)	(53)	(59,827)	(91,497)	138,370	46,873	—	(687)	(3,296)	(3,983)
Van Kampen LIT Comstock (Pinnacle Plus™)	2,971	(23,682)	(66,838)	(87,549)	699	(51,149)	(9,350)	(191)	(59,991)	(147,540)	313,874	166,334	67	(3,830)	318	(3,445)
Van Kampen LIT Strategic Growth (GrandMaster flex3™)	(124)	(14)	(5,494)	(5,632)	—	—	2	(5)	(3)	(5,635)	11,286	5,651	—	—	(1)	(1)
Van Kampen LIT Strategic Growth (Grandmaster™)	(3)	—	(208)	(211)	—	—	(1)	(2)	(3)	(214)	426	212	—	—	—	—
Van Kampen LIT Strategic Growth (Pinnacle Plus™)	(1,891)	(19,172)	(73,238)	(94,301)	4,202	(812)	(144,053)	(80)	(140,743)	(235,044)	309,772	74,728	321	(73)	(12,028)	(11,780)
Van Kampen UIF Emerging Markets Debt (AdvantEdge™) (February 25) *	1,284	290	(4,274)	(2,700)	26,638	—	1	—	26,639	23,939	—	23,939	2,851	—	—	2,851
Van Kampen UIF Emerging Markets Debt (AnnuiChoice™)	5,735	(8,291)	(4,837)	(7,393)	—	—	15,906	(90)	15,816	8,423	10,017	18,440	—	(10)	1,176	1,166
Van Kampen UIF Emerging Markets Debt (AnnuiChoice II™)	801	180	(2,631)	(1,650)	10,000	—	(1)	—	9,999	8,349	—	8,349	975	—	—	975
Van Kampen UIF Emerging Markets Debt (Grandmaster™)	1,711	(16)	(5,176)	(3,481)	—	(1,857)	(38)	(3)	(1,898)	(5,379)	23,295	17,916	—	(110)	(3)	(113)
Van Kampen UIF Emerging Markets Debt (GrandmasterFlex3™)	9,979	804	(29,946)	(19,163)	—	(8,226)	(76,407)	(18)	(84,651)	(103,814)	199,253	95,439	—	(825)	(7,563)	(8,388)
Van Kampen UIF Emerging Markets Debt (IQ3™)	13,956	(6,600)	(38,200)	(30,844)	11,915	(28,081)	(57,568)	(190)	(73,924)	(104,768)	229,875	125,107	706	(1,697)	(3,734)	(4,725)
Van Kampen UIF Emerging Markets Debt (Pinnacle Plus™)	22,150	(12,784)	(60,893)	(51,527)	3,123	(7,373)	(52,039)	(525)	(56,814)	(108,341)	326,455	218,114	210	(606)	(4,007)	(4,403)
Van Kampen UIF Emerging Markets Equity (AdvantEdge™) (February 25)*	1,292	4,131	(33,654)	(28,231)	66,041	—	9,732	(130)	75,643	47,412	—	47,412	8,268	(24)	1,934	10,178
Van Kampen UIF Emerging Markets Equity (AnnuiChoice™)	37,977	(282,236)	(119,265)	(363,524)	259	(6,784)	(413,658)	(657)	(420,840)	(784,364)	965,645	181,281	7	(219)	(12,123)	(12,335)
Van Kampen UIF Emerging Markets Equity (GrandMaster flex3™)	62,361	(112,545)	(718,559)	(768,743)	3,009	(50,066)	(114,261)	(462)	(161,780)	(930,523)	1,432,726	502,203	17	(1,657)	(4,286)	(5,926)
Van Kampen UIF Emerging Markets Equity (Grandmaster™)	79,241	67,481	(942,485)	(795,763)	12,952	(67,873)	661,008	(560)	605,527	(190,236)	760,421	570,185	419	(2,047)	14,958	13,330
Van Kampen UIF Emerging Markets Equity (IQ Annuity™)	17,192	30,431	(292,128)	(244,505)	38,235	(96,211)	98,299	(252)	40,071	(204,434)	438,811	234,377	1,753	(2,463)	3,293	2,583
Van Kampen UIF Emerging Markets Equity (Pinnacle Plus™)	55,069	13,125	(770,359)	(702,165)	9,169	(21,813)	(106,832)	(967)	(120,443)	(822,608)	1,307,708	485,100	312	(900)	(3,890)	(4,478)
Van Kampen UIF Emerging Markets Equity (AnnuiChoice II™)	12,302	(55,886)	(79,558)	(123,142)	6,250	—	(175,928)	(101)	(169,779)	(292,921)	328,688	35,767	442	(9)	(15,155)	(14,722)
Van Kampen UIF U.S. Mid Cap Value (AdvantEdge™) (February 25)*	(2)	—	451	449	10,000	—	—	—	10,000	10,449	—	10,449	1,716	—	—	1,716
Van Kampen UIF U.S. Mid Cap Value (Grandmaster™) (May 1)*	2,767	(1,851)	(737)	179	—	—	5,024	—	5,024	5,203	—	5,203	—	—	853	853
Van Kampen UIF U.S. Mid Cap Value (Grandmaster flex3™) (May 1)*	(15)	(1)	127	111	—	—	9,999	—	9,999	10,110	—	10,110	—	—	1,660	1,660
Van Kampen UIF U.S. Mid Cap Value (Pinnacle Plus™) (May 1)*	5,711	(13,724)	(56,692)	(64,705)	—	(12,617)	174,492	(2)	161,873	97,168	—	97,168	9	(1,952)	17,909	15,966
Van Kampen UIF U. S. Real Estate (AnnuiChoice™)	3,087	(429)	(14,140)	(11,482)	1,584	(344)	126,542	(264)	127,518	116,036	5,558	121,594	231	(113)	24,846	24,964
Van Kampen UIF U. S. Real Estate (AnnuiChoice II™)	3,617	(2,142)	(23,961)	(22,486)	13,196	(144)	(29,793)	(17)	(16,758)	(39,244)	70,088	30,844	1,669	(23)	(4,202)	(2,556)
Van Kampen UIF U.S. Real Estate (Grandmaster™)	44,614	113,331	(424,102)	(266,157)	7,287	(29,106)	293,178	(214)	271,145	4,988	338,947	343,935	339	(1,383)	10,801	9,757
Van Kampen UIF U.S. Real Estate (GrandmasterFlex3™)	6,319	11,652	(54,322)	(36,351)	—	(3,059)	5,714	(49)	2,606	(33,745)	93,133	59,388	—	(509)	1,062	553
Van Kampen UIF U.S. Real Estate (IQ3 ™)	5,509	(14,162)	(30,544)	(39,197)	32,107	(20,916)	11,131	(41)	22,281	(16,916)	115,694	98,778	2,023	(910)	907	2,020
Van Kampen UIF U. S. Real Estate (Pinnacle Plus™)	67,078	174,818	(707,031)	(465,135)	9,969	(102,433)	357,835	(1,153)	264,218	(200,917)	856,409	655,492	682	(5,857)	16,462	11,287
Non-Affiliated Class B:
DWS Small Cap Index VIP (AnnuiChoice™)	1,850	(6,587)	(41,487)	(46,224)	—	(1,287)	8,508	(607)	6,614	(39,610)	137,857	98,247	—	(144)	1,029	885
DWS Small Cap Index VIP (AnnuiChoice II™)	111	757	(8,140)	(7,272)	9,976	(61)	942	(22)	10,835	3,563	11,761	15,324	993	(12)	143	1,124
DWS Small Cap Index VIP (GrandMaster flex3™)	1,717	(36,904)	(25,727)	(60,914)	—	(28,451)	13,380	(77)	(15,148)	(76,062)	191,441	115,379	—	(2,271)	1,441	(830)
DWS Small Cap Index VIP (Grandmaster™)	151	(3,002)	(4,841)	(7,692)	—	(11,967)	18,974	(23)	6,984	(708)	17,028	16,320	—	(929)	1,546	617
DWS Small Cap Index VIP (IQ3™)	1,004	(348)	(37,833)	(37,177)	—	(5,030)	1,954	(73)	(3,149)	(40,326)	102,620	62,294	—	(364)	(76)	(440)
DWS Small Cap Index VIP (Pinnacle Plus™)	3,909	10,002	(181,514)	(167,603)	1,130	(43,061)	(43,855)	(303)	(86,089)	(253,692)	534,391	280,699	81	(3,833)	(2,835)	(6,587)
Non-Affiliated Advisor Class:
Pimco VIT All Asset (AnnuiChoice™) (May 1)*	2,767	(1,356)	(14,935)	(13,524)	—	(234)	66,914	—	66,680	53,156	—	53,156	—	(26)	6,469	6,443
Pimco VIT All Asset (AnnuiChoice II™) (February 25)*	6,720	228	(37,436)	(30,488)	32,237	—	134,072	—	166,309	135,821	—	135,821	3,228	—	13,113	16,341
Pimco VIT All Asset (IQ Annuity™) (May 1)*	1,057	(15)	(5,951)	(4,909)	5,172	—	25,585	(6)	30,751	25,842	—	25,842	532	(1)	2,611	3,142

See accompanying notes.

* - 2008 inception date of division.

Separate Account I

of

National Integrity Life Insurance Company

Statements of Changes in Net Assets (continued)

For the Year Ended December 31, 2008

	Inccrease (deccrease) in net assets from operations:				Increase (decrease) in net assets from contract related transactions								Unit Transactions
Division	Net investment income (loss)	Realized gain (loss)	Change in net unrealized appreciation (depreciation) during the period	Net increase (decrease) in net assets resulting from operations	Contributions from contract holders	Contract terminations and benefits	Net transfers among investment options	Contract maintenance charges	Net increase (decrease) in net assets from contract related transactions	Increase (decrease) in net assets	Net assets, beginning of year	Net assets, end of year	Units purchased	Units redeemed	Units transferred	Increase (decrease) in units
Non-Affiliated Advisor Class (continued):
Pimco VIT All Asset (Pinnacle Plus™) (May 1)*	$7,524	$(6,276)	$(42,650)	$(41,402)	$—	$(20,368)	$235,913	$(3)	$215,542	$174,140	$—	$174,140	—	(2,543)	23,748	21,205
Pimco VIT Commodity Real Return Strategy (AdvantEdge™) (Feburary 25)*	2,291	(296)	(46,019)	(44,024)	79,848	—	8,873	(134)	88,587	44,563	—	44,563	7,783	(22)	1,547	9,308
Pimco VIT Commodity Real Return Strategy (AnnuiChoice™) (May 1)*	509	(6,071)	(10,935)	(16,497)	—	(409)	26,845	(19)	26,417	9,920	—	9,920	—	(92)	2,170	2,078
Pimco VIT Commodity Real Return Strategy (AnnuiChoice II™) (February 25)*	1,112	(139)	(15,810)	(14,837)	20,673	(53)	16,479	(82)	37,017	22,180	—	22,180	2,145	(24)	2,494	4,615
Pimco VIT Commodity Real Return Strategy (Grandmaster™) (May 1)*	2,114	(2,592)	(39,793)	(40,271)	—	(376)	82,846	—	82,470	42,199	—	42,199	—	(50)	8,910	8,860
Pimco VIT Commodity Real Return Strategy (GrandMaster flex3™) (May 1)*	490	(2,472)	(10,433)	(12,415)	—	(2,063)	24,488	—	22,425	10,010	—	10,010	—	(390)	2,495	2,105
Pimco VIT Commodity Real Return Strategy (IQ Annuity™) (May 1)*	3,641	(24,552)	(27,283)	(48,194)	44,448	(1,186)	89,341	(24)	132,579	84,385	—	84,385	7,628	(138)	10,240	17,730
Pimco VIT Commodity Real Return Strategy (Pinnacle Plus™) (May 1)*	5,529	(37,473)	(108,643)	(140,587)	1	(1,330)	223,812	(35)	222,448	81,861	—	81,861	—	(227)	17,452	17,225
Pimco VIT Low Duration (IQ Annuity™) (May 1)*	116	122	(206)	32	14,568	(31)	376	—	14,913	14,945	—	14,945	1,545	(3)	—	1,542
Pimco VIT Low Duration (Pinnacle Plus™) (May 1)*	1,161	939	(1,468)	632	—	(376)	92,157	(126)	91,655	92,287	—	92,287	—	(53)	9,589	9,536
Pimco VIT Real Return (AdvantEdge™) (February 25)*	106	(111)	(1,017)	(1,022)	10,197	—	(1,240)	(40)	8,917	7,895	—	7,895	1,026	(4)	(134)	888
Pimco VIT Real Return (IQ Annuity™) (May 1)*	270	(115)	(2,979)	(2,824)	5,172	—	45,084	(8)	50,248	47,424	—	47,424	512	(1)	4,808	5,319
Pimco VIT Real Return (Grandmaster™) (May 1)*	195	(1,414)	(619)	(1,838)	—	(981)	18,492	—	17,511	15,673	—	15,673	—	(99)	1,856	1,757
Pimco VIT Real Return (Pinnacle Plus™) (May 1)*	809	(9,730)	(3,312)	(12,233)	—	(517)	45,998	—	45,481	33,248	—	33,248	—	(56)	3,790	3,734
Pimco VIT Total Return (AdvantEdge™) (February 25)*	8,903	(892)	(5,254)	2,757	436,659	—	(82,224)	(1,538)	352,897	355,654	—	355,654	43,589	(154)	(8,328)	35,107
Pimco VIT Total Return (AnnuiChoice™) (May 1)*	5,644	1,265	(6,558)	351	—	(548)	200,341	(23)	199,770	200,121	—	200,121	—	(58)	19,999	19,941
Pimco VIT Total Return (AnnuiChoice II™) (May 1)*	12,975	1,898	(14,811)	62	112,000	(178)	328,050	(399)	439,473	439,535	—	439,535	11,142	(58)	32,134	43,218
Pimco VIT Total Return (IQ Annuity™) (May 1)*	6,842	377	(361)	6,858	139,423	(3,994)	166,861	(112)	302,178	309,036	—	309,036	14,321	(415)	16,981	30,887
Pimco VIT Total Return (Grandmaster™) (May 1)*	1,958	6,604	1,533	10,095	—	(3,772)	52,011	(10)	48,229	58,324	—	58,324	—	(394)	6,219	5,825
Pimco VIT Total Return (Grandmaster flex3™) (May 1)*	536	42	236	814	—	(1,088)	27,923	(9)	26,826	27,640	—	27,640	—	(115)	2,879	2,764
Pimco VIT Total Return (Pinnacle Plus™) (May 1)*	5,997	667	(4,433)	2,231	—	(25,152)	291,467	(51)	266,264	268,495	—	268,495	—	(2,596)	29,472	26,876
Non-Affiliated Investor Class:
Rydex VT Absolute Return Strategies (AdvantEdge™) (February 25)*	(69)	(623)	(3,116)	(3,808)	27,402	—	(876)	(105)	26,421	22,613	—	22,613	2,806	(12)	(97)	2,697
Rydex VT Absolute Return Strategies (AnnuiChoice™) (May 1)*	391	(14,079)	(70,452)	(84,140)	—	(1,078)	504,827	(38)	503,711	419,571	—	419,571	—	(123)	50,611	50,488
Rydex VT Absolute Return Strategies (AnnuiChoice II™) (February 25)*	39	(918)	(109,147)	(110,026)	12,976	(1,897)	693,752	(15)	704,816	594,790	—	594,790	1,306	(220)	69,575	70,661
Rydex VT Absolute Return Strategies (Grandmaster™) (May 1)*	(14)	(1,092)	(1,105)	(2,211)	—	(21)	9,538	—	9,517	7,306	—	7,306	—	(2)	883	881
Rydex VT Absolute Return Strategies (Grandmaster flex3™) (May 1)*	(6)	(462)	(661)	(1,129)	—	(2,949)	8,356	—	5,407	4,278	—	4,278	—	(357)	874	517
Rydex VT Absolute Return Strategies (IQ Annuity™) (May 1)*	12	(1,421)	(5,667)	(7,076)	5,375	—	42,936	(5)	48,306	41,230	—	41,230	572	—	4,405	4,977
Rydex VT Absolute Return Strategies (Pinnacle Plus™) (May 1)*	44	(222)	(145)	(323)	—	(5,992)	26,268	—	20,276	19,953	—	19,953	—	(742)	3,154	2,412
Rydex VT Hedged Equity (AdvantEdge™) (February 25)*	147	(120)	(10,599)	(10,572)	55,492	—	(940)	(110)	54,442	43,870	—	43,870	5,494	(12)	(108)	5,374
Rydex VT Hedged Equity (AnnuiChoice™) (May 1)*	12	(2)	(260)	(250)	—	—	1,981	(6)	1,975	1,725	—	1,725	—	(1)	217	216
Rydex VT Hedged Equity (AnnuiChoice II™) (February 25)*	12	(1)	(550)	(539)	2,500	—	(1)	—	2,499	1,960	—	1,960	239	—	—	239
Rydex VT Hedged Equity (Grandmaster™) (May 1)*	30	(14)	345	361	—	—	51,914	—	51,914	52,275	—	52,275	—	—	6,572	6,572
Rydex VT Hedged Equity (Grandmaster flex3™) (May 1)*	17	(290)	(486)	(759)	—	(1,985)	5,571	—	3,586	2,827	—	2,827	—	(246)	602	356
Rydex VT Hedged Equity (IQ Annuity™) (May 1)*	621	(1,161)	(7,800)	(8,340)	250	(5,210)	165,495	(51)	160,484	152,144	—	152,144	29	(567)	19,678	19,140
Rydex VT Hedged Equity (Pinnacle Plus™) (May 1)*	615	(7,855)	(38,721)	(45,961)	—	(20,115)	231,426	(2)	211,309	165,348	—	165,348	—	(2,584)	23,416	20,832
Rydex VT Sector Rotation (AdvantEdge™) (February 25)*	(297)	(42)	(17,135)	(17,474)	44,454	—	594	(42)	45,006	27,532	—	27,532	4,082	(5)	71	4,148
Rydex VT Sector Rotation (AnnuiChoice™) (May 1)*	(21)	(5)	(2,714)	(2,740)	—	—	8,715	(19)	8,696	5,956	—	5,956	—	(2)	921	919
Rydex VT Sector Rotation (AnnuiChoice II™) (May 1)*	(114)	(39)	(11,879)	(12,032)	30,197	—	1,533	(60)	31,670	19,638	—	19,638	2,747	(8)	208	2,947
Rydex VT Sector Rotation (IQ Annuity™) (May 1)*	(4)	—	(302)	(306)	69	—	719	—	788	482	—	482	7	—	68	75
Rydex VT Sector Rotation (Grandmaster™) (May 1)*	(12)	(61)	(926)	(999)	—	(253)	3,294	—	3,041	2,042	—	2,042	—	(33)	349	316
Rydex VT Sector Rotation (Pinnacle Plus™) (May 1)*	(550)	(22,122)	(731)	(23,403)	1	(426)	26,629	(4)	26,200	2,797	—	2,797	—	(45)	478	433
Rydex VT Managed Futures Strategies (AdvantEdge™) (February 25)*	(2)	—	(74)	(76)	10,000	—	—	—	10,000	9,924	—	9,924	1,044	—	—	1,044
Rydex VT Managed Futures Strategies (Annuichoice™) (November 24)*	(7)	—	(628)	(635)	—	—	10,000	—	10,000	9,365	—	9,365	—	—	984	984
Rydex VT Managed Futures Strategies (Pinnacle Plus™) (November 24)*	(80)	(2)	(2,505)	(2,587)	—	—	59,105	—	59,105	56,518	—	56,518	—	—	5,946	5,946

See accompanying notes.

* - 2006 inception date of division.

Separate Account I

of

National Integrity Life Insurance Company

Notes to Financial Statements

December 31, 2009

1. Organization and Significant Accounting Policies

Organization and Nature of Operations

National Integrity Life Insurance Company (“National Integrity”) established Separate Account I (the “Separate Account”) on May 19, 1986, under the insurance laws of the State of New York, for the purpose of issuing flexible premium variable annuity contracts (“Contracts”). The Separate Account is a unit investment trust registered with the Securities and Exchange Commission under the Investment Company Act of 1940, as amended. The operations of the Separate Account are part of National Integrity.

National Integrity is a wholly-owned subsidiary of Integrity Life Insurance Company (“Integrity”), which is a wholly-owned subsidiary of The Western and Southern Life Insurance Company (“W&S”).

Contract holders may allocate or transfer their account values to one or more of the Separate Account’s investment divisions, or for certain contract holders, to one or more fixed guarantee rate options of National Integrity’s Separate Account Guaranteed Principal Option (“GPO”).  Options in the Separate Account GPO include fixed guaranteed rate options over various maturity periods that are subject to a market value adjustment (“MVA”).  In addition, certain contract holders may also allocate or transfer their account values to options held in National Integrity’s general account.  Such options include a guaranteed interest division, a quarterly rate option or a Systematic Transfer Option (“STO”).  All STO contributions must be transferred to other investment divisions or to a guaranteed rate option within either six months or one year of the contribution.

The Separate Account investment divisions are invested in shares of corresponding investment portfolios (“Funds”) of the following investment companies: the Variable Insurance Products Fund, Variable Insurance Products Fund II, Variable Insurance Products Fund III, Variable Insurance Products Fund IV and Variable Insurance Products Fund V (collectively the “Fidelity VIP Funds”); Franklin Templeton Variable Insurance Products Trust (“Franklin Templeton Funds”), J.P. Morgan Series Trust II (“JPMorgan Funds”); DWS Investments VIT Funds (“DWS Funds”); Touchstone Variable Series Trust (“Touchstone Funds”); Van Kampen Universal Institutional Funds Portfolios (“ Van Kampen UIF Funds”); Van Kampen Life Investment Trust (“Van Kampen LIT Funds”); Columbia Variable Funds (“Columbia VIT Funds”); PIMCO Variable Insurance Trust (“PIMCO Funds”), and the Rydex Variable Trust (“Rydex Funds”). The Fidelity VIP Funds are “series” type mutual

Separate Account I

of

National Integrity Life Insurance Company

Notes to Financial Statements (continued)

1.  Organization and Significant Accounting Policies (continued)

funds managed by Fidelity Management and Research Company. The investment advisers of the Franklin Templeton Funds are various affiliates of Franklin Resources, Inc., doing business as Franklin Templeton Investments, including Franklin Advisers, Inc., Franklin Mutual Advisers, LLC, Advisory Services, LLC, Templeton Investment Counsel, LLC, and Templeton Global Advisors Limited.  J.P. Morgan Investment Management, Inc., is the investment adviser to the JPMorgan Funds. The investment adviser for the DWS Funds is Deutsche Asset Management, Inc. The Touchstone Funds are managed by Touchstone Advisors, Inc.  The Van Kampen UIF Funds are managed by Morgan Stanley Investment Management, Inc. Van Kampen Asset Management manages the Van Kampen LIT Portfolios. The Columbia VIT Funds are managed by Columbia Management. The PIMCO Funds are managed by the Pacific Investment Management Company LLC.  The Rydex Funds are managed by Rydex Investments.

The contract holders account value in a Separate Account division, will vary depending on the performance of the corresponding portfolio, also referred to as the underlying fund.  The Separate Account currently has 379 investment divisions available. The investment objective of each division and its corresponding portfolio are the same.  Refer to each portfolio’s prospectus for a description of investment objectives.

The assets of the Separate Account are owned by National Integrity. The portion of the Separate Account’s assets supporting the contracts may not be used to satisfy liabilities arising out of any other business of National Integrity.

Basis of Presentation

The accompanying financial statements have been prepared in accordance with U.S. generally accepted accounting principles for separate accounts formed as unit investment trusts.

Investments

Investments in shares of the Funds are valued at fair value as determined by the closing net asset value per share on December 31, 2009. The difference between cost and fair value is reflected as unrealized appreciation or depreciation of investments.

Separate Account I

of

National Integrity Life Insurance Company

Notes to Financial Statements (continued)

1. Organization and Significant Accounting Policies (continued)

Share transactions are recorded on the trade date. Realized gains and losses on sales of the Funds’ shares of the Funds are determined based on the identified cost basis.

Capital gain distributions are included in the realized gain distributions line on the Statements of Operations.  Dividends are included in the dividends line on the Statements of Operations. Dividends and capital gain distributions are recorded on the ex-dividend date.  Dividends and capital gain distributions from the Funds’ portfolios are reinvested in the respective portfolios and are reflected in the unit values of the divisions of the Separate Account.

The Separate Account’s investments are held at fair value.  Fair value is the price that the Separate Account would receive to sell an asset or pay to transfer a liability in an orderly transaction between market participants at the measurement date.  Fair Value is established using a three-level hierarchy based upon the transparency of inputs to the valuation of an asset or liability.  Inputs may be observable or unobservable and refer broadly to the assumptions that market participants would use in pricing the asset or liability.  Observable inputs reflect the assumptions market participants would use in pricing the asset or liability based on market data obtained from sources independent of the reporting entity.  Unobservable inputs reflect the reporting entity’s own assessment regarding the assumptions market participants would use in pricing the asset or liability and are developed based on the best information available in the circumstances.  The Separate Account’s investments are assigned a level based upon the observability of the inputs that are significant to the overall valuation.  The three-tier hierarchy of inputs is summarized below.

Level 1 - inputs to the valuation methodology are quoted prices in active markets.

Level 2 - inputs to the valuation methodology are observable, directly or indirectly.

Level 3 - inputs to the valuation methodology are unobservable and reflect assumptions on the part of the reporting entity.

The Separate Account’s investments are valued as Level 1.

Unit Value

Unit values for the Separate Account divisions are computed at the end of each business day. The unit value is equal to the unit value for the preceding business day multiplied by a net

Separate Account I

of

National Integrity Life Insurance Company

Notes to Financial Statements (continued)

1.  Organization and Significant Accounting Policies (continued)

investment factor. This net investment factor is determined based on the value of the underlying mutual fund portfolios of the Separate Account, reinvested dividends and capital gains, and the daily asset charge for the mortality and expense risk and certain administrative charges, as applicable.

Taxes

Operations of the Separate Account are included in the income tax return of National Integrity, which is taxed as a life insurance company under the Internal Revenue Code (“IRC”). The Separate Account is not taxed as a regulated investment company under Subchapter M of the IRC. Under the provisions of the policies, National Integrity has the right to charge the Separate Account for federal income tax attributable to the Separate Account. No charge is currently being made against the Separate Account for such tax since, under current tax law, National Integrity pays no tax on investment income and capital gains reflected in variable life insurance policy reserves. However, National Integrity retains the right to charge for any federal income tax incurred, which is attributable to the Separate Account if the law is changed. Charges for state and local taxes, if any, attributable to the Separate Account may also be made.

Use of Estimates

The preparation of financial statements requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Subsequent Events

The Company recognizes in the financial statements the effects of all subsequent events that provide additional evidence about conditions that existed at the Balance Sheet date.  For non-recognized subsequent events that must be disclosed to keep the financial statements from being misleading, the Company is required to disclose the nature of the event as well as an estimate of its financial effect, or a statement that such an estimate cannot be made.  Management has evaluated subsequent events through the issuance of these financial statements and determined that no additional disclosures are required.

Separate Account I

of

National Integrity Life Insurance Company

Notes to Financial Statements (continued)

2.  Investments

The aggregate cost of portfolio shares purchased and proceeds from portfolio shares sold during the period ended December 31, 2009 (refer to the Statement of Changes in Net Assets for the applicable period ended December 31, 2009) and the cost of shares held at December 31, 2009, for each division were as follows:

Division	Purchases	Sales	Cost
Affiliated:
Touchstone Aggressive ETF (Advantedge ™)	$28,709	$1,832	$89,570
Touchstone Aggressive ETF (AnnuiChoice ™)	97,395	166,164	361,633
Touchstone Aggressive ETF (GrandMaster flex3 ™)	75,606	115,288	550,965
Touchstone Aggressive ETF (Grandmaster ™)	630	12,284	12,652
Touchstone Aggressive ETF (IQ Annuity ™)	126,023	261,480	466,184
Touchstone Aggressive ETF (Pinnacle Plus ™)	38,458	11,274	74,089
Touchstone Aggressive ETF Fund (AnnuiChoice II ™)	475,598	5,185	471,107
Touchstone Baron Small Cap (Advantedge ™)	140,665	20,135	146,691
Touchstone Baron Small Cap (AnnuiChoice II ™)	40,315	8,410	120,336
Touchstone Baron Small Cap (AnnuiChoice ™)	8,487	108,614	57,985
Touchstone Baron Small Cap (GrandMaster flex3 ™)	12,210	141,666	663,381
Touchstone Baron Small Cap (Grandmaster ™)	863,062	705,363	307,304
Touchstone Baron Small Cap (IQ Annuity ™)	6,991	96,994	1,340,044
Touchstone Baron Small Cap (Pinnacle Plus ™)	30,178	44,054	723,666
Touchstone Conservative ETF (AnnuiChoice II ™)	586,896	83,558	505,624
Touchstone Conservative ETF (Advantedge ™)	17,556	399	27,495
Touchstone Conservative ETF (AnnuiChoice ™)	43,601	44,008	9,699
Touchstone Conservative ETF (GrandMaster flex3 ™)	952,193	248,081	1,693,464
Touchstone Conservative ETF (Grandmaster ™)	43,191	463,818	218,420
Touchstone Conservative ETF (IQ Annuity ™)	610,406	794,610	1,623,138
Touchstone Conservative ETF (Pinnacle Plus ™)	684,796	162,120	1,142,899
Touchstone Core Bond (AnnuiChoice II ™)	12,394	81,917	118,604
Touchstone Core Bond (AnnuiChoice ™)	11,139	82,325	210,493
Touchstone Core Bond (GrandMaster flex3 ™)	15,282	257,965	251,431
Touchstone Core Bond (Grandmaster ™)	540,914	34,644	531,942
Touchstone Core Bond (IQ Annuity ™)	82,390	63,224	160,856
Touchstone Core Bond (Pinnacle Plus ™)	228,980	282,257	494,605
Touchstone Enhanced ETF (Advantedge ™)	37,637	2,805	128,614
Touchstone Enhanced ETF (AnnuiChoice ™)	281,347	126,026	2,048,910
Touchstone Enhanced ETF (GrandMaster flex3 ™)	211,429	486,119	1,317,308
Touchstone Enhanced ETF (Grandmaster ™)	20,422	361,037	869,978
Touchstone Enhanced ETF (IQ Annuity ™)	15,369	311,888	669,166
Touchstone Enhanced ETF (Pinnacle Plus ™)	244,033	102,063	495,832
Touchstone Enhanced ETF Fund (AnnuiChoice II ™)	115,513	1,683	114,042
Touchstone GMAB Aggressive ETF Fund (AnnuiChoice II ™)	215,068	3,214	212,281
Touchstone High Yield - TVST (AnnuiChoice II ™)	6,566	71	6,506
Touchstone High Yield (AnnuiChoice ™)	107,455	122,619	79,358
Touchstone High Yield (GrandMaster flex3 ™)	59,437	137,934	440,924
Touchstone High Yield (Grandmaster ™)	9,108	129,411	65,235
Touchstone High Yield (IQ Annuity ™)	138,251	37,217	349,964
Touchstone High Yield (Pinnacle Plus ™)	377,248	222,546	874,606

Separate Account I

of

National Integrity Life Insurance Company

Notes to Financial Statements (continued)

2.  Investments (continued)

Division	Purchases	Sales	Cost
Affiliated (continued):
Touchstone Large Cap Core Equity (Advantedge ™)	$10,415	$568	$21,012
Touchstone Large Cap Core Equity (AnnuiChoice II ™)	5,201	14,466	11,837
Touchstone Large Cap Core Equity (AnnuiChoice ™)	1,934	60,888	156,192
Touchstone Large Cap Core Equity (GrandMaster flex3 ™)	4,672	24,767	237,896
Touchstone Large Cap Core Equity (Grandmaster ™)	1,091,820	523,209	677,316
Touchstone Large Cap Core Equity (IQ Annuity ™)	15,046	94,836	458,859
Touchstone Large Cap Core Equity (Pinnacle Plus ™)	12,191	119,124	442,444
Touchstone Mid Cap Growth (Advantedge ™)	36,767	441	36,406
Touchstone Mid Cap Growth (AnnuiChoice II ™)	5,561	5,236	57,412
Touchstone Mid Cap Growth (AnnuiChoice ™)	6,512	28,849	293,360
Touchstone Mid Cap Growth (GrandMaster flex3 ™)	749	19,392	414,839
Touchstone Mid Cap Growth (Grandmaster ™)	22,229	26,847	257,611
Touchstone Mid Cap Growth (IQ Annuity ™)	26,362	67,964	284,516
Touchstone Mid Cap Growth (Pinnacle Plus ™)	13,163	64,237	982,731
Touchstone Moderate ETF (Advantedge ™)	53,198	1,367	89,867
Touchstone Moderate ETF (AnnuiChoice ™)	378,456	192,474	489,392
Touchstone Moderate ETF (GrandMaster flex3 ™)	446,587	337,416	1,848,187
Touchstone Moderate ETF (Grandmaster ™)	65,708	77,600	165,287
Touchstone Moderate ETF (IQ Annuity ™)	342,581	1,546,753	2,488,684
Touchstone Moderate ETF (Pinnacle Plus ™)	1,511,256	237,190	2,568,651
Touchstone Moderate ETF Fund (AnnuiChoice II ™)	612,468	66,372	549,062
Touchstone Money Market (IQ3 ™)	7,462,610	4,267,288	3,195,322
Touchstone Money Market (GrandMaster flex3 ™)	2,517,423	657,758	1,859,665
Touchstone Money Market (AnnuiChoice II ™)	389,308	77,868	311,440
Touchstone Money Market (Advantedge ™)	1,121,163	918,526	202,637
Touchstone Money Market (Pinnacle Plus ™)	1,892,240	578,152	1,314,088
Touchstone Money Market (AnnuiChoice ™)	2,170,961	1,065,689	1,257,736
Touchstone Money Market (Grandmaster ™)	6,914,634	9,433,116	5,242,993
Touchstone Third Avenue Value (Advantedge ™)	156,203	28,229	265,301
Touchstone Third Avenue Value (AnnuiChoice II ™)	119,716	135,939	705,334
Touchstone Third Avenue Value (AnnuiChoice ™)	268,473	432,634	1,668,713
Touchstone Third Avenue Value (GrandMaster flex3 ™)	134,539	332,982	1,906,744
Touchstone Third Avenue Value (Grandmaster ™)	269,227	626,542	3,368,752
Touchstone Third Avenue Value (IQ Annuity ™)	274,819	390,689	3,002,201
Touchstone Third Avenue Value (Pinnacle Plus ™)	291,371	404,547	2,669,813
Non-Affiliated Initial Class:
Fidelity VIP Equity-Income (Grandmaster ™)	213,918	1,624,560	12,715,174
Fidelity VIP Growth (Grandmaster ™)	26,495	724,366	4,635,713
Fidelity VIP High Income (Grandmaster ™)	945,574	648,187	3,854,930
Fidelity VIP II Asset Manager (Grandmaster ™)	169,484	528,458	5,420,482
Fidelity VIP II Contrafund (Grandmaster ™)	592,642	2,109,240	16,610,642
Fidelity VIP II Index 500 (Grandmaster ™)	163,247	555,768	3,728,059
Fidelity VIP II Investment Grade Bond (AnnuiChoice ™)	13,513	14,901	149,121
Fidelity VIP II Investment Grade Bond (Grandmaster ™)	171,177	375,361	1,861,186
Fidelity VIP II Investment Grade Bond (GrandmasterFlex3 ™)	19,735	33,141	216,713
Fidelity VIP II Investment Grade Bond (IQ3 ™)	12,817	14,105	141,935
Fidelity VIP II Investment Grade Bond (Pinnacle Plus ™)	25,670	91,822	243,863
Fidelity VIP III Balanced (Grandmaster ™)	19,915	178,309	1,132,827

Separate Account I

of

National Integrity Life Insurance Company

Notes to Financial Statements (continued)

2.  Investments (continued)

Division	Purchases	Sales	Cost
Non-Affiliated Initial Class (continued):
Fidelity VIP III Growth & Income (Grandmaster ™)	$27,206	$376,310	$1,591,120
Fidelity VIP III Growth Opportunities (Grandmaster ™)	19,653	61,976	428,982
Fidelity VIP Overseas (AnnuiChoice ™)	451	98,312	11,015
Fidelity VIP Overseas (AnnuiChoice II ™)	178	98	12,658
Fidelity VIP Overseas (Grandmaster ™)	58,202	362,797	3,197,189
Fidelity VIP Overseas (GrandmasterFlex3 ™)	2,407	9,153	114,129
Fidelity VIP Overseas (IQ3 ™)	498	30,700	28,122
Fidelity VIP Overseas (Pinnacle Plus ™)	3,186	37,738	208,066
Non-Affiliated Service Class:
Fidelity VIP III Mid Cap (Grandmaster ™)	21,628	572,930	2,840,620
Non-Affiliated Service Class 2:
Fidelity VIP Asset Manager (Advantedge ™)	35,309	8,044	57,847
Fidelity VIP Asset Manager (AnnuiChoice II ™)	73,910	3,004	144,252
Fidelity VIP Asset Manager (AnnuiChoice ™)	18,037	13,065	158,891
Fidelity VIP Asset Manager (GrandMaster flex3 ™)	1,124	6,514	58,653
Fidelity VIP Asset Manager (IQ3 ™)	40,619	86,860	303,340
Fidelity VIP Asset Manager (Pinnacle Plus ™)	4,141	45,045	178,435
Fidelity VIP Balanced (Advantedge ™)	17,730	8,824	23,260
Fidelity VIP Balanced (AnnuiChoice II ™)	72,205	26,058	61,209
Fidelity VIP Balanced (AnnuiChoice ™)	25,300	16,368	221,764
Fidelity VIP Balanced (GrandMaster flex3 ™)	21,871	49,573	329,927
Fidelity VIP Balanced (GrandMaster ™)	77,015	50,396	266,917
Fidelity VIP Balanced (IQ3 ™)	42,818	37,134	237,177
Fidelity VIP Balanced (Pinnacle Plus ™)	350,993	63,763	798,405
Fidelity VIP Contrafund (Advantedge ™)	389,681	43,651	609,540
Fidelity VIP Contrafund (AnnuiChoice II ™)	141,278	89,783	785,871
Fidelity VIP Contrafund (AnnuiChoice ™)	151,561	462,121	1,834,256
Fidelity VIP Contrafund (GrandMaster flex3 ™)	81,857	345,386	1,957,933
Fidelity VIP Contrafund (IQ3 ™)	83,353	410,323	2,123,698
Fidelity VIP Contrafund (Pinnacle Plus ™)	82,068	274,337	3,290,767
Fidelity VIP Contrafund Standard (IQ Advisor ™)	55	27	7,969
Fidelity VIP Disclipined Small Cap (AnnuiChoice ™)	67	3,742	45,207
Fidelity VIP Disclipined Small Cap (GrandmasterFlex3 ™)	12	24,206	8,327
Fidelity VIP Disclipined Small Cap (Grandmaster ™)	361	2,229	20,247
Fidelity VIP Disclipined Small Cap (IQ ™)	97	1,015	64,457
Fidelity VIP Disclipined Small Cap (Pinnacle Plus ™)	1,279	5,771	45,045
Fidelity VIP Disciplined Small Cap (Advantedge ™)	11,337	337	11,073
Fidelity VIP Dynamic Capital Appreciation (AnnuiChoice ™)	(1)	42,076	62
Fidelity VIP Dynamic Capital Appreciation (GrandMaster flex3 ™)	4	622	42,703
Fidelity VIP Dynamic Capital Appreciation (Grandmaster ™)	3,139	37	3,110
Fidelity VIP Dynamic Capital Appreciation (IQ Annuity ™)	7	940	74,591
Fidelity VIP Dynamic Capital Appreciation (Pinnacle Plus ™)	20	28,928	193,083
Fidelity VIP Equity-Income (Advantedge ™)	44,644	3,151	48,183
Fidelity VIP Equity-Income (AnnuiChoice II ™)	159,391	79,871	231,384
Fidelity VIP Equity-Income (AnnuiChoice ™)	42,141	94,806	587,334
Fidelity VIP Equity-Income (GrandMaster flex3 ™)	5,146	39,051	249,332
Fidelity VIP Equity-Income (IQ3 ™)	61,085	154,184	298,958
Fidelity VIP Equity-Income (Pinnacle Plus ™)	50,505	141,094	1,490,490

Separate Account I

of

National Integrity Life Insurance Company

Notes to Financial Statements (continued)

2.  Investments (continued)

Division	Purchases	Sales	Cost
Non-Affiliated Service Class 2 (continued):
Fidelity VIP Freedom 2010 (Advantedge ™)	$59,535	$152	$59,382
Fidelity VIP Freedom 2010 (GrandmasterFlex3 ™)	881	56,339	8,415
Fidelity VIP Freedom 2010 (Grandmaster ™)	18,050	46,512	60,388
Fidelity VIP Freedom 2010 (IQ3 ™)	260,483	453,507	159,563
Fidelity VIP Freedom 2015 (Advantedge ™)	102,925	525	102,421
Fidelity VIP Freedom 2015 (AnnuiChoiceII ™)	554	596	13,689
Fidelity VIP Freedom 2015 (GrandmasterFlex3 ™)	249	78	6,187
Fidelity VIP Freedom 2015 (IQ3 ™)	302,462	599,873	327,594
Fidelity VIP Freedom 2015 (Pinnacle Plus ™)	11,140	35,318	218,372
Fidelity VIP Freedom 2020 (Advantedge ™)	10,332	49	10,283
Fidelity VIP Freedom 2020 (AnnuiChoiceII ™)	1,104	297	37,360
Fidelity VIP Freedom 2020 (IQ3 ™)	137,287	864	136,478
Fidelity VIP Freedom 2020 (Pinnacle Plus ™)	1,277	884	20,786
Fidelity VIP Freedom 2025 (Advantedge ™)	10,314	49	10,265
Fidelity VIP Freedom 2030 (Pinnacle Plus ™)	71	38	3,171
Fidelity VIP Growth & Income (AnnuiChoice II ™)	95,934	84,557	46,583
Fidelity VIP Growth & Income (AnnuiChoice ™)	866	27,273	150,105
Fidelity VIP Growth & Income (GrandMaster flex3 ™)	11,973	13,822	132,976
Fidelity VIP Growth & Income (IQ3 ™)	534	8,486	89,621
Fidelity VIP Growth & Income (Pinnacle Plus ™)	77,440	35,293	165,358
Fidelity VIP Growth & Income (Advantedge ™)	26,463	56	26,407
Fidelity VIP Growth (Advantedge ™)	12,627	12,406	22,126
Fidelity VIP Growth (AnnuiChoice II ™)	92,115	73,390	122,544
Fidelity VIP Growth (AnnuiChoice ™)	12,034	45,546	121,317
Fidelity VIP Growth (GrandMaster flex3 ™)	1,959	30,299	156,920
Fidelity VIP Growth (GrandMaster ™)	50,562	95,317	369,015
Fidelity VIP Growth (IQ3 ™)	37,718	90,493	138,534
Fidelity VIP Growth (Pinnacle Plus ™)	39,640	45,984	281,661
Fidelity VIP Growth Opportunities (Advantedge ™)	49,963	3,296	61,788
Fidelity VIP Growth Opportunities (AnnuiChoice II ™)	3,515	69	5,225
Fidelity VIP Growth Opportunities (AnnuiChoice ™)	683	2,564	24,632
Fidelity VIP Growth Opportunities (GrandMaster flex3 ™)	87	11,201	60,443
Fidelity VIP Growth Opportunities (IQ3 ™)	2,175	4,437	91,453
Fidelity VIP Growth Opportunities (Pinnacle Plus ™)	339,959	43,573	358,276
Fidelity VIP High Income (AnnuiChoice II ™)	94,321	95,068	42,329
Fidelity VIP High Income (AnnuiChoice ™)	92,024	84,268	466,000
Fidelity VIP High Income (GrandMaster flex3 ™)	1,084,095	1,138,801	1,156,198
Fidelity VIP High Income (IQ3 ™)	5,796,902	3,113,451	5,780,497
Fidelity VIP High Income (Pinnacle Plus ™)	40,511	71,560	181,913
Fidelity VIP High Income (Advantedge ™)	471,662	74,055	408,172
Fidelity VIP II Index 500 (Advantedge ™)	261,934	105,029	204,397
Fidelity VIP II Index 500 (AnnuiChoice II ™)	213,539	103,042	199,221
Fidelity VIP II Index 500 (AnnuiChoice ™)	50,540	127,752	641,822
Fidelity VIP II Index 500 (GrandmasterFlex3 ™)	56,773	103,525	748,673
Fidelity VIP II Index 500 (Grandmaster ™)	478,416	825,183	1,478,396
Fidelity VIP II Index 500 (IQ3 ™)	35,494	63,008	682,476
Fidelity VIP II Index 500 (Pinnacle Plus ™)	125,851	186,661	1,745,065
Fidelity VIP Investment Grade Bond (Advantedge ™)	105,443	38,880	83,722

Separate Account I

of

National Integrity Life Insurance Company

Notes to Financial Statements (continued)

2.  Investments (continued)

Division	Purchases	Sales	Cost
Non-Affiliated Service Class 2 (continued):
Fidelity VIP Investment Grade Bond (AnnuiChoice II ™)	$91,408	$31,998	$170,870
Fidelity VIP Investment Grade Bond (AnnuiChoice ™)	705,707	1,141,345	934,606
Fidelity VIP Investment Grade Bond (GrandMaster flex3 ™)	103,438	646,109	504,642
Fidelity VIP Investment Grade Bond (GrandMaster ™)	334,443	71,140	567,009
Fidelity VIP Investment Grade Bond (IQ3 ™)	198,324	215,692	627,819
Fidelity VIP Investment Grade Bond (Pinnacle Plus ™)	473,827	130,511	732,855
Fidelity VIP Mid Cap (AnnuiChoice II ™)	96,705	36,024	139,667
Fidelity VIP Mid Cap (AnnuiChoice ™)	9,090	241,768	474,895
Fidelity VIP Mid Cap (GrandMaster flex3 ™)	11,557	168,269	943,481
Fidelity VIP Mid Cap (Grandmaster ™)	303,710	381,388	547,503
Fidelity VIP Mid Cap (IQ Annuity ™)	50,292	196,265	1,254,554
Fidelity VIP Mid Cap (Pinnacle Plus ™)	425,818	112,942	2,132,610
Fidelity VIP Mid Cap (Advantedge ™)	143,509	10,786	134,156
Fidelity VIP Overseas (Advantedge ™)	66,607	8,017	112,112
Fidelity VIP Overseas (AnnuiChoice II ™)	106,587	83,244	129,290
Fidelity VIP Overseas (AnnuiChoice ™)	20,364	101,712	548,432
Fidelity VIP Overseas (GrandMaster flex3 ™)	12,941	101,407	367,968
Fidelity VIP Overseas (GrandMaster ™)	17,797	353,204	212,300
Fidelity VIP Overseas (IQ3 ™)	71,505	120,540	665,390
Fidelity VIP Overseas (Pinnacle Plus ™)	50,765	320,856	579,458
Fidelity VIP Value Stratagies (AnnuiChoice ™)	15,035	51	14,992
Fidelity VIP Value Strategies (GrandMaster ™)	99,436	19,776	83,523
Fidelity VIP Value Strategies (GrandMaster flex3 ™)	6,296	5	6,291
Fidelity VIP Value Strategies (AnnuiChoice II ™)	7,677	31	7,648
Fidelity VIP Value Strategies (Pinnacle Plus ™)	364,454	14,073	353,689
Non-Affiliated Class 1:
JPMorgan IT Mid Cap (IQ3 ™)	30,091	416	29,732
JPMorgan IT Mid Cap (Grandmaster ™)	49,566	1,727	48,055
JPMorgan IT Mid Cap (GrandMaster flex3 ™)	80,219	13,254	68,988
JPMorgan IT Mid Cap (Pinnacle Plus ™)	412,084	14,465	399,768
JPMorgan IT Mid Cap (AnnuiChoice ™)	135,982	6,138	131,049
Van Kampen UIF Emerging Markets Debt (AnnuiChoice ™)	2,728	7,366	30,306
Van Kampen UIF Emerging Markets Debt (GrandMaster flex3 ™)	1,823	32,494	9,077
Van Kampen UIF Emerging Markets Debt (IQ3 ™)	892	4,499	12,753
Van Kampen UIF U.S. Real Estate (AnnuiChoice II ™)	179	357	13,370
Van Kampen UIF U.S. Real Estate (AnnuiChoice ™)	1,337	10,711	52,718
Van Kampen UIF U.S. Real Estate (GrandMaster flex3 ™)	3,900	26,047	249,507
Van Kampen UIF U.S. Real Estate (IQ3 ™)	1,944	925	152,482
Non-Affiliated Class 2:
Franklin Foreign Securities (IQ Annuity ™)	67,542	109,434	294,017
Franklin Growth and Income Securities (Advantedge ™)	18,008	2,831	47,218
Franklin Growth and Income Securities (AnnuiChoice II ™)	20,845	1,815	60,134
Franklin Growth and Income Securities (AnnuiChoice ™)	29,658	86,782	677,549
Franklin Growth and Income Securities (GrandMaster flex3 ™)	12,741	39,419	417,111
Franklin Growth and Income Securities (Grandmaster ™)	1,032,891	1,176,076	645,318
Franklin Growth and Income Securities (IQ Annuity ™)	81,134	168,763	1,255,017
Franklin Growth and Income Securities (Pinnacle Plus ™)	49,286	137,250	1,375,999
Franklin Income Securities (Advantedge ™)	64,090	2,839	96,684

Separate Account I

of

National Integrity Life Insurance Company

Notes to Financial Statements (continued)

2.  Investments (continued)

Division	Purchases	Sales	Cost
Non-Affiliated Class 2 (continued):
Franklin Income Securities (AnnuiChoice II ™)	$104,891	$54,913	$214,842
Franklin Income Securities (AnnuiChoice ™)	43,767	54,999	513,759
Franklin Income Securities (GrandMaster flex3 ™)	246,910	488,968	2,455,386
Franklin Income Securities (Grandmaster ™)	755,982	1,175,977	1,633,019
Franklin Income Securities (IQ Annuity ™)	288,217	375,854	1,348,167
Franklin Income Securities (Pinnacle Plus ™)	127,221	333,321	1,920,414
Franklin Large Cap Growth Securities (Advantedge ™)	47,550	2,788	55,325
Franklin Large Cap Growth Securities (AnnuiChoice II ™)	4,417	1,567	104,997
Franklin Large Cap Growth Securities (AnnuiChoice ™)	43,606	2,762	94,648
Franklin Large Cap Growth Securities (GrandMaster flex3 ™)	18,319	56,922	72,301
Franklin Large Cap Growth Securities (Grandmaster ™)	765	6,853	73,221
Franklin Large Cap Growth Securities (IQ Annuity ™)	13,567	39,349	279,306
Franklin Large Cap Growth Securities (Pinnacle Plus ™)	40,908	42,318	268,278
Franklin Mutual Shares Securities (Advantedge ™)	324,161	11,650	463,347
Franklin Mutual Shares Securities (AnnuiChoice II ™)	28,798	15,674	144,618
Franklin Mutual Shares Securities (AnnuiChoice ™)	58,494	199,893	491,781
Franklin Mutual Shares Securities (GrandMaster flex3 ™)	92,832	302,568	1,573,380
Franklin Mutual Shares Securities (IQ Annuity ™)	85,323	69,335	399,747
Franklin Mutual Shares Securities (Pinnacle Plus ™)	36,728	125,185	1,531,960
Franklin Mutual Shares Securities Standard (IQ Advisor ™)	176	54	13,052
Franklin Mutual Shares Securities(Grandmaster ™)	389,170	706,196	1,667,028
Franklin Small Cap Value Securities (Advantedge ™)	90,509	6,500	84,527
Franklin Small Cap Value Securities (AnnuiChoice II ™)	398	3	395
Franklin Small Cap Value Securities (AnnuiChoice ™)	68,837	33,786	122,195
Franklin Small Cap Value Securities (GrandmasterFlex3 ™)	6,770	761	80,222
Franklin Small Cap Value Securities (Grandmaster ™)	578,378	601,562	784,134
Franklin Small Cap Value Securities (IQ3 ™)	30,974	1,808	35,775
Franklin Small Cap Value Securities (Pinnacle Plus ™)	25,099	132,059	327,571
Templeton Foreign Securities Fund (AnnuiChoice II ™)	49,669	1,041	81,304
Templeton Foreign Securities Fund (AnnuiChoice II ™)	36,071	62,046	140,727
Templeton Foreign Securities Fund (Advantedge ™)	41,170	6,806	72,668
Templeton Foreign Securities Fund (GrandMaster flex3 ™)	37,343	113,717	520,699
Templeton Foreign Securities Fund (Grandmaster ™)	631,531	452,316	395,562
Templeton Foreign Securities Fund (Pinnacle Plus ™)	412,537	86,052	1,121,732
Templeton Growth Securities (Advantedge ™)	21,437	5,524	55,786
Templeton Growth Securities (AnnuiChoice II ™)	5,340	7,551	32,838
Templeton Growth Securities (AnnuiChoice ™)	2,955	37,051	41,949
Templeton Growth Securities (GrandMaster flex3 ™)	65,584	157,386	1,223,293
Templeton Growth Securities (Grandmaster ™)	908,358	881,739	315,124
Templeton Growth Securities (IQ Annuity ™)	25,131	75,141	825,715
Templeton Growth Securities (Pinnacle Plus ™)	335,860	51,836	1,011,075
Templeton Growth Securities Standard (IQ Advisor ™)	136	26	6,708
Van Kampen LIT Comstock (AnnuiChoice ™)	2,785	76,002	18,857
Van Kampen LIT Comstock (GrandMaster flex3 ™)	7,018	62,046	115,002
Van Kampen LIT Comstock (Grandmaster ™)	4,611	11,875	92,615
Van Kampen LIT Comstock (IQ Annuity ™)	4,947	32,800	23,404
Van Kampen LIT Comstock (Pinnacle Plus ™)	6,491	41,526	167,712
Van Kampen LIT Comstock (AnnuiChoice II ™)	8,183	1,140	7,200

Separate Account I

of

National Integrity Life Insurance Company

Notes to Financial Statements (continued)

2.  Investments (continued)

Division	Purchases	Sales	Cost
Non-Affiliated Class 2 (continued):
Van Kampen LIT Capital Growth (AnnuiChoice ™)	$3,741	$31	$3,713
Van Kampen LIT Capital Growth (GrandMaster flex3 ™)	2	5,065	4,130
Van Kampen LIT Capital Growth (Grandmaster ™)	161,197	25,528	140,183
Van Kampen LIT Capital Growth (Pinnacle Plus ™)	352,621	13,802	476,829
Van Kampen LIT Capital Growth (Advantedge ™)	9,600	6	9,594
Van Kampen LIT Capital Growth (AnnuiChoice II ™)	4,057	68	4,001
Van Kampen UIF Emerging Markets Debt (Advantedge ™)	32,996	1,182	59,791
Van Kampen UIF Emerging Markets Debt (AnnuiChoice II ™)	28,508	183	39,274
Van Kampen UIF Emerging Markets Debt (AnnuiChoice ™)	95,587	1,940	116,564
Van Kampen UIF Emerging Markets Debt (GrandmasterFlex3 ™)	15,943	28,750	104,374
Van Kampen UIF Emerging Markets Debt (Grandmaster ™)	7,686	3,707	25,925
Van Kampen UIF Emerging Markets Debt (IQ3 ™)	82,090	116,063	97,236
Van Kampen UIF Emerging Markets Debt (Pinnacle Plus ™)	56,156	42,588	287,608
Van Kampen UIF Emerging Markets Equity (Advantedge ™)	102,774	21,262	144,944
Van Kampen UIF Emerging Markets Equity (AnnuiChoice II ™)	24,383	786	87,906
Van Kampen UIF Emerging Markets Equity (AnnuiChoice ™)	265,129	72,832	419,322
Van Kampen UIF Emerging Markets Equity (GrandMaster flex3 ™)	137,310	161,613	702,108
Van Kampen UIF Emerging Markets Equity (Grandmaster ™)	268,939	114,447	1,366,246
Van Kampen UIF Emerging Markets Equity (IQ Annuity ™)	117,416	96,985	324,255
Van Kampen UIF Emerging Markets Equity (Pinnacle Plus ™)	631,035	139,343	1,364,392
Van Kampen UIF U.S. Mid Cap (IQ Annuity ™)	1,001	3	998
Van Kampen UIF U.S. Mid Cap (AnnuiChoice II ™)	14,798	480	14,429
Van Kampen UIF U.S. Mid Cap (AnnuiChoice ™)	5,000	4	4,996
Van Kampen UIF U.S. Mid Cap (Advantedge ™)	120,992	9,873	123,767
Van Kampen UIF U.S. Mid Cap (Grandmaster ™)	311,348	245,372	72,705
Van Kampen UIF U.S. Mid Cap (Pinnacle Plus ™)	23,906	80,572	20,065
Van Kampen UIF U.S. Real Estate (AnnuiChoice II ™)	4,593	603	65,657
Van Kampen UIF U.S. Real Estate (AnnuiChoice ™)	3,119	109,047	10,022
Van Kampen UIF U.S. Real Estate (Pinnacle Plus ™)	69,294	193,664	792,989
Van Kampen UIF U.S. Real Estate (Advantedge ™)	31,872	3,041	29,505
Van Kampen UIF U.S. Real Estate (GrandmasterFlex3 ™)	12,492	13,774	96,457
Van Kampen UIF U.S. Real Estate (Grandmaster ™)	69,592	199,915	256,910
Van Kampen UIF U.S. Real Estate (IQ3 ™)	47,501	34,297	98,724
Non-Affiliated Class B:
Columbia VIT Mid Cap (Grandmaster ™)	34,932	1,129	33,918
Columbia VIT Mid Cap (Pinnacle Plus ™)	1,558	2	1,556
Columbia VIT Small Cap (Grandmaster ™)	27,786	1,110	26,747
Columbia VIT Small Cap (Advantedge ™)	13,085	27	13,057
Columbia VIT Small Cap (Pinnacle Plus ™)	1,782	3	1,779
DWS Small Cap Index VIP (AnnuiChoice II ™)	2,532	2,087	22,624
DWS Small Cap Index VIP (AnnuiChoice ™)	8,751	18,893	112,418
DWS Small Cap Index VIP (GrandMaster flex3 ™)	12,425	45,853	75,965
DWS Small Cap Index VIP (Grandmaster ™)	5,807	6,204	18,031
DWS Small Cap Index VIP (IQ3 ™)	8,256	4,850	102,396
DWS Small Cap Index VIP (Pinnacle Plus ™)	29,054	56,553	368,782
DWS Small Cap Index VIP (Advantedge ™)	7,365	2,422	5,053
Non-Affiliated Advisor Class:
Pimco VIT All Asset (IQ Annuity ™)	53,740	16,769	67,239

Separate Account I

of

National Integrity Life Insurance Company

Notes to Financial Statements (continued)

2.  Investments (continued)

Division	Purchases	Sales	Cost
Non-Affiliated Advisor Class (continued):
Pimco VIT All Asset (Pinnacle Plus ™)	$78,346	$151,938	$82,905
Pimco VIT All Asset (Grandmaster ™)	2,720	3	2,717
Pimco VIT All Asset (GrandMaster flex3 ™)	5,101	4	5,097
Pimco VIT All Asset (Advantedge ™)	175,314	557	174,789
Pimco VIT All Asset (AnnuiChoice II ™)	17,067	1,706	188,278
Pimco VIT All Asset (AnnuiChoice ™)	14,781	10,350	71,349
Pimco VIT Commodity Real Return Strategy (Advantedge ™)	71,476	5,334	152,324
Pimco VIT Commodity Real Return Strategy (AnnuiChoice II ™)	52,933	4,583	82,172
Pimco VIT Commodity Real Return Strategy (AnnuiChoice ™)	18,838	5,530	28,768
Pimco VIT Commodity Real Return Strategy (Grandmaster ™)	252,360	16,315	305,018
Pimco VIT Commodity Real Return Strategy (IQ Annuity ™)	67,622	13,277	156,063
Pimco VIT Commodity Real Return Strategy (GrandMaster flex3 ™)	38,241	583	57,478
Pimco VIT Commodity Real Return Strategy (Pinnacle Plus ™)	179,012	161,988	118,869
Pimco VIT Low Duration (IQ Annuity ™)	28,615	945	42,865
Pimco VIT Low Duration (Grandmaster ™)	13,704	5,366	8,423
Pimco VIT Low Duration (GrandMaster flex3 ™)	104,946	419	104,529
Pimco VIT Low Duration (Advantedge ™)	81,487	362	81,124
Pimco VIT Low Duration (AnnuiChoice II ™)	5,243	134	5,109
Pimco VIT Low Duration (AnnuiChoice ™)	322,820	1,557	321,267
Pimco VIT Low Duration (Pinnacle Plus ™)	149,618	62,714	183,780
Pimco VIT Real Return (AnnuiChoice II ™)	38,341	16,956	22,515
Pimco VIT Real Return (Advantedge ™)	14,339	784	22,404
Pimco VIT Real Return (AnnuiChoice ™)	122,918	313	122,626
Pimco VIT Real Return (Grandmaster flex3 ™)	209,525	142,474	81,430
Pimco VIT Real Return (Grandmaster ™)	54,903	6,685	64,600
Pimco VIT Real Return (IQ Annuity ™)	164,661	1,629	213,329
Pimco VIT Real Return (Pinnacle Plus ™)	254,517	203,140	99,867
Pimco VIT Total Return (Advantedge ™)	1,721,277	316,247	1,775,574
Pimco VIT Total Return (AnnuiChoice II ™)	501,921	20,205	935,775
Pimco VIT Total Return (AnnuiChoice ™)	1,705,967	534,129	1,408,776
Pimco VIT Total Return (Grandmaster flex3 ™)	282,820	38,212	275,301
Pimco VIT Total Return (Grandmaster ™)	1,340,483	636,496	791,651
Pimco VIT Total Return (IQ Annuity ™)	528,937	79,480	761,805
Pimco VIT Total Return (Pinnacle Plus ™)	408,230	429,102	258,479
Non-Affiliated Investor Class:
Rydex VT All-Cap Opportunity Fund (Pinnacle Plus ™)	6,822	3,827	5,511
Rydex VT All-Cap Opportunity Fund (Advantedge ™)	11,325	596	55,123
Rydex VT All-Cap Opportunity Fund (AnnuiChoice II ™)	2,133	855	32,392
Rydex VT All-Cap Opportunity Fund (AnnuiChoice ™)	992	4,395	2,876
Rydex VT All-Cap Opportunity Fund (Grandmaster ™)	2	641	2,080
Rydex VT All-Cap Opportunity Fund (IQ Annuity ™)	132	457	193
Rydex VT Alternative Strategies Allocation (Advantedge ™)	30,293	6,302	24,216
Rydex VT Alternative Strategies Allocation (Pinnacle Plus ™)	668	1	667
Rydex VT Alternative Strategies Allocation (Annuichoice ™)	95,114	689	94,447
Rydex VT Alternative Strategies Allocation (AnnuiChoice II ™)	3,000	973	2,080
Rydex VT Managed Futures Strategies (Advantedge ™)	202,674	144,569	71,331
Rydex VT Managed Futures Strategies (Annuichoice ™)	425,691	75,862	358,943
Rydex VT Managed Futures Strategies (Pinnacle Plus ™)	202,995	7,205	254,315

Separate Account I

of

National Integrity Life Insurance Company

Notes to Financial Statements (continued)

2.  Investments (continued)

Division	Purchases	Sales	Cost
Non-Affiliated Investor Class (continued):
Rydex VT Managed Futures Strategies (Grandmaster ™)	$429,526	$28,322	$401,637
Rydex VT Managed Futures Strategies (Grandmaster flex3 ™)	29,272	18,498	9,943
Rydex VT Managed Futures Strategies (AnnuiChoice II ™)	358,204	5,347	352,853
Rydex VT Multi-Hedge Strategies (Advantedge ™)	70,227	1,215	94,472
Rydex VT Multi-Hedge Strategies (AnnuiChoice II ™)	65,242	423,691	227,144
Rydex VT Multi-Hedge Strategies (AnnuiChoice ™)	4,319	244,194	184,713
Rydex VT Multi-Hedge Strategies (Grandmaster flex3 ™)	15,939	260	20,563
Rydex VT Multi-Hedge Strategies (Grandmaster ™)	53,203	9,103	51,293
Rydex VT Multi-Hedge Strategies (IQ Annuity ™)	147,066	31,753	155,497
Rydex VT Multi-Hedge Strategies (Pinnacle Plus ™)	22,164	13,230	28,224

Separate Account I

of

National Integrity Life Insurance Company

Notes to Financial Statements (continued)

3. Expenses

National Integrity assumes mortality and expense risks and incurs certain administrative expenses related to the operations of the Separate Account and deducts a charge from the assets of the Separate Account at an annual rate.  Nine contracts are currently included in the Separate Account: GrandMaster flex3, IQ the SmartAnnuity (“IQ Annuity”), IQ3 the Smart Annuity (“IQ3”), IQ Advisor (Standard or Enhanced), AnnuiChoice, AnnuiChoice II, Pinnacle Plus, and AdvantEdge. GrandMaster flex3, AnnuiChoice, AnnuiChoice II, Pinnacle Plus, and AdvantEdge have a deferred sales load charge.  IQ Annuity, IQ3, has IQ Advisor (Standard or Enhanced) have no sales load charges on their contracts. GrandMaster flex3 charges an annual rate of 1.40% and 0.15% of net assets, IQ Annuity and IQ3 charge a annual rate of 1.3% and 0.15% of net assets. AnnuiChoice charges an annual rate of 0.85% and 0.15% of net assets, AnnuiChoice II charges an annual rate of 1.00% and 0.15% of net assets. Pinnacle Plus charges an annual rate of 1.52% during the first nine contract years and 1.00% thereafter and 0.15% of net assets, respectively, for mortality and expense risks and administrative expenses. IQ Advisor Standard, an integrated low cost annuity sold be fee based financial planners, charges an annual rate of 0.60% of net assets for mortality and expense risks and administrative expenses. The same contract is available with an optional death benefit referred to as IQ Advisor Enhanced and charges an annual rate of 0.80% of net assets to cover these expenses. AdvantEdge charges an annual rate of 1.60% of net assets for mortality and expense risk and administrative expenses. Guaranteed Minimum Accumulation Benefit (“GMAB”) funds in AnnuiChoice and AnnuiChoice II charge an additional 0.60% of net assets for expenses associated with the GMAB rider. These charges are deducted on a daily basis. For IQ Annuity, IQ3, and AnnuiChoice, an annual administrative charge of $30 per contract is assessed if the participant’s account value is less than $50,000, or less than $75,000 for AnnuiChoice, at the end of any participation year prior to the participant’s retirement date )as defined by the participant’s contract). Pinnacle Plus has an annual administrative charge of $40 per contract, which is assessed if the account value is less than $75,000 at the end of any participation year. AnnuiChoice II has an annual administrative charge of $30 per contract, which is assessed if the account value is less than $75,000 at the end of any contact year. For GrandMaster flex 3 an annual administrative charge of $50 per contract is assessed if the account value is less than $75,000 at the end of any contract year. For AdvantEdge, an annual administrative charge of $50 per contract is assessed if the account value is less than $50,000 at the end of any contract year. IQ Advisor (Standard or Enhanced) does not have an annual administrative charge.

National Integrity also deducts an amount quarterly to cover the cost of any additional benefits available under the contracts, if elected. The charge for riders is deducted on a quarterly anniversary day.

Separate Account I

of

National Integrity Life Insurance Company

Notes to Financial Statements (continued)

4.  Financial Highlights

A summary of net assets, unit values and units outstanding for variable annuity contracts, investment income and expense ratios, excluding expenses of the underlying funds and total returns are presented for the periods ended December 31, 2009, 2008, 2007, 2006, and 2005 (refer to the Statements of Changes in Net Assets for the applicable periods ended December 31, 2009 and 2008).

Investment income ratio amounts represent the dividends, excluding distributions of capital gains, received by the subaccount from the underlying mutual fund net of management fees assessed by the fund manager, divided by the average net assets.  These ratios exclude those expenses, such as mortality and expense risk and administrative charges, that result in direct reductions in the unit values.  The recognition of investment income by the subaccount is affected by the timing of the declaration of dividends by the underlying fund in which the subaccounts invest.

Expense ratio amounts represent the annualized contract expenses of the separate account, consisting primarily of mortality and expense risk and administrative charges, for each period indicated.  The ratios include only those expenses that result in a direct reduction to unit values.  Charges made directly to contract owner accounts through the redemption of units and expenses of the underlying fund are excluded.

Total return amounts represent the total return for the periods indicated, including changes in the value of the underlying fund, which includes expenses assessed through the reduction of unit values.  The ratio does not include any expenses assessed through the redemption of units.  Investment options with a date notation indicate the effective date of that investment option in the variable account.  The total return is calculated for the period indicated or from the effective date through the end of the reporting period.

					Investment
		Units	Unit	Net Assets	Income	Expense	Total
Division	Year	(000s)	Value	(000s)	Ratio (1)	Ratio (1)	Return (2)
Affiliated:
Touchstone Aggressive ETF (Advantedge ™)
	2009	9	$8.88	$79	2.99%	1.60%	19.68%
	2008	6	7.42	42	4.36%	1.60%	(25.84)%
Touchstone Aggressive ETF (AnnuiChoice ™)
	2009	32	10.52	341	2.26%	1.00%	20.51%
	2008	41	8.73	359	2.33%	1.00%	(29.84)%
	2007	45	12.45	565	1.64%	1.00%	4.07%
	2006	59	11.96	702	1.50%	1.00%	12.39%
	2005	51	10.64	545	0.00%	1.00%	3.63%
Touchstone Aggressive ETF (GrandMaster flex3 ™)
	2009	47	10.23	480	2.14%	1.55%	19.84%
	2008	51	8.54	432	2.31%	1.55%	(30.23)%
	2007	55	12.23	672	1.88%	1.55%	3.49%
	2006	57	11.82	678	1.51%	1.55%	11.77%
	2005	47	10.58	493	0.00%	1.55%	2.99%
Touchstone Aggressive ETF (Grandmaster ™)
	2009	1	10.34	10	1.81%	1.35%	20.08%
	2008	3	8.61	22	2.21%	1.35%	(30.08)%
	2007	3	12.31	36	0.04%	1.35%	3.70%
	2006	185	11.87	2,201	1.47%	1.35%	11.99%
	2005	186	10.60	1,977	0.00%	1.35%	3.22%

(1)  Results for periods of less than one year have been annualized.

(2)  Results for periods of less than one year have not been annualized.

* -  Less than 1,000.

Separate Account I

of

National Integrity Life Insurance Company

Notes to Financial Statements (continued)

4.  Financial Highlights (continued)

					Investment
		Units	Unit	Net Assets	Income	Expense	Total
Division	Year	(000s)	Value	(000s)	Ratio (1)	Ratio (1)	Return (2)
Affiliated (continued):
Touchstone Aggressive ETF (IQ Annuity ™)
	2009	47	$10.28	$479	2.04%	1.45%	19.96%
	2008	62	8.57	532	3.39%	1.45%	(30.16)%
	2007	38	12.27	461	0.89%	1.45%	3.59%
	2006	92	11.85	1,091	1.40%	1.45%	11.88%
	2005	89	10.59	939	0.00%	1.45%	3.11%
Touchstone Aggressive ETF (Pinnacle Plus ™)
	2009	7	10.17	74	2.71%	1.67%	19.69%
	2008	4	8.49	34	0.45%	1.67%	(30.31)%
	2007	60	12.19	728	1.58%	1.67%	3.36%
	2006	56	11.79	664	2.30%	1.67%	11.63%
	2005	18	10.56	195	0.00%	1.67%	2.85%
Touchstone Aggressive ETF Fund (AnnuiChoice II ™)
	2009	45	12.64	567	3.37%	1.15%	26.43%
Touchstone Baron Small Cap (Advantedge ™)
	2009	19	9.14	170	0.00%	1.60%	30.81%
	2008	3	6.99	24	0.00%	1.60%	(30.13)%
Touchstone Baron Small Cap (AnnuiChoice ™)
	2009	4	15.94	70	0.00%	1.00%	31.61%
	2008	12	12.11	146	0.00%	1.00%	0.00%
	2007	17	18.44	309	0.00%	1.00%	1.73%
	2006	23	18.12	411	0.00%	1.00%	17.09%
	2005	27	15.48	419	0.00%	1.00%	6.61%
Touchstone Baron Small Cap (AnnuiChoice II ™)
	2009	13	9.89	125	0.00%	1.15%	31.41%
	2008	9	7.52	66	0.00%	1.15%	(34.41)%
	2007	1	11.47	13	0.00%	1.15%	1.57%
Touchstone Baron Small Cap (GrandMaster flex3 ™)
	2009	36	14.59	528	0.00%	1.55%	30.88%
	2008	48	11.15	536	0.00%	1.55%	(34.68)%
	2007	45	17.07	761	0.00%	1.55%	1.16%
	2006	44	16.87	741	0.00%	1.55%	16.44%
	2005	38	14.49	551	0.00%	1.55%	6.01%
Touchstone Baron Small Cap (Grandmaster ™)
	2009	25	12.71	319	0.00%	1.35%	31.14%
	2008	13	9.69	126	0.00%	1.35%	(34.54)%
	2007	23	14.81	338	0.00%	1.35%	1.37%
	2006	28	14.61	410	0.00%	1.35%	16.67%
	2005	23	12.52	284	0.00%	1.35%	6.20%
Touchstone Baron Small Cap (IQ Annuity ™)
	2009	69	15.01	1,042	0.00%	1.45%	31.01%
	2008	76	11.46	874	0.00%	1.45%	(34.61)%
	2007	75	17.52	1,312	0.00%	1.45%	1.26%
	2006	72	17.31	1,253	0.00%	1.45%	16.56%
	2005	73	14.85	1,091	0.00%	1.45%	6.13%

(1)  Results for periods of less than one year have been annualized.

(2)  Results for periods of less than one year have not been annualized.

* -  Less than 1,000.

Separate Account I

of

National Integrity Life Insurance Company

Notes to Financial Statements (continued)

4.  Financial Highlights (continued)

						Investment
		Units		Unit	Net Assets	Income	Expense	Total
Division	Year	(000s)		Value	(000s)	Ratio (1)	Ratio (1)	Return (2)
Affiliated (continued):
Touchstone Baron Small Cap (Pinnacle Plus ™)
	2009	38		$14.72	$552	0.00%	1.67%	30.72%
	2008	38		11.26	431	0.00%	1.67%	(34.76)%
	2007	41		17.26	706	0.00%	1.67%	1.04%
	2006	38		17.08	643	0.00%	1.67%	16.30%
	2005	34		14.69	495	0.00%	1.67%	5.91%
Touchstone Conservative ETF (AnnuiChoice II ™)
	2009	47		11.29	536	5.37%	1.15%	12.90%
Touchstone Conservative ETF (Advantedge ™)
	2009	3		10.02	28	5.40%	1.60%	10.00%
	2008	1		9.11	10	169.48%	1.60%	(8.90)%
Touchstone Conservative ETF (AnnuiChoice ™)
	2009	1		11.56	10	3.02%	1.00%	10.67%
	2008	1		10.44	9	3.06%	1.00%	(10.40)%
	2007	1		11.65	11	0.58%	1.00%	4.69%
	2006	3		11.13	33	0.96%	1.00%	7.07%
	2005	—	*	10.40	5	0.00%	1.00%	2.33%
Touchstone Conservative ETF (GrandMaster flex3 ™)
	2009	157		11.23	1,759	3.85%	1.55%	10.06%
	2008	91		10.21	928	2.78%	1.55%	(10.90)%
	2007	105		11.45	1,201	1.68%	1.55%	4.11%
	2006	132		11.00	1,449	0.96%	1.55%	6.48%
	2005	108		10.33	1,118	0.00%	1.55%	1.70%
Touchstone Conservative ETF (Grandmaster ™)
	2009	20		11.35	232	1.92%	1.35%	10.28%
	2008	61		10.29	629	9.77%	1.35%	(10.72)%
	2007	14		11.53	166	1.83%	1.35%	4.32%
	2006	14		11.05	152	0.90%	1.35%	6.69%
	2005	12		10.36	128	0.00%	1.35%	1.93%
Touchstone Conservative ETF (IQ Annuity ™)
	2009	144		11.29	1,621	3.32%	1.45%	10.17%
	2008	166		10.25	1,706	2.88%	1.45%	(10.81)%
	2007	180		11.49	2,072	1.96%	1.45%	4.22%
	2006	128		11.03	1,412	0.88%	1.45%	6.58%
	2005	115		10.34	1,193	0.00%	1.45%	1.82%
Touchstone Conservative ETF (Pinnacle Plus ™)
	2009	107		11.16	1,190	3.90%	1.67%	9.93%
	2008	58		10.15	590	3.03%	1.67%	(11.01)%
	2007	59		11.41	676	1.55%	1.67%	3.98%
	2006	72		10.97	787	1.02%	1.67%	6.35%
	2005	32		10.32	333	0.00%	1.67%	1.56%
Touchstone Core Bond (AnnuiChoice ™)
	2009	17		13.33	225	4.37%	1.00%	13.75%
	2008	23		11.72	272	4.15%	1.00%	(4.23)%
	2007	20		12.24	242	3.89%	1.00%	4.39%
	2006	23		11.73	266	4.33%	1.00%	3.02%
	2005	20		11.38	232	0.00%	1.00%	0.64%
Touchstone Core Bond (AnnuiChoice II ™)
	2009	11		11.50	121	4.37%	1.15%	13.58%
	2008	18		10.12	178	5.96%	1.15%	(4.38)%
	2007	6		10.59	60	6.27%	1.15%	4.23%

(1)  Results for periods of less than one year have been annualized.

(2)  Results for periods of less than one year have not been annualized.

* -  Less than 1,000.

Separate Account I

of

National Integrity Life Insurance Company

Notes to Financial Statements (continued)

4.  Financial Highlights (continued)

					Investment
		Units	Unit	Net Assets	Income	Expense	Total
Division	Year	(000s)	Value	(000s)	Ratio (1)	Ratio (1)	Return (2)
Affiliated (continued):
Touchstone Core Bond (GrandMaster flex3 ™)
	2009	21	$12.38	$255	3.59%	1.55%	13.12%
	2008	42	10.95	463	4.46%	1.55%	(4.77)%
	2007	49	11.50	560	4.45%	1.55%	3.81%
	2006	52	11.07	575	4.52%	1.55%	2.45%
	2005	50	10.81	539	0.00%	1.55%	0.08%
	Touchstone Core Bond (Grandmaster ™)
	2009	48	11.91	573	5.85%	1.35%	13.35%
	2008	2	10.51	23	1.62%	1.35%	(4.57)%
	2007	5	11.01	52	4.10%	1.35%	4.02%
	2006	2	10.58	16	0.81%	1.35%	2.65%
	2005	1	10.31	12	0.00%	1.35%	0.29%
	Touchstone Core Bond (IQ Annuity ™)
	2009	13	12.83	164	5.38%	1.45%	13.23%
	2008	12	11.33	132	3.01%	1.45%	(4.67)%
	2007	28	11.89	328	3.49%	1.45%	3.91%
	2006	40	11.44	460	3.77%	1.45%	2.55%
	2005	55	11.15	618	0.00%	1.45%	0.21%
	Touchstone Core Bond (Pinnacle Plus ™)
	2009	44	11.55	506	4.55%	1.67%	12.98%
	2008	50	10.22	508	4.78%	1.67%	(4.88)%
	2007	21	10.75	230	4.36%	1.67%	3.68%
	2006	21	10.37	220	4.56%	1.67%	2.32%
	2005	20	10.13	201	0.00%	1.67%	0.02%
	Touchstone Enhanced ETF (Advantedge ™)
	2009	12	8.85	106	4.25%	1.60%	20.22%
	2008	8	7.36	57	15.01%	1.60%	(26.41)%
	Touchstone Enhanced ETF (AnnuiChoice ™)
	2009	160	10.65	1,703	3.42%	1.00%	20.95%
	2008	144	8.81	1,270	6.64%	1.00%	(32.09)%
	2007	153	12.97	1,988	2.00%	1.00%	2.98%
	2006	155	12.59	1,957	0.74%	1.00%	14.24%
	2005	146	11.02	1,610	0.00%	1.00%	5.00%
Touchstone Enhanced ETF (GrandMaster flex3 ™)
	2009	110	10.35	1,140	2.80%	1.55%	20.28%
	2008	139	8.61	1,193	6.20%	1.55%	(32.47)%
	2007	156	12.75	1,993	1.94%	1.55%	2.41%
	2006	158	12.45	1,962	0.80%	1.55%	13.60%
	2005	111	10.96	1,216	0.00%	1.55%	4.35%
	Touchstone Enhanced ETF (Grandmaster ™)
	2009	66	10.46	694	2.70%	1.35%	20.52%
	2008	105	8.68	910	5.45%	1.35%	(32.33)%
	2007	180	12.83	2,309	1.53%	1.35%	2.62%
	2006	275	12.50	3,440	0.73%	1.35%	13.83%
	2005	256	10.98	2,809	0.00%	1.35%	4.58%

(1)  Results for periods of less than one year have been annualized.

(2)  Results for periods of less than one year have not been annualized.

* -  Less than 1,000.

Separate Account I

of

National Integrity Life Insurance Company

Notes to Financial Statements (continued)

4.  Financial Highlights (continued)

					Investment
		Units	Unit	Net Assets	Income	Expense	Total
Division	Year	(000s)	Value	(000s)	Ratio (1)	Ratio (1)	Return (2)
Affiliated (continued):
	Touchstone Enhanced ETF (IQ Annuity ™)
	2009	50	$10.41	$522	2.38%	1.45%	20.40%
	2008	81	8.64	700	6.49%	1.45%	(32.40)%
	2007	90	12.79	1,156	1.78%	1.45%	2.51%
	2006	117	12.47	1,456	0.73%	1.45%	13.72%
	2005	83	10.97	910	0.00%	1.45%	4.47%
	Touchstone Enhanced ETF (Pinnacle Plus ™)
	2009	47	10.29	481	3.57%	1.67%	20.13%
	2008	29	8.56	252	4.83%	1.67%	(32.55)%
	2007	68	12.70	867	1.67%	1.67%	2.28%
	2006	63	12.42	786	1.25%	1.67%	13.47%
	2005	16	10.94	178	0.00%	1.67%	4.21%
Touchstone Enhanced ETF Fund (AnnuiChoice II ™)
	2009	11	12.63	136	4.89%	1.15%	26.30%
Touchstone GMAB Aggressive ETF Fund (AnnuiChoice II ™)
	2009	20	12.59	256	3.34%	1.15%	25.90%
	Touchstone High Yield (AnnuiChoice II ™)
	2009	1	11.45	7	14.57%	1.15%	44.95%
	Touchstone High Yield (AnnuiChoice ™)
	2009	6	16.17	104	5.46%	1.00%	45.17%
	2008	8	11.14	88	2.47%	1.00%	(24.94)%
	2007	27	14.84	403	9.01%	1.00%	0.76%
	2006	25	14.72	365	12.60%	1.00%	6.82%
	2005	12	13.78	166	0.00%	1.00%	2.26%
Touchstone High Yield (GrandMaster flex3 ™)
	2009	30	15.20	454	6.13%	1.55%	44.37%
	2008	37	10.53	392	5.92%	1.55%	(25.36)%
	2007	29	14.11	407	8.30%	1.55%	0.19%
	2006	32	14.08	449	7.48%	1.55%	6.23%
	2005	35	13.25	466	0.00%	1.55%	1.65%
	Touchstone High Yield (Grandmaster ™)
	2009	7	12.57	84	5.48%	1.35%	44.66%
	2008	21	8.69	182	6.37%	1.35%	(25.21)%
	2007	12	11.62	139	5.77%	1.35%	0.40%
	2006	23	11.57	264	7.44%	1.35%	6.45%
	2005	34	10.87	371	0.00%	1.35%	1.90%
	Touchstone High Yield (IQ Annuity ™)
	2009	23	15.90	370	7.36%	1.45%	44.51%
	2008	16	11.00	175	5.66%	1.45%	(25.29)%
	2007	21	14.73	307	6.91%	1.45%	0.30%
	2006	27	14.68	398	7.43%	1.45%	6.34%
	2005	29	13.81	397	0.00%	1.45%	1.76%
	Touchstone High Yield (Pinnacle Plus ™)
	2009	67	13.18	888	8.12%	1.67%	44.19%
	2008	63	9.14	573	6.38%	1.67%	(25.45)%
	2007	70	12.26	863	8.29%	1.67%	0.07%
	2006	74	12.25	901	7.96%	1.67%	6.10%
	2005	64	11.55	741	0.00%	1.67%	1.55%
Touchstone Large Cap Core Equity (Advantedge ™)
	2009	2	8.48	19	2.62%	1.60%	22.08%
	2008	1	6.95	8	3.02%	1.60%	(30.52)%

(1)  Results for periods of less than one year have been annualized.

(2)  Results for periods of less than one year have not been annualized.

* -  Less than 1,000.

Separate Account I

of

National Integrity Life Insurance Company

Notes to Financial Statements (continued)

4.  Financial Highlights (continued)

						Investment
		Units		Unit	Net Assets	Income	Expense	Total
Division	Year	(000s)		Value	(000s)	Ratio (1)	Ratio (1)	Return (2)
Affiliated (continued):
Touchstone Large Cap Core Equity (AnnuiChoice ™)
	2009	13		$10.20	$134	1.13%	1.00%	22.82%
	2008	20		8.30	165	2.09%	1.00%	(35.85)%
Touchstone Large Cap Core Equity (AnnuiChoice II ™)
	2009	1		8.97	13	1.70%	1.15%	22.64%
	2008	3		7.31	21	1.52%	1.15%	(35.95)%
	2007	28		11.42	323	4.37%	1.15%	4.10%
Touchstone Large Cap Core Equity (GrandMaster flex3 ™)
	2009	19		10.72	202	1.33%	1.55%	22.14%
	2008	21		8.78	185	2.08%	1.55%	(36.21)%
	2007	3		13.76	44	2.95%	1.55%	3.68%
	2006	5		13.27	60	2.39%	1.55%	24.62%
	2005	5		10.65	56	0.00%	1.55%	(4.59)%
Touchstone Large Cap Core Equity (Grandmaster ™)
	2009	72		10.28	737	1.93%	1.35%	22.39%
	2008	4		8.40	32	1.53%	1.35%	(36.08)%
	2007	1		13.14	7	1.93%	1.35%	3.89%
	2006	—	*	12.65	10	2.35%	1.35%	24.87%
	2005	—	*	10.13	8	0.00%	1.35%	(4.35)%
Touchstone Large Cap Core Equity (IQ Annuity ™)
	2009	37		10.16	377	1.24%	1.45%	22.27%
	2008	47		8.31	388	2.05%	1.45%	(36.14)%
	2007	8		13.01	110	3.06%	1.45%	3.78%
	2006	8		12.54	102	5.26%	1.45%	24.75%
	2005	3		10.05	26	0.00%	1.45%	(4.47)%
Touchstone Large Cap Core Equity (Pinnacle Plus ™)
	2009	34		11.00	375	1.26%	1.67%	21.99%
	2008	47		9.02	421	2.17%	1.67%	(36.29)%
	2007	8		14.15	120	3.35%	1.67%	3.55%
	2006	6		13.67	75	2.35%	1.67%	24.47%
	2005	5		10.98	50	0.00%	1.67%	(4.68)%
Touchstone Mid Cap Growth (Advantedge ™)
	2009	5		8.79	44	0.18%	1.60%	36.77%
Touchstone Mid Cap Growth (AnnuiChoice ™)
	2009	13		15.95	210	0.10%	1.00%	37.60%
	2008	15		11.59	168	3.80%	1.00%	(40.31)%
	2007	17		19.42	328	3.86%	1.00%	13.28%
	2006	11		17.15	194	0.00%	1.00%	15.02%
	2005	19		14.91	288	6.09%	1.00%	14.15%
Touchstone Mid Cap Growth (AnnuiChoice II ™)
	2009	5		10.03	48	0.10%	1.15%	37.39%
	2008	5		7.30	34	6.96%	1.15%	(40.40)%
	2007	4		12.24	45	4.58%	1.15%	13.11%
Touchstone Mid Cap Growth (GrandMaster flex3 ™)
	2009	18		15.45	277	0.10%	1.55%	36.84%
	2008	19		11.29	215	3.42%	1.55%	(40.64)%
	2007	28		19.02	537	4.01%	1.55%	12.65%
	2006	16		16.89	267	0.00%	1.55%	14.38%
	2005	9		14.76	139	5.15%	1.55%	13.49%

(1)  Results for periods of less than one year have been annualized.

(2)  Results for periods of less than one year have not been annualized.

* -  Less than 1,000.

Separate Account I

of

National Integrity Life Insurance Company

Notes to Financial Statements (continued)

4.  Financial Highlights (continued)

					Investment
		Units	Unit	Net Assets	Income	Expense	Total
Division	Year	(000s)	Value	(000s)	Ratio (1)	Ratio (1)	Return (2)
Affiliated (continued):
Touchstone Mid Cap Growth (Grandmaster ™)
	2009	15	$12.89	$191	0.11%	1.35%	37.11%
	2008	15	9.40	146	4.15%	1.35%	(40.52)%
	2007	15	15.81	240	3.66%	1.35%	12.88%
	2006	11	14.01	159	0.00%	1.35%	14.61%
	2005	10	12.22	123	5.37%	1.35%	13.78%
Touchstone Mid Cap Growth (IQ Annuity ™)
	2009	14	16.46	229	0.10%	1.45%	36.97%
	2008	17	12.02	208	3.30%	1.45%	(40.58)%
	2007	29	20.22	593	3.79%	1.45%	12.76%
	2006	18	17.93	332	0.00%	1.45%	14.50%
	2005	22	15.66	342	4.33%	1.45%	13.67%
Touchstone Mid Cap Growth (Pinnacle Plus ™)
	2009	45	15.05	674	0.10%	1.67%	36.67%
	2008	48	11.01	529	3.81%	1.67%	(40.71)%
	2007	60	18.57	1,119	4.23%	1.67%	12.51%
	2006	36	16.51	600	0.00%	1.67%	14.24%
	2005	30	14.45	438	5.97%	1.67%	13.33%
Touchstone Moderate ETF (Advantedge ™)
	2009	10	9.45	96	4.41%	1.60%	15.57%
	2008	4	8.18	34	4.50%	1.60%	(18.19)%
Touchstone Moderate ETF (AnnuiChoice ™)
	2009	48	11.08	534	3.71%	1.00%	16.27%
	2008	28	9.53	271	1.93%	1.00%	(21.14)%
	2007	21	12.08	254	1.29%	1.00%	4.18%
	2006	25	11.59	290	1.23%	1.00%	9.87%
	2005	13	10.55	142	0.00%	1.00%	2.86%
Touchstone Moderate ETF (GrandMaster flex3 ™)
	2009	170	10.76	1,833	3.32%	1.55%	15.63%
	2008	159	9.31	1,481	1.64%	1.55%	(21.58)%
	2007	165	11.87	1,959	1.35%	1.55%	3.60%
	2006	187	11.46	2,140	1.12%	1.55%	9.26%
	2005	153	10.49	1,600	0.00%	1.55%	2.32%
Touchstone Moderate ETF (Grandmaster ™)
	2009	15	10.88	168	3.31%	1.35%	15.86%
	2008	17	9.39	160	1.45%	1.35%	(21.42)%
	2007	29	11.95	342	1.38%	1.35%	3.81%
	2006	33	11.51	378	0.95%	1.35%	9.48%
	2005	36	10.51	376	0.00%	1.35%	2.55%
Touchstone Moderate ETF (IQ Annuity ™)
	2009	225	10.82	2,433	2.60%	1.45%	15.74%
	2008	351	9.35	3,284	2.15%	1.45%	(21.50)%
	2007	244	11.91	2,905	1.78%	1.45%	3.70%
	2006	189	11.48	2,166	1.07%	1.45%	9.37%
	2005	178	10.50	1,871	0.00%	1.45%	2.44%
Touchstone Moderate ETF (Pinnacle Plus ™)
	2009	254	10.70	2,713	3.96%	1.67%	15.49%
	2008	116	9.26	1,078	1.89%	1.67%	(21.68)%
	2007	88	11.83	1,040	1.45%	1.67%	3.47%
	2006	85	11.43	973	1.25%	1.67%	9.13%
	2005	58	10.47	604	0.00%	1.67%	2.18%

(1)  Results for periods of less than one year have been annualized.

(2)  Results for periods of less than one year have not been annualized.

* -  Less than 1,000.

Separate Account I

of

National Integrity Life Insurance Company

Notes to Financial Statements (continued)

4.  Financial Highlights (continued)

					Investment
		Units	Unit	Net Assets	Income	Expense	Total
Division	Year	(000s)	Value	(000s)	Ratio (1)	Ratio (1)	Return (2)
Affiliated (continued):
Touchstone Moderate ETF Fund (AnnuiChoice II ™)
	2009	66	$9.36	$615	5.42%	1.15%	16.10%
Touchstone Money Market (IQ3 ™)
	2009	289	11.04	3,195	0.61%	1.45%	(0.58)%
Touchstone Money Market (GrandMaster flex3 ™)
	2009	171	10.84	1,860	0.53%	1.55%	(0.68)%
Touchstone Money Market (AnnuiChoice II ™)
	2009	31	9.96	311	0.51%	1.15%	(0.42)%
Touchstone Money Market (Advantedge ™)
	2009	20	10.03	203	0.48%	1.60%	(0.73)%
Touchstone Money Market (Pinnacle Plus ™)
	2009	132	9.92	1,314	0.55%	1.67%	(0.78)%
Touchstone Money Market (AnnuiChoice ™)
	2009	110	11.41	1,258	0.62%	1.00%	(0.12)%
	2008	13	11.42	152	2.94%	1.00%	1.96%
	2007	16	11.21	182	5.08%	1.00%	4.11%
	2006	39	10.76	419	4.84%	1.00%	3.89%
	2005	42	10.36	430	3.13%	1.00%	2.17%
Touchstone Money Market (Grandmaster ™)
	2009	476	11.02	5,243	0.97%	1.35%	(0.48)%
	2008	701	11.07	7,761	2.91%	1.35%	1.60%
	2007	534	10.90	5,817	5.02%	1.35%	3.74%
	2006	443	10.50	4,653	4.84%	1.35%	3.52%
	2005	532	10.14	5,399	3.11%	1.35%	1.75%
Touchstone Third Avenue Value (Advantedge ™)
	2009	30	8.25	249	2.97%	1.60%	29.29%
	2008	15	6.38	95	4.44%	1.60%	(36.17)%
Touchstone Third Avenue Value (AnnuiChoice ™)
	2009	90	14.38	1,295	1.97%	1.00%	30.07%
	2008	111	11.05	1,227	1.76%	1.00%	(39.12)%
	2007	129	18.15	2,340	0.82%	1.00%	(2.78)%
	2006	94	18.67	1,759	1.25%	1.00%	14.72%
	2005	60	16.28	977	0.79%	1.00%	16.26%
Touchstone Third Avenue Value (GrandMaster flex3 ™)
	2009	90	13.99	1,261	2.02%	1.55%	29.35%
	2008	118	10.81	1,272	1.74%	1.55%	(39.46)%
	2007	155	17.86	2,762	0.71%	1.55%	(3.32)%
	2006	144	18.47	2,667	1.09%	1.55%	14.09%
	2005	121	16.19	1,955	1.13%	1.55%	15.58%
Touchstone Third Avenue Value (Grandmaster ™)
	2009	186	12.27	2,285	2.02%	1.35%	29.61%
	2008	243	9.46	2,304	1.83%	1.35%	(39.34)%
	2007	259	15.60	4,047	0.79%	1.35%	(3.12)%
	2006	182	16.10	2,930	1.12%	1.35%	14.32%
	2005	150	14.09	2,109	1.32%	1.35%	15.83%
Touchstone Third Avenue Value (IQ Annuity ™)
	2009	148	13.74	2,029	2.05%	1.45%	29.48%
	2008	172	10.61	1,826	1.74%	1.45%	(39.40)%
	2007	213	17.51	3,737	0.72%	1.45%	(3.22)%
	2006	206	18.09	3,718	1.12%	1.45%	14.20%
	2005	189	15.84	3,000	0.80%	1.45%	15.70%

(1)  Results for periods of less than one year have been annualized.

(2)  Results for periods of less than one year have not been annualized.

* -  Less than 1,000.

Separate Account I

of

National Integrity Life Insurance Company

Notes to Financial Statements (continued)

4.  Financial Highlights (continued)

					Investment
		Units	Unit	Net Assets	Income	Expense	Total
Division	Year	(000s)	Value	(000s)	Ratio (1)	Ratio (1)	Return (2)
Affiliated (continued):
Touchstone Third Avenue Value (Pinnacle Plus ™)
	2009	124	$14.71	$1,821	2.09%	1.67%	29.19%
	2008	147	11.38	1,668	1.73%	1.67%	(39.53)%
	2007	176	18.83	3,314	0.77%	1.67%	(3.44)%
	2006	130	19.50	2,539	1.11%	1.67%	13.95%
	2005	115	17.11	1,973	1.08%	1.67%	15.46%
Touchstone Third Avenue Value (AnnuiChoice II ™)
	2009	71	8.39	593	2.10%	1.15%	29.88%
	2008	79	6.46	510	2.05%	1.15%	(39.21)%
	2007	67	10.63	717	0.98%	1.15%	(2.93)%
	2006	7	10.95	78	6.57%	1.15%	9.49%
Non-Affiliated Initial Class :
Fidelity VIP Equity-Income (Grandmaster ™)
	2009	221	44.49	9,848	2.26%	1.35%	28.45%
	2008	267	34.64	9,253	2.17%	1.35%	(43.43)%
	2007	354	61.23	21,673	2.18%	1.35%	0.15%
	2006	432	61.13	26,407	4.68%	1.35%	18.58%
	2005	507	51.56	26,143	2.15%	1.35%	4.45%
Fidelity VIP Growth (Grandmaster ™)
	2009	101	49.15	4,963	0.53%	1.35%	26.56%
	2008	118	38.84	4,580	0.73%	1.35%	(47.88)%
	2007	148	74.52	11,060	0.95%	1.35%	25.24%
	2006	191	59.50	11,385	0.43%	1.35%	5.41%
	2005	235	56.44	13,254	0.55%	1.35%	4.37%
Fidelity VIP High Income (Grandmaster ™)
	2009	205	18.63	3,813	8.14%	1.35%	42.02%
	2008	198	13.12	2,592	7.29%	1.35%	(26.00)%
	2007	246	17.73	4,352	7.30%	1.35%	1.39%
	2006	341	17.48	5,955	7.16%	1.35%	9.74%
	2005	408	15.93	6,494	14.76%	1.35%	1.35%
Fidelity VIP II Asset Manager (Grandmaster ™)
	2009	145	34.39	4,977	2.52%	1.35%	27.37%
	2008	159	27.00	4,282	8.63%	1.35%	(29.68)%
	2007	189	38.40	7,272	6.14%	1.35%	13.94%
	2006	238	33.70	8,030	2.91%	1.35%	5.87%
	2005	302	31.83	9,604	3.05%	1.35%	2.64%
Fidelity VIP II Contrafund (Grandmaster ™)
	2009	363	35.33	12,822	1.41%	1.35%	33.88%
	2008	424	26.39	11,184	1.00%	1.35%	(43.29)%
	2007	521	46.54	24,250	5.28%	1.35%	16.00%
	2006	608	40.12	24,395	1.30%	1.35%	10.21%
	2005	696	36.40	25,317	0.32%	1.35%	15.37%
Fidelity VIP II Index 500 (Grandmaster ™)
	2009	143	26.89	3,834	2.53%	1.35%	24.90%
	2008	167	21.53	3,592	1.95%	1.35%	(37.85)%
	2007	212	34.65	7,354	3.56%	1.35%	4.01%
	2006	277	33.31	9,233	1.84%	1.35%	14.17%
	2005	344	29.18	10,042	1.92%	1.35%	3.43%

(1)  Results for periods of less than one year have been annualized.

(2)  Results for periods of less than one year have not been annualized.

* -  Less than 1,000.

Separate Account I

of

National Integrity Life Insurance Company

Notes to Financial Statements (continued)

4.  Financial Highlights (continued)

					Investment
		Units	Unit	Net Assets	Income	Expense	Total
Division	Year	(000s)	Value	(000s)	Ratio (1)	Ratio (1)	Return (2)
Non-Affiliated Initial Class (continued):
Fidelity VIP II Investment Grade Bond (AnnuiChoice ™)
	2009	14	$11.18	$151	9.07%	1.00%	14.57%
	2008	15	9.76	144	4.86%	1.00%	(4.22)%
	2007	59	10.19	596	0.11%	1.00%	1.87%
Fidelity VIP II Investment Grade Bond (Grandmaster ™)
	2009	63	29.54	1,862	9.22%	1.35%	14.16%
	2008	76	25.87	1,967	4.40%	1.35%	(4.56)%
	2007	97	27.11	2,632	4.53%	1.35%	2.93%
	2006	126	26.34	3,307	4.18%	1.35%	2.95%
	2005	157	25.58	4,016	4.84%	1.35%	0.80%
Fidelity VIP II Investment Grade Bond (GrandmasterFlex3 ™)
	2009	20	11.01	218	8.87%	1.55%	13.93%
	2008	23	9.67	219	4.65%	1.55%	(4.75)%
	2007	33	10.15	333	0.11%	1.55%	1.49%
Fidelity VIP II Investment Grade Bond (IQ3 ™)
	2009	13	11.04	143	9.03%	1.45%	14.05%
	2008	14	9.68	136	4.28%	1.45%	(4.66)%
	2007	16	10.16	164	0.11%	1.45%	1.56%
Fidelity VIP II Investment Grade Bond (Pinnacle Plus ™)
	2009	22	10.98	246	9.13%	1.67%	13.79%
	2008	31	9.65	297	4.35%	1.67%	(4.87)%
	2007	38	10.14	383	0.11%	1.67%	1.40%
Fidelity VIP III Balanced (Grandmaster ™)
	2009	69	14.94	1,027	2.12%	1.35%	36.73%
	2008	83	10.92	903	2.70%	1.35%	(34.85)%
	2007	131	16.77	2,190	5.92%	1.35%	7.57%
	2006	201	15.59	3,130	2.19%	1.35%	10.20%
	2005	212	14.15	2,999	2.91%	1.35%	4.32%
Fidelity VIP III Growth & Income (Grandmaster ™)
	2009	88	14.25	1,250	1.06%	1.35%	25.49%
	2008	119	11.35	1,354	3.33%	1.35%	(42.49)%
	2007	162	19.74	3,206	4.69%	1.35%	10.60%
	2006	196	17.85	3,502	1.11%	1.35%	11.65%
	2005	313	15.99	4,998	1.65%	1.35%	6.16%
Fidelity VIP III Growth Opportunities (Grandmaster ™)
	2009	61	9.48	574	0.48%	1.35%	43.88%
	2008	66	6.59	436	0.39%	1.35%	(55.63)%
	2007	78	14.85	1,163	0.00%	1.35%	21.51%
	2006	102	12.22	1,251	0.76%	1.35%	4.04%
	2005	138	11.75	1,619	1.04%	1.35%	7.39%
Fidelity VIP Overseas (AnnuiChoice ™)
	2009	2	7.40	15	1.14%	1.00%	25.27%
	2008	20	5.91	116	4.36%	1.00%	(44.37)%
	2007	35	10.62	373	2.24%	1.00%	6.17%
Fidelity VIP Overseas (AnnuiChoice II ™)
	2009	1	7.37	8	2.56%	1.15%	25.08%
	2008	1	5.89	7	4.25%	1.15%	(44.45)%
	2007	5	10.61	55	2.63%	1.15%	6.06%

(1)  Results for periods of less than one year have been annualized.

(2)  Results for periods of less than one year have not been annualized.

* -  Less than 1,000.

Separate Account I

of

National Integrity Life Insurance Company

Notes to Financial Statements (continued)

4.  Financial Highlights (continued)

					Investment
		Units	Unit	Net Assets	Income	Expense	Total
Division	Year	(000s)	Value	(000s)	Ratio (1)	Ratio (1)	Return (2)
Non-Affiliated Initial Class (continued):
Fidelity VIP Overseas (Grandmaster ™)
	2009	78	$28.77	$2,242	2.47%	1.35%	24.82%
	2008	94	23.05	2,159	4.95%	1.35%	(44.57)%
	2007	111	41.58	4,598	2.97%	1.35%	15.72%
	2006	144	35.93	5,161	1.70%	1.35%	16.49%
	2005	191	30.84	5,884	1.23%	1.35%	17.45%
Fidelity VIP Overseas (GrandmasterFlex3 ™)
	2009	15	7.29	109	2.47%	1.55%	24.57%
	2008	16	5.85	94	4.08%	1.55%	(44.68)%
	2007	33	10.58	351	2.29%	1.55%	5.77%
Fidelity VIP Overseas (IQ3 ™)
	2009	3	7.31	21	1.93%	1.45%	24.70%
	2008	8	5.86	49	4.28%	1.45%	(44.62)%
	2007	19	10.58	196	1.95%	1.45%	5.84%
Fidelity VIP Overseas (Pinnacle Plus ™)
	2009	20	7.27	146	2.40%	1.67%	24.42%
	2008	26	5.84	152	4.89%	1.67%	(44.75)%
	2007	74	10.57	787	2.58%	1.67%	5.68%
Non-Affiliated Service Class:
Fidelity VIP III Mid Cap (Grandmaster ™)
	2009	62	29.54	1,846	1.10%	1.35%	38.13%
	2008	85	21.39	1,824	4.99%	1.35%	(40.33)%
	2007	109	35.84	3,912	0.87%	1.35%	13.92%
	2006	175	31.46	5,499	1.28%	1.35%	11.08%
	2005	164	28.33	4,646	0.00%	1.35%	16.61%
Non-Affiliated Service Class 2:
Fidelity VIP Asset Manager (Advantedge ™)
	2009	7	9.18	62	2.86%	1.60%	26.70%
	2008	4	7.25	26	6.64%	1.60%	(27.52)%
Fidelity VIP Asset Manager (AnnuiChoice ™)
	2009	11	12.38	141	2.52%	1.00%	27.47%
	2008	11	9.71	109	8.14%	1.00%	(29.62)%
	2007	20	13.80	270	5.75%	1.00%	14.02%
	2006	20	12.10	245	3.01%	1.00%	6.07%
	2005	32	11.41	369	2.82%	1.00%	2.78%
Fidelity VIP Asset Manager (AnnuiChoice II ™)
	2009	13	10.65	142	3.82%	1.15%	27.28%
	2008	6	8.36	54	5.47%	1.15%	(29.73)%
	2007	1	11.90	7	17.13%	1.15%	13.84%
Fidelity VIP Asset Manager (GrandMaster flex3 ™)
	2009	5	11.23	51	2.30%	1.55%	26.77%
	2008	5	8.86	46	7.73%	1.55%	(30.01)%
	2007	9	12.65	112	6.26%	1.55%	13.38%
	2006	21	11.16	234	2.30%	1.55%	5.48%
	2005	24	10.58	252	2.27%	1.55%	2.13%
Fidelity VIP Asset Manager (IQ3 ™)
	2009	24	11.55	281	2.21%	1.45%	26.90%
	2008	29	9.10	264	7.30%	1.45%	(29.94)%
	2007	41	12.99	535	6.00%	1.45%	13.50%
	2006	39	11.45	443	2.63%	1.45%	5.59%
	2005	48	10.84	519	2.72%	1.45%	2.30%

(1)  Results for periods of less than one year have been annualized.

(2)  Results for periods of less than one year have not been annualized.

* -  Less than 1,000.

Separate Account I

of

National Integrity Life Insurance Company

Notes to Financial Statements (continued)

4.  Financial Highlights (continued)

					Investment
		Units	Unit	Net Assets	Income	Expense	Total
Division	Year	(000s)	Value	(000s)	Ratio (1)	Ratio (1)	Return (2)
Non-Affiliated Service Class 2 (continued):
Fidelity VIP Asset Manager (Pinnacle Plus ™)
	2009	13	$11.66	$152	2.34%	1.67%	26.61%
	2008	17	9.21	159	8.11%	1.67%	(30.10)%
	2007	14	13.18	184	6.15%	1.67%	13.24%
	2006	9	11.64	105	2.29%	1.67%	5.35%
	2005	7	11.04	78	2.22%	1.67%	2.08%
Fidelity VIP Balanced (Advantedge ™)
	2009	3	9.32	26	2.36%	1.60%	36.11%
	2008	2	6.85	11	2.72%	1.60%	(31.52)%
Fidelity VIP Balanced (AnnuiChoice ™)
	2009	17	12.26	208	2.16%	1.00%	36.94%
	2008	16	8.95	148	2.41%	1.00%	(34.81)%
	2007	24	13.74	335	5.72%	1.00%	7.63%
	2006	26	12.76	337	1.71%	1.00%	10.39%
	2005	24	11.56	273	2.57%	1.00%	4.44%
Fidelity VIP Balanced (AnnuiChoice II ™)
	2009	7	10.12	69	2.86%	1.15%	36.73%
	2008	2	7.40	16	2.98%	1.15%	(34.91)%
	2007	1	11.37	8	1.96%	1.15%	7.46%
Fidelity VIP Balanced (GrandMaster ™)
	2009	21	11.43	241	2.04%	1.35%	36.46%
	2008	20	8.38	167	2.82%	1.35%	(35.04)%
	2007	42	12.90	537	2.96%	1.35%	7.25%
Fidelity VIP Balanced (GrandMaster flex3 ™)
	2009	24	12.46	296	2.04%	1.55%	36.18%
	2008	27	9.15	246	2.40%	1.55%	(35.17)%
	2007	41	14.11	571	4.91%	1.55%	7.03%
	2006	30	13.18	393	1.59%	1.55%	9.78%
	2005	26	12.01	318	2.44%	1.55%	3.87%
Fidelity VIP Balanced (IQ3 ™)
	2009	19	11.10	207	2.27%	1.45%	36.32%
	2008	19	8.14	156	2.37%	1.45%	(35.11)%
	2007	37	12.55	470	6.58%	1.45%	7.14%
	2006	34	11.71	402	2.00%	1.45%	9.89%
	2005	51	10.66	540	2.62%	1.45%	3.97%
Fidelity VIP Balanced (Pinnacle Plus ™)
	2009	68	11.53	789	2.58%	1.67%	36.01%
	2008	42	8.48	352	2.51%	1.67%	(35.25)%
	2007	43	13.10	568	5.08%	1.67%	6.90%
	2006	29	12.25	361	1.51%	1.67%	9.64%
	2005	23	11.17	255	1.93%	1.67%	3.74%
Fidelity VIP Contrafund (Advantedge ™)
	2009	78	8.34	649	1.77%	1.60%	33.30%
	2008	30	6.25	190	1.92%	1.60%	(37.45)%
Fidelity VIP Contrafund (AnnuiChoice ™)
	2009	98	14.53	1,431	1.13%	1.00%	34.11%
	2008	126	10.84	1,364	0.79%	1.00%	(43.27)%
	2007	159	19.10	3,028	5.55%	1.00%	16.12%
	2006	157	16.45	2,578	1.08%	1.00%	10.32%
	2005	116	14.91	1,737	0.12%	1.00%	15.49%

(1)  Results for periods of less than one year have been annualized.

(2)  Results for periods of less than one year have not been annualized.

* -  Less than 1,000.

Separate Account I

of

National Integrity Life Insurance Company

Notes to Financial Statements (continued)

4.  Financial Highlights (continued)

						Investment
		Units		Unit	Net Assets	Income	Expense	Total
Division	Year	(000s)		Value	(000s)	Ratio (1)	Ratio (1)	Return (2)
Non-Affiliated Service Class 2 (continued):
Fidelity VIP Contrafund (GrandMaster flex3 ™)
	2009	102		$13.90	$1,421	1.13%	1.55%	33.37%
	2008	125		10.42	1,300	0.82%	1.55%	(43.58)%
	2007	146		18.48	2,700	5.74%	1.55%	15.48%
	2006	137		16.00	2,198	1.07%	1.55%	9.71%
	2005	120		14.58	1,749	0.09%	1.55%	14.84%
Fidelity VIP Contrafund (IQ3 ™)
	2009	127		12.62	1,600	1.17%	1.45%	33.51%
	2008	161		9.46	1,527	0.84%	1.45%	(43.53)%
	2007	177		16.74	2,961	5.20%	1.45%	15.59%
	2006	201		14.48	2,917	1.00%	1.45%	9.82%
	2005	204		13.19	2,692	0.14%	1.45%	14.99%
Fidelity VIP Contrafund (Pinnacle Plus ™)
	2009	165		13.88	2,289	1.21%	1.67%	33.21%
	2008	183		10.42	1,910	0.81%	1.67%	(43.65)%
	2007	234		18.50	4,319	6.15%	1.67%	15.34%
	2006	169		16.04	2,713	1.11%	1.67%	9.58%
	2005	126		14.64	1,843	0.10%	1.67%	14.70%
Fidelity VIP Contrafund (AnnuiChoice II ™)
	2009	82		9.43	773	1.27%	1.15%	33.91%
	2008	75		7.04	527	0.76%	1.15%	(43.35)%
	2007	70		12.43	865	7.74%	1.15%	15.95%
	2006	6		10.72	69	4.26%	1.15%	7.21%
Fidelity VIP Contrafund Standard (IQ Advisor ™)
	2009	—	*	12.94	5	1.24%	0.60%	34.66%
	2008	—	*	9.61	4	0.91%	0.60%	(43.04)%
	2007	—	*	16.87	7	5.50%	0.60%	16.60%
	2006	—	*	14.47	6	1.03%	0.60%	10.77%
	2005	—	*	13.07	5	0.00%	0.60%	15.93%
Fidelity VIP Disclipined Small Cap (AnnuiChoice ™)
	2009	5		7.13	33	0.22%	1.00%	20.72%
	2008	5		5.90	30	0.30%	1.00%	(34.63)%
	2007	7		9.03	67	0.45%	1.00%	(9.71)%
Fidelity VIP Disclipined Small Cap (IQ ™)
	2009	7		7.04	49	0.24%	1.45%	20.18%
	2008	7		5.86	41	0.34%	1.45%	(34.93)%
	2007	8		9.00	69	0.46%	1.45%	(9.99)%
Fidelity VIP Disclipined Small Cap (Grandmaster ™)
	2009	2		7.06	15	0.23%	1.35%	20.30%
	2008	2		5.87	14	0.39%	1.35%	(34.86)%
	2007	2		9.01	22	0.46%	1.35%	(9.93)%
Fidelity VIP Disclipined Small Cap (GrandmasterFlex3 ™)
	2009	1		7.02	7	0.06%	1.55%	20.05%
	2008	5		5.85	27	0.38%	1.55%	(35.00)%
	2007	5		8.99	48	0.50%	1.55%	(10.05)%
Fidelity VIP Disclipined Small Cap (Pinnacle Plus ™)
	2009	5		7.00	36	0.24%	1.67%	19.91%
	2008	6		5.83	35	0.39%	1.67%	(35.08)%
	2007	5		8.99	49	0.53%	1.67%	(10.13)%
Fidelity VIP Disciplined Small Cap (Advantedge ™)
	2009	2		8.58	14	0.32%	1.60%	19.99%

(1)  Results for periods of less than one year have been annualized.

(2)  Results for periods of less than one year have not been annualized.

* -  Less than 1,000.

Separate Account I

of

National Integrity Life Insurance Company

Notes to Financial Statements (continued)

4.  Financial Highlights (continued)

							Investment
		Units		Unit	Net Assets		Income	Expense	Total
Division	Year	(000s)		Value	(000s)		Ratio (1)	Ratio (1)	Return (2)
Non-Affiliated Service Class 2 (continued):
Fidelity VIP Dynamic Capital Appreciation (AnnuiChoice ™)
	2009	—	*	$12.66	$—	*	0.00%	1.00%	34.43%
	2008	4		9.42	41		0.40%	1.00%	(41.94)%
	2007	6		16.22	94		5.26%	1.00%	5.66%
	2006	6		15.35	90		0.37%	1.00%	12.68%
	2005	—	*	13.62	—	*	0.00%	1.00%	19.51%
Fidelity VIP Dynamic Capital Appreciation (GrandMaster flex3 ™)
	2009	3		11.49	34		0.02%	1.55%	33.69%
	2008	3		8.60	26		0.48%	1.55%	(42.26)%
	2007	3		14.89	44		3.35%	1.55%	5.07%
	2006	6		14.17	85		0.31%	1.55%	12.06%
	2005	3		12.65	37		0.00%	1.55%	18.86%
Fidelity VIP Dynamic Capital Appreciation (Grandmaster ™)
	2009	—	*	11.63	4		0.04%	1.35%	33.96%
	2008	—	*	8.68	—	*	0.00%	1.35%	(42.14)%
	2007	117		15.00	1,751		6.57%	1.35%	5.28%
	2006	81		14.25	1,158		0.35%	1.35%	12.28%
	2005	3		12.69	39		0.00%	1.35%	19.04%
Fidelity VIP Dynamic Capital Appreciation (IQ Annuity ™)
	2009	4		15.10	59		0.02%	1.45%	33.82%
	2008	4		11.28	44		0.42%	1.45%	(42.20)%
	2007	5		19.52	92		5.16%	1.45%	5.17%
	2006	5		18.56	94		0.11%	1.45%	12.17%
	2005	8		16.55	127		0.00%	1.45%	18.96%
Fidelity VIP Dynamic Capital Appreciation (Pinnacle Plus ™)
	2009	12		11.41	141		0.02%	1.67%	33.52%
	2008	15		8.55	131		0.47%	1.67%	(42.33)%
	2007	16		14.82	238		5.22%	1.67%	4.94%
	2006	12		14.13	171		0.26%	1.67%	11.92%
	2005	6		12.62	73		0.00%	1.67%	18.62%
Fidelity VIP Equity-Income (Advantedge ™)
	2009	7		7.76	56		3.09%	1.60%	27.81%
	2008	1		6.07	5		4.29%	1.60%	(39.27)%
Fidelity VIP Equity-Income (AnnuiChoice ™)
	2009	40		10.43	414		2.08%	1.00%	28.59%
	2008	47		8.11	383		1.83%	1.00%	(43.39)%
	2007	67		14.33	956		2.14%	1.00%	0.26%
	2006	75		14.30	1,076		4.28%	1.00%	18.73%
	2005	84		12.04	1,010		1.67%	1.00%	4.53%
Fidelity VIP Equity-Income (AnnuiChoice II ™)
	2009	33		7.98	261		2.53%	1.15%	28.39%
	2008	20		6.22	127		3.36%	1.15%	(43.47)%
	2007	13		11.00	143		25.01%	1.15%	0.10%
Fidelity VIP Equity-Income (GrandMaster flex3 ™)
	2009	16		10.63	173		1.98%	1.55%	27.87%
	2008	21		8.32	171		1.85%	1.55%	(43.70)%
	2007	30		14.77	449		1.90%	1.55%	(0.30)%
	2006	34		14.82	499		4.25%	1.55%	18.08%
	2005	35		12.55	436		2.22%	1.55%	3.96%

(1)  Results for periods of less than one year have been annualized.

(2)  Results for periods of less than one year have not been annualized.

* -  Less than 1,000.

Separate Account I

of

National Integrity Life Insurance Company

Notes to Financial Statements (continued)

4.  Financial Highlights (continued)

							Investment
		Units		Unit	Net Assets		Income	Expense	Total
Division	Year	(000s)		Value	(000s)		Ratio (1)	Ratio (1)	Return (2)
Non-Affiliated Service Class 2 (continued):
Fidelity VIP Equity-Income (IQ3 ™)
	2009	40		$9.51	$384		2.07%	1.45%	28.00%
	2008	56		7.43	418		1.97%	1.45%	(43.65)%
	2007	75		13.19	987		2.27%	1.45%	(0.20)%
	2006	73		13.21	969		4.50%	1.45%	18.20%
	2005	86		11.18	960		2.11%	1.45%	4.00%
Fidelity VIP Equity-Income (Pinnacle Plus ™)
	2009	95		10.88	1,032		2.07%	1.67%	27.72%
	2008	106		8.52	901		1.86%	1.67%	(43.77)%
	2007	151		15.15	2,289		2.32%	1.67%	(0.43)%
	2006	128		15.21	1,948		4.19%	1.67%	17.93%
	2005	105		12.90	1,350		1.51%	1.67%	3.79%
Fidelity VIP Freedom 2010 (Advantedge ™)
	2009	6		9.38	58		25.29%	1.60%	21.97%
	2008	—	*	7.69	—	*	0.00%	1.60%	(23.10)%
Fidelity VIP Freedom 2010 (Grandmaster ™)
	2009	6		9.24	60		3.30%	1.35%	22.28%
	2008	10		7.55	75		4.01%	1.35%	(26.18)%
	2007	9		10.23	87		17.61%	1.35%	2.34%
Fidelity VIP Freedom 2010 (GrandmasterFlex3 ™)
	2009	1		9.19	10		1.26%	1.55%	22.04%
	2008	8		7.53	56		4.81%	1.55%	(26.33)%
	2007	4		10.22	36		5.90%	1.55%	2.20%
Fidelity VIP Freedom 2010 (IQ3 ™)
	2009	18		9.21	164		4.40%	1.45%	22.16%
	2008	48		7.54	364		5.23%	1.45%	(26.26)%
	2007	3		10.23	26		18.34%	1.45%	2.27%
Fidelity VIP Freedom 2015 (Advantedge ™)
	2009	11		9.26	104		12.38%	1.60%	23.02%
	2008	—	*	7.53	—	*	0.00%	1.60%	(24.74)%
Fidelity VIP Freedom 2015 (AnnuiChoiceII ™)
	2009	1		9.11	11		4.48%	1.15%	23.58%
	2008	1		7.37	10		3.55%	1.15%	(28.13)%
	2007	1		10.26	13		11.02%	1.15%	2.61%
Fidelity VIP Freedom 2015 (GrandmasterFlex3 ™)
	2009	1		9.01	6		4.48%	1.55%	23.09%
	2008	1		7.32	5		3.81%	1.55%	(28.43)%
	2007	—	*	10.23	2		29.66%	1.55%	2.32%
Fidelity VIP Freedom 2015 (IQ3 ™)
	2009	38		9.04	343		5.20%	1.45%	23.21%
	2008	84		7.34	617		5.22%	1.45%	(28.35)%
	2007	32		10.24	326		12.26%	1.45%	2.39%
Fidelity VIP Freedom 2015 (Pinnacle Plus ™)
	2009	21		8.98	192		4.37%	1.67%	22.94%
	2008	26		7.31	189		3.72%	1.67%	(28.51)%
Fidelity VIP Freedom 2020 (Advantedge ™)
	2009	1		8.90	10		16.66%	1.60%	26.49%
	2008	—	*	7.03	—	*	0.00%	1.60%	(29.66)%

(1)  Results for periods of less than one year have been annualized.

(2)  Results for periods of less than one year have not been annualized.

* -  Less than 1,000.

Separate Account I

of

National Integrity Life Insurance Company

Notes to Financial Statements (continued)

4.  Financial Highlights (continued)

							Investment
		Units		Unit	Net Assets		Income	Expense	Total
Division	Year	(000s)		Value	(000s)		Ratio (1)	Ratio (1)	Return (2)
Non-Affiliated Service Class 2 (continued):
Fidelity VIP Freedom 2020 (AnnuiChoiceII ™)
	2009	3		$8.67	$28		4.03%	1.15%	27.07%
	2008	3		6.82	22		3.35%	1.15%	(33.58)%
	2007	3		10.27	34		81.18%	1.15%	2.72%
Fidelity VIP Freedom 2020 (IQ3 ™)
	2009	17		8.60	146		8.00%	1.45%	26.69%
	2008	—	*	6.79	—	*	0.00%	1.45%	(33.78)%
	2007	4		10.25	40		15.32%	1.45%	2.51%
Fidelity VIP Freedom 2020 (Pinnacle Plus ™)
	2009	2		8.55	16		4.02%	1.67%	26.40%
	2008	2		6.76	12		3.23%	1.67%	(33.93)%
	2007	2		10.23	20		14.72%	1.67%	2.35%
Fidelity VIP Freedom 2025 (Advantedge ™)
	2009	1		8.81	10		15.77%	1.60%	27.72%
	2008	—	*	6.90	—	*	0.00%	1.60%	(31.03)%
Fidelity VIP Freedom 2030 (Pinnacle Plus ™)
	2009	—	*	8.04	2		2.60%	1.67%	28.99%
	2007	—	*	10.25	2		114.95%	1.67%	2.48%
Fidelity VIP Growth & Income (AnnuiChoice ™)
	2009	11		10.22	111		0.82%	1.00%	25.75%
	2008	14		8.12	114		3.02%	1.00%	(42.48)%
	2007	15		14.13	209		4.27%	1.00%	10.73%
	2006	16		12.76	209		0.73%	1.00%	11.73%
	2005	20		11.42	227		1.46%	1.00%	6.30%
Fidelity VIP Growth & Income (AnnuiChoice II ™)
	2009	7		8.57	57		0.76%	1.15%	25.56%
	2008	4		6.83	28		2.39%	1.15%	(42.57)%
	2007	—	*	11.88	4		1.74%	1.15%	10.57%
Fidelity VIP Growth & Income (GrandMaster flex3 ™)
	2009	9		10.78	100		0.95%	1.55%	25.05%
	2008	10		8.62	82		2.95%	1.55%	(42.80)%
	2007	15		15.07	229		3.98%	1.55%	10.12%
	2006	16		13.69	219		0.63%	1.55%	11.11%
	2005	14		12.32	171		1.33%	1.55%	5.72%
Fidelity VIP Growth & Income (IQ3 ™)
	2009	8		8.78	67		0.85%	1.45%	25.17%
	2008	9		7.02	61		3.03%	1.45%	(42.74)%
	2007	10		12.26	122		4.17%	1.45%	10.23%
	2006	17		11.12	188		0.80%	1.45%	11.22%
	2005	27		10.00	272		1.55%	1.45%	5.80%
Fidelity VIP Growth & Income (Pinnacle Plus ™)
	2009	15		10.09	154		1.05%	1.67%	24.90%
	2008	10		8.08	83		2.83%	1.67%	(42.87)%
	2007	25		14.15	351		4.12%	1.67%	9.98%
	2006	11		12.86	147		0.75%	1.67%	10.98%
	2005	13		11.59	145		1.22%	1.67%	5.65%
Fidelity VIP Growth & Income (Advantedge ™)
	2009	3		7.86	27		8.30%	1.60%	24.98%
Fidelity VIP Growth (Advantedge ™)
	2009	3		7.24	21		0.29%	1.60%	25.92%
	2008	3		5.75	16		1.02%	1.60%	(42.48)%

(1)  Results for periods of less than one year have been annualized.

(2)  Results for periods of less than one year have not been annualized.

* -  Less than 1,000.

Separate Account I

of

National Integrity Life Insurance Company

Notes to Financial Statements (continued)

4.  Financial Highlights (continued)

						Investment
		Units		Unit	Net Assets	Income	Expense	Total
Division	Year	(000s)		Value	(000s)	Ratio (1)	Ratio (1)	Return (2)
Non-Affiliated Service Class 2 (continued):
Fidelity VIP Growth (AnnuiChoice ™)
	2009	12		$8.45	$99	0.27%	1.00%	26.69%
	2008	17		6.67	112	0.46%	1.00%	(47.84)%
	2007	24		12.78	310	0.43%	1.00%	25.39%
	2006	19		10.20	199	0.21%	1.00%	5.51%
	2005	31		9.66	303	0.26%	1.00%	4.47%
Fidelity VIP Growth (AnnuiChoice II ™)
	2009	17		8.70	147	0.33%	1.15%	26.49%
	2008	15		6.88	101	1.05%	1.15%	(47.92)%
	2007	5		13.20	64	0.71%	1.15%	25.20%
Fidelity VIP Growth (GrandMaster ™)
	2009	40		7.68	305	0.28%	1.35%	26.24%
	2008	47		6.09	283	0.58%	1.35%	(48.02)%
	2007	63		11.71	737	0.18%	1.35%	17.10%
Fidelity VIP Growth (GrandMaster flex3 ™)
	2009	12		9.74	119	0.27%	1.55%	25.98%
	2008	16		7.73	120	0.52%	1.55%	(48.13)%
	2007	20		14.90	291	0.44%	1.55%	24.69%
	2006	14		11.95	170	0.16%	1.55%	4.93%
	2005	14		11.39	164	0.39%	1.55%	3.92%
Fidelity VIP Growth (IQ3 ™)
	2009	19		6.42	125	0.27%	1.45%	26.11%
	2008	31		5.09	156	0.40%	1.45%	(48.08)%
	2007	51		9.81	501	0.46%	1.45%	24.81%
	2006	46		7.86	361	0.20%	1.45%	5.03%
	2005	58		7.48	436	0.30%	1.45%	3.93%
Fidelity VIP Growth (Pinnacle Plus ™)
	2009	22		9.86	213	0.33%	1.67%	25.83%
	2008	24		7.84	187	0.56%	1.67%	(48.19)%
	2007	39		15.13	592	0.43%	1.67%	24.54%
	2006	25		12.15	310	0.15%	1.67%	4.80%
	2005	18		11.59	212	0.27%	1.67%	3.78%
Fidelity VIP Growth Opportunities (Advantedge ™)
	2009	10		7.32	70	0.41%	1.60%	43.14%
	2008	2		5.11	10	0.52%	1.60%	(48.88)%
Fidelity VIP Growth Opportunities (AnnuiChoice ™)
	2009	2		9.16	21	0.24%	1.00%	44.01%
	2008	3		6.36	16	0.12%	1.00%	(55.59)%
	2007	3		14.32	41	0.00%	1.00%	21.67%
	2006	4		11.77	48	0.48%	1.00%	4.07%
	2005	5		11.31	52	0.58%	1.00%	7.58%
Fidelity VIP Growth Opportunities (AnnuiChoice II ™)
	2009	1		8.74	6	0.34%	1.15%	43.79%
	2008	—	*	6.08	1	0.29%	1.15%	(55.65)%
Fidelity VIP Growth Opportunities (GrandMaster flex3 ™)
	2009	4		9.86	43	0.21%	1.55%	43.21%
	2008	6		6.89	39	0.09%	1.55%	(55.84)%
	2007	8		15.60	129	0.00%	1.55%	20.99%
	2006	9		12.89	111	0.37%	1.55%	3.49%
	2005	3		12.46	40	0.65%	1.55%	7.00%

(1)  Results for periods of less than one year have been annualized.

(2)  Results for periods of less than one year have not been annualized.

* -  Less than 1,000.

Separate Account I

of

National Integrity Life Insurance Company

Notes to Financial Statements (continued)

4.  Financial Highlights (continued)

					Investment
		Units	Unit	Net Assets	Income	Expense	Total
Division	Year	(000s)	Value	(000s)	Ratio (1)	Ratio (1)	Return (2)
Non-Affiliated Service Class 2 (continued):
Fidelity VIP Growth Opportunities (IQ3 ™)
	2009	8	$8.12	$63	0.24%	1.45%	43.35%
	2008	8	5.66	45	0.09%	1.45%	(55.79)%
	2007	13	12.81	166	0.00%	1.45%	21.12%
	2006	6	10.57	60	1.45%	1.45%	3.60%
	2005	1	10.21	8	0.89%	1.45%	7.09%
Fidelity VIP Growth Opportunities (Pinnacle Plus ™)
	2009	41	9.74	403	0.46%	1.67%	43.03%
	2008	7	6.81	46	0.12%	1.67%	(55.89)%
	2007	17	15.44	267	0.00%	1.67%	20.84%
	2006	6	12.77	76	0.46%	1.67%	3.37%
	2005	6	12.36	74	0.64%	1.67%	6.90%
Fidelity VIP High Income (AnnuiChoice ™)
	2009	31	15.86	498	7.63%	1.00%	42.03%
	2008	32	11.17	361	12.81%	1.00%	(25.89)%
	2007	22	15.07	333	7.69%	1.00%	1.51%
	2006	22	14.84	324	7.13%	1.00%	9.92%
	2005	22	13.50	291	16.22%	1.00%	1.30%
Fidelity VIP High Income (AnnuiChoice II ™)
	2009	4	11.17	50	6.90%	1.15%	41.82%
	2008	4	7.87	35	10.00%	1.15%	(26.00)%
	2007	1	10.64	12	11.13%	1.15%	1.36%
Fidelity VIP High Income (GrandMaster flex3 ™)
	2009	101	14.30	1,451	8.22%	1.55%	41.24%
	2008	112	10.12	1,130	3.67%	1.55%	(26.30)%
	2007	39	13.74	541	3.09%	1.55%	0.95%
	2006	173	13.61	2,352	9.60%	1.55%	9.31%
	2005	208	12.45	2,588	19.14%	1.55%	0.73%
Fidelity VIP High Income (IQ3 ™)
	2009	530	12.80	6,783	9.85%	1.45%	41.39%
	2008	314	9.06	2,847	5.36%	1.45%	(26.23)%
	2007	83	12.27	1,015	2.85%	1.45%	1.05%
	2006	301	12.15	3,661	9.84%	1.45%	9.42%
	2005	231	11.10	2,569	20.22%	1.45%	0.83%
Fidelity VIP High Income (Pinnacle Plus ™)
	2009	14	13.21	179	7.76%	1.67%	41.07%
	2008	18	9.37	166	6.43%	1.67%	(26.39)%
	2007	22	12.73	285	7.72%	1.67%	0.82%
	2006	22	12.62	281	7.64%	1.67%	9.18%
	2005	23	11.56	264	15.06%	1.67%	0.62%
Fidelity VIP High Income (Advantedge ™)
	2009	39	10.73	414	15.25%	1.60%	41.17%
Fidelity VIP II Index 500 (Advantedge ™)
	2009	30	8.34	251	2.77%	1.60%	24.28%
	2008	4	6.71	30	3.76%	1.60%	(32.92)%
Fidelity VIP II Index 500 (AnnuiChoice ™)
	2009	51	9.66	493	2.29%	1.00%	25.04%
	2008	64	7.73	492	1.21%	1.00%	(37.79)%
	2007	126	12.42	1,569	2.69%	1.00%	4.12%
	2006	36	11.93	432	1.66%	1.00%	14.29%
	2005	47	10.44	489	1.61%	1.00%	3.54%

(1)  Results for periods of less than one year have been annualized.

(2)  Results for periods of less than one year have not been annualized.

* -  Less than 1,000.

Separate Account I

of

National Integrity Life Insurance Company

Notes to Financial Statements (continued)

4.  Financial Highlights (continued)

					Investment
		Units	Unit	Net Assets	Income	Expense	Total
Division	Year	(000s)	Value	(000s)	Ratio (1)	Ratio (1)	Return (2)
Non-Affiliated Service Class 2 (continued):
Fidelity VIP II Index 500 (AnnuiChoice II ™)
	2009	32	$7.65	$248	2.59%	1.15%	24.85%
	2008	15	6.13	89	2.86%	1.15%	(37.88)%
	2007	9	9.86	93	2.97%	1.15%	(1.39)%
Fidelity VIP II Index 500 (Grandmaster ™)
	2009	181	7.61	1,379	1.98%	1.35%	24.60%
	2008	233	6.10	1,423	1.75%	1.35%	(38.01)%
	2007	283	9.85	2,788	2.09%	1.35%	(1.52)%
Fidelity VIP II Index 500 (GrandmasterFlex3 ™)
	2009	75	7.56	569	2.30%	1.55%	24.34%
	2008	86	6.08	522	1.79%	1.55%	(38.14)%
	2007	100	9.83	980	2.39%	1.55%	(1.66)%
Fidelity VIP II Index 500 (IQ3 ™)
	2009	61	8.53	517	2.30%	1.45%	24.47%
	2008	67	6.85	456	1.81%	1.45%	(38.07)%
	2007	80	11.06	888	2.88%	1.45%	3.65%
	2006	56	10.67	599	1.67%	1.45%	13.77%
	2005	69	9.38	651	1.83%	1.45%	3.10%
Fidelity VIP II Index 500 (Pinnacle Plus ™)
	2009	120	11.11	1,332	2.35%	1.67%	24.19%
	2008	131	8.95	1,167	1.85%	1.67%	(38.21)%
	2007	159	14.48	2,300	2.60%	1.67%	3.42%
	2006	7	14.00	94	1.49%	1.67%	13.52%
	2005	8	12.33	100	1.60%	1.67%	2.85%
Fidelity VIP Investment Grade Bond (Advantedge ™)
	2009	8	10.81	84	6.41%	1.60%	13.62%
	2008	2	9.51	14	0.00%	1.60%	(4.89)%
Fidelity VIP Investment Grade Bond (AnnuiChoice ™)
	2009	67	14.02	945	11.55%	1.00%	14.32%
	2008	112	12.26	1,369	3.58%	1.00%	(4.43)%
	2007	69	12.83	881	4.28%	1.00%	3.04%
	2006	77	12.45	955	3.89%	1.00%	3.10%
	2005	87	12.08	1,055	3.63%	1.00%	0.91%
Fidelity VIP Investment Grade Bond (GrandMaster ™)
	2009	53	11.00	584	8.78%	1.35%	13.91%
	2008	31	9.66	300	6.45%	1.35%	(4.77)%
	2007	34	10.14	348	0.17%	1.35%	1.42%
Fidelity VIP Investment Grade Bond (GrandMaster flex3 ™)
	2009	45	11.74	525	9.32%	1.55%	13.68%
	2008	99	10.33	1,027	2.15%	1.55%	(4.96)%
	2007	39	10.87	419	3.99%	1.55%	2.46%
	2006	39	10.61	416	3.29%	1.55%	2.53%
	2005	35	10.35	359	2.44%	1.55%	0.36%
Fidelity VIP Investment Grade Bond (IQ3 ™)
	2009	47	13.73	642	8.95%	1.45%	13.80%
	2008	52	12.06	626	4.64%	1.45%	(4.86)%
	2007	84	12.68	1,071	4.12%	1.45%	2.57%
	2006	99	12.36	1,221	4.18%	1.45%	2.63%
	2005	117	12.05	1,411	4.14%	1.45%	0.39%

(1)  Results for periods of less than one year have been annualized.

(2)  Results for periods of less than one year have not been annualized.

* -  Less than 1,000.

Separate Account I

of

National Integrity Life Insurance Company

Notes to Financial Statements (continued)

4.  Financial Highlights (continued)

						Investment
		Units		Unit	Net Assets	Income	Expense	Total
Division	Year	(000s)		Value	(000s)	Ratio (1)	Ratio (1)	Return (2)
Non-Affiliated Service Class 2 (continued):
Fidelity VIP Investment Grade Bond (Pinnacle Plus ™)
	2009	64		$11.61	$741	8.71%	1.67%	13.54%
	2008	36		10.22	372	3.96%	1.67%	(5.08)%
	2007	42		10.77	453	3.42%	1.67%	2.34%
	2006	30		10.52	312	3.63%	1.67%	2.40%
	2005	28		10.28	285	2.16%	1.67%	0.16%
Fidelity VIP Investment Grade Bond (AnnuiChoice II ™)
	2009	15		11.38	175	8.33%	1.15%	14.14%
	2008	11		9.97	108	5.67%	1.15%	(4.57)%
	2007	27		10.45	278	1.68%	1.15%	2.88%
	2006	2		10.16	17	0.00%	1.15%	1.56%
Fidelity VIP Mid Cap (AnnuiChoice ™)
	2009	21		19.16	397	0.82%	1.00%	38.36%
	2008	35		13.85	489	5.17%	1.00%	(40.21)%
	2007	45		23.17	1,048	0.62%	1.00%	14.18%
	2006	52		20.29	1,056	1.25%	1.00%	11.28%
	2005	52		18.23	944	0.00%	1.00%	16.87%
Fidelity VIP Mid Cap (GrandMaster flex3 ™)
	2009	45		17.79	807	0.94%	1.55%	37.59%
	2008	56		12.93	726	5.23%	1.55%	(40.55)%
	2007	88		21.75	1,924	0.60%	1.55%	13.54%
	2006	75		19.16	1,437	1.21%	1.55%	10.67%
	2005	64		17.31	1,100	0.00%	1.55%	16.18%
Fidelity VIP Mid Cap (IQ Annuity ™)
	2009	57		17.91	1,017	0.97%	1.45%	37.73%
	2008	68		13.00	882	5.15%	1.45%	(40.49)%
	2007	84		21.85	1,834	0.59%	1.45%	13.66%
	2006	100		19.22	1,926	1.23%	1.45%	10.78%
	2005	101		17.35	1,750	0.00%	1.45%	16.30%
Fidelity VIP Mid Cap (Pinnacle Plus ™)
	2009	103		17.75	1,822	1.11%	1.67%	37.42%
	2008	84		12.91	1,079	5.14%	1.67%	(40.62)%
	2007	115		21.75	2,500	0.60%	1.67%	13.40%
	2006	89		19.18	1,716	1.21%	1.67%	10.53%
	2005	82		17.35	1,414	0.00%	1.67%	16.06%
Fidelity VIP Mid Cap (AnnuiChoice II ™)
	2009	17		9.86	171	1.17%	1.15%	38.15%
	2008	9		7.14	67	2.62%	1.15%	(40.30)%
	2007	5		11.96	65	0.49%	1.15%	14.01%
	2006	—	*	10.49	6	0.00%	1.15%	4.92%
Fidelity VIP Mid Cap (Grandmaster ™)
	2009	48		14.77	703	1.17%	1.35%	37.87%
	2008	65		10.72	692	4.78%	1.35%	(40.42)%
	2007	71		17.99	1,282	0.38%	1.35%	13.77%
	2006	—	*	15.81	13	0.00%	1.35%	10.89%
Fidelity VIP Mid Cap (Advantedge ™)
	2009	16		8.80	142	3.25%	1.60%	37.52%
Fidelity VIP Overseas (Advantedge ™)
	2009	15		7.51	113	3.24%	1.60%	24.20%
	2008	7		6.05	39	6.42%	1.60%	(39.54)%

(1)  Results for periods of less than one year have been annualized.

(2)  Results for periods of less than one year have not been annualized.

* -  Less than 1,000.

Separate Account I

of

National Integrity Life Insurance Company

Notes to Financial Statements (continued)

4.  Financial Highlights (continued)

							Investment
		Units		Unit	Net Assets		Income	Expense	Total
Division	Year	(000s)		Value	(000s)		Ratio (1)	Ratio (1)	Return (2)
Non-Affiliated Service Class 2 (continued):
Fidelity VIP Overseas (AnnuiChoice ™)
	2009	31		$13.16	$408		2.20%	1.00%	24.96%
	2008	40		10.53	417		4.94%	1.00%	(44.52)%
	2007	45		18.98	862		3.32%	1.00%	15.88%
	2006	18		16.38	298		1.43%	1.00%	16.60%
	2005	24		14.05	335		0.87%	1.00%	17.58%
Fidelity VIP Overseas (GrandMaster ™)
	2009	26		7.28	191		1.60%	1.35%	24.52%
	2008	88		5.84	512		5.61%	1.35%	(44.72)%
	2007	247		10.57	2,607		4.78%	1.35%	5.73%
Fidelity VIP Overseas (GrandMaster flex3 ™)
	2009	26		11.84	303		2.02%	1.55%	24.27%
	2008	34		9.53	327		4.62%	1.55%	(44.83)%
	2007	47		17.27	814		2.73%	1.55%	15.23%
	2006	25		14.99	369		1.15%	1.55%	15.95%
	2005	14		12.93	175		0.42%	1.55%	16.98%
Fidelity VIP Overseas (IQ3 ™)
	2009	53		10.20	545		2.20%	1.45%	24.39%
	2008	59		8.20	485		4.82%	1.45%	(44.78)%
	2007	61		14.85	910		2.99%	1.45%	15.35%
	2006	27		12.87	348		0.76%	1.45%	16.07%
	2005	13		11.09	149		0.98%	1.45%	17.12%
Fidelity VIP Overseas (Pinnacle Plus ™)
	2009	34		14.56	497		2.11%	1.67%	24.11%
	2008	60		11.73	703		4.37%	1.67%	(44.90)%
	2007	56		21.29	1,187		3.12%	1.67%	15.09%
	2006	32		18.50	585		0.73%	1.67%	15.81%
	2005	11		15.97	170		0.79%	1.67%	16.77%
Fidelity VIP Overseas (AnnuiChoice II ™)
	2009	18		8.73	158		2.44%	1.15%	24.77%
	2008	15		7.00	107		5.55%	1.15%	(44.61)%
	2007	6		12.63	76		2.54%	1.15%	15.70%
	2006	1		10.92	15		0.00%	1.15%	9.18%

Fidelity VIP Value Stratagies (AnnuiChoice ™)
	2009	2		8.12	17		1.00%	1.00%	55.58%
	2008	—	*	5.22	—	*	0.00%	1.00%	(47.82)%
Fidelity VIP Value Strategies (GrandMaster ™)
	2009	13		8.07	108		0.57%	1.35%	55.03%
Fidelity VIP Value Strategies (GrandMaster flex3 ™)
	2009	1		8.04	6		5.13%	1.55%	54.72%
Fidelity VIP Value Strategies (AnnuiChoice II ™)
	2009	1		8.10	8		0.97%	1.15%	55.35%
Fidelity VIP Value Strategies (Pinnacle Plus ™)
	2009	45		8.03	364		1.08%	1.67%	54.53%
Non-Affiliated Class 1:
JPMorgan IT Mid Cap (IQ3 ™)
	2009	3		13.13	39		0.00%	1.45%	31.29%
JPMorgan IT Mid Cap (Grandmaster ™)
	2009	5		13.14	63		0.00%	1.35%	31.38%

(1)  Results for periods of less than one year have been annualized.

(2)  Results for periods of less than one year have not been annualized.

* -  Less than 1,000.

Separate Account I

of

National Integrity Life Insurance Company

Notes to Financial Statements (continued)

4.  Financial Highlights (continued)

						Investment
		Units		Unit	Net Assets	Income	Expense	Total
Division	Year	(000s)		Value	(000s)	Ratio (1)	Ratio (1)	Return (2)
Non-Affiliated Class 1 (continued):
JPMorgan IT Mid Cap (GrandMaster flex3 ™)
	2009	7		$13.12	$90	0.00%	1.55%	31.20%
JPMorgan IT Mid Cap (Pinnacle Plus ™)
	2009	40		13.11	520	0.00%	1.67%	31.09%
JPMorgan IT Mid Cap (AnnuiChoice ™)
	2009	13		13.17	171	0.00%	1.00%	31.71%
Van Kampen UIF Emerging Markets Debt (AnnuiChoice ™)
	2009	2		19.66	31	8.29%	1.00%	28.91%
	2008	2		15.25	30	11.20%	1.00%	(15.83)%
	2007	13		18.12	241	7.71%	1.00%	5.46%
	2006	13		17.18	230	9.74%	1.00%	9.70%
	2005	13		15.66	210	10.63%	1.00%	11.16%
Van Kampen UIF Emerging Markets Debt (GrandMaster flex3 ™)
	2009	—	*	19.59	9	7.96%	1.55%	28.19%
	2008	2		15.28	36	8.87%	1.55%	(16.30)%
	2007	3		18.25	58	7.85%	1.55%	4.87%
	2006	5		17.41	84	9.28%	1.55%	9.10%
	2005	5		15.96	79	9.87%	1.55%	10.49%
Van Kampen UIF Emerging Markets Debt (IQ3 ™)
	2009	1		19.04	13	7.88%	1.45%	28.32%
	2008	1		14.84	14	10.44%	1.45%	(16.21)%
	2007	2		17.71	42	8.49%	1.45%	4.98%
	2006	6		16.87	105	8.36%	1.45%	9.21%
	2005	2		15.45	38	9.96%	1.45%	10.64%
Van Kampen UIF U.S. Real Estate (AnnuiChoice ™)
	2009	3		17.08	44	3.37%	1.00%	27.07%
	2008	3		13.44	44	10.18%	1.00%	(38.52)%
	2007	11		21.86	236	2.82%	1.00%	(17.90)%
	2006	40		26.63	1,078	1.44%	1.00%	36.67%
	2005	18		19.48	344	1.49%	1.00%	15.89%
Van Kampen UIF U.S. Real Estate (GrandMaster flex3 ™)
	2009	9		16.30	141	3.23%	1.55%	26.36%
	2008	11		12.90	138	8.82%	1.55%	(38.86)%
	2007	19		21.10	403	2.20%	1.55%	(18.36)%
	2006	39		25.85	1,019	1.39%	1.55%	35.92%
	2005	29		19.02	554	1.43%	1.55%	15.25%
Van Kampen UIF U.S. Real Estate (IQ3 ™)
	2009	5		16.41	77	3.24%	1.45%	26.49%
	2008	5		12.98	61	10.24%	1.45%	(38.80)%
	2007	8		21.20	165	2.11%	1.45%	(18.28)%
	2006	10		25.95	263	1.36%	1.45%	36.05%
	2005	8		19.07	161	1.64%	1.45%	15.38%
Van Kampen UIF U.S. Real Estate (AnnuiChoice II ™)
	2009	1		7.25	7	3.29%	1.15%	26.88%
	2008	1		5.71	6	7.72%	1.15%	(38.61)%
	2007	7		9.30	65	3.99%	1.15%	(18.03)%
	2006	11		11.35	120	0.00%	1.15%	13.50%

(1)  Results for periods of less than one year have been annualized.

(2)  Results for periods of less than one year have not been annualized.

* -  Less than 1,000.

Separate Account I

of

National Integrity Life Insurance Company

Notes to Financial Statements (continued)

4.  Financial Highlights (continued)

					Investment
		Units	Unit	Net Assets	Income	Expense	Total
Division	Year	(000s)	Value	(000s)	Ratio (1)	Ratio (1)	Return (2)
Non-Affiliated Class 2:
Franklin Foreign Securities (IQ Annuity ™)
	2009	17	$17.36	$301	3.82%	1.45%	35.06%
	2008	23	12.86	295	3.28%	1.45%	(41.25)%
	2007	24	21.88	529	2.14%	1.45%	13.78%
	2006	19	19.23	358	1.41%	1.45%	19.69%
	2005	26	16.07	411	1.07%	1.45%	8.58%
Franklin Growth and Income Securities (Advantedge ™)
	2009	5	8.33	43	4.78%	1.60%	24.53%
	2008	3	6.69	23	4.38%	1.60%	(33.11)%
Franklin Growth and Income Securities (AnnuiChoice ™)
	2009	39	11.86	457	4.72%	1.00%	25.29%
	2008	46	9.46	438	3.88%	1.00%	(35.79)%
	2007	56	14.74	828	3.92%	1.00%	(4.67)%
	2006	7	15.46	114	2.39%	1.00%	15.59%
	2005	10	13.38	128	2.43%	1.00%	2.49%
Franklin Growth and Income Securities (AnnuiChoice II ™)
	2009	7	8.28	56	5.08%	1.15%	25.10%
	2008	4	6.62	26	3.86%	1.15%	(35.89)%
	2007	4	10.33	38	3.85%	1.15%	(4.82)%
Franklin Growth and Income Securities (GrandMaster flex3 ™)
	2009	25	11.40	285	4.85%	1.55%	24.59%
	2008	29	9.15	264	4.09%	1.55%	(36.15)%
	2007	38	14.34	538	3.58%	1.55%	(5.21)%
	2006	13	15.12	194	2.42%	1.55%	14.95%
	2005	10	13.16	133	2.43%	1.55%	1.90%
Franklin Growth and Income Securities (Grandmaster ™)
	2009	61	11.57	705	4.31%	1.35%	24.85%
	2008	81	9.26	750	3.76%	1.35%	(36.02)%
	2007	114	14.48	1,645	3.82%	1.35%	(5.01)%
	2006	25	15.24	388	2.62%	1.35%	15.18%
	2005	32	13.24	421	3.04%	1.35%	2.12%
Franklin Growth and Income Securities (IQ Annuity ™)
	2009	76	11.48	869	4.80%	1.45%	24.72%
	2008	88	9.21	814	3.78%	1.45%	(36.09)%
	2007	113	14.41	1,622	3.74%	1.45%	(5.11)%
	2006	30	15.18	460	2.64%	1.45%	15.07%
	2005	34	13.20	446	2.54%	1.45%	2.05%
Franklin Growth and Income Securities (Pinnacle Plus ™)
	2009	83	10.84	899	4.81%	1.67%	24.44%
	2008	96	8.71	837	3.85%	1.67%	(36.23)%
	2007	147	13.66	2,002	3.81%	1.67%	(5.32)%
	2006	35	14.43	508	2.64%	1.67%	14.81%
	2005	33	12.57	411	2.62%	1.67%	1.83%
Franklin Income Securities (Advantedge ™)
	2009	11	9.62	102	6.73%	1.60%	33.43%
	2008	4	7.21	27	9.40%	1.60%	(27.92)%

(1)  Results for periods of less than one year have been annualized.

(2)  Results for periods of less than one year have not been annualized.

* -  Less than 1,000.

Separate Account I

of

National Integrity Life Insurance Company

Notes to Financial Statements (continued)

4.  Financial Highlights (continued)

					Investment
		Units	Unit	Net Assets	Income	Expense	Total
Division	Year	(000s)	Value	(000s)	Ratio (1)	Ratio (1)	Return (2)
Non-Affiliated Class 2 (continued):
Franklin Income Securities (AnnuiChoice ™)
	2009	28	$16.14	$453	8.03%	1.00%	34.24%
	2008	31	12.02	376	6.41%	1.00%	(30.36)%
	2007	34	17.27	595	3.76%	1.00%	2.71%
	2006	32	16.81	532	3.76%	1.00%	17.06%
	2005	36	14.36	515	3.72%	1.00%	0.63%
Franklin Income Securities (AnnuiChoice II ™)
	2009	21	10.17	218	7.68%	1.15%	34.04%
	2008	17	7.59	130	7.77%	1.15%	(30.47)%
	2007	12	10.91	133	3.61%	1.15%	2.56%
Franklin Income Securities (GrandMaster flex3 ™)
	2009	141	15.52	2,183	7.87%	1.55%	33.50%
	2008	174	11.63	2,021	6.10%	1.55%	(30.75)%
	2007	198	16.79	3,321	3.52%	1.55%	2.14%
	2006	159	16.44	2,608	3.61%	1.55%	16.41%
	2005	122	14.12	1,726	3.84%	1.55%	0.02%
Franklin Income Securities (Grandmaster ™)
	2009	111	15.75	1,744	7.23%	1.35%	33.77%
	2008	163	11.77	1,917	6.28%	1.35%	(30.61)%
	2007	204	16.96	3,455	3.84%	1.35%	2.35%
	2006	163	16.57	2,699	4.02%	1.35%	16.65%
	2005	98	14.21	1,391	3.65%	1.35%	0.27%
Franklin Income Securities (IQ Annuity ™)
	2009	77	15.63	1,207	8.12%	1.45%	33.63%
	2008	92	11.70	1,073	6.46%	1.45%	(30.68)%
	2007	130	16.88	2,194	3.37%	1.45%	2.25%
	2006	99	16.51	1,640	3.24%	1.45%	16.53%
	2005	75	14.17	1,066	3.40%	1.45%	0.11%
Franklin Income Securities (Pinnacle Plus ™)
	2009	122	13.69	1,670	7.91%	1.67%	33.33%
	2008	151	10.27	1,555	6.28%	1.67%	(30.83)%
	2007	185	14.84	2,743	3.61%	1.67%	2.02%
	2006	144	14.55	2,094	3.74%	1.67%	16.27%
	2005	132	12.51	1,653	3.79%	1.67%	(0.05)%
Franklin Large Cap Growth Securities (Advantedge ™)
	2009	7	8.86	63	0.70%	1.60%	27.66%
	2008	1	6.94	10	0.00%	1.60%	(30.56)%
Franklin Large Cap Growth Securities (AnnuiChoice ™)
	2009	7	12.33	87	1.15%	1.00%	28.44%
	2008	4	9.60	35	3.42%	1.00%	(35.18)%
	2007	4	14.82	61	0.63%	1.00%	5.16%
	2006	4	14.09	59	0.61%	1.00%	9.79%
	2005	12	12.83	149	0.68%	1.00%	0.01%
Franklin Large Cap Growth Securities (GrandMaster flex3 ™)
	2009	6	11.86	67	1.33%	1.55%	27.72%
	2008	9	9.29	88	3.93%	1.55%	(35.55)%
	2007	20	14.41	290	0.71%	1.55%	4.58%
	2006	20	13.78	278	0.71%	1.55%	9.18%
	2005	30	12.62	383	0.60%	1.55%	(0.47)%

(1)  Results for periods of less than one year have been annualized.

(2)  Results for periods of less than one year have not been annualized.

* -  Less than 1,000.

Separate Account I

of

National Integrity Life Insurance Company

Notes to Financial Statements (continued)

4.  Financial Highlights (continued)

						Investment
		Units		Unit	Net Assets	Income	Expense	Total
Division	Year	(000s)		Value	(000s)	Ratio (1)	Ratio (1)	Return (2)
Non-Affiliated Class 2 (continued):
Franklin Large Cap Growth Securities (Grandmaster ™)
	2009	5		$12.03	$59	1.36%	1.35%	27.98%
	2008	5		9.40	52	3.64%	1.35%	(35.42)%
	2007	19		14.56	277	0.72%	1.35%	4.79%
	2006	11		13.89	153	0.77%	1.35%	9.40%
	2005	12		12.70	148	0.63%	1.35%	(0.34)%
Franklin Large Cap Growth Securities (IQ Annuity ™)
	2009	19		11.95	226	1.34%	1.45%	27.85%
	2008	22		9.34	202	3.57%	1.45%	(35.48)%
	2007	29		14.48	426	0.68%	1.45%	4.68%
	2006	22		13.84	300	0.87%	1.45%	9.29%
	2005	25		12.66	318	0.54%	1.45%	(0.40)%
Franklin Large Cap Growth Securities (Pinnacle Plus ™)
	2009	21		10.74	228	1.34%	1.67%	27.57%
	2008	21		8.42	178	3.55%	1.67%	(35.63)%
	2007	35		13.08	458	0.65%	1.67%	4.45%
	2006	27		12.52	336	0.78%	1.67%	9.05%
	2005	27		11.48	305	0.52%	1.67%	(0.58)%
Franklin Large Cap Growth Securities (AnnuiChoice II ™)
	2009	10		9.43	90	1.35%	1.15%	28.24%
	2008	9		7.35	68	3.52%	1.15%	(35.28)%
	2007	9		11.36	99	0.94%	1.15%	5.00%
	2006	—	*	10.82	8	0.00%	1.15%	8.16%
Franklin Mutual Shares Securities (AnnuiChoice ™)
	2009	30		13.89	423	1.94%	1.00%	24.79%
	2008	42		11.13	468	4.07%	1.00%	(37.74)%
	2007	64		17.88	1,142	1.91%	1.00%	2.44%
	2006	49		17.45	853	1.97%	1.00%	17.20%
	2005	28		14.89	413	0.99%	1.00%	9.48%
Franklin Mutual Shares Securities (Advantedge ™)
	2009	58		8.24	475	2.27%	1.60%	24.03%
	2008	17		6.64	111	7.31%	1.60%	(33.60)%
Franklin Mutual Shares Securities (AnnuiChoice II ™)
	2009	14		8.56	119	1.99%	1.15%	24.60%
	2008	13		6.87	87	3.77%	1.15%	(37.83)%
	2007	23		11.05	257	1.75%	1.15%	2.28%
Franklin Mutual Shares Securities (GrandMaster flex3 ™)
	2009	91		13.36	1,216	1.86%	1.55%	24.10%
	2008	113		10.76	1,212	3.93%	1.55%	(38.09)%
	2007	123		17.39	2,146	2.01%	1.55%	1.87%
	2006	86		17.07	1,460	1.99%	1.55%	16.55%
	2005	65		14.64	946	0.95%	1.55%	8.88%
Franklin Mutual Shares Securities (IQ Annuity ™)
	2009	25		13.45	336	2.04%	1.45%	24.22%
	2008	25		10.83	266	3.18%	1.45%	(38.02)%
	2007	52		17.47	904	1.94%	1.45%	1.97%
	2006	36		17.14	618	1.74%	1.45%	16.67%
	2005	20		14.69	295	0.92%	1.45%	8.96%

(1)  Results for periods of less than one year have been annualized.

(2)  Results for periods of less than one year have not been annualized.

* -  Less than 1,000.

Separate Account I

of

National Integrity Life Insurance Company

Notes to Financial Statements (continued)

4.  Financial Highlights (continued)

						Investment
		Units		Unit	Net Assets	Income	Expense	Total
Division	Year	(000s)		Value	(000s)	Ratio (1)	Ratio (1)	Return (2)
Non-Affiliated Class 2 (continued):
Franklin Mutual Shares Securities (Pinnacle Plus ™)
	2009	94		$12.19	$1,145	1.92%	1.67%	23.95%
	2008	104		9.83	1,019	3.81%	1.67%	(38.16)%
	2007	128		15.90	2,031	2.17%	1.67%	1.74%
	2006	93		15.63	1,447	2.20%	1.67%	16.41%
	2005	65		13.42	868	0.95%	1.67%	8.70%
Franklin Mutual Shares Securities Standard (IQ Advisor ™)
	2009	1		11.55	11	1.95%	0.60%	25.29%
	2008	1		9.22	8	3.89%	0.60%	(37.49)%
	2007	1		14.75	13	2.05%	0.60%	2.86%
	2006	—	*	14.34	13	2.08%	0.60%	17.67%
	2005	—	*	12.18	11	0.00%	0.60%	9.86%
Franklin Mutual Shares Securities(Grandmaster ™)
	2009	118		13.55	1,598	1.85%	1.35%	24.35%
	2008	151		10.90	1,649	3.92%	1.35%	(37.96)%
	2007	180		17.56	3,166	1.72%	1.35%	2.08%
	2006	76		17.21	1,306	2.13%	1.35%	16.79%
	2005	73		14.73	1,072	0.89%	1.35%	9.05%
Franklin Small Cap Value Securities (Advantedge ™)
	2009	10		8.75	89	1.27%	1.60%	27.09%
Franklin Small Cap Value Securities (AnnuiChoice II ™)
	2009	—	*	7.52	1	0.00%	1.15%	27.67%
Franklin Small Cap Value Securities (AnnuiChoice ™)
	2009	17		7.55	126	1.78%	1.00%	27.87%
	2008	12		5.90	70	1.82%	1.00%	(33.69)%
	2007	—	*	8.90	1	0.00%	1.00%	(10.96)%
Franklin Small Cap Value Securities (Grandmaster ™)
	2009	118		7.48	882	1.60%	1.35%	27.41%
	2008	127		5.87	747	2.04%	1.35%	(33.92)%
Franklin Small Cap Value Securities (GrandmasterFlex3 ™)
	2009	8		7.44	60	1.63%	1.55%	27.16%
	2008	7		5.85	44	1.43%	1.55%	(34.06)%
	2007	6		8.87	55	1.45%	1.55%	(11.30)%
Franklin Small Cap Value Securities (IQ3 ™)
	2009	6		7.46	42	1.61%	1.45%	27.28%
	2008	1		5.86	7	1.83%	1.45%	(33.99)%
	2007	1		8.88	10	1.18%	1.45%	(11.24)%
Franklin Small Cap Value Securities (Pinnacle Plus ™)
	2009	35		7.41	260	1.45%	1.67%	27.00%
	2008	63		5.84	365	1.94%	1.67%	(34.14)%
	2007	2		8.86	14	0.00%	1.67%	(11.37)%
Templeton Foreign Securities Fund (Advantedge ™)
	2009	9		8.76	78	2.71%	1.60%	34.85%
	2008	5		6.49	33	0.00%	1.60%	(35.07)%
Templeton Foreign Securities Fund (GrandMaster flex3 ™)
	2009	24		17.24	406	3.48%	1.55%	34.92%
	2008	30		12.78	388	3.32%	1.55%	(41.31)%
	2007	34		21.77	749	2.03%	1.55%	13.66%
	2006	27		19.16	525	1.19%	1.55%	19.57%
	2005	39		16.02	620	1.09%	1.55%	8.47%

(1)  Results for periods of less than one year have been annualized.

(2)  Results for periods of less than one year have not been annualized.

* -  Less than 1,000.

Separate Account I

of

National Integrity Life Insurance Company

Notes to Financial Statements (continued)

4.  Financial Highlights (continued)

						Investment
		Units		Unit	Net Assets	Income	Expense	Total
Division	Year	(000s)		Value	(000s)	Ratio (1)	Ratio (1)	Return (2)
Non-Affiliated Class 2 (continued):
Templeton Foreign Securities Fund (Grandmaster ™)
	2009	25		$17.49	$430	2.25%	1.35%	35.19%
	2008	13		12.94	166	3.54%	1.35%	(41.19)%
	2007	13		21.99	292	1.69%	1.35%	13.89%
	2006	13		19.31	247	0.89%	1.35%	19.81%
	2005	20		16.12	323	1.53%	1.35%	8.68%
Templeton Foreign Securities Fund (Pinnacle Plus ™)
	2009	60		15.90	958	2.88%	1.67%	34.76%
	2008	42		11.80	490	3.29%	1.67%	(41.38)%
	2007	51		20.12	1,032	2.08%	1.67%	13.52%
	2006	33		17.73	585	1.23%	1.67%	19.42%
	2005	24		14.84	351	1.12%	1.67%	8.35%
Templeton Foreign Securities Fund (AnnuiChoice II ™)
	2009	8		17.93	145	3.05%	1.00%	35.67%
	2008	10		13.21	132	2.81%	1.00%	(40.98)%
	2007	6		22.38	134	1.93%	1.00%	14.30%
	2006	4		19.58	87	1.11%	1.00%	20.24%
	2005	9		16.29	154	0.93%	1.00%	9.10%
Templeton Foreign Securities Fund (AnnuiChoice II ™)
	2009	8		9.99	80	2.26%	1.15%	35.47%
	2008	3		7.37	22	3.82%	1.15%	(41.07)%
	2007	2		12.51	21	1.58%	1.15%	14.12%
	2006	—	*	10.96	2	0.00%	1.15%	9.64%
Templeton Growth Securities (Advantedge ™)
	2009	6		8.15	51	2.90%	1.60%	29.01%
	2008	4		6.31	27	3.29%	1.60%	(36.86)%
Templeton Growth Securities (AnnuiChoice ™)
	2009	2		14.08	31	3.39%	1.00%	29.79%
	2008	5		10.85	55	2.12%	1.00%	(42.90)%
	2007	6		19.00	119	1.92%	1.00%	1.32%
	2006	4		18.75	80	1.12%	1.00%	20.59%
	2005	9		15.55	139	1.01%	1.00%	7.74%
Templeton Growth Securities (AnnuiChoice II ™)
	2009	3		8.24	29	2.93%	1.15%	29.60%
	2008	4		6.36	26	2.04%	1.15%	(42.99)%
	2007	3		11.15	39	1.56%	1.15%	1.16%
Templeton Growth Securities (GrandMaster flex3 ™)
	2009	66		13.54	899	3.14%	1.55%	29.07%
	2008	77		10.49	803	2.11%	1.55%	(43.22)%
	2007	84		18.48	1,560	1.61%	1.55%	0.75%
	2006	57		18.34	1,048	1.21%	1.55%	19.93%
	2005	43		15.29	660	1.07%	1.55%	7.16%
Templeton Growth Securities (Grandmaster ™)
	2009	23		13.73	322	3.09%	1.35%	29.33%
	2008	23		10.62	246	2.12%	1.35%	(43.10)%
	2007	22		18.66	415	1.79%	1.35%	0.96%
	2006	63		18.49	1,165	1.58%	1.35%	20.17%
	2005	24		15.38	364	1.11%	1.35%	7.43%

(1)  Results for periods of less than one year have been annualized.

(2)  Results for periods of less than one year have not been annualized.

* -  Less than 1,000.

Separate Account I

of

National Integrity Life Insurance Company

Notes to Financial Statements (continued)

4.  Financial Highlights (continued)

						Investment
		Units		Unit	Net Assets	Income	Expense	Total
Division	Year	(000s)		Value	(000s)	Ratio (1)	Ratio (1)	Return (2)
Non-Affiliated Class 2 (continued):
Templeton Growth Securities (IQ Annuity ™)
	2009	58		$13.64	$785	3.14%	1.45%	29.20%
	2008	63		10.55	665	1.53%	1.45%	(43.16)%
	2007	48		18.57	885	1.44%	1.45%	0.86%
	2006	86		18.41	1,584	0.85%	1.45%	20.05%
	2005	23		15.34	354	1.08%	1.45%	7.26%
Templeton Growth Securities (Pinnacle Plus ™)
	2009	65		12.42	808	2.64%	1.67%	28.92%
	2008	43		9.64	413	2.08%	1.67%	(43.29)%
	2007	62		16.99	1,056	1.65%	1.67%	0.63%
	2006	62		16.88	1,048	1.21%	1.67%	19.78%
	2005	42		14.10	599	1.25%	1.67%	7.03%
Templeton Growth Securities Standard (IQ Advisor ™)
	2009	—	*	11.24	5	3.15%	0.60%	30.32%
	2008	—	*	8.62	4	2.06%	0.60%	(42.67)%
	2007	—	*	15.04	7	1.65%	0.60%	1.73%
	2006	—	*	14.78	7	1.32%	0.60%	21.08%
	2005	—	*	12.21	6	0.00%	0.60%	8.25%
Van Kampen LIT Comstock (AnnuiChoice ™)
	2009	2		13.34	25	4.80%	1.00%	27.12%
	2008	8		10.49	88	2.71%	1.00%	(36.45)%
	2007	7		16.51	111	1.67%	1.00%	(3.31)%
	2006	7		17.07	115	3.20%	1.00%	14.89%
	2005	17		14.86	246	1.12%	1.00%	3.05%
Van Kampen LIT Comstock (GrandMaster flex3 ™)
	2009	11		12.83	142	4.10%	1.55%	26.42%
	2008	17		10.15	175	2.85%	1.55%	(36.80)%
	2007	17		16.06	276	1.73%	1.55%	(3.85)%
	2006	19		16.70	319	2.55%	1.55%	14.25%
	2005	20		14.62	289	0.82%	1.55%	2.50%
Van Kampen LIT Comstock (Grandmaster ™)
	2009	6		13.01	72	4.34%	1.35%	26.68%
	2008	6		10.27	65	2.69%	1.35%	(36.67)%
	2007	7		16.22	112	1.76%	1.35%	(3.65)%
	2006	11		16.83	184	3.63%	1.35%	14.48%
	2005	25		14.70	361	1.49%	1.35%	2.68%
Van Kampen LIT Comstock (IQ Annuity ™)
	2009	2		12.92	22	4.23%	1.45%	26.55%
	2008	5		10.21	47	3.32%	1.45%	(36.74)%
	2007	9		16.14	138	1.61%	1.45%	(3.75)%
	2006	9		16.77	146	2.92%	1.45%	14.37%
	2005	13		14.66	186	0.11%	1.45%	2.59%
Van Kampen LIT Comstock (Pinnacle Plus ™)
	2009	14		11.65	162	4.22%	1.67%	26.26%
	2008	18		9.23	166	3.08%	1.67%	(36.88)%
	2007	21		14.62	314	1.64%	1.67%	(3.97)%
	2006	22		15.22	342	2.46%	1.67%	14.11%
	2005	21		13.34	286	0.92%	1.67%	2.39%
Van Kampen LIT Comstock (AnnuiChoice II ™)
	2009	1		8.41	9	2.89%	1.15%	26.93%

(1)  Results for periods of less than one year have been annualized.

(2)  Results for periods of less than one year have not been annualized.

* -  Less than 1,000.

Separate Account I

of

National Integrity Life Insurance Company

Notes to Financial Statements (continued)

4.  Financial Highlights (continued)

							Investment
		Units		Unit	Net Assets		Income	Expense	Total
Division	Year	(000s)		Value	(000s)		Ratio (1)	Ratio (1)	Return (2)
Non-Affiliated Class 2 (continued):
Van Kampen LIT Capital Growth (GrandMaster flex3 ™)
	2009	—	*	$12.62	$4		0.00%	1.55%	63.08%
	2008	1		7.74	6		0.19%	1.55%	(49.91)%
	2007	1		15.45	11		0.00%	1.55%	14.83%
	2006	2		13.45	23		0.00%	1.55%	1.04%
	2005	1		13.31	14		0.01%	1.55%	6.01%
Van Kampen LIT Capital Growth (AnnuiChoice ™)
	2009	—	*	13.12	5		0.00%	1.00%	63.99%
	2008	—	*	8.00	—	*	0.23%	1.00%	(49.63)%
	2007	1		15.88	9		0.00%	1.00%	15.47%
Van Kampen LIT Capital Growth (Grandmaster ™)
	2009	13		12.80	169		0.00%	1.35%	63.41%
	2008	—	*	7.83	—	*	0.29%	1.35%	(49.80)%
	2007	—	*	15.60	—	*	0.00%	1.35%	15.06%
	2006	—	*	13.56	6		0.00%	1.35%	1.24%
	2005	—	*	13.40	6		0.01%	1.35%	6.23%
Van Kampen LIT Capital Growth (Pinnacle Plus ™)
	2009	47		11.10	517		0.00%	1.67%	62.88%
	2008	11		6.81	75		0.18%	1.67%	(49.97)%
	2007	23		13.62	310		0.00%	1.67%	14.69%
	2006	7		11.87	87		0.00%	1.67%	0.92%
	2005	7		11.77	77		0.01%	1.67%	5.80%
Van Kampen LIT Capital Growth (Advantedge ™)
	2009	1		9.12	10		0.00%	1.60%	63.00%
Van Kampen LIT Capital Growth (AnnuiChoice II ™)
	2009	—	*	10.24	5		0.00%	1.15%	63.74%
Van Kampen UIF Emerging Markets Debt (Advantedge ™)
	2009	6		10.75	62		5.92%	1.60%	28.03%
	2008	3		8.40	24		15.29%	1.60%	(16.05)%
Van Kampen UIF Emerging Markets Debt (AnnuiChoice ™)
	2009	11		11.06	116		4.67%	1.00%	28.81%
	2008	2		8.58	18		16.76%	1.00%	(15.83)%
	2007	1		10.20	10		0.00%	1.00%	2.00%
Van Kampen UIF Emerging Markets Debt (AnnuiChoice II ™)
	2009	4		11.01	39		4.85%	1.15%	28.62%
	2008	1		8.56	8		16.91%	1.15%	(15.96)%
Van Kampen UIF Emerging Markets Debt (Grandmaster ™)
	2009	1		18.44	26		7.52%	1.35%	28.36%
	2008	1		14.37	18		9.41%	1.35%	(16.13)%
	2007	1		17.13	23		7.86%	1.35%	4.95%
	2006	5		16.32	77		10.33%	1.35%	9.31%
	2005	6		14.93	97		7.27%	1.35%	10.62%
Van Kampen UIF Emerging Markets Debt (GrandmasterFlex3 ™)
	2009	9		10.89	99		7.50%	1.55%	28.10%
	2008	11		8.50	95		8.61%	1.55%	(16.30)%
	2007	20		10.16	199		1.40%	1.55%	1.61%
Van Kampen UIF Emerging Markets Debt (IQ3 ™)
	2009	6		18.31	103		7.89%	1.45%	28.23%
	2008	9		14.28	125		8.94%	1.45%	(16.22)%
	2007	13		17.05	230		0.00%	1.45%	4.84%

(1)  Results for periods of less than one year have been annualized.

(2)  Results for periods of less than one year have not been annualized.

* -  Less than 1,000.

Separate Account I

of

National Integrity Life Insurance Company

Notes to Financial Statements (continued)

4.  Financial Highlights (continued)

					Investment
		Units	Unit	Net Assets	Income	Expense	Total
Division	Year	(000s)	Value	(000s)	Ratio (1)	Ratio (1)	Return (2)
Non-Affiliated Class 2 (continued):
Van Kampen UIF Emerging Markets Debt (Pinnacle Plus ™)
	2009	17	$15.92	$277	8.43%	1.67%	27.94%
	2008	18	12.44	218	9.17%	1.67%	(16.40)%
	2007	22	14.88	326	7.75%	1.67%	4.61%
	2006	22	14.23	314	10.06%	1.67%	8.96%
	2005	22	13.06	290	8.71%	1.67%	10.29%
Van Kampen UIF Emerging Markets Equity (Advantedge ™)
	2009	23	7.80	180	0.00%	1.60%	67.40%
	2008	10	4.66	47	7.51%	1.60%	(53.42)%
Van Kampen UIF Emerging Markets Equity (AnnuiChoice ™)
	2009	18	31.71	567	0.00%	1.00%	68.42%
	2008	10	18.83	181	7.62%	1.00%	(57.18)%
	2007	22	43.96	966	0.88%	1.00%	39.05%
	2006	19	31.62	590	0.27%	1.00%	35.80%
	2005	5	23.28	118	0.33%	1.00%	32.44%
Van Kampen UIF Emerging Markets Equity (GrandMaster flex3 ™)
	2009	26	30.50	782	0.00%	1.55%	67.48%
	2008	28	18.21	502	7.56%	1.55%	(57.42)%
	2007	34	42.76	1,433	0.72%	1.55%	38.27%
	2006	16	30.93	507	0.80%	1.55%	35.05%
	2005	14	22.90	320	0.24%	1.55%	31.68%
Van Kampen UIF Emerging Markets Equity (Grandmaster ™)
	2009	38	30.93	1,176	0.00%	1.35%	67.82%
	2008	31	18.43	570	9.30%	1.35%	(57.33)%
	2007	18	43.20	760	0.65%	1.35%	38.56%
	2006	15	31.18	465	0.74%	1.35%	35.32%
	2005	14	23.04	332	0.27%	1.35%	31.95%
Van Kampen UIF Emerging Markets Equity (IQ Annuity ™)
	2009	12	30.72	381	0.00%	1.45%	67.65%
	2008	13	18.32	234	6.83%	1.45%	(57.37)%
	2007	10	42.98	439	0.66%	1.45%	38.41%
	2006	4	31.05	113	1.22%	1.45%	35.19%
	2005	1	22.97	30	0.04%	1.45%	31.85%
Van Kampen UIF Emerging Markets Equity (Pinnacle Plus ™)
	2009	55	26.56	1,460	0.00%	1.67%	67.28%
	2008	31	15.88	485	7.88%	1.67%	(57.47)%
	2007	35	37.33	1,308	0.82%	1.67%	38.10%
	2006	24	27.03	657	0.72%	1.67%	34.89%
	2005	19	20.04	379	0.23%	1.67%	31.50%
Van Kampen UIF Emerging Markets Equity (AnnuiChoice II ™)
	2009	8	11.97	90	0.00%	1.15%	68.16%
	2008	5	7.12	36	8.01%	1.15%	(57.24)%
	2007	20	16.65	329	0.78%	1.15%	38.84%
	2006	6	11.99	72	0.00%	1.15%	19.89%
Van Kampen UIF U.S. Mid Cap (Advantedge ™)
	2009	18	8.34	150	0.62%	1.60%	36.94%
	2008	2	6.09	10	0.00%	1.60%	(39.11)%
Van Kampen UIF U.S. Mid Cap (Grandmaster ™)
	2009	9	8.37	74	2.45%	1.35%	37.28%
	2008	1	6.10	5	73.72%	1.35%	(39.01)%

(1)  Results for periods of less than one year have been annualized.

(2)  Results for periods of less than one year have not been annualized.

* -  Less than 1,000.

Separate Account I

of

National Integrity Life Insurance Company

Notes to Financial Statements (continued)

4.  Financial Highlights (continued)

						Investment
		Units		Unit	Net Assets	Income	Expense	Total
Division	Year	(000s)		Value	(000s)	Ratio (1)	Ratio (1)	Return (2)
Non-Affiliated Class 2 (continued):
Van Kampen UIF U.S. Mid Cap (Pinnacle Plus ™)
	2009	2		$8.33	$20	0.00%	1.67%	36.84%
	2008	16		6.09	97	11.02%	1.67%	(39.14)%
Van Kampen UIF U.S. Mid Cap (IQ Annuity ™)
	2009	—	*	8.36	1	0.00%	1.45%	37.14%
Van Kampen UIF U.S. Mid Cap (AnnuiChoice II ™)
	2009	2		8.40	17	0.23%	1.15%	37.56%
Van Kampen UIF U.S. Mid Cap (AnnuiChoice ™)
	2009	1		8.42	5	0.00%	1.00%	37.77%
Van Kampen UIF U.S. Real Estate (Advantedge ™)
	2009	4		7.77	34	2.37%	1.60%	26.44%
Van Kampen UIF U.S. Real Estate (AnnuiChoice ™)
	2009	2		6.02	14	0.63%	1.00%	27.21%
	2008	26		4.73	122	8.13%	1.00%	(38.68)%
	2007	1		7.72	6	5.60%	1.00%	(22.80)%
Van Kampen UIF U.S. Real Estate (AnnuiChoice II ™)
	2009	7		6.00	43	2.85%	1.15%	27.02%
	2008	7		4.72	31	9.81%	1.15%	(38.77)%
	2007	9		7.71	70	2.22%	1.15%	(22.88)%
Van Kampen UIF U.S. Real Estate (Grandmaster ™)
	2009	13		17.78	237	2.16%	1.35%	26.76%
	2008	25		14.02	344	10.97%	1.35%	(38.90)%
	2007	15		22.95	339	2.01%	1.35%	(18.40)%
	2006	24		28.12	661	1.27%	1.35%	35.82%
	2005	26		20.71	534	1.47%	1.35%	15.16%
Van Kampen UIF U.S. Real Estate (GrandmasterFlex3 ™)
	2009	12		5.93	72	3.07%	1.55%	26.50%
	2008	13		4.69	59	8.90%	1.55%	(39.02)%
	2007	12		7.69	93	2.52%	1.55%	(23.09)%
Van Kampen UIF U.S. Real Estate (IQ3 ™)
	2009	7		17.65	121	2.54%	1.45%	26.63%
	2008	7		13.94	99	7.19%	1.45%	(38.96)%
	2007	5		22.83	116	1.01%	1.45%	(18.48)%
Van Kampen UIF U.S. Real Estate (Pinnacle Plus ™)
	2009	40		14.99	601	2.72%	1.67%	26.35%
	2008	55		11.86	655	9.08%	1.67%	(39.09)%
	2007	44		19.48	856	1.93%	1.67%	(18.66)%
	2006	45		23.95	1,075	1.27%	1.67%	35.38%
	2005	44		17.69	775	1.40%	1.67%	14.79%
Non-Affiliated Class B:
Columbia VIT Mid Cap (Grandmaster ™)
	2009	3		12.95	37	0.00%	1.35%	29.55%
Columbia VIT Mid Cap (Pinnacle Plus ™)
	2009	—	*	12.93	2	0.00%	1.67%	29.27%
Columbia VIT Small Cap (Grandmaster ™)
	2009	2		12.52	28	0.00%	1.35%	25.18%
Columbia VIT Small Cap (Advantedge ™)
	2009	1		12.50	13	0.00%	1.60%	24.97%
Columbia VIT Small Cap (Pinnacle Plus ™)
	2009	—	*	12.49	2	0.00%	1.67%	24.91%

(1)  Results for periods of less than one year have been annualized.

(2)  Results for periods of less than one year have not been annualized.

* -  Less than 1,000.

Separate Account I

of

National Integrity Life Insurance Company

Notes to Financial Statements (continued)

4.  Financial Highlights (continued)

					Investment
		Units	Unit	Net Assets	Income	Expense	Total
Division	Year	(000s)	Value	(000s)	Ratio (1)	Ratio (1)	Return (2)
Non-Affiliated Class B (continued):
DWS Small Cap Index VIP (AnnuiChoice ™)
	2009	8	$12.17	$102	1.67%	1.00%	25.01%
	2008	10	9.74	98	2.57%	1.00%	(34.99)%
	2007	9	14.98	138	1.02%	1.00%	(3.14)%
	2006	8	15.46	131	0.60%	1.00%	16.02%
	2005	13	13.33	170	0.52%	1.00%	2.99%
DWS Small Cap Index VIP (AnnuiChoice II ™)
	2009	2	8.54	19	1.67%	1.15%	24.82%
	2008	2	6.84	15	2.01%	1.15%	(35.08)%
	2007	1	10.54	12	1.03%	1.15%	(3.29)%
DWS Small Cap Index VIP (GrandMaster flex3 ™)
	2009	7	12.58	93	1.70%	1.55%	24.31%
	2008	11	10.12	115	2.63%	1.55%	(35.35)%
	2007	12	15.65	191	1.00%	1.55%	(3.68)%
	2006	18	16.24	287	0.54%	1.55%	15.38%
	2005	16	14.08	221	0.71%	1.55%	2.39%
DWS Small Cap Index VIP (Grandmaster ™)
	2009	2	10.69	18	1.35%	1.35%	24.57%
	2008	2	8.58	16	1.95%	1.35%	(35.22)%
	2007	1	13.25	17	0.43%	1.35%	(3.49)%
	2006	2	13.73	25	0.09%	1.35%	15.61%
	2005	33	11.87	387	0.18%	1.35%	2.61%
DWS Small Cap Index VIP (IQ3 ™)
	2009	7	11.66	77	1.55%	1.45%	24.44%
	2008	7	9.37	62	2.61%	1.45%	(35.28)%
	2007	7	14.48	103	0.98%	1.45%	(3.59)%
	2006	9	15.01	133	0.45%	1.45%	15.50%
	2005	10	13.00	133	0.77%	1.45%	2.52%
DWS Small Cap Index VIP (Pinnacle Plus ™)
	2009	24	12.13	294	1.68%	1.67%	24.16%
	2008	29	9.77	281	2.65%	1.67%	(35.43)%
	2007	35	15.13	534	1.05%	1.67%	(3.80)%
	2006	34	15.73	527	0.60%	1.67%	15.24%
DWS Small Cap Index VIP (Advantedge ™)
	2009	1	8.87	6	1.42%	1.60%	24.25%
Non-Affiliated Advisor Class:
Pimco VIT All Asset (AnnuiChoice ™)
	2009	7	9.92	65	6.91%	1.00%	20.21%
	2008	6	8.25	53	8.05%	1.00%	(17.50)%
Pimco VIT All Asset (AnnuiChoice II ™)
	2009	17	9.98	171	6.94%	1.15%	20.03%
	2008	16	8.31	136	8.55%	1.15%	(16.88)%
Pimco VIT All Asset (IQ Annuity ™)
	2009	8	9.84	78	7.22%	1.45%	19.67%
	2008	3	8.22	26	11.80%	1.45%	(17.75)%
Pimco VIT All Asset (Pinnacle Plus ™)
	2009	9	9.81	84	7.49%	1.67%	19.40%
	2008	21	8.21	174	8.86%	1.67%	(17.88)%
Pimco VIT Commodity Real Return Strategy (Advantedge ™)
	2009	18	6.67	123	14.01%	1.60%	39.35%
	2008	9	4.79	45	8.34%	1.60%	(52.12)%

(1)  Results for periods of less than one year have been annualized.

(2)  Results for periods of less than one year have not been annualized.

* -  Less than 1,000.

Separate Account I

of

National Integrity Life Insurance Company

Notes to Financial Statements (continued)

4.  Financial Highlights (continued)

							Investment
		Units		Unit	Net Assets		Income	Expense	Total
Division	Year	(000s)		Value	(000s)		Ratio (1)	Ratio (1)	Return (2)
Non-Affiliated Advisor Class (continued):
Pimco VIT All Asset (Grandmaster ™)
	2009	—	*	$9.86	$3		48.81%	1.35%	19.79%
Pimco VIT All Asset (GrandMaster flex3 ™)
	2009	—	*	9.83	5		79.78%	1.55%	19.55%
Pimco VIT All Asset (Advantedge ™)
	2009	17		9.89	170		27.73%	1.60%	19.49%
Pimco VIT Commodity Real Return Strategy (AnnuiChoice ™)
	2009	4		6.69	28		12.30%	1.00%	40.20%
	2008	2		4.77	10		7.53%	1.00%	(52.26)%
Pimco VIT Commodity Real Return Strategy (AnnuiChoice II ™)
	2009	11		6.73	75		16.16%	1.15%	39.99%
	2008	5		4.81	22		11.42%	1.15%	(51.93)%
Pimco VIT Commodity Real Return Strategy (Grandmaster ™)
	2009	49		6.65	326		13.59%	1.35%	39.71%
	2008	9		4.76	42		11.04%	1.35%	(52.37)%
Pimco VIT Commodity Real Return Strategy (GrandMaster flex3 ™)
	2009	8		6.63	52		15.23%	1.55%	39.42%
	2008	2		4.76	10		9.08%	1.55%	(52.44)%
Pimco VIT Commodity Real Return Strategy (IQ Annuity ™)
	2009	24		6.64	161		12.66%	1.45%	39.56%
	2008	18		4.76	84		12.23%	1.45%	(52.41)%
Pimco VIT Commodity Real Return Strategy (Pinnacle Plus ™)
	2009	19		6.62	125		9.87%	1.67%	39.25%
	2008	17		4.75	82		6.52%	1.67%	(52.48)%
Pimco VIT Low Duration (IQ Annuity ™)
	2009	4		10.81	42		8.33%	1.45%	11.57%
	2008	2		9.69	15		10.23%	1.45%	(3.08)%
Pimco VIT Low Duration (Grandmaster ™)
	2009	1		10.83	8		7.96%	1.35%	11.68%
Pimco VIT Low Duration (GrandMaster flex3 ™)
	2009	9		10.80	101		11.51%	1.55%	11.46%
Pimco VIT Low Duration (Advantedge ™)
	2009	7		10.75	80		7.62%	1.60%	11.40%
Pimco VIT Low Duration (AnnuiChoice II ™)
	2009	—	*	10.84	5		9.99%	1.15%	11.91%
Pimco VIT Low Duration (AnnuiChoice ™)
	2009	29		10.90	313		11.35%	1.00%	12.08%
Pimco VIT Low Duration (Pinnacle Plus ™)
	2009	17		10.77	186		6.49%	1.67%	11.32%
	2008	10		9.68	92		6.82%	1.67%	(3.22)%
Pimco VIT Real Return (AnnuiChoice II ™)
	2009	2		10.44	23		6.91%	1.15%	16.88%
Pimco VIT Real Return (Advantedge ™)
	2009	2		10.35	22		8.06%	1.60%	16.35%
	2008	1		8.89	8		3.47%	1.60%	(11.07)%
Pimco VIT Real Return (AnnuiChoice ™)
	2009	11		10.47	119		18.00%	1.00%	17.06%
	2008	—	*	8.94	—	*	3.53%	1.00%	(10.56)%
Pimco VIT Real Return (IQ Annuity ™)
	2009	21		10.39	214		10.53%	1.45%	16.53%
	2008	5		8.92	47		3.78%	1.45%	(10.83)%

(1)  Results for periods of less than one year have been annualized.

(2)  Results for periods of less than one year have not been annualized.

* -  Less than 1,000.

Separate Account I

of

National Integrity Life Insurance Company

Notes to Financial Statements (continued)

4.  Financial Highlights (continued)

							Investment
		Units		Unit	Net Assets		Income	Expense	Total
Division	Year	(000s)		Value	(000s)		Ratio (1)	Ratio (1)	Return (2)
Non-Affiliated Advisor Class (continued):
Pimco VIT Real Return (Grandmaster ™)
	2009	6		$10.41	$66		9.07%	1.35%	16.65%
	2008	2		8.92	16		3.47%	1.35%	(10.77)%
Pimco VIT Real Return (Grandmaster flex3 ™)
	2009	8		10.37	82		7.32%	1.55%	16.41%
	2008	—	*	8.91	—	*	3.43%	1.55%	(10.89)%
Pimco VIT Real Return (Pinnacle Plus ™)
	2009	10		10.35	102		6.16%	1.67%	16.27%
	2008	4		8.90	33		3.47%	1.67%	(10.97)%
Pimco VIT Total Return (Advantedge ™)
	2009	156		11.36	1,770		7.42%	1.60%	12.10%
	2008	35		10.13	356		6.16%	1.60%	1.31%
Pimco VIT Total Return (AnnuiChoice ™)
	2009	126		11.32	1,431		6.66%	1.00%	12.79%
	2008	20		10.04	200		6.40%	1.00%	0.36%
Pimco VIT Total Return (AnnuiChoice II ™)
	2009	83		11.45	951		6.79%	1.15%	12.62%
	2008	43		10.17	440		6.09%	1.15%	1.70%
Pimco VIT Total Return (IQ Annuity ™)
	2009	69		11.23	770		7.07%	1.45%	12.27%
	2008	31		10.01	309		7.16%	1.45%	0.05%
Pimco VIT Total Return (Grandmaster ™)
	2009	70		11.25	792		6.91%	1.35%	12.39%
	2008	6		10.01	58		5.63%	1.35%	0.12%
Pimco VIT Total Return (Grandmaster flex3 ™)
	2009	25		11.21	278		6.88%	1.55%	12.16%
	2008	3		10.00	28		8.03%	1.55%	(0.02)%
Pimco VIT Total Return (Pinnacle Plus ™)
	2009	23		11.19	257		6.53%	1.67%	12.02%
	2008	27		9.99	268		6.79%	1.67%	(0.10)%
Non-Affiliated Investor Class:
Rydex VT Multi-Hedge Strategies (Advantedge ™)
	2009	11		7.98	91		1.63%	1.60%	(4.83)%
	2008	3		8.38	23		1.04%	1.60%	(16.15)%
Rydex VT Multi-Hedge Strategies (AnnuiChoice ™)
	2009	20		7.96	156		0.74%	1.00%	(4.25)%
	2008	50		8.31	420		1.19%	1.00%	(16.90)%
Rydex VT Multi-Hedge Strategies (AnnuiChoice II ™)
	2009	25		8.05	202		0.69%	1.15%	(4.40)%
	2008	71		8.42	595		1.16%	1.15%	(15.82)%
Rydex VT Multi-Hedge Strategies (Grandmaster ™)
	2009	7		7.91	52		1.77%	1.35%	(4.59)%
	2008	1		8.29	7		0.99%	1.35%	(17.09)%
Rydex VT Multi-Hedge Strategies (Grandmaster flex3 ™)
	2009	3		7.88	20		1.46%	1.55%	(4.78)%
	2008	1		8.28	4		1.24%	1.55%	(17.21)%
Rydex VT Multi-Hedge Strategies (IQ Annuity ™)
	2009	20		7.90	156		1.48%	1.45%	(4.69)%
	2008	5		8.28	41		1.51%	1.45%	(17.15)%

(1)  Results for periods of less than one year have been annualized.

(2)  Results for periods of less than one year have not been annualized.

* -  Less than 1,000.

Separate Account I

of

National Integrity Life Insurance Company

Notes to Financial Statements (continued)

4.  Financial Highlights (continued)

							Investment
		Units		Unit	Net Assets		Income	Expense	Total
Division	Year	(000s)		Value	(000s)		Ratio (1)	Ratio (1)	Return (2)
Non-Affiliated Investor Class (continued):
Rydex VT Multi-Hedge Strategies (Pinnacle Plus ™)
	2009	4		$7.87	$29		1.11%	1.67%	(4.90)%
	2008	2		8.27	20		2.68%	1.67%	(17.28)%
Rydex VT All-Cap Opportunity Fund (Advantedge ™)
	2009	6		8.31	46		0.10%	1.60%	25.26%
	2008	4		6.64	28		0.28%	1.60%	(33.63)%
Rydex VT All-Cap Opportunity Fund (AnnuiChoice ™)
	2009	—	*	8.17	3		0.07%	1.00%	26.02%
	2008	1		6.48	6		0.38%	1.00%	(35.17)%
Rydex VT All-Cap Opportunity Fund (AnnuiChoice II ™)
	2009	3		8.38	27		0.10%	1.15%	25.83%
	2008	3		6.66	20		0.32%	1.15%	(33.37)%
Rydex VT All-Cap Opportunity Fund (IQ Annuity ™)
	2009	—	*	8.11	—	*	0.00%	1.45%	25.45%
	2008	—	*	6.46	—	*	0.28%	1.45%	(35.37)%
Rydex VT All-Cap Opportunity Fund (Grandmaster ™)
	2009	—	*	8.12	2		0.11%	1.35%	25.58%
	2008	—	*	6.47	2		0.39%	1.35%	(35.33)%
Rydex VT All-Cap Opportunity Fund (Pinnacle Plus ™)
	2009	1		8.08	7		0.08%	1.67%	25.17%
	2008	—	*	6.45	3		0.03%	1.67%	(35.47)%
Rydex VT Alternative Strategies Allocation (Advantedge ™)
	2009	2		9.82	24		0.00%	1.60%	(0.76)%
Rydex VT Alternative Strategies Allocation (Pinnacle Plus ™)
	2009	—	*	9.81	1		0.00%	1.67%	(0.83)%
Rydex VT Alternative Strategies Allocation (Annuichoice ™)
	2009	10		9.89	98		0.00%	1.00%	(0.15)%
Rydex VT Alternative Strategies Allocation (AnnuiChoice II ™)
	2009	—	*	9.87	2		0.00%	1.15%	(0.31)%
Rydex VT Managed Futures Strategies (Advantedge ™)
	2009	8		8.98	70		0.00%	1.60%	(5.55)%
	2008	1		9.51	10		0.00%	1.60%	(4.94)%
Rydex VT Managed Futures Strategies (Annuichoice ™)
	2009	40		9.04	365		0.00%	1.00%	(4.97)%
	2008	1		9.51	9		0.00%	1.00%	(4.87)%
Rydex VT Managed Futures Strategies (Pinnacle Plus ™)
	2009	28		8.97	250		0.00%	1.67%	(5.62)%
	2008	6		9.51	57		0.00%	1.67%	(4.95)%
Rydex VT Managed Futures Strategies (Grandmaster ™)
	2009	45		9.00	407		0.00%	1.35%	(5.31)%
Rydex VT Managed Futures Strategies (Grandmaster flex3 ™)
	2009	1		8.98	10		0.00%	1.55%	(5.50)%
Rydex VT Managed Futures Strategies (AnnuiChoice II ™)
	2009	40		9.02	358		0.00%	1.15%	(5.12)%

(1)  Results for periods of less than one year have been annualized.

(2)  Results for periods of less than one year have not been annualized.

* -  Less than 1,000.

STATUTORY-BASIS FINANCIAL STATEMENTS AND SCHEDULES

National Integrity Life Insurance Company

Years Ended December 31, 2009, 2008 and 2007

National Integrity Life Insurance Company

Statutory-Basis Financial Statements and Schedules

Years Ended December 31, 2009, 2008 and 2007

Report of Independent Registered Public Accounting Firm

The Board of Directors

National Integrity Life Insurance Company

We have audited the accompanying statutory-basis balance sheets of National Integrity Life Insurance Company (the Company) as of December 31, 2009 and 2008, and the related statutory-basis statements of operations, changes in capital and surplus, and cash flow for each of the three years in the period ended December 31, 2009.  Our audits also included the statutory-basis financial statement schedules listed in the contents page.  These financial statements and schedules are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these financial statements and schedules based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting.  Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting.  Accordingly, we express no such opinion.   An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

As described in Note 1 to the financial statements, the Company presents its financial statements in conformity with accounting practices prescribed or permitted by the New York Insurance Department, which practices differ from U.S. generally accepted accounting principles.  The variances between such practices and U.S. generally accepted accounting principles and the effects on the accompanying financial statements are also described in Note 1.

In our opinion, because of the effects of the matter described in the preceding paragraph, the financial statements referred to above do not present fairly, in conformity with U.S. generally accepted accounting principles, the financial position of National Integrity Life Insurance Company at December 31, 2009 and 2008, or the results of its operations or its cash flows for each of the three years in the period ended December 31, 2009.

However, in our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of National Integrity Life Insurance Company at December 31, 2009 and 2008, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2009, in conformity with accounting practices prescribed or permitted by the New York Insurance Department.  Also, in our opinion, the related financial statement schedules, when considered in relation to the basic statutory-basis financial statements taken as a whole, present fairly in all material respects the information set forth therein.

As described in Note 1 to the financial statements, in connection with implementing new statutory accounting practices in 2009, the Company changed its methods of accounting for other-than-temporary impairments of investments in loan-backed and structured securities, for deferred income tax assets and for the statutory reserve valuation for variable annuity reserves related to product guarantees. In 2008, the Company changed its method of accounting for the separate account assets and liabilities related to its market value adjusted annuity products.  Further, in 2007, the Company change the valuation bases of its statutory reserves for certain annuity products.

Cincinnati, Ohio	/s/ Ernst & Young LLP
April 23, 2010

1

National Integrity Life Insurance Company

Balance Sheets (Statutory-Basis)

	December 31
	2009	2008
	(in thousands)
Admitted Assets
Cash and invested assets:
Debt securities	$1,742,675	$1,354,511
Preferred and common stocks	14,136	41,601
Mortgage loans	27,552	3,949
Policy loans	41,033	41,491
Cash, cash equivalents and short-term investments	23,426	64,357
Receivable for securities	2,174	443
Other invested assets	24,794	19,494
Total cash and invested assets	1,875,790	1,525,846

Investment income due and accrued	21,303	16,429
Current federal income taxes recoverable	290	405
Net deferred income tax asset	13,752	8,502
Receivables from parent, subsidiaries and affiliates	5,000	—
Other admitted assets	208	90
Separate account assets	2,516,102	2,486,270
Total admitted assets	$4,432,445	$4,037,542

Liabilities and Capital and Surplus
Liabilities:
Policy and contract liabilities:
Life and annuity reserves	$1,648,414	$1,310,036
Liability for deposit-type contracts	80,571	74,050
Policy and contract claims	157	146
Deposits on policies to be issued	4,459	3,296
Total policy and contract liabilities	1,733,601	1,387,528

General expense due and accrued	406	253
Transfer to (from) separate accounts due and accrued, net	(51,599)	(27,551)
Asset valuation reserve	5,901	690
Other liabilities	2,444	5,804
Separate account liabilities	2,516,102	2,486,270
Total liabilities	4,206,855	3,852,994

Capital and surplus:
Common stock, $10 par value, authorized 200 shares, issued and outstanding 200 shares	2,000	2,000
Paid-in surplus	312,228	300,543
Accumulated deficit	(88,638)	(117,995)
Total capital and surplus	225,590	184,548
Total liabilities and capital and surplus	$4,432,445	$4,037,542

See accompanying notes.

2

National Integrity Life Insurance Company

Statements of Operations (Statutory-Basis)

	Year Ended December 31
	2009	2008	2007
	(in thousands)
Premiums and other revenues:
Premiums and annuity considerations	$552,527	$758,792	$510,903
Net investment income	99,757	73,689	55,251
Considerations for supplementary contracts with life contingencies	4,424	4,210	5,685
Amortization of the interest maintenance reserve	(771)	(981)	(933)
Fees from management of separate account	5,245	7,135	8,588
Other revenues	1,140	1,304	1,579
Total premiums and other revenues	662,322	844,149	581,073

Benefits paid or provided:
Death benefits	4,889	3,685	3,921
Annuity benefits	61,877	55,170	55,480
Surrender benefits	371,418	337,068	402,034
Payments on supplementary contracts	2,194	1,888	1,427
Other benefits	3,768	2,934	4,152
Increase (decrease) in policy reserves and other policyholders’ funds	337,669	381,174	84,726
Total benefits paid or provided	781,815	781,919	551,740

Insurance expenses and other deductions:
Commissions	29,276	39,383	26,065
Commissions and expenses on reinsurance assumed	—	383	1,736
General expenses	13,371	13,968	12,623
Net transfers to (from) separate account	(179,310)	55,273	(20,361)
Other deductions	405	(36)	(1,132)
Total insurance expenses and other deductions	(136,258)	108,971	18,931

Gain (loss) from operations before federal income tax expense and net realized capital gains (losses)	16,765	(46,741)	10,402
Federal income tax expense (benefit), excluding tax on capital gains	1,561	(12,681)	1,016
Gain (loss) from operations before net realized capital gains (losses)	15,204	(34,060)	9,386
Net realized capital gains (losses) (excluding gains (losses) transferred to IMR and capital gains tax)	(14,074)	(22,696)	(4,271)

Net income (loss)	$1,130	$(56,756)	$5,115

See accompanying notes.

3

National Integrity Life Insurance Company

Statements of Changes in Capital and Surplus (Statutory-Basis)

Years Ended December 31, 2009, 2008 and 2007

	Common Stock	Paid-In Surplus	Accumulated Surplus	Total Capital and Surplus
	(in thousands)

Balance, January 1, 2007	$2,000	$206,371	$(79,297)	$129,074

Net income (loss)	—	—	5,115	5,115
Change in net deferred income tax	—	—	4,365	4,365
Net change in unrealized gains (losses) on investments (net of deferred tax expense (benefit) of $0)	—	—	—	—
Net change in nonadmitted assets and related items	—	—	(4,787)	(4,787)
Change in reserve on account of change in valuation basis	—	—	9,335	9,335
Change in asset valuation reserve	—	—	4,636	4,636
Change in surplus in separate accounts	—	—	(5,603)	(5,603)
Balance, December 31, 2007	2,000	206,371	(66,236)	142,135

Net income (loss)	—	—	(56,756)	(56,756)
Change in net deferred income tax	—	—	10,036	10,036
Net change in unrealized gains (losses) on investments (net of deferred tax expense (benefit) of ($3,795))	—	—	(7,050)	(7,050)
Net change in nonadmitted assets and related items	—	—	(16,253)	(16,253)
Changes in reserves on account of changes in valuation bases	—	—	10,101	10,101
Change in asset valuation reserve	—	—	16,472	16,472
Change in surplus in separate accounts	—	—	(8,309)	(8,309)
Capital contribution	—	94,172	—	94,172
Balance, December 31, 2008	2,000	300,543	(117,995)	184,548

Net income (loss)	—	—	1,130	1,130
Change in net deferred income tax	—	—	(1,052)	(1,052)
Net change in unrealized gains (losses) on investments (net of deferred tax expense (benefit) of ($1,854))	—	—	3,443	3,443
Net change in nonadmitted assets and related items	—	—	13,520	13,520
Change in asset valuation reserve	—	—	(5,211)	(5,211)
Change in surplus from additional deferred tax asset (SSAP 10R)	—	—	5,239	5,239
Cumulative effects of changes in accounting principle	—	—	10,763	10,763
Change in surplus in separate accounts	—	—	1,525	1,525
Capital contribution	—	11,685	—	11,685
Balance, December 31, 2009	$2,000	$312,228	$(88,638)	$225,590

See accompanying notes.

4

National Integrity Life Insurance Company

Statements of Cash Flow (Statutory-Basis)

	Year Ended December 31
	2009	2008	2007
	(in thousands)
Cash from Operations:
Premiums collected net of reinsurance	$556,951	$781,766	$528,913
Net investment income received	91,402	65,455	53,790
Benefits paid	(443,445)	(458,685)	(476,428)
Net transfers from (to) separate accounts	167,454	(34,199)	57,229
Commissions and expense paid	(43,154)	(53,703)	(39,179)
Federal income taxes recovered (paid)	(1,384)	11,656	(2,391)
Other, net	6,385	8,439	10,167
Net cash from (for) operations	334,209	320,729	132,101

Cash from Investments:
Proceeds from investments sold, matured or repaid:
Debt securities	327,491	392,255	517,025
Preferred and common stocks	1,000	5,453	28,682
Mortgage loans	147	51	3,480
Other invested assets	1,574	—	—
Miscellaneous proceeds	—	3,988	—
Net proceeds from investments sold, matured or repaid	330,212	401,747	549,187

Cost of investments acquired:
Debt securities	(690,413)	(739,298)	(647,353)
Preferred and common stocks	—	(1,000)	(18,991)
Mortgage loans	(23,750)	(1,246)	(2,754)
Other invested assets	(4,486)	(16,994)	(3,099)
Miscellaneous applications	(5,517)	—	(358)
Total cost of investments acquired	(724,166)	(758,538)	(672,555)

Net change in policy and other loans	459	866	(2,312)
Net cash from (for) investments	(393,495)	(355,925)	(125,680)

Cash from Financing and Miscellaneous Sources:
Capital contributions - cash	11,685	40,000	—
Borrowed money	—	(6,924)	(15,886)
Net deposits on deposit-type contract funds and other insurance liabilities	6,270	53,188	4,506
Other cash provided (applied)	400	834	3,833
Net cash from (for) financing and miscellaneous sources	18,355	87,098	(7,547)

Net change in cash, cash equivalents and short-term investments	(40,931)	51,902	(1,126)
Cash, cash equivalents and short-term investments:
Beginning of year	64,357	12,455	13,581
End of year	$23,426	$64,357	$12,455

Cash flow information for non-cash transactions:
Capital contribution from parent in the form of common stock	$—	$18,528	$—
Capital contribution from parent in the form of debt securities and accrued interest	—	35,644	—

See accompanying notes.

5

National Integrity Life Insurance Company

Notes to the Financial Statements (Statutory-Basis)

December 31, 2009

1. Nature of Operations and Significant Accounting Policies

National Integrity Life Insurance Company (the Company) is a wholly-owned subsidiary of Integrity Life Insurance Company (Integrity), which is a wholly-owned subsidiary of The Western and Southern Life Insurance Company (Western and Southern).  The Company, domiciled in the State of New York and currently licensed in eight states and the District of Columbia, specializes in the asset accumulation business with particular emphasis on retirement savings and investment products.  For the year ended December 31, 2009, approximately 95% of the gross premiums and annuity considerations for the Company were derived from New York.  Fort Washington Investment Advisors, Inc. (Fort Washington), a registered investment adviser, is a non-life insurance subsidiary of Western and Southern and is the investment manager for the Company.

Use of Estimates

The preparation of statutory-basis financial statements requires management to make estimates and assumptions that affect amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Basis of Presentation

The accompanying financial statements of the Company have been prepared in conformity with accounting practices prescribed or permitted by the New York Insurance Department (the Department).  The National Association of Insurance Commissioners’ (NAIC) Accounting Practices and Procedures Manual (NAIC SAP) has been adopted as a component of prescribed or permitted practices by the State of New York.  These practices differ in some respects from U.S. generally accepted accounting principles (GAAP).  The more significant differences follow.

Investments

Investments in debt securities and mandatory redeemable preferred stocks are reported at amortized cost or fair value based on the NAIC rating; for GAAP, such fixed maturity investments are designated at purchase as held-to-maturity, trading or available-for-sale. Held-to-maturity fixed investments are reported at amortized cost, and the remaining fixed maturity investments are reported at fair value with unrealized holding gains and losses reported in operations for those designated as trading and as a separate component of other comprehensive income (loss) for those designated as available-for-sale.

All single class and multi-class mortgage-backed/asset-backed securities (e.g., CMOs) are adjusted for the effects of changes in prepayment assumptions on the related accretion of discount or amortization of premium of such securities using the retrospective method. The prospective method is used to determine amortized cost for securities that experience a decline that is deemed to be other-than-temporary. Securities that are in an unrealized loss position which the Company intends to sell, or does not have the intent and ability to hold until recovery, are written down to

6

National Integrity Life Insurance Company

Notes to the Financial Statements (Statutory-Basis) (continued)

1. Nature of Operations and Significant Accounting Policies (continued)

fair value as a realized loss.  Securities that are in an unrealized loss position which the Company has the intent and ability to hold until recovery are written down to the extent the present value of expected future cash flows using the security’s effective yield is lower than the amortized cost.  For GAAP purposes, all securities, purchased or retained, that represent beneficial interests in securitized assets (e.g., CMO, CBO, CDO, CLO, MBS and ABS securities), other than high credit quality securities, are adjusted using the prospective method when there is a change in estimated future cash flows. If it is determined that a decline in fair value is other-than-temporary, the cost basis of the security is written down to the extent the present value of expected future cash flows using the security’s effective yield is lower than the amortized cost.  If high credit quality securities are adjusted, the retrospective method is used.

The Company monitors other investments to determine if there has been an other-than-temporary decline in fair value.  Factors management considers for each identified security include the following:

•                  the length of time and the extent to which the fair value is below the book/adjusted carry value;

•                  the financial condition and near term prospects of the issuer, including specific events that may affect its operations;

•                  for all equity securities and other debt securities with credit related declines in fair value, the Company’s intent and ability to hold the security long enough for it to recover its value to book/adjusted carry value;

•                  for all other debt securities with interest related declines in fair value, the Company’s intent to sell the security before recovery of its book/adjusted carry value.

If the decline is judged to be other-than-temporary, an impairment charge to fair value is recorded as a net realized capital loss in the period the determination is made.  Under GAAP, all debt security other-than-temporary impairments are recorded to the extent the company has the intent to sell the security or it is more likely than not that it will be required to sell the security and the present value of expected future cash flows is below amortized cost.

Under a formula prescribed by the NAIC, the Company defers the portion of realized capital gains and losses on sales of fixed income investments, principally debt securities and mortgage loans, attributable to changes in the general level of interest rates and amortizes those deferrals over the remaining period to maturity of the individual security sold using the seriatim method. The net deferral is reported as the interest maintenance reserve (IMR) in the accompanying balance sheets. Realized capital gains and losses are reported in income net of federal income tax and transfers to the IMR. Under GAAP, realized capital gains and losses are reported in the statements of operations on a pretax basis in the period that the assets giving rise to the gains or losses are sold.

The “asset valuation reserve” (AVR) provides a valuation allowance for invested assets. The AVR is determined by an NAIC prescribed formula with changes reflected directly in capital and surplus. AVR is not recognized for GAAP.

7

National Integrity Life Insurance Company

Notes to the Financial Statements (Statutory-Basis) (continued)

1. Nature of Operations and Significant Accounting Policies (continued)

Policy Acquisition Costs

The costs of acquiring and renewing business are expensed when incurred.  Under GAAP, policy acquisition costs, related to traditional life insurance and certain long-duration accident and health insurance, to the extent recoverable from future policy revenues, would be deferred and amortized over the premium-paying period of the related policies using assumptions consistent with those used in computing policy benefit reserves; for universal life insurance and investment products, to the extent recoverable from future gross profits, deferred policy acquisition costs are amortized generally in proportion to the present value of expected gross profits from surrender charges and investments, mortality, and expense margins.

Nonadmitted Assets

Certain assets designated as “nonadmitted” (principally a portion of deferred tax assets, negative IMR on the separate account that is not offset by positive IMR on the general account), and other assets not specifically identified as an admitted asset within the NAIC’s Practices and Procedures Manual, are excluded from the accompanying balance sheets and are charged directly to accumulated deficit.  Under GAAP, such assets are included in the balance sheets.

Premiums and Benefits

Revenues for universal life and annuity policies with mortality or morbidity risk, except for guaranteed interest and group annuity contracts, consist of the entire premium received and benefits incurred represent the total of death benefits paid and the change in policy reserves. Premiums received for annuity policies without mortality or morbidity risk and for guaranteed interest and group annuity contracts are recorded using deposit accounting, and credited directly to an appropriate policy reserve account, without recognizing premium income.  Under GAAP, premiums received in excess of policy charges would not be recognized as premium revenue and benefits would represent the excess of benefits paid over the policy account value and interest credited to the account values.

Benefit Reserves

Certain policy reserves are calculated using statutorily prescribed interest and mortality assumptions rather than on estimated expected experience or actual account balances as would be required under GAAP.

Reinsurance

A liability for reinsurance balances is required to be provided for unsecured policy reserves ceded to reinsurers not authorized to assume such business. Changes to those amounts are credited or charged directly to capital and surplus. Under GAAP, an allowance for amounts deemed uncollectible would be established through a charge to earnings.

8

National Integrity Life Insurance Company

Notes to the Financial Statements (Statutory-Basis) (continued)

1. Nature of Operations and Significant Accounting Policies (continued)

Policy and contract liabilities ceded to reinsurers have been reported as reductions of the related reserves rather than as assets as would be required under GAAP. Commissions allowed by reinsurers on business ceded are reported as income when incurred rather than being deferred and amortized with policy acquisition costs as required under GAAP.

Deferred Income Taxes

Deferred tax assets are recorded for the amount of gross deferred tax assets expected to be realized in future years, and a valuation allowance is established for deferred tax assets not meeting a more likely than not realization threshold.  Deferred tax assets are limited to 1) the amount of federal income taxes paid in prior years that can be recovered through loss carrybacks for existing temporary differences that reverse by the end of the subsequent calendar year, plus 2) the lesser of the remaining gross deferred tax assets expected to be realized within three years of the balance sheet date or 15% of capital and surplus excluding any net deferred tax assets (realization within one year and 10% prior to 2009), electronic data processing equipment and operating software and any net positive goodwill, plus 3) the amount of remaining gross deferred tax assets that can be offset against existing gross deferred tax liabilities.  The remaining deferred tax assets are nonadmitted.  Under GAAP, a deferred tax asset is recorded for the amount of gross deferred tax assets expected to be realized in all future years, and a valuation allowance is established for deferred tax assets not meeting a more likely than not realization threshold.

Statements of Cash Flow

Cash, cash equivalents and short-term investments in the statements of cash flow represent cash balances and investments with initial maturities of one year or less. Under GAAP, the corresponding captions of cash and cash equivalents include cash balances and investments with initial maturities of three months or less.

A reconciliation of capital and surplus and net income (loss) of the Company as determined in accordance with NAIC SAP to amounts determined in accordance with GAAP as of December 31 and for the years then ended is as follows:

	2009	2008
	(in thousands)
Capital and surplus as reported in the accompanying statutory-basis financial statements	$225,590	$184,548
Adjustments to customer deposits	(61,599)	(45,237)
Adjustments to invested asset carrying values	69,005	(343,215)
Federal income taxes	(54,358)	34,156
Asset valuation reserve	5,901	690
Value of insurance in force	3,471	34,258
Deferred policy acquisition costs	125,177	277,688
Deferred sales inducements	15,430	23,853
Other, net	121	(5)
Stockholder’s equity, GAAP basis	$328,738	$166,736

9

National Integrity Life Insurance Company

Notes to the Financial Statements (Statutory-Basis) (continued)

1. Nature of Operations and Significant Accounting Policies (continued)

	2009	2008	2007
	(in thousands)
Net income (loss) as reported in the accompanying statutory-basis financial statements	$1,130	$(56,756)	$5,115

Deferred policy acquisition costs, net of amortization	15,974	17,836	7,276
Deferred sales inducements, net of amortization	2,340	763	3,536
Adjustments to customer deposits	(16,421)	3,408	(5,853)
Adjustments to invested asset carrying values at acquisition date	1,312	1,764	3,092
Amortization of value of insurance in force	(1,264)	(4,487)	(4,503)
Amortization of interest maintenance reserve	771	1,527	933
Adjustments for realized investment gains/losses	9,363	4,352	(1,462)
Adjustments for federal income tax expense	(3,932)	(3,387)	1,142
Other	—	—	556
Net income (loss), GAAP basis	$9,273	$(34,980)	$9,832

Other significant statutory accounting practices follow.

Investments

Debt securities, preferred stocks, common stocks and short-term investments are stated at values prescribed by the NAIC, as follows:

Debt securities not backed by other loans are principally stated at amortized cost using the interest method.

Single class and multi-class mortgage-backed/asset-backed securities are valued at amortized cost using the interest method including anticipated prepayments. Prepayment assumptions are obtained from Bloomberg, Trepp, dealer surveys or internal estimates and are based on the current interest rate and economic environment. The retrospective adjustment method is used to value all such securities except securities that are deemed to be other-than-temporarily impaired and securities that are principal-only or interest-only, which are valued using the prospective method.

Unaffiliated common stocks are reported at fair value utilizing publicly quoted prices from third-party pricing services and the related unrealized capital gains and losses are reported in capital and surplus along with any adjustment for federal income taxes.

10

National Integrity Life Insurance Company

Notes to the Financial Statements (Statutory-Basis) (continued)

1. Nature of Operations and Significant Accounting Policies (continued)

Redeemable preferred stocks that have characteristics of debt securities and are rated as high quality or better are reported at cost or amortized cost.  All other redeemable preferred stocks are reported at the lower of cost, amortized cost or fair value.  Nonredeemable preferred stocks are reported at fair value or lower of cost or fair value utilizing publicly quoted prices from third-party pricing services and the related unrealized capital gains and losses are reported in capital and surplus along with any adjustment for federal income taxes.

There are no restrictions on unaffiliated common or preferred stocks.

Short-term investments include investments with remaining maturities of one year or less at the date of acquisition and are principally stated at amortized cost, which approximates fair value.

Cash equivalents are short-term highly liquid investments with original maturities of three months or less and are principally stated at amortized cost, which approximates fair value.

Joint ventures, partnerships, and limited liability companies are carried at the Company’s interest in the underlying audited GAAP equity of the investee.  Undistributed earnings allocated to the Company are reported in the change in net unrealized capital gains or losses.  Distributions from earnings of the investee are reported as net investment income when received.

Mortgage loans are reported at unpaid principal balances, less an allowance for impairment.  A mortgage loan is considered to be impaired when, based on current information and events, it is probable that the Company will be unable to collect all principal and interest amounts due according to the contractual terms of the mortgage agreement.  When management determines foreclosure is probable, the impairment is other than temporary; the mortgage loan is written down to realized value and a realized loss is recognized.

Policy loans are reported at unpaid principal balances.

Realized capital gains and losses are determined using the specific identification method.

Premiums

Life and accident and health premiums are recognized as revenue when due.  Premiums for annuity policies with mortality and morbidity risk, except for guaranteed interest and group annuity contracts, are also recognized as revenue when due. Premiums received for annuity policies without mortality or morbidity risk and for guaranteed interest and group annuity contracts are recorded using deposit accounting.

11

National Integrity Life Insurance Company

Notes to the Financial Statements (Statutory-Basis) (continued)

1. Nature of Operations and Significant Accounting Policies (continued)

Policy Reserves

Life, annuity, and accident and health disability benefit reserves are developed by actuarial methods and are determined based on published tables using statutorily specified interest rates and valuation methods that will provide, in the aggregate, reserves that are greater than or equal to the minimum or guaranteed policy cash values or the amounts required by the Department. The Company waives deduction of deferred fractional premiums on the death of life and annuity policy insured and does not return any premium beyond the date of death. Surrender values on policies do not exceed the corresponding benefit reserves. Policies issued subject to multiple table substandard extra premiums are valued on the standard reserve basis which recognizes the non-level incidence of the excess mortality costs. Additional reserves are established when the results of cash flow testing under various interest rate scenarios indicate the need for such reserves, or the net premiums exceed the gross premiums on any insurance in-force.

The mean reserve method is used to adjust the calculated terminal reserve to the appropriate reserve at December 31. Mean reserves are determined by computing the regular mean reserve for the plan at the rated age and holding, in addition, one-half of the extra premium charge for the year. Policies issued after July 1st for substandard lives, are charged an extra premium plus the regular premium for the true age. Mean reserves are based on appropriate multiples of standard rates of mortality. An asset is recorded for deferred premiums net of loading to adjust the reserve for modal premium payments.

For substandard table ratings, mean reserves are based on 125% to 500% of standard mortality rates.  For flat extra ratings, mean reserves are based on the standard or substandard mortality rates increased by one to twenty-five deaths per thousand.

Tabular interest, tabular less actual reserves released, and tabular cost have been determined by formula as prescribed by the NAIC. Tabular interest on funds not involving life contingencies was derived from basic data.

The establishment of appropriate reserves is an inherently uncertain process, and there can be no assurance that the ultimate liability will not exceed the Company’s policy reserves and have an adverse effect on the Company’s results of operations and financial conditions.  Due to the inherent uncertainty of estimating reserves, it has been necessary, and may over time continue to be necessary, to revise estimated future liabilities as reflected in the Company’s policy reserves.

Reinsurance

Reinsurance premiums and benefits paid or provided are accounted for on a basis consistent with those used in accounting for the original policies issued and the terms of the reinsurance contracts.

12

National Integrity Life Insurance Company

Notes to the Financial Statements (Statutory-Basis) (continued)

1. Nature of Operations and Significant Accounting Policies (continued)

Borrowed Money and Interest

The Company periodically enters into dollar-roll repurchase agreements. The transactions were reflected as financing transactions, requiring the asset sold and the liability for the repurchase to remain on the Company’s balance sheets.  The collateral received for the transactions is reported in short-term investments and the liability for the repurchase is reported in borrowed money and interest on the balance sheets.  The Company has not entered into dollar-roll reverse repurchase agreements at December 31, 2009 and 2008.

Securities Lending

As of December 31, 2009, the Company has loaned $2.1 million and $16.3 million in the general and separate account, respectively, of various US Treasury, corporate bonds, and common stocks as part of a securities lending program administered by The Bank of New York Mellon.  As of December 31, 2008, the Company had loaned $6.0 million and $13.1 million, in the general and separate account, respectively, of various US Treasury and corporate bonds as part of a securities lending program administered by The Bank of New York Mellon.  The Company requires at the initial transaction that the fair value of the collateral received must be equal to 102% of the fair value of the loaned securities.  The Company monitors the ratio of the fair value of the collateral to loaned securities to ensure it does not fall below 100% in accordance with SSAP 91, Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities.  The Company maintains effective control over all loaned securities and, therefore, continues to report such securities as invested assets in the balance sheets.  Restricted collateral is not reflected on the balance sheets as an asset or a liability.  At December 31, 2009, the fair value of securities on loan for which the borrower may request the return of collateral on demand is $2.1 million and $16.3 million in the general and separate account, respectively.  At December 31, 2009, the fair value of the total collateral is $2.1 million and $16.7 million in the general and separate account, respectively, all of which is restricted and held in cash equivalent investments.  At December 31, 2008, the fair value of the total collateral was $6.2 million and $13.4 million in the general and separate account, respectively, all of which was restricted and held in cash equivalent investments.  There is no difference in the policy and procedures for the separate account.

Separate Accounts

Separate account assets and liabilities reported in the accompanying balance sheets represent funds that are separately administered, principally for non-guaranteed variable annuity contracts and guaranteed market value adjustment annuity contracts. Assets held in the separate account supporting variable annuities are carried at fair value.  Assets held in the separate account supporting market value adjusted annuities are carried at the general account basis.  Surrender charges collectible by the general account in the event of annuity contract surrenders are reported as a negative liability rather than an asset. Policy related activity involving cash flow, such as premiums and benefits, are reported in the accompanying statements of operations in separate line items combined with related general account amounts. Investment income and interest credited on

13

National Integrity Life Insurance Company

Notes to the Financial Statements (Statutory-Basis) (continued)

1. Nature of Operations and Significant Accounting Policies (continued)

deposits held in guaranteed separate accounts are included in the accompanying statements of operations as a net amount included in net transfers to (from) separate accounts.

The Company receives administrative fees for managing the nonguaranteed separate accounts and other fees for assuming mortality and certain expense risks.

Effective January 1, 2008, the Company changed the method of accounting for assets and liabilities in its separate account related to market value adjusted annuity products from market value accounting to book value accounting. The Company recorded a decrease to surplus of $8.3 million as a result of changing the method of accounting on the assets through the change in surplus in separate accounts line on the statement of changes in capital and surplus and an increase to surplus of $10.1 million as a result of changing the method of accounting on the liabilities through change in reserve on account of change in valuation bases on the statement of changes in capital and surplus.

Federal Income Taxes

Western and Southern files a consolidated income tax return with its eligible subsidiaries, including the Company. The provision for federal income taxes is allocated to the Company using a separate return method based upon a written tax sharing agreement. The benefits from losses of subsidiaries, which are utilized in the consolidated return, will be retained by the subsidiaries under the tax sharing agreement.  Western and Southern pays all federal income taxes due for all members of the consolidated group.  The Company will then charge or reimburse, as the case may be, the members of the group an amount consistent with the method described in the tax sharing agreement.

The Company includes interest and penalties in the federal income tax line on the statements of operations.

Accounting Changes

Effective July 1, 2009, the Company adopted Statement of Statutory Accounting Principles No. 43-Revised, Loan-backed and Structured Securities (SSAP 43R).  In accordance with SSAP 43R, the Company changed the method of evaluating and reporting loan-backed and structured securities for which an other-than-temporary impairment may exist.  SSAP 43R  requires loan-backed and structured securities in an unrealized loss position which the Company intends to sell or does not have the intent and ability to hold until recovery to be written down to fair value as a realized loss.  SSAP 43R requires loan-backed and structured securities in an unrealized loss position which the Company has the intent and ability to hold until recovery to be written down to the extent the present value of expected future cash flows is lower than the amortized cost.  SSAP 43R also requires a one time cumulative effect adjustment to change the amortized cost of loan-backed and structured securities to the present value of expected future cash flows at July 1, 2009, for securities still held where an other-than-temporary impairment was previously recognized under SSAP 43, Loan-backed and Structured Securities, or for securities where discounting to

14

National Integrity Life Insurance Company

Notes to the Financial Statements (Statutory-Basis) (continued)

1. Nature of Operations and Significant Accounting Policies (continued)

present value caused the expected future cash flows to be less than amortized cost at July 1, 2009.  As a result, the Company recorded a cumulative effect adjustment in the amounts of $2.9 million and $7.9 million through the cumulative effect of changes in accounting principle on the statements of changes in capital and surplus which represents the increase to unassigned surplus from the adoption of SSAP 43R for the general account and separate account, respectively.  The cumulative effect adjustment is net of federal income taxes of $1.5 million for the general account and $4.3 million for the separate account.  SSAP 43R resulted in an increase in bonds of $4.4 million, an increase in separate account assets of  $12.2 million and a decrease in deferred tax assets of $5.8 million.

Effective December 31, 2009, the Company adopted Statement of Statutory Accounting Principles 10R, Income Taxes — Revised, A Temporary Replacement of SSAP No. 10 (SSAP 10R).  SSAP 10R amends the deferred tax asset admittance test set forth in SSAP 10, Income Taxes, by using a three year realization threshold and a fifteen percent of statutory capital and surplus threshold in applying the standard.  The adoption of SSAP 10R resulted in an increase to statutory surplus of $5.2 million at December 31, 2009.  SSAP 10R is effective for 2009 and 2010 financial statements only.  SSAP 10 will be reinstated as authoritative guidance over the reporting of income taxes if subsequent guidance regarding the admissibility of deferred tax assets is not adopted before the end of the effective period.

During 2009, the NAIC held discussions regarding the appropriate classification of hybrid securities (primarily preferred securities with characteristics of both debt and equity) on an insurer’s balance sheet.  These discussions were primarily focused on determining the appropriate charge for these securities in the Risk-Based Capital and Asset Valuation Reserve calculations.  As a result of these discussions, the NAIC required that various securities be reclassified from preferred stocks to debt securities in the balance sheet.  During 2009, the Company reclassified 14 securities held at December 31, 2008, with a book adjusted carry value of $30.7 million and a fair value of $18.9 million.  Balances from prior years in these financial statements have not been adjusted to reflect the security reclassifications.

In 2009, the Company changed the statutory reserve valuation for variable annuity reserves related to product guarantees in accordance with Actuarial Guideline 43 VACARVM.  New York Insurance Department Regulation 151 requires such a change in valuation basis to be recorded as part of the reserve change in the statements of operations.  The Company has recorded a decrease of $6.5 million directly to income as a result of the change in valuation basis through the increase (decrease) in policy reserves and other policyholder funds on the statements of operations.

15

National Integrity Life Insurance Company

Notes to the Financial Statements (Statutory-Basis) (continued)

1. Nature of Operations and Significant Accounting Policies (continued)

For the year beginning January 1, 2009, the Company adopted Statement of Statutory Accounting Principles 99, Accounting for Certain Securities Subsequent to an Other-Than-Temporary Impairment (SSAP 99).   SSAP 99 supersedes guidance in SSAP 26, Bonds, excluding Loan-backed and Structured Securities, SSAP 32, Investments in Preferred Stock, SSAP 43, Loan-backed and Structured Securities, and amends SSAP 34, Investment Income Due and Accrued, by establishing guidance for the treatment of discounts related to particular securities following the recognition of an other-than-temporary impairment.  SSAP 99 establishes that the fair value of the security at the measurement date becomes the new cost basis of the security and that subsequent recoveries in fair value are to be amortized over the remaining life of the security in the prospective manner based on future estimated cash flows for debt securities and redeemable preferred stocks and based on the projected remaining period of principal repayment for loan-backed and structured securities.  This treatment is a change from previous guidance that did not permit recognition of recoveries in fair value until a security was sold or matured.  The adoption of SSAP 99 is prospective.

In 2007, the Company changed the method for calculating statutory reserves for the fixed rate option associated with certain annuity products from fund value to the Commissioner’s Reserve Valuation Method.  SSAP 51, Life Contracts, requires such a change in valuation basis to be recorded directly to surplus rather than as a part of the reserve change recognized in the statements of operations.  SSAP 56, Separate Accounts, requires changes in the surplus of the separate accounts business of an insurer except for changes resulting from the net gain from operations of the separate account, to be charged or credited directly to the unassigned surplus of the general account.  The Company has recorded a $9.3 million increase directly to surplus as a result of the change in valuation basis through the changes in reserves on account of changes in valuation bases line on the statements of changes in capital and surplus.

Reclassifications

Certain prior year amounts in the Company’s statutory basis financial statements have been reclassified to conform to the 2009 financial statement presentation.

Subsequent Events

The Company recognizes in the financial statements the effects of all subsequent events that provide additional evidence about conditions that existed at the Balance Sheet date.  For non-recognized subsequent events that must be disclosed to keep the financial statements from being misleading, the Company is required to disclose the nature of the event as well as an estimate of its financial effect, or a statement that such an estimate cannot be made.  Management has evaluated subsequent events through the issuance of these financial statements on April 23, 2010.

16

National Integrity Life Insurance Company

Notes to the Financial Statements (Statutory-Basis) (continued)

2.  Investments

Fair values for debt and equity securities are based on quoted market prices, where available. For debt securities not actively traded, fair values are estimated using values obtained from third-party pricing services or are estimated by discounting the expected future cash flows using current market rates applicable to the coupon rate, credit and maturity of the investments.  The fair values for equity securities that are not actively traded are estimated based on fair values of issues of comparable yield and quality.

The book/adjusted carrying value and fair value of the Company’s investments in debt securities are summarized as follows:

	Book/ Adjusted Carrying Value	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
	(in thousands)
At December 31, 2009:
U.S. Treasury securities and obligations of U.S. government corporation and agencies	$41,792	$216	$(159)	$41,849
Debt securities issued by states of the U.S. and political subdivisions of the states	34,425	235	(414)	34,246
Corporate securities	1,227,086	83,095	(14,662)	1,295,519
Commercial mortgage-backed securities	159,418	4,481	(1,107)	162,792
Residential mortgage-backed securities	279,915	6,438	(45,931)	240,422
Asset-backed securities	39	—	—	39
Total	$1,742,675	$94,465	$(62,273)	$1,774,867

The Company holds investments in hybrid securities that are classified in the corporate securities line above.  The book/adjusted carry value and fair value of these hybrid securities are $30.0 million and $27.4 million, respectively, at December 31, 2009.  These hybrid securities were classified as preferred stock at December 31, 2008.  See the Accounting Changes section in Note 1 for further discussion.

17

National Integrity Life Insurance Company

Notes to the Financial Statements (Statutory-Basis) (continued)

2.  Investments (continued)

	Book/ Adjusted Carrying Value	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
	(in thousands)
At December 31, 2008:
U.S. Treasury securities and obligations of U.S. government corporation and agencies	$2,053	$545	$—	$2,598
Debt securities issued by states of the U.S. and political subdivisions of the states	16,322	23	(1,359)	14,986
Corporate securities	927,296	18,754	(88,286)	857,764
Commercial mortgage-backed securities	112,916	20	(9,469)	103,467
Residential mortgage-backed securities	292,780	4,528	(44,529)	252,779
Asset-backed securities	3,144	—	(1,141)	2,003
Total	$1,354,511	$23,870	$(144,784)	$1,233,597

At December 31, 2009 and 2008, the Company held unrated or less-than-investment grade corporate debt securities with a book value of $165.9 million and $91.8 million, respectively, and an aggregate fair value of $146.5 million and $75.3 million, respectively.  Such holdings amount to 9.5 % and 6.8%, respectively, of the Company’s investment in debt securities and 3.7% and 2.3%, respectively, of the Company’s total admitted assets as December 31, 2009 and 2008.  The Company performs periodic evaluations of the relative credit standing of the issuers of these debt securities.  The Company considers these evaluations in its overall investment strategy.

The unrealized gains and unrealized losses on, and the cost and fair value of preferred and common stocks are as follows:

	Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
	(in thousands)
At December 31, 2009:
Preferred stocks	$—	$—	$—	$—

Common stocks, unaffiliated	$18,528	$—	$(4,392)	$14,136

At December 31, 2008:
Preferred stocks	$33,172	$85	$(12,511)	$20,746

Common stocks, unaffiliated	$18,528	$—	$(10,099)	$8,429

18

National Integrity Life Insurance Company

Notes to the Financial Statements (Statutory-Basis) (continued)

2.  Investments (continued)

The following table shows gross unrealized losses and fair values, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position.

	Unrealized Losses Less Than 12 Months		Unrealized Losses Greater Than or Equal To 12 Months
	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value
	(in thousands)
At December 31, 2009:
U.S. Treasury securities and obligations of U.S. government corporations and agencies	$(159)	$39,586	$—	$—
Debt securities issued by states of the U.S. and political subdivisions of the states	(325)	11,823	(89)	2,206
Corporate securities	(1,269)	82,994	(13,393)	105,829
Commercial mortgage-backed securities	(409)	29,401	(698)	12,669
Residential mortgage-backed securities	(2,081)	20,616	(43,850)	117,107
Asset-backed securities	—	—	—	—
Total	$(4,243)	$184,420	$(58,030)	$237,811

Preferred stocks	$—	$—	$—	$—
Common stocks, unaffiliated	$—	$—	$(4,392)	$14,136

19

National Integrity Life Insurance Company

Notes to the Financial Statements (Statutory-Basis) (continued)

2.  Investments (continued)

	Unrealized Losses Less Than 12 Months		Unrealized Losses Greater Than or Equal To 12 Months
	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value
	(in thousands)
At December 31, 2008:
U.S. Treasury securities and obligations of U.S. government corporations and agencies	$—	$—	$—	$—
Debt securities issued by states of the U.S. and political subdivisions of the states	(1,359)	8,046	—	—
Corporate securities	(66,736)	480,536	(21,550)	92,984
Commercial mortgage-backed securities	(8,024)	79,744	(1,445)	17,881
Residential mortgage-backed securities	(33,182)	163,731	(11,347)	33,920
Asset-backed securities	(2)	338	(1,139)	1,626
Total	$(109,303)	$732,395	$(35,481)	$146,411

Preferred stocks	$(2,227)	$6,433	$(10,284)	$12,234
Common stocks, unaffiliated	$(10,099)	$18,528	$—	$—

Investments that are impaired at December 31, 2009 and 2008, for which other-than-temporary impairments have not been recognized, consist mainly of corporate debt securities and residential mortgage-backed securities.  The impairment of these securities has been deemed temporary due to the assigned rating and the typical fluctuations of these particular securities in the marketplace, as well as the Company’s intent and ability to hold the securities to recovery, or in the case of interest rate related declines, lack of intent to sell the securities.  For residential mortgage-backed securities, the determination of temporary impairment was also based on an evaluation of the present value of expected future cash flows, which were greater than the book adjusted/carrying values of the securities.  The aggregated unrealized loss is approximately 13.2% and 15.6% of the carrying value of these securities at December 31, 2009 and 2008, respectively. At December 31, 2009, there were a total of 218 securities held that are considered temporarily impaired, of which 86 have been impaired for 12 months or longer.  At December 31, 2008, there were a total of 459 securities held that were considered temporarily impaired, 104 of which had been impaired for 12 months or longer.  The Company recorded other-than-temporary impairments on securities of $17.3 million, $19.3 million and $4.8 million for the years ended December 31, 2009, 2008 and 2007, respectively.

20

National Integrity Life Insurance Company

Notes to the Financial Statements (Statutory-Basis) (continued)

2.  Investments (continued)

The following is a list of each loan-backed security with a recognized other-than-temporary impairment (OTTI) for the three month periods ended December 31, 2009, and September 30, 2009, where the present value of future cash flows expected to be collected was less than the amortized cost basis of the securities:

CUSIP	Description	Book/Adj Carrying Value Amortized Cost Before Current Period OTTI	Present Value of Future Cash Flows	Recognized Other-Than- Temporary Impairment	Amortized Cost After Other-Than- Temporary Impairment	Fair Value
For the three month period ended December 31, 2009:

02151CAQ9	CWALT 2007-15CB A6	$3,120,234	$2,965,244	$154,990	$2,965,244	$2,055,723
059469AF3	BOAA 2006-7 A6	993,739	963,088	30,651	963,088	685,837
05950NBU1	BAFC 2006-5 B1	1,515,025	657,848	857,177	657,848	1,148,252
12668BYF4	CWALT 2006-7CB 1A14	2,756,515	2,623,489	133,026	2,623,489	2,064,951
225470M67	CSFB 2006-3 IA4A	942,606	873,284	69,322	873,284	632,099
251513AQ0	DBALT 2006-AB4 A1A	830,803	655,386	175,417	655,386	566,156
32052RAX8	FHASI 2006-3 B1	1,185,444	820,091	365,353	820,091	796,504
52522HAN2	LXS 2006-8 3A5	1,950,652	1,733,739	216,913	1,733,739	1,225,190
761118MD7	RALI 2005-QS16 A4	2,862,702	2,729,312	133,390	2,729,312	1,925,465
93934FEQ1	WMALT 2005-9 2A4	6,864,032	6,508,087	355,945	6,508,087	5,914,125
93935WAD6	WMALT 2006-9 CL A3	4,719,883	4,501,867	218,016	4,501,867	3,313,445
Total		$27,741,635	$25,031,435	$2,710,200	$25,031,435	$20,327,747

For the three month period ended September 30, 2009:

05950NBU1	BAFC 2006-5 B1	$2,152,505	$1,579,098	$573,407	$1,579,098	$1,156,443
12543PAQ6	CWHL 2006-21 A15	889,166	808,610	80,556	808,610	601,534
32052RAX8	FHASI 2006-3 B1	1,730,203	1,198,240	531,963	1,198,240	822,884
32056FAG7	FHASI 2007-5 B1	302,352	72,289	230,063	72,289	62,926
40432BBH1	HALO 2007-2 B1	553,261	171,089	382,172	171,089	151,855
872225AF4	TBW 2006-5 A5A	4,484,739	2,768,400	1,716,339	2,768,400	1,205,158
Total		$10,112,226	$6,597,726	$3,514,500	$6,597,726	$4,000,800

The Company had no other-than-temporary impairments on loan-backed securities for the three month periods ended December 31, 2009, and September 30, 2009, due to the intent to sell the security or the inability or lack of intent to retain the investment in the security for a period of time sufficient to recover the amortized cost basis of the security.

21

National Integrity Life Insurance Company

Notes to the Financial Statements (Statutory-Basis) (continued)

2.  Investments (continued)

A summary of the cost or amortized cost and fair value of the Company’s debt securities at December 31, 2009, by contractual maturity, is as follows:

	Book/Adjusted Carrying Value	Fair Value
	(in thousands)
Years to maturity:
One or less	$18,464	$18,927
After one through five	519,573	543,059
After five through ten	575,609	615,525
After ten	189,657	194,103
Mortgage-backed securities/Asset-backed securities	439,372	403,253
Total	$1,742,675	$1,774,867

The expected maturities in the foregoing table may differ from the contractual maturities because certain borrowers have the right to call or prepay obligations with or without call or prepayment penalties and because asset-backed and mortgage-backed securities (including floating-rate securities) provide for periodic payments throughout their lives.

Proceeds from the sales of investments in debt securities during 2009, 2008 and 2007 were $177.7 million, $158.7 million, and $246.8 million; gross gains of $6.1 million, $0.8 million, and $0.2 million, and gross losses of $1.7 million, $5.0 million, and $2.5 million were realized on these sales in 2009, 2008, and 2007, respectively.

Proceeds from the sales of investments in equity securities during 2009, 2008 and 2007 were $0.0 million, $5.5 million, and $20.0 million; gross gains of $0.0 million, $0.0 million, and $0.0 million and gross losses of $0.0 million, $0.3 million, and $0.0 million were realized on these sales in 2009, 2008, and 2007, respectively.

Realized capital gains (losses) are reported net of federal income taxes and amounts transferred to the IMR as follows for the years ended December 31:

	2009	2008	2007
	(in thousands)
Realized capital gains (losses)	$(12,706)	$(23,800)	$(6,502)
Less amount transferred to IMR (net of related taxes (benefits) of $732 in 2009, ($1,198) in 2008 and ($518) in 2007)	1,359	(2,224)	(962)
Less federal income tax expense (benefit) of realized capital gains (losses)	9	1,120	(1,269)
Net realized capital gains (losses)	$(14,074)	$(22,696)	$(4,271)

22

National Integrity Life Insurance Company

Notes to the Financial Statements (Statutory-Basis) (continued)

2.  Investments (continued)

Net investment income consisted of the following for the years ended December 31:

	2009	2008	2007
	(in thousands)

Debt securities	$96,608	$68,529	$49,217
Equity securities	—	2,232	2,708
Mortgage loans	710	244	130
Policy loans	3,232	3,205	3,244
Cash, cash equivalents and short-term investments	375	893	1,385
Other invested assets	553	—	—
Other	59	151	(69)
Gross investment income	101,537	75,254	56,615
Investment expenses	1,780	1,565	1,364
Net investment income	$99,757	$73,689	$55,251

The Company’s investments in mortgage loans principally involve commercial real estate. At December 31, 2009, 100% of such mortgages involved properties located in Ohio and Illinois.  Such investments consist of primarily first mortgage liens on completed income-producing properties.  The aggregate mortgage outstanding to any one borrower does not exceed $23.7 million.  At the issuance of a loan, the percentage of any one loan to value of security, exclusive of insured, guaranteed or purchase money mortgage did not exceed 80%.

At December 31, 2009, the Company’s investments in mortgage loans were not subject to prior liens.  All properties covered by mortgage loans have fire insurance at least equal to the excess of the loan over the maximum loan that would be allowed on the land without the building.  During 2009, the Company did not reduce interest rates on any outstanding mortgages.

The Company has an investment in a debt security that contains an underlying host instrument and underlying credit derivatives.  The debt security contains risk characteristics similar to a basket of high yield debt securities, which allows diverse exposure to the high yield market while providing for better asset/liability matching and better liquidity compared to individual direct investments.  The investment is included in debt securities on the balance sheet and has a book value and fair value of $18.8 million and $20.2 million, respectively, at December 31, 2009.  The debt security is rated B3 by Moody’s and has a stated maturity of June 2013.  The maximum loss the Company can incur as of December 31, 2009 is equal to the security’s book value.

23

National Integrity Life Insurance Company

Notes to the Financial Statements (Statutory-Basis) (continued)

3. Fair Values of Financial Instruments

Included in various investment-related line items in the financial statements are certain financial instruments carried at fair value.  Other financial instruments are periodically measured at fair value, such as when impaired or, for certain bonds and preferred stocks, when carried at the lower of cost or market.

The Company uses fair value measurements to record the fair value of certain assets and liabilities and to estimate the fair value of financial instruments not recorded at fair value but required to be disclosed at fair value.  Certain financial instruments, particularly policyholder liabilities other than investment-type contracts, are excluded from this fair value discussion.

Fair value is defined as the price that would be received to sell an asset or transfer a liability in an orderly transaction between market participants at the measurement date. The Company’s financial assets and liabilities carried at fair value have been classified, for disclosure purposes, based on the following hierarchy that prioritizes inputs to valuation techniques used to measure fair value into three levels.

•                  Level 1 — Quoted prices (unadjusted) in active markets for identical assets or liabilities. The Company’s Level 1 assets and liabilities primarily include exchange traded equity securities and mutual funds, including those which are part of the Company’s separate account assets.

•                  Level 2 — Inputs other than quoted prices included in Level 1 that are observable for the asset or liability, either directly or indirectly.  The Company does not have any assets or liabilities carried at fair value that meet the definition of Level 2.

•                  Level 3 — Significant unobservable inputs for the asset or liability. The Company does not have any assets or liabilities carried at fair value that meet the definition of Level 3.

The following discussion describes the valuation methodologies utilized by the Company for assets and liabilities measured or disclosed at fair value. Fair value estimates are made at a specific point in time, based on available market information and judgments about the financial instrument, including discount rates, estimates of timing, amount of expected future cash flows and the credit standing of the issuer. Such estimates do not consider the tax impact of the realization of unrealized gains or losses. For Level 3 investments, the fair value estimates cannot be substantiated by comparison to independent markets. In addition, the disclosed fair value may not be realized in the immediate settlement of the financial instrument. Care should be exercised in deriving conclusions about the Company’s business, its value or financial position based on the fair value information of financial instruments presented below.

24

National Integrity Life Insurance Company

Notes to the Financial Statements (Statutory-Basis) (continued)

3. Fair Values of Financial Instruments (continued)

Debt and Equity Securities

The methods and assumptions used in estimating fair values for debt and equity securities are disclosed in Note 2.

Mortgage Loans

The fair values for mortgage loans, consisting principally of commercial real estate loans, are estimated using discounted cash flow analyses, at interest rates currently being offered for similar loans collateralized by properties with similar investment risk.  The fair values for mortgage loans in default are established at the lower of the fair value of the underlying collateral less costs to sell or the carrying amount of the loan.

Cash, Cash Equivalents and Short-Term Investments

The fair values of cash, cash equivalents and short-term investments are based on quoted market prices.

Assets Held in Separate Accounts

Assets held in separate accounts include debt securities, equity securities, mutual funds and mortgage loans.  The fair values of these assets have been determined using the same methodologies as for debt securities, equity securities and mortgage loans.

Reserves

The fair value of liabilities for investment-type contracts is based on the present value of estimated liability cash flows.  Present values reflect the Company’s margin for uncertainty of the timing of liability cash flows.  Key assumptions to the cash flow model include the timing of policyholder withdrawals and the level of interest credited to contract balances.

Fair values for insurance reserves are not required to be disclosed. However, the estimated fair values of all insurance reserves and investment contracts are taken into consideration in the Company’s overall management of interest rate risk.

25

National Integrity Life Insurance Company

Notes to the Financial Statements (Statutory-Basis) (continued)

3. Fair Values of Financial Instruments (continued)

Borrowed Money

The liability represents the Company’s obligation to return collateral related to dollar-roll repurchase transactions.  This liability is short-term in nature and therefore, the fair value of the obligation approximates the carrying amount.

Assets and liabilities measured at fair value on a recurring basis are outlined below:

	Assets/
	(Liabilities)
	Measured at	Fair Value Hierarchy Level
	Fair Value	Level 1	Level 2	Level 3
	(in thousands)
At December 31, 2009:
Assets:
Common stocks, unaffiliated	$14,136	$14,136	$—	$—
Separate account assets*	403,998	403,998	—	—
Total assets	$418,134	$418,134	$—	$—

At December 31, 2008:
Assets:
Common stocks, unaffiliated	$8,429	$8,429	$—	$—
Separate accounts assets*	354,962	354,962	—	—
Total assets	$363,391	$363,391	$—	$—

* Separate account assets measured at fair value in this table do not include assets backing market value adjusted annuities, which are held at amortized cost.

The Company has no assets and liabilities measured at fair value on a recurring basis using significant unobservable inputs (Level 3) for the years ended December 31, 2009 and 2008.

The Company did not have any significant assets or liabilities measured at fair value on a nonrecurring basis as of December 31, 2009 and 2008.

26

National Integrity Life Insurance Company

Notes to the Financial Statements (Statutory-Basis) (continued)

3. Fair Values of Financial Instruments (continued)

The carrying amounts and fair values of the Company’s significant financial instruments follow.

	December 31, 2009		December 31, 2008
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
	(in thousands)
Assets:
Debt securities	$1,742,675	$1,774,867	$1,354,511	$1,233,597
Preferred stocks	—	—	33,172	20,746
Unaffiliated common stocks	14,136	14,136	8,429	8,429
Mortgage loans	27,552	27,873	3,949	3,797
Cash, cash equivalents and short-term investments	23,426	23,426	64,357	64,357
Separate account assets	2,516,102	2,552,252	2,486,270	2,271,312

Liabilities:
Life and annuity reserves for investment-type contracts and deposit fund liabilities	$1,503,421	$1,617,644	$1,147,786	$1,147,886
Separate account liabilities*	2,069,400	2,288,650	2,108,906	2,130,245

* Variable annuity contracts are considered insurance contracts and therefore, are not included in separate account liabilities for purposes of this disclosure.

4. Related Party Transactions

Western and Southern, Fort Washington and IFS Financial Services perform certain administrative and special services for the Company to assist with its business operations.  These services include tax compliance and reporting, payroll functions, administrative support services, and investment functions. During 2009, the Company paid $7.7 million, $1.5 million and $5.0 million to Western and Southern, Fort Washington, and IFS, respectively. During 2008, the Company paid $7.3 million, $1.3 million and $5.4 million to Western and Southern, Fort Washington, and IFS, respectively.  During 2007, the Company paid $6.9 million, $1.2 million and $4.7 million to Western and Southern, Fort Washington, and IFS, respectively. The charges for services are considered reasonable and in accordance with the requirements of applicable insurance law and regulations.

27

National Integrity Life Insurance Company

Notes to the Financial Statements (Statutory-Basis) (continued)

4. Related Party Transactions (continued)

The Company received $11.7 million in capital contributions from Integrity during 2009.  The capital contributions consisted of $6.7 million in cash, which was received on March 24, 2009, and $5.0 million in cash, which was accrued for on December 31, 2009.  The cash was received on January 11, 2010.  The Company received $94.2 million in capital contributions from Integrity during 2008.  The capital contributions consisted of $20.0 million in cash, which was received on June 30, 2008, $18.5 million in common stocks at fair value, which were received on August 25, 2008, and $35.6 million in debt securities at fair value and $20.0 million in cash, which were received on December 29, 2008.  The Company did not receive a capital contribution from Integrity during 2007. The Company paid no dividends during 2009, 2008 and 2007.

5. Reinsurance

Certain premiums and benefits are assumed from and ceded to other insurance companies under various reinsurance agreements.  The ceded insurance agreements provide the Company with increased capacity to write larger risks and maintain its exposure to loss within capital resources.

The effects of reinsurance on premiums, annuity considerations and deposit-type funds are as follows for the years ended December 31:

	2009	2008	2007
	(in thousands)
Direct premiums	$552,695	$757,664	$505,353
Assumed premiums:
Affiliates	—	—	—
Non-affiliates	—	1,307	5,774
Ceded premiums:
Affiliates	—	—	—
Non-affiliates	(168)	(179)	(224)
Net premiums	$552,527	$758,792	$510,903

The Company’s ceded reinsurance arrangements reduced other certain items in the accompanying financial statements by the following amounts as of and for the years ended December 31:

	2009	2008	2007
	(in thousands)
Benefits paid or provided:
Affiliates	$—	$—	$—
Non-affiliates	489	418	298
Policy and contract liabilities:
Affiliates	—	—	—
Non-affiliates	2,335	2,120	590

28

National Integrity Life Insurance Company

Notes to the Financial Statements (Statutory-Basis) (continued)

5. Reinsurance (continued)

In 2009 and 2008, the Company did not commute any ceded reinsurance nor did it enter into or engage in any agreement that reinsures policies or contracts that were in-force or had existing reserves as of the effective date of such agreements.

Neither the Company nor any of its related parties control, directly or indirectly, any reinsurers with whom the Company conducts business. No policies issued by the Company have been reinsured with a foreign company, which is controlled, either directly or indirectly, by a party not primarily engaged in the business of insurance. The Company does not have any reinsurance agreements in effect under which the reinsurer may unilaterally cancel the agreement. At December 31, 2009, there are no reinsurance agreements in effect such that the amount of losses paid or accrued exceed the total direct premium collected.  The Company remains obligated for amounts ceded in the event that the reinsurers do not meet their obligations.

There would be no reduction in surplus at December 31, 2009, if all reinsurance ceded agreements were cancelled.

29

National Integrity Life Insurance Company

Notes to the Financial Statements (Statutory-Basis) (continued)

6. Federal Income Taxes

The Company is included in the consolidated federal income tax return of Western and Southern. The Company had a receivable from Western and Southern in the amount of $0.3 million and $0.4 million at December 31, 2009 and 2008, respectively.  The tax years of 2009, 2008, 2007 and 2006 remain subject to examination by major tax jurisdictions.

The amount of federal income taxes incurred that will be available for recoupment at December 31, 2008 in the event of future net losses is $0.1 million, $0.0 million, and $1.4 million from 2009, 2008, and 2007, respectively.

The change in net deferred income taxes is comprised of the following:

	Ordinary	Capital	Total
	(in thousands)
2009:
Total gross deferred tax assets (DTA)	$26,047	$6,925	$32,972
Statutory valuation allowance	—	—	—
Total adjusted gross DTA	26,047	6,925	32,972
Nonadmitted adjusted gross DTA	6,902	—	6,902
Admitted adjusted DTA	$19,145	$6,925	$26,070

Admitted gross DTA (SSAP 10R, para. 10 a.)	$1,500	$9	$1,509
Admitted gross DTA (SSAP 10R, para. 10 b.i.)	1,304	5,700	7,004
Admitted gross DTA (SSAP 10R, para. 10 b.ii.)	—	—	—
Admitted gross DTA (SSAP 10R, para. 10 c.)	11,102	1,216	12,318
Admitted gross DTA (SSAP 10R, para. 10 e.i.)	—	—	—
Admitted gross DTA (SSAP 10R, para. 10 e.ii.a.)	5,239	—	5,239
Admitted gross DTA (SSAP 10R, para. 10 e.ii.b.)	—	—	—
Admitted gross DTA (SSAP 10R, para. 10 e.iii.)	—	—	—
Total admitted gross DTA	19,145	6,925	26,070
Total gross deferred tax liabilities	6,608	5,710	12,318
Net admitted deferred tax asset (liability)	$12,537	$1,215	$13,752

(Increase) decrease in DTA nonadmitted before application of SSAP 10R, para. 10 e.	$8,485	$227	$8,712
Increase (decrease) in DTA admitted from use of SSAP 10R, para. 10 e.	5,239	—	5,239

The Company has met the necessary Risk-Based Capital levels to be able to admit the increased amount of deferred tax assets under SSAP No. 10R and an election has been made to admit deferred tax assets pursuant to SSAP No. 10R.  Such election was not available in 2008.

30

National Integrity Life Insurance Company

Notes to the Financial Statements (Statutory-Basis) (continued)

6. Federal Income Taxes (continued)

The following table provides the Company’s assets, capital and surplus, and RBC information with the deferred tax assets calculated under SSAP No. 10R paragraphs 10 a. to c. and the additional deferred tax assets determined under SSAP No. 10R paragraph 10 e. as of December 31, 2009:

	SSAP 10R	SSAP 10R
	Para. 10 a-c.	Para. 10 e.	Difference
	(in thousands)
Admitted DTA	$8,513	$13,752	$5,239
Admitted assets	4,427,206	4,432,445	5,239
Statutory surplus	220,351	225,590	5,239
Total adjusted capital	226,253	231,492	5,239
RBC authorized control level	39,876	40,007	131

	Ordinary	Capital	Total
	(in thousands)
2008:
Total gross DTA	$29,074	$9,144	$38,218
Statutory valuation allowance	—	—	—
Total adjusted gross DTA	29,074	9,144	38,218
Nonadmitted adjusted gross DTA	20,626	227	20,853
Admitted adjusted DTA	$8,448	$8,917	$17,365

Admitted gross DTA (SSAP 10, para. 10 a.)	$1,426	$—	$1,426
Admitted gross DTA (SSAP 10, para. 10 b.i.)	48	7,028	7,076
Admitted gross DTA (SSAP 10, para. 10 b.ii.)	—	—	—
Admitted gross DTA (SSAP 10, para. 10 c.)	6,974	1,889	8,863
Total admitted gross DTA	8,448	8,917	17,365
Total gross deferred tax liabilities	6,974	1,889	8,863
Net admitted deferred tax asset (liability)	$1,474	$7,028	$8,502

(Increase) decrease in DTA nonadmitted	$(18,850)	$(227)	$(19,077)

	2009	2008	Change
	(in thousands)
Change:
Net deferred tax asset (liability) before nonadmitted	$20,654	$29,355	$(8,701)
Less tax (expense) benefit from unrealized gains/losses and cumulative effect adjustment			(7,649)
Change in net deferred income taxes			$(1,052)

Nonadmitted deferred tax assets (increased) decreased by $14.0 million, $(19.1) million and $(1.8) million for the years ended December 31, 2009, 2008 and 2007, respectively.

31

National Integrity Life Insurance Company

Notes to the Financial Statements (Statutory-Basis) (continued)

6. Federal Income Taxes (continued)

Current income taxes for the years ended December 31, consist of the following major components:

	2009	2008	2007
	(in thousands)
Federal income tax expense (benefit) on operating income	$74	$(11,146)	$3,452
Federal income tax expense (benefit) on capital gains (losses)	8	1,120	(491)
Capital loss carryforward adjustment	—	—	(778)
Prior year under (over) accrual	1,487	(1,535)	(2,436)
Current income taxes	$1,569	$(11,561)	$(253)

The main components of the deferred tax amounts at December 31, are as follows:

	2009	2008	Change
	(in thousands)
DTA:
Reserves	$12,994	$12,322	$672
Deferred acquisition costs	8,716	8,479	237
Separate account adjustment	4,337	8,273	(3,936)
Stocks / bonds / short-term investments	6,925	9,144	(2,219)
Total DTA	$32,972	$38,218	$(5,246)

DTA nonadmitted	$6,902	$20,853	$(13,951)

Deferred tax liabilities:
Stocks / bonds / short-term investments	$5,710	$1,889	$3,821
Reserve strengthening	6,297	6,974	(677)
Other invested assets	311	—	311
Total deferred tax liabilities	$12,318	$8,863	$3,455

32

National Integrity Life Insurance Company

Notes to the Financial Statements (Statutory-Basis) (continued)

6. Federal Income Taxes (continued)

The Company’s federal income tax expense (benefit) and change in net deferred income taxes differs from the amount obtained by applying the federal statutory rate of 35% to gain from operations before federal income tax expense and net realized capital gains.  The significant differences for the year ended December 31, are as follows (in thousands):

		Effective		Effective		Effective
	2009	Tax Rate	2008	Tax Rate	2007	Tax Rate
Provision computed at statutory rate	$5,868	35.00%	$(16,359)	(35.00)%	$3,640	35.00%
Dividends received deduction	458	2.73	(1,272)	(2.72)	(4,350)	(41.82)
Tax credits	(71)	(0.42)	—	—
Separate account adjustment	532	3.17	(2,908)	(6.22)	(1,961)	(18.86)
Other	281	1.68	7,272	15.56	329	3.17
Total	$7,068	42.16%	$(13,267)	(28.38)%	$(2,342)	(22.51)%

Federal income taxes incurred	$1,561	9.31%	$(12,681)	(27.13)%	$1,016	9.77%
Change in net deferred income taxes*	5,507	32.85	(586)	(1.25)	(3,358)	(32.28)
Total statutory income taxes	$7,068	42.16%	$(13,267)	(28.38)%	$(2,342)	(22.51)%

* Excludes change in net deferred income taxes on certain realized gains/losses of $(4,455), ($9,450) and ($1,007) for the years ended December 31, 2009, 2008 and 2007, respectively.

33

National Integrity Life Insurance Company

Notes to the Financial Statements (Statutory-Basis) (continued)

7. Regulatory Matters

The Company is required by statutory regulations to meet minimum risk-based capital standards.  Risk-based capital is a method of measuring the minimum amount of capital appropriate for an insurance company to support its overall business operations in consideration of its size and risk profile.  At December 31, 2009 and 2008, the Company exceeded the minimum risk-based capital.

State regulatory authorities have powers relating to granting and revoking licenses to transact business, the licensing of agents, the regulation of premium rates and trade practices, the form and content of insurance policies, the content of advertising material, financial statements and the nature of permitted practices.

Under New York insurance laws, the Company may pay dividends only out of its earnings and surplus, subject to at least thirty days prior notice to the New York Insurance Superintendent and no disapproval from the Superintendent prior to the date of such dividend. The Superintendent may disapprove a proposed dividend if the Superintendent finds that the financial condition of the Company does not warrant such distribution. The Company may not pay any dividends during 2010 without prior approval.

8. Commitments and Contingencies

The Company is named as a defendant in various legal actions arising principally from claims made under insurance policies and contracts.  The Company believes the resolution of these actions will not have a material effect on the Company’s financial position or results of operations.

Executive Life Insurance Company of New York (ELNY), a New York domestic life insurer, was placed into rehabilitation on April 23, 1991 by the New York Superintendent of Insurance.  A plan of rehabilitation was approved by the New York court supervising the rehabilitation proceedings in 1992, and since then the rehabilitation has been administered by the New York Liquidation Bureau (NYLB), on behalf of the Superintendent, as statutory rehabilitator.  ELNY remains in rehabilitation and an order of liquidation with a finding of insolvency has not yet been sought or granted.  The NYLB is attempting to develop a plan that would result in additional funding being raised to help secure the benefits of ELNY’s policyholders.  No guaranty association has yet to enter into a legally binding commitment to participate in any plan or contribute any level of funding.  As a result, at this time, we cannot confirm which particular state guaranty associations will participate in any plan.  The Company has potential material loss exposure to this matter as a result of writing a significant portion of its annuity business in the State of New York.  However, due to significant uncertainties surrounding the ultimate outcome, management is unable to make a reasonable estimate of such loss exposure.

At December 31, 2009, the Company does not have any material lease agreements for office space or equipment.

34

National Integrity Life Insurance Company

Notes to the Financial Statements (Statutory-Basis) (continued)

9. Annuity Reserves

At December 31, 2009, the Company’s general and separate account annuity reserves and deposit fund liabilities that are subject to discretionary withdrawal (with adjustment), subject to discretionary withdrawal (without adjustment), and not subject to discretionary withdrawal provisions are summarized as follows:

	Amount	Percent
	(in thousands)
Subject to discretionary withdrawal:
With market value adjustment	$2,070,429	50.3%
At book value less current surrender charge of 5% or more	1,040,563	25.3
At fair value	394,938	9.6
Total with adjustment or at market value	3,505,930	85.2
Subject to discretionary withdrawal (without adjustment) at book value with minimal or no charge or adjustment	356,370	8.7
Not subject to discretionary withdrawal	250,961	6.1
Total annuity reserves and deposit fund liabilities (before reinsurance)	4,113,261	100.0%
Less reinsurance ceded	—
Net annuity reserves and deposit fund liabilities	$4,113,261

Interest changes may have temporary effects on the sale and profitability of annuity products offered by the Company. Although the rates offered by the Company are adjustable in the long-term, in the short-term they may be subject to contractual and competitive restrictions, which may prevent timely adjustment. The Company’s management constantly monitors interest rates with respect to a spectrum of duration and sells annuities that permit flexible responses to interest rate changes as part of the Company’s management of interest spreads. However, adverse changes in investment yields on invested assets will affect the earnings on those products with a guaranteed return.

10. Separate Accounts

The Company’s guaranteed separate accounts include non-indexed products and guaranteed rate options.  The guaranteed rate options are sold as a fixed annuity product or as an investment option within the Company’s variable annuity products.  These options carry a minimum interest guarantee based on the guarantee period selected by the policyholder.  The fixed annuity products currently offered generally provide a death benefit equal to the account value.  The fixed investment options currently offered within the Company’s variable annuity products provide the death benefits listed below for variable annuities.

35

National Integrity Life Insurance Company

Notes to the Financial Statements (Statutory-Basis) (continued)

10. Separate Accounts (continued)

The Company’s nonguaranteed separate accounts include variable annuities.  The net investment experience of variable annuities is credited directly to the policyholder and can be positive or negative. Variable annuities include minimum guaranteed death benefits that vary by product and include optional death benefits available on some products.  The death benefits currently offered by the Company include the following: account value, return of premium paid, a death benefit that is adjusted after 7 years to the current account value, and a death benefit that is adjusted periodically to the current account value.

Information regarding the separate accounts of the Company as of and for the year ended December 31, 2009 is as follows:

	Separate Accounts with Guarantees
	Nonindexed Guaranteed Less than / equal to 4%	Nonindexed Guaranteed More than 4%	Nonguaranteed Separate Accounts	Total
	(in thousands)
Premiums, deposits and other considerations	$39,514	$145,009	$20,930	$205,453

Reserves for separate accounts with assets at:

(a) Fair value	$—	$—	$394,938	$394,938
(b) Amortized cost	594,313	1,475,087	—	2,069,400
(c) Total reserves	$594,313	$1,475,087	$394,938	$2,464,338

Reserves for separate accounts by withdrawal characteristics:
Subject to discretionary withdrawal (with adjustment):
With fair value adjustment	$594,313	$1,475,087	$—	$2,069,400
At book value without fair value adjustment and with current surrender charge of less than 5%	—	—	—	—
At fair value	—	—	394,938	394,938
Subtotal	594,313	1,475,087	394,938	2,464,338
Not subject to discretionary withdrawal	—	—	—	—
Total separate accounts liabilities	$594,313	$1,475,087	$394,938	$2,464,338

36

National Integrity Life Insurance Company

Notes to the Financial Statements (Statutory-Basis) (continued)

10. Separate Accounts (continued)

A reconciliation of the amounts transferred to and from the separate accounts for the year ended December 31, 2009 is presented below:

2009
(in thousands)
Transfers as reported in the summary of operations of the Separate Accounts Statement:
Transfers to separate accounts	$205,453
Transfers from separate accounts	383,265
Net transfers to separate accounts	(177,812)

Reconciling adjustments:
Policy deductions and other expense reported elsewhere in the statement of operations	(3,023)
Other changes in surplus in separate account statement	1,525
Transfers as reported in the summary of operations of the Company	$(179,310)

37

Financial Statement Schedules (Statutory-Basis)

National Integrity Life Insurance Company

Summary of Investments - Other Than Investments in Related Parties

(in thousands)

December 31, 2009

Schedule I

Type of Investment	Cost (1)	Market Value	Amount at which shown in the Balance Sheet
Debt securities
Bonds:
United States government and government agencies and authorities	$41,800	$41,857	$41,800
States, municipalities and political subdivisions	126,689	125,682	126,689
Foreign governments	7,597	7,746	7,597
Public utilities	—	—	—
All other corporate bonds	1,566,589	1,599,582	1,566,589
Preferred stocks	—	—	—
Total fixed maturities	1,742,675	1,774,867	1,742,675

Equity securities
Common stocks:
Public utilities	—	—	—
Banks, trust and insurance	—	—	—
Industrial, miscellaneous and all other	18,528	14,136	14,136
Total equity securities	18,528	14,136	14,136

Mortgage loans on real estate	27,552		27,552
Real estate	—		—
Policy loans	41,033		41,033
Other long-term investments	16,654		16,654
Cash, cash equivalents and short-term investments	23,426		23,426
Total investments	$1,869,868		$1,865,476

(1)  Original cost of equity securities and, as to fixed maturities, original cost reduced by repayments and adjusted for amortization of premiums or accrual discounts.

39

National Integrity Life Insurance Company

Supplementary Insurance Information

(in thousands)

Schedule III

	Future Policy Benefits and Expenses	Unearned Premiums	Policy and Contract Liabilities	Premium Revenue	Net Investment Income*	Benefits, Claims Losses and Settlement Expenses	Other Operating Expenses*	Premiums Written
Year ended December 31, 2009
Individual life	$102,218	$—	$1	$4,384	$8,556	$11,405	$256
Individual health	—	—	—	—	—	—	—	$—
Group life and health	—	—	—	—	—	—	—	—
Annuity	1,546,196	—	156	552,567	91,201	770,410	13,115
	$1,648,414	$—	$157	$556,951	$99,757	$781,815	$13,371

Year ended December 31, 2008
Individual life	$101,238	$—	$1	$5,500	$8,089	$12,249	$329
Individual health	—	—	—	—	—	—	—	$—
Group life and health	—	—	—	—	—	—	—	—
Annuity	1,208,798	—	145	757,502	65,600	769,670	13,639
	$1,310,036	$—	$146	$763,002	$73,689	$781,919	$13,968

Year ended December 31, 2007
Individual life	$100,786	$—	$1	$11,429	$7,674	$17,826	$274
Individual health	—	—	—	—	—	—	—	$—
Group life and health	—	—	—	—	—	—	—	—
Annuity	828,105	—	50	505,159	47,577	533,914	12,349
	$928,891	$—	$51	$516,588	$55,251	$551,740	$12,623

*Allocations of net investment income and other operating expenses are based on a number of assumptions and estimates, and the results would change if different methods were applied.

40

National Integrity Life Insurance Company

Reinsurance

(in thousands)

Schedule IV

	Gross Amount	Ceded to Other Companies	Assumed From Other Companies	Net Amount	Percentage of Amount Assumed to Net
Year ended December 31, 2009
Life insurance in force	$116,729	$9,468	$—	$107,261	0%
Premiums:
Individual life	$4,436	$52	$—	$4,384	0%
Individual health	—	—	—	—	—
Group life and health	—	—	—	—	—
Annuity	552,683	116	—	552,567	—
	$557,119	$168	$—	$556,951	0%

Year ended December 31, 2008
Life insurance in force	$122,408	$10,270	$—	$112,138	0%
Premiums:
Individual life	$4,224	$31	$1,307	$5,500	24%
Individual health	—	—	—	—	—
Group life and health	—	—	—	—	—
Annuity	757,650	148	—	757,502	0%
	$761,874	$179	$1,307	$763,002	0%

Year ended December 31, 2007
Life insurance in force	$128,357	$11,084	$228,402	$345,675	66%
Premiums:
Individual life	$5,702	$47	$5,774	$11,429	51%
Individual health	—	—	—	—	—
Group life and health	—	—	—	—	—
Annuity	505,336	177	—	505,159	0%
	$511,038	$224	$5,774	$516,588	1%

41

STATUTORY-BASIS FINANCIAL STATEMENTS AND SCHEDULES

The Western and Southern Life Insurance Company

Years Ended December 31, 2009, 2008 and 2007

The Western and Southern Life Insurance Company

Statutory-Basis Financial Statements and Schedules

Years Ended December 31, 2009, 2008 and 2007

Report of Independent Registered Public Accounting Firm

The Board of Directors

The Western and Southern Life Insurance Company

We have audited the accompanying statutory-basis balance sheets of The Western and Southern Life Insurance Company (the Company) as of December 31, 2009 and 2008, and the related statutory-basis statements of operations, changes in capital and surplus, and cash flow for each of the three years in the period ended December 31, 2009.  Our audits also included the statutory-basis financial statement schedules listed in the contents page. These financial statements and schedules are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these financial statements and schedules based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting.  Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting.  Accordingly, we express no such opinion.  An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

As described in Note 1 to the financial statements, the Company presents its financial statements in conformity with accounting practices prescribed or permitted by the Ohio Department of Insurance, which practices differ from U.S. generally accepted accounting principles.  The variances between such practices and U.S. generally accepted accounting principles and the effects on the accompanying financial statements are also described in Note 1.

In our opinion, because of the effects of the matter described in the preceding paragraph, the financial statements referred to above do not present fairly, in conformity with U.S. generally accepted accounting principles, the financial position of The Western and Southern Life Insurance Company at December 31, 2009 and 2008, or the results of its operations or its cash flows for each of the three years in the period ended December 31, 2009.

However, in our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of The Western and Southern Life Insurance Company at December 31, 2009 and 2008, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2009, in conformity with accounting practices prescribed or permitted by the Ohio Department of Insurance.  Also, in our opinion, the related financial statement schedules, when considered in relation to the basic statutory-basis financial statements taken as a whole, present fairly in all material respects the information set forth therein.

As described in Note 1 to the financial statements, in connection with implementing new statutory accounting practices in 2009, the Company changed its methods of accounting for other-than-temporary impairments of investments in loan-backed and structured securities and for deferred income tax assets.

Cincinnati, Ohio	/s/ Ernst & Young LLP
April 23, 2010

1

The Western and Southern Life Insurance Company

Balance Sheets (Statutory-Basis)

	December 31
	2009	2008
	(in thousands)
Admitted Assets
Cash and invested assets:
Debt securities	$3,504,612	$3,076,672
Preferred and common stocks	686,732	1,192,592
Investments in common stocks of subsidiaries	1,857,301	1,561,500
Mortgage loans	44,950	46,599
Policy loans	168,162	162,874
Real estate:
Properties held for the production of income	8,174	34,462
Properties occupied by the Company	30,044	30,861
Cash, cash equivalents and short-term investments	138,092	170,150
Receivable for securities	1,708	1,344
Other invested assets	550,297	606,293
Total cash and invested assets	6,990,072	6,883,347

Investment income due and accrued	44,546	48,493
Premiums deferred and uncollected	54,282	55,090
Current federal income taxes recoverable	16,234	33,762
Net deferred income tax asset	103,167	93,954
Receivables from parent, subsidiaries and affiliates	14,692	6,510
Other admitted assets	39,943	33,901
Separate account assets	692,470	602,406
Total admitted assets	$7,955,406	$7,757,463

Liabilities and Capital and Surplus
Liabilities:
Policy and contract liabilities:
Life and annuity reserves	$2,621,805	$2,602,243
Accident and health reserves	236,573	259,839
Liability for deposit-type contracts	256,347	258,138
Policy and contract claims	44,068	40,389
Dividends payable to policyholders	40,594	41,210
Premiums received in advance	6,231	6,309
Total policy and contract liabilities	3,205,618	3,208,128

General expense due and accrued	11,690	11,446
Current federal income taxes payable	14,442	—
Asset valuation reserve	119,715	25,794
Interest maintenance reserve	41,249	34,169
Other liabilities	171,721	267,112
Liability for postretirement benefits other than pensions	233,625	229,470
Borrowed money and interest	—	76,954
Separate account liabilities	692,470	602,406
Total liabilities	4,490,530	4,455,479

Capital and surplus:
Common stock, $1 par value, authorized 1,000 shares, issued and outstanding 1,000 shares	1,000	1,000
Paid-in surplus	25,003	5,000
Accumulated surplus	3,438,873	3,295,984
Total capital and surplus	3,464,876	3,301,984
Total liabilities and capital and surplus	$7,955,406	$7,757,463

See accompanying notes.

2

The Western and Southern Life Insurance Company

Statements of Operations (Statutory-Basis)

	Year Ended December 31
	2009	2008	2007
	(in thousands)
Premiums and other revenues:
Premiums and annuity considerations	$286,465	$363,952	$370,598
Net investment income	264,658	384,162	469,515
Considerations for supplementary contracts with life contingencies	—	14	—
Amortization of the interest maintenance reserve	3,743	4,653	6,872
Reserve adjustments on reinsurance ceded	392	1,098	1,527
Change in reserve from elimination of MODCO reinsurance agreement	—	776,000	—
Recapture fee from elimination of MODCO reinsurance agreement	—	74,122	—
Other revenues	2,152	81	593
Total premiums and other revenues	557,410	1,604,082	849,105

Benefits paid or provided:
Death benefits	139,613	192,585	198,612
Annuity benefits	87,863	89,456	95,138
Disability and accident and health benefits	23,739	26,245	27,106
Surrender benefits	101,454	142,010	247,659
Payments on supplementary contracts	152	144	130
Other benefits	15,497	17,551	15,941
Increase (decrease) in policy reserves and other policyholders’ funds	(3,677)	14,363	35,328
Total benefits paid or provided	364,641	482,354	619,914

Insurance expenses and other deductions:
Commissions	50,650	44,377	46,809
Commissions and expenses on reinsurance assumed	2,109	22,613	24,495
General expenses	153,526	142,066	151,614
Net transfers to (from) separate account	(42,092)	(41,636)	(40,425)
Reserve adjustments on reinsurance assumed	(109,349)	(142,858)	(263,510)
Reserve adjustment from elimination of MODCO reinsurance agreement	—	776,000	—
Other deductions	28,473	9,003	40,737
Total insurance expenses and other deductions	83,317	809,565	(40,280)

Gain (loss) from operations before dividends to policyholders, federal income tax expense, and net realized capital gains (losses)	109,452	312,163	269,471

Dividends to policyholders	57,884	58,336	58,729
Gain (loss) from operations before federal income tax expense and net realized capital gains (losses)	51,568	253,827	210,742
Federal income tax expense (benefit), excluding tax on capital gains	134	20,500	286
Gain (loss) from operations before net realized capital gains (losses)	51,434	233,327	210,456
Net realized capital gains (losses) (excluding gains (losses) transferred to IMR and capital gains tax)	27,404	61,724	53,889

Net income (loss)	$78,838	$295,051	$264,345

See accompanying notes.

3

The Western and Southern Life Insurance Company

Statements of Changes in Capital and Surplus (Statutory-Basis)

Years Ended December 31, 2009, 2008 and 2007

	Common Stock	Paid-In Surplus	Accumulated Surplus	Total Capital and Surplus
	(in thousands)

Balance, January 1, 2007	$1,000	$5,000	$3,509,012	$3,515,012

Net income (loss)	—	—	264,345	264,345
Change in net deferred income tax	—	—	32,421	32,421
Net change in unrealized gains (losses) on investments (net of deferred tax expense (benefit) of ($134,177))	—	—	(212,414)	(212,414)
Net change in nonadmitted assets and related items	—	—	(12,414)	(12,414)
Change in asset valuation reserve	—	—	162,434	162,434
Dividends to stockholder	—	—	(44,375)	(44,375)
Other changes, net	—	—	956	956
Balance, December 31, 2007	1,000	5,000	3,699,965	3,705,965

Net income (loss)	—	—	295,051	295,051
Change in net deferred income tax	—	—	5,933	5,933
Net change in unrealized gains (losses) on investments (net of deferred tax expense (benefit) of ($344,072))	—	—	(835,287)	(835,287)
Net change in nonadmitted assets and related items	—	—	(12,446)	(12,446)
Change in asset valuation reserve	—	—	159,748	159,748
Change in additional minimum pension liability over unrecognized prior service cost	—	—	(16,980)	(16,980)
Balance, December 31, 2008	1,000	5,000	3,295,984	3,301,984

Net income (loss)	—	—	78,838	78,838
Change in net deferred income tax	—	—	31,754	31,754
Net change in unrealized gains (losses) on investments (net of deferred tax expense (benefit) of $18,131)	—	—	100,604	100,604
Net change in nonadmitted assets and related items	—	—	(16,853)	(16,853)
Change in asset valuation reserve	—	—	(93,921)	(93,921)
Cumulative effect of change in accounting principle	—	—	8,190	8,190
Change in additional minimum pension liability over unrecognized prior service cost	—	—	16,980	16,980
Change in surplus from additional deferred tax asset (SSAP 10R)	—	—	17,297	17,297
Capital contribution	—	20,003	—	20,003
Balance, December 31, 2009	$1,000	$25,003	$3,438,873	$3,464,876

See accompanying notes.

4

The Western and Southern Life Insurance Company

Statements of Cash Flow (Statutory-Basis)

	Year Ended December 31
	2009	2008	2007
	(in thousands)
Cash from Operations:
Premiums collected net of reinsurance	$285,427	$367,260	$372,885
Net investment income received	218,919	380,520	443,089
Benefits paid	(330,121)	(441,094)	(549,812)
Net transfers from (to) separate accounts	41,969	41,636	40,425
Commissions and expense paid	(132,627)	(105,055)	(23,692)
Dividends paid to policyholders	(58,499)	(58,350)	(57,967)
Federal income taxes recovered (paid)	4,278	(77,363)	(72,477)
Other, net	—	74,122	—
Net cash from (for) operations	29,346	181,676	152,451

Cash from Investments:
Proceeds from investments sold, matured or repaid:
Debt securities	899,899	1,371,226	3,672,971
Preferred and common stocks	775,666	1,090,291	934,338
Mortgage loans	1,649	6,548	3,027
Real estate	25,893	8,380	7,925
Other invested assets	135,559	42,033	139,091
Net gains (losses) on cash, cash equivalents and short-term investments	(740)	4	81
Miscellaneous proceeds	—	—	850
Net proceeds from investments sold, matured or repaid	1,837,926	2,518,482	4,758,283

Cost of investments acquired:
Debt securities	(1,203,004)	(1,506,112)	(3,446,280)
Preferred and common stocks	(496,986)	(933,130)	(1,049,524)
Mortgage loans	—	(275)	—
Real estate	(1,245)	(2,158)	(271)
Other invested assets	(90,513)	(90,456)	(287,399)
Miscellaneous applications	(412)	(676)	(7,152)
Total cost of investments acquired	(1,792,160)	(2,532,807)	(4,790,626)

Net change in policy and other loans	(5,288)	(1,867)	(2,133)
Net cash from (for) investments	40,478	(16,192)	(34,476)

Cash from Financing and Miscellaneous Sources:
Borrowed money	(76,954)	74,667	(22,918)
Net deposits on deposit-type contract funds and other insurance liabilities	16,669	(3,083)	(2,807)
Dividends paid to stockholder	—	—	(58,750)
Other cash provided (applied)	(41,597)	(186,611)	(92,525)
Net cash from (for) financing and miscellaneous sources	(101,882)	(115,027)	(177,000)

Net change in cash, cash equivalents and short-term investments	(32,058)	50,457	(59,025)
Cash, cash equivalents and short-term investments:
Beginning of year	170,150	119,693	178,718
End of year	$138,092	$170,150	$119,693

Cash flow information for non-cash transactions:
Capital contribution to Western-Southern Life Assurance Company in:
the form of debt securities	$—	$120,761	$—
the form of common stock	111,484	75,000	—
Capital contribution to Integrity Life Insurance Company in:
the form of debt securities	—	35,644	—
the form of common stock	105,197	18,528	—
Capital contribution to Columbus Life Insurance Company in
the form of common stock	40,216	—	—
Capital contribution from Western & Southern Financial Group in
the form of common stock	20,003	—	—
Dividend income received from Columbus Life Insurance Company
in the form of debt securities	—	23,735	—

See accompanying notes.

5

The Western and Southern Life Insurance Company

Notes to Financial Statements (Statutory-Basis)

December 31, 2009

1.  Nature of Operations and Significant Accounting Policies

The Western and Southern Life Insurance Company (the Company) is a stock life insurance company that offers individual traditional and whole life insurance policies.  The Company is licensed in 43 states and the District of Columbia.  For the year ended December 31, 2009, approximately 68.4% of the gross premiums and annuity considerations for the Company were derived from Ohio, Indiana, North Carolina, Illinois, Florida and Pennsylvania.  The Company is domiciled in Ohio.  The Company is an indirect, wholly-owned subsidiary of Western & Southern Mutual Holding Company (Mutual Holding), a mutual holding company formed pursuant to the insurance regulations of the state of Ohio.  Ohio law requires Mutual Holding to hold at least a majority voting interest in the Company.  Currently, Mutual Holding indirectly holds 100% of the voting interest through Western & Southern Financial Group, its wholly-owned subsidiary.  The Company wholly owns the following insurance entities:  Western-Southern Life Assurance Company (WSLAC), Columbus Life Insurance Company (Columbus Life) and Integrity Life Insurance Company (Integrity).  Integrity Life Insurance Company wholly owns National Integrity Life Insurance Company.

The Company has established and operates a closed block for the benefit of holders of most participating individual ordinary and weekly industrial life insurance policies issued on or before the formation of Mutual Holding in 2000 (the Closed Block).  Assets have been allocated to the Closed Block in an amount that is expected to produce cash flows which, together with anticipated revenue from the policies included in the Closed Block, are reasonably expected to be sufficient to support the Closed Block policies, the continuation of policyholder dividends, in aggregate, in accordance with the 2000 dividend scale if the experience underlying such scale continues, and for appropriate adjustments in the dividend scale if the experience changes. Invested assets allocated to the Closed Block consist primarily of high quality debt securities, mortgage loans, policy loans, short-term investments, and other invested assets.  Invested assets of $2,506.0 million and $2,436.5 million were allocated to the Closed Block as of December 31, 2009 and 2008, respectively. The assets allocated to the Closed Block inure solely for the benefit of the Closed Block policyholders and will not revert to the benefit of the Company.  The purpose of the Closed Block is to protect the policy dividend expectations of these policies after the formation of Mutual Holding. The Closed Block will continue in effect until the last policy in the Closed Block is no longer in force.

6

The Western and Southern Life Insurance Company

Notes to Financial Statements (Statutory-Basis) (continued)

1.   Nature of Operations and Significant Accounting Policies (continued)

Use of Estimates

The preparation of statutory-basis financial statements requires management to make estimates and assumptions that affect amounts reported in the financial statements and accompanying notes.  Actual results could differ from those estimates.

Basis of Presentation

The accompanying financial statements of the Company have been prepared in conformity with accounting practices prescribed or permitted by the Ohio Insurance Department (the Department).  The National Association of Insurance Commissioners’ (NAIC) Accounting Practices and Procedures Manual (NAIC SAP) has been adopted as a component of prescribed or permitted practices by the State of Ohio.  These practices differ in some respects from U.S. generally accepted accounting principles (GAAP).  The more significant differences follow.

Investments

Investments in debt securities and mandatory redeemable preferred stocks are reported at amortized cost or fair value based on the NAIC’s rating; for GAAP, such fixed maturity investments are designated at purchase as held-to-maturity, trading or available-for-sale. Held-to-maturity fixed investments are reported at amortized cost, and the remaining fixed maturity investments are reported at fair value with unrealized holding gains and losses reported in operations for those designated as trading and as a separate component of other comprehensive income (loss) for those designated as available-for-sale.

All single class and multi-class mortgage-backed/asset-backed securities (e.g., CMOs) are adjusted for the effects of changes in prepayment assumptions on the related accretion of discount or amortization of premium of such securities using the retrospective method. The prospective method is used to determine amortized cost for securities that experience a decline that is deemed to be other-than-temporary. Securities that are in an unrealized loss position which the Company intends to sell, or does not have the intent and ability to hold until recovery, are written down to fair value as a realized loss.  Securities that are in an unrealized loss position which the Company has the intent and ability to hold until recovery are written down to the extent the present value of expected future cash flows using the security’s effective yield is lower than the amortized cost.  For GAAP purposes, all securities, purchased or retained, that represent beneficial interests in securitized assets (e.g., CMO, CBO, CDO, CLO, MBS and ABS securities), other than high credit quality securities, are adjusted using the prospective method when there is a change in estimated future cash flows. If it is determined that a decline in fair value is other-than-temporary, the cost basis of the security is written down to the extent the present value of expected future cash flows using the security’s effective yield is lower than the amortized cost.  If high credit quality securities are adjusted, the retrospective method is used.

7

The Western and Southern Life Insurance Company

Notes to Financial Statements (Statutory-Basis) (continued)

1.   Nature of Operations and Significant Accounting Policies (continued)

The Company monitors other investments to determine if there has been an other-than-temporary decline in fair value.  Factors management considers for each identified security include the following:

•                  the length of time and the extent to which the fair value is below the book/adjusted carry value;

•                  the financial condition and near term prospects of the issuer, including specific events that may affect its operations;

•                  for all equity securities and other debt securities with credit related declines in fair value, the Company’s intent and ability to hold the security long enough for it to recover its value to book/adjusted carry value;

•                  for all other debt securities with interest related declines in fair value, the Company’s intent to sell the security before recovery of its book/adjusted carry value.

If the decline is judged to be other-than-temporary, an impairment charge to fair value is recorded as a net realized capital loss in the period the determination is made.  Under GAAP, all debt security other-than-temporary impairments are recorded to the extent the company has the intent to sell the security or it is more likely than not that it will be required to sell the security and the present value of expected future cash flows is below amortized cost.

Investments in real estate are reported net of required obligations rather than on a gross basis as for GAAP.  Real estate owned and occupied by the Company is included in investments rather than reported as an operating asset as under GAAP, and investment income and operating expenses include rent for the Company’s occupancy of those properties.

Under a formula prescribed by the NAIC, the Company defers the portion of realized capital gains and losses on sales of fixed income investments, principally debt securities and mortgage loans, attributable to changes in the general level of interest rates and amortizes those deferrals over the remaining period to maturity based on groupings of individual security sold in 5-year bands. The net deferral is reported as the interest maintenance reserve (IMR) in the accompanying balance sheets. Realized capital gains and losses are reported in income net of federal income tax and transfers to the IMR. Under GAAP, realized capital gains and losses are reported in the statement of operations on a pretax basis in the period that the assets giving rise to the gains or losses are sold.

The “asset valuation reserve” (AVR) provides a valuation allowance for invested assets. The AVR is determined by an NAIC prescribed formula with changes reflected directly in capital and surplus. AVR is not recognized for GAAP.

Subsidiaries

The accounts and operations of the Company’s subsidiaries are not consolidated with the accounts and operations of the Company as would be required under GAAP.

8

The Western and Southern Life Insurance Company

Notes to Financial Statements (Statutory-Basis) (continued)

1.   Nature of Operations and Significant Accounting Policies (continued)

Policy Acquisition Costs

The costs of acquiring and renewing business are expensed when incurred.  Under GAAP, policy acquisition costs, related to traditional life insurance and certain long-duration accident and health insurance, to the extent recoverable from future policy revenues, would be deferred and amortized over the premium-paying period of the related policies using assumptions consistent with those used in computing policy benefit reserves; for universal life insurance and investment products, to the extent recoverable from future gross profits, deferred policy acquisition costs are amortized generally in proportion to the present value of expected gross profits from surrender charges and investments, mortality, and expense margins.

Nonadmitted Assets

Certain assets designated as “nonadmitted” (principally the prepaid pension asset, the intangible pension asset, investments in unaudited subsidiaries and controlled and affiliated entities and electronic data processing equipment, software, and furniture and other equipment), and other assets not specifically identified as admitted assets within the NAIC’s Accounting Practices and Procedures Manual, are excluded from the accompanying balance sheets and are charged directly to accumulated surplus.  Under GAAP, such assets are included in the balance sheets.

Premiums and Benefits

Revenues for universal life and annuity policies with mortality or morbidity risk, except for guaranteed interest and group annuity contracts, consist of the entire premium received, and benefits incurred represent the total of death benefits paid and the change in policy reserves. Premiums received for annuity policies without mortality or morbidity risk and for guaranteed interest and group annuity contracts are recorded using deposit accounting, and credited directly to an appropriate policy reserve account, without recognizing premium income. Under GAAP, premiums received in excess of policy charges would not be recognized as premium revenue and benefits would represent the excess of benefits paid over the policy account value and interest credited to the account values.

Benefit Reserves

Certain policy reserves are calculated using statutorily prescribed interest and mortality assumptions rather than on estimated expected experience or actual account balances as would be required under GAAP.

Reinsurance

A liability for reinsurance balances is required to be provided for unsecured policy reserves ceded to reinsurers not authorized to assume such business.  Changes to those amounts are credited or charged directly to capital and surplus. Under GAAP, an allowance for amounts deemed uncollectible would be established through a charge to earnings.

9

The Western and Southern Life Insurance Company

Notes to Financial Statements (Statutory-Basis) (continued)

1.   Nature of Operations and Significant Accounting Policies (continued)

Policy and contract liabilities ceded to reinsurers have been reported as reductions of the related reserves rather than as assets as would be required under GAAP.  Commissions allowed by reinsurers on business ceded are reported as income when incurred rather than being deferred and amortized with policy acquisition costs as required under GAAP.

Employee Benefits

For purposes of calculating the Company’s pension and postretirement benefit obligations, only vested participants and current retirees are included in the valuation.  Under GAAP, active participants not currently eligible also would be included.  In addition, unrecognized gains or losses and unrecognized prior service cost are included in other comprehensive income under GAAP.

Deferred Income Taxes

Deferred tax assets are recorded for the amount of gross deferred tax assets expected to be realized in future years, and a valuation allowance is established for deferred tax assets not meeting a more likely than not realization threshold.  Deferred tax assets are limited to 1) the amount of federal income taxes paid in prior years that can be recovered through loss carrybacks for existing temporary differences that reverse by the end of the subsequent calendar year, plus 2) the lesser of the remaining gross deferred tax assets expected to be realized within three years of the balance sheet date or 15% of capital and surplus excluding any net deferred tax assets (realization within one year and 10% prior to 2009), electronic data processing equipment and operating software and any net positive goodwill, plus 3) the amount of remaining gross deferred tax assets that can be offset against existing gross deferred tax liabilities. The remaining deferred tax assets are nonadmitted.  Under GAAP, a deferred tax asset is recorded for the amount of gross deferred tax assets expected to be realized in all future years, and a valuation allowance is established for deferred tax assets not meeting a more likely than not realization threshold.

Policyholder Dividends

Policyholder dividends are recognized when declared rather than over the term of the related policies.

Statements of Cash Flow

Cash, cash equivalents and short-term investments in the statements of cash flow represent cash balances and investments with initial maturities of one year or less. Under GAAP, the corresponding captions of cash and cash equivalents include cash balances and investments with initial maturities of three months or less.

10

The Western and Southern Life Insurance Company

Notes to Financial Statements (Statutory-Basis) (continued)

1.   Nature of Operations and Significant Accounting Policies (continued)

A reconciliation of capital and surplus and net income of the Company as determined in accordance with NAIC SAP to amounts determined in accordance with GAAP as of December 31 and for the year then ended is as follows:

	2009	2008
	(in thousands)
Capital and surplus as reported in the accompanying statutory-basis financial statements	$3,464,876	$3,301,984
Deferred policy acquisition costs	247,006	342,721
Policy reserves	86,271	88,688
Asset valuation and interest maintenance reserves	160,964	59,963
Unrecognized benefit plan adjustments	(1,948)	(2,038)
Employee benefits	(147,851)	(103,302)
Income taxes	(90,110)	(75,691)
Net unrealized on available-for-sale securities	31,043	(211,322)
Subsidiary equity	499,763	(310,381)
Policyholder dividend obligation	(97,600)	(25,633)
Subsidiary reinsurance recoverable	113,427	125,094
Other, net	31,271	3,104
Stockholder’s equity, GAAP basis	$4,297,112	$3,193,187

	2009	2008	2007
	(in thousands)
Net income (loss) as reported in the accompanying statutory-basis financial statements	$78,838	$295,051	$264,345
Deferred policy acquisition costs	10,785	(14,198)	(3,444)
Policy reserves	(3,980)	5,819	(2,153)
Employee benefit income	3,105	1,096	2,766
Income taxes	28,788	33,507	16,381
Interest maintenance reserve	7,080	(6,928)	(10,789)
SAP vs. GAAP subsidiary income	29,246	(141,219)	139,933
Private equity adjustments	(11,232)	(5,507)	(1,839)
Investment write-downs	41,872	(20,654)	10,457
Recapture fee from elimination of MODCO reinsurance	—	(74,122)	—
Dividends from subsidiaries	—	(50,000)	(92,000)
Other, net	11,505	(17,831)	6,549
Net income (loss), GAAP basis	$196,007	$5,014	$330,206

11

The Western and Southern Life Insurance Company

Notes to Financial Statements (Statutory-Basis) (continued)

1.   Nature of Operations and Significant Accounting Policies (continued)

Other significant statutory accounting practices follow.

Investments

Debt securities, preferred stocks, common stocks, and short-term investments are stated at values prescribed by the NAIC, as follows:

Debt securities not backed by other loans are principally stated at amortized cost using the interest method.

Single class and multi-class mortgage-backed/asset-backed securities are valued at amortized cost using the interest method including anticipated prepayments. Prepayment assumptions are obtained from Bloomberg, Trepp, dealer surveys or internal estimates and are based on the current interest rate and economic environment.  The retrospective adjustment method is used to value all such securities except securities that are deemed to be other-than-temporarily impaired and securities that are principal-only or interest-only, which are valued using the prospective method.

Unaffiliated common stocks are reported at fair value utilizing publicly quoted prices from third-party pricing services and the related unrealized capital gains and losses are reported in capital and surplus along with any adjustment for federal income taxes.

Redeemable preferred stocks that have characteristics of debt securities and are rated as high quality or better are reported at cost or amortized cost.  All other redeemable preferred stocks are reported at the lower of cost, amortized cost or fair value.  Nonredeemable preferred stocks are reported at fair value or lower of cost or fair value utilizing publicly quoted prices from third-party pricing services and the related unrealized capital gains and losses are reported in capital and surplus along with any adjustment for federal income taxes.

There are no restrictions on unaffiliated common or preferred stocks.

Short-term investments include investments with remaining maturities of one year or less at the date of acquisition and are principally stated at amortized cost, which approximates fair value.

Cash equivalents are short-term highly liquid investments with original maturities of three months or less and are principally stated at amortized cost, which approximates fair value.

The Company’s insurance subsidiaries are reported at their underlying statutory equity.  The Company’s noninsurance subsidiaries are reported based on underlying audited GAAP equity.  The net change in the subsidiaries’ equity is included in capital and surplus.

12

The Western and Southern Life Insurance Company

Notes to Financial Statements (Statutory-Basis) (continued)

1.   Nature of Operations and Significant Accounting Policies (continued)

Joint ventures, partnerships, and limited liability companies are carried at the Company’s interest in the underlying audited GAAP equity of the investee.  Undistributed earnings allocated to the Company are reported in the change in net unrealized capital gains or losses.  Distributions from earnings of the investees are reported as net investment income when received.

Mortgage loans are reported at unpaid principal balances, less an allowance for impairment.  A mortgage loan is considered to be impaired when, based on current information and events, it is probable that the Company will be unable to collect all principal and interest amounts due according to the contractual terms of the mortgage agreement.  When management determines foreclosure is probable, the impairment is other than temporary; the mortgage loan is written down to realized value and a realized loss is recognized.

Policy loans are reported at unpaid principal balances.

Real estate occupied by the Company and real estate held for the production of income are reported at depreciated cost net of related obligations. Real estate that the Company has the intent to sell is reported at the lower of depreciated cost or fair value, net of related obligations.  Depreciation is computed by the straight-line method over the estimated useful life of the properties.

Property acquired in the satisfaction of debt is recorded at the lower of cost less accumulated depreciation or fair market value.

Realized capital gains and losses are determined using the specific identification method.

Premiums

Life and accident and health premiums are recognized as revenue when due.  Premiums for annuity policies with mortality and morbidity risk, except for guaranteed interest and group annuity contracts, are also recognized as revenue when due. Premiums received for annuity policies without mortality or morbidity risk and for guaranteed interest and group annuity contracts are recorded using deposit accounting.

13

The Western and Southern Life Insurance Company

Notes to Financial Statements (Statutory-Basis) (continued)

1.   Nature of Operations and Significant Accounting Policies (continued)

Policy Reserves

Life, annuity and accident and health disability benefit reserves are developed by actuarial methods and are determined based on published tables using statutorily specified interest rates and valuation methods that will provide, in the aggregate, reserves that are greater than or equal to the minimum or guaranteed policy cash values or the amounts required by the Department. The Company waives deduction of deferred fractional premiums on the death of life and annuity policy insureds and does return any premium beyond the date of death. Surrender values on policies do not exceed the corresponding benefit reserves. Policies issued subject to multiple table substandard extra premiums are valued on the standard reserve basis which recognizes the non-level incidence of the excess mortality costs. Additional reserves are established when the results of cash flow testing under various interest rate scenarios indicate the need for such reserves, or the net premiums exceed the gross premiums on any insurance in-force.

Policy reserves for life insurance and supplemental benefits are computed on the Commissioner’s Reserve Valuation Method.  The following mortality tables and interest rates are used:

	Percentage of Reserves
	2009	2008
Life insurance:
1941 Commissioners Standard Ordinary, 2-1/4% – 3-1/2%	11%	12%
1941 Standard Industrial, 2-1/2% – 3-1/2%	15	15
1958 Commissioners Standard Ordinary, 2-1/2% – 6%	27	28
1980 Commissioners Standard Ordinary, 4% – 6%	35	34
2001 Commissioners Standard Ordinary, 4% – 4-1/2%	3	2
Other, 2-1/2% – 6%	6	6
	97	97
Other benefits (including annuities):
Various, 2-1/2% – 8-1/4%	3	3
	100%	100%

The mean reserve method is used to adjust the calculated terminal reserve to the appropriate reserve at December 31. Mean reserves are determined by computing the regular mean reserve for the plan at the rated age and holding, in addition, one-half of the extra premium charge for the year. Policies issued after July 1st for substandard lives, are charged an extra premium plus the regular premium for the true age. Mean reserves are based on appropriate multiples of standard rates of mortality. An asset is recorded for deferred premiums net of loading to adjust the reserve for modal premium payments.

14

The Western and Southern Life Insurance Company

Notes to Financial Statements (Statutory-Basis) (continued)

1.   Nature of Operations and Significant Accounting Policies (continued)

For substandard table ratings, mean reserves are based on 125% to 500% of standard mortality rates.  For flat extra ratings, mean reserves are based on the standard or substandard mortality rates increased by one to twenty-five deaths per thousand.

As of December 31, 2009 and 2008, reserves of $40.1 million and $46.1 million, respectively, were recorded on inforce amounts of $1,787.9 million and $1,996.7 million, respectively, for which gross premiums are less than the net premiums according to the standard of valuation required by the Department.  The Company anticipates investment income as a factor in the premium deficiency calculation.

Tabular interest, tabular less actual reserves released, and tabular cost have been determined by formula. Tabular interest on funds not involving life contingencies is calculated as one-hundredth of the product of such valuation rate of interest times the mean of the amount of funds subject to such valuation rate of interest held at the beginning and end of the year of valuation.

The establishment of appropriate reserves is an inherently uncertain process, and there can be no assurance that the ultimate liability will not exceed the Company’s policy reserves and have an adverse effect on the Company’s results of operations and financial condition.  Due to the inherent uncertainty of estimating reserves, it has been necessary, and may over time continue to be necessary, to revise estimated future liabilities as reflected in the Company’s policy reserves.

Policyholders’ Dividends

The amount of policyholders’ dividends to be paid (including those on policies included in the Closed Block) is determined annually by the Company’s Board of Directors.  The aggregate amount of policyholders’ dividends is related to actual interest, mortality, morbidity and expense experience for the year and judgment as to the appropriate level of statutory surplus to be retained by the Company.

Policy and Contract Claims

Policy and contract claims in process of settlement represent the estimated ultimate net cost of all reported and unreported claims incurred through December 31, 2009 and 2008.  The reserves for unpaid claims are estimated using individual case-basis valuations and statistical analysis.  These estimates are subject to the effects of trends in claim severity and frequency.  Although considerable variability is inherent in such estimates, management believes that the reserves for claims are adequate.  The estimates are continually reviewed and adjusted as necessary as experience develops or new information becomes known; such adjustments are included in current operations.

15

The Western and Southern Life Insurance Company

Notes to Financial Statements (Statutory-Basis) (continued)

1.   Nature of Operations and Significant Accounting Policies (continued)

Reinsurance

Reinsurance premiums and benefits paid or provided are accounted for on a basis consistent with those used in accounting for the original policies issued and the terms of the reinsurance contracts.

Borrowed Money and Interest

The Company has entered into dollar-roll repurchase agreements.  The transactions were reflected as financing transactions requiring the asset sold and the liability for the repurchase to remain on the Company’s balance sheets.  The collateral received for the transactions is reported in short-term investments and the liability for the repurchase is reported in borrowed money and interest on the balance sheets.  At December 31, 2009, the Company had no dollar-roll repurchase agreements.  At December 31, 2008 the Company’s total admitted assets subject to these agreements were $73.7 million and the collateral held for these transactions was $77.0 million.

Securities Lending

The Company loaned $134.7 million and $196.1 million of various US Treasury, corporate bonds, preferred stocks and common stocks as part of a securities lending program administered by The Bank of New York Mellon as of December 31, 2009 and 2008, respectively.  The Company requires at the initial transaction that the fair value of the collateral received must be equal to 102% of the fair value of the loaned securities.  The Company monitors the ratio of the fair value of the collateral to loaned securities to ensure it does not fall below 100% in accordance with Statement of Statutory Accounting Principles 91, Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities.  The Company maintains effective control over all loaned securities and, therefore, continues to report such securities as invested assets in the balance sheets.  Unrestricted collateral is invested primarily in investment-grade debt securities and cash equivalents with an offsetting liability recognized in other liabilities for the obligation to return the unrestricted collateral.  Restricted collateral is not reflected on the balance sheets as an asset or a liability.  At December 31, 2009, the collateral for all securities on loan could be requested to be returned on demand by the borrower.  At December 31, 2009, the fair value of the total collateral is $137.1 million, of which $78.9 million is unrestricted and $58.2 million is restricted.  At December 31, 2008, the fair value of the total collateral was $199.0 million, of which $129.0 million was unrestricted and $70.0 million was restricted.

16

The Western and Southern Life Insurance Company

Notes to Financial Statements (Statutory-Basis) (continued)

1.   Nature of Operations and Significant Accounting Policies (continued)

Separate Account

The Company maintains a separate account, which holds all of the Company’s pension plan assets.  The assets of the separate account consist primarily of marketable securities, which are recorded at market value.

The activity within the separate account, including realized and unrealized gains or losses on its investments, has no effect on net income or capital and surplus of the Company.  The Company’s statements of operations reflect annuity payments to pension plan participants and other expenses of the separate account, as well as the reimbursement of such expenses from the separate account.

Federal Income Taxes

The Company files a consolidated income tax return with its eligible subsidiaries.  The provision for federal income taxes is allocated to the individual companies using a separate return method based upon a written tax sharing agreement.  Under the agreement, the benefits from losses of subsidiaries are retained by the subsidiary companies.  The Company pays all federal income taxes due for all members of the group.  The Company then immediately charges or reimburses, as the case may be, the members of the group an amount consistent with the method described in the tax sharing agreement.

The Company includes interest and penalties in the federal income tax line on the statements of operations.

Postretirement Benefits Other Than Pensions

The Company accounts for its postretirement benefits other than pensions on an accrual basis.  The postretirement benefit obligation for current retirees and fully eligible employees is measured by estimating the actuarial present value of benefits expected to be received at retirement using explicit assumptions.

Actuarial and investment gains and losses arising from differences between assumptions and actual experience upon subsequent remeasurement of the obligation may be recognized as a component of the net periodic benefit cost in the current period or amortized.  The net gain or loss will be included as a component of net postretirement benefit cost for a year if, as of the beginning of the year, the unrecognized net gain or loss exceeds ten percent of the postretirement benefit obligation.  That gain or loss, if not recognized immediately, will be amortized over the average life expectancy of the employer’s fully vested and retiree group.

17

The Western and Southern Life Insurance Company

Notes to Financial Statements (Statutory-Basis) (continued)

1.   Nature of Operations and Significant Accounting Policies (continued)

Accounting Changes

Effective July 1, 2009, the Company adopted Statement of Statutory Accounting Principles No. 43-Revised, Loan-backed and Structured Securities (SSAP 43R).  In accordance with SSAP 43R, the Company changed the method of evaluating and reporting loan-backed and structured securities for which an other-than-temporary impairment may exist.  SSAP 43R  requires loan-backed and structured securities in an unrealized loss position which the Company intends to sell or does not have the intent and ability to hold until recovery to be written down to fair value as a realized loss.  SSAP 43R requires loan-backed and structured securities in an unrealized loss position which the Company has the intent and ability to hold until recovery to be written down to the extent the present value of expected future cash flows is lower than the amortized cost.  SSAP 43R also requires a one time cumulative effect adjustment to change the amortized cost of loan-backed and structured securities to the present value of expected future cash flows at July 1, 2009, for securities still held where an other-than-temporary impairment was previously recognized under SSAP 43, Loan-backed and Structured Securities, or for securities where discounting to present value caused the expected future cash flows to be less than amortized cost at July 1, 2009.  As a result, the Company recorded a cumulative effect adjustment in the amount of $8.2 million through cumulative effect of change in accounting principle on the statements of changes in capital and surplus which represents the increase to unassigned surplus from the adoption of SSAP 43R.  The cumulative effect adjustment is net of federal income taxes of $4.4 million.  SSAP 43R resulted in an increase in bonds of $12.6 million and a decrease in deferred tax assets of $4.4 million.

Effective December 31, 2009, the Company adopted Statement of Statutory Accounting Principles 10R, Income Taxes — Revised, A Temporary Replacement of SSAP No. 10 (SSAP 10R).  SSAP 10R amends the deferred tax asset admittance test set forth in SSAP 10, Income Taxes, by using a three year realization threshold and a fifteen percent of statutory capital and surplus threshold in applying the standard.  The adoption of SSAP 10R resulted in an increase to statutory surplus of $17.3 million at December 31, 2009.  SSAP 10R is effective for 2009 and 2010 financial statements only.  SSAP 10 will be reinstated as authoritative guidance over the reporting of income taxes if subsequent guidance regarding the admissibility of deferred tax assets is not adopted before the end of the effective period.

During 2009, the NAIC held discussions regarding the appropriate classification of hybrid securities (primarily preferred securities with characteristics of both debt and equity) on an insurer’s balance sheet.  These discussions were primarily focused on determining the appropriate charge for these securities in the Risk-Based Capital and Asset Valuation Reserve calculations.  As a result of these discussions, the NAIC required that various securities be reclassified from preferred stocks to debt securities in the balance sheet.  During 2009, the Company reclassified 17 securities held at December 31, 2008, with a book adjusted carry value of $72.0 million and a fair value of $51.8 million.  Balances from prior years in these financial statements have not been adjusted to reflect the security reclassifications.

18

The Western and Southern Life Insurance Company

Notes to Financial Statements (Statutory-Basis) (continued)

1.   Nature of Operations and Significant Accounting Policies (continued)

For the year beginning January 1, 2009, the Company adopted Statement of Statutory Accounting Principles 99, Accounting for Certain Securities Subsequent to an Other-Than-Temporary Impairment (SSAP 99).  SSAP 99 supersedes guidance in SSAP 26, Bonds, excluding Loan-backed and Structured Securities, SSAP 32, Investments in Preferred Stock, SSAP 43, Loan-backed and Structured Securities, and amends SSAP 34, Investment Income Due and Accrued, by establishing guidance for the treatment of discounts related to particular securities following the recognition of an other-than-temporary impairment.  SSAP 99 establishes that the fair value of the security at the measurement date becomes the new cost basis of the security and that subsequent recoveries in fair value are to be amortized over the remaining life of the security in the prospective manner based on future estimated cash flows for debt securities and redeemable preferred stocks and based on the projected remaining period of principal repayment for loan-backed and structured securities.  This treatment is a change from previous guidance that did not permit recognition of recoveries in fair value until a security was sold or matured.  The adoption of SSAP 99 is prospective.

Reclassifications

Certain prior year amounts in the Company’s statutory-basis financial statements have been reclassified to conform to the 2009 financial statement presentation.

Subsequent Events

The Company recognizes in the financial statements the effects of all subsequent events that provide additional evidence about conditions that existed at the Balance Sheet date.  For non-recognized subsequent events that must be disclosed to keep the financial statements from being misleading, the Company is required to disclose the nature of the event as well as an estimate of its financial effect, or a statement that such an estimate cannot be made.  Management has evaluated subsequent events through the issuance of these financial statements on April 23, 2010.

2. Investments

Fair values for debt and equity securities are based on quoted market prices, where available. For debt securities not actively traded, fair values are estimated using values obtained from third-party pricing services or are estimated by discounting the expected future cash flows using current market rates applicable to the coupon rate, credit and maturity of the investments.  The fair values for equity securities that are not actively traded are estimated based on fair values of issues of comparable yield and quality.

19

The Western and Southern Life Insurance Company

Notes to Financial Statements (Statutory-Basis) (continued)

2. Investments (continued)

The book/adjusted carrying value and fair value of the Company’s investments in debt securities are summarized as follows:

	Book/ Adjusted Carrying Value	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
	(in thousands)
At December 31, 2009:
U.S. Treasury securities and obligations of U.S. government corporation and agencies	$153,700	$2,567	$(165)	$156,102
Debt securities issued by states of the U.S. and political subdivisions of the states	20,826	83	(595)	20,314
Corporate securities	2,329,586	155,840	(39,300)	2,446,126
Commercial mortgage-backed securities	170,608	3,670	(500)	173,778
Residential mortgage-backed securities	786,430	8,874	(104,391)	690,913
Asset-backed securities	43,462	3,386	—	46,848
Total	$3,504,612	$174,420	$(144,951)	$3,534,081

The Company holds investments in hybrid securities that are classified in the corporate securities line above.  The book/adjusted carry value and fair value of these hybrid securities are $110.5 million and $104.2 million, respectively, at December 31, 2009.  These hybrid securities were classified as preferred stock at December 31, 2008.  See the Accounting Changes section in Note 1 for further discussion.

20

The Western and Southern Life Insurance Company

Notes to Financial Statements (Statutory-Basis) (continued)

2. Investments (continued)

	Book/ Adjusted Carrying Value	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
	(in thousands)
At December 31, 2008:
U.S. Treasury securities and obligations of U.S. government corporation and agencies	$60,981	$6,392	$—	$67,373
Debt securities issued by states of the U.S. and political subdivisions of the states	26,056	47	(1,028)	25,075
Corporate securities	2,332,694	75,753	(170,791)	2,237,656
Commercial mortgage-backed securities	153,758	1,956	(11,291)	144,423
Residential mortgage-backed securities	485,665	5,705	(91,533)	399,837
Asset-backed securities	17,518	—	(94)	17,424
Total	$3,076,672	$89,853	$(274,737)	$2,891,788

At December 31, 2009 and 2008, the Company held unrated or less-than-investment grade corporate debt securities with a book value of $307.3 million and $97.9 million, respectively, and an aggregate fair value of $249.3 million and $79.1 million, respectively. Such holdings amounted to 8.8% and 3.2%, respectively, of the Company’s investments in debt securities and 3.9% and 1.3%, respectively, of the Company’s total admitted assets as of December 31, 2009 and 2008.  The Company performs periodic evaluations of the relative credit standing of the issuers of these debt securities.  The Company considers these evaluations in its overall investment strategy.

21

The Western and Southern Life Insurance Company

Notes to Financial Statements (Statutory-Basis) (continued)

2. Investments (continued)

Unrealized gains and losses on investments in unaffiliated common stocks and common stocks of subsidiaries are reported directly in capital and surplus and do not affect net income.  The unrealized gains and unrealized losses on, and the cost and fair value of those investments are as follows:

		Gross	Gross
		Unrealized	Unrealized
	Cost	Gains	Losses	Fair Value
	(in thousands)
At December 31, 2009:
Preferred stocks	$2,401	$1	$—	$2,402

Common stocks, unaffiliated	$432,091	$268,907	$(16,667)	$684,331
Common stocks of subsidiaries and affiliates	1,523,699	362,314	(28,712)	1,857,301
	$1,955,790	$631,221	$(45,379)	$2,541,632

At December 31, 2008:
Preferred stocks	$131,802	$807	$(29,836)	$102,773

Common stocks, unaffiliated	$799,156	$425,060	$(163,426)	$1,060,790
Common stocks of subsidiaries and affiliates	1,342,221	314,311	(95,032)	1,561,500
	$2,141,377	$739,371	$(258,458)	$2,622,290

22

The Western and Southern Life Insurance Company

Notes to Financial Statements (Statutory-Basis) (continued)

2. Investments (continued)

The following table shows gross unrealized losses and fair values, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position.

	Unrealized Losses Less Than 12 Months		Unrealized Losses Greater Than or Equal To 12 Months
	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value
	(in thousands)
At December 31, 2009:
U.S. Treasury securities and obligations of U.S. government corporations and agencies	$(165)	$104,418	$—	$—
Debt securities issued by states of the U.S. and political subdivisions of the states	(24)	4,976	(571)	8,004
Corporate securities	(3,432)	190,665	(35,868)	270,305
Commercial mortgage-backed securities	(500)	62,098	—	—
Residential mortgage-backed securities	(5,148)	126,133	(99,243)	231,602
Asset-backed securities	—	—	—	—
Total	$(9,269)	$488,290	$(135,682)	$509,911

Preferred stocks	$—	$—	$—	$—
Common stocks, unaffiliated	$(1,943)	$23,088	$(14,724)	$140,873

23

The Western and Southern Life Insurance Company

Notes to Financial Statements (Statutory-Basis) (continued)

2. Investments (continued)

	Unrealized Losses Less Than 12 Months		Unrealized Losses Greater Than or Equal To 12 Months
	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value
	(in thousands)
At December 31, 2008:
U.S. Treasury securities and obligation of U.S. government corporations and agencies	$—	$—	$—	$—
Debt securities issued by states of the U.S. and political subdivisions of the states	(853)	9,722	(175)	2,825
Corporate securities	(91,967)	803,760	(78,824)	332,291
Commercial mortgage-backed securities	(8,393)	99,361	(2,898)	23,281
Residential mortgage-backed securities	(27,576)	110,646	(63,957)	169,288
Asset-backed securities	(94)	17,424	—	—
Total	$(128,883)	$1,040,913	$(145,854)	$527,685

Preferred stocks	$(11,941)	$41,323	$(17,895)	$40,787
Common stocks, unaffiliated	$(128,384)	$553,448	$(35,042)	$101,349

Investments that are impaired at December 31, 2009 and 2008, for which other-than-temporary impairments have not been recognized, consist mainly of corporate debt securities, residential mortgage-backed securities and unaffiliated common stocks.  The impairment of these corporate debt securities, residential mortgage-backed securities and unaffiliated common stocks has been deemed as temporary due to the assigned rating and the typical fluctuations of these particular securities in the marketplace, as well as the Company’s intent and ability to hold the securities to recovery, or in the case of interest rate related declines, lack of intent to sell the securities.  For residential mortgage-backed securities, the determination of temporary impairment was also based on an evaluation of the present value of expected future cash flows, which were greater than the book adjusted/carrying values of the securities.  The aggregated unrealized loss is approximately 12.2% and 18.3% of the carrying value of these securities at December 31, 2009 and 2008, respectively.  At December 31, 2009, there were a total of 375 securities held that are considered temporarily impaired, 215 of which have been impaired for 12 months or longer.  At December 31, 2008, there were a total of 506 securities held that are considered temporarily impaired, 160 of which had been impaired for 12 months or longer.  The Company recorded other-than-temporary impairments on securities of $76.9 million, $103.0 million and $35.9 million for the years ended December 31, 2009, 2008 and 2007, respectively.

24

The Western and Southern Life Insurance Company

Notes to Financial Statements (Statutory-Basis) (continued)

2. Investments (continued)

The following is a list of each loan-backed security with a recognized other-than-temporary impairment (OTTI) for the three month periods ended December 31, 2009, and September 30, 2009, where the present value of future cash flows expected to be collected was less than the amortized cost basis of the securities:

CUSIP	Description	Book/Adj Carrying Value Amortized Cost Before Current Period OTTI	Present Value of Future Cash Flows	Recognized Other-Than- Temporary Impairment	Amortized Cost After Other-Than- Temporary Impairment	Fair Value
For the three month period ended December 31, 2009:

12668BYF4	CWALT 2006-7CB 1A14	$1,837,676	$1,748,993	$88,683	$1,748,993	$1,376,634
65538PAF5	NAA 2007-1 1A5	8,206,560	8,023,394	183,166	8,023,394	5,763,721
75970JAJ5	RAMC 2007-1 AF6	8,744,010	8,445,937	298,073	8,445,937	5,037,563
761118MD7	RALI 2005-QS16 A4	21,594,084	20,587,886	1,006,198	20,587,886	14,524,272
Total		$40,382,330	$38,806,210	$1,576,120	$38,806,210	$26,702,190

For the three month period ended September 30, 2009:

059515BF2	BAFC 2007-3 XA2	$3,809,941	$3,348,844	$461,097	$3,348,844	$2,735,128
872225AF4	TBW 2006-5 A5A	2,989,826	1,845,600	1,144,226	1,845,600	803,439
Total		$6,799,767	$5,194,444	$1,605,323	$5,194,444	$3,538,567

The Company had no other-than-temporary impairments on loan-backed securities for the three month periods ended December 31, 2009, and September 30, 2009, due to the intent to sell the security or the inability or lack of intent to retain the investment in the security for a period of time sufficient to recover the amortized cost basis of the security.

25

The Western and Southern Life Insurance Company

Notes to Financial Statements (Statutory-Basis) (continued)

2. Investments (continued)

A summary of the cost or amortized cost and fair value of the Company’s debt securities at December 31, 2009, by contractual maturity, is as follows:

	Book Adjusted
	Carrying Value	Fair Value
	(in thousands)
Years to maturity:
One or less	$57,046	$57,714
After one through five	562,027	578,682
After five through ten	574,591	605,280
After ten	1,310,448	1,380,866
Mortgage-backed/Asset-backed securities	1,000,500	911,539
Total	$3,504,612	$3,534,081

The expected maturities in the foregoing table may differ from contractual maturities because certain borrowers have the right to call or prepay obligations with or without call or prepayment penalties and because asset-backed and mortgage-backed securities (including floating-rate securities) provide for periodic payments throughout their lives.

Proceeds from sales of investments in debt securities during 2009, 2008 and 2007 were $723.8 million, $789.8 million, and $3,270.6 million; gross gains of $15.3 million, $5.8 million, and $6.9 million and gross losses of $8.7 million, $6.0 million, and $15.9 million were realized on these sales in 2009, 2008 and 2007, respectively.

Proceeds from the sales of investments in equity securities during 2009, 2008 and 2007 were $438.7 million, $1,046.2 million, and $902.8 million; gross gains of $130.0 million, $245.5 million, and $124.5 million and gross losses of $51.5 million, $125.8 million, and $38.7 million were realized on these sales in 2009, 2008 and 2007, respectively.

Realized capital gains (losses) are reported net of federal income taxes and amounts transferred to the IMR as follows for the year ended December 31:

	2009	2008	2007
	(in thousands)
Realized capital gains (losses)	$65,783	$83,267	$97,583
Less amount transferred to IMR (net of related taxes (benefits) of $5,827 in 2009, ($1,225) in 2008 and ($2,109) in 2007)	10,823	(2,275)	(3,917)
Less federal income tax expense (benefit) of realized capital gains (losses)	27,556	23,818	47,611
Net realized capital gains (losses)	$27,404	$61,724	$53,889

26

The Western and Southern Life Insurance Company

Notes to Financial Statements (Statutory-Basis) (continued)

2. Investments (continued)

Net investment income consisted of the following for the years ended December 31:

	2009	2008	2007
	(in thousands)

Debt securities	$194,731	$190,830	$205,822
Equity securities	37,725	129,017	177,149
Mortgage loans	2,989	3,681	3,654
Real estate	18,219	21,310	22,835
Policy loans	11,143	10,581	10,342
Cash, cash equivalents and short-term investments	1,533	6,913	11,574
Other invested assets	16,340	38,374	60,760
Other	2,192	5,849	1,951
Gross investment income	284,872	406,555	494,087
Investment expenses	20,214	22,393	24,572
Net investment income	$264,658	$384,162	$469,515

The Company’s investments in mortgage loans principally involve commercial real estate. At December 31, 2009, 67.7% of such mortgages ($30.4 million) involved properties located in Texas and Florida.  Such investments consist of primarily first mortgage liens on completed income-producing properties. The aggregate mortgage outstanding to any one borrower does not exceed $13.9 million.  During 2009, no new mortgage loans were issued.  At the issuance of a loan, the percentage of any one loan to value of security, exclusive of insured, guaranteed or purchase money mortgage did not exceed 80%.

At December 31, 2009, the Company’s investments in mortgage loans were not subject to prior liens.  All properties covered by mortgage loans have fire insurance at least equal to the excess of the loan over the maximum loan that would be allowed on the land without the building.  During 2009, the Company did not reduce interest rates on any outstanding mortgages.

Proceeds from the sales of real estate during 2009, 2008 and 2007 were $25.9 million, $8.4 million and $7.9 million, respectively, with a gross gain of $0.7 million realized in 2007. No gross gains were realized on those sales during 2009 and 2008.  No gross losses were realized on the sales of real estate in 2009, 2008 and 2007.

27

The Western and Southern Life Insurance Company

Notes to Financial Statements (Statutory-Basis) (continued)

3.  Fair Values of Financial Instruments

Included in various investment-related line items in the financial statements are certain financial instruments carried at fair value.  Other financial instruments are periodically measured at fair value such as when impaired or, for certain bonds and preferred stocks, when carried at the lower of cost or market.

The Company uses fair value measurements to record the fair value of certain assets and liabilities and to estimate the fair value of financial instruments not recorded at fair value but required to be disclosed at fair value.  Certain financial instruments, particularly policyholder liabilities other than investment-type contracts, are excluded from this fair value discussion.

Fair value is defined as the price that would be received to sell an asset or transfer a liability in an orderly transaction between market participants at the measurement date. The Company’s financial assets and liabilities carried at fair value have been classified, for disclosure purposes, based on the following hierarchy that prioritizes inputs to valuation techniques used to measure fair value into three levels.

•                  Level 1 — Quoted prices (unadjusted) in active markets for identical assets or liabilities. The Company’s Level 1 assets and liabilities primarily include exchange traded equity securities and mutual funds, including those which are part of the Company’s separate account assets.

•                  Level 2 — Inputs other than quoted prices included in Level 1 that are observable for the asset or liability, either directly or indirectly. The Company’s Level 2 assets and liabilities primarily include debt securities within the Company’s separate account for which public quotations are not available but that are priced by third-party pricing services or internal models using observable inputs.

•                  Level 3 — Significant unobservable inputs for the asset or liability. The Company’s Level 3 assets and liabilities primarily include certain debt securities and private equity securities within the Company’s separate account that must be priced using broker quotes or other valuation techniques that utilize significant unobservable inputs.

28

The Western and Southern Life Insurance Company

Notes to Financial Statements (Statutory-Basis) (continued)

3.  Fair Values of Financial Instruments (continued)

The following discussion describes the valuation methodologies utilized by the Company for assets and liabilities measured or disclosed at fair value. Fair value estimates are made at a specific point in time, based on available market information and judgments about the financial instrument, including discount rates, estimates of timing, amount of expected future cash flows and the credit standing of the issuer. Such estimates do not consider the tax impact of the realization of unrealized gains or losses. For Level 3 investments, the fair value estimates cannot be substantiated by comparison to independent markets. In addition, the disclosed fair value may not be realized in the immediate settlement of the financial instrument. Care should be exercised in deriving conclusions about the Company’s business, its value or financial position based on the fair value information of financial instruments presented below.

Debt and Equity Securities

The methods and assumptions used in estimating fair values for debt and equity securities are disclosed in Note 2.

Mortgage Loans

The fair values for mortgage loans, consisting principally of commercial real estate loans, are estimated using discounted cash flow analyses, using interest rates currently being offered for similar loans collateralized by properties with similar investment risk.  The fair values for mortgage loans in default are established at the lower of the fair value of the underlying collateral less costs to sell or the carrying amount of the loan.

Cash, Cash Equivalents and Short-Term Investments

The fair values of cash, cash equivalents and short-term investments are based on quoted market prices.

Assets Held in Separate Accounts

Assets held in separate accounts include debt securities, equity securities, mutual funds and private equity investments. The fair values of these assets have been determined using the same methodologies as for debt and equity securities.

Reserves

Fair values for insurance reserves are not required to be disclosed. However, the estimated fair values of all insurance reserves and investment contracts are taken into consideration in the Company’s overall management of interest rate risk.

29

The Western and Southern Life Insurance Company

Notes to Financial Statements (Statutory-Basis) (continued)

3.  Fair Values of Financial Instruments (continued)

Borrowed Money and Securities Lending Liability

The liabilities represent the Company’s obligation to return collateral related to dollar-roll repurchase and securities lending transactions.  These liabilities are short-term in nature and therefore, the fair value of the obligation approximates the carrying amount.

Assets and liabilities measured at fair value on a recurring basis are outlined below:

	Assets/ (Liabilities) Measured at	Fair Value Hierarchy Level
	Fair Value	Level 1	Level 2	Level 3
	(in thousands)
At December 31, 2009:
Assets:
Common stocks, unaffiliated	$684,331	$684,331	$—	$—
Separate account assets	692,470	369,106	193,663	129,701
Total assets	$1,376,801	$1,053,437	$193,663	$129,701

At December 31, 2008:
Assets:
Common stocks, unaffiliated	$1,060,790	$1,060,790	$—	$—
Separate accounts assets	602,406	326,208	171,562	104,636
Total assets	$1,663,196	$1,386,998	$171,562	$104,636

The reconciliation for all assets and liabilities measured at fair value on a recurring basis using significant unobservable inputs (Level 3) for the year ended December 31, 2009, is as follows:

	Beginning Asset/ (Liability) as of	Total Realized/UnrealizedGains (Losses) Included in*:			Purchases, Sales, Issuances	Transfers	Ending Asset/ (Liability) as of	Changes in Unrealized Gains (Losses) Included in Net Income Related to
	January 1,	Net			and	In (Out)	December 31,	Positions
	2009	Income	Surplus	Other	Settlements	of Level 3	2009	Still Held
	(in thousands)
Assets:
Separate account assets	$104,636	$—	$—	$14,065	$11,000	$—	$129,701	$—

* Gains and losses for assets held in separate accounts do not impact net income or surplus as the change in value of assets held in separate accounts is offset by a change in value of liabilities related to separate accounts.

30

The Western and Southern Life Insurance Company

Notes to Financial Statements (Statutory-Basis) (continued)

3.  Fair Values of Financial Instruments (continued)

The reconciliation for all assets and liabilities measured at fair value on a recurring basis using significant unobservable inputs (Level 3) for the year ended December 31, 2008, is as follows:

	Beginning Asset/ (Liability) as of	Total Realized/UnrealizedGains (Losses) Included in*:			Purchases, Sales, Issuances	Transfers	Ending Asset/ (Liability) as of	Changes in Unrealized Gains (Losses) Included in Net Income Related to
	January 1, 2008	Net Income	Surplus	Other	and Settlements	In (Out) of Level 3	December 31, 2008	Positions Still Held
	(in thousands)
Assets:
Separate account assets	$113,835	$—	$—	$(11,263)	$2,064	$—	$104,636	$—

* Gains and losses for assets held in separate accounts do not impact net income or surplus as the change in value of assets held in separate accounts is offset by a change in value of liabilities related to separate accounts.

The Company did not have any significant assets or liabilities measured at fair value on a nonrecurring basis as of December 31, 2009 and 2008.

The carrying amounts and fair values of the Company’s significant financial instruments follow.

	December 31, 2009		December 31, 2008
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
	(in thousands)
Assets:
Debt securities	$3,504,612	$3,534,081	$3,076,672	$2,891,788
Preferred stocks	2,401	2,402	131,802	102,773
Unaffiliated common stocks	684,331	684,331	1,060,790	1,060,790
Mortgage loans	44,950	45,535	46,599	46,256
Cash, cash equivalents and short-term investments	138,092	138,092	170,150	170,150
Separate account assets	692,470	692,470	602,406	602,406

Liabilities:
Borrowed money and securities lending liability	79,707	79,707	207,245	207,245

31

The Western and Southern Life Insurance Company

Notes to Financial Statements (Statutory-Basis) (continued)

4.   Related Party Transactions

Intercompany fees for management services to WSLAC and Columbus Life, both wholly-owned subsidiaries, included in net income of the Company were $72.8 million, $68.5 million and $67.6 million, and $5.6 million, $5.6 million and $7.1 million in 2009, 2008 and 2007, respectively.

The Company has an equity interest in certain partnerships that made payments of principal and interest under mortgage financing arrangements to WSLAC in the amount of $18.8 million, $19.0 million and $20.1 million in 2009, 2008 and 2007, respectively. The principal balance of the mortgage financing arrangements with WSLAC was $239.9 million and $217.2 million at December 31, 2009 and 2008, respectively.

At December 31, 2009 and 2008, the Company had $79.0 million and $111.9 million, respectively, invested in the Touchstone Funds, which are mutual funds administered by Touchstone Advisors, Inc., an indirect subsidiary of the Company.

On September 16, 2009, the Company made capital contributions in the amount of $111.5 million, $40.2 million and $105.2 million to its subsidiaries, Western-Southern Life Assurance Company, Columbus Life Insurance Company and Integrity Life Insurance Company, respectively.  The contributions were in the form of common stocks at fair value.

On November 11, 2009, the Company received a capital contribution from its parent, Western & Southern Financial Group, Inc., in the amount of $20.0 million.  The contribution was in the form of common stock at fair value.

During 2008, the Company made capital contributions of $269.9 million to WSLAC. The capital contributions consisted of $75.0 million in common stocks at fair value, which were contributed on October 23, 2008, $74.1 million of cash, which was contributed on October 31, 2008, and $120.8 million of debt securities at fair value, which were contributed on December 22, 2008.

During 2008, the Company made capital contributions of $102.1 million to Integrity.  The capital contributions consisted of $20.0 million in cash, which was contributed on June 30, 2008, $18.5 million in common stocks at fair value, which were contributed on August 25, 2008, and $35.6 million in debt securities at fair value and $20.0 million in cash, which were contributed on December 29, 2008.  On December 30, 2008, the Company accrued an $8.0 million capital contribution to be paid in cash to Integrity.  The cash was contributed on January 20, 2009.

On December 11, 2008, the Company received a dividend of $50.0 million from Columbus Life.  The dividend consisted of $23.7 million in debt securities at fair value and $26.3 million in cash.  The dividend was extraordinary, which means that it required prior approval from the Department.  On December 26, 2007, the Company received a dividend of $50.0 million from Columbus Life in the form of cash.  A portion of this dividend, $25.7 million, was extraordinary.

On December 28, 2007, the Company received a dividend of $30.0 million from WSLAC.  The Company also accrued a dividend of $12.0 million from WSLAC on December 28, 2007.  This dividend was received on January 3, 2008.  Both dividends were in the form of cash.

32

The Western and Southern Life Insurance Company

Notes to Financial Statements (Statutory-Basis) (continued)

4.   Related Party Transactions (continued)

On July 30, 2007, and December 28, 2007, the Company paid dividends to its parent, Western & Southern Financial Group, Inc., in the amounts of $14.4 million and $30.0 million, respectively.  The dividends were in the form of cash.

The Company has entered into multiple reinsurance agreements with affiliated entities.  See Note 5 for further description.

5. Reinsurance

Certain premiums and benefits are assumed from and ceded to other insurance companies under various reinsurance agreements.  The ceded reinsurance agreements provide the Company with increased capacity to write larger risks and maintain its exposure to loss within its capital resources.

Prior to October 31, 2008, the Company had two modified coinsurance (MODCO) agreements with its subsidiary, WSLAC, whereby the Company assumed certain universal life business issued by its subsidiary prior to 2004.  Under the terms of the agreements, the subsidiary retained the reserves and the related assets of this business. The Company recorded, in its statements of operations, premiums less experience refunds, commissions, adjustments to reserves as specified in the agreement, benefits incurred and other related expenses of this business.

On October 31, 2008, the two aforementioned MODCO agreements covering universal life products written by the Company’s subsidiary, WSLAC, were terminated by the ceding company.  In connection with the transfer to WSLAC of the obligation to support the risk of these policies, $776.0 million was recorded in both the reserve adjustments from elimination of MODCO reinsurance agreement and in the change in reserve from elimination of MODCO reinsurance agreement lines on the statements of operations.  One of the agreements provided that a recapture fee, calculated in the amount of $74.1 million, be paid to the Company from WSLAC.  The recapture fee was received by the Company on October 31, 2008, and is recorded in the recapture fee from elimination of MODCO reinsurance agreement line on the statements of operations.

The Company also has a MODCO coinsurance agreement with Integrity, whereby the Company assumes structured settlements, guaranteed rate option annuities, and accumulation products written before July 1, 2002.  Under the terms of the agreement, Integrity retains the reserves and the related assets of this business.

The Company has a ceded reinsurance agreement with Columbus Life.  Under the reinsurance agreement, Columbus Life reinsures the former liabilities of Columbus Mutual, a former affiliate, which was merged into the Company.  Life and accident and health reserves ceded from the Company to Columbus Life totaled $ 674.2 million and $701.6 million at December 31, 2009 and 2008, respectively.

33

The Western and Southern Life Insurance Company

Notes to Financial Statements (Statutory-Basis) (continued)

5. Reinsurance (continued)

The Company has entered into a retrocession reinsurance agreement with RGA Reinsurance Company.  This coinsurance agreement reinsures certain extended-term life insurance policy reserves totaling $ 16.6 million and $18.2 million at December 31, 2009 and 2008, respectively.

Certain premiums and benefits are ceded to other insurance companies under various reinsurance agreements. The majority of the ceded business is due to ceding substandard business to reinsurers (facultative basis).

In 2006, the Company entered into a yearly renewable term reinsurance agreement with Lafayette Life Insurance Company (Lafayette Life), an affiliated entity, whereby the Company provides reinsurance coverage on certain life products and associated riders as this coverage is recaptured by Lafayette Life from unaffiliated reinsurers.  Life reserves ceded from Lafayette Life to the Company under this agreement totaled $ 0.9 million and $1.0 million at December 31, 2009 and 2008, respectively.

The effects of reinsurance on premiums, annuity considerations and deposit-type funds are as follows for the year ended December 31:

	2009	2008	2007
	(in thousands)
Direct premiums	$292,220	$292,948	$296,303
Assumed premiums:
Affiliates	226	80,617	84,426
Non-affiliates	—	—	—
Ceded premiums:
Affiliates	—	—	—
Non-affiliates	(5,981)	(9,613)	(10,131)
Net premiums	$286,465	$363,952	$370,598

The Company’s ceded reinsurance arrangements reduced other certain items in the accompanying financial statements by the following amounts as of and for the year ended December 31:

	2009	2008	2007
	(in thousands)
Benefits paid or provided:
Affiliates	$—	$—	$—
Non-affiliates	2,682	5,739	7,683
Policy and contract liabilities:
Affiliates	674,214	701,573	729,869
Non-affiliates	15,067	13,009	13,542

34

The Western and Southern Life Insurance Company

Notes to Financial Statements (Statutory-Basis) (continued)

5. Reinsurance (continued)

During 2009, 2008, and 2007, the Company did not write off any reinsurance balances as a charge to operations.

Other than as described above, neither the Company nor any of its related parties control, directly or indirectly, any reinsurers with whom the Company conducts business.  No policies issued by the Company have been reinsured with a foreign company, which is controlled, either directly or indirectly, by a party not primarily engaged in the business of insurance.  The Company does not have any reinsurance agreements in effect under which the reinsurer may unilaterally cancel the agreement.  At December 31, 2009, there are no reinsurance agreements in effect such that the amount of losses paid or accrued exceed the total direct premium collected.  The Company remains obligated for amounts ceded in the event that the reinsurers do not meet their obligations.

There would be no reduction in capital and surplus at December 31, 2009, if all reinsurance agreements were cancelled.

35

The Western and Southern Life Insurance Company

Notes to Financial Statements (Statutory-Basis) (continued)

6. Federal Income Taxes

The Company and its subsidiaries file a consolidated federal income tax return. Amounts due (to) from the subsidiaries for federal income taxes were $16.2 million and $(113.7) million at December 31, 2009 and 2008, respectively.  The tax years of 2009, 2008, 2007 and 2006 remain subject to examination by major tax jurisdictions.

The amount of federal income taxes incurred that will be available for recoupment at December 31, 2009, in the event of future net losses is $34.3 million, $43.2 million, and $45.1 million from 2009, 2008, and 2007, respectively.

The change in net deferred income taxes is comprised of the following:

	Ordinary	Capital	Total
	(in thousands)
2009:
Total gross deferred tax assets (DTA)	$228,503	$29,946	$258,449
Statutory valuation allowance	—	—	—
Total adjusted gross DTA	228,503	29,946	258,449
Nonadmitted adjusted gross DTA	—	—	—
Admitted adjusted DTA	$228,503	$29,946	$258,449

Admitted gross DTA (SSAP 10R, para. 10 a.)	$55,923	$29,946	$85,869
Admitted gross DTA (SSAP 10R, para. 10 b.i.)	—	—	—
Admitted gross DTA (SSAP 10R, para. 10 b.ii.)	—	—	—
Admitted gross DTA (SSAP 10R, para. 10 c.)	155,283	—	155,283
Admitted gross DTA (SSAP 10R, para. 10 e.i.)	17,297	—	17,297
Admitted gross DTA (SSAP 10R, para. 10 e.ii.a.)	—	—	—
Admitted gross DTA (SSAP 10R, para. 10 e.ii.b.)	—	—	—
Admitted gross DTA (SSAP 10R, para. 10 e.iii.)	—	—	—
Total admitted gross DTA	228,503	29,946	258,449
Total gross deferred tax liabilities	38,794	116,488	155,282
Net admitted deferred tax asset (liability)	$189,709	$(86,542)	$103,167

(Increase) decrease in DTA nonadmitted before application of SSAP 10R, para. 10 e.	$(17,297)	$—	$(17,297)
Increase (decrease) in DTA admitted from use of SSAP 10R, para. 10 e.	17,297	—	17,297

The Company has met the necessary Risk-Based Capital levels to be able to admit the increased amount of deferred tax assets under SSAP No. 10R and an election has been made to admit deferred tax assets pursuant to SSAP No. 10R.  Such election was not available in 2008.

36

The Western and Southern Life Insurance Company

Notes to Financial Statements (Statutory-Basis) (continued)

6. Federal Income Taxes (continued)

The following table provides the Company’s assets, capital and surplus, and RBC information with the deferred tax assets calculated under SSAP No. 10R paragraphs 10 a. to c. and the additional deferred tax assets determined under SSAP No. 10R paragraph 10 e. as of December 31, 2009:

	SSAP 10R	SSAP 10R
	Para. 10 a-c.	Para. 10 e.	Difference
	(in thousands)
Admitted DTA	$85,870	$103,167	$17,297
Admitted assets	7,938,109	7,955,406	17,297
Statutory surplus	3,447,579	3,464,876	17,297
Total adjusted capital	3,637,772	3,655,069	17,297
RBC authorized control level	388,713	389,146	433

	Ordinary	Capital	Total
	(in thousands)
2008:
Total gross DTA	$247,528	$97,125	$344,653
Statutory valuation allowance	—	—	—
Total adjusted gross DTA	247,528	97,125	344,653
Nonadmitted adjusted gross DTA	—	—	—
Admitted adjusted DTA	$247,528	$97,125	$344,653

Admitted gross DTA (SSAP 10, para. 10 a.)	$60,497	$33,457	$93,954
Admitted gross DTA (SSAP 10, para. 10 b.i.)	—	—	—
Admitted gross DTA (SSAP 10, para. 10 b.ii.)	—	—	—
Admitted gross DTA (SSAP 10, para. 10 c.)	187,031	63,668	250,699
Total admitted gross DTA	247,528	97,125	344,653
Total gross deferred tax liabilities	28,995	221,704	250,699
Net admitted deferred tax asset (liability)	$218,533	$(124,579)	$93,954

(Increase) decrease in DTA nonadmitted	$—	$—	$—

	2009	2008	Change
	(in thousands)
Change:
Net deferred tax asset (liability) before nonadmitted	$103,167	$93,954	$9,213
Less tax (expense) benefit from unrealized gains/losses and cumulative effect adjustment			(22,541)
Change in net deferred income taxes			$31,754

Nonadmitted deferred tax assets did not change for the years ended December 31, 2009, 2008 and 2007, respectively.

37

The Western and Southern Life Insurance Company

Notes to Financial Statements (Statutory-Basis) (continued)

6. Federal Income Taxes (continued)

Current income taxes incurred for the years ended December 31, consist of the following major components:

	2009	2008	2007
	(in thousands)
Federal income tax expense on operating income	$6,783	$25,117	$20,109
Federal income tax expense on capital gains	27,556	23,818	47,611
Tax credits	(39)	(39)	(39)
Change in tax contingency reserves	—	—	(29,500)
Prior year under (over) accrual	(6,610)	(4,578)	9,716
Current income taxes	$27,690	$44,318	$47,897

The main components of the deferred tax amounts at December 31 are as follows:

	2009	2008	Change
	(in thousands)
DTA:
Reserves	$72,175	$77,728	$(5,553)
Deferred acquisition costs	34,739	36,329	(1,590)
Benefit for employees and agents	112,424	123,723	(11,299)
Stocks / bonds / short-term investments	29,946	97,124	(67,178)
Other	9,165	9,749	(584)
Total DTA	$258,449	$344,653	$(86,204)

DTA nonadmitted	$—	$—	$—

Deferred tax liabilities:
Stocks / bonds / short-term investments	$116,488	$221,704	$(105,216)
Other invested assets	13,801	2,316	11,485
Other	24,993	26,679	(1,686)
Total deferred tax liabilities	$155,282	$250,699	$(95,417)

38

The Western and Southern Life Insurance Company

Notes to Financial Statements (Statutory-Basis) (continued)

6. Federal Income Taxes (continued)

The Company’s federal income tax expense and change in net deferred income taxes differs from the amount obtained by applying the federal statutory rate of 35% to gain from operations before federal income tax expense and net realized capital gains.  The significant differences for the year ended December 31, are as follows (in thousands):

		Effective		Effective		Effective
	2009	Tax Rate	2008	Tax Rate	2007	Tax Rate
Provision computed at statutory rate	$18,049	35.00%	$88,839	35.00%	$73,760	35.00%
Dividends received deduction	(2,586)	(5.01)	(28,225)	(11.12)	(51,392)	(24.39)
Tax credits	(1,792)	(3.48)	(309)	(0.12)	(193)	(0.09)
Other invested assets	5,563	10.79	(7,462)	(2.94)	(626)	(0.30)
Additional minimum pension liability	9,814	19.03	(9,814)	(3.87)	—	—
Change in tax contingency reserves	—	—	(7,880)	(3.10)	(29,500)	(14.00)
Security transfer(1)	(54,845)	(106.35)	(23,864)	(9.40)	—	—
Other	(1,291)	(2.51)	(2,044)	(0.81)	(8,299)	(3.93)
Total	$(27,088)	(52.53)%	$9,241	3.64%	$(16,250)	(7.71)%

Federal income taxes incurred	$134	0.26%	$20,500	8.08%	$286	0.14%
Change in net deferred income taxes(2)	(27,222)	(52.79)	(11,259)	(4.44)	(16,536)	(7.85)
Total statutory income taxes	$(27,088)	(52.53)%	$9,241	3.64%	$(16,250)	(7.71)%

(1)	Tax effects of securities transferred to other legal entities within the tax sharing agreement

(2)	Excludes change in net deferred income taxes on certain realized gains/losses of $(4,532), $5,326 and $(15,885) for the years ended December 31, 2009, 2008 and 2007, respectively.

39

The Western and Southern Life Insurance Company

Notes to Financial Statements (Statutory-Basis) (continued)

7. Regulatory Matters

The Company is required by statutory regulations to meet minimum risk-based capital standards.  Risk-based capital is a method of measuring the minimum amount of capital appropriate for an insurance company to support its overall business operations in consideration of its size and risk profile.  At December 31, 2009 and 2008, the Company exceeded the minimum risk-based capital.

State regulatory authorities have powers relating to granting and revoking licenses to transact business, the licensing of agents, the regulation of premium rates and trade practices, the form and content of insurance policies, the content of advertising material, financial statements and the nature of permitted practices.

Ohio insurance law limits the amount of dividends that can be paid to a parent in a holding company structure without prior approval of the regulators to the greater of ten percent of statutory surplus or statutory net income as of the preceding December 31, but only to the extent of earned surplus as of the preceding December 31. In 2010, the Company has $346.5 million available for payment of dividends based on capital and surplus of $3,464.9 million at December 31, 2009, as no dividends were paid in 2009.

8. Commitments and Contingencies

The Company is named as a defendant in various legal actions arising principally from claims made under insurance policies and contracts.  The Company believes the resolution of these actions will not have a material effect on the Company’s financial position or results of operations.

At December 31, 2009, the Company does not have any material lease agreements as a lessee for office space or equipment.

The Company has future commitments to provide additional capital contributions of $275.2 million to private equity and real estate joint ventures, limited partnerships and limited liability companies.

40

The Western and Southern Life Insurance Company

Notes to Financial Statements (Statutory-Basis) (continued)

9. Annuity Reserves and Deposit-Type Contract Liabilities

At December 31, 2009, the Company’s annuity reserves and deposit-type contract liabilities that are subject to discretionary withdrawal (without adjustment) and not subject to discretionary withdrawal provisions are summarized as follows:

	Amount	Percent
	(in thousands)
At book value without adjustment (with minimal or no charge or adjustment)	$417,089	37.9%
Not subject to discretionary withdrawal	682,521	62.1
Total annuity reserves and deposit fund liabilities (before reinsurance)	1,099,610	100.0%
Less reinsurance ceded	160,577
Net annuity reserves and deposit fund liabilities	$939,033

Interest changes may have temporary effects on the sale and profitability of annuity products offered by the Company. Although the rates offered by the Company are adjustable in the long-term, in the short-term they may be subject to contractual and competitive restrictions, which may prevent timely adjustment. The Company’s management constantly monitors interest rates with respect to a spectrum of duration and sells annuities that permit flexible responses to interest rate changes as part of the Company’s management of interest spreads. However, adverse changes in investment yields on invested assets will affect the earnings on those products with a guaranteed return.

41

The Western and Southern Life Insurance Company

Notes to Financial Statements (Statutory-Basis) (continued)

10. Employee Retirement Benefits

The Company has a noncontributory pension plan under group annuity contracts covering substantially all employees and field representatives.  In addition, the Company provides certain healthcare and life insurance benefits for retired employees or their beneficiaries.  Substantially all of the Company’s employees and field representatives may become eligible for those benefits when they reach normal retirement age while working for the Company.

The Company uses a December 31 measurement date for all plans.

A summary of assets, obligations and assumptions of the pension and other postretirement benefit plans at December 31, are as follows:

	Pension Benefits		Postretirement Medical
	2009	2008	2009	2008
	(in thousands)
Change in benefit obligation:
Benefit obligation at beginning of year	$682,929	$678,962	$192,497	$227,627
Service cost	13,266	12,633	5,788	5,924
Interest cost	41,759	40,102	11,311	11,243
Medicare Part D payments received	—	—	1,787	1,680
Contribution by plan participants	—	—	2,550	2,356
Actuarial (gain) loss	31,554	(8,257)	383	(41,812)
Benefits paid	(41,323)	(40,732)	(14,333)	(14,521)
Plan amendments	—	221	—	—
Benefit obligation at end of year	$728,185	$682,929	$199,983	$192,497

Change in plan assets:
Fair value of plan assets at beginning of year	$601,295	$826,556	$—	$—
Actual return on plan assets	107,705	(184,529)	—	—
Employer contribution	—	—	9,996	10,485
Plan participants’ contributions	—	—	2,550	2,356
Medicare Part D payments received	—	—	1,787	1,680
Benefits paid	(41,323)	(40,732)	(14,333)	(14,521)
Fair value of plan assets at end of year	$667,677	$601,295	$—	$—

Funded status:
(Unfunded) overfunded obligation	$(60,508)	$(81,634)	$(199,984)	$(192,497)
Unamortized prior service cost	9,473	11,059	(30,130)	(33,002)
Unrecognized net (gain) or loss	557,116	593,054	(3,511)	(3,971)
Prepaid assets* (accrued liabilities)	$506,081	$522,479	$(233,625)	$(229,470)

Accumulated benefit obligation for vested employees and partially vested employees to the extent vested	$667,192	$629,334	$199,983	$192,497

Benefit obligation for non-vested employees:
Projected pension obligation	$6,990	$5,660	$—	$—
Accumulated benefit obligation	$4,250	$3,418	$—	$—

* Indicates non-admitted

42

The Western and Southern Life Insurance Company

Notes to Financial Statements (Statutory-Basis) (continued)

10. Employee Retirement Benefits (continued)

Components of net periodic benefit cost:

	Pension Benefits
	2009	2008	2007
Service cost	$13,266	$12,633	$14,494
Interest cost	41,759	40,102	38,620
Expected return on plan assets	(68,561)	(72,226)	(70,849)
Amount of recognized gains and losses	28,348	24,279	24,818
Amount of prior service cost recognized	1,586	1,586	1,565
Total net periodic benefit cost (benefit)	$16,398	$6,374	$8,648

Components of net periodic benefit cost:

	Postretirement Medical
	2009	2008	2007
Service cost	$5,788	$5,924	$8,954
Interest cost	11,311	11,243	13,283
Amount of recognized gains and losses	(76)	(40)	1,855
Amount of prior service cost recognized	(2,872)	(2,872)	(2,872)
Total net periodic benefit cost (benefit)	$14,151	$14,255	$21,220

Weighted-average assumptions used to determine net periodic benefit cost for the year ended December 31:

	Pension Benefits		Postretirement Medical
	2009	2008	2009	2008

Weighted average discount rate	6.25%	6.00%	6.25%	6.00%
Rate of compensation increase	4.60%	4.60%	4.60%	4.60%
Expected long-term rate of return on plan assets	8.50%	8.50%	N/A	N/A

Weighted-average assumptions used to determine the benefit obligation for the year ended December 31:

	Pension Benefits		Postretirement Medical
	2009	2008	2009	2008

Weighted average discount rate	6.13%	6.25%	6.13%	6.25%
Rate of compensation increase	4.60%	4.60%	4.60%	4.60%

The Company has no additional minimum pension liability for 2009.  The Company recognized an additional minimum pension liability of $28.0 million at December 31, 2008.  The amount included in unassigned funds (surplus) at December 31, 2008, arising from a change in the additional minimum pension liability recognized was $17.0 million, representing the excess of the additional minimum liability over the unamortized prior service cost at December 31, 2008.  This was reversed in unassigned funds (surplus) in 2009.

43

The Western and Southern Life Insurance Company

Notes to Financial Statements (Statutory-Basis) (continued)

10. Employee Retirement Benefits (continued)

The Company’s discount rate assumption is determined by utilizing a discounted cash flow analysis of the Company’s obligations.  The yield curve utilized in the cash flow analysis is comprised of highly rated (Aaa or Aa) corporate bonds.

The Company employs a prospective building block approach in determining the long-term expected rate of return for plan assets.  Historical returns are determined by asset class.  The historical relationships between equities, fixed income securities, and other assets are reviewed.  The Company applies long-term asset return estimates to the plan’s target asset allocation to determine the weighted-average long-term return.  The Company’s long-term asset allocation was determined through modeling long-term returns and asset return volatilities and is guided by an investment policy statement created for the plan.

The asset allocation for the defined benefit pension plan at the end of 2009 and 2008, and the target allocation for 2010 by asset category, are as follows:

	Target Allocation Percentage	Percentage of Plan Assets
	2010	2009	2008
Asset category:
Equity securities	55%	55%	54%
Fixed income securities	40	23	26
Short-term investments	—	—	—
Other	5	22	20
Total	100%	100%	100%

The plan employs a total return investment approach whereby a mix of fixed income and equity investments are used to maximize the long-term return of plan assets for a prudent level of risk.  Risk tolerance is established through careful consideration of plan liabilities, plan funded status, and corporate financial condition.  The total portfolio is structured with multiple sub-portfolios, each with a specific fixed income or equity asset management discipline.  Each sub-portfolio is subject to individual limitations and performance benchmarks as well as limitations at the consolidated portfolio level.  Quarterly asset allocation meetings are held to evaluate portfolio asset allocations and to establish the optimal mix of assets given current market conditions and risk tolerance.  Investment mix is measured and monitored on an on-going basis through regular investment reviews, annual liability measurements, and periodic asset/liability studies.

44

The Western and Southern Life Insurance Company

Notes to Financial Statements (Statutory-Basis) (continued)

10. Employee Retirement Benefits (continued)

The Company’s pension plan assets consist primarily of debt and equity securities, mutual funds and private equity funds, all of which are carried at fair value.

Fair value is defined as the price that would be received to sell an asset in an orderly transaction between market participants at the measurement date (an exit price).  The fair value hierarchy prioritizes the inputs to valuation techniques used to measure fair value into three levels.

•                  Level 1 — Quoted prices (unadjusted) in active markets for identical assets or liabilities.  The Company’s Level 1 assets primarily include exchange-traded equity securities and mutual funds.

•                  Level 2 — Inputs other than quoted prices included in Level 1 that are observable for the asset or liability, either directly or indirectly.  The Company’s Level 2 assets primarily include certain debt securities for which public price quotations are not available, but that use other market-observable inputs from third-party pricing service quotes or internal valuation models using observable inputs.

•                  Level 3 — Significant unobservable inputs for the asset or liability.  The Company’s Level 3 assets primarily include private equity fund interests.

Debt Securities

The fair values of actively traded debt securities have been determined through the use of third-party pricing services utilizing market observable inputs.

Equity Securities

The fair values of actively traded equity securities have been determined utilizing publicly quoted prices from third-party pricing services.

Mutual Funds

The fair values of mutual funds have been determined utilizing the net asset values of the funds.

Private Equity Funds

The fair values of private equity funds have been determined utilizing the net asset values of the funds.

45

The Western and Southern Life Insurance Company

Notes to Financial Statements (Statutory-Basis) (continued)

10. Employee Retirement Benefits (continued)

The fair value of the pension plan’s assets by asset category is as follows:

	December 31, 2009
	Assets Measured at	Fair Value Hierarchy Level
	Fair Value	Level 1	Level 2	Level 3
	(in thousands)
Debt securities
U.S. Treasury securities and obligations of U.S. government corporations and agencies	$7,696	$—	$7,696	$—
Debt securities issued by states of the U.S. and political subdivisions of the states	2,754	—	2,754	—
Debt securities issued by foreign governments	2,688	—	2,688	—
Corporate securities	108,953	—	108,953	—
Residential mortgage-backed securities	23,313	—	23,313	—
Commercial mortgage-backed securities	9,229	—	9,229	—
Equity securities
Common equity	237,616	237,616	—	—
Mutual funds	131,489	131,489	—	—
Other invested assets
Private equity	119,298	—	—	119,298
Other assets	24,641	—	14,237	10,404
Total plan assets	$667,677	$369,105	$168,870	$129,702

The reconciliation for all plan assets measured at fair value using significant unobservable inputs (Level 3) is as follows:

	For the Year Ended December 31, 2009
		Actual Return Gains (Losses) on Plan Assets
	Beginning Assets as of January 1, 2009	Relating to Assets Still Held at the Reporting Date	Relating to Assets Sold During the Period	Purchases, Sales and Settlements	Transfers In (Out) of Level 3	Ending Assets as of December 31, 2009
	(in thousands)
Other invested assets
Private equity	$104,636	$12,375	$1,690	$597	$—	$119,298
Other assets	—	—	—	10,404	—	10,404
Total	$104,636	$12,375	$1,690	$11,001	$—	$129,702

46

The Western and Southern Life Insurance Company

Notes to Financial Statements (Statutory-Basis) (continued)

10. Employee Retirement Benefits (continued)

For measurement purposes of the postretirement benefit obligation, a 6.0% annual rate of increase in the per capita cost of covered health care benefits is assumed for 2010.  The rate was assumed to decrease gradually to 4.75% for 2012 and remain at that level thereafter.

Increasing or decreasing the assumed health care cost trend rate assumption by one percentage point in each year would increase (decrease) the postretirement benefit obligation as of December 31, 2009, by $21.6 million and $(18.5) million, respectively, and the estimated interest cost components of net period postretirement benefit cost for 2009 by $2.1 million and $(1.7) million, respectively.

The Company made contributions to the postretirement medical plan of $11.8 million in 2009 and expects to contribute $192.1 million between 2010 and 2019, inclusive.  The Company received $1.8 million of subsidies in 2009 and expects to receive $24.4 million of subsidies between 2010 and 2019, inclusive, related to the Medicare Prescription Drug, Improvement and Modernization Act of 2003.

At December 31, 2009 and 2008, the pension plan had $121.3 million and $83.3 million, respectively, invested in Touchstone Funds, which are mutual funds administered by Touchstone Advisors, Inc., an indirect subsidiary of the Company.

As of December 31, 2009, future benefit payments for the pension plan are expected as follows (in millions):

2010	$43.1
2011	43.9
2012	45.1
2013	46.4
2014	47.7
Five years thereafter	260.4

Future benefit payments for the postretirement medical plan are expected as follows (in millions):

2010	$15.7
2011	16.3
2012	16.4
2013	16.5
2014	16.8
Five years thereafter	86.1

47

The Western and Southern Life Insurance Company

Notes to Financial Statements (Statutory-Basis) (continued)

10. Employee Retirement Benefits (continued)

The Company does not expect to make contributions to the pension plan during 2010.  The Company expects to contribute approximately $15.7 million during 2010 to its postretirement medical plan.

The Company sponsors a contributory employee retirement savings plan covering substantially all eligible, full-time employees.  This plan is subject to the provisions of the Employee Retirement Income Security Act of 1974 (ERISA).  The Company’s contributions to the plan are based on a combination of the employee’s contributions to the plan and a percentage of the employee’s earnings for the year.  Total Company contributions to the defined contribution plan were $1.8 million, $1.3 million, and $3.1 million for 2009, 2008 and 2007, respectively.

11. Premium and Annuity Considerations Deferred and Uncollected

Deferred and uncollected life insurance premiums and annuity considerations at December 31, 2009, were as follows:

	Gross	Net of Loading
	(in thousands)

Ordinary new business	$10,892	$642
Ordinary renewal	78,529	53,422
Accident and health renewal	212	66
Assumed investment type contracts	152	152
Total	$89,785	$54,282

48

Financial Statement Schedules (Statutory-Basis)

The Western and Southern Life Insurance Company

Summary of Investments - Other Than Investments in Related Parties

(in thousands)

December 31, 2009

Schedule I

Type of Investment	Cost (1)	Market Value	Amount at which shown in the Balance Sheet
Debt securities
Bonds:
United States government and government agencies and authorities	$181,569	$184,957	$181,569
States, municipalities and political subdivisions	448,804	454,363	448,804
Foreign governments	46,462	47,909	46,462
All other corporate bonds	2,820,953	2,840,029	2,820,953
Preferred stocks	2,401	2,402	2,401
Total fixed maturities	3,500,189	3,529,660	3,500,189

Equity securities
Common stocks:
Industrial, miscellaneous and all other	432,091	684,331	684,331

Mortgage loans on real estate	44,950		44,950
Real estate	38,218		38,218
Policy loans	168,162		168,162
Other long-term investments	94,831		94,831
Cash, cash equivalents and short-term investments	138,092		138,092
Total investments	$4,416,533		$4,668,773

(1)  Original cost of equity securities and, as to fixed maturities, original cost reduced by repayments and adjusted for amortization of premiums or accrual discounts.

50

The Western and Southern Life Insurance Company

Supplementary Insurance Information

(in thousands)

Schedule III

	Future Policy Benefits and Expenses	Unearned Premiums	Policy and Contract Liabilities	Premium Revenue	Net Investment Income*	Benefits, Claims Losses and Settlement Expenses	Other Operating Expenses*	Premiums Written
Year ended December 31, 2009
Individual life	$2,492,541	$—	$28,639	$250,726	$196,365	$231,431	$94,192
Individual health	236,573	2,887	3,685	32,469	16,108	(2,339)	18,300	$32,482
Group life and health	117,101	—	763	3,756	3,161	9,233	217	—
Annuity	12,163	—	10,981	(486)	783	126,316	1,220
Corporate and other	—	—	—	—	48,241	—	39,597
	$2,858,378	$2,887	$44,068	$286,465	$264,658	$364,641	$153,526

Year ended December 31, 2008
Individual life	$2,474,741	$—	$23,373	$323,797	$199,307	$322,374	$91,537
Individual health	259,839	3,059	3,944	33,748	18,957	13,475	16,145	$33,767
Group life and health	114,553	—	724	3,135	3,062	6,846	169	—
Annuity	12,949	—	12,348	3,286	912	139,659	965
Corporate and other	—	—	—	—	161,924	—	33,250
	$2,862,082	$3,059	$40,389	$363,966	$384,162	$482,354	$142,066

Year ended December 31, 2007
Individual life	$2,453,410	$—	$31,458	$332,624	$212,027	$331,198	$90,803
Individual health	267,316	3,015	4,131	33,986	20,183	32,729	15,239	$33,989
Group life and health	112,365	—	1,104	3,128	1,806	5,222	164	—
Annuity	14,630	—	12,783	860	1,005	250,765	927
Corporate and other	—	—	—	—	234,494	—	44,481
	$2,847,721	$3,015	$49,476	$370,598	$469,515	$619,914	$151,614

*Allocations of net investment income and other operating expenses are based on a number of assumptions and estimates, and the results would change if different methods were applied.

51

The Western and Southern Life Insurance Company

Reinsurance

(in thousands)

Schedule IV

	Gross Amount	Ceded to Other Companies	Assumed From Other Companies	Net Amount	Percentage of Amount Assumed to Net
Year ended December 31, 2009
Life insurance in force	$17,146,167	$2,514,058	$455,573	$15,087,682	3%
Premiums:
Individual life	$251,528	$1,621	$819	$250,726	0%
Individual health	36,829	4,360	—	32,469	—
Group life and health	3,756	—	—	3,756	—
Annuity	107	—	(593)	(486)	122%
	$292,220	$5,981	$226	$286,465	0%

Year ended December 31, 2008
Life insurance in force	$17,352,486	$2,675,810	$471,638	$15,148,314	3%
Premiums:
Individual life	$250,736	$4,380	$77,441	$323,797	24%
Individual health	38,982	5,233	—	33,749	—
Group life and health	3,135	—	—	3,135	—
Annuity	109	—	3,176	3,285	97%
	$292,962	$9,613	$80,617	$363,966	22%

Year ended December 31, 2007
Life insurance in force	$17,719,397	$3,240,782	$14,383,528	$28,862,143	50%
Premiums:
Individual life	$253,686	$4,758	$83,696	$332,624	25%
Individual health	39,359	5,373	—	33,986	—
Group life and health	3,128	—	—	3,128	—
Annuity	130	—	730	860	85%
	$296,303	$10,131	$84,426	$370,598	23%

52

PART C - Other Information

Item 24.                     Financial Statements and Exhibits

(a)          Financial Statements included in Part A:

Condensed Financial Information for the Portfolios

Financial Statements included in Part B:

Separate Account I of National Integrity Life Insurance Company:

Report of Independent Registered Public Accounting Firm

Statements of Assets and Liabilities as of December 31, 2009

Statements of Operations for the Year Ended December 31, 2009

Statements of Changes in Net Assets for the Years Ended December 31, 2009 and 2008

Notes to Financial Statements

National Integrity Life Insurance Company (Depositor):

Report of Independent Registered Public Accounting Firm

Balance Sheets (Statutory-Basis) as of December 31, 2009 and 2008

Statements of Operations (Statutory-Basis) for the Years Ended December 31, 2009, 2008 and 2007

Statements of Changes in Capital and Surplus (Statutory-Basis) for the Years Ended December 31, 2009, 2008 and 2007

Statements of Cash Flow (Statutory-Basis) for the Years Ended December 31, 2009, 2008 and 2007

Notes to Financial Statements (Statutory-Basis)

The Western and Southern Life Insurance Company (Guarantor):

Report of Independent Registered Public Accounting Firm

Balance Sheets (Statutory-Basis) as of December 31, 2009 and 2008

Statements of Operations (Statutory-Basis) for the Years Ended December 31, 2009, 2008 and 2007

Statements of Changes in Capital and Surplus (Statutory-Basis) for the Years Ended December 31, 2009, 2008 and 2007

Statements of Cash Flow (Statutory-Basis) for the Years Ended December 31, 2009, 2008 and 2007

Notes to Financial Statements (Statutory-Basis)

(b)  Exhibits:

The following exhibits are filed herewith or incorporated by reference as indicated:

1.               Resolutions of the Board of Directors of National Integrity Life Insurance Company (National Integrity) authorizing the establishment of Separate Account I, the Registrant.  Incorporated by reference to Exhibit 99.1 to Registrant’s Post-Effective Amendment No. 9 to registration statement on Form N-4 (File No. 333-44892), filed July 19, 2006.

2.               Not Applicable.

3.

a.               Form of Selling/General Agent Agreement among National Integrity, Touchstone Securities, Inc. and broker dealers.  Incorporated by reference to Exhibit 99.3(A) to Registrant’s Post-Effective Amendment No. 9 to registration statement on Form N-4 (File No. 333-44892), filed July 19, 2006.

b.              Variable Contract Principal Underwriter Agreement with Touchstone Securities, Inc. dated May 1, 2006.  Incorporated by reference to Exhibit 99.3(B) to Registrant’s Post-Effective Amendment No. 9 to registration statement on Form N-4 (File No. 333-44892), filed July 19, 2006.

4.

a.               Form of owner driven variable annuity contract, filed herewith.

b.              Form of death benefit rider, filed herewith.

c.               Form of individual guaranteed lifetime withdrawal benefit rider, filed herewith.

d.              Form of spousal guaranteed lifetime withdrawal benefit rider, filed herewith

e.               Form of traditional and SEP IRA endorsement, filed herewith.

1

5.

a.               Form of Application for Owner Driven Contract, filed herewith.

b.              Form of New York Application for Owner Driven Contract, filed herewith.

6.

a.               Certificate of Incorporation of National Integrity.  Incorporated by reference to Exhibit 99.6(A) to Registrant’s Post-Effective Amendment No. 9 to registration statement on Form N-4 (File No. 333-44892), filed July 19, 2006.

b.              By-Laws of National Integrity.  Incorporated by reference to Exhibit 99.6(B) to Registrant’s Post-Effective Amendment No. 9 to registration statement on Form N-4 (File No. 333-44892), filed July 19, 2006.

7.               Not applicable.

8.

a.               Participation Agreement among National Integrity, Vanguard Variable Insurance Fund, The Vanguard Group, Inc., and Vanguard Marketing Corporation, filed herewith.

b.              Daily Valuation Agency Agreement between National Integrity and The Vanguard Group, Inc., filed herewith.

c.               Voting Agreement between National Integrity and The Vanguard Group, Inc. effective December 1, 2010, filed herewith.

d.              Voting Agreement between National Integrity and BlackRock, Inc. effective December 1, 2010, filed herewith.

e.               Access Agreement between National Integrity and Mid Atlantic Trust Company effective November 1, 2010, filed herewith.

f.                 ETF xChange Authorization between National Integrity and Mid Atlantic Trust Company effective November 1, 2010, filed herewith.

g.              Custodial Agreement between National Integrity and Mid Atlantic Trust Company effective November 1, 2010, filed herewith.

9.               Opinion and Consent of Rhonda S. Malone, Esq. as to the legality of the securities registered, filed herewith.

10.         Consent of Independent Registered Public Accounting Firm, filed herewith.

11.         Not applicable.

12.         Not applicable.

13.         Powers of Attorney of each member of the Board of Directors of The Western and Southern Life Insurance Company (WSLIC), specifically John F. Barrett, Jo Ann Davidson, Eugene P. Ruehlmann, George H. Walker, III, and Thomas L. Williams, each dated March 9, 2010, James N. Clark dated March 5, 2010 and Donald A Bliss dated March 12, 2010, filed herewith.

14.         Guarantee from WSLIC to the policy holders of National Integrity.  Incorporated by reference to Exhibit 99.14 to Registrant’s Post-Effective Amendment No. 22 to registration statement on Form N-4 (File No. 033-51126), filed April 20, 2007.

Item 25.       Directors and Officers of the Depositor

The names and principal business addresses* of the directors and officers of, and their positions with the Depositor, are as follows:

Directors:

John F. Barrett	Director, Chairman of the Board
Edward J. Babbitt	Director, Secretary
Jill T. McGruder(1)	Director, President and Chief Executive Officer
John R. Lindholm(2)	Director
Robert L. Walker	Director
Donald J. Wuebbling	Director
Daniel J. Downing(3)	Director, Vice President
Dale Patrick Hennie(4)	Director
Eric C. Fast(5)	Director
Cameron F. MacRae III(6)	Director
Newton Phelps Stokes Merrill(7)	Director
George R. Bunn Jr.(8)	Director

2

Officers:

John F. Barrett	Director, Chairman of the Board
Jill T. McGruder(1)	Director, President and Chief Executive Officer
Nicholas P. Sargen(1)	Senior Vice President and Chief Investment Officer
Clint D. Gibler	Senior Vice President and Chief Information Officer
Edward J. Haines(1)	Senior Vice President
Kevin L. Howard	Senior Vice President and General Counsel
Constance M. Maccarone	Senior Vice President
Nora E. Moushey	Senior Vice President and Chief Actuary
Mark Caner	Senior Vice President
Scott W. Edblom	Vice President
Terrie A. Wiedenheft	Vice President
John P. Ciprio(3)	Vice President
Daniel J. Downing(3)	Vice President
Brian A. Eichhold	Vice President
Daniel W. Harris	Vice President
D. Todd Henderson	Vice President and Chief Risk Officer
Bradley J. Hunkler	Vice President and Controller
Phillip E. King	Vice President and Auditor
Paul M. Kruth(1)	Vice President
Michael R. Moser	Vice President and Chief Compliance Officer
Denise L. Sparks	Vice President
Richard K. Taulbee	Vice President
James J. Vance(1)	Vice President and Treasurer
Patricia J. Wilson(1)	Vice President
Donald P. Myers	Assistant Vice President
Stephen G. Hussey	Assistant Vice President
Andrew P. Shull	Assistant Vice President
Gerald J. Ulland	Assistant Vice President
Michael W. Collier	Manager, Financial Services
Marvin J. Cox, Jr.	Manager, New Business
Edward J. Babbitt	Secretary
Thomas M. Barth	Assistant Treasurer
Douglas B. Perry(1)	Assistant Treasurer
Cheryl J. Stotts	Assistant Treasurer
Timothy D. Speed	Assistant Treasurer
Sharon Cummings(1)	Licensing Officer
Brenda L. Baker(1)	Manager, Licensing
Dawn M. Baca-Travis(3)	Assistant Manager

*The principal business address for the above is 400 Broadway, Cincinnati, Ohio 45202, unless otherwise noted.

(1) Principal Business Address: 303 Broadway, Cincinnati, Ohio 45202

(2) Principal Business Address: 101 South Fifth Street, Suite 3130 Louisville, KY 40202

(3) Principal Business Address: 15 Matthews Street, Goshen, New York 10924

(4) Principal Business Address: 990 Hickoryview Drive, Cincinnati, OH 45233

(5) Principal Business Address: 100 First Stamford Place, Stamford, Connecticut 06902

(6) Principal Business Address: 125 West 55th Street, New York, NY 10019

(7) Principal Business Address: 262 Central Park West, Apt. 12B, New York, NY 10024

(8) Principal Business Address: 126 East 56th Street, 12th Floor, New York, NY 10022-3584

Item 26.                     Persons Controlled by or Under Common Control with National Integrity or Registrant

Affiliate	State	Entity	Ownership	Type of Business
506 Phelps Holdings, LLC	Ohio	LLC	98% owned by WSLIC and 2% owned by Eagle Realty Investments, Inc.	real estate

3

Affiliate	State	Entity	Ownership	Type of Business
Airport Exchange Hotel Partners	Kentucky	General Partnership	74% owned by WS Airport Exchange GP, LLC; 1% owned by Eagle Realty Investments, Inc. (ERI)	owns/operates real estate
AMLIWS Summit Ridge, LLC	Missouri	LLC	74% owned by WSLIC, 1% owned by Eagle	owns/operates real estate
Autumn Village Apartments, LLC	Georgia	LLC	100% owned by Country Place Associates	real estate
Axis Perimeter Center GP, LLC	Ohio	LLC	100% owned by Eagle Realty Investments, Inc.	real estate
Baton Rouge Cottages Investor, LLC	Ohio	LLC	100% owned by Baton Rouge Housing Holdings, LLC	real estate
Baton Rouge Housing Holdings, LLC	Ohio	LLC	98% owned by WSLIC and 2% owned by Eagle Realty Investments, Inc.	real estate
Buckeye Venture Partners, LLC	Ohio	LLC	60% owned by Fort Washington Investment Advisors, Inc. (FWIA); 40% owned by Peppertree Partners, LLC	private equity fund management
BVP NEO, LLC	Ohio	LLC	100% owned by Fort Washington Investment Advisors, Inc.	private equity fund management
Capital Analysts Incorporated	Delaware	Corporation	100% owned by Columbus Life Insurance Company (CLIC)	securities broker-dealer and registered investment advisor
Carmel Holdings, LLC	Ohio	LLC	49% owned by W&S Real Estate Holdings, LLC; 1% owned by ERI	real estate
Carmel Hotel Investor, LLC	Ohio	LLC	100% owned by Carmel Holdings, LLC	real estate
Carmel Hotel, LLC	Indiana	LLC	74% owned by Carmel Hotel Investor, LLC; 1% owned by ERI	owns/operates real estate
Carmenere, LLC	Texas	LLC	100% owned by North Braeswood Meritage Holdings, LLC	real estate
Carthage Senior Housing, Ltd.	Ohio	LLC	98% owned by W&S Real Estate Holdings, LLC; 1% owned by ERI	owns/operates real estate
CDC-Baton Rouge, LLC	Alabama	LLC	59% owned by Baton Rouge Cottages Investor, LLC	real estate ownership entities
Centreport Hotels LLC	Texas	LLC	75% owned by ERI	owns/operates real estate
Centreport Partners LP	Texas	Limited Partnership	25.25% owned by WSLIC; 49% owned by WSLR Dallas LLC, 1% owned by ERI	owns/operates real estate
Cleveland East Hotel, LLC	Ohio	LLC	74% owned by WSALD CEH, LLC; 1% owned by ERI	owns/operates real estate
CLIC Agency, Inc.	Ohio	Corporation	100% owned by Columbus Life Insurance Company	insurance agency
Columbus Life Insurance Company	Ohio	Corporation	100% owned by WSLIC	life insurance
Country Place Associates	Ohio	General Partnership	90% owned by WS Country Place GP, LLC; 10% owned by ERI	owns/operates real estate
Courtyard Nursing Care, LLC.	Ohio	LLC	100% owned by WSLAC	owns/operates real estate
Day Hill Road Land LLC	Connecticut	LLC	74% owned by W&S Real Estate Holdings, LLC and 1% owned by Eagle Realty Investments, Inc.	real estate ownership entities

4

Affiliate	State	Entity	Ownership	Type of Business
Dublin Hotel LLC	Ohio	LLC	25% owned by WSLIC, 49% owned by WSLR Columbus LLC, 1% owned by ERI	ownership and operation of real estate
Eagle Realty Group, LLC	Ohio	LLC	100% owned by W&S Operating Holdings, LLC	real estate holding company
Eagle Realty Investments, Inc. (ERI)	Ohio	Corporation	100% owned by Eagle Realty Group, LLC	real estate
Fort Washington Active Fixed Income LLC	Delaware	LLC	Managing Member Fort Washington Fixed Income LLC and investors include WSLIC	managing member for private fixed income fund
Fort Washington Capital Partners, LLC (FWCP)	Delaware	LLC	100% owned by FWIA	managing partner for numerous private equity funds
Fort Washington Fixed Income LLC	Delaware	LLC	100% owned by FWIA	private fixed income fund
Fort Washington High Yield Investors II, LLC	Delaware	LLC	managing member is FWCP	private fixed income fund
Fort Washington High Yield Investors LLC	Delaware	LLC	managing member is FWCP	private fixed income fund
Fort Washington Investment Advisors, Inc. (FWIA)	Ohio	Corporation	100% owned by W&S Operating Holdings, LLC	registered investment adviser
Fort Washington Private Equity Investors II, L.P.	Delaware	Limited Partnership	general partner is FWCP and investors include WSLIC	private equity fund
Fort Washington Private Equity Investors III, L.P.	Delaware	Limited Partnership	general partner is FWCP and investors include WSLIC	private equity fund
Fort Washington Private Equity Investors IV, L.P.	Delaware	Limited Partnership	general partner is FWCP and investors include WSLIC	private equity fund
Fort Washington Private Equity Investors V, L.P.	Delaware	Limited Partnership	general partner is FWPEI V GP, LLC and investors include WSLIC	private equity fund
Fort Washington Private Equity Investors V-B, L.P.	Delaware	Limited Partnership	general partner is FWPEI V GP, LLC and investors include WSLIC	private equity fund
Fort Washington Private Equity Investors VI, L.P.	Delaware	Limited Partnership	general partner is FWPEI VI GP, LLC and investors include WSLIC	private equity fund
Fort Washington Private Equity Investors VII, L.P.	Delaware	Limited Partnership	general partner is FWPEI VI GP, LLC and investors include WSLIC	private equity fund
Fort Washington Private Equity Investors V-VC, L.P.	Delaware	Limited Partnership	general partner is FWPEI V GP, LLC and investors include WSLIC	private equity fund
Fort Washington Private Equity Opportunities Fund II, L.P.	Delaware	Limited Partnership	General Partner is FWPEO II GP, LLC and WSLIC is an investor	private equity fund
Fort Washington Savings Company	Ohio	Corporation	100% owned by WSLIC	bank
FWPEI V GP, LLC	Delaware	LLC	100% owned by FWIA	general partner of the three private equity funds
FWPEI VI GP, LLC	Delaware	LLC	100% owned by FWIA	general partner of the three private equity funds
FWPEI VII GP, LLC	Delaware	LLC	100% owned by FWIA	general partner of Fund VII
FWPEO II GP, LLC	Delaware	LLC	100% owned by Fort Washington Investment Advisors, Inc.	private equity fund management

5

Affiliate	State	Entity	Ownership	Type of Business
Galveston Summerbrooke Apts., LLC	Texas	LLC	54% owned by Summerbrooke Apartments Investor, LLC; 1% owned by ERI	owns/operates real estate
Grelot Cody Apartments, LLC	Ohio	LLC	100% owned by Vinings Trace, LLC	real estate
GS Beach Club, LLC	Delaware	LLC	76.5% owned by Winkler Extension Apartments Investor, LLC	real estate
GS Yorktown Apartments, LP	Delaware	Limited Partnership	59% owned by YT Crossing Apartments Investor, LLC and 1% by Eagle Realty Investments, Inc.	real estate
IFS Agency Services, Inc.	Pennsylvania	Corporation	100% owned by IFS Financial Services, Inc.	insurance agency
IFS Agency, Inc.	Texas	Corporation	100% owned by IFS Financial Services, Inc.	insurance agency
IFS Financial Services, Inc. (IFS)	Ohio	Corporation	100% owned by Western-Southern Life Assurance Company (WSLAC)	development and marketing of financial products
IFS General Agency, Inc.	Pennsylvania	Corporation	100% owned by IFS Financial Services, Inc.	insurance agency
IFS Insurance Agency, Inc.	Ohio	Corporation	99% owned by IFS	insurance agency
Insurance Profillment Solutions, LLC	Ohio	LLC	100% owned by WSLIC	insurance marketing
Integrity Life Insurance Company	Ohio	Corporation	100% owned by WSLIC	Insurance Company
IR Mall Associates, Ltd.	Florida	Limited Partnership	49.50% owned by WSLIC	owns/operates real estate
IR Mall Company, L.C.	Florida	LLC	50% owned by ERI	owns/operates real estate
Kentucky Co-Investment Partners, L.P.	Delaware	Limited Partnership	general partner is FWCP	private equity fund
LaFrontera Hotel LLC	Texas	LLC	75% owned by ERI	owns/operates real estate
LaFrontera Lodging Partners LP	Texas	Limited Partnership	74.25% owned by W&S Real Estate Holdings, LLC	owns/operates real estate
Lookout Corporate Center	Ohio	Joint Venture	50% owned by WS Lookout GP, LLC	owns/operates real estate
Mallard Sherburn Apartments, LLC	Ohio	LLC	100% owned by WSLIC	real estate
Meritage Apartments Investors, LLC	Texas	LLC	100% owned by North Braeswood Meritage Holdings, LLC	real estate
Mission Club Apartments General Partnership	Florida	General Partnership	95.5% owned by WSLIC, 4.5% owned by ERI	owns/operates real estate
NEO Capital Fund, LP	Delaware	Limited Partnership	General Partner is BVP NEO, LLC	private equity fund
New Mexico Co-Investment Partners, L.P.	Delaware	Limited Partnership	general partner is FWCP	private equity fund
North Braeswood Meritage Holdings, LLC	Ohio	LLC	100% owned by WSLAC	real estate
North Pittsburgh Hotel LLC	Pennsylvania	LLC	74% owned by WSALD NPH, LLC; 1% owned by ERI	owns/operates real estate
Northeast Cincinnati Hotel	Ohio	LLC	25% owned by WSLIC, 49% owned by	owns/operates real estate

6

Affiliate	State	Entity	Ownership	Type of Business
LLC			WSLR Cincinnati LLC, 1% owned by ERI
OTR Housing Associates, L.P.	Ohio	Limited Partnership	98% owned by WSLIC; 1% owned by ERI	owns/operates real estate
OTR Redevelopment Group, LLC	Ohio	LLC	100% owned by OTR Walnut Housing, Ltd.	real estate
OTR Transitional Housing, L.P.	Ohio	Limited Partnership	99% owned by WSLIC	owns/operates real estate
OTR-Walnut Housing, Ltd.	Ohio	LLC	100% owned by ERI	owns/operates real estate
Park Avenue Lofts, LLC	Colorado	LLC	49% owned by Uptown Denver Investor, LLC; 1% owned by ERI	owns/operates real estate
Peppertree Fund II, LP	Delaware	Limited Partnership	General Partner is Peppertree Partners, LLC	private equity fund
Peppertree Fund, LP	Delaware	Limited Partnership	General Partner is Peppertree Partners, LLC	private equity fund
Peppertree Partners, LLC	Ohio	LLC	100% voting interest owned by Fort Washington Investment Advisors, Inc.	private equity fund management
Peppertree Special Venture Fund, LLC	Delaware	LLC	Managing Member is Peppertree Partners, LLC	private equity fund
Prairie Lakes Apartments Investor, LLC	Ohio	LLC	100% owned by Prairie Lakes Holdings, LLC	real estate
Prairie Lakes Apartments, LLC	Indiana	LLC	65% total WS affiliated ownership (64% by Prairie Lakes Apartments Investor, LLC and 1% by Eagle Realty Investments, Inc.)	real estate
Prairie Lakes Holdings, LLC	Ohio	LLC	98% owned by WSLIC and 2% owned by Eagle Realty Investments, Inc.	real estate
Queen City Square Development I, LLC	Ohio	LLC	100% owned by Eagle Realty Group, LLC	operation of real estate
Queen City Square, LLC	Ohio	LLC	100% owned by The Western and Southern Life Insurance Company (WSLIC)	owns/operates real estate
Race Street Development, Ltd.	Ohio	LLC	100% owned by W&S Real Estate Holdings, LLC	owns/operates real estate
Ridgegate Apartments Investor, LLC	Ohio	LLC	100% owned by Ridgegate Holdings, LLC	real estate
Ridgegate Commonwealth Apartments, LLC	Colorado	LLC	55% total WS affiliated ownership (44% by Ridgegate Apartments Investor, LLC and 1% by Eagle Realty Investments, Inc.)	real estate
Ridgegate Holdings, LLC	Ohio	LLC	98% owned by WSLIC and 2% owned by Eagle Realty Investments, Inc.	real estate
SBDC Management, LLC	California	LLC	100% owned by North Braeswood Meritage Holdings, LLC	real estate
Seasons Health Care Limited Partnership	Ohio	Limited Partnership	90% owned by WSLAC, 10% owned by Courtyard Nursing Care, LLC	owns/operates real estate
Sedona Apartments, LP	Texas	Limited Partnership	0.1% owned by Sedona Apts GP, LLC, 58.54% owned by Sedona Apartments Investors, L.P. and 41.36% owned by Meritage Apartments Investors, LLC	real estate

7

Affiliate	State	Entity	Ownership	Type of Business
Sedona Apts GP, LLC	Texas	LLC	100% owned by North Braeswood Meritage Holdings, LLC	real estate
Sedona Apts Investors L.P.	Texas	Limited Partnership	100% owned by North Braeswood Meritage Holdings, LLC	real estate
ServerVault Corp.	Delaware	Corporation	50% owned by WSLIC	technology
Seventh and Culvert Garage, LLC	Ohio	LLC	100% owned by W&S Real Estate Holdings, LLC	real estate
Shelbourne Campus Properties, LLC	Delaware	LLC	54% owned by Shelbourne Housing Investor, LLC; 1% owned by ERI	owns/operates real estate
Shelbourne Holdings, LLC	Ohio	LLC	98% owned by W&S Real Estate Holdings, LLC; 2% owned by ERI	ownership in real estate entity
Shelbourne Housing Investor, LLC	Ohio	LLC	100% owned by Shelbourne Holdings, LLC	ownership in real estate entity
Sixth and Race Development, LLC	Ohio	LLC	71% owned by Race Street Development, Ltd., 29% owned by ERI	owns/operates real estate
Skyport Hotel LLC	Kentucky	LLC	25% owned by WSLIC, 49% owned by WSLR Skyport LLC; 1% owned by ERI	owns/operates real estate
Summerbrooke Apartments Investor, LLC	Ohio	LLC	100% owned by Summerbrooke Holdings, LLC	ownership in real estate entity
Summerbrooke Holdings, LLC	Ohio	LLC	98% owned by W&S Real Estate Holdings, LLC; 2% owned by ERI	ownership in real estate entity
Sundance Hotel Investor, LLC	Ohio	LLC	100% owned by Sundance LaFrontera Holdings, LLC	real estate
Sundance Hotel, LLC	Texas	LLC	74% by Sundance Hotel Investor, LLC and 1% by Eagle Realty Investments, Inc.	real estate
Sundance LaFrontera Holdings, LLC	Ohio	LLC	98% by WSLIC and 2% owned by Eagle Realty Investments, Inc.	real estate
The Lafayette Life Insurance Company	Indiana	Corporation	100% owned by Western & Southern Financial Group, Inc. (WSFG)	insurance
The Ohio Capital Fund LLC	Ohio	LLC	Managed by Buckeye Venture Partners, LLC	state funded private equity fund
The Western and Southern Life Insurance Company (WSLIC)	Ohio	Corporation	100% owned by WSFG	insurance
Touchstone Advisors, Inc.	Ohio	Corporation	100% owned by IFS	registered investment adviser
Touchstone Securities, Inc.	Nebraska	Corporation	100% owned by WSLAC	securities broker-dealer
Tri-State Growth Capital Fund I, L.P.	Delaware	Limited Partnership	general partner is Tri-State Ventures, LLC and investors include WSLIC	private equity fund
Tri-State Growth Capital Fund II, L.P.	Delaware	Limited Partnership	general partner is Tri-State Ventures II, LLC and investors include WSLIC	private equity fund
Tri-State Ventures II, LLC	Delaware	LLC	100% owned by FWIA	private equity fund
Tri-State Ventures, LLC	Delaware	LLC	100% owned by FWIA	private equity fund
TSARR, LLC	Ohio	LLC	64% owned by WSACS RR LLC and 1% owned by Eagle Realty Investments, Inc.	real estate
Union Centre Hotel LLC	Ohio	LLC	25% owned by WSLIC; 49% owned by WSLR Union LLC; 1% owned by ERI	owns/operates real estate
Uptown Denver Apartment	Ohio	LLC	98% owned by W&S Real Estate	ownership in real estate

8

Affiliate	State	Entity	Ownership	Type of Business
Holdings, LLC			Holdings, LLC; 2% owned by ERI	entity
Uptown Denver Investor, LLC	Ohio	LLC	100% owned by Uptown Denver Apartment Holdings, LLC	ownership in real estate entity
Vinings Trace, LLC	Indiana	LLC	99% owned by WSLIC, 1% owned by ERI	owns/operates real estate
Vulcan Hotel LLC	Alabama	LLC	25% owned by WSLIC; 49% owned by WSLR Birmingham LLC; 1% owned by ERI	owns/operates real estate
W&S Brokerage Services, Inc.	Ohio	Corporation	100% owned by WSLAC	investment advisor and broker dealer
W&S Financial Group Distributors, Inc.	Ohio	Corporation	100% owned by IFS	insurance agency
W&S Operating Holdings, LLC	Ohio	LLC	100% owned by WSLIC	ownership of operating entities
W&S Real Estate Holdings, LLC	Ohio	LLC	100% owned by WSLIC	ownership of real estate entities
WestAd Inc.	Ohio	Corporation	100% owned by WSLIC	advertising and publishing
Western & Southern Agency Services, Inc.	Pennsylvania	Corporation	100% owned by WSLIC	insurance agency
Western & Southern Agency, Inc.	Ohio	Corporation	100% owned by WSLIC	insurance agency
Western & Southern Financial Fund Inc	Ohio	Corporation		charitable giving
Western & Southern Financial Group, Inc. (WSFG)	Ohio	Corporation	100% owned by WSMHC	holding company
Western & Southern Mutual Holding Company (WSMHC)	Ohio	Mutual Holding Company		Mutual insurance holding company
Western-Southern Life Assurance Company (WSLAC)	Ohio	Corporation	100% owned by WSLIC	Insurance
Windsor Hotel LLC	Connecticut	LLC	25% owned by WSLIC; 49% owned by WSLR Hartford LLC; 1% owned by ERI	owns/operates real estate
Winkler Extension Apartments Investor, LLC	Ohio	LLC	100% owned by a trust for Separate Account A	real estate
Wright Executive Hotel Limited Partners	Ohio	Limited Partnership	60.50% owned by WSLIC; 0.61% owned by WS Wright Hotel GP, LLC	owns/operates real estate
WS Airport Exchange GP, LLC	Ohio	LLC	100% owned by W&S Real Estate Holdings, LLC	owns/operates real estate
WS Country Place GP, LLC	Ohio	LLC	100% owned by W&S Real Estate Holdings, LLC	owns/operates real estate
WS Lookout JV, LLC	Ohio	LLC	100% owned by WSLIC	owns/operates real estate
WS Wright Hotel GP, LLC	Ohio	LLC	100% owned by WSLIC	owns/operates real estate
WSA Commons, LLC	Georgia	LLC	50% owned by WSLIC	owns/operates real estate
WSACS RR Holdings LLC	Ohio	LLC	50% owned by WSLIC	real estate
WSACS RR LLC	Ohio	LLC	100% owned by WSACS RR Holdings LLC	real estate
WSALD CEH, LLC	Ohio	LLC	50% owned by WSLIC	owns/operates real estate

9

Affiliate	State	Entity	Ownership	Type of Business
WSALD NPH, LLC	Ohio	LLC	50% owned by WSLIC; 1% owned by Eagle	owns/operates real estate
WSL Partners, L.P.	Delaware	Limited Partnership	general partner is FWCP and investors include WSLIC	private equity fund
WSLR Birmingham LLC	Ohio	LLC	100% owned by WSLR LLC	real estate
WSLR Cincinnati LLC	Ohio	LLC	100% owned by WSLR LLC	real estate
WSLR Columbus LLC	Ohio	LLC	100% owned by WSLR LLC	real estate
WSLR Dallas LLC	Ohio	LLC	100% owned by WSLR LLC	real estate
WSLR Hartford LLC	Ohio	LLC	100% owned by WSLR LLC	real estate
WSLR Holdings LLC	Delaware	LLC	24.49% owned by WSLIC	ownership of real estate entity
WSLR LLC	Delaware	LLC	100% owned by WSLR Holdings, LLC	ownership of real estate entities
WSLR Skyport LLC	Ohio	LLC	100% owned by WSLR LLC	real estate
WSLR Union LLC	Ohio	LLC	100% owned by WSLR LLC	real estate
YT Crossing Apartments Investor, LLC	Ohio	LLC	100% owned by YT Crossing Holdings, LLC	real estate ownership entities
YT Crossing Holdings, LLC	Ohio	LLC	98% by WSLIC and 2% owned by Eagle Realty Investments, Inc.	real estate ownership entities

Item 27.     Number of Contract Owners

As of November 16, 2010, there were 4,161 contract owners of Separate Account I of National Integrity, including qualified and non-qualified contracts.

Item 28.     Indemnification

National Integrity’s By-Laws provide, in Article VII, Section 7.1 provides:

To the extent permitted by the laws of the State of New York, subject to all applicable requirements thereof:

(a)  any person made or threatened to be made a party to any action or proceeding, whether civil or criminal, by reason of the fact that he, his testator, or intestate, is or was a director, officer, employee or incorporator of the Company shall be indemnified by the Company;

(b)  any person made or threatened to be made a party to any action or proceeding, whether civil or criminal, by reason of the fact that he, his testator or intestate serves or served any other organization on any capacity at the request of the Company may be indemnified by the Company; and

(c)  the related expenses of any such person in any other of said categories may be advanced by the Company.

Insofar as indemnification for liability arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

10

Item 29.     Principal Underwriters

(a)       Touchstone Securities, Inc. (Touchstone Securities) is the principal underwriter for Separate Account I of National Integrity Life Insurance Company.  Touchstone Securities also serves as an underwriter for Separate Account II of National Integrity Life Insurance Company, Separate Accounts I, II and VUL of Integrity Life Insurance Company, Western-Southern Life Assurance Company’s Separate Accounts 1 and 2, Columbus Life Insurance Company Separate Account I and for the shares of several series of Touchstone Variable Series Trust, Touchstone Strategic Trust, Touchstone Investment Trust, Touchstone Tax-Free Trust, Touchstone Institutional Funds Trust and Touchstone Funds Group Trust, each of which is affiliated with the Depositor.

(b)       The names and principal business addresses* of the officers and directors of, and their positions with, Touchstone Securities, Inc. are as follows:

Directors:
James N. Clark(1)	Director
Jill T. McGruder	Director
Donald J. Wuebbling(1)	Director

Officers:
Steven M. Graziano	President
Jill T. McGruder	Chief Executive Officer
Richard K. Taulbee(1)	Vice President
Patricia J. Wilson	Vice President
Brian E. Hirsch	Chief Compliance Officer
James J. Vance	Vice President and Treasurer
Terrie A. Wiedenheft	Chief Financial Officer
Douglas B. Perry(1)	Assistant Treasurer
Timothy D. Speed(1)	Assistant Treasurer
Cheryl J. Stotts(1)	Assistant Treasurer
Rhonda S. Malone(1)	Secretary

*The principal business address for the above is 303 Broadway, Cincinnati, Ohio 45202, unless otherwise noted.

(1) Principal Business Address: 400 Broadway, Cincinnati, Ohio 45202

(c)               Not applicable.

Item 30.       Location of Accounts and Records

The records required to be maintained by Section 31(a) of the Investment Company Act of 1940 and Rules 31a-1 to 31a-3 promulgated thereunder, are maintained by National Integrity at 400 Broadway, Cincinnati, Ohio 45202 or 15 Matthews Street, Suite 200, Goshen, New York 10924.

Item 31.       Management Services

There are currently no management-related services provided to the Registrant.

Item 32.       Undertakings

The Registrant hereby undertakes:

(a)          to file a post-effective amendment to this registration statement as frequently as is necessary to ensure that the audited financial statements of the Registrant, Depositor and Guarantor in the registration statement are never more than 16 months old for so long as payments under the variable annuity contracts may be accepted;

(b)         to include either (1) as part of any application to purchase a contract offered by the prospectus, a space that an applicant can check to request a Statement of Additional Information, or (2) a postcard or similar written communication affixed to or included in the prospectus that the applicant can remove to send for a Statement of Additional Information; and

(c)          to deliver any Statement of Additional Information and any financial statements required to be made available under this Form, including the WSLIC financial statements, promptly upon written or oral request.

(d)         to update the registration statement if WSLIC terminates its guarantee to National Integrity policy holders.

During any time there are insurance obligations outstanding and covered by its guarantee (Guarantee) issued by

11

WSLIC, filed as an exhibit to this registration statement, National Integrity hereby undertakes to provide notice to contract owners promptly after the happening of significant events related to the Guarantee.  These significant events include: (i) termination of the Guarantee that has a material adverse effect on the contract owner’s rights under the Guarantee; (ii) a default under the Guarantee that has a material adverse effect on the contract owner’s rights under the Guarantee; or (iii) the insolvency of WSLIC.

Pursuant to Section 26(f) of the Investment Company Act of 1940, as amended, National Integrity represents that the aggregate charges under the variable annuity contract described in this Registration Statement are reasonable in relation to the services rendered, the expenses expected to be incurred, and the risks assumed by National Integrity.

National Integrity represents that it recognizes the requirements of Section 17(h) of the Investment Company Act of 1940, specifically that it shall not protect or purport to protect any director or officer of the Registrant or Depositor against any liability to them or to their security holders to which he would otherwise be subject by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of his office.

12

SIGNATURES

As required by the Securities Act of 1933 and the Investment Company Act of 1940, the Registrant, the Depositor and the Guarantor, have duly caused this amendment to the Registration Statement to be signed on their behalf, in the City of Cincinnati and State of Ohio on this 8th day of December, 2010.

SEPARATE ACCOUNT I OF
NATIONAL INTEGRITY LIFE INSURANCE COMPANY
(Registrant)

By: National Integrity Life Insurance Company
(Depositor)

By:	/s/ Jill T. McGruder
Jill T. McGruder, President and CEO

NATIONAL INTEGRITY LIFE INSURANCE COMPANY
(Depositor)

By:	/s/ Jill T. McGruder
Jill T. McGruder, President and CEO

THE WESTERN AND SOUTHERN LIFE INSURANCE COMPANY
(Guarantor)

By:	/s/ John F. Barrett
John F. Barrett, Chairman, President and CEO

SIGNATURES

As required by the Securities Act of 1933 and the Investment Company Act of 1940, the Depositor has duly caused this amendment to the Registration Statement to be signed on its behalf, in the City of Cincinnati and State of Ohio on this 8th day of December 2010.

NATIONAL INTEGRITY LIFE INSURANCE COMPANY
(Depositor)

By:	/s/ Jill T. McGruder
Jill T. McGruder, President and CEO

The following persons, in the capacities and on the dates indicated, have signed this Registration Statement as required by the Securities Act of 1933:

PRINCIPAL EXECUTIVE OFFICER:	/s/ Jill T. McGruder
Jill T. McGruder, President and CEO
December 8, 2010

PRINCIPAL FINANCIAL OFFICER:	/s/ Bradley J. Hunkler
Bradley J. Hunkler, Vice President and Comptroller
December 8, 2010

PRINCIPAL ACCOUNTING OFFICER:	/s/ Bradley J. Hunkler
Bradley J. Hunkler, Vice President and Comptroller
December 8, 2010

DIRECTORS:

/s/ John F. Barrett	/s/ Jill T. McGruder

John F. Barrett	Jill T. McGruder
December 8, 2010	December 8, 2010

/s/ Edward J. Babbitt	/s/ Robert L. Walker

Edward J. Babbitt	Robert L. Walker
December 8, 2010	December 8, 2010

/s/ Daniel J. Downing	/s/ Donald J. Wuebbling

Daniel J. Downing	Donald J. Wuebbling
December 8, 2010	December 8, 2010

/s/ John R. Lindholm

John R. Lindholm
December 8, 2010

SIGNATURES

As required by the Securities Act of 1933 and the Investment Company Act of 1940, the Guarantor has duly caused this amendment to the Registration Statement to be signed on its behalf, in the City of Cincinnati and State of Ohio on this 8th day of December, 2010.

THE WESTERN AND SOUTHERN LIFE INSURANCE COMPANY
(Guarantor)

By:	/s/ John F. Barrett
John F. Barrett, Chairman, President and CEO

PRINCIPAL EXECUTIVE OFFICER:	/s/ John F. Barrett
John F. Barrett, Chairman, President and CEO
December 8, 2010

PRINCIPAL FINANCIAL OFFICER:	/s/ Robert L. Walker
Robert L. Walker, Senior Vice President and Chief Financial Officer
December 8, 2010

PRINCIPAL ACCOUNTING OFFICER:	/s/ Robert L. Walker
Robert L. Walker, Senior Vice President and Chief Financial Officer
December 8, 2010

DIRECTORS:

/s/ John F. Barrett	/s/ Bradley J. Hunkler

John F. Barrett	Bradley J. Hunkler, Attorney-in-Fact for
December 8, 2010	Eugene P. Ruehlmann
December 8, 2010

/s/ Bradley J. Hunkler	/s/ Bradley J. Hunkler

Bradley J. Hunkler, Attorney-in-Fact for	Bradley J. Hunkler, Attorney-in-Fact for
Donald A. Bliss	George H. Walker, III
December 8, 2010	December 8, 2010

/s/ Bradley J. Hunkler	/s/ Bradley J. Hunkler

Bradley J. Hunkler, Attorney-in-Fact for	Bradley J. Hunkler, Attorney-in-Fact for
James N. Clark	Thomas L. Williams
December 8, 2010	December 8, 2010

/s/ Bradley J. Hunkler

Bradley J. Hunkler, Attorney-in-Fact for
Jo Ann Davidson
December 8, 2010